SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]      Preliminary Proxy Statement

[_]      Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[_]      Definitive Proxy Statement

[_]      Definitive Additional Materials

[_]      Soliciting Material Pursuant to Rule 14a-12

CNL HOSPITALITY PROPERTIES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[_]	No fee required.

[X]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, $.01 par value, of CNL Hospitality Properties, Inc. (“Common Shares”).

(2)	Aggregate number of securities to which transaction applies:

Up to 29,700,000 shares of Common Shares.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Pursuant to Rules 14a-6(i)(1) and 0-11(a)(4) and (c)(1) under the Exchange Act, a fee of $59,400 has been paid herewith, which is equal to 1/50th of 1% of the book value of all of the outstanding equity shares of CNL Hospitality Corp. as of May 7, 2004.

(4)	Proposed maximum aggregate value of transaction:

$297,000,000

(5)	Total fee paid:

$59,400

[_]	Fee paid previously with preliminary materials:

[_]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

CNL HOSPITALITY PROPERTIES, INC.
CNL Center at City Commons
450 South Orange Avenue

Orlando, Florida 32801
[                   ], 2004

     To Our Stockholders:

     You are cordially invited to attend the Annual Meeting of Stockholders of CNL Hospitality Properties, Inc. to be held on [   ,] 2004, at 11:00 a.m., Eastern time, at CNL Center at City Commons, 450 South Orange Avenue, Orlando, Florida. Our directors and officers look forward to greeting you personally. Enclosed for your review are the proxy card, proxy statement, notice setting forth the business to come before the Annual Meeting and our 2003 Annual Report.

     As you know, we are required to list our common shares on a national securities exchange or over-the-counter market by December 31, 2007, or else liquidate in an orderly fashion. Since our inception, our common shares have not been listed on any national securities exchange or U.S. inter-dealer quotation system, and there has been no established trading market for our common shares. We have been evaluating, with the help of independent financial advisors, not only whether to list or liquidate, but also other alternatives, such as engaging in a sixth continuous “best efforts” offering and using the proceeds to invest in additional properties, or acquiring or merging with another real estate company. After due deliberation and consideration of relevant factors, our Board of Directors (“Board”) determined that it would be in our best interests to engage in a firm commitment underwritten offering of additional common shares and preferred shares (the “Underwritten Offering”) and to list those common shares and preferred shares, together with the existing outstanding common shares, on the New York Stock Exchange, Inc. (the “NYSE”). It is intended that certain of our financial advisors also will act as underwriters in the Underwritten Offering. If, because of market or other reasons the Underwritten Offering and related listing do not proceed, we still may proceed to list our securities on the NYSE (“Listing”). Regardless of whether we successfully complete our Underwritten Offering and Listing, we believe it would be advisable to authorize additional common shares and preferred shares to give us additional flexibility in connection with possible future equity offerings and acquisitions. Those additional shares could be included in the Underwritten Offering or, if that offering is not consummated, the additional common shares could be offered in a sixth best efforts public offering, similar to the five prior best efforts public offerings which we have conducted.

     In connection with our possible Listing and Underwritten Offering, we believe that it is important to be a self-advised real estate investment trust (“REIT”). Listed public lodging REIT’s are predominantly self-advised, and we believe that public equity investors and market analysts could view us less favorably once our shares are listed if we remain externally advised, rather than becoming a self-advised REIT. We believe this unfavorable perception could make it difficult for us to successfully raise further equity capital in the public securities markets after Listing. We presently are advised day-to-day by our external advisor, CNL Hospitality Corp. (the “Advisor”), subject to the review of our Board, and we presently do not have any of our own employees. We have determined that a merger of the Advisor with and into a wholly owned subsidiary of ours (“Merger”) would be beneficial in our Underwritten Offering and Listing. Certain of our directors also serve on the board of directors of the Advisor, and certain members of our Board and our executive officers, directly or indirectly, hold shares of the capital stock of the Advisor that, in the aggregate, constitutes a majority of the outstanding capital stock of the Advisor. These relationships result in such Board members having interests in the Merger that potentially conflict with our interests. Accordingly, our Board formed a special committee consisting of three of our independent directors, as defined by NYSE guidelines (the “Special Committee”), to analyze, consider and negotiate the terms of the Merger and to make a recommendation to our entire Board as to whether or not to adopt the Merger Agreement and pursue the Merger and the other transactions expressly contemplated by the Merger Agreement. In doing so, the Special Committee engaged and consulted with its own legal and financial advisors, received certain written information and analyses and considered a variety of factors which are more fully described in the accompanying proxy statement. In addition, the Special Committee received the written opinion of Lehman Brothers Inc. (“Lehman Brothers”) that, as of April 29, 2004, and based upon and subject to certain matters stated therein, the consideration to be paid by us in the Merger is fair, from a financial point of view, to us (the “Lehman Brothers Opinion”). In addition, if the Merger is consummated, an omnibus incentive compensation plan of the type we are proposing would allow us to appropriately compensate our employees, officers and directors.

     In connection with our Listing and the Merger, we also are proposing to amend and restate our amended and restated articles of incorporation (the “Articles”) to reflect that we will be internally advised and to conform more closely with the articles of incorporation of other REITs whose securities are publicly traded and listed on a national securities exchange or quoted on a U.S. inter-dealer quotation system (“Listed REITs”).

     Accordingly, at this year’s Annual Meeting, in addition to the election of nine nominees to our Board, you are being asked to consider and vote on the following five additional proposals:

•	A proposal to approve the Merger of the Advisor with and into CNL Hospitality Properties Acquisition Corp., a wholly owned subsidiary of ours (the “Merger Proposal”). Under the direction of our Board, the Advisor presently has responsibility for our day-to-day operations, including investment analysis, acquisitions, financing development, due diligence, asset management, and certain administrative services such as financial, tax and regulatory compliance reporting. In the Merger, all of the outstanding shares of capital stock of the Advisor will be exchanged for a total Merger consideration of $297 million, comprised of approximately $267.3 million of our common shares and approximately $29.7 million in cash (the “Merger Consideration”). In addition, in connection with the Merger, we will assume and repay a note issued by the Advisor to Five Arrows Realty Securities II, LLC in the amount of approximately $10.98 million. As a result of the Merger, our officers, directors and affiliates who each own interests in the Advisor will receive our common shares and no cash. Upon completion of the Merger, the Advisor will become our wholly-owned subsidiary, and the Advisor’s officers and other employees will become our employees. As a result, we will become a self-advised REIT.

Certain of our officers and directors and their affiliates collectively own, directly or indirectly, 90% of the outstanding capital stock of Advisor and will receive, directly or indirectly, an aggregate of 25.5 million shares of our common shares in the Merger. These officers and directors have agreed to abstain from voting any common shares they own or control with respect to the Merger Proposal. Even if approved by our stockholders, this Merger Proposal will not be implemented unless Listing occurs and other conditions to the Merger are satisfied. Certain of these conditions may be waived by us in our sole discretion. If approved, the Authorized Shares Proposal will be implemented regardless of whether the other proposals being considered at the 2004 Annual Meeting are approved by our stockholders.

•	A proposal to approve an amendment to our Articles to increase the number of authorized equity shares from 516,000,000 shares (consisting of 450,000,000 common shares, 3,000,000 preferred shares and 63,000,000 excess shares) to 1,225,000,000 shares

2

(consisting of 1,000,000,000 common shares, 25,000,000 preferred shares and 200,000,000 excess shares) (the “Authorized Shares Proposal”). If approved, the Authorized Shares Proposal will be implemented regardless of whether the other proposals being considered at the 2004 Annual Meeting are approved by our stockholders.

•	A proposal to approve an amendment and restatement of our Articles (the “Charter Amendment Proposal”) to modify certain provisions to reflect that we have become internally advised and to conform more closely to the articles of incorporation of Listed REITs. Even if approved by our stockholders, this proposal will not be implemented unless the Merger occurs.

•	A proposal to approve an amendment to the Articles to effect a one-for-two reverse stock split. Even if approved by our stockholders, this proposal will not be implemented unless our Listing occurs.

•	A proposal to approve and adopt our 2004 Omnibus Long-Term Incentive Plan. If approved, this proposal will be implemented regardless of whether the other proposals being considered at the 2004 Annual Meeting are approved by our stockholders.

     The Merger Proposal, as well as certain potential conflicts of interests that may exist in light of the affiliation between us and the Advisor, and each of the other proposals described above, are more completely described in the accompanying proxy statement. We urge you to carefully review the proxy statement and accompanying appendices, which discuss each of the proposals in more detail. A copy of the Merger Agreement and of the Lehman Brothers Opinion are attached as Appendices A and B, respectively, to the accompanying proxy statement.

     Our Board recommends that you vote “FOR” each of the proposals to be considered and voted on at the Annual Meeting.

     Your vote is very important. Regardless of the number of our shares you own, it is very important that your shares be represented at our Annual Meeting. This year, you may authorize your proxy over the Internet, as well as by telephone or by mailing a proxy card. Authorizing your proxy over the Internet, by telephone, or by written proxy will ensure your representation at the Annual Meeting if you choose not to attend in person. Please complete the proxy card and return it in the accompanied postage-paid envelope or grant your proxy by telephone or over the Internet, even if you plan to attend the Annual Meeting. If you attend the Annual Meeting in person, you may, if you wish, withdraw your proxy and vote in person.

Sincerely,

James M. Seneff, Jr.	Thomas J. Hutchison III
Chairman of the Board	Chief Executive Officer

     Questions and requests for assistance in voting your shares may be directed to [   ], which is assisting us with the solicitation of proxies, toll free at (800)    -   .

3

CNL HOSPITALITY PROPERTIES, INC.
CNL Center at City Commons
450 South Orange Avenue

Orlando, Florida 32801
Notice of Annual Meeting of Stockholders and Proxy Statement
Annual Meeting to be Held on [__________ __], 2004

To Our Stockholders:

     Notice is hereby given that the 2004 Annual Meeting of Stockholders of CNL Hospitality Properties, Inc., a Maryland corporation, will be held at CNL Center at City Commons, 450 South Orange Avenue, Orlando, Florida 32801 on [   ], 2004, at 11:00 a.m., Eastern time, for the following purposes:

1.	To elect nine nominees to our board of directors to hold office until the 2005 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified;

2.	To consider and vote upon a proposal to approve the merger of CNL Hospitality Corp. (the “Advisor”) with and into CNL Hospitality Properties Acquisition Corp., our wholly-owned subsidiary (“Acquisition Sub”), pursuant to an Agreement and Plan of Merger dated as of April 29, 2004, by and among us, Acquisition Sub, the Advisor, the stockholders of the Advisor identified therein, and CNL Financial Group, Inc.;

3.	To consider and vote upon a proposal to approve an amendment to our Amended and Restated Articles of Incorporation (the “Articles”) to increase the number of authorized equity shares from 516,000,000 shares (consisting of 450,000,000 common shares, 3,000,000 preferred shares and 63,000,000 excess shares) to 1,225,000,000 shares (consisting of 1,000,000,000 common shares, 25,000,000 preferred shares and 200,000,000 excess shares);

4.	To consider and vote upon a proposal to approve an amendment and restatement of the Articles to modify certain provisions to reflect that we have become internally advised and to conform more closely to the articles of incorporation of real estate investment trusts whose securities are publicly traded and listed on the New York Stock Exchange, Inc. (the “Charter Amendment Proposal”);

5.	To consider and vote upon a proposal to approve an amendment to the Articles to effect a one-for-two reverse stock split (the “Reverse Stock Split Proposal”);

6.	To consider and vote upon a proposal to approve and adopt our 2004 Omnibus Long-Term Incentive Plan; and

7.	To consider and act on any other matters that properly may be presented at the Annual Meeting or any adjournment or postponement of the Annual Meeting, including proposals to adjourn the Annual Meeting with respect to proposals for which insufficient votes to approve were cast; and, with respect to such proposals, to permit further solicitation of proxies by our board of directors.

     These items of business are described for you in detail in the accompanying proxy statement. We encourage you to read the proxy statement carefully and in its entirety. Only holders of record of our common shares at the close of business on [   ], 2004 will be entitled to receive notice of, and to vote at, the Annual Meeting or at any adjournment or postponement thereof.

     Stockholders are cordially invited to attend the Annual Meeting in person. All stockholders, whether or not they plan to attend the Annual Meeting, are requested to complete, date and sign the enclosed proxy card and return it promptly in the envelope provided. You may also grant your proxy by telephone or via the Internet by following the instructions on the proxy card. It is important that your shares be voted. By returning your proxy promptly, you can help us avoid additional expenses by helping to ensure that a quorum is met so the Annual Meeting can be held. If you decide to attend the Annual Meeting, you may revoke your proxy and vote your common shares in person.

By Order of the Board of Directors,

C. Brian Strickland
Corporate Secretary
[ ], 2004
Orlando, Florida

IF YOU DO NOT VOTE TO APPROVE THE CHARTER AMENDMENT PROPOSAL, YOU HAVE THE RIGHT TO EXERCISE RIGHTS OF APPRAISAL UNDER THE MARYLAND GENERAL CORPORATION LAW AFFECTING SECTION    AND OBTAIN THE “FAIR VALUE” OF YOUR SHARES OF OUR COMMON SHARES, PROVIDED THAT YOU COMPLY WITH THE CONDITIONS ESTABLISHED UNDER APPLICABLE MARYLAND LAW. FOR A DISCUSSION REGARDING YOUR APPRAISAL RIGHTS, SEE THE SECTION TITLED “SPECIAL FACTORS-APPRAISAL RIGHTS” IN THE ACCOMPANYING PROXY STATEMENT. ALSO APPENDIX    THERETO, WHICH SETS FORTH THE RELEVANT STATUTORY PROVISIONS.

2

CNL HOSPITALITY PROPERTIES, INC.
CNL Center at City Commons
450 South Orange Avenue
Orlando, Florida 32801

PROXY STATEMENT

General Information

     This proxy statement is furnished by our Board of Directors (“Board”) of CNL Hospitality Properties, Inc. in connection with the solicitation by our Board of proxies to be voted at the 2004 Annual Meeting of Stockholders to be held at 11:00 a.m., Eastern time, on [   ], 2004, at our offices located at CNL Center at City Commons, 450 South Orange Avenue, Orlando, Florida, and at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. Only holders of record of our common shares at the close of business on [   ], 2004 (the “Record Date”) will be entitled to receive notice of, and to vote at, the Annual Meeting. This proxy statement, the proxy card and the enclosed 2003 Annual Report are first being mailed on or about [   ], 2004, to stockholders of record as of the Record Date.

     As of the Record Date, [   ] of our common shares were outstanding and entitled to vote. Each common share entitles the holder thereof to one vote on each of the matters to be voted upon at the Annual Meeting. As of the Record Date, our executive officers and directors had the power to vote, as determined by the rules of the Securities and Exchange Commission (the “SEC”), approximately [   ]% of our outstanding common shares. However, with respect to the Merger Proposal described below, certain of our officers and directors who also are stockholders and who may have interests in the Merger that are different from, and may potentially conflict with, those of other stockholders, will abstain from voting on the Merger Proposal.

Proxy and Voting Procedures

     Any proxy, if received in time, properly signed and not revoked, will be voted at the Annual Meeting in accordance with the directions of the stockholder. If no directions are specified, the proxy will be voted FOR:

•	the election of each of the nine directors of our company to hold office until the 2005 Annual Meeting of Stockholders until their respective successors are duly elected and qualified (the “Director Proposal”),

•	the approval of the merger (the “Merger”) of CNL Hospitality Corp. (the “Advisor”) with and into CNL Hospitality Properties Acquisition Corp., wholly-owned subsidiary (“Acquisition Sub”), pursuant to an Agreement and Plan of Merger dated as of April 29, 2004, by and among us, Acquisition Sub, the Advisor, the stockholders of the Advisor identified therein, and CNL Financial Group, Inc. (“CFG”) (the “Merger Proposal”),

•	the approval of an amendment to our Amended and Restated Articles of Incorporation (the “Articles”) to increase the number of authorized equity shares from 516,000,000 shares (consisting of 450,000,000 common shares, 3,000,000 preferred shares and 63,000,000 excess shares) to [1,225],000,000 shares (consisting of [1,000],000,000

3

common shares [25],000,000 preferred shares and [200],000,000 excess shares) (the “Authorized Shares Proposal”),

•	the approval of an amendment and restatement of the Articles (the “Charter Amendment Proposal”) to modify certain provisions to reflect that we have become internally advised and to conform more closely to the articles of incorporation of real estate investment trusts (“REITs”) whose securities are publicly traded and listed (“Listed REITs”) on the New York Stock Exchange, Inc. (“NYSE”),

•	the approval of an amendment to the Articles to effect a one-for-two reverse stock split (the “Reverse Stock Split Proposal”),

•	the approval and adoption of our 2004 Omnibus Long-Term Incentive Plan (the “Incentive Plan Proposal”), and

•	any other matters that properly may be presented at the Annual Meeting or any adjournment or postponement of the Annual Meeting, including proposals to adjourn the Annual Meeting with respect to proposals for which insufficient votes to approve were cast; and, with respect to such proposals, to permit further solicitation of proxies by the Board.

     Under Maryland law and the Articles, holders of our common shares will not be entitled to rights of appraisal in connection with the Merger, and accordingly, to the extent you object to the Merger Proposal, you will not have the right to have a court judicially determine, and you will not receive, fair value for your common shares under those provisions of Maryland law governing appraisal rights. Under Maryland law, holders of our common shares will be entitled to rights of appraisal in connection with the Charter Amendment Proposal. Accordingly, to the extent you object to the Charter Amendment Proposal, you will have the right to have a court judicially determine, and you will receive, the fair value for your common shares under the relevant statutory provisions.

Proxies

     Any stockholder giving a proxy has the power to revoke it at any time before votes at the Annual Meeting are tabulated. A proxy may be revoked with respect to any proposal at any time before votes at the Annual Meeting are tabulated for that proposal (1) by delivery of a written statement to our corporate secretary stating that the proxy is revoked, (2) by completing and executing a new proxy card that is dated later than the date of the prior proxy card and delivering it to our corporate secretary at or prior to the Annual Meeting, or (3) by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, in and of itself, constitute revocation of a proxy.

     A proxy card is enclosed for your use. The proxy card contains instructions for responding either by telephone, by Internet or by mail. Votes cast in person or by proxy at the Annual Meeting will be tabulated and a determination will be made as to whether or not a quorum is present. We will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence or absence of a quorum. With respect to those matters which require approval by a majority or other percentage of the votes entitled to be cast (i.e., the Authorized Shares Proposal, the Charter Amendment Proposal or the Reverse Stock Split Proposal) the various charter amendments), abstentions will have the effect of a vote cast against the proposal. With respect to the Merger, abstentions will have no effect, provided that the total vote cast represents over 50% of the shares entitled to vote. If the total vote cast represents less than 50% of the shares entitled to vote, abstentions will have the effect of a vote against the Merger. [If a broker returns an executed proxy, but crosses out matters as to which the broker

2

is not permitted to vote, then the holder is present for quorum purposes, and the effect on the vote depends upon whether the vote requirement is a majority of the votes cast (no effect) or a majority or other percentage of the votes entitled to be cast (effect of a vote against).] If the broker returns a properly executed proxy, but does not vote and does not abstain, the shares represented by such proxy will be considered present for quorum purposes and such shares may be voted in the proxy holder’s discretion. The presence, in person or by proxy, of stockholders entitled to cast at least 50% of the votes entitled to be cast by all stockholders will constitute a quorum for the transaction of business at the Annual Meeting. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the Annual Meeting who will determine whether or not a quorum is present.

     Our Annual Meeting may be adjourned with respect to proposals for which insufficient votes to approve were cast. With respect to these proposals, our Board may continue to solicit proxies.

Solicitation Expenses

     Solicitation of proxies will be primarily by mail. However, certain of our directors and officers and certain officers and directors of CNL Investment Company and CNL Securities Corp., and other affiliates of our company or the Advisor, also may solicit proxies by telephone, Internet or in person. We will pay all of the expenses incurred in connection with the solicitation of proxies, including preparing, assembling, printing and mailing of the materials used in the solicitation of proxies. We may make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward soliciting materials, at our expense, to the beneficial owners of common shares held of record by such persons.

     In addition, we have engaged, a professional proxy solicitation firm, to aid in the solicitation of proxies at a fee estimated to be approximately $[   ] plus reimbursement of reasonable out-of-pocket expenses. We have agreed to indemnify such proxy solicitation firm against certain liabilities that it may incur arising out of the services it provides in connection with the Annual Meeting.

Where to Obtain More Information

     The mailing address of our principal executive offices is CNL Center at City Commons, 450 South Orange Avenue, Orlando, Florida 32801. A notice of revocation of a proxy should be sent to the attention of our corporate secretary at this address.

     We make available free of charge on or through our Internet web site (http://www.[   ].com) our Annual Report on Form 10-K, as amended, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and, if applicable, amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

     We will furnish, without charge, a copy of our Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2003, as filed with the SEC, without the accompanying Exhibits, to our stockholders upon written request sent to our corporate secretary, C. Brian Strickland, at the address of our principal executive offices set forth above. Each such request must set forth a good faith representation that as of the Record Date, the person making the request was the beneficial owner of our common shares.

3

Annual Report

     A copy of our Annual Report to Stockholders for the year ended December 31, 2003 accompanies this proxy statement.

Important Note

     No person is authorized to make any representation with respect to the matters described in this proxy statement other than those contained herein and, if given or made, such representation must not be relied upon as having been authorized by our company, the Advisor or any other person or entity. This proxy statement provides you with detailed information about the proposals to be considered and voted upon at the Annual Meeting. The information in this proxy statement is current as of the date of this proxy statement. Stockholders are urged to carefully review this proxy statement, including the accompanying appendices, which discuss each of the proposals to be considered and voted upon at the Annual Meeting in more detail.

     See “Risk Factors” beginning on page [   ] for a discussion of certain factors which should be considered in evaluating the Merger Proposal.

The date of this proxy statement is [_________ __], 2004.

4

Questions and Answers About the Annual Meeting	1
Summary of the Merger	10
Selected Consolidated Financial Data
Management’s Discussion and Analysis of Financial Condition and Results of Operations
Comparative Per Share Data
Proposal I:Election of Directors	17
Nominees for Election to the Board of Directors	17
Executive Officers	21
Board Meetings During Fiscal Year 2003	23
Stockholder Communications	23
Committees of the Board of Directors	23
Audit Committee and Audit Committee Financial Expert	23
Audit Committee Report	24
Audit Fees	24
Pre-approval policies and procedures	25
Other Committees	25
Compensation Committee	26
Nominating and Corporate Governance Committee	26
Compensation Committee Interlocks and Insider Participation	26
Compensation of Directors and Executive Officers	27
Compensation of Directors	27
Executive Officer Compensation	27
Certain Relationships and Related Transactions	28
New Agreements with CNL-Affiliated Companies	30
Agreements with Executive Officers and Directors	31
Non-Competes, Etc	32
Section 16(a) Beneficial Ownership Reporting Compliance	33
Proposal II: The Merger Proposal	34
Our Company	34
The Advisor and the Advisory Agreement	34
Reasons for being Self-Advised	38
Background of the Merger Proposal; Proceedings of our Board and the Special Committee	39
Proceedings of the Special Committee and the Board	39
Recommendations of the Special Committee and the Board of Directors	44
Special Committee Recommendation	44
Board of Directors Recommendation	46
Opinion of the Financial Advisor	46
Description of the Merger	52
Employment Agreements, Non-Competes and other Protections	52
Indemnification Agreements	54
Covenant Not to Compete	56
Risks of the Merger to us and our Stockholders	57
Benefits to our Directors and Executive Officer	60
Resulting from the Merger	60
Common Share Ownership After the Merger	61
Consequences of Failure to Approve the Merger or if the Merger Otherwise Does Not Occur	62
Description of the Merger Agreement	.62

Certain Financial and Other Information Regarding the Merger	78
Regulatory Matters	80
No Appraisal Rights in Connection with the Merger	81
Vote Required to Approve the Merger Proposal	81
Proposal III:Approval of Amendment to our Articles of Incorporation to Increase the Authorized Equity Shares	82
Characteristics of Common Shares	83
Characteristics of Preferred Shares	83
Proposal IV: Approval of Amendments to our Company’s Articles of Incorporation to Modify Certain Provisions to Reflect That We Have Become Internally Advised and to Conform More Closely to the Articles of Incorporation of Listed REITs	86
Introduction	86
Amendments to Our Existing Articles to Reflect That We Will Become Internally Advised if the Merger is Approved	86
Miscellaneous Modifications	92
Conforming Changes and Other Ministerial Modifications	93
Vote Required	93
Explanation of Maryland Appraisal Rights Statute	94
Proposal V: Approval of 204 Omnibus Long-Term Incentive Plan	96
Summary of the 2004 Omnibus Long-Term Incentive Plan	96
Proposal VI: Approval of Amendment to the Articles to Effect a Reverse Stock Split .	100
Authorized Shares of Common Shares	100
Reasons for the Reverse Stock Split	101
Effect on Ownership by Individual Stockholders	101
Effect on Options, Warrants and Other Securities	101
Other Effects on Outstanding Shares	101
Procedure for Implementing the Proposed Reverse Stock Split and Exchange of Stock Certificates	102
Accounting and Reporting Consequences	102
Fractional Shares	102
No Appraisal Rights	103
United States Federal Income Tax Consequences of theReverse Stock Split	103
Market for Registrant’s Common Equity and Related Stockholder Matters	103
Certain Transactions	105
Independent Auditors	106
Other Matters	106
Proposals for next Annual Meeting	106
Available Information	106
Incorporation of Certain Information by Reference	106

F-___ Financial pages
Appendix A	Agreement and Plan of Merger
Appendix B	Lehman Brothers, Inc. fairness opinion

Appendix C-1	Form of Amended and Restated Articles of Incorporation
Appendix C-2	Form of Amended and Restated Articles of Incorporation Marked to Show changes
Appendix D	Form of 2004 Omnibus Long-Term Incentive Plan
Appendix E	Maryland General Corporation Law – Directors Rights

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

1. What am I being asked to vote on at the Annual Meeting?

     At the Annual Meeting, you are being asked to consider and vote upon the following matters:

•	the election of each of the nine nominees to our Board to hold office until the 2005 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified,

•	the approval of the Merger of the Advisor with and into Acquisition Sub, pursuant to the Merger Agreement,

•	the approval of an amendment to the Articles to increase the number of authorized equity shares from 516,000,000 shares (consisting of 450,000,000 common shares, 3,000,000 preferred shares and 63,000,000 excess shares) to 1,225,000,000 shares (consisting of 1,000,000,000 common shares, 25,000,000 preferred shares and 200,000,000 excess shares),

•	the approval of an amendment and restatement of the Articles to modify certain provisions to reflect that we have become internally advised and to conform more closely to the articles of incorporation of Listed REITs,

•	the approval of an amendment to the Articles to effect a one-for-two reverse stock split,

•	the approval and adoption of our 2004 Omnibus Long-Term Incentive Plan, and

•	any other matters that properly may be presented at the Annual Meeting or any adjournment or postponement of the Annual Meeting, including proposals to adjourn the Annual Meeting with respect to proposals for which insufficient votes to approve were cast; and, with respect to such proposals, to permit further solicitation of proxies by the Board.

2. Why has the Merger been proposed?

     Since our inception, our common shares have not been listed on any national securities exchange or quoted on a U.S. inter-dealer quotation system, and there has been no established trading market for our common shares. We are required to list our common shares on a national securities exchange or over-the-counter market by December 31, 2007, or else to liquidate in an orderly fashion. After due deliberation and consideration of relevant factors, our Board determined that it would be in our best interests to engage in a firm commitment underwritten offering (“Underwritten Offering”) of additional common shares and preferred shares. In connection with this Underwritten Offering, we have applied to have all of our outstanding common shares and preferred shares, including those offered in the Underwritten Offering, listed on the NYSE.

     While an externally advised structure made sense for our original operations, listed, public lodging REITS are predominantly self-advised. We believe that public equity investors and market analysts could view us less favorably once our shares are listed if we remain externally advised rather than becoming a self-advised REIT. We believe this unfavorable perception could make it difficult for us to successfully raise further equity capital in the public securities markets after Listing. If we are not able to raise more equity capital, our ability to grow could be severely hampered.

     Although there can be no assurance that the conversion to a self-advised structure would increase the market price of our stock, we believe that remaining externally-advised could have a negative effect on the price of our stock over the long term. In addition, by issuing our common shares to stockholders of the Advisor, we believe we will more directly better align such stockholders’ interests with those of our current stockholders.

     Therefore, we believe that, in connection with Listing and our Underwritten Offering, it is important to become a self-advised REIT. For additional reasons why the Merger has been proposed, please see “Proposal II—The Merger Proposal—Reasons for Self-Administration; Background of the Merger Proposal” and “—Recommendation of the Special Committee and our Board” in this proxy statement.

     All references to “Listing” will mean any listing on the NYSE, whether the listing occurs in connection with the Underwritten Offering or otherwise. However, even if the Listing occurs we cannot assure you that an active trading market for our common shares or our preferred shares will develop or, if developed, that any such market will be sustained.

3. Why don’t we simply terminate the Advisory Agreement with the Advisor and obtain another external advisor?

     Under the terms of the advisory agreement between us and the Advisor, dated as of April 1, 2004 (the “Advisory Agreement”), the Advisor has responsibility for our day-to-day operations, including locating, analyzing, structuring and negotiating investment opportunities for us, arranging for financing and refinancing, engaging third parties to perform services for us, administering our bookkeeping and accounting functions and providing other administrative services, serving as our consultant in connection with policy decisions to be made by our Board, providing asset management services with respect to our properties and rendering other services as our Board deems appropriate. Further, the Advisor provides us with key employees, a license to use the CNL tradename and other proprietary assets. We believe that the termination of the Advisory Agreement would cause a significant disruption to our business affairs. If we were to terminate such agreement we would need to identify and hire a full staff of employees to perform all of the services currently provided by the Advisor and it would likely require significant effort over a considerable period of time to fill all of these positions. Even if we were able to hire the necessary employees, there is no assurance that these employees would be as adept as the Advisor’s personnel. Moreover, they may lack the experience of having dealt with our company since inception, and likely would not have the close business relationships with our tenants or managers that the Advisor’s personnel have developed. We are unable to assess the impact of the loss of the use of the CNL tradename and other proprietary assets provided by the Advisor. By acquiring the Advisor, we would reduce any disruption to our business affairs, as the Advisor’s personnel will then become our employees. Furthermore, by issuing common shares to the stockholders of the Advisor in connection with the Merger, many of whom are also the Advisor’s personnel, we believe we will better better align such stockholders’ interests with those of our current stockholders.

     Although we have the right to terminate the Advisory Agreement upon 60 days written notice to the Advisor by a majority vote of our “Independent Directors” (defined in Question 6 below), if certain performance standards satisfactory to a majority of the Board, including a majority of our Independent Directors, have been met, the Advisor is entitled to receive a performance fee upon termination and will be entitled to receive upon termination all accrued but unpaid compensation and expense reimbursements in cash within 30 days of the termination date. Payment of this performance fee, which would be payable in twelve equal quarterly cash installments, would reduce the amount of funds that we have available for investment.

     For a detailed discussion concerning the Advisor and the Advisory Agreement, please see “Proposal II—The Merger Proposal—The Advisor and the Advisory Agreement” in this proxy statement.

4. What is the effect of the Merger?

     If the conditions to consummation of the Merger are satisfied, including approval of the Merger by our stockholders, Listing, and certain other conditions, some of which are waivable by us in our sole discretion, the Advisor will merge with and into Acquisition Sub, our wholly owned subsidiary, with Acquisition Sub as the surviving corporation (the “Surviving Corporation”) of such merger. As a result of the Merger, the Surviving Corporation will remain our wholly owned subsidiary and we will become a self-advised REIT. Accordingly, we no longer will pay any advisory or other fees under the Advisory Agreement. We will, however, pay fees under certain intercompany agreements that we will enter into with certain of our affiliates in connection with the Merger to be approved by the Special Committee. In addition, we will pay directly for the overhead that the Advisor incurred, prior to the Merger, in providing such services to us.

     In the Merger, all of the outstanding shares of capital stock of the Advisor will be exchanged for a total Merger consideration of $297 million, comprised of approximately $267.3 million, of our common shares and approximately $29.7 million in cash (the “Merger Consideration”). In addition, in connection with the Merger, we will assume and repay a note issued by the Advisor to Five Arrows Realty Securities II, LLC (“Five Arrows”) in the amount of approximately $10.98 million (the “Five Arrows Note”). Our officers, directors and their respective affiliates who own interests in the Advisor will receive our common shares and none of the cash. Upon consummation of the Merger, the Surviving Corporation, as the successor to the Advisor, will be our wholly-owned subsidiary, and the Advisor’s officers and other employees will become our employees. As a result, the Advisory Agreement will be terminated and we will become a self-advised REIT.

     By virtue of the Merger, the articles and bylaws of Acquisition Sub in effect prior to the effective time of the Merger will be the articles and bylaws of the Surviving Corporation and the officers and directors of Acquisition Sub will be the officers and directors of the Surviving Corporation.

5. How was the amount of the Merger Consideration determined?

     The Merger Consideration was determined based upon negotiations between the Special Committee in consultation with, its financial advisors and its legal counsel, on the one hand and the Advisor in consultation with, its financial advisors and its legal counsel, on the other. Certain of our directors also serve on the board of directors of the Advisor, and certain members of our Board and our executive officers, directly or indirectly, hold shares of the capital stock of the Advisor that, in the aggregate, constitutes a majority of the outstanding capital stock of the Advisor. These relationships result in such Board members having interests in the consummation of the Merger that potentially conflict with your interests. Accordingly, our Board established a special committee consisting of Charles E. Adams, Craig M. McAllaster and Robert E. Parsons, Jr., three of our independent directors who are not members of management or employees or owners of the Advisor or the Advisor’s stockholders (the “Special Committee”). The Special Committee was authorized to:

•	review and evaluate the terms and conditions of the Merger Agreement and determine the advisability of our acquisition of the Advisor;

•	if the Special Committee deems it appropriate or advisable, negotiate the price, structure, form, terms and conditions of any such transaction and of any definitive agreements in connection therewith;

•	determine whether any such transaction is fair to, and in the best interests of, our company and our stockholders and make a recommendation to the Board; and

•	hire such independent legal counsel, financial and other advisors and agents as the Special Committee deems necessary or desirable to evaluate any such transaction.

     Pursuant to this authority, the Special Committee retained Lehman Brothers Inc. (“Lehman Brothers”) to advise the Special Committee as to whether the consideration to be paid by us in the Merger, is fair from a financial point of view. Such consideration consists of the Merger Consideration and the assumption and repayment of the Five Arrows Note of the written opinion from Lehman Brothers (the “Lehman Brothers Opinion” or “Opinion” that, as of April 29, 2004, and based upon and subject to certain matters stated therein, the consideration to be paid by us in the Merger, is fair to us from a financial point of view, and after due deliberation and consideration of other factors, the Special Committee unanimously recommended to our Board that it approve the Merger Agreement, the Merger and the transactions expressly contemplated by the Merger Agreement. After careful consideration and upon the recommendation of the Special Committee, our Board (with Messrs. Seneff and Bourne, each of whom owns stock of the Advisor, abstaining) approved the Merger Agreement, the Merger and the other transactions expressly contemplated by the Merger Agreement. Our Board and the Special Committee believe that the terms of the Merger, the Merger Agreement and the other transactions expressly contemplated by the Merger Agreement are advisable, fair and reasonable and in our best interests and the best interests of our stockholders.

     6. How do you determine who is an “Independent Director” for purposes of membership on the Special Committee?

     The definition of “Independent Director” is contained in our Articles and means a director who is not, and within the last two years has not directly or indirectly been, associated with the Advisor by virtue of:

•	ownership of an interest in the Advisor or its “Affiliates” (defined below),

•	employment by the Advisor or its Affiliates,

•	service as an officer or director of the Advisor or its Affiliates,

•	the performance of services, other than as a director, for us,

•	service as a director or trustee of more than three REITs advised by the Advisor, or

•	maintenance of a material business or professional relationship with the Advisor or any of its Affiliates.

     An indirect relationship includes circumstances in which a director’s spouse, parents, children, siblings, mothers- or fathers-in-law or sons- or daughters-in-law, or brothers- or sisters-in-law is or has been associated with the Advisor, any of its affiliates, or us. A business or professional relationship is considered material if the gross revenue derived by the director from the Advisor and its Affiliates exceeds 5% of either the director’s annual gross revenue during either of the last two years or the director’s net worth on a fair market value basis.

     The term “Affiliate,” as used in this proxy statement, means:

•	any person or entity directly or indirectly through one or more intermediaries controlling, controlled by, or under common control with another person or entity,

•	any person or entity directly or indirectly owning, controlling, or holding with power to vote 10% or more of the outstanding voting securities of another person or entity,

•	any officer, director, partner, or trustee of such person or entity,

•	any person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with power to vote, by such other person, and

•	if such other person or entity is an officer, director, partner, or trustee of a person or entity, the person or entity for which such person or entity acts in any such capacity.

7. What rights will I have if I oppose the Merger?

     You can vote against the Merger by indicating a vote against the Merger on your proxy card and by signing and mailing your proxy card, by authorizing your proxy over the Internet (pursuant to the instructions on the proxy card) or by telephone, or by voting against the Merger in person at the Annual Meeting. Under Maryland law, holders of our common shares will not be entitled to appraisal rights in connection with the Merger and accordingly, to the extent you object to the Merger Proposal, you will not have the right to have a court judicially determine and receive, a fair value for your common shares under those provisions of Maryland law governing appraisal rights. Under Maryland law, holders of our common shares will be entitled to rights of appraisal in connection with the Charter Amendment Proposal and Reverse Stock Split Proposal. Accordingly, to the extent you object to either or both of these proposals, you will have the right to have a court judicially determine, and you will receive, the fair value for your common shares.

8. What vote is required to approve the Merger?

     Pursuant to Maryland law, “interested director” transactions are not void or voidable solely because of such fact, if, among other things, disinterested director approval or ratification is obtained or the transaction is otherwise fair and reasonable. The Merger was approved by our four independent directors, including the three independent directors serving on the Special Committee, and the Special Committee has received the Lehman Brothers Opinion that, based upon and subject to certain matters stated therein, the consideration to be paid by us in the Merger, is fair, from a financial point of view, to us. Neither Maryland law nor our Articles nor our bylaws require us to obtain stockholder approval of the Merger. However, because the Merger involves a transaction in which our directors and executive officers have an interest, we have determined to solicit stockholder approval of the Merger so as to empower our stockholders with respect to whether the Merger should occur. Such requirement will be satisfied if the Merger is approved by the affirmative vote of at least a majority of the votes cast on the Merger by holders of our common shares entitled to vote thereon (other than our common shares owned of record or beneficially by interested directors or their affiliates), provided that the total votes cast with respect to the Merger represent over 50% of our common shares entitled to vote on the Merger. If the required stockholder approval is not received, then the Merger will not be consummated.

     The Advisor owns 20,000 of our outstanding common shares. Our Articles provide that with respect to our common shares owned by the Advisor, our directors or any of their Affiliates, neither the Advisor, the directors nor any of their Affiliates may vote or consent on matters submitted to our stockholders with regard to, among other things, transactions between us and the Advisor. Therefore, such shares may not and will not be voted on the Merger Proposal.

9. When do you expect the Merger to be consummated?

     Assuming all conditions to the Merger are satisfied, which include Listing and other conditions set forth in the Merger Agreement, certain conditions of which may be waived by us in our sole discretion, we expect to consummate the Merger simultaneously with, or immediately following, Listing. Pursuant to the Merger Agreement, the Underwritten Offering and the Listing must be consummated on or before November 30, 2004; provided, that if the condition to the Merger that the Underwritten Offering be consummated is waived, the Listing must occur on or before October 15, 2004. If Listing does not occur within the applicable period described above, the Merger Agreement may be terminated unless such period is otherwise extended by the parties to the Merger Agreement.

10. Why is our Board recommending that we increase the number of authorized equity shares by amending the Articles?

     Although we have a sufficient number of authorized common shares and preferred shares to effectuate the Underwritten Offering and the Merger in the amounts presently contemplated, unless we authorize additional common shares there may not be an adequate number of common shares for future acquisitions, or for issuances under our distribution reinvestment plan or under our proposed 2004 Omnibus Long-Term Incentive Plan. If, for market or other reasons, the Underwritten Offering is not consummated, we expect to offer the newly authorized common shares in a sixth best efforts offering, similar to the five prior best efforts offerings which we have conducted; provided, however, we may not have a sufficient number of authorized but unissued equity shares necessary to raise sufficient proceeds to achieve our business objectives. Our Board believes that the proposal to increase the number of authorized equity shares is advisable and in the best interests of our company and our stockholders. If the proposed amendment to increase the number of authorized equity shares is approved by our stockholders, the additional common shares and preferred shares would also be available for issuance, from time to time, for stock dividends, stock splits, raising capital through public or private offerings (including in the Underwritten Offering), ensuring the availability of sufficient authorized shares (including for issuance under our distribution reinvestment plan and the 2004 Omnibus Long-Term Incentive Plan, if adopted), and providing shares for possible future acquisitions and general corporate purposes. This availability of common shares and preferred shares would provide us with the flexibility that may be necessary to take advantage of favorable market conditions and other opportunities, including issuing common shares and/or preferred shares pursuant to an effective shelf registration statement. You should know that if the Charter Amendment Proposal is approved, the directors will also be authorized to increase from time to time the authorized equity shares without an additional vote of our stockholders.

11. Why is our Board recommending that our Articles be amended and restated to modify certain provisions to reflect that we have become internally advised and to conform more closely to the articles of incorporation of Listed REITs?

     Our Articles contain a number of provisions that impose guidelines on transactions between us and the Advisor and its affiliates. As discussed elsewhere in this proxy statement, if the Merger is consummated, the separate existence of the Advisor will cease, its operations will become part of our business and we will become a self-advised REIT. Accordingly, if the Merger is consummated, the provisions in the Articles relating to the Advisor, its affiliates and to transactions and relations between us and the Advisor and its affiliates will no longer be applicable.

     Moreover, if Listing occurs, many of the limitations and restrictions that are included in our existing Articles which our Board believes restrict and prevent us from pursuing favorable investment opportunities could be deleted. These restrictions were mandated by the statement of policy on REITs of the North American Securities Administrators Association and were applicable because we previously raised funds without listing our securities on a national securities exchange. If our securities are listed, such restrictions will no longer be required. Because other Listed REITs generally are not bound by similar limitations and restrictions, these restrictions could impair our ability to compete effectively for investments and management talent. Accordingly, our Board believes such limitations and restrictions should be deleted so that we can be governed by articles of incorporation that are similar to the articles of incorporation of other Listed REITs.

     Even if approved by our stockholders the Charter Amendment Proposal, will not be implemented unless Listing has occurred and certain other conditions set forth in the Merger Agreement are satisfied. Certain of these conditions may be waived by us in our sole discretion.

12. Why is our Board recommending that we approve and adopt the 2004 Omnibus Long-Term Incentive Plan?

     Our Board believes that the 2004 Omnibus Long-Term Incentive Plan is an important factor in attracting, retaining and motivating highly qualified individuals, and better aligning the interests of management with those of our company’s stockholders. Our Board believes that many of our competitors have executive incentive compensation plans, and that if we do not adopt a plan which provides adequate incentives to our management we will be at a competitive disadvantage in our ability to attract and retain highly qualified employees. We also believe that issuing common shares to management under the right circumstances better aligns their interests with those of our stockholders and acts as an effective motivational tool.

     This proposal will be implemented regardless of whether the other proposals being considered at the 2004 Annual Meeting are approved by our stockholders.

3.	13. Why is our Board recommending that we approve a reverse stock split of our outstanding common shares?

     Our Board believes that a reverse stock split of our outstanding common shares on the basis of one common share for each two common shares issued and outstanding immediately prior to such reverse stock split may, under certain circumstances, be in the best interests of us and our stockholders. Our Board believes that the reverse stock split would increase the per share price of our common shares, reduce the number of outstanding shares to a level more consistent with other public companies with a similar market capitalization and provide us with the flexibility necessary to issue additional shares to facilitate future acquisitions and financing transactions.

     Even if approved by our stockholders at the Annual Meeting, the reverse stock split will not be implemented unless the Listing occurs.

4.	14. How does our Board recommend that I vote on each of these various proposals at the Annual Meeting?

     Our Board recommends that you vote “FOR” (1) the Director Proposal, (2) the Merger Proposal (3) the Authorized Shares Proposal, (4) the Charter Amendment Proposal (5) the Reverse Stock Split Proposal, and (6) the Incentive Plan Proposal.

15. Who is entitled to vote at the Annual Meeting?

     Only holders of record of our common shares at the close of business on [   ], 2004, the Record Date for the Annual Meeting, will be entitled to vote at the Annual Meeting or at any adjournment or postponement thereof.

16. How many shares can vote at the Annual Meeting?

     As of the Record Date, [   ] common shares were outstanding and entitled to vote. Each common share entitles the holder thereof to one vote on each of the matters to be voted upon at the Annual Meeting. As of the Record Date, our executive officers and directors had the power to vote, as determined by the rules of the SEC, approximately [   ]% of the outstanding common shares.

     Except as described below, our officers and directors have advised us that they intend to vote all of their common shares for all of the proposals in this proxy statement. They are not permitted to vote on any transaction between us and the Advisor and accordingly, they will not vote on the Merger Proposal.

17. What is a quorum at the Annual Meeting?

     The presence, in person or by proxy, of stockholders entitled to cast at least 50% of the votes entitled to be cast by all stockholders will constitute a quorum for the transaction of business at the Annual Meeting. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the Annual Meeting who will determine whether or not a quorum is present.

18. How will the proxies be voted?

     Any proxy, if it is received in time, is properly signed and is not revoked, will be voted at the Annual Meeting in accordance with the directions of the stockholder signing the proxy. If no directions are specified, the proxy will be voted FOR:

•	the approval of the Director Proposal,

•	the approval of the Merger Proposal,

•	the approval of the Authorized Shares Proposal,

•	the approval of the Charter Amendment Proposal,

•	the approval of the Reverse Stock Split Proposal;

•	the approval of the Incentive Plan Proposal; and

•	any other matters that properly may be presented at the Annual Meeting or any adjournment or postponement of the Annual Meeting, including proposals to adjourn the Annual Meeting with respect to proposals for which insufficient votes to approve were cast; and, with respect to such proposals, to permit further solicitation of proxies by the Board.

19. If my shares are held in street name by my broker, will my broker vote my shares for me?

     Your broker will vote your shares only if you provide instructions to your broker on how to vote. You should contact your broker and ask what directions your broker will need from you. Your broker will not be able to vote your shares without instructions from you.

20. Can I change my vote after I have mailed my signed proxy card?

     There are three ways in which you can change your vote before your proxy is voted at the Annual Meeting. First, you can send our corporate secretary a written notice stating that you revoke your proxy. Second, you can complete and execute a new proxy card that is dated later than the date of the prior proxy card and deliver it to our corporate secretary at or prior to the Annual Meeting. Third, you can attend the Annual Meeting and vote in person. Your attendance at the Annual Meeting will not, however, by itself revoke your proxy, you must vote at the Annual Meeting. If you hold your shares in street name and have instructed your broker to vote your shares, you must follow directions received from your broker to change those instructions.

21. What vote is required to approve each proposal?

     The affirmative vote of a majority of the outstanding common shares is required to approve (1) the Authorized Shares Proposal, (2) the Charter Amendment Proposal and (3) the Reverse Stock Split Proposal. The affirmative vote of a majority of the votes cast on the matter by holders of our common shares at a meeting at which a quorum is present is necessary to approve (1) the Incentive Plan Proposal and (2) the Director Proposal. The affirmative votes of at least a majority of the votes cast on the Merger by holders of our common shares entitled to vote thereon (other than our common shares owned of record or beneficially by interested directors or their affiliates), provided that the total votes cast represent over 50% of our common shares entitled to vote on the Merger, is necessary to approve the Merger Proposal.

22. What is the effect of abstentions and broker non-votes?

     With respect to those matters which require for approval a majority or other percentage of the votes entitled to be cast (i.e., the Authorized Shares Proposal, the Charter Amendment Proposal and the Reverse Stock Split Proposal), abstentions will have the effect of a vote cast against the proposal. With respect to the Merger Proposal, abstentions will have no effect, provided that the total vote cast represents over 50% of the shares entitled to vote. If the total vote cast represents less than 50% of the shares entitled to vote, abstentions will have the effect of a vote against the Merger Proposal. [If a broker returns an executed proxy, but crosses out matters as to which the broker is not permitted to vote, then the holder is present for quorum purposes, and the effect on the vote depends upon whether the vote requirement is a majority of the votes cast (no effect) or a majority or other percentage of the votes entitled to be cast (effect of a vote against).] If the broker returns a properly executed proxy, but does not vote and does not abstain, the shares represented by such proxy are considered present for quorum purposes and the shares represented by such proxy may be voted in the proxy holder’s discretion.

SUMMARY OF THE MERGER

     The following is a summary of the material terms of the Merger Proposal as described in this proxy statement. You should carefully read this entire document as well as the additional documents to which it refers for a more complete description of the Merger Proposal. See “Proposal II—Description of the Merger Proposal—General.”

The Merger Proposal	At the Annual Meeting, our stockholders will be asked to consider and vote upon a proposal to approve the Merger Agreement and the Merger of the Advisor with and into Acquisition Sub, our wholly owned subsidiary, with Acquisition Sub as the Surviving Corporation. Under Maryland law and the Articles, holders of our common shares will not be entitled to rights of appraisal in connection with the Merger.
Parties to the Merger	CNL Hospitality Properties, Inc.—We are a REIT that was formed under Maryland law in 1996 with the primary purpose of acquiring interests in hotel and resort properties. Historically, we leased these properties on a triple-net basis to hotel and resort operators. However, more recently as permitted by the REIT Modernization Act of 1999, we have been leasing properties and expect to continue to lease our properties primarily to our “taxable REIT subsidiaries” with management of the properties performed by third-party hotel and resort operators. In addition, we may provide mortgage financing loans in connection with the operations of hotel and resort brands and may, to a lesser extent, invest in equity interests in businesses that provide services to or are otherwise ancillary to the lodging industry.
CNL Hospitality Corp. — Our day-to-day operations are conducted by the Advisor through the authority delegated to it under the Advisory Agreement and pursuant to the policies established by our Board. The Advisor is a Florida corporation organized in January 1997 to provide management, advisory and administrative services. We originally entered into the Advisory Agreement with the Advisor effective July 9,

1997 and this agreement has been renewed for successive one-year periods, most recently as of April 1, 2004. Under the terms of the Advisory Agreement, the Advisor locates, analyzes, structures and negotiates investment opportunities for us, arranges financing and refinacing, engages third parties to provide services for us, administers our bookkeeping and accounting functions, serves as our consultant in connection with policy decisions to be made by our Board, provides asset management services with respect to our properties and renders other services as our Board deems appropriate.
CNL Hospitality Properties Acquisition Corp.(“Acquisition Sub”) — Acquisition Sub is our direct wholly owned subsidiary which was incorporated in Florida on April 23, 2004 for the sole purpose of effecting the proposed Merger with the Advisor. It has not conducted any operations other than in connection with the proposed Merger. Because of this, when we discuss the Merger in this proxy statement, we generally refer only to us.
CNL Financial Group, Inc. — (“CFG”) a corporation has been a stockholder of the Advisor since . CNL Real Estate Group, Inc. — (“ ”) a limited liability company has been a stockholder of the Advisor since .
Five Arrows Realty Securities II, LLC (“Five Arrows”) — Five Arrows is a Delaware limited liability company and has been a stockholder of the Advisor since February 24, 1999.

Effects of the Merger	If the conditions to consummation of the Merger are satisfied, including approval of the Merger by our stockholders, we will become a self-advised REIT. Accordingly, we no longer will pay any of the Advisor fees under the Advisory Agreement, but will pay directly for the overhead necessary to provide the services that the Advisor currently provides to us under the Advisory Agreement. In the Merger, all of the outstanding shares of capital stock of the Advisor will be exchanged for a total Merger consideration of $297 million, comprised of approximately $267.3 million of our common shares and approximately $29.7 million in cash. In addition, in connection with the Merger, we will assume and repay the Five Arrows Note in the amount of approximately $10.98 million. In the Merger, our common shares will be valued at a per share price on the following basis: (i) if the Underwritten Offering is consummated prior to the effective time of the Merger, the per share offering price to the public of our common shares in the Underwritten Offering will be the per share price in the Merger, or (ii) if the Underwritten Offering has not been consummated prior to the effective time of the Merger, the per share price in the Merger will be the greater of (A) $10.00 per share (as adjusted for stock splits, etc.) or (B) the average closing price per share of our common shares on the NYSE for the 20-trading day period ending on the second business day prior to the closing of the Merger. We have entered into employment agreements containing non-compete provisions, among other things, with certain key employees of the Advisor, effective as of the effective time of the Merger. These persons are Thomas J. Hutchison III, John A. Griswold, C. Brian Strickland, Paul H. Williams and Barry A.N. Bloom. Upon consummation of the Merger, Mr. Bourne will resign as an officer, although he will remain as one of our directors if his election as a director is approved by our stockholders at the Annual Meeting.
Background of the Merger	Since the Advisor was formed in 1997, it has provided the management and advisory services necessary for our operations. Since then, we have significantly expanded the size and scope of our operations, and our Board now believes that we have achieved a sufficient size to support a self-advised structure. Further, while an externally-advised structure made sense for our original operations, it is not a typical way to operate a Listed REIT. In connection with our Underwritten Offering, we will apply to have all of our outstanding common shares and those common shares and preferred shares offered in the Underwritten Offering listed on the NYSE.
Reasons for the Merger	We believe that public equity investors and market analysts could view us less favorably once our shares are listed if we remain externally advised. We believe this unfavorable perception could make it difficult for us to successfully raise further equity capital in the public securities markets. We believe that a self-advised structure will have several advantages. We believe that becoming a self-advised REIT will more closely resemble other Listed REITs and cause equity investors and market analysts to view us more favorably. We also believe that self-management will, over time, enhance the value of our stock. With the issuance of our common shares to stockholders of the Advisor, we believe such stockholders’ interests will be better aligned with the interests of our current stockholders and potential conflicts of interest would be mitigated. Moreover, upon consummation of the Merger, we, through the Advisor (which will merge into our wholly owned subsidiary in the Merger), will be entitled to provide advisory services to, and receive fees from, other parties, including our affiliates. See “Proposal II—Reasons for Self-Administration; Background of the Merger Proposal.”
Opinion of Financial Advisor	The Special Committee retained Lehman Brothers to advise the Special Committee and our Board as to whether the consideration to be paid by us in the Merger is fair, from a financial point of view, to us and our stockholders. The Special Committee received the Lehman Brothers Opinion that, as of April 29, 2004, and based upon and subject to certain matters stated therein, the consideration to be paid by us in the Merger as well as the assumption of the Five Arrows Note in connection with the Merger, is fair from a financial point of view, to us and our stockholders. See “Proposal II—Recommendation of the Special Committee and the Board of Directors—Opinion of the Financial Advisor.”
Interests of Officers and Directors	Certain of our directors and executive officers who were involved in discussions and negotiations relating to the Merger Proposal have interests in connection with the Merger and the Advisor that are different from, and may potentially conflict with, our interests and those of our stockholders. In particular, all of the executive officers and a majority of the directors of the Advisor also are our officers or directors. Moreover, James M. Seneff, Jr., our Chairman of the Board and a director, shares, with his wife, ownership and voting control of CNL Holdings, Inc., the parent company of CFG, which, in turn, wholly owns CNL Real Estate Group, Inc., the owner of [53.3%] of the outstanding shares of common stock of the Advisor. Accordingly, the Merger will result in Mr. Seneff receiving indirect beneficial ownership of approximately [$203.8 million] of our common shares. As a result of such ownership, Mr. Seneff could exert significant influence on us and his stock ownership in us would represent more than 5.0% of the vote for any action requiring stockholder approval, following the Underwritten Offering which is presently anticipated to consist of approximately [ ] common shares and [ ] preferred shares.

New Agreements with CNL-Affiliated Companies	As discussed above, Thomas J. Hutchison, III, John A. Griswold and C. Brian Strickland, executive officers of the Advisor who are also executive officers of ours own an aggregate of approximately [5.4%] of the Advisor which will entitle them to an aggregate of approximately [$16.1 million] of our common shares. In addition, we have entered into new employment agreements with Thomas J. Hutchison III, John A. Griswold, C. Brian Strickland, Paul H. Williams and Barry A.N. Bloom, which are effective as of the effective time of the Merger. Subject to approval of the 2004 Omnibus Long-Term Incentive Plan at the Annual Meeting, such executive officers will also receive 400,000, 175,000, 175,000, 90,000 and 90,000, restricted common shares, respectively and 1,050,000, 700,000, 520,000, 350,000 and 350,000 deferred phantom units, respectively. See “Proposal II—Reasons for Self Administration; Background of the Merger Proposal,” “—Description of the Merger Proposal—Risks of the Merger Proposal to Us and Our Stockholders” and “—Description of the Merger Proposal—Benefits to the Principals Resulting From the Merger Proposal.” The Merger Agreement provides that at the effective time of the Merger, we will enter into new intercompany agreements, a new brand license agreement and an enterprise agreement. Pursuant to these agreements we will receive all of the administrative services and other rights from the applicable affiliate(s) of the Advisor, that are reasonably necessary to operate the Surviving Corporation’s business in substantially the same manner as it was operated by the Advisor prior to the Merger. With respect to the use of the [CNL name], the new brand license agreement will not provide for the payment of a fee by us, and provide for various termination events in which will allow CFG or its affiliate, upon one year prior written notice to us, to terminate our right to use the [CNL Name] in the event Mr. Seneff is involuntarily removed by our stockholders or our Board as a member of our Board or from all officer positions with us. The enterprise agreement will relate to the allocation of costs to maintain the quality of the CNL trade name. See Proposal I – “Certain Relationships and Related Transactions.”

Tax Treatment of the Merger	We believe that that the Merger will constitute a reorganization under the Internal Revenue Code of

1986, as amended (the “Code”) that will not result in us or our stockholders recognizing gain for tax purposes and will not affect our tax status as a REIT. See “Proposal II—Certain Financial and Other Information Regarding the Merger—Federal Tax Matters.”
Indemnification	In the Merger Agreement, our company, Acquisition Sub, as the Surviving Corporation, and certain of the Advisor’s stockholders have agreed to indemnification obligations covering for damages arising from certain matters following the effective time of the Merger. In connection therewith, CFG has agreed, among other things, to guarantee the indemnification obligations of such Advisor stockholders. See “Proposal II—Description of the Merger Agreement—Indemnification .”
Effective Time of the Merger	The Merger will be consummated and become effective on a date that is within five business days following the satisfaction or waiver (where permissible) of the conditions to the Merger set forth in the Merger Agreement (other than conditions which by their nature are intended to be fulfilled at the closing of the Merger), or on such other date as we and James M. Seneff, Jr., as representative of the Advisor’s stockholders, may agree or as may be necessary to permit the satisfaction or waiver of the conditions set forth in the Merger Agreement (the “Closing Date”). One of the conditions to our obligation to consummate the Merger is that Listing occurs and, accordingly, the effectiveness of the Merger Proposal is conditioned thereon. It is presently contemplated that the Closing Date will occur simultaneously with or immediately following Listing. Pursuant to the Merger Agreement, the Underwritten Offering and the Listing must be consummated on or prior to November 30, 2004; provided that if the condition to the Merger that the Underwritten Offering be consummated is waived, the Listing must occur on or prior to October 15, 2004. If the Listing does not occur within the applicable time period described above, the Merger Agreement may be terminated, unless such time period is otherwise extended by the parties to the Merger Agreement. See “Proposal II—Description of the Merger Agreement—Closing.”
Our Management Following the Merger	Each of James M. Seneff, Jr., our Chairman of the Board, Robert A. Bourne, our Vice Chairman of the Board and Treasurer, Thomas J. Hutchison III, our Chief Executive Officer, John A. Griswold, our President and Chief Operating Officer, Paul H.

Williams, our Senior Vice President of Corporate Strategy and Capital Markets, Barry A.N. Bloom, our Senior Vice President, and C. Brian Strickland, our Executive Vice President, has expressed hiscurrent intentions to continue to serve in such role(s) after the Closing Date with the exception that Mr. Bourne will resign as an officer upon consummation of the Merger. See “Proposal II—Description of the Merger Proposal—General—Employment Agreements.”
Business of the Advisor Pending the Merger	Except to the extent permitted by the Merger Agreement, the Advisor will conduct its business in the ordinary course and will not engage in certain actions specified in the Merger Agreement. See “Proposal II—Description of the Merger Agreement—Conduct of Business Prior to Closing.”
Conditions of the Merger	The Merger is subject to the satisfaction or waiver (where permissible) on or prior to the Closing Date of certain conditions set forth in the Merger Agreement. However, even if approved by our stockholders, the Merger Proposal will not be implemented unless the Underwritten Offering is consummated, or this condition is waived by us, the Charter Amendment Proposal and the Authorized Shares Proposal shall have been approved and the corresponding Amended and Restated Articles of Incorporation shall have been filed with the Department of Assessments and Taxation of the State of Maryland (“SDAT”). Pursuant to the Merger Agreement, the Underwritten Offering and the Listing must be consummated on or prior to November 30, 2004; provided that if the condition to the Merger that the Underwritten Offering be consummated is waived, the Listing must occur on or prior to October 15, 2004. If the Listing does not occur within the applicable period described above, the Merger Agreement may be terminated, unless such period is otherwise extended by the parties to the Merger Agreement. Certain of the conditions may be waived by us. See “Proposal II—Description of the Merger Agreement—Conditions to Closing.”
Regulatory Matters	No material regulatory approvals or filings are required in order to effect the Merger other than the acceptance for record by the Florida Department of State of the Articles of Merger. See “Proposal II—Certain Financial and Other Information Regarding the Merger—Regulatory Matters.
Termination	The Merger Agreement may be terminated at any time prior to the effective time of the Merger, whether before or after approval of the Merger Proposal by our stockholders, by mutual written consent of our company and the Advisor or by either us or the Advisor under certain circumstances, including if certain required votes of our stockholders have not been obtained. Further, the Merger Agreement may be terminated after November 30, 2004 if the Merger shall not have occurred a of such date. See “Proposal II—Description of the Merger Agreement—Amendment; Waiver; Termination.”
No Appraisal Rights in Connection with the Merger	Under Maryland law and our Articles, holders of our common shares will not be entitled to rights of appraisal in connection with the Merger. See “Proposal II—Certain Financial and Other Information Regarding the Merger—No Appraisal Rights.” However, holders of our common shares will have appraisal rights in connection with the Charter Amendment Proposal and the Reverse Stock Split Proposal. See “Proposal”.
Registration Rights Agreement	We have granted registration rights to the Advisor’s stockholders receiving common shares in the Merger requiring us to register, in certain instances, the common shares. See “Proposal II—The Merger Proposal—Description of the Merger—Benefits to Our Directors and Executive Officers Resulting From the Merger Proposal.”
Accounting Treatment	The Merger will be accounted for as costs incurred in terminating the Advisory Agreement which will be treated as an expense when incurred and the costs associated with fee acquisition of the trade name and assembled workforce. See “Proposal II—Certain Financial and Other Information Regarding the Merger—Accounting Treatment.”
Risk Factors	There are a number of risk factors that you should consider before returning your proxy. See “Proposal II—Description of the Merger Proposal—Risks of the Merger Proposal to Us and Our Stockholders.”
Board Recommendation	After careful consideration and considering the recommendation of the Special Committee, the Board (with Messrs. Seneff and Bourne abstaining) has approved the Merger Agreement, the Merger and the other transactions expressly contemplated by the Merger Agreement. The Board and the Special Committee believe that the terms of the Merger are advisable and are fair and reasonable and in the best interests of us and our stockholders. The Board recommends that you vote “FOR” the Merger Agreement and the Merger.

CNL HOSPITALITY CORP.

SELECTED CONSOLIDATED FINANCIAL DATA

      You should read the following selected historical financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes included elsewhere in this proxy (in thousands except per share data):

	2003	2002	2001	2000	1999

Revenues
Acquisition fees	$94,355	$29,464	$21,057	$11,524	$4,310
Development fees	2,681	6,410	7,860	2,126	—
Management fees	12,478	6,696	3,530	1,907	556
Interest and other income	1,634	929	967	430	208

Total revenues	111,148	43,499	33,414	15,987	5,074

Expenses
Corporate services	31,893	13,450	7,572	—	—
Salaries and Benefits	9,542	4,531	3,351	1,961	1,060
General and administrative	4,787	2,901	2,521	938	441
Depreciation, amortization and interest	2,170	2,381	1,341	70	14

Total expenses	48,392	23,263	14,785	2,969	1,515

Income from continuing operations	$39,141	$12,617	$11,619	$8,120	$2,154

Income from continuing operations per share:
Basic and diluted	$19.57	$6.30	$5.80	$4.06	$1.07

Cash distributions declared per share	$9,080	$4,030	$12,514	$4,620	$958

Weighted average number of shares outstanding:
Basic and diluted	2,000	2,000	2,000	2,000	2,000
At December 31:
Total assets	$29,602	$7,995	$3,646	$1,865	$3,532
Long term debt	$11,250	$12,750	$14,251	$3	$6

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      Management’s discussion and analysis of financial condition and results operations consists of comparisons of the operating results of CNL Hospitality Corp. (the “Advisor”) for the years ended December 31, 2003, 2002 and, 2001. Management’s discussion and analysis of financial condition and results of operations for us for the same periods is incorporated herein by reference.

Overview

      CNL Hospitality Corp. (the “Advisor”), a Florida C corporation, was organized on January 7, 1997. The Advisor is owned by CNL Real Estate Services, Inc., (the “Parent”) (90 percent), a wholly-owned subsidiary of CNL Financial Group, Inc. (“CFG”), and Five Arrows Realty Securities II L.L.C. (“Five Arrows”) (10 percent). The Advisor and its wholly-owned subsidiary, CNL Hotel Development Company (“CHD”), provide management, advisory and administrative services, and assist in developing and identifying hotel and resort properties for CNL Hospitality Properties, Inc. and subsidiaries (“CHP”).

Critical Accounting Policies

      The Advisor’s consolidated financial statements include its accounts and those of our consolidated subsidiary. The discussion and analysis of the Advisor’s financial condition and results of operations is based upon its consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles (“GAAP”). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amount of assets, liabilities, revenues and expenses, and related disclosures. The estimates are based on judgment and historical experience, and are believed to be reasonable based on current circumstances. The Advisor evaluates these estimates and assumptions on an on-going basis.

      While the Advisor does not believe that the reported amounts would be materially different, application of these policies involves the exercise of judgment and the use of assumptions as to future uncertainties and, as a result, actual results could differ from these estimates under different assumptions or conditions. The following represent certain critical accounting policies that require the use of business judgment or significant estimates to be made:

•	Revenue Recognition. Revenues include fees earned for providing management, advisory and administrative services to CHP. In addition, fees are earned for providing assistance in identifying hotel and resort properties for acquisition at an amount equal to 4.5 percent of CHP’s gross offering proceeds and loan proceeds from permanent financing. Fees are earned for providing assistance during the development, construction and renovation of hotel and resort properties in an amount equal to a negotiated percentage of anticipated total project costs. Development fees are recognized when the related services are performed.

•	Depreciation and Amortization Expense. Property and equipment is stated at cost less accumulated depreciation. Depreciation is recognized principally on an accelerated method using the estimated useful lives of the property and equipment ranging from 3 to 15 years. We believe our estimates are reasonable; however, a change in the estimated lives of the assets or the method of depreciation could affect depreciation and amortization expense and net income or the gain or loss on the sale of any of the assets.

•	Income Taxes. The Company’s taxable income or loss is included in its Parent’s consolidated federal and state income tax returns. The Company accounts for income taxes as if it were filing tax returns on a stand-alone basis using an asset and liability approach; this approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s consolidated financial statements or tax returns. In estimating future tax consequences, the Company considers all expected future events other than enactments of changes in the tax law or rates. Changes in tax laws or rates will be recognized in the future years in which they occur.

•	Loan Costs. Loan costs consist of costs incurred in connection with the term loan agreement. These costs are being amortized over the term of the loan using the straight-line method which approximates the effective interest method.

Recent Transactions

      On March 23, 2004, the Advisor issued 1,377.11 shares of Class B common stock at $6,580.18 per share. 1,239.40 of these shares are subject to shareholder’s agreements which restrict the transfer and encumbrance of such stock. On March 24, 2004, the Company amended its Articles of Incorporation with respect to the Class B common stock such that each share of Class B common stock is equivalent to 1/100th of a share of Class A common stock with regard to all matters, including voting rights, participation in payment of dividends, and distribution in liquidation of the Company.

      During the period January 1 through March 31, 2004, the Company paid cash dividends of $20,690,554.

Results of Operations

Comparison of Year Ended December 31, 2003 to Year Ended December 31, 2002

      Revenues. The Advisor’s total revenues increased $67.6 million, or 155.5%, to $111.1 million in 2003 from $43.5 million in 2002. The increase is primarily attributable to significant increases in acquisition and management fees from CHP offset by a decrease in development fees. Acquisition fees increased $64.9 million, or 220.2%, to $94.4 million in 2003 from $29.5 million in 2002. This increase was due to fees paid in connection with the sale of CHP’s common stock during 2003, which amounted to approximately $1,169 million in net proceeds, which were used in connection with property acquisitions consummated and identified during 2003 as well as fees related to the incurrence of indebtedness on properties. Development fees decreased by $3.7 million, or 57.8%, to $2.7 million in 2003 from $6.4 million in 2002. This decrease was the result of the completion of two projects in 2002 coupled with a lower level of development activities at CHP during 2003. Management fees increased $5.8 million, or 86.4%, to $12.5 million in 2003 from $6.7 million in 2002. The increased management fees were generated by the significant increase in the total asset base of CHP in 2003 as the offering proceeds were invested. Interest and other income increased 75.9% or $0.7 million to $1.6 million in 2003 from $1.2 million in 2002.

      Expenses. Total operating expenses increased $25.1 million or 108.0% to $48.4 million during the year ended December 31, 2003, as compared to $23.3 million during the same period in 2002. Expenses related to corporate services increased $18.4 million or 137.1% to $31.9 million in 2003 from $13.5 million in 2002. This fee is based on a percentage of gross offering proceeds of CHP which increased by approximately 139.1% during 2003. Salaries and benefits increased $5.0 million or 111.1% to $9.5 million in 2003 from $4.5 million in 2002 as a result of increased need for personnel to manage the activities of CHP as the asset base and level of funds available for investment increased. General and administrative expenses including rent increased $1.9 million or 65.0% to $4.8 million in 2003 from $2.9 million in 2002 as costs to support increasing personnel levels were incurred. Depreciation, amortization and interest decreased $0.2 million or 8.9% to $2.2 million in 2003 from $2.4 million in 2002.

Comparison of Year Ended December 31, 2002 to Year Ended December 31, 2001

      Revenues. The Advisor’s total revenues increased $10.1 million, or 30.2%, to $43.5 million in 2002 from $33.4 million in 2001. The increase is primarily attributable to increases in acquisition and management fees from CHP offset by a decrease in development fees. Acquisition fees increased $8.4 million, or 25.1%, to $29.5 million in 2002 from $21.1 million in 2001. This increase was due to fees paid in connection with the sale of CHP’s common stock during 2002, which amounted to approximately $489 million in net proceeds, which were used in connection with property acquisitions identified and consummated during 2002 as well as fees related to the incurrence of indebtedness on the properties. Development fees decreased by $1.5 million, or 18.9%, to $6.4 million in 2002 from $7.9 million in 2001. This decrease was the result of a lower level of development activities at CHP during 2003. Management fees increased $3.2 million, or 91.4%, to $6.7 million in 2002 from $3.5 million in 2001. The increased management fees were generated by the increase in the total asset base of CHP in 2002 as offering proceeds were invested. Interest and other income decreased 10.0% or $0.1 million to $0.9 million in 2002 from $1.0 million in 2001.

      Expenses. Total operating expenses increased $8.5 million or 57.3% to $23.3 million during the year ended December 31, 2002, as compared to $14.8 million during the same period in 2001. Expenses related to corporate services increased $5.9 million or 77.6% to $13.5 million in 2002 from $7.6 million in 2001. This increase follows the increase in net offering proceeds of CHP for the corresponding period of approximately 70.9%. Salaries and benefits increased $1.1 million or 32.4% to $4.5 million in 2002 from $3.4 million in 2001 as the Advisor added personnel to perform services for CHP. General and administrative expenses including rent increased $0.4 million or 15.1% to $2.9 million in 2002 from $2.5 million in 2001 to support increasing personnel levels. Depreciation, amortization and interest increased $1.0 million or 77.6% to $2.4 million in 2002 from $1.3 million in 2001 primarily as a result of interest expense on a loan that was entered into during 2001.

Liquidity and Capital Resources

      The primary source of liquidity for the Advisor has been cash provided by operating activities. In addition, during 2001 the Advisor has utilized a loan of $15,000,000 from its minority shareholder to fund a return of capital and cash distribution to its stockholders. Management believes that it will have access to the capital resources necessary to meet its short-term liquidity requirements and to expand as needed to provide the services under its advisory agreement with CHP.

      As of December 2003, the Advisor’s total indebtedness to the minority shareholder was $11,250,000 with an interest rate of 16%.

Cash Flows for the Year Ended December 31, 2003.

      The Advisor’s cash and cash equivalents increased $9.4 million to $14.2 million during the year ended December 31, 2003. The increase in cash and cash equivalents was due to $29.4 million of cash provided by operating activities offset by $0.3 million in cash used in investing activities and $19.7 million of cash used in financing activities.

      Cash provided by operating activities of $29.4 million was primarily comprised of (a) income of $39.1 million reduced by (b) increases in net amounts due from related parties of $9.6 million and (c) decreases in income taxes payable of $1.9 million.

      Cash used in investing activities of $0.3 million was comprised primarily of purchases of property and equipment.

      Cash used in financing activities of $19.7 million was primarily comprised of distributions to stockholders of $18.1 million and net repayments of $1.6 million on the note payable and capital lease obligation.

Cash Flows for the Year Ended December 31, 2002.

      The Advisor’s cash and cash equivalents increased $2.9 million to $4.8 million during the year ended December 31, 2002. The increase in cash and cash equivalents was comprised primarily of $12.6 million of cash provided by operating activities offset by $52,000 of cash used in investing activities and $9.6 million of cash used in financing activities.

      Cash provided by operating activities of $12.6 million was primarily comprised of (a) income of $12.6 million and (b) changes in other items which offset each other.

      Cash used in investing activities of $52,000 was comprised of purchases of property and equipment. Cash used in financing activities was comprised of distributions to stockholders of $8.1 million and the repayment of notes payable of $1.5 million.

COMPARATIVE PER SHARE DATA

      The following tabulation reflects (a) the historical net income and book value per share of CNL Hospitality Properties, Inc. common stock in comparison with the pro forma net income and book value per share after giving effect to the proposed merger as a purchase of CNL Hospitality Corp.; (b) the historical net income and book value per share of CNL Hospitality Corp. common stock in comparison with the equivalent pro forma net income and book value per share attributable to 8,413 times each share of CNL Hospitality Properties, Inc. common stock which will be received for each share CNL Hospitality Corp.; and (c) the actual cash dividends per share compared in the case of CNL Hospitality Corp. with the equivalent pro forma of 8,413 times the cash dividend paid on each share of CNL Hospitality Properties, Inc. common stock. The information presented in this tabulation should be read in conjunction with the pro forma combined financial statements and the separate financial statements of the respective companies and the notes thereto appearing elsewhere herein.

Year Ended December 31, 2003

CNL Hospitality Properties, Inc.
Net income (loss):
Historical	.03
Pro forma	(.14)
Dividends:
Historical	.78
Pro forma	.39
Book value:
Historical	8.01
Pro forma	9.74

CNL Hospitality Corp.
Net income (loss):
Historical	19,570
Equivalent pro forma(1)	(1,178)
Dividends:
Historical	9080
Equivalent pro forma(2)	3281
Book value:
Historical	6,503
Equivalent pro forma(1)	81,942

(1)	Pro forma amounts for CNL Hospitality Corp. multiplied by 8,413 (the ratio of exchange).

(2)	Historical amounts for CNL Hospitality Corp. multiplied by 8,41 (the ratio of exchange).

(3)	Same as historical since no change in dividend policy is expected as a result of the merger.

PROPOSAL I

ELECTION OF DIRECTORS
NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

     Our Board currently consists of six members, a majority of whom are independent directors. Pursuant to our Articles, each of our directors is elected by our stockholders to serve until the next annual meeting and until his successor is duly elected and qualified. Subject to rights pursuant to any employment agreements, our executive officers all serve at the pleasure of our Board.

     At the 2004 Annual Meeting of Stockholders, our Board will be increased to nine members, a majority of whom will be independent directors. Our nominating and corporate governance committee has recommended to our Board, and our Board has selected, each of the individuals listed in the table below (with the exception of Messrs. Adams and Dustin) as nominees for election to our Board at the 2004 Annual Meeting of Stockholders to serve until the 2005 Annual Meeting of Stockholders or until his successors shall have been duly elected and qualified.

     The following table sets forth certain information concerning the individuals who are our current directors, nominees for director and executive officers:

Name	Age	Position
James M. Seneff, Jr.	57	Current Director and Chairman of the Board
Robert A. Bourne.	57	Current Director, Vice Chairman of the Board, Treasurer
Thomas J. Hutchison III	62	Chief Executive Officer and Nominee for Director
John A. Griswold.	55	President, Chief Operating Officer and Nominee for Director
Charles E. Adams*.	41	Current Director
Lawrence A. Dustin*.	58	Current Director
James Douglas Holladay.	57	Nominee for Director
Jack F. Kemp.	68	Nominee for Director
Craig M. McAllaster.	52	Current Director
Dianna F. Morgan.	52	Nominee for Director
Robert E. Parsons, Jr.	48	Current Director

•	Messrs. Adams and Dustin chose not to stand for re-election. Accordingly, their terms will expire at the 2004 Annual Meeting of Stockholders.

     Mr. Seneff has served as a director since June 1996. Mr. Bourne has served as a director since June 1996, with the exception of the period from February 7, 2003 through June 27, 2003. Messrs. Adams, Dustin, and McAllaster have served as directors since early 1999. Mr. Parsons has served as one of our directors since September 2003. Messrs. Adams, Dustin, McAllaster and Parsons are “independent directors,” as that term is defined in our Articles of Incorporation.

     Our officers and directors have advised us that they intend to vote their shares of common stock for the election of each of the foregoing nominees. Proxies will be voted “FOR” the election of all of the foregoing nominees unless authority is withheld.

     In the event that any nominee(s) should be unable to accept the office of director, which is not anticipated, it is intended that the persons named in the proxy will vote “FOR” the election of such other person in the place of such nominee(s) for director as the nominating and governance committee of the Board may recommend. Provided a quorum is present, the affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote is required for the election of directors.

     Set forth below is a brief description of the business experience during at least the past five years of each director, executive officer and person nominated to become a director.

     James M. Seneff, Jr. has served as one of our directors and the Chairman of our Board since our inception June 1996. Mr. Seneff served as our Chief Executive Officer from our inception through February 13, 2003, and he served as co-Chief Executive Officer from February 14, 2003 through May 1, 2003. Mr. Seneff is a director, Chairman of the Board of Directors and Co-Chief Executive Officer of the Advisor. Mr. Seneff is a principal stockholder of CNL Holdings, Inc., the parent company of CNL Financial, a diversified real estate company, and has served as a director, Chairman of the Board and Chief Executive Officer of CNL Financial and its subsidiaries since CNL Financial’s formation in 1973. CNL Financial is the parent company, either directly or indirectly through subsidiaries, of (1) CNL Real Estate Group, Inc., which is the parent company of the various CNL advisors to unlisted REITs, including the Advisor prior to the advisor acquisition, CNL Retirement Corp. and CNL Income Corp.; (2) CNL Capital Markets, Inc., which is the parent company of CNL Investment Company and its subsidiary, CNL Securities Corp., a registered broker-dealer that has served as managing dealer for various CNL-affiliated public and private offerings, including, our five previous public offerings, and (3) CNL Fund Advisors, Inc. and CNL Institutional Advisors, Inc., registered investment advisors. CNL Financial and the entities it has established have more than $10.9 billion in assets, representing interests in over 4,500 properties in 49 states. Mr. Seneff also serves as a director and Chairman of the Board of Directors of CNL Retirement Properties, Inc., a public, unlisted REIT, as well as CNL Retirement Corp., its advisor. Since 1992, Mr. Seneff has served as a director, Chairman of the Board of Directors and Chief Executive Officer of Commercial Net Lease Realty, Inc., a public REIT that is listed on the NYSE. In addition, he has served as a director and Chairman of the Board of Directors since inception in 1994, served as Chief Executive Officer from 1994 through August 1999 and co-Chief Executive Officer from December 2000 through September 2003 of CNL Restaurant Properties, Inc., a public, unlisted REIT. Mr. Seneff has also served as a director, Chairman of the Board of Directors and Chief Executive Officer of CNL Securities Corp. since 1979; CNL Investment Company since 1990; and CNL Institutional Advisors, Inc. since 1990. Mr. Seneff formerly served as a director of First Union National Bank of Florida, N.A., and currently serves as the Chairman of the Board of Directors of CNLBank, a Florida commercial bank. Mr. Seneff served on the Florida State Commission on Ethics and is a former member and past chairman of the State of Florida Investment Advisory Council, which recommends to the Florida Board of Administration investments for various Florida employee retirement funds. The Florida Board of Administration is Florida’s principal investment advisory and money management agency and oversees the investment of more than $60 billion of retirement funds. Mr. Seneff received his degree in Business Administration from Florida State University in 1968.

     Robert A. Bourne has served as one of our directors, our Vice Chairman of our Board and our Treasurer since our inception in 1996. Prior to completion of our concurrent offerings, Mr. Bourne will resign as our treasurer. Mr. Bourne served as a director, Vice Chairman of the Board of Directors and the Advisor’s Treasurer. Mr. Bourne served as President of our company and of the Advisor from 1997 to June 2002. Mr. Bourne is also the President and Treasurer of CNL Financial and a director, Vice Chairman of the Board of Directors and Treasurer of CNL Retirement Properties, Inc., as well as a director, Vice Chairman of the Board of Directors and Treasurer of CNL Retirement Corp. Mr. Bourne served as President of CNL Retirement Properties, Inc. and CNL Retirement Corp. from 1998 and 1997, respectively, to June 2002. Mr. Bourne also serves as a director of CNLBank. He serves as a director and Vice Chairman of the Board of Directors of Commercial Net Lease Realty, Inc. Mr. Bourne has served as a director since inception in 1994, President from 1994 through February 1999, Treasurer from February 1999 through August 1999, and Vice Chairman of the Board of Directors since February 1999, of CNL Restaurant Properties, Inc. Mr. Bourne also serves as a director, President and Treasurer for various affiliates of CNL Financial, including CNL Investment Company, CNL Securities Corp., and CNL Institutional Advisors, Inc. As President of CNL Financial, Mr. Bourne has overseen its real estate and capital markets activities including the investment of over $12 billion in the financing, acquisition, construction and leasing of restaurants, office buildings, apartment complexes, hotels, retirement properties and other real estate. Mr. Bourne began his career as a certified public accountant employed by Coopers & Lybrand, Certified Public Accountants, from 1971 through 1978, where he attained the position of tax manager in 1975. Mr. Bourne graduated from Florida State University in 1970, where he received a B.A. in Accounting, with honors.

     Charles E. Adams has served as one of our independent directors since 1999. Since 1997, Mr. Adams has served as the President and a founding principal of Celebration Associates, LLC, a real estate advisory and development firm. Celebration Associates is a nationally recognized developer and operator of master-planned, mixed-use communities in the southeastern United States. Mr. Adams was previously with The Walt Disney Company from 1990 until May 1997 and served as vice president of community business development for The Celebration Company and Walt Disney Imagineering. Mr. Adams participated in the planning for residential development at EuroDisney in Paris, France. He was a founding member of the Celebration School Board of Trustees and served as president and founding member of the Celebration Foundation Board of Directors. Mr. Adams is a council member on the Resort/ Recreation Development Council for the Urban Land Institute. Before joining The Walt Disney Company, Mr. Adams worked with Trammell Crow Residential developing luxury apartment communities in the Orlando and Jacksonville, Florida areas. He also currently serves as a Director on the Boards of the Bath County Community Hospital and Bath County Chamber of Commerce and Achievement, Inc. (a non-profit education foundation). Mr. Adams received a B.A. from Northeast Louisiana University in 1984 and an M.B.A. from Harvard Graduate School of Business in 1989.

     Lawrence A. Dustin has served as one of our independent directors since 1999. Mr. Dustin has over 30 years of experience in the hospitality industry. Since January 2002, Mr. Dustin has served as president, a director and a principal stockholder of Dustin/ Massagli LLC, a company that manages the operations of EMTG, LLC, which publishes the Mobil Travel Guide, a publication which features information about domestic hotels, resorts, restaurants, sites and attractions and of which he owns a 31.25% interest. Mr. Dustin also serves as a director and president of EMTG, LLC. From August 1999 through January 2002, Mr. Dustin served as president of the lodging division for Travel Services International, Inc., a specialized distributor of leisure travel products and services. From September 1998 to August 1999, Mr. Dustin served as principal of BBT, an advisory company specializing in hotel operations, marketing and development. From 1994 to September 1998, Mr. Dustin served as senior vice president of lodging of Universal Studios, Inc., where he led Universal’s entry into the lodging business. Mr. Dustin provided strategic direction and tactical implementation for matters related to Universal’s hotel interests in Singapore, Osaka, Los Angeles and Orlando. In Orlando, he supervised the early-stage development of the resort’s five highly themed, full service hotels comprising 5,000 rooms. Before joining Universal Studios in 1994, Mr. Dustin served as a principal and chief executive officer of AspenCrest Hospitality, Inc., a professional services firm that helped independent hotel owners enhance the asset value of their properties. From 1969 to 1989, Mr. Dustin held various positions in the hotel industry, including 14 years in management with Westin Hotels & Resorts. Mr. Dustin received a B.A. from Michigan State University in 1968.

     James Douglas Holladay is a nominee to become one of our independent directors. Mr. Holladay has served as general partner of two firms: Thornton Group, LLC from 1996 to 2002, which invests in start-up business ventures and advises public and private companies, and since 1998, he has also served as general partner of Park Avenue Equity Partners, LP, a private equity fund that makes investments in operating companies. Mr. Holladay is a director of Sunrise Senior Living, Inc. Mr. Holladay was a senior officer with Goldman, Sachs & Co., an international investment banking firm, until 1995. He also previously held senior positions of responsibility in both the White House and Department of State. Mr. Holladay has served as an advisor and board member to numerous organizations, both private and public, including Morhouse Collage, Harvard University, Heidrick & Struggles, an executive search firm, Hughes Supply, a wholesale distributor, and United Way International. Mr. Holladay received a B.A. in 1969 from the University of

North Carolina and an M.A. in 1978 from Princeton Theological Seminary and an M.Litt. in 1981 from Oxford University.

     Jack F. Kemp is a nominee to become one of our independent directors. In 1993, Mr. Kemp co-founded Empower America, a public policy and advocacy organization, and has since served as co-director of the organization. In August 1996, he received the Republican Party’s nomination for Vice President under presidential candidate Bob Dole. Prior to founding Empower America, Mr. Kemp served as Secretary of Housing and Urban Development from 1990 to 1993, and as a U.S. Representative for western New York from 1971 to 1989. Before his election to Congress, Mr. Kemp played 13 years as a professional football quarterback and co-founded the American Football League Players Association. He received a B.A. in 1957 from Occidental College.

     Craig M. McAllaster, Ph.D. has served as one of our independent directors since 1999. Dr. McAllaster is dean of the Roy E. Crummer Graduate School of Business at Rollins College. He directed the Executive MBA program from 1994 through 2000, has been on the management faculty and served as executive director of the international consulting practicum programs at the Crummer School. Prior to Rollins College, Dr. McAllaster was on the faculty at the School of Industrial and Labor Relations and the Johnson Graduate School of Management, both at Cornell University and the University of Central Florida. Dr. McAllaster spent over ten years in the consumer services and electronics industry in management, organizational and executive development positions. He is a consultant to a variety of domestic and international companies in the areas of strategy and leadership. Dr. McAllaster received a B.S. from the University of Arizona in 1972, an M.S. from Alfred University in 1980 and an M.A. in 1985 and Doctorate in 1987, both from Columbia University.

     Dianna Morgan is a nominee to become one of our independent directors. Ms. Morgan had a 30-year career with Walt Disney World Company, most recently serving as Senior Vice President of Public Affairs from 1993 to 2001, where she was responsible for government, community and media relations, as well as the Disney Institute. She was appointed by Governor Jeb Bush to the University of Florida Board of Trustees and previously served as a member of the Orange County Tourist Development Commission, the Florida Tourism Commission and Enterprise Florida. Ms. Morgan received a B.A. in 1995 from Rollins College.

     Robert E. Parsons, Jr. has served as one of our independent directors since September 2003. Mr. Parsons also is the Managing Director of Wasatch Investments, which provides advisory and consulting services to the real estate and lodging industries. Prior to Wasatch Investments, Mr. Parsons spent 22 years at Host Marriott Corporation, a REIT that owns full service hotel properties, where from 1995 to 2003, he served as Executive Vice President and Chief Financial Officer. He also previously served as Chairman of the Hotel Development Council of the Urban Land Institute. Mr. Parsons received a B.A. in 1979 and an M.B.A. in 1981 from Brigham Young University.

     Thomas J. Hutchison III has served as our Chief Executive Officer since May 2003. Mr. Hutchison served as co-Chief Executive Officer and a director of the Advisor. From June 2002 through March 2003, Mr. Hutchison served as our President and President of the Advisor. From May 2000 to June 2002, Mr. Hutchison served as our Executive Vice President and Executive Vice President of the Advisor, and from May 2000 to July 2002, he served as Executive Vice President of CNL Hotel Investors, Inc. In addition until [ ] 2004, Mr. Hutchison served as President and Chief Operating Officer of CNL Real Estate Group, Inc., which was the parent company of CNL Retirement Corp. and the parent company of the Advisor prior to the advisor acquisition. He also served as the President and Chief Operating Officer of CNL Realty & Development Corp. Mr. Hutchison also served as President and Chief Executive Officer of CNL Retirement Properties, Inc. and as President and Chief Executive Officer of CNL Retirement Corp., its advisor until [ ] 2004. He currently serves as a director of CNL Retirement Corp. Mr. Hutchison also serves as a director, Chairman and Chief Executive Officer of EMTG, LLC. From 2000 to June 2002, Mr. Hutchison served as Executive Vice President of CNL Retirement Properties, Inc. and CNL Retirement Corp. from May 2000 to June 2002. Mr. Hutchison joined CFG in January 2000 with more than 30 years of senior management and consulting experience in the real estate development and services industries. Prior to joining CNL, Mr. Hutchison was president and owner of numerous real estate services and development companies. From 1990 to 2000, he was chairman and chief executive officer of Atlantic Realty Services, Inc. and TJH Development Corporation. Since 1990, he has fulfilled a number of long-term consulting assignments for large corporations, including managing a number of large international joint ventures. From 1990 to 1991, Mr. Hutchison was the court-appointed president and chief executive officer of General Development Corporation, a real estate community development company. From 1986 to 1990, he was the chairman and chief executive officer of a number of real estate-related companies engaged in the master planning and land acquisition of forty residential, industrial and office development projects. From 1978 to 1986, Mr. Hutchison was the president and chief executive officer of Murdock Development Corporation and Murdock Investment Corporation, as well as Murdock’s nine service divisions. In this capacity, he managed an average of $350 million of new development per year for over nine years. Additionally, he expanded the commercial real estate activities to a national basis, and established both a new extended care division and a hotel division that grew to 14 properties. Mr. Hutchison attended Purdue University and the University of Maryland Business School.

     John A. Griswold has served as our President since March of 2003 and as our Chief Operating Officer since October of 2003. The functions of Acquisitions and Business Development, Portfolio and Asset Management, Planning, Design, Construction, and the Office of General Counsel report to Mr. Griswold. Mr. Griswold also served as a director and President of the Advisor and has over 30 years of experience in the hospitality industry. From January 1999 to February 2003, Mr. Griswold served as one of our independent directors. From 1985 to March 2003, Mr. Griswold served as a senior executive, including as president from 1999 to March 2003, of Tishman Hotel Corporation, an operating unit of Tishman Realty & Construction Co., Inc., founded in 1898. Tishman Hotel Corporation is one of the nation’s largest developers, owners and operators of upscale full service hotels and resorts. The Tishman company provided such services for more than 85 hotels totaling more than 30,000 rooms. Tishman’s major developments included the Walt Disney World Swan and Dolphin resorts in Orlando, the Sheraton Chicago Hotel and Towers, the Westin Rio Mar Beach Resort in Puerto Rico and the Westin New York at Times Square. From 1981 to 1985, Mr. Griswold served as general manager of the Buena Vista Palace Hotel in The Walt Disney World Resort. From 1978 to 1981, he served as vice president and general manager of the Homestead Resort, a luxury condominium resort in Glen Arbor, Michigan. In addition, Mr. Griswold served as an operations manager for The Walt Disney Company from 1971 to 1978. He was responsible for operational, financial and future planning for multi-unit dining facilities in Walt Disney World and Lake Buena Vista Country Club. He is a member of the board of directors of the Florida Hotel & Lodging Association, chairman of Orlando/ Orange County Convention & Visitors Bureau, Inc. and chairman of the First Orlando Foundation. Mr. Griswold received a B.S. from the School of Hotel Administration at Cornell University.

     OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL OF THE ABOVE NOMINEES OF OUR BOARD OF DIRECTORS.

EXECUTIVE OFFICERS

     Our executive officers are as follows:

Name	Age	Position
James M. Seneff, Jr.	57	Chairman of the Board Vice Chairman of the
Robert A. Bourne	56	Board, Treasurer
Thomas J. Hutchison III	62	Chief Executive Officer
John A. Griswold	55	President and Chief Operating Officer

Name	Age	Position
C. Brian Strickland	41	Executive Vice President, Chief Financial Officer and Corporate Secretary
Barry A.N. Bloom	39	Senior Vice President of Portfolio Management and Administration
Mark E. Patten	40	Senior Vice President and Chief Accounting Officer
Paul H. Williams	39	Senior Vice President of Corporate Strategy and Capital Markets

     C. Brian Strickland has served as our Executive Vice President, Chief Financial Officer and Corporate Secretary since 1998. Mr. Strickland also serves as Executive Vice President for CNL Hotel Development Company and CNL Hotel Investors, Inc. Mr. Strickland is responsible for all aspects of corporate finance and capital market initiatives, as well as accounting, financial reporting and forecasting. Since joining the Advisor in 1998 Mr. Strickland has overseen the acquisition financing of over $6.0 billion in hotels and resorts and has directed the implementation of our accounting, financial reporting and cash management processes and procedures. From 1989 to 1997 Mr. Strickland served as director of tax for Wyndham Hotels and Resorts, where he was integrally involved in structuring acquisitive transactions including the consolidation and initial public offering of Wyndham Hotels Corp. in 1996 and its subsequent merger with Patriot American Hospitality, Inc. Prior to 1989, Mr. Strickland was senior tax accountant for Trammell Crow Company, where he provided consulting services to regional development offices. From 1986 to 1988, Mr. Strickland was a tax consultant with Ernst & Whinney, where he was a member of the real estate practice group. Mr. Strickland is a certified public accountant and received a B.A. in Accounting from Texas Tech University in 1985.

     Barry A.N. Bloom has served as our Senior Vice President of Portfolio Management and Administration since May 2003. Mr. Bloom is responsible for the oversight of select hotel assets, as well as directing efforts in management and franchise agreement administration, market planning and feasibility, real estate ownership issues, hotel technology and integrating acquisitions into our existing portfolio management systems. Immediately prior to joining the Advisor, Mr. Bloom served as Vice President—Investment Management for Hyatt Development Corporation for three years. At Hyatt, he was responsible for providing ownership discipline and oversight for over 50 hotels and provided direction and decision making for capital expenditures and real estate issues. Prior to serving as Vice President of Hyatt, Mr. Bloom was a First Vice President at Tishman Hotel Corporation, where he spent over 10 years in a variety of capacities including investment banking, asset management and property management. Prior to joining Tishman, he worked for VMS Realty Partners and Pannell Kerr Forster. Mr. Bloom received an MBA from the Johnson School at Cornell University in 2001 and a B.S. from the School of Hotel Administration at Cornell University in 1986.

     Mark E. Patten has served as our Senior Vice President and Chief Accounting Officer since February 2004. Mr. Patten is primarily responsible for our financial accounting and reporting areas, SEC compliance, and our internal audit function. In this capacity, Mr. Patten works closely with our Audit Committee and our chief financial officer in, among other things, establishing and maintaining efficient and effective disclosure controls and compliance with SEC rules and regulations. Mr. Patten brings 19 years of experience in the areas of accounting, SEC reporting and corporate finance. Prior to his employment with us, Mr. Patten served two years with Danka Office Imaging Systems, a publicly traded provider of office imaging equipment and services, as Vice President of finance, two years as Chief Financial Officer of World Commerce Online, a publicly traded software development firm, and nearly two years as Chief Accounting Officer and Assistant Corporate Secretary for Vistana Inc., a publicly traded developer and operator of timeshare resorts. In addition, Mr. Patten spent 13 years with KPMG, including two years in KPMG’s Department of Professional Practice in New York and was elected into the partnership of KPMG in 1997. Mr. Patten received a B.A. in accounting from the University of Florida in 1986 and received his certification as a public accountant in 1988.

     Paul H. Williams has served as our Senior Vice President of Corporate Strategy and Capital Markets since May 2003. We expect Mr. Williams to be appointed as our treasurer prior to the completion of our Underwritten Offering. Mr. Williams is responsible for developing corporate and financial strategy, implementing financial plans and executing acquisitions. Mr. Williams brings 17 years of experience in the areas of investment banking, finance and accounting, including mergers and acquisitions and capital markets. Prior to joining the Advisor, Mr. Williams served six years as a Principal in Mergers and Acquisitions and Real Estate Investment Banking with Banc of America Securities LLC. In doing so, he executed a variety of corporate and asset transactions specializing in the identification and execution of mergers, acquisitions, sales and financings for real estate investment trusts and real estate opportunity funds. In addition, Mr. Williams spent ten years with public accounting firms Price Waterhouse and Deloitte & Touche. Mr. Williams received a B.A. in accounting from the University of Florida in 1986.

     The backgrounds of Messrs. Seneff, Bourne, Hutchison and Griswold are described above under “ELECTION OF DIRECTORS.”

BOARD MEETINGS DURING FISCAL YEAR 2003

     The Board met 7 times during the year ended December 31, 2003. Each member of the Board attended at least 75 percent of the total meetings of the Board and of any committee on which they served. It is our policy that directors should make every effort to attend the annual meeting of stockholders. All directors attended last year’s annual meeting.

     We do not have a defined/documented process for stockholder communications. We believe our affiliated securities organization provides a substantial communication link with our stockholders which supports our ability to receive communications from our stockholders on a frequent and timely basis.

COMMITTEES OF THE BOARD OF DIRECTORS

Audit Committee and Audit Committee Financial Expert

     We have a standing Audit Committee, the members of which are selected by our Board each year. The Audit Committee operates under a written charter adopted by our Board. The written charter of the Audit Committee is attached as Appendix       to this proxy statement. During 2003, the Audit Committee was comprised of Mr. McAllaster, who chairs the Audit Committee, and Messrs. Adams and Parsons. During the year ended December 31, 2003, each of Messrs. Adams, McAllaster and Parsons served as our “independent directors,” as that term is defined in the Articles. We have applied the NYSE’s standards of independence to our own outside directors and for the year ended December 31, 2003, each of Messrs. Adams, McAllaster and Parsons met the definition of “independent” under Sections 303.01(B)(2)(a) and (3) of the listing standards of the New York Stock Exchange and under SEC rules. The Audit Committee met seven times during the year ended December 31, 2003.

     Our Audit Committee currently consists of Craig M. McAllaster, Robert E. Parsons, Jr., and Charles E. Adams, all of whom qualify as “independent directors” under the NYSE and Commission rules. Mr. McAllaster serves as chairman of the Audit Committee, and our Board has determined that Mr. Parsons is an Audit Committee financial expert as defined in Item 401 of Regulation S-K. We believe that each of our Audit Committee members is financially sophisticated and able to read and understand our financial statements. The audit function of the committee is to help ensure the integrity of our financial statements, the qualifications and independence of our independent auditor and the performance of our internal audit function and independent auditors. The Audit Committee’s functions are to select, assist and meet with the independent auditor, oversee each annual audit and quarterly review, establish and maintain our internal audit controls and prepare the report that federal securities laws require be included in our annual proxy statement. In addition, our Audit Committee will be responsible for establishing procedures for handling any complaints we receive regarding accounting, internal accounting controls, or auditing matters, as well as any confidential, anonymous submissions by any of our employees regarding concerns about questionable accounting or auditing matters. We will provide appropriate funding, as determined by our Audit Committee, for payment of compensation to our independent accountants, any advisors it employs and other expenses of the committee.

Audit Committee Report

     Review and Discussions with Independent Auditors. The Audit Committee has discussed with PricewaterhouseCoopers, LLP, our company’s independent accountants, the matters required to be disclosed by SAS 61 (Codification of Statements on Accounting Standards) which includes, among other items, matters related to the conduct of the audit of our company’s consolidated financial statements.

     The Audit Committee has also received written disclosures and the letter from PricewaterhouseCoopers, LLP required by Independence Standards Board Standard No. 1 (which relates to the accountants’ independence from our company and its related entities) and has discussed with PricewaterhouseCoopers LLP their independence from us.

     Conclusion. Based on the review and discussions referred to above, the Audit Committee recommended to the Board that our company’s audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as amended for filing with the Commission.

Audit Committee
/s/ Charles E. Adams
/s/ Craig M. McAllaster
/s/ Robert E. Parsons

     The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Commission, nor shall such information be incorporated by reference into any previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company incorporates it by specific reference.

Audit Fees

     The following table presents fees payable to PricewaterhouseCoopers, LLP, our independent accountants, for the fiscal years ended December 31, 2003 and 2002.

	Fiscal Year
	2003	2002
Audit Fees(a)	$508,776	$409,000
Audit-Related Fees(b)	192,500	26,070
Tax Fees©	147,189	72,723
All Other Fees(d)	—	—

Total	$848,465	$507,793

5.	(a) Audit Fees—consist of professional services rendered in connection with the annual audit of our consolidated financial statements on Form 10-K and quarterly reviews of our interim financial statements on Form 10-Q. Audit fees also include fees for services performed by

PWC that are closely related to the audit and in many cases could only be provided by our independent auditors. Such services include the issuance of comfort letters and consents related to our registration statements and capital raising activities, assistance with and review of other documents filed with the Commission and accounting advice on completed transactions.
6.	(b) Audit Related Fees—Consists of services related to audits of properties acquired, due diligence services related to contemplated property acquisitions and accounting consultations.

7.	(c) Tax Fees—Consists of services related to corporate tax compliance, including review of corporate tax returns, review of the tax treatments for certain expenses and tax due diligence relating to acquisitions.

8.	(d) All Other Fees—There were no professional services rendered by Pricewaterhouse Coopers LLP (“PWC”), our independent accountants, during the years ended December 31, 2003 and 2002.

Pre-approval policies and procedures

     It is our policy and the policy our Audit Committee that audit related services and non-audit related services, which are provided by our independent accountants falling into the categories below, do not require advance written approval by our Audit Committee unless they exceed $25,000 for individual engagements. Once individually insignificant assignments, which otherwise do not require written approval, exceed $150,000 during any fiscal year we must obtain prior written approval from our Audit Committee for subsequent assignments. Any services that fall outside of the categories listed below, regardless of the cost, must be approved in writing by our Audit Committee prior to work commencing on the engagement. Our Audit Committee, our independent accountants, and we understand that in order to maintain our independence of PWC, certain types of advisory and consulting services may not be provided. We generally limit the non-audit related services we receive from our independent accountants to the following:

1.	Advisory services in connection with ongoing accounting and reporting issues including the implementation of new GAAP and SEC requirements;

2.	Advisory services regarding accounting treatment in connection with property acquisitions;

3.	Advisory services in connection with corporate transactions (investments, merger transactions, etc.) which are limited to the review and evaluation of accounting systems and practices of target companies;

4.	Advisory and review services in connection with the filing of our registration statements with the Commission (“1933 Act Filings”) including Forms S-11, amendments, pro-forma financial statements, consents, other agreed upon procedures, etc.;

5.	Tax return preparation services;

6.	Advisory services in connection with ongoing corporate and state income tax issues; and

7.	Advisory services regarding prospective tax issues in connection with property acquisitions and other corporate transactions.

     All audit, audit-related and tax services performed by our independent accountants which required pre-approval, as defined in our Audit Committee’s policies and procedures, were pre-approved. Services other than audit, review, or attest services, which did not require pre-approval pursuant to those policies were brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Chairman of our Audit Committee in accordance with 17 CFR section 210.2-01(3)(c)(7)(i)(c) of the SEC rules and regulations.

OTHER COMMITTEES

     Our Board has an Audit Committee, Nominating and Corporate Governance Committee and a Compensation Committee. We believe that the current and planned composition of these committees meet the criteria for independence under, and the functioning of these committees will comply with the applicable requirements of, the Sarbanes-Oxley Act of 2002, the current rules of the NYSE and

Commission rules and regulations. Our Board may from time to time appoint certain other committees to facilitate our management.

Compensation Committee

     Our Compensation Committee currently consists of Robert E. Parsons, Jr., Lawrence A. Dustin and Charles E. Adams, all of whom qualify as “outside directors” under the Code. Upon listing on the NYSE, all members of the compensation committee will qualify as “independent directors” under the NYSE rules. Mr. Parsons serves as chairman of the Compensation Committee. The Compensation Committee reviews and approve the compensation and benefits of our executive officers, administer and make recommendations to our board of directors regarding our compensation and stock incentive plans, produce an annual report on executive compensation for inclusion in our proxy statement and publish an annual committee report for our stockholders.

Nominating and Corporate Governance Committee

     Our Nominating and Corporate Governance Committee currently consists of Charles E. Adams, Lawrence A. Dustin and Craig M. McAllaster. Upon listing on the NYSE, all members of the Nominating and Corporate Governance Committee will qualify as “independent directors” under the NYSE rules. Mr. Adams serves as chairman of the Nominating and Corporate Governance Committee. The function of the Nominating and Corporate Governance Committee is to develop and recommend to our Board a set of corporate governance principles, adopt a code of ethics, adopt policies with respect to conflicts of interest, monitor our compliance with corporate governance requirements of state and federal law and the rules and regulations of the NYSE, establish criteria for prospective members of our Board, conduct candidate searches and interviews, oversee and evaluate our Board and management, evaluate from time to time the appropriate size and composition of our Board and recommend, as appropriate, increases, decreases and changes in the composition of our Board and formally propose the slate of directors to be elected at each annual meeting of our stockholders.

Compensation Committee Interlocks and Insider Participation

     During fiscal year 2003, we did not have a compensation committee or other committee performing similar functions. Decisions concerning the compensation of executive officers were made by our Board.

     The Nominating and Corporate Governance Committee will consider timely written suggestions from stockholders. Stockholders wishing to suggest a candidate for director nomination for the 2005 Annual Meeting of Stockholders should mail their suggestions to CNL Hospitality Properties, Inc., CNL Center at City Commons, 450 South Orange Avenue, Orlando, Florida 32801, Attn: Secretary. Suggestions must be received by our Secretary no later than    . The manner in which director nominee candidates suggested in accordance with this policy are evaluated shall not differ from the manner in which candidates recommended by other sources are evaluated.

     [The Nominating and Corporate Governance Committee charter is posted on our website at www.[cnlonline].com.]

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation of Directors

     During the year ended December 31, 2003, each independent director earned between $7,000 and $28,500 for serving on the Board. Each independent director received $1,000 per Board meeting attended ($500 for each telephonic meeting in which the director participated). The members of the Audit Committee were entitled to receive $1,000 (or $1,500, in the case of the chairman of the Audit Committee) per Audit Committee Meeting attended or telephonic Audit Committee meeting in which the director participated. In addition to the above compensation, the chairman of the Audit Committee was entitled to receive $1,500 per meeting attended with our independent accountants and $1,500 for each telephonic meeting with our independent accountants in which the chairman participated as a representative of the Audit Committee.

     Each independent director will receive $40,000 annually in cash for serving on our Board, as well as an annual stock grant of shares having a value, equal to $40,000, an attendance fee of $2,000 per meeting of our Board or any committee of our Board, whether attended in person or telephonically. In addition, the chair of our Audit Committee will receive $15,000 in cash, the chair of our Compensation Committee will receive $10,000 in cash and the chair of our Nominating and Corporate Governance Committee, as well as our other Board committee chairs (except as determined by our Board) will receive $5,000 in cash, in each case, on an annual basis. Our Chairman of the Board and Vice-Chairman of the Board will also receive an annual retainer equal to $150,000 for serving in that capacity. Directors that are members of a special committee are entitled to receive additional fees for services as members of that special committee. The members of the Special Committee formed in connection with the Merger will receive compensation as follows: Mr. Parsons, the committee chair will receive $90,000; Messrs. McAllaster and Adams, the other members of the special committee, will each receive $60,000; and each of them will also receive $1,500 per meeting. Directors who are employees of us or our subsidiaries will not receive compensation for their services as directors.

     We intend to implement a deferred compensation program for our directors, allowing them to defer all or a portion of their compensation. Directors will also be entitled to reimbursement for expenses incurred in fulfilling their duties as our directors and will receive complimentary hotel room, food and beverage and related services at our hotels and resorts when on personal travel, including reimbursement for associated taxes.

     If the 2004 Omnibus Long-Term Incentive Plan is approved by our stockholders, all of our existing and new directors, except our chairman, vice-chairman and directors who are our employees, will receive fully vested shares of our common shares as follows:

•	All existing directors will receive a stock grant of 10,000 shares;

•	Members of the Special Committee will receive an additional stock grant of 5,000 shares; and

•	New directors will receive a stock grant of 5,000 shares.

Executive Officer Compensation

     Previously, we did not pay any compensation to our officers and directors who also served as officers and directors of the Advisor. No annual or long-term compensation was paid by us to any executive officers for services rendered in all capacities to us during the years ended December 31, 2003, 2002 and 2001.

     In addition, none of our executive officers received an annual salary or bonus from us during the years ended December 31, 2003, 2002 and 2001. Our executive officers were also employees and executive officers of the Advisor or its affiliates and received compensation from CFG and its affiliates in part for services provided to us. See “Certain Relationships and Related Transactions” for a description of the fees payable and expenses reimbursed to the Advisor and its affiliates.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On April 29, 2004, we entered into the Merger Agreement to acquire the Advisor. In the Merger, all of the outstanding shares of capital stock of the Advisor will be exchanged for a total Merger consideration of $297 million, comprised of approximately $267.3 million of our common shares and approximately $29.7 million in cash. In addition, in connection with the Merger, we will assume and repay approximately $10.98 million of debt. Certain of our officers, directors and their respective affiliates who own interests in the Advisor will receive $267.3 million worth of these shares and none of the cash. Upon completion of the Merger, the Surviving Corporation will continue as our wholly-owned subsidiary and will succeed to all of the assets, liabilities and business of the Advisor, and the Advisor’s officers and other employees will become our employees. As a result, we will become a self-advised REIT.

     Some of our officers, directors and affiliates are stockholders of the Advisor and will receive the following in connection with the Merger:

1)	CNL Real Estate Group, Inc.	15.8 million shares;
2)	James M. Seneff, Jr.	4.5 million shares;
3)	Robert A. Bourne	4.5 million shares;
4)	Thomas J. Hutchison III	0.9 million shares;
5)	John A. Griswold	0.4 million shares;
6)	C. Brian Strickland	0.3 million shares;
7)	Paul H. Williams	0.1 million shares.
8)	Barry A.N. Bloom	0.1 million shares.

     As a condition to the Merger, we agreed to enter into a registration rights agreement with the Advisor’s stockholders (other than Five Arrows) who are receiving shares of our common shares in the Merger (the “Registration Rights Agreement”). The Registration Rights Agreement requires us, on up to two occasions on demand of holders of shares with an aggregate offering price equal to at least $ million, to use our best efforts to prepare and file a registration statement within 90 days of the demand that covers the resale of those shares, and the shares of any other holders of registration rights electing to participate in the registration. In addition, we must give the holders of registration rights notice at least 30 days prior to the proposed date of filing a registration statement for the offer and sale of common shares for us or for any other selling stockholder, and provide these holders with the opportunity to participate and have their common shares included in the registration statement, subject to customary underwriter cutback provisions. This participation right does not apply to registration statements related to an employee benefit plan, a dividend reinvestment plan or on Form S-4 or Form S-8 under the Securities Act of 1933, as amended. We will bear all expenses incident to our obligations under the Registration Rights Agreement, other than any underwriting fees, discounts or commissions, or any out-of-pocket expenses of the persons exercising the registration rights, or any transfer taxes relating to the resale of their shares.

     Prior to the Merger some of our directors and all other executives, officers, including Messrs. Seneff, Bourne, Hutchison, Griswold, Strickland, Bloom, Patten and Williams, hold similar positions with the Advisor. In addition, Messrs. Seneff and Bourne are executive officers of CNL Securities Corp., the managing dealer of our five prior public offerings of common stock and a wholly-owned subsidiary of CFG. Mr. Seneff and his wife share ownership and voting control, CFG and its subsidiaries. The Advisor and CNL Securities Corp. are by contract entitled to receive fees and compensation for services provided in connection with our common stock offerings, and the acquisition, development, management and sale of our assets. Amounts incurred relating to these transactions were $202.2 million and $77.5 million for the years ended December 31, 2003 and 2002, respectively. Of these amounts, approximately $10.1 million and $1.9 million were paid in 2004 and are included in due to related parties in the accompanying consolidated balance sheets as of December 31, 2003 and 2002, respectively. The remainder was paid in the year incurred.

     For the year ended December 31, 2003, CNL Securities Corp. was entitled to receive selling commissions amounting to 7.5% of the total amount raised from the sale of shares of our common stock for services in connection with our public offerings of shares, the majority of which may be paid as commissions to other broker-dealers. For the year ended December 31, 2003, we paid approximately $86.5 million of such fees, the majority of which have been reallowed by CNL Securities Corp. as commissions to unaffiliated broker-dealer firms.

     In addition, for the year ended December 31, 2003, CNL Securities Corp. was entitled to receive a marketing support fee equal to 0.5% of the total amount raised from the sale of shares in connection with our public offerings. For the year ended December 31, 2003, we paid approximately $5.8 million of such fees, the majority of which have been reallowed to other broker-dealers.

     CNL Securities Corp. is also entitled to receive, in connection with our first offering of up to 16.5 million shares of common stock, our third offering of up to 45 million shares of our common shares, and our fourth offering of up to 45 million shares of our common shares, a soliciting dealer servicing fee payable annually by us on December 31 of each year following the year in which the offering terminated in the amount of 0.20% of the stockholders’ invested capital from these offerings. CNL Securities Corp. in turn may reallow all or a portion of such fee to soliciting dealers whose clients hold shares on such date. For the year ended December 31, 2003, approximately $1.2 million of such fees were paid.

     The Advisor is entitled to receive acquisition fees for services in identifying the properties and structuring the terms of the acquisitions, leases of the properties and the mortgage loans equal to 4.5% of the total amount raised from the sale of shares and loan proceeds from permanent financing and a portion of the line of credit proceeds that are used to acquire properties. For the year ended December 31, 2003, we paid approximately $94.5 million of such fees.

     CNL Hotel Development Company, a subsidiary of the Advisor, is entitled to receive fees in connection with the development, construction or renovation of certain properties, generally equal to four to five percent of anticipated project costs. During the year ended December 31, 2003, we paid approximately $2.6 million of such fees.

     Under our Advisory Agreement with the Advisor, the Advisor receives a monthly asset management fee of one-twelfth of 0.60% of our real estate asset value and the outstanding principal balance of any mortgage loans as of the end of the preceding month. The asset management fee, which is not allowed to exceed fees which are competitive for similar services in the same geographic area, may or may not be taken, in whole or in part as to any year, in the sole discretion of the Advisor. All or any portion of the asset management fee not taken as to any fiscal year will be deferred without interest and may be taken in such other fiscal year as determined. During the year ended December 31, 2003, we incurred approximately $12.8 million of such fees. In late 2003, the Advisor allowed us to defer the payment of the asset management fee until September 15, 2004. Asset management fees were not paid by us after August 2003 and in January 2004, the Advisor refunded to us all of the asset management fees we had previously paid during 2003.

     We incur operating expenses which, in general, are those expenses relating to our administration on an ongoing basis. Pursuant to the advisory agreement described above, the Advisor was required to reimburse us the amount by which the total operating expenses paid or incurred by us exceed in any four consecutive fiscal quarters, the greater of 2% of average invested assets or 25% of net earnings. For the year ended December 31, 2003, our operating expenses did not exceed these amounts.

     The Advisor and its affiliates, including CNL Shared Services, Inc. (“CSS”), a subsidiary of CNL Holding, Inc., the parent of CFG and CNL Shared Sources, Inc., provided various administrative services to us, including services related to accounting; financial, tax and regulatory compliance reporting;

stockholder distributions and reporting; due diligence and marketing; and investor relations, on a day-to-day basis. For the year ended December 31, 2003, we incurred a total of approximately $6.7 million for these services, approximately $4.3 million representing stock issuance costs and approximately $2.4 million representing general operating and administrative expenses, including costs related to preparing and distributing reports required by the Commission.

     At or prior to the effective time of the Merger, we will pay to the Advisor an amount of cash equal to $12.8 million in satisfaction of certain asset management fees accrued but unpaid as of December 31, 2003 and an additional $5.1 million in satisfaction of certain asset management fees earned but unpaid as of the date of the Merger Agreement under the Advisory Agreements then in effect. During the period from the execution of the Merger Agreement until the effective time, (i) the Advisor will continue to earn and be paid asset management fees in accordance with the applicable Advisory Agreement; (ii) the Advisor will continue to earn and be paid development fees earned by the Advisor or the CNL Hotel Development Company (the “Development Company”) in the ordinary course of business prior to the Closing Date; and (iii) the Advisor will continue to be reimbursed for expenses incurred in the ordinary course of business, including but not limited to, accounting fees, in accordance with the terms of the applicable Advisory Agreement. During the period from the execution of the Merger Agreement until the effective time, the Advisor will not be entitled to receive any other fees from us under the Advisory Agreements or under our Articles or bylaws.

     We maintain bank accounts in a bank in which Messrs. Seneff and Bourne serve as directors, and in which CFG, an affiliate of the Advisor, is a stockholder. The amount deposited with this bank was approximately $29.0 million at December 31, 2003.

     We own a 9.9% interest in CNL Plaza, Ltd., a limited partnership that owns an office building located in Orlando, Florida, in which we and other CNL-affiliated companies lease office space. The remaining interest in the limited partnership is owned by several affiliates of CFG. In connection with the Merger, we have guaranteed a 16.67% share, or approximately $2.6 million, of a $15.5 million unsecured promissory note of the limited partnership. During the year ended December 31, 2003, we paid rental expenses in connection with the lease of $783,821.

     As of December 31, 2003, we had invested a total of $5.2 million in CTM Partners, LLC, a partnership in which we have a 31.25% interest and which owns EMTG, LLC. Since 2002, a subsidiary of CTM Partners, LLC has engaged Dustin/ Massagli LLC, a company in which one of our directors is president, and a director and principal stockholder, to manage the business. Dustin/ Massagli LLC manages the operations of EMTG, LLC. Our Chief Executive Officer also serves as a director, Chairman and Chief Executive Officer of EMTG, LLC. In March 2004, we contributed an additional $1.7 million to the partnership to fund operating needs of EMTG, LLC. The other partners made additional contributions in amounts which maintained the existing ownership interests of each partner.

New Agreements with CNL-Affiliated Companies

     In connection with the Merger, we intend to enter into new inter-company agreements with CFG or its affiliates, including the following:

•	Service Level Agreement. We intend to enter into a service level agreement with CSS to provide us with human resources, development, corporate communications, office administration and other office services. CSS has proposed that it would charge us monthly fees based on our projected personnel headcount; provided that if our actual headcount increases, the fees payable by us could also increase, but they would not decrease if our actual headcount is lower than projected. CSS has also proposed that it may, at its discretion, rebate a portion of this fee to us if its cost of providing services to us is less than the amount budgeted by CSS; provided, however, that fees would not increase unless there is a significant increase in CSS’s insurance rates or a failure of its equipment or software requiring replacement or third-party consultation. The Merger

Agreement provides, among other things, that this agreement will be for a term of one year and will be terminable without penalty at any time by us and terminable by CFG or its affiliates only on at least 180 days prior written notice, and will be renewable on an annual basis.
•	Lease Agreement. CFG and its affiliates have also proposed that we will lease from CNL Plaza, Ltd. or Sublease from CCG the office space we currently occupy on its lease at CNL Center at City Commons at 450 South Orange Avenue, Orlando, Florida, and that our portion of the rent will be based on the total square footage allocated to us. The Merger Agreement provides, among other things, that this agreement will be for a term of one year and will be terminable without penalty at any time by us and terminable by CFG or its affiliates only on at least 180 days prior written notice, and will be renewable on an annual basis.

•	Master Finance Lease Agreement. CFG currently leases certain furniture and equipment from SunTrust Bank, which it then subleases to the Advisor. We intend to enter into a new sublease with CFG for the use of the furniture and equipment. The Merger Agreement provides, among other things, that this agreement will be for a term of one year and will be terminable without penalty at any time by us and terminable by CFG or its affiliates only on at least 180 days prior written notice, and will be renewable on an annual basis.

•	Enterprise Agreement. In addition, we intend to propose that we, CFG and its affiliates enter into an Enterprise Agreement relating to the allocation of costs to maintain the quality of the CNL trade name.

•	Brand License Agreement. We also intend to enter into a licensing agreement with CFG or its affiliate on substantially the same terms as the Brand License Agreement, dated March 31, 2003, among CNL Holdings, Inc., CSS and the Advisor, with respect to the use of the CNL brand, provided, however, the new brand license agreement would not provide for the payment of a fee by us and would provide for various termination rights by CFG or its affiliate upon one year prior written notice to us in the event:

•	Mr. Seneff is involuntarily removed from all officer positions with us or as a member of our board of directors by our stockholders or our board of directors;

•	we terminate the new inter-company agreements or the enterprise agreement (provided, that if our termination is the result of a material breach of the other party, and CFG or its affiliates terminates the Brand License Agreement, CFG or its affiliate is obligated to pay us a $2.0 million termination fee);

•	we are involved in certain extraordinary corporate transactions such as mergers, dissolutions or sales of substantially all our assets; or

•	a majority of our Board are persons other than persons for whose election proxies have been solicited by our Board.

     We also expect to enter into an advisory agreement with CHPII, whereby we provide advisory services to CHPII and would receive fees and reimbursements from CHPII.

Agreements with Executive Officers and Directors

     As described elsewhere in this proxy statement under the heading “Proposal II—The Merger Proposal; Description of the Merger—Employment Agreements, Non-Competes and Other Protections,” we have also entered into employment agreements with Messrs. Hutchison, Griswold, Strickland, Williams and Bloom effective as of the effective time of the Merger.

     As described elsewhere in this proxy statement under the heading “Proposal II—The Merger Proposal; Description of the Merger—Employment Agreements, Non-Competes and Other Protections,” we have entered into indemnification agreements with all of our directors and executive officers.

     At or prior to the completion of the Underwritten Offering we will grant restricted stock to our executive officers as follows:

-	Thomas J. Hutchison III	400,000 shares
-	John A. Griswold	175,000 shares
-	C. Brian Strickland	175,000 shares
-	Barry A.N. Bloom	90,000 shares
-	Paul H. Williams	90,000 shares

     Subject to the approval of the 2004 Omnibus Incentive Plan at the Annual Meeting, we will also issue long-term incentive stock awards in the form of deferred phantom units pursuant to the terms of a stock equivalent program to be administered by our Compensation Committee. The program will begin as of the effective date of the Merger and continue until December 31, 2007. On a prorated basis, 20% of the award will be released over time on December 31 st of each year (at the rate of 2.9%, 5.7%, 5.7% and 5.7%, respectively). The remaining shares will be released upon achievement of between two and four performance criteria to be established by our Compensation Committee. The majority of the performance criteria will be based on stockholder returns and be established at the beginning of the program, while the remainder will be established annually by the Compensation Committee. The program will include a cumulative “make up” provision, which will allow for shares that are not released during any one program year to be released at the end of the program if certain total stockholder returns are achieved. We will pay dividends only on shares that are released. Expected grants of deferred phantom units to our five most highly compensated executives are as follows:

-	Thomas J. Hutchison III	1,050,000 shares
-	John A. Griswold	700,000 shares
-	C. Brian Strickland	520,000 shares
-	Barry A.N. Bloom	350,000 shares
-	Paul H. Williams	350,000 shares

Non-Competes, Etc.

     Pursuant to the Merger Agreement, during the period commencing on the effective time of the Merger and terminating on the fifteenth anniversary of the effective time of the Merger (the “Restricted Period”), each of CFG, CNL Real Estate Group, James M. Seneff, Jr., and Robert A. Bourne shall not, and shall cause each of their respective affiliates not to, directly or indirectly engage in any activities within the United States of America, Canada and Europe that are in competition with our Company or the Adviser, including, but not limited to, (i) sponsoring or organizing, or assisting any other person in sponsoring or organizing, an investment vehicle in the lodging industry; or (ii) providing asset management or other advisory services to, or assisting another person in providing asset management or advisory services to, any investment vehicle in the lodging industry; provided, however, that, (A) activities taken by any member of the CNL Group, the CNL Group or any of their respective Affiliates with respect to the investment in recreational facilities or recreational properties, including golf courses, ski resorts, campgrounds, recreational vehicle parks and marinas, in which lodging is only incidental to the primary purpose of the facility or property, (B) activities taken by any member of the CNL Group, the

CNL Group or any of their respective Affiliates with respect to facilities, such as condominiums and time share properties, in which 50% or more of the ownership interests of such facility exist on a fractional basis, (C) the sponsorship and organization by any member of the CNL Group or any of their respective affiliates of CHP II for investment in certain limited service properties or projects in the lodging industry in a coordinated fashion with CHP or its designated affiliate, including the payment by CHP II or by CHP or its designated affiliate of investment advisory fees to the CFG or its Affiliates similar to the investment advisory fees paid by the Advisor to the CFG as of the date of this Agreement, provided that CHP, directly or through the Advisor or another affiliate, provides asset management and advisory services to CHP II, and (D) the investment by Mr. Seneff, Mr. Bourne or any of their respective affiliates in certain properties shall not be deemed to violate this restrictive covenant.

     Finally, under the employment agreements with Messrs. Hutchison, Griswold, Strickland, Williams and Bloom, each such individual will not, during the term of their respective employment agreement and for a period of one year thereafter (two years in the case of Messrs. Hutchison and Griswold terminating employment after a change of control) and except for certain limited exceptions, engage in, or participate in any capacity in any business that engages in, any business that is competitive with our business with assets in excess of $500 million. Each such employment agreement provides for a variety of remedies, including injunctive relief, if this provision is breached. These provisions, coupled with the non-compete provisions contained in the Merger Agreement, and assuming the employment agreements would be renewed at the expiration of their respective terms on similar terms, have the effect of constraining the ability of Messrs. Hutchison, Griswold, Strickland, Williams and Bloom to compete with us for one year after such individuals leave our employ.

SECTION 16 (a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     On February 14, 2003, an Annual Statement of Beneficial Ownership of Securities on Form 5 was not filed by Matthew W. Kaplan (at that time one of our directors) on behalf of an LLC (of which he has been appointed a manager) with respect to a single transaction relating to shares as to which he disclaimed beneficial ownership. Such Form was required to be filed by Section 16(a) of the Exchange Act and the rules and regulations adopted thereunder, and was subsequently filed.

     Messrs. Bloom and Williams were appointed as executive officers of us on October 29, 2003. Mr. Parsons became a director of us on September 26, 2003. Neither of these individuals timely filed an Initial Statement of Beneficial Ownership of Securities on Form 3 with respect to their new positions. Such Forms were required to be filed by Section 16(a) of the Exchange Act and the rules and regulations adopted thereunder, and were subsequently filed. None of these individuals own shares in us.

     Based solely on our review of the copies of such forms we have received and written representations from certain reporting persons that they were not required to file Forms 5 for the last fiscal year, we believe that all of our other officers, directors, and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during fiscal 2003.

PROPOSAL II

THE MERGER PROPOSAL

Our Company

     We are a leading owner of distinctive luxury and upper upscale hotels and resorts. We are fully-integrated, self-administered and self-advised, and are qualified as a real estate investment trust, or REIT, for federal income tax purposes. Our portfolio includes ownership interests in 130 (excluding six assets held for sale) hotels and resorts in 37 states, the District of Columbia and Canada, comprising approximately 32,000 rooms, and is diversified by geography, brand affiliation and third-party management companies we engage to operate our hotels and resorts. The luxury resort and upper upscale industry segments of our portfolio accounted for 79.9% of our pro forma hotel and resort revenues for the year ended December 31, 2003. Our hotels and resorts are operated under 19 nationally recognized hotel brands, including the Marriott, Hilton and Hyatt families of brands, and nine independent brands. We own some of the country’s most distinctive luxury resorts, including the Hotel del Coronado, the Grand Wailea Resort Hotel & Spa, the La Quinta Resort & Club and the Arizona Biltmore Resort & Spa. In addition to our luxury resorts, we own a number of upper upscale hotels in significant urban markets, such as Hilton hotels in Washington, D.C. and San Diego, Marriott hotels in Seattle, Baltimore and New Orleans, and Hyatt hotels in Miami, Detroit and Montreal. Because of their advantageous locations, reputations and/or amenities, many of these hotels and resorts benefit from high barriers to entry in their respective markets.

     Our strategy is to continue to own, acquire and develop luxury and upper upscale hotels and resorts. We focus on the luxury resort and upper upscale industry segments because we believe these industry segments present relatively high barriers to entry, have multiple demand generators and have historically outperformed other industry segments during an economic recovery. In addition, we believe that luxury resorts are less likely to be adversely affected during economic downturns. We believe these types of hotels and resorts currently offer the opportunity for better risk-adjusted returns than hotels and resorts in other lodging industry segments. Moreover, the management intensive nature of luxury and upper upscale hotels and resorts provides our experienced management team with the opportunity to enhance value and maximize operating results at our properties by monitoring performance and suggesting to our third-party management companies practical strategies for creating greater revenue flow and controlling expenses.

     We accumulated most of the hotels and resorts in our portfolio between January 2001 and April 2004, a period when lodging fundamentals, such as RevPAR, occupancy and ADR, had declined significantly and liquidity in the lodging industry was limited. During that period, we believe that we were one of the most active acquirers in the lodging industry, without compromising our selective acquisition criteria. We believe that the portfolio we assembled, especially in the luxury resort and upper upscale industry segments, positions us to take advantage of improving industry and economic conditions.

     We proactively manage our portfolio by monitoring the operating performance of our properties and providing strategic guidance to and continuous interaction with the third-party management companies on how they can improve operating results. As part of our asset management strategy, we affiliate with brands and select third-party management companies we believe are appropriate for each property and provide capital for renovations and other improvements we expect to result in improved property performance. Since January 2001, we have changed third-party management companies, changed brand affiliation and/or repositioned through renovation 26.6% of our portfolio based on pro forma adjusted hotel and resort revenues and 36.8% of our portfolio based on number of rooms.

The Advisor and the Advisory Agreement

     The Advisor is a Florida corporation organized in January 1997 to provide management, advisory and administrative services. We originally entered into the Advisory Agreement with the Advisor effective July 9, 1997 and have renewed the Advisory Agreement each year thereafter (most recently on April 1, 2004 for a one-year period). Under the terms of the Advisory Agreement, the Advisor has responsibility for our day-to-day operations of our company, including:

•	selecting the properties that we will acquire, formulating and negotiating the terms of each proposed acquisition, and arranging for our acquisition of a property,

•	identifying potential tenants or managers for our properties, and formulating, evaluating and negotiating the terms of each lease or management agreement of a property,

•	negotiating the terms of any borrowing by us, including lines of credit and any long-term, permanent financing,

•	administering our bookkeeping and accounting functions,

•	serving as our consultant in connection with policy decisions to be made by our Board, and

•	rendering other services as our Board deems appropriate.

     All of the Advisor’s actions relating to us are subject to approval by our Board. The Advisor also has the authority, subject to approval by a majority of our Board, including a majority of our Independent Directors, to select assets for sale by us in keeping with our investment objectives and based on an analysis of economic conditions both nationally and in the vicinity of the assets being considered for sale.

     All of the executive officers and [a majority] of the directors of the Advisor also are our officers or directors:

•	Mr. Seneff is a director and our Chairman of the Board and is also a director and the chairman of the board of the Advisor,

•	Mr. Bourne is a director and Treasurer of both us and the Advisor,

•	Mr. Hutchison is our Chief Executive Officer and a director and the Chief Executive Officer of the Advisor,

•	Mr. Griswold is our President and Chief Operating Officer and the President of the Advisor,

•	Mr. Strickland is Executive Vice Presidents of both us and the Advisor, and

•	Messrs. Williams and Bloom are Senior Vice Presidents and Corporate Secretary of both us and the Advisor.

     Moreover, James M. Seneff, Jr., our Chairman of the Board, shares with his wife ownership and voting control of CNL Holdings, Inc., the parent company of CFG, which, in turn, wholly owns CNL Real Estate Group, Inc., the owner of approximately 53.3% of the outstanding common shares of the Advisor. Additionally, Mr. Seneff owns, directly, approximately 15.3% of the outstanding common shares of the Advisor. Five Arrows owns approximately 10% of the outstanding common shares of the Advisor. Mr. Bourne owns directly approximately 15.3% of the outstanding shares of the Advisor In addition, Messrs. Bloom, Griswold, Hutchison, Strickland and Williams, executive officers of the Advisor who are also our executive officers, own the remaining 6.1% of outstanding common shares of the Advisor.

     Under our Articles, we are permitted to pay the Advisor up to 4.5% of the total proceeds raised in any offerings [and borrowings] as an acquisition fee. Presently under the Advisory Agreement, and in connection with the acquisition of properties or the structuring of mortgage loans, we will pay the Advisor an acquisition fee equal to 4.5% of gross proceeds from the sale of our shares for identifying the properties, structuring the terms of the acquisition and leases of the properties and structuring the terms of the mortgage loans. We also will pay the Advisor an acquisition fee equal to 4.5% of loan proceeds from permanent financing and the revolving line of credit that are used to acquire properties. However, no acquisition fees will be paid on loan proceeds from the revolving line of credit until such time as we have invested all net offering proceeds. Acquisition fees also will be paid in connection with the development, construction or renovation of a property. For the year ended December 31, 2003, we paid approximately $94.5 million of such fees.

     The total of all acquisition fees and any acquisition expenses payable to the Advisor and its Affiliates must be reasonable and will not exceed an amount equal to 6% of the amount actually paid or allocated to the purchase, development, construction or improvement of a property or, in the case of a mortgage loan, 6% of the funds advanced, unless a majority of our Board, including a majority of our Independent Directors who are not otherwise interested in the transaction, and approves fees in excess of this limit subject to a determination that the transaction is commercially competitive, fair and reasonable to us. The acquisition fees payable in connection with the selection or acquisition of any property will be reduced to the extent that, and if necessary to limit, the total compensation paid to all persons involved in the acquisition of such property to the amount customarily charged in arm’s-length transactions by other persons or entities rendering similar services as an ongoing public activity in the same geographical location and for comparable types of properties, and to the extent that other acquisition fees, finder’s fees, real estate commissions, or other similar fees or commissions are paid by any person in connection with the transaction.

     Pursuant to the Advisory Agreement, the Advisor will receive a monthly asset management fee of one-twelfth of 0.60 percent of our Real Estate Asset Value and the outstanding principal balance of any mortgage loans as of the end of the preceding month. The asset management fee, which will not exceed fees which are competitive for similar services in the same geographic area, may or may not be taken, in whole or in part as to any year, in the sole discretion of the Advisor. All or any portion of the asset management fee not taken as to any fiscal year shall be deferred without interest and may be taken in such other fiscal year as the Advisor shall determine. During the year ended December 31, 2003, we incurred approximately $12.8 million of such fees. In late 2003, the Advisor allowed us to defer the payment of the asset management fee until September 15, 2004 to provide liquidity until our results benefit from an economic and industry recovery. Asset management fees were not paid by us after August 2003 and in January 2004, the Advisor refunded to us all of the asset management fees which had previously been paid during 2003. Asset management fees are due upon demand by the Advisor.

     Under the Advisory Agreement, we must reimburse the Advisor for all of the costs it incurs in connection with the services it provides to us, except that we do not reimburse the Advisor at the end of any fiscal quarter for operating expenses that, in the four consecutive fiscal quarters then ended (the “Expense Year”), exceed the greater of:

•	2% of the average of the aggregate book value of our assets invested, directly or indirectly, in equity interests in and loans secured by real estate before reserves for depreciation or bad debts or other similar non-cash reserves, computed by taking the average of such values at the end of each month during such period (the “Average Invested Assets”), or

•	25% of “Net Income”, defined as the total revenues applicable to such period, less the total expenses applicable to such period excluding additions to reserves for depreciation, bad debts, or other similar non-cash reserves for such year (the “2%/25% Guidelines”).

     The Advisory Agreement provides that within 60 days after the end of any fiscal quarter for which total operating expenses for the Expense Year exceed the 2%/25% Guidelines, the Advisor will reimburse us the amount by which the total operating expenses paid or incurred by us exceed the 2%/25%

Guidelines. We do not reimburse the Advisor or its affiliates for services for which the Advisor or its affiliates are entitled to compensation in the form of a separate fee.

     We also may pay the Advisor a real estate disposition fee equal to the lesser of one-half of a competitive real estate commission or 3% of the gross sales price of a property, for providing substantial services in connection with the sale of any of our properties.

     In the event our common shares are listed on a national securities exchange, then under certain circumstances, we will be required to pay the Advisor a fee equal to 10% of the amount by which (i) our market value, which is based on the average closing price of our common shares during a certain period, plus the total distributions paid to stockholders from inception until the date of the listing exceeds (ii) the sum of (A) 100% of invested capital and (B) the total distributions required to be paid to the stockholders in order to pay the stockholders an 8% return on their investment from inception through the date the market value is determined (the “Subordinated Incentive Fee”). The Subordinated Incentive Fee may be paid, at our option, in cash, in our common shares, by delivery of a promissory note payable to the Advisor, or by any combination thereof. In the event the Subordinated Incentive Fee is paid to the Advisor following listing of our common shares as set forth above, no performance fee, as described below, will be paid to the Advisor under the Advisory Agreement nor will any additional share of net sales proceeds be paid to the Advisor.

     Under the terms of the Merger Agreement, none of these fees (including the Subordinated Incentive Fee) will be paid to the Advisor except for the asset management fee and certain development fees.

     The Advisory Agreement, which was entered into by us with the unanimous approval of our Board, including our then Independent Directors, expires one year after the date of execution, subject to successive one-year renewals upon mutual consent of the parties. The current Advisory Agreement was renewed on April 1, 2004 for a one-year period. The Advisory Agreement may be terminated without cause or penalty by either party, or by the mutual consent of the parties (by a majority of our Independent Directors or a majority of the directors of the Advisor, as the case may be), upon 60 days’ prior written notice. Upon such termination, the Advisor shall be entitled to receive a performance fee if performance standards satisfactory to a majority of our Board, including a majority of our Independent Directors, have been met. If Listing has not occurred, the performance fee shall equal 10% of the amount, if any, by which (i) the appraised value of our assets on the date of termination, less the amount of all indebtedness secured by such assets, plus the total distributions paid to our stockholders, exceeds (ii) Invested Capital (as defined in our Articles) plus an amount equal to the Stockholders’ 8% Return (as defined in our Articles) from inception through the date of termination (the “Performance Fee”). The Advisor shall be entitled to receive all accrued but unpaid compensation and expense reimbursements in cash within 30 days of the Termination Date. All other amounts payable to the Advisor in the event of a termination shall be evidenced by a promissory note and shall be payable from time to time. The performance fee shall be paid in 12 equal quarterly installments without interest on the unpaid balance, provided, however, that no payment will be made in any quarter in which such payment would jeopardize our REIT status, in which case any such payment or payments will be delayed until the next quarter in which payment would not jeopardize our REIT status. Regardless of the preceding sentence, any amounts which may be deemed payable at the date the obligation to pay the performance fee is incurred which relate to the appreciation of our assets shall be an amount which provides compensation to the terminated Advisor only for that portion of the holding period for the respective assets during which such terminated Advisor provided services to us. Notwithstanding the foregoing, if the Merger Proposal is approved then, upon consummation of the Merger, the Advisory Agreement will be terminated and we will not be obligated to pay the performance fee. On the date of this Proxy Statement, if we were to terminate the Advisory Agreement, such performance standards referred to above would be satisfied and performance fee in the approximate amount of $   would be payable.

     The Advisor has the right to assign the Advisory Agreement to an Affiliate subject to approval by our Independent Directors. We have the right to assign the Advisory Agreement to any successor to all of our assets, rights, and obligations.

     The Advisor will not be liable to us or our stockholders or others, except by reason of acts constituting bad faith, fraud, misconduct, or negligence, and will not be responsible for any action of our Board in following or declining to follow any advice or recommendation given by it. We have agreed to indemnify the Advisor with respect to acts or omissions of the Advisor undertaken in good faith, in accordance with the foregoing standards and pursuant to the authority set forth in the Advisory Agreement. Any indemnification made to the Advisor may be made only out of our net assets and not from our stockholders.

     If the Merger is approved, we will no longer pay any of the Advisor’s fees but will pay directly for the overhead necessary to provide the services that the Advisor currently provides to us under the Advisory Agreement.

     An advisory agreement is expected to be entered into between the Advisor and CHP II. After CHP II receives the necessary approvals and raises the minimum proceeds necessary to begin to admit investors, we, through the Advisor (which will become our wholly owned subsidiary in the Merger), will begin receiving advisory fees. Thus, we expect the Merger [both] to [reduce our expenses and provide] an ancillary revenue stream in the future through asset management and acquisition fees generated from CHP II and any affiliated lodging REITs which maybe formed in the future.

Reasons for being Self-Advised

     When we began operations in 1996, our Board determined that the size and scope of our business operations were insufficient to support the overhead associated with a self-advised structure. Accordingly, we relied on the Advisor and its affiliates to provide all personnel, accounting, administrative and other support services and items necessary for our business operations. Since that time, we have significantly increased our equity base and asset size. As a result of this growth, our Board believes that our business operations have achieved adequate size and scope to support internalization of these services.

     While an externally-advised structure made sense for our original operations listed public lodging REITS are predominantly self-advised. As a result, we believe, that public equity investors and market analysts will view us less favorably once our shares are listed, if we remain externally advised instead of becoming a self-advised REIT. The relationship between external advised REITs and their outside advisors is susceptible to conflicts of interest, most of which can be avoided through self-administration. Notwithstanding the Advisor’s fiduciary obligation or governance mechanisms implemented to resolve potential conflicts of interest and protect our stockholders, we believe the negative perception of an externally advised Listed REIT in the marketplace continues. Investor and analyst concerns regarding externally advised REITs are supported by the fact that nearly all listed lodging REITs self-advised. We believe that this perception may make it difficult for us to successfully raise further equity capital in the public securities markets after our listing.

     While there can be no assurance that the conversion to a self-advised structure would increase the market price of our stock, we believe that remaining externally advised may negatively impact our stock price and our ability to raise equity capital at acceptable prices.

     We also believe that becoming internally-advised and consequently establishing in-house acquisition and development capability will improve our performance through increased control over functions that are important to the growth of our business.

     The acquisition of our Advisor to provide us with the necessary infrastructure to provide Advisory services to other REITs and certain of our affiliates in the future through asset management and acquisition fees generated from affiliated lodging REITs formed in the future. An affiliated lodging REIT, is expected to file a registration statement with the SEC shortly and will seek approval from relevant state agencies to sell its shares of common stock to the public. After it receives the necessary approvals and raises the minimum proceeds necessary to begin to admit investors, we, through the Advisor (which will become a wholly owned subsidiary of our company in the Merger), will begin receiving advisory fees. There is no assurance that our affiliate’s offering will proceed or, if it does proceed, that the minimum net proceeds will be raised. The Advisor has substantial experience in providing services for public, non-listed lodging REITs and, after consummation of the Merger, we plan to apply this expertise to the development of other affiliates’ and non-affiliates’ business. In order to avoid potential conflicts of interest, our affiliated lodging REIT restores to above will be focused on acquiring primarily economy, mid-scale and upscale properties (as such segments are defined in the Smith Travel Reports) while we will focus future investment on luxury and upper-upscale properties (also as defined in the Smith Travel Reports). In addition, each of us and other affiliates’ and non-affiliates’ will have a right of first offer with respect to properties meeting our primary focus.

Background of the Merger Proposal; Proceedings of our Board and the Special Committee

     While an externally advised structure made sense for our original operations, it is not a typical way to operate a Listed REIT. In the latter half of 2003, our Board began to explore several opportunities, each of which would result in our common shares becoming listed on a national securities exchange.

Proceedings of the Special Committee and the Board

     At a meeting on February 12, 2004, our Board discussed the need to consider various alternatives for us, including engaging in a firm commitment underwritten public offering of our securities, listing our common shares on a national securities exchange, merging with the Advisor and/or other REITs, liquidating our company or continuing to raise money in a sixth best effort offering and continuing to acquire interests in hotels and resorts. In light of trends in the public equity markets valuing internally-advised REITs higher than externally-advised REITs, our Board determined that, in connection with its pursuit of such firm commitment underwritten public offering, the acquisition by us of our external advisor would be advantageous. Certain of our executive officers and directors also serve on the board of directors of the Advisor, and certain members of our Board directly or indirectly hold shares of the capital stock of the Advisor that collectively constitute a majority of the outstanding shares of capital stock of the Advisor. These relationships give rise to such Board members having interests in the consummation of our proposed acquisition of the Advisor that potentially conflict with the interests of the company. For this reason, it was proposed that the Special Committee, consisting of three of our Independent Directors (Messrs. Charles E. Adams, Craig M. McAllaster and Robert E. Parsons, Jr.), which had been constituted in November 2003 to review and evaluate our possible acquisition of the Advisor in connection with another possible transaction involving the company, be re-constituted to consider such possible acquisition in connection with such firm commitment underwritten public offering and listing.

     On March 25, 2004, our Board adopted formal resolutions approving the appointment of the Special Committee, consisting of Messrs. Adams, McAllaster and Parsons, with Mr. Parsons to serve as the Chairman of the Special Committee. These resolutions specifically delegated to the Special Committee the power and authority to:

•	review and evaluate the terms and conditions and determine the advisability of the acquisition by our company of the Advisor;

•	if the Special Committee deems it appropriate or advisable, negotiate the price, structure, form, terms and conditions of any such transaction and of any definitive agreements in connection therewith;

•	determine whether any such transaction is fair to, and in the best interests of, us and our stockholders and make a recommendation to our Board; and

•	hire independent legal counsel, financial and other advisors and agents as the Special Committee deems necessary or desirable to evaluate any such transaction.

     At such time, Greenberg Traurig, LLP (“GT”) was serving as securities and tax counsel to us and our Board determined to retain GT as counsel in connection with our proposed acquisition of the Advisor. GT has recently represented us in connection with a variety of matters, including our two most recently completed public offerings of our common shares and acquisitions of certain companies, and is also currently acting as counsel to our company in connection with our proposed underwritten public offering. On March 26, 2004, the Advisor retained the law firm of Lowndes, Drosdick, Doster, Kantor & Reed,

P.A. (“LDDK&R”) as its legal counsel to review the Merger Agreement on behalf of the Advisor, to review the Registration Rights Agreement and to provide the Advisor advice regarding the tax treatment of the Merger. LDDK&R has recently represented us in connection with a variety of matters, including the acquisition of certain properties and companies and has continued to represent us in ongoing matters. In addition, our acting general counsel is a partner at LDDK&R. After considering proposals received from two law firms, including Hogan & Hartson L.L.P. (“Hogan & Hartson”), on March 24, 2004, the Special Committee engaged Hogan & Hartson to serve as special legal counsel to the Special Committee. Hogan & Hartson has not previously represented our company or the Advisor.

     At meetings held on March 15, 2004 and March 22, 2004, the Special Committee evaluated proposals from three investment banking firms to act as financial advisor to the Special Committee. After evaluating these proposals, on March 22, 2004, the Special Committee chose to retain Lehman Brothers to act as financial advisor to the Special Committee. A formal engagement letter was entered into by the Special Committee with Lehman Brothers on March 22, 2004.

     At meetings of the Special Committee held on March 22, 2004 and March 24, 2004, representatives from Hogan & Hartson reviewed with the Special Committee members their fiduciary duties and other obligations as members of our Board and as members of the Special Committee in considering the possible acquisition of the Advisor. The discussion during the March 24, 2004 Special Committee meeting focused upon a memorandum which had been prepared by Hogan & Hartson and distributed to the Special Committee members outlining such fiduciary duties and other obligations.

     During the course of its deliberations and negotiations concerning our possible acquisition of the Advisor, the Special Committee met a total of three times in December, 2003 and a total of fifteen times during March and April, 2004, or a total of eighteen times in all, and the full Board met [   ] times over a two and one-half month period commencing February 12, 2004.

     At a meeting of the Board held on March 25, 2004, our Board reviewed strategic alternatives, including listing and raising capital through an underwritten offering of our common shares in conjunction with the proposal to become self-advised through the acquisition of the Advisor. Based upon advice of our financial advisors, an underwritten offering would be facilitated if we became a self-managed REIT, subject to acquiring the Advisor on terms and at a price that would be favorable to us and acceptable to our Board. Our Board discussed the proposal and its merits. Mr. Seneff subsequently indicated that our company should become internally managed, and that, he, as the ultimate beneficial owner of more than two-thirds of the outstanding shares of common stock of the Advisor, was willing to cause the Advisor to enter into an agreement with our company providing for the acquisition by us of all of the outstanding shares of the Advisor through a merger in exchange for shares of our common stock.

     The Special Committee began reviewing materials concerning the Advisor in connection with its March 29, 2004 meeting and formal due diligence efforts concerning the business, operations and prospects of the Advisor by Lehman Brothers, on behalf of the Special Committee, commenced soon thereafter, the results of which were discussed at the March 31, 2004 Special Committee meeting and on an ongoing basis throughout the negotiations, as new information was obtained.

     On April 1, 2004, the Special Committee received from Legg Mason Wood Walker Inc. (“Legg Mason”), the financial advisor to the Advisor, on behalf of the Advisor, a term sheet outlining certain proposed terms upon which we would acquire the Advisor. The term sheet provided for our company to acquire the Advisor in exchange for consideration consisting of shares of our common stock, assumption and repayment by us of certain outstanding indebtedness of the Advisor to Five Arrows (a stockholder of the Advisor) in the amount of approximately $10.5 million (the “Five Arrows Note”), and contingent consideration in the form of cash and company common stock, the value of which was to be based, in large part, on the performance of our common stock following a listing (the “Contingent Consideration”). Lehman Brothers and the Special Committee then reasonably estimated that the value of the Contingent Consideration would be in the range of $0.0 to $138.6 million, for a total estimated consideration range of $385.5 million to $524.1 million.

     The Special Committee next met on April 5, 2004, at which meeting the Special Committee reviewed the proposed term sheet it had received. The members of the Special Committee also reviewed internal projections provided by management. At this meeting, representatives of Lehman Brothers summarized the economic terms of the proposed acquisition, including the proposed acquisition consideration amount, assumption by the company of the Five Arrows Note, treatment of certain fees in connection with the transaction and employment agreements between the company and key personnel of the Advisor. Based on the discussion at such meeting and the directive of the Special Committee, following the meeting, Lehman Brothers informed the Advisor’s representatives that the Special Committee was unwilling to make an immediate counterproposal as it believed that the purchase price included in the Advisor’s initial proposal exceeded its view of the Advisor’s value and did not provide a basis for meaningful negotiation. The Special Committee instead asked Lehman Brothers to initiate further discussions with Legg Mason regarding the assumptions and methodology behind the Advisor’s proposal.

     At the Special Committee meeting held on April 8, 2004, representatives of Lehman Brothers discussed with the Special Committee members the results of several conversations between them and representatives of Legg Mason concerning the terms of the proposed acquisition, including the valuation multiples and EBITDA of the Advisor used by Legg Mason in assisting the Advisor in constructing its proposal. Recognizing that a significant component of the Advisor’s earnings consist of fee income from the company, the Special Committee members also considered and discussed with representatives of Lehman Brothers and Hogan & Hartson who were present at the meeting the terms of the existing advisory agreement between the company and the Advisor. The Special Committee also discussed possible alternatives to the proposed acquisition by our company of the Advisor, including terminating the advisory agreement between us and the Advisor and retaining a third party advisor, continuing to operate under the terms of the existing advisory agreement between the company and the Advisor, or Listing while retaining an external advisor, and the advantages and disadvantages of these alternatives.

     The Special Committee met again on April 9, 2004 to discuss the proposed acquisition of the Advisor. At this meeting, the Lehman Brothers representatives also discussed with the Special Committee recent conversations that they had with Legg Mason. During these conversations, Lehman Brothers and Legg Mason discussed terms that may form the basis for a more active negotiation of price. Specifically, they discussed that the Advisor may be willing to entertain a counterproposal providing for, among other things, a purchase price of approximately $290 million (consisting of ten percent cash and the remainder in company common stock), plus assumption and repayment of the Five Arrows Note and the Contingent Consideration. Legg Mason requested that the Special Committee submit its counterproposal by the end of the day on April 12, 2004.

     The Special Committee met again on April 12, 2004 to discuss its response to the initial term sheet from the Advisor in light of the recent discussions between Lehman Brothers and Legg Mason. The Committee members reviewed and discussed materials provided by Lehman Brothers containing its analysis of the revised proposal, including, among other things, the potential reduction in the purchase price by $85 million from $375 million to $290 million. In addition, the Special Committee discussed certain transaction fees that the Advisor had the potential to earn prior to the consummation of a transaction. Specifically, the Special Committee proposed that, to ensure that the Advisor did not have any potential conflict of interest between the signing of the Merger Agreement and the closing, any potential transaction fees be deferred and cancelled if the Merger were consummated. The Special Committee determined at this meeting to make a counterproposal to the Advisor, providing for, among other things, an aggregate purchase price of $265 million plus assumption and repayment by the company of the Five Arrows Note and the Contingent Consideration capped at $45 million.

     The Special Committee met again on April 19, 2004 and was informed of a counterproposal which had been received from the Advisor. This counterproposal provided for, among other things, a purchase price of $282 million plus assumption and repayment of the Five Arrows Note and the Contingent Consideration, without any cap. During this meeting, Lehman Brothers representatives informed the Special Committee of its growing concern, after conversations with UBS, that the Contingent Consideration could be viewed as an “overhang” on the public market for such stock. At this meeting, Lehman Brothers representatives also discussed with the Special Committee members revised financial projections which had been supplied by the Advisor, reflecting more conservative revenue estimates for the Advisor, in response to comments made by Lehman Brothers. In addition, representatives of Hogan & Hartson described for the Special Committee the status of negotiations on other terms of the proposed acquisition and the draft Merger Agreement, including certain non-competition provisions, new inter-company agreements (providing for certain administrative services and lease of certain office space), the indemnification provisions and a proposed guarantee of the indemnification obligations of the Advisor’s stockholders by CFG in lieu of an escrow that had been previously proposed by the Special Committee. The Special Committee determined at this meeting to submit a counterproposal to the Advisor providing for, among other things, a purchase price of $299 million plus assumption and repayment of the Five Arrows Note, but with no Contingent Consideration. Following further discussions, the Special Committee’s counterproposal was accepted by the Advisor later that day, subject to the negotiation of mutually acceptable definitive documentation.

     During the course of the negotiations described above, and while the principal terms of the proposed transaction were still being negotiated, on April 9, 2004, GT circulated an initial draft Merger Agreement. There ensued over the next several weeks a series of conference calls and negotiations followed by numerous revisions and re-circulations of drafts of the Merger Agreement. Through such negotiations, it was agreed that the representations and warranties of the Advisor and its stockholders would survive 18 months after the closing date, except for those relating to tax, labor, environmental and certain other matters, which would survive until expiration of the applicable statute of limitations, that we would enter into new employment agreements with five key employees of the Advisor (which include non-competition provisions), and that the Advisor’s stockholders, except for Five Arrows, would indemnify us for breaches of their representations and warranties and covenants, as well as the representations and warranties concerning the Advisor contained in the Merger Agreement, in amounts and on terms more fully described under “The Merger Agreement—Indemnification.” During the course of the negotiations, it was agreed that Five Arrows would be a party to the Merger Agreement but that, due to Five Arrows’ status as a passive investor, Five Arrows would not be required to make certain representations, warranties and covenants that were being made by other stockholders of the Advisor and would not be subject to the same indemnification obligations as the other stockholders. It was also agreed that Five Arrows would have an opportunity to receive its pro rata share of the merger consideration in cash in lieu of our common shares if all of the other stockholders of the Advisor consented to such arrangement, as evidenced by their execution and delivery of the Merger Agreement. During these negotiations, the Special Committee worked closely with representatives of Hogan & Hartson and Lehman Brothers to discuss alternative options available to the Special Committee and negotiating strategy.

     Based on continued negotiations, including the evaluation and assessment by the Special Committee of the fees and expenses that would be payable to the Advisor prior to the closing of the proposed transaction pursuant to the terms of the existing Advisory Agreement between us and the

Advisor, the Special Committee negotiated a $2 million reduction in the purchase price from $299 million to $297 million.

     The terms of the proposed new employment agreements between the company and certain key employees of the Advisor were reviewed, evaluated and negotiated by the Compensation Committee, in consultation with Schonbraun, Safris, McCann & Bekritsky & Co., LLC, the compensation consultant to the Compensation Committee, counsel to the Special Committee and the counsel to us and GT. The consensus of the Compensation Committee and its compensation consultant was that the compensation of such employees should be as closely related to the performance of our company as practicable. The Special Committee negotiated a provision in the Merger Agreement providing that the execution and delivery of employment agreements with these key executives, in form and substance satisfactory to the Special Committee, would be a condition to the company’s obligation to consummate the merger.

     The Special Committee met again on April 22, 2004, at which representatives of Hogan & Hartson provided a detailed executive summary of the terms and conditions of the most recent draft Merger Agreement and the terms and conditions of such Merger Agreement were discussed at length by the Special Committee. In addition, at such Special Committee meeting, Lehman Brothers summarized its analysis of the terms and conditions of the proposed acquisition by the company of the Advisor, subject to documentation regarding the proposed acquisition being finalized by the parties. After a detailed and substantive presentation, Lehman Brothers orally indicated to the Special Committee that it expected to be in a position to render an opinion that the consideration to be paid by the company in the proposed acquisition by the company of the Advisor was fair, from a financial point of view, to the Company, based upon and subject to the factors and assumptions to be set forth in its written opinion. During its presentation, representatives of Lehman Brothers answered questions asked by several members of the Special Committee about the analyses performed by Lehman Brothers.

     The Special Committee met again on April 26, 2004, at which representatives of Hogan & Hartson presented to the Special Committee an updated executive summary of the terms and conditions of the most recent draft Merger Agreement, reflecting changes which had been negotiated since the previous Special Committee meeting, and described the principal terms of the Merger Agreement that remained to be negotiated. Representatives of Lehman Brothers indicated to the Special Committee that they did not expect such remaining open terms to impact adversely their ability to render their fairness opinion, upon finalization of all such terms. After discussion and considering such factors as Lehman Brothers’ view as to the fairness of the consideration to be paid to the Advisor, from a financial point of view, and the terms of the Merger Agreement, the Special Committee then determined that the Merger Agreement, in substantially the form provided to the Special Committee, with such changes as are to be determined by the Chairman of the Special Committee (in consultation with the Special Committee’s legal counsel and financial advisor), the Merger and the other transactions expressly contemplated by the Merger Agreement are advisable and are fair and reasonable and in the best interests of the company and its stockholders and recommended such Merger Agreement and the Merger to our Board.

     At a Board meeting held immediately following the Special Committee meeting, the Chairman of the Special Committee presented the Special Committee’s report concerning the proposed acquisition by the company of the Advisor to the Board, which discussed the process followed by the Special Committee in reviewing, analyzing and negotiating the Merger and the Merger Agreement and included a unanimous recommendation from the Special Committee that we proceed with our proposed acquisition of the Advisor, on the final terms to be negotiated by the Chairman of the Special Committee (in consultation with the Special Committee’s legal counsel and financial advisor), substantially in accordance with the terms and conditions of the draft Merger Agreement approved by the Special Committee and presented to the Board. Based on this recommendation and the other factors listed under “Recommendation of the Special Committee and the Board of Directors,” our Board determined that the Merger Agreement, the

Merger and the other transactions expressly contemplated by the Merger Agreement are advisable and are fair and reasonable and in the best interests of the company and our stockholders. Accordingly, after due consideration and receipt of the recommendation of the Special Committee, the Board (with Messrs. Seneff and Bourne abstaining) approved the Merger Agreement and the Merger and the other transactions expressly contemplated by the Merger Agreement by a vote which included the affirmative vote of a all four of the independent directors, which includes the three independent directors constituting the Special Committee, and recommended that our stockholders approve the Merger Agreement and the Merger at the Annual Meeting. Following additional negotiations between the Chairman of the Special Committee and the Advisor, and an additional meeting of the Special Committee held on April 29, 2004, at which the Special Committee ratified and approved certain changes to the Merger Agreement that had been negotiated by the chairman of the Special Committee since the April 26 meetings, the Merger Agreement was executed and delivered by each party thereto on April 29, 2004. A press release announcing the execution of the Merger Agreement was issued by us on April 30, 2004.

     All members of the Special Committee participated in the Special Committee meetings described above, except that one member of the Special Committee did not attend two meetings of the Special Committee held in early March.

Recommendations of the Special Committee and the Board of Directors

     Special Committee Recommendation. In reaching its conclusion to unanimously recommend that our Board approve Merger Agreement, the Merger and the other transactions expressly contemplated by the Merger Agreement, the Special Committee took into account the following factors (without assigning relative weights) which the Special Committee believes weigh in favor of the Merger proposal:

•	the belief of the Special Committee, in part based on the view of our underwriters that public equity investors and market analysts could view us less favorably once our shares are listed if we remain externally advised instead of a becoming a self-advised REIT,

•	the belief of the Special Committee that eliminating the potential existing conflicts of interest with the Advisor by consummating the Merger could improve our ability to raise capital, although it is not possible to quantify such benefit,

•	our ability, through the Merger Proposal, to realize our long-standing strategic initiative to control key functions that are important to the growth of our business,

•	the proven expertise and substantial experience, including long-standing relationships with our significant third-party tenants and third-party management companies, of the employees of the Advisor who would become employees of the Surviving Corporation through the Merger,

•	the belief of the Special Committee that the beneficial ownership of our common shares by our executive officers and directors would better align the interests of our executive officers and directors with those of our current stockholders and mitigate certain potential conflicts of interest,

•	the belief of the Special Committee that the Merger Proposal would enable us to realize certain efficiencies arising from a self-managed structure in that we will pay for management, advisory, acquisition and development services directly rather than paying a third-party fee for such services, thereby enabling us to both eliminate the profits that were previously being realized by the Advisor for providing such services and potentially allowing us in the future to raise additional equity without a proportionate increase in the cost of managing us that would likely result had we continued to be managed by the Advisor,
•	the belief of the Special Committee that the acquisition of our Advisor will potentially provide us with an ancillary revenue stream through asset management and acquisition fees generated from services provided from other REITs formed by us in the future or to which we other provide services after consummation of the Merger,

•	the belief of the Special Committee that the principal alternatives available to us would not be as beneficial to us and our stockholders as the transactions contemplated by the Merger—in particular, the Special Committee believes that termination of the existing Advisory Agreement would cause a significant disruption in our affairs and that renegotiation of the compensation formula contained in the existing Advisory Agreement, even if successful, would not eliminate the potential conflicts of interest,

•	the advice received from GT that the Merger will not adversely affect our ability to qualify as a REIT and will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; accordingly, we will not recognize income, gain or loss upon the consummation of the Merger,

•	the terms and conditions of the Merger Agreement, including the type and amount of consideration to be paid to the Advisor’s stockholders (see below) and the indemnities and guaranty obtained,

•	the preliminary oral presentation by Lehman Brothers to the Special Committee and the Lehman Brothers Opinion that, as of April 29, 2004, and based upon and subject to certain matters stated therein, the consideration to be paid by us in the Merger is fair, from a financial point of view, to us, and

•	the belief of the Special Committee that the Merger would be accretive on a cash basis in 2005. See “Opinion of Financial Advisor—Pro Forma Analysis.”

     The Special Committee also took into account, without assigning relative weights to, the following factors. Although the Special Committee viewed these as potentially negative factors with respect to the Merger Proposal, the Special Committee believed these factors were outweighed by the positive factors set forth above:

•	existing potential conflicts of interest between us and the Advisor, including the respective positions of our management team with us and the Advisor and the compensation and/or other benefits to be received by such persons, either directly or indirectly, as a result of the Merger, as well as the fact that Mr. Seneff, our Chairman of the Board, indirectly beneficially owns approximately 68.6% of the outstanding common shares of the Advisor, which will entitle Mr. Seneff to indirectly receive approximately $203.7 million worth of common shares of our company, Mr. Bourne owns approximately 15.3% of the outstanding common shares of the Advisor, which would entitle Mr. Bourne to receive approximately $45 million worth of our common shares and the fact that Messrs. Bloom, Griswold, Hutchison, Strickland and Williams, executive officers of the Advisor who are also executive officers of our company, own 6.1% of the outstanding common shares of the Advisor, which will entitle them to an aggregate of approximately $18.1 million worth of common shares of our company, although the

Special Committee believed that this risk is mitigated by the steps taken (such as the creation of the Special Committee, the retention of special counsel and the securing of the Lehman Brothers Opinion) to ensure that the Merger Proposal would not be negatively affected by such conflicts,
•	the potential conflicts of interest that will continue after consummation of the Merger. See “Risks of the Merger Proposal to Us and Our Stockholders—Conflicts of Interest,”

•	the potential adverse tax consequences to us should the Merger fail to qualify as a tax-free reorganization or if any of the Advisor’s earnings and profits are carried over to us as a result of the Merger,

•	the potential liabilities associated with the direct employment of personnel, including the compensation which will be payable under the employment agreements, workers’ disability and compensation claims, labor disputes and other employee-related grievances,

•	the potential liabilities that we may inherit from the Advisor as a result of the Merger that would not be covered by the indemnities in the Merger Agreement, and

•	the belief of the Special Committee that the Merger would be dilutive on a funds from operations per share basis in 2005. See “Opinion of Financial Advisor—Pro Forma Analysis.”

     With respect to its analysis of the terms and conditions of the Merger Agreement, the Special Committee took into account, among other things:

•	the lock-up and non-compete provisions of the Merger Agreement, and the Registration Rights Agreement and related lock-up letters of the Advisor’s stockholders party to the Registration Rights Agreement (the “Lock-Up Letters”), which were designed to align the interests of our officers and directors who also are shareholders of the Advisor with those of all of our other stockholders.

     The Special Committee determined that, in light of all the factors that it considered, the Merger Agreement, the Merger and the transactions expressly contemplated by the Merger Agreement are advisable and are fair and reasonable and in our best interests and in the best interests of our stockholders. Accordingly, the Special Committee unanimously recommended that our Board approve the Merger Agreement and the Merger.

     Board of Directors Recommendation. Our Board (excluding Messrs. Seneff and Bourne, who have interests in the Merger that are different from, and may potentially conflict with, those of our stockholders and, accordingly, abstained) has unanimously approved the Merger Agreement, the Merger and the other transactions expressly contemplated by the Merger Agreement, having determined that the Merger Agreement, the Merger and the transactions expressly contemplated by the Merger Agreement are advisable and are fair and reasonable and in our best interests and in the best interests of our stockholders. Accordingly, our Board (with Messrs. Seneff and Bourne, who each own interests in the Advisor, abstaining) unanimously recommended that stockholders vote “FOR” approval of the Merger Agreement and the Merger.

     Our Board based its determination that the Merger is advisable and in our best interests and in the best interests of our stockholders primarily on:

•	the analyses and conclusions of the Special Committee (which were adopted by our Board as its own), and

•	the extensive negotiations of the Special Committee with representatives of the Advisor.

     Our Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination.

Opinion of the Financial Advisor

     On March 22, 2004, in connection with the potential acquisition of the Advisor, the Special Committee engaged Lehman Brothers to act as its financial advisor and to render its opinion to the

Special Committee with respect to the fairness, from a financial point of view, to the Company of the consideration to be paid by the Company in the merger with the Advisor.

     On April 22, 2004, Lehman Brothers rendered its oral opinion (subsequently confirmed in writing) to the Special Committee that, as of such date, and, based upon and subject to certain matters stated in its written opinion, from a financial point of view, the consideration to be paid by the Company in the merger is fair to the Company.

     The full text of Lehman Brothers’ written opinion, dated April 29, 2004 (the “Lehman Brothers Opinion” or the “Opinion”), is attached as Annex B to this Proxy Statement. Shareholders may read such opinion for a discussion of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Lehman Brothers in rendering its opinion. The following is a summary of the Lehman Brothers opinion and the methodology that Lehman Brothers used to render its fairness opinion, and is qualified in its entirety by the full text of such Opinion, which is hereby incorporated by reference herein.

     Lehman Brothers’ advisory services and opinion was provided for the use and benefit of the Special Committee of the Board of Directors of the Company and is rendered to the Special Committee of the Board of Directors in connection with its consideration of the Merger. This opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger.

     In arriving at its opinion, Lehman Brothers reviewed and analyzed:

•	the merger agreement and the specific terms of the merger;

•	publicly available information concerning the Company that Lehman Brothers believed to be relevant to the analysis, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

•	the advisory agreement, dated as of April 1, 2004, between the Company and the Advisor and a comparison of that advisory agreement with those of other companies Lehman Brothers deemed relevant;

•	financial and operating information with respect to the business, operations and prospects of the Company and the Advisor furnished to us by the Company and the Advisor, respectively, including preliminary financial results for the Advisor for the calendar year ended December 31, 2003 and the audited financial results for the Advisor for the four consecutive calendar years ended December 31, 2002;

•	a comparison of the historical financial results and present financial condition of the Advisor with those of certain other companies Lehman Brothers deemed relevant;

•	a comparison of the financial terms of the merger with the financial terms of certain other transactions that Lehman Brothers deemed relevant; and

•	the potential pro forma impact of the Merger on the future financial performance of the Company.

     In addition, Lehman Brothers had discussions with the management of the Advisor concerning its business, operations, assets, financial condition and prospects and have undertaken such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

     In arriving at its opinion, Lehman Brothers has assumed and relied upon the accuracy and completeness of the financial and other information used by Lehman Brothers without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Company and the Advisor that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Advisor, upon advice of the Advisor, Lehman Brothers has assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Advisor as to the future financial performance of the Advisor and that the Advisor would perform substantially in accordance with such projections. In arriving at its opinion, Lehman Brothers has not conducted any physical inspection of the properties and facilities of the Company and has not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. The Lehman Brothers Opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of the Opinion.

     In connection with rendering the Lehman Brothers Opinion, Lehman Brothers performed certain financial, comparative and other analyses as described below. In arriving at its opinion, Lehman Brothers did not ascribe a specific range of value to the Advisor, but rather made its determination as to the fairness, from a financial point of view, to the Company of the consideration to be paid by Company in the merger on the basis of the totality of the financial and comparative analyses that it performed. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances, and therefore, an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. None of the Company, Lehman Brothers or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses were not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

     The following is a summary of the material financial analyses used by Lehman Brothers in connection with providing its opinion to the Special Committee of the Board of Directors.

Comparable Company Analysis

     In order to assess how the public market values shares of similar publicly traded companies, Lehman Brothers reviewed and compared specific financial and operating data relating to the Advisor with selected companies that Lehman Brothers deemed comparable to the Advisor, including selected real estate advisory companies and financial advisory companies:

     (i) Real Estate Advisory Comparable Company Analysis: Lehman Brothers analyzed the following public companies that act as real estate property managers, advisors and asset managers:

•	Grubb & Ellis

•	Jones Lang LaSalle

•	Trammell Crow Company.

     Using publicly available information, Lehman Brothers calculated and analyzed each company’s enterprise value to its historical “EBITDA,” defined as earnings before interest, taxes, depreciation and amortization. The enterprise value of each company was obtained by adding its short and long term debt to the sum of the market value of its common equity, the value of any preferred stock (at liquidation value) and the book value of any minority interest, and subtracting its cash and cash equivalents. As of April 6, 2004, the comparable companies range of enterprise value to actual latest twelve months (“LTM”) EBITDA was from 6.1x to 11.3x with a median of 10.6x and mean of 9.3x.

     Applying the applicable range of these EBITDA multiples to the Advisor’s Adjusted 2003 EBITDA yielded an implied range of values of the Advisor of $242.8 million to $449.7 million. The Advisor’s Adjusted EBITDA, which was provided by the Advisor, adjusts the Advisor’s actual 2003 EBITDA by taking into account more sustainable acquisition assumptions that reflect, among other things, increased competition among private REITs, sustained strength in the cap rate environment for hospitality properties that would lead to fewer acquisition opportunities, and a rising interest rate environment that would lead to a lower debt/equity ratio for future acquisitions. Lehman Brothers compared this implied value range to the consideration to be paid by the Company in the merger of $307.98 million, comprised of (i) cash and shares of common stock having an aggregate value of $297.00 million and (ii) the assumption and subsequent repayment of outstanding principal and accrued and unpaid interest on the Promissory Note, dated as of June 26, 2001, issued by the Advisor for the benefit of Five Arrows Realty Securities II, L.L.C., which amounted to approximately $10.98 million as of April 22, 2004. Lehman Brothers also compared the implied value range derived by this analysis to the net purchase price of approximately $216.55 million, which is the aggregate merger consideration reduced by the estimated fees that would otherwise be earned by the Advisor under the advisory agreement prior to the anticipated closing of the Merger (other than asset management fees, development fees or reimbursable expenses) but are being deferred thorough the Closing Date. Lehman Brothers noted that the consideration to be paid by the Company in the merger is within the value range implied by the real estate advisory comparable company analysis, and that the net purchase price is below this implied value range.

     (ii) Financial Advisory Company Analysis: Lehman Brothers also analyzed comparable public companies that specialize in the management of large pools of assets with the bulk of their revenues coming from advisory and asset management services. These companies are:

•	Franklin Resources, Inc.

•	John Nuveen & Company, Inc.

•	Marsh & McLennan Companies, Inc.

•	T. Rowe Price Associates.

     Using publicly available information, Lehman Brothers calculated and analyzed each company’s enterprise value to certain historical financial criteria (such as revenues and assets under management). As of April 19, 2004, the comparable companies range of enterprise value to actual LTM revenue was from 2.3x to 6.2x with a median of 5.2x and mean of 4.7x. The comparable companies range of equity value to assets under management was from 2.5% to 9.9% with a median of 3.7% and mean of 5.0%. Applying the applicable range of these revenue multiples to the Advisor’s Adjusted 2003 revenue yielded an implied range of values of the Advisor of $147.0 million to $396.2 million. The Advisor’s Adjusted revenue, which was provided by the Advisor, adjusts the Advisor’s actual 2003 revenue by taking into account more sustainable acquisition assumptions that reflect, among other things, increased competition among private REITs, sustained strength in the cap rate environment for hospitality properties that would lead to fewer acquisition opportunities, and a rising interest rate environment that would lead to a lower debt/equity ratio for future acquisitions. Applying the applicable range of the equity value to assets under management ratios yielded an implied range of values of the Advisor of $137.3 million to $543.9 million. Lehman Brothers noted that the merger consideration and the net purchase price are both within these implied ranges.

     However, because of the inherent differences between the business, operations and prospects of the Advisor and the business, operations and prospects of the companies included in the comparable companies, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable company analysis, and accordingly also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of the Advisor and those of the companies included in the comparable company analysis that would affect the public trading values of each.

Comparable Transaction Analysis

     Lehman Brothers conducted a comparable transactions analysis to assess how similar transactions were valued. Lehman Brothers looked at the following selected transactions in which previously non-self-administered REITs (the “Acquiring Companies”) have acquired an external advisor (the “Target Companies”):

•	Franchise Finance Corporation of America’s acquisition of FFCA Management Partnership

•	Boddie-Noell Restaurant Properties, Inc.’s acquisition of BT Venture Corporation

•	Shurgard Storage Centers, Inc.’s acquisition of Shurgard, Inc.

•	CRIIMI MAE’s acquisition of C.R.I., Inc.

•	Realty Income Corporation’s acquisition of R.I.C. GP, Inc.

•	Health Care REIT, Inc.’s acquisition of First Toledo Management Partnership

•	ASR Investments Corporation’s acquisition of Pima Realty GP, Inc. and Pima Mortgage LP

•	Security Capital Pacific Trust’s acquisition of Security Capital Group Affiliate

•	Security Capital Industrial Trust’s acquisition of Security Capital Group Affiliate

•	Security Capital Atlantic, Inc.’s acquisition of Security Capital Group Affiliate

•	Commercial Net Lease Realty, Inc.’s acquisition of CNL Realty Advisors

•	CNL American Properties Fund, Inc.’s acquisition of CNL Restaurant Financial Services Group and CNL Fund Advisors

•	Starwood Financial Trust’s acquisition of the Starwood Financial Advisors, L.L.C.

•	Inland Real Estate Corporation’s acquisition of Inland Real Estate Advisory Services and Inland Commercial Property Management

•	Carey Diversified’s acquisition of W.P. Carey & Co. Management

•	Charter Municipal Mortgage Acceptance Co.’s acquisition of Related Capital Company.

     Lehman Brothers reviewed and analyzed certain multiples of each of the transactions listed above that occurred during or after 1997 (such transactions, the “Internalization of External REIT Management Transactions”). Lehman Brothers compared the consideration paid in each Internalization of External REIT Management Transaction with the latest twelve months or reported period, on an annualized basis,

EBITDA of the Target Companies and calculated the following range of multiples: a range of consideration to Target Company EBITDA of 3.7x to 10.8x, with a mean of 8.1x and median of 8.4x.

     Applying the applicable range of these acquisition multiples to the Advisor’s Adjusted 2003 EBITDA yielded an implied range of values of the Advisor of $147.3 million to $429.8 million. Applying the applicable range of these acquisition multiples to the Advisor’s Adjusted 2004 Projected EBITDA yielded an implied range of values of the Advisor of $175.0 million to $510.8 million. Both the merger consideration and the net purchase price to be paid by the Company in the merger fall within the implied ranges derived by the comparable transaction analysis.

     Because the reasons for and the circumstances surrounding each of the transactions analyzed were so diverse and because of the inherent differences in the businesses, operations, financial conditions and prospects of Company and the Advisor and the businesses, operations, and financial conditions of the companies included in the comparable transactions group, Lehman Brothers believed that a purely quantitative comparable transaction analysis would not be particularly meaningful in the context of the merger. Lehman Brothers believed that the appropriate use of a comparable transaction analysis in this instance would involve qualitative judgments concerning the differences between the characteristics of these transactions and the merger which would affect the values of the Acquiring Companies and the Target Companies, on the one hand, and the Company and the Advisor, on the other hand. In particular, Lehman Brothers also considered the terms of the advisory agreements to which the Acquiring Companies and the Target Companies were parties, and other financial and operating characteristics of each of these companies, relative to the Company and the Advisor.

Pro Forma Analysis

     Lehman Brothers analyzed the pro forma effect of the transaction on the future financial performance of the Company on both a cash and a Funds From Operations (“FFO”) per share basis. For the purposes of this analysis, Lehman Brothers assumed (i) based on the financial forecasts from management of the Company, a 2005 estimate of the Company’s FFO per share of $0.89; (ii) a transaction structure with 100% stock consideration; (iii) the offering price of $10.00 per share; and (iv) financial forecasts for the Advisor provided by management of the Advisor.

     Lehman Brothers estimated that, based on the assumptions described above, the pro forma impact of the transaction on the future financial performance of the Company on a cash basis would be 5.3% accretive in 2005. The pro forma impact of the transaction on the future financial performance of the Company on an FFO per share basis would be 5.2% dilutive in 2005. These estimates do not reflect any ancillary revenue generated by us in serving as Advisor to an affiliated REIT.

Discounted Cash Flow Analysis

     As part of its analysis, Lehman Brothers prepared a discounted after-tax cash flow model that was based upon original and adjusted financial projections prepared by the management of the Advisor.

     Lehman Brothers derived a discount rate using the capital asset pricing model (“CAPM”) based on the cost of equity of the comparable financial advisory companies and applying a 10% premium reflecting the Advisor’s smaller size and lack of liquidity. The derived cost of equity, 14.0%, served as the mid-point of the sensitivity analysis involving the discount rates.

     Lehman Brothers used after-tax discount rates of 13.0% to 15.0% and a terminal value based on a perpetuity growth rate of free cash flow in 2009 of 1.0% to 5.0%. Based on these discount rates and terminal values, Lehman Brothers calculated an implied value of the Advisor ranging from $407.2 million to $631.6 million, based on original financial projections, and ranging from $235.8 million to $362.0 million, based on adjusted financial projections. Lehman Brothers noted that the consideration to be paid by the Company in the merger is within the value range implied by the discounted cash flow analysis, and that the net purchase price is below this implied value range.

     Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Special Committee selected Lehman Brothers because of its expertise, reputation and familiarity with hospitality and real estate industries generally.

     As compensation for its services in connection with the merger, CNL Hospitality Properties, Inc. has paid Lehman Brothers fees in the amount of $2.0 million. In addition, if, on or after September 1, 2004, the Company requests that the Opinion be updated as of such subsequent date, the Company shall pay an additional fee to Lehman Brothers of $250,000. In addition, the Company has agreed to reimburse Lehman Brothers for reasonable out-of-pocket expenses incurred in connection with the engagement and to indemnify Lehman Brothers for certain liabilities that may arise out of its engagement by the Special Committee and the rendering of the Lehman Brothers Opinion.

Description of the Merger

     Set forth below is a summary of the material terms of the Merger. The Merger Agreement, a copy of which is attached to this proxy statement as Appendix A and the material terms of which are summarized in “Description of the Merger Agreement” contains a more extensive description of the terms of the Merger. The summary set forth below is qualified in its entirety by reference to the Merger Agreement.

Employment Agreements, Non-Competes and Other Protections.

     In connection with the Merger, we have entered into employment agreements with Thomas J. Hutchison III, John A. Griswold, C. Brian Strickland, Barry A. N. Bloom and Paul H. Williams. Messrs. Hutchison, Griswold, Strickland, Bloom and Williams, effective as of the effective date of the Merger, pursuant to which such persons will serve, respectively, as (i) our chief executive officer, (ii) one of our directors and as our president and chief operating officer, (iii) our executive vice president and chief financial officer, (iv) our senior vice president of portfolio management and administration and (v) our senior vice president of corporate strategy and capital markets. Each agreement is for an initial term of three and one-half years with automatic one-year renewals unless either party gives written notice at least 90 days prior to the end of the then current term. The initial term of the agreements terminates on December 31, 2007. Under the agreements, Mr. Hutchison will receive an annual salary of $925,000, Mr. Griswold will receive an annual salary of $625,000, Mr. Strickland will receive an annual salary of $475,000, Mr. Bloom will receive an annual salary of $350,000, and Mr. Williams will receive an annual salary of $310,000, subject in each case to annual increases in the sole discretion of the board of directors or a committee thereof commencing in 2006. Each of the executives is also eligible to participate in our bonus plan, which shall set forth various achievement or performance criteria that if achieved shall entitle such executive to receive a specified percentage of his salary. These bonuses will be payable at three levels, depending on performance criteria adopted by the compensation committee. At the threshold level, each executive will receive 50% of base salary, at the target level each executive will receive 100% of base salary and at the maximum level each executive will receive the following percentage of base salary: for Mr. Hutchison this percentage is 175%, for Messrs. Griswold and Strickland this percentage is 150% and for Messrs. Bloom and Williams, this percentage is 125%. Any bonus payments in excess of 125% of an executive’s base salary will be paid in stock. In addition, each executive will participate in any group life, disability, health and other benefit plans we adopt. Among other perquisites, each executive will also receive a monthly automobile allowance of up to $1,000.

     In the event any executive’s employment agreement is terminated for disability or death, (A) he or the beneficiaries of his estate will receive (i) any accrued and unpaid salary and other benefits, (ii) any bonus as provided for in the bonus plan, and (iii) a cash payment equal to his annual salary payable no later than 30 days after such termination; and certain shares of our common shares received as restricted stock shall immediately vest and be delivered to the executives as shares of common stock as a reward for service and on the achievement of performance criteria in the calendar year of such termination shall, subject to our Compensation Committee’s approval.

     The employment agreements provide that, if we terminate the agreement for cause or an executive terminates the agreement without good reason, he will only have the right to receive salary and benefits accrued prior to the date of termination. Upon termination of such employment agreement, without cause or by the executive for good reason, (A) he will receive (i) any accrued and unpaid salary, (ii) any bonus as provided for in the bonus plan, (iii) a cash payment equal to two times his annual salary and the average bonus earned for the highest two of three years (one times his annual salary and average bonus if employment terminates, after the agreement is not renewed), payable over the same period as the covenant not to compete, or if a covenant not to compete is not applicable, in a lump sum, (iv) continuing health benefits for one year and (B) certain shares of our common stock received as restricted stock shall immediately vest and deferred phantom units would have been released as a reward for service on the achievement of performance criteria in the calendar year of such termination shall, subject to our Compensation Committee’s approval, be delivered to the executive as shares of our common stock. The executive will be entitled to a tax gross-up payment if he becomes subject to the excise tax applicable to certain “golden parachute” payments pursuant to Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended.

     The agreement defines cause as an executive’s:

•	conviction or indictment which is not resolved within 18 months for a felony or misdemeanor involving moral turpitude;

•	commission of an act of fraud, theft or dishonesty related to his duties;

•	willful and continuing failure or habitual neglect to perform his duties;

•	material violation of non-competition, non-solicitation or confidentiality covenants; or

•	willful and continuing breach of the agreement.

     The agreements define good reason as:

•	a material reduction in such executive’s authority, duties and responsibilities or the assignment to him of duties inconsistent with his position;

•	a reduction in his annual salary that is not in connection with the reduction of compensation applicable to senior management employees;

•	our failure to obtain a reasonably satisfactory agreement from any successor to our business to assume and perform the agreement;

•	for Messrs. Hutchison and Griswold, a change of control, which means the sale to an independent third party or group of independent third parties of (i) more than fifty percent (50%) of our issued and outstanding equity securities of and the voting power under normal circumstances to elect a majority of our board of directors (whether by merger, consolidation, sale or transfer of our equity securities) or (ii) all or substantially all of our assets determined on a consolidated basis;

•	our material and willful breach of the agreement; or

•	our requirement that his work location be moved more than 50 miles from our principal place of business.

     Each agreement contains a confidentiality provision that applies indefinitely. The agreements also contain a non-solicitation covenant which prohibits, among other things, the solicitation or encouragement of employees to leave us or hire any employee who has left our employment within one year from the termination of such employment. Additionally, the agreements contain a non-competition covenant whereby for a period of one year following termination of the agreement (and as to Messrs. Hutchison and Griswold in the case of the termination by good reason due to a change in control, for a period of two years following termination), an executive cannot, directly or indirectly, own, manage, control or participate in the ownership, management, or control of, or be employed or engaged by or otherwise affiliated or associated as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director or in any other individual or representative capacity, engage or participate in any business with assets in excess of $500 million that is in competition in any manner whatsoever with us or our business in any state or country or other jurisdiction in which we conducts our business. However, an executive may (A) own or participate in the ownership of any entity which he owned or managed or participated in the ownership or management of prior to entering into the employment agreement, which ownership, management or participation was disclosed to us and (B) invest in securities of any entity, solely for investment purposes and without participating in the business thereof, if (i) such securities are traded on any national securities exchange or the National Association of Securities Dealers, Inc. Automated Quotation System, (ii) such executive is not a controlling person of, or a member of a group which controls, such entity and (iii) such executive does not, directly or indirectly, own one percent (1%) or more of any class of securities of such entity.

     We will also issue long-term incentive stock awards in the form of deferred phantom units pursuant to the terms of a stock equivalent program to be administered by our Compensation Committee, subject to the approval by the stockholders of the 2004 Omnibus Long-Term Incentive Plan. The program will begin upon completion of our Underwritten Offering and continue until December 31, 2007. On a prorated basis, 20% of the award will be released over time on December 31st of each year (at the rate of 2.9%, 5.7%, 5.7% and 5.7%, respectively). The remaining shares will be released upon achievement of between two and four performance criteria to be established by our Compensation Committee. The majority of the performance criteria will be based on stockholder returns and be established at the beginning of the program, while the remainder will be established annually by the Compensation Committee. The program will include a cumulative “make up” provision, which will allow for shares that are not released during any one program year to be released at the end of the program if certain total stockholder returns are achieved. We will pay dividends only on shares that are released. Expected grants of deferred phantom units to our five most highly compensated executives are as follows:

Thomas J. Hutchison III	1,050,000 shares
John A. Griswold	700,000 shares
C. Brian Strickland	520,000 shares
Barry A.N. Bloom	350,000 shares
Paul H. Williams	350,000 shares

Indemnification Agreements

     In connection with the Merger we will enter into indemnification agreements with each of our executive officers and directors. Each indemnification agreement provides for the following:

•	If a director or officer is or becomes a party, a witness or otherwise is a participant in any threatened, pending or completed legal proceeding, by reason of his or her status as one of our present or former directors or officers, we have agreed to indemnify such person against any expenses and liabilities actually and reasonably incurred in connection with the proceedings, provided that the act or omission of the director or officer must have been reasonably believed by him or her to be in or not opposed to our best interests and must have been other than

(1) one involving negligence or misconduct or, in the case of an independent director, one involving gross negligence or willful misconduct;

(2) one that was material to our loss or liability and that was committed in bad faith or was the result of active or deliberate dishonesty;

(3) one from which such person received an improper personal benefit; or

(4) in the case of a criminal proceeding, one in which such person had cause to believe his conduct was unlawful; provided, that if the proceeding is by or in right of our company, we have no obligation to indemnify the director or officer for any claim, issue or matter as to which he or she is finally adjudged to be liable to us, unless a court or appropriate jurisdiction determines that, despite such adjudication and regardless of whether the director’s or officer’s actions were found to be in good faith, the director or officer is fairly and reasonably entitled to indemnification for such expenses.

•	Notwithstanding the other provisions of the indemnification agreement, to the extent that a director or officer is a party to and is wholly or partly successful, on the merits or otherwise, in any proceeding covered by an indemnification agreement, we have agreed to indemnify such person to the maximum extent consistent with applicable law against all expenses and liabilities actually incurred by or for the director or officer in connection with each successfully resolved claim, issue or matter in such proceeding. If the director or officer is unsuccessful, on the merits or otherwise, we have agreed to indemnify such person unless we prove by clear and convincing evidence in a forum selected by the director or officer that the act or omission that gave rise to the proceeding did not meet our indemnification standard. The director or officer has the right to choose from the following forums:

(1) a quorum of disinterested members of our board of directors;

(2) our stockholders;

(3) legal counsel selected by the director or officer, subject to the approval of our board of directors, which shall not be unreasonably delayed or denied; or

(4) a panel of three arbitrators, one of whom we select, another of whom is selected by the director or officer and the last of whom is selected jointly by the first two arbitrators so selected.

     We are responsible for all fees and expenses of the selected forum in connection with making any such determination. The director or officer has the right to apply to a court, either where the proceeding at issue was pending or of competent jurisdiction, for the purpose of enforcing our indemnification obligations under the agreements, and we are precluded from asserting that the procedures and presumptions in the agreements are not valid, binding and enforceable. We must also stipulate that we are bound by all of the provisions of the agreements and are precluded from making an assertion to the contrary.

•	We have no obligation to indemnify a director or officer in the following circumstances:

(1) to the extent that payment is actually made to such person under any insurance policy or otherwise other than pursuant to the indemnification agreement;

(2) if a court in a proceeding has entered a judgment or other adjudication that is final and has become non-appealable and establishes that a claim of the director or officer for indemnification arose from (i) a breach by the director or officer of his or her duty of loyalty, (ii) acts or omissions that are the result of active and deliberate dishonesty, (iii) acts or omissions that the director or officer had reasonable cause to believe were unlawful, or (iv) a transaction in which the director or officer actually received an improper personal benefit;

(3) unless a change in control has occurred, for liabilities in connection with proceedings settled without our consent, which consent we shall not unreasonably withhold; or for any loss or liability arising from an alleged violation of federal or state securities laws, (4) unless (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations, (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction, or (iii) a court of competent jurisdiction approves a settlement of the claims against the director or officer and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission or of the published position of any state securities regulatory authority where our securities were offered or sold regarding indemnification for violations of securities laws.

•	We are obligated to advance to the director or officer all expenses that were incurred by or for such person in connection with any proceeding for which the person is entitled to indemnification under the indemnification agreement, if the officer or director provides us with written affirmation of his or her good faith belief that he or she has met our indemnification standard and an undertaking to repay the amount paid or reimbursed by us if it is ultimately determined that he or she did not comply with our indemnification standard and the proceeding was initiated by a third party who is not one of our stockholders or, if by one of our stockholders acting in their capacity as such, a court of competent jurisdiction approves such advancement. If the foregoing are satisfied, we have agreed to advance payment for such expenses within five business days after our receipt of his or her undertaking, which shall be unsecured.

•	We are responsible for all expenses incurred by a director or officer in enforcing their rights under their indemnification agreement with us.

•	In the event of a change in control, upon the written request of the director or officer, we are obligated to establish a trust and, from time to time as requested by the director or officer, fund such trust in an amount sufficient to satisfy all amounts actually paid to the director or officer under the indemnification agreement or that he or she reasonably determines and demonstrates, from time to time, may be payable thereunder. The amount to be deposited in such trust will be determined by legal counsel selected by the director or officer and approved by us, which approval shall not be unreasonably withheld.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling U.S. pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Covenant Not to Compete

     Pursuant to the Merger Agreement, during the period commencing on the effective time of the Merger and terminating on the fifteenth anniversary of the effective time of the Merger (the “Restricted Period”), each of CFG, CNL Real Estate Group, James M. Seneff, Jr., and Robert A. Bourne (collectively, the “CNL Group”) shall not, and shall cause each of their respective affiliates not to, directly or indirectly engage in any activities within the United States of America, Canada and Europe that are in competition with our Company or the Surviving Corporation, including, but not limited to, (i) sponsoring or organizing, or assisting any other person in sponsoring or organizing, an investment vehicle in the lodging industry; or (ii) providing asset management or other advisory services to, or assisting another person in providing asset management or advisory services to, any investment vehicle in the lodging industry; provided, however, that, (A) activities taken by any member of the CNL Group, the CNL Group or any of their respective Affiliates with respect to the investment in recreational facilities or recreational properties, including golf courses, ski resorts, campgrounds, recreational vehicle parks and marinas, in which lodging is only incidental to the primary purpose of the facility or property, (B) activities taken by any member of the CNL Group, the CNL Group or any of their respective Affiliates with respect to facilities, such as condominiums and time share properties, in which 50% or more of the ownership interests of such facility exist on a fractional basis, (C) the sponsorship and organization by any member of the CNL Group or any of their respective affiliates of CHP II for investment in certain limited service properties or projects in the lodging industry in a coordinated fashion with us or our designated affiliate, including the payment by CHP II or by us or our designated affiliate of investment advisory fees to the CFG or its Affiliates similar to the investment advisory fees paid by the Advisor to CFG as of April 29, 2004, provided that we, directly or through the Surviving Corporation or another affiliate, provide asset management and advisory services to CHP II, and (D) the investment by Mr. Seneff, Mr. Bourne or any of their respective affiliates in certain specified properties will not violate this restrictive covenant.

     Finally, under the employment agreements with Messrs. Hutchison, Griswold, Strickland, Williams and Bloom, each such individual will not, during the term of their respective employment agreement and for a period of one year thereafter (two years in the case of Messrs. Hutchison and Griswold terminating employment after a change of control) and except for certain limited exceptions, engage in, or participate in any capacity in any business that engages in, any business that is competitive with our business with assets in excess of $500 million. Each such employment agreement provides for a variety of remedies, including injunctive relief, if this provision is breached. These provisions, coupled with the non-compete provisions contained in the Merger Agreement, and assuming the employment agreements would be renewed at the expiration of their respective terms on similar terms, have the effect of constraining the ability of Messrs. Hutchison, Griswold, Strickland, Williams and Bloom to compete with us for one year after such individuals leave our employ.

Risks of the Merger to Us and Our Stockholders

     Certain Persons Involved in Negotiating the Terms of the Merger have Potential Conflicts of Interest.

     Certain of our directors and executive officers who were involved in discussions and negotiations relating to the Merger Proposal have interests in connection with the Merger and the Advisor that are different from, and may potentially conflict with, the interests of us and our stockholders. In particular, all of the executive officers and a majority of the directors of the Advisor are also our officers or directors. Moreover, James M. Seneff, Jr., our Chairman of the Board, shares, with his wife, ownership and voting control of CNL Holdings, Inc., the parent company of CFG, which, in turn, wholly owns CNL Real Estate Group, Inc., the owner of approximately 53.3% of the outstanding shares of common stock of the Advisor. Additionally, Mr. Seneff owns directly approximately 15.3% of the outstanding common shares of the Advisor Accordingly, the Merger will result in Mr. Seneff receiving indirect beneficial ownership of approximately $203.8 million of common shares of our company. As a result of such ownership, Mr. Seneff could exert significant influence over us and would represent more than approximately 5.0% of the vote for any action requiring stockholder approval. Mr. Bourne owns 15.3% of the outstanding common shares of the Advisor and will receive 4.5 million of our common shares. Other officers of the Advisor and of us also own interests in the Advisor 6.1% which will result in them owning an aggregate of $18.1 million of our common shares and also creates a conflict of interest in connection with the Merger discussions and negotiations.

We may compete with our affiliates for properties, including CHPII.

     We intend to advise CHPII, in which we have no ownership interest, on the selection and acquisition of properties. While CHPII will not initially target acquisitions in our industry segments, the possibility exists that an available portfolio or property could satisfy our acquisition criteria as well as those of CHPII. As proposed, we will allocate these properties based upon specified conflict resolution procedures. If agreed to, these procedures, which could be amended by the independent members of our board of directors without the vote of our stockholders, may allocate properties to CHPII that competes with one or more of our properties, or, absent the agreed procedure, we would seek to acquire the advisory agreement that would contain the conflict resolution procedures with CHPII, could be cancelled on 60 days notice in accordance with guidelines established by the North American Securities Administrators Association.

     In addition to affiliates we intend to advise, certain of our other affiliates could seek to acquire properties that, while not directly in our industry segment, could satisfy our acquisition criteria. One such affiliate, CIP, will seek to acquire leisure properties, such as marinas, golf course operations and ski resorts. Although those properties are not in the industry segment we intend to pursue, a leisure property could contain a hotel or resort that satisfies our acquisition criteria. CIP has given us a right of first offer for properties in which 50% or more of the revenues during the prior 12 months were derived from the hotel or resort. As a result, we may decide not to pursue acquisitions of properties we would otherwise seek to acquire in order to avoid bidding against an affiliated company. CIP may revoke this right of first refusal at any time.

Our Chairman and Vice-Chairman of the Board will have competing demands on their time and attention.

     The Vice-Chairman of our Board, Mr. Bourne, will also serve as a director and chief executive officer of CHPII. Mr. Seneff, Chairman of our Board, and Mr. Bourne are also officers and directors of CFG, its subsidiaries and other CNL sponsored REITs. They will not devote all of their attention to us and could take action that are more favorable to these other entities than to us. They also separately own interests in two of our properties, as well as minority interests in two hotels and resorts that we do not own.

We may invest with our affiliates.

     We may invest in joint ventures or other programs sponsored by affiliates of two of our directors, Messrs. James M. Seneff, Jr. and Robert A. Bourne, including CHPII. The independent directors on our Board must approve any such transaction. Management’s recommendation to our independent directors may be affected by its relationship with one or more of the co-venturers and may be more beneficial to the other programs than to us.

     Our Earnings Per Share Initially Will Decrease as a Result of the Merger.

     Our earnings in the near term will decrease as a result of the Merger in connection with the non-cash charge to earnings we will incur for the portion of the merger consideration that pertains to the costs for terminating the Advisor Agreement. We will not incur certain expenses previously paid to the Advisor for management fees, however, our expenses will include the salaries and benefits of our executive officers and the other employees previously paid for by the Advisor which exceeded the management fees we paid in 2003. Further, our earnings per share will decrease due to the additional expenses recognized and because we will issue additional shares, representing approximately 7% of our total number of common shares outstanding after the Merger. These results do not give effect to any ancillary revenues which may be received in the future for performing advisory services for affiliates entities. If the Merger is not completed, the amount of the advisory fees payable to the Advisor will depend on a number of factors, including the amount of additional equity, if any, that we are able to raise and the profitability of our business. Therefore, the exact amount of future fees that we would pay to the

Advisor cannot be predicted with complete accuracy. If the expenses we assume are higher than we anticipate or the fees payable in the future to the Advisor are lower than we anticipate, our net income per share may be lower as a result of the Merger than it otherwise would have been.

     We May Be Exposed to Risks to Which We Have Not Historically Been Exposed.

     The Merger will expose us to risks to which we have not historically been exposed. Our overhead, on a consolidated basis, will increase as a result of becoming self-advised. If we fail to be able to raise and/or invest additional capital, we may not be able to cover this new overhead. Under the current advisory agreement, the responsibility for such overhead is borne by the Advisor.

     Other than our officers, at present, we do not directly employ any employees. As a result of the Merger, we will directly employ persons who are currently employees of the Advisor and will establish certain new defined contribution retirement plan. As an employer, we will be subject to those potential liabilities that are commonly faced by employers, such as workers disability and compensation claims, potential labor disputes and other employee-related liabilities and grievances and we will bear the costs of the establishment and maintenance of such plans.

     The Merger Might Cause Us to Lose Our REIT Status for Tax Purposes.

     In order to maintain our status as a REIT for federal income tax purposes, we are not permitted to have current or accumulated earnings and profits carried over from the Advisor. Prior to the Merger the Advisor will distribute all of its estimated current and accumulated earnings and profits to its stockholders. Additionally, the Advisor has represented, and we will receive written confirmation from our accountants that the Advisor will not have any current or accumulated earnings and profits as of the effective time of the Merger. Nevertheless, if the IRS were to successfully assert that we did acquire current or accumulated earnings and profits from the Advisor and failed to distribute, during our taxable year in which the Merger occurs, all of such earnings and profits, we would lose our REIT qualification for the year of the Merger, any other taxable years during which we held such acquired earnings and profits and the four taxable years following any such year, unless, in the year of such determination, we make an additional distribution of the amount of earnings and profits determined to be acquired from the Advisor plus any required interest charge. In order to make such an additional distribution, we could be required to borrow funds or sell assets even if prevailing market conditions were not generally favorable. For any taxable year that we fail to qualify as a REIT, we would not be entitled to a deduction for dividends paid to our stockholders in calculating our taxable income. Consequently, our net assets, our earnings, and our distributions to our stockholders would be substantially reduced because of our increased tax liability.

Dividends paid by the Surviving Corporation Following the Merger will not be Qualifying Income for Purposes of the 75% REIT Gross Income Test.

     In order to maintain our qualification as a REIT, at least 75% of our gross income each taxable year must be derived from sources generally related to real property, and at least 95% of our gross income each taxable year must generally be derived from such sources or from dividends, interest and gain from the sale or disposition of stocks or securities. Dividends paid to us by the Surviving Corporation following the effective date of the election for it to qualify as our taxable REIT subsidiary, which will be at least one day after the effective time of the Merger, will be qualifying income for purposes of the 95% gross income test, but will not be qualifying income for purposes of the 75% gross income test. Consequently, in order to maintain our qualification as a REIT, we must limit our gross income for each taxable year derived from such dividends, when combined with any other sources of our gross income not qualifying for purposes of the 75% gross income test for each such year, to 25% or less, of our total gross income for such year.

After the Merger We Will Be Dependent On Our Own Executives and Employees.

     We rely on a small number of persons who comprise our existing senior management, particularly Thomas J. Hutchison III, our chief executive officer, and John A. Griswold, our president and chief operating officer, to carry out our business and investment strategies. While we have entered into employment contracts with five members of our senior management, including Messrs. Hutchison and Griswold, effective as of the effective date of the Merger, they may nevertheless cease to provide services to us at any time. The loss of the services of any of our key management personnel, or our inability to recruit and retain qualified personnel in the future, could have an adverse effect on our business and financial results. As we expand, we will continue to need to attract and retain qualified additional senior management, but may not be able to do so on acceptable terms.

Benefits to Our Directors and Executive Officers Resulting From the Merger

     Certain of our directors and executive officers who were involved in discussions and negotiations relating to the Merger have interests in connection with the Merger that are different from, and may potentially conflict with, the interests of us and our stockholders. In particular, all of the executive officers and a majority of the directors of the Advisor are also officers or directors of our company.

     The Merger proposal, if consummated, will result in the following benefits to our directors and executive officers:

     Issuance of Common Shares. James M. Seneff, Jr., our Chairman of the Board, shares with his wife, ownership and voting control of CNL Holdings, Inc., the parent company of CFG, which, in turn, wholly owns CNL Real Estate Group, Inc., the owner of approximately 53.3% of the outstanding shares of common stock of the Advisor. Mr. Seneff also directly owns approximately 15.3% of the outstanding             shares of common stock of the Advisor. Accordingly, the Merger will result in Mr. Seneff receiving indirect beneficial ownership of 20.3 million common shares of our company (representing 5.4% of our issued and outstanding common shares) which would be worth approximately $203.8 million based on the Per Share Assumption. As a result of such ownership, Mr. Seneff could exert significant influence on us and would represent more than 5% of the vote for any action requiring stockholder approval, prior to the consummation of the Underwritten Offering. Mr. Bourne owns 15.3% of the outstanding Common Shares o the Advisor and will receive 4.5 million of our Common Shares Certain officers of our company also own shares of the Advisor and will receive common shares of our company in the Merger which will represent 0.4% of the vote for any action requiring shareholder approval (prior to the consummation of the Underwritten Offering). These shares of the Advisor were recently obtained by these officers as compensation from the Advisor. They will be receiving common shares valued at approximately $87,945 per share in connection with the Merger. Mr. Seneff and his wife, through their ownership of CNL Holdings, Inc., presently posses the right to vote the 20,000 shares of our common shares presently held by the Advisor. They will only vote these shares in connection with the election of directors and not in connection with any of the other proposals.

     Employment Agreements. In addition, we have entered into new employment agreements with Thomas J. Hutchison III, John A. Griswold, C. Brian Strickland, Paul H. Williams and Barry A.N. Bloom, effective as of the effective date of the Merger. Previously, each individual was employed by the Advisor and no one other than Mr. Griswold had any written employment agreement. While the new employment agreements provide for annual salaries substantially the same as such individuals are currently paid by the Advisor, the employment agreements contain other benefits that may differ from existing employment arrangements; in particular, the employment agreements provide that each such individual will be eligible for an annual bonus of up to amounts ranging from 125% to 175% of his then-current annual salary, which may give rise to the payment of bonuses higher than such individuals would receive in the absence of a written employment agreement. The Merger Proposal will also result in the establishment of a long-term incentive compensation plan. Assuming the approval and adoption of our 2004 Omnibus Long-Term Incentive Plan at the Annual Meeting, each of Messrs. Hutchison, Griswold, Strickland, Williams and Bloom will be granted shares of restricted stock upon the consummation of the

Merger, subject to a three-year vesting period and deferred phantom units to be earned over 3-1/2 years. See “Description of the Merger—General—Employment Agreements.”

     Registration Rights Agreement; Lock-Up Letters. Under the Registration Rights Agreement, we granted the former owners of the Advisor (other than Five Arrows, which is not receiving common shares in the Merger) certain registration rights with respect to the common shares they received in the Merger. These registration rights require us, on up to two occasions on demand of holders of shares with an aggregate offering price equal to at least $ million, to use our best efforts to prepare and file a registration statement within 90 days of the demand that covers the resale of those shares, and the shares of any other holders of registration rights electing to participate in the registration. In addition, we must give the holders of registration rights notice at least 30 days prior to the proposed date of filing a registration statement for the offer and sale of common shares for us or for any other selling stockholder, and provide these holders with the opportunity to participate and have their common shares included in the registration statement, subject to customary underwriter cutback provisions. This participation right does not apply to registration statements related to an employee benefit plan, a dividend reinvestment plan or on Form S-4 or Form S-8 under the Securities Act of 1933, as amended. We will bear all expenses incident to our obligations under the Registration Rights Agreement, other than any underwriting fees, discounts or commissions, or any out-of-pocket expenses of the persons exercising the registration rights, or any transfer taxes relating to the resale of their shares.

     In connection with their registration rights, each of the stockholders agreed to enter into Lock-Up Letters at the effective time of the Merger. The Lock-Up Letters prohibit the direct or indirect offer, sale, contract to sell, pledge or other disposition or hedging of any common shares received in the Merger and any other common shares during the first six months after the date of the Merger. In addition, the Lock-Up Letters prohibit the direct or indirect offer, sale, contract to sell, pledge or other disposition or hedging of any of these common shares (and any other securities convertible into or exchangeable or exercisable for any common shares) in excess of one-half of the number of common shares received by these stockholders in the Merger for an additional six months after the Merger (ending one year after the Merger). These restrictions are in addition to certain customary holdback provisions contained in the Lock-Up Letters.

Common Share Ownership After the Merger

     The following table presents certain information regarding beneficial ownership of our common shares by the directors and executive officers of our company, as of the Record Date, and on a pro forma basis, assuming all the Merger Consideration is paid. On the Record Date there were 303,102,864 common shares outstanding. After the Merger, there are assumed to be approximately 358.2 million common shares outstanding, based upon all of the Merger Consideration being paid.

     We do not know of any stockholder that holds 5% or more of our common shares. Unless otherwise listed, the address of each of the shareholders is c/o CNL Hospitality Properties, Inc., CNL Center at City Commons, 450 South Orange Avenue, Orlando, Florida 32801.

	Historical		Pro Forma
Name and Address of Beneficial	Number of Shares		Number of Shares
Owner	Beneficially Owned	Percent of Class	Beneficially Owned	Percent of Class
Charles E. Adams	0	*
Barry A. N. Bloom	0	*
Robert A. Bourne	0	*
Lawrence A. Dustin	0	*
James Douglas Holladay	0	*
John A. Griswold	0	*
Thomas J. Hutchison III	0	*
Jack F. Kemp	0	*
Craig M. McAllaster	0	*
Dianna Morgan	0	*
Robert E. Parsons, Jr.	0	*
Mark E. Patten	0	*
James M. Seneff, Jr.	0	*
C. Brian Strickland	0	*
Paul H. Williams	0	*
All directors and executive officers as a group (15 persons)		*

Consequences of Failure to Approve the Merger or if the Merger Otherwise Does Not Occur

     If the Merger Proposal is not approved, or the Merger otherwise does not occur, we would not expect to be able to proceed with the Underwritten Offering. In addition, we will not list our securities on any national securities exchange at this time, although we are obligated to list our securities on a national securities exchange or over-the-counter before December 31, 2007, or else begin an orderly liquidation of our assets. If the Merger Proposal is not approved, or the Merger otherwise does not occur, we intend to continue to conduct our business generally in a manner consistent with past practices. We are unable to predict the other consequences that any rejection of the Merger Proposal would have. The Advisor currently provides certain advisory services to our company pursuant to the Advisory Agreement. Although there can be no assurance, if the Merger Proposal is not approved, we expect that we will continue to be able to obtain such services from the Advisor in the future under the terms of the Advisory Agreement. Even if the Merger Proposal is approved, there is no assurance that the Merger will be consummated because there may be a failure to satisfy one or more of the conditions to closing. Pursuant to the Merger Agreement, the Underwritten Offering and the Listing must be consummated on or prior to November 30, 2004; provided that if the condition to the Merger that the Underwritten Offering be consummated is waived, the Listing must occur on or prior to October 15, 2004. If the Listing does not occur within the applicable period described above, the Merger Agreement may be terminated, unless such period is otherwise extended by the parties to the Merger Agreement. See “Description of the Merger Agreement—Conditions to Closing.”

Description of the Merger Agreement

     The following is a summary of certain material terms of the Merger Agreement. A copy of the Merger Agreement is attached as Appendix A to this proxy statement and is incorporated herein in its entirety by reference thereto. Such summary is qualified in its entirety by reference to the Merger Agreement.

General

     The Merger Agreement provides that, subject to the approval thereof by our stockholders and subject to the satisfaction of certain other conditions, the Advisor will merge with and into Acquisition Sub, with Acquisition Sub, as the Surviving Corporation. The articles and bylaws of Acquisition Sub, in effect prior to the closing date will be the articles and bylaws of the Surviving Corporation, until such may later be amended as provided therein and under applicable law. In addition, the officers and directors of Acquisition Sub, will be the officers and directors of the Surviving Corporation. Under Maryland law and our existing

     Articles, holders of our common shares will be not entitled to rights of appraisal in connection with the Merger.

     Subject to the terms and conditions set forth in the Merger Agreement, upon consummation of the Merger, the issued and outstanding shares of the Advisor will be converted into the right to receive newly issued shares of our common stock or, in the case of Five Arrows, cash. No fractional common shares will be issued in the Merger. In lieu thereof, we will pay cash based on the Per Share Price (as defined below) of our common shares to any Advisor stockholder otherwise entitled to a fractional share. See “Description of the Merger—General—Structure of the Merger” and “—Payment of the Merger Consideration.”

Payment of Merger Consideration

     In the Merger, all of the outstanding shares of capital stock of the Advisor will be exchanged for a total merger consideration of $297 million, comprised of approximately $267.3 million of our common shares and approximately $29.7 million in cash. In addition, in connection with the Merger, we will assume and repay the Five Arrows Note in the amount of approximately $10.98 million. Our officers, directors and their affiliates who own interests in the Advisor will receive $267.3 million of these shares but no cash. Upon completion of the Merger, the Surviving Corporation will continue as our wholly-owned subsidiary, and will succeed to all of the assets, business and liabilities of the Advisor, and the Advisor’s officers and other employees will become our employees. As a result, we will become a self-advised REIT. By virtue of the Merger, the articles and bylaws of the Acquisition Sub in effect prior to the effective time of the Merger will be the articles and bylaws of the Surviving Corporation and the officers and directors of Acquisition Sub will be the officers and directors of the Surviving Corporation. In the Merger, our common shares will be valued at a per share price on the following basis: (i) if the Underwritten Offering is consummated prior to the effective time, the per share offering price to the public of our common shares in the Underwritten Offering will be the per share price in the Merger or, (ii) if the Underwritten Offering has not been consummated prior the effective time of the Merger, the per share price in the Merger will be the greater of (A) $10.00 per share (as adjusted for stock splits, etc.) or (b) the average closing price per share of our common shares on the NYSE on the 20-trading day period ending on the second business day prior to the closing of the Merger (the “Per Share Price”).

Closing

     The Merger Agreement provides that the Merger will be consummated and become effective on the closing date, which will be a date that is within five business days following the satisfaction or waiver (where permissible) of the conditions to the Merger set forth in the Merger Agreement (other than conditions which by their nature are intended to be fulfilled at the closing of the Merger), or on such other date as we and the representative of the stockholders of the Advisor may agree or as may be necessary to permit the satisfaction or waiver of the conditions set forth in the Merger Agreement. One of the conditions to our obligation to consummate the Merger is that Listing occurs. Pursuant to the Merger Agreement, the Underwritten Offering and the Listing must be consummated on or prior to November 30, 2004; provided that if the condition to the Merger that the Underwritten Offering be consummated is waived, the Listing must occur on or prior to October 15, 2004. If the Listing does not occur within the applicable period described above, the Merger Agreement may be terminated, unless such period is otherwise extended by the parties to the Merger Agreement.

     In connection with the Merger, we intend to enter into new inter-company agreements with CFG or its affiliates, including the following:

•	Service Level Agreement. We intend to enter into a service level agreement with CSS to provide us with human resources, development, corporate communications, office administration and other office services. CSS has proposed that it would charge us monthly fees based on our projected personnel headcount; provided that if our actual headcount increases, the fees payable by us could also increase, but they would not decrease if our actual headcount is lower than projected. CSS has also proposed that it may, at its discretion, rebate a portion of this fee to us if its cost of providing services to us is less than the amount budgeted by CSS; provided, however, that fees would not increase unless there is a significant increase in CSS’s insurance rates or a failure of its equipment or software requiring replacement or third-party consultation. The Merger Agreement provides, among other things, that this agreement will be for a term of one year and will be terminable without penalty at any time by us and terminable by CFG or its affiliates only on at least 180 days prior written notice, and will be renewable on an annual basis.

•	Lease Agreement. CFG and its affiliates have also proposed that we will reimburse CFG for a portion of the rent it pays to CNL Plaza, Ltd. on its lease at CNL Center at City Commons at 450 South Orange Avenue, Orlando, Florida, and that our portion of the rent will be based on the total square footage allocated to us. The Merger Agreement provides, among other things, that this agreement will be for a term of one year and will be terminable without penalty at any time by us and terminable by CFG or its affiliates only on at least 180 days prior written notice, and will be renewable on an annual basis.

•	Master Finance Lease Agreement. CFG currently leases certain furniture and equipment from SunTrust Bank, which it then subleases to the Advisor. We intend to enter into a new sublease agreement with CFG for the use of the furniture and equipment. The Merger Agreement provides, among other things, that this new sublease agreement will be for a term of one year and will be terminable without penalty at any time by us and terminable by CFG or its affiliates only on at least 180 days prior written notice, and will be renewable on an annual basis.

•	Enterprise Agreement. In addition, we intend to propose that we, CFG and its affiliates enter into an Enterprise Agreement relating to the allocation of costs to maintain the quality of the CNL trade name.

•	Brand License Agreement. We also intend to enter into a licensing agreement with CFG or its affiliate on substantially the same terms as the Brand License Agreement, dated March 31, 2003, among CNL Holdings, Inc., CSS and the Advisor, with respect to the use of the CNL brand, provided, however, the new brand license agreement would not provide for the payment of a fee by us and would provide for various termination rights by CFG or its affiliate upon one year prior written notice to us in the event:

•	Mr. Seneff is involuntarily removed from all officer positions with us or as a member of our board of directors by our stockholders or our board of directors;

•	we terminate the new inter-company agreements or the enterprise agreement (provided, that if our termination is the result of a material breach of the other party, and CFG or its affiliates terminates the Brand License Agreement, CFG or its affiliate is obligated to pay us a $2.0 million termination fee);

•	we are involved in certain extraordinary corporate transactions such as mergers, dissolutions or sales of substantially all our assets; or

•	a majority of our Board are persons other than persons for whose election proxies have been solicited by our Board.

     By virtue of these new inter-company agreements and the new brand license agreement, we will receive administrative services and other rights from the applicable affiliate(s) of CFG reasonably necessary to operate the Advisor’s business.

Five Arrows Note

     Further, as a condition to consummating the Merger, we have agreed to assume and repay in full the Five Arrows Note issued pursuant to a Term Loan Agreement dated as of June 26, 2001, the aggregate outstanding principal and interest on which was approximately $10.98 million as of April 22, 2004.

Employment Agreements

     We have entered into the Employment Agreements with Messrs. Hutchison, Griswold, Bloom, Strickland and Williams, effective as of the effective date of the Merger, as more fully described below.

Registration Rights Agreement

     At the Effective Time, we will enter into the Registration Rights Agreement and the Lock-Up Letters with the Advisor’s stockholders who are receiving shares of our common stock in the Merger as more fully described below.

Conduct of Business Prior to Closing

     Each of the Advisor and the Advisor’s stockholders (other than FARS) have agreed, among other things, that prior to the closing date of the Merger the Advisor and the stockholders (other than FARS) will not cause the Advisor to take any action that adversely affects the ability of the Advisor to:

•	pursue its business in the ordinary course of business,

•	seek to preserve intact its current business organizations,

•	keep available the service of its current officers and employees,

•	preserve its relationships with customers, suppliers and others having business dealings with it, and

•	consummate the Merger and the transactions contemplated thereby.

     Each of the Advisor and the Advisor’s stockholders (other than FARS) have also agreed, among other things, that prior to the closing date of the Merger, the Advisor will not and the stockholders of the Advisor (other than FARS) will not cause or permit the Advisor or the Development Company to, without the prior written consent of the Special Committee:

•	issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, delivery, sale, disposition or pledge or other encumbrances of any additional shares of its capital stock of any class (including the Advisor common shares), or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or any other securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any shares of its capital stock,

•	issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, delivery, sale, disposition or pledge or other encumbrances of any other securities in respect of, in lieu of or in substitution for the Advisor common shares outstanding,

•	redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding securities (including the Advisor common shares),

•	except as otherwise permitted under the Merger Agreement and in order to satisfy is obligations as a REIT, split, combine, subdivide or reclassify any shares of its capital stock or otherwise make any payments to the stockholders in their capacities as stockholders of the Advisor,

•	grant any increases in the compensation of any of its directors, officers or executives (except as approved by the Special Committee on behalf of us in its sole discretion) or grant any increases in compensation to any of its employees outside the ordinary course of business (except as approved by the Special Committee on behalf of us in its sole discretion),

•	pay or agree to pay any pension retirement allowance or other employee benefit not required or contemplated by any employee benefit plan as in effect on the date hereof to any such director, officer or employee, whether, past or present,

•	enter into any new or amend any existing employment or severance agreement with any such director, officer or employee, except as approved by the Special Committee on behalf of us in its sole discretion,

•	pay or agree to pay any bonus to any director, officer or employee (whether in the form of cash, capital stock or otherwise) except as approved by the Special Committee on behalf of us in its sole discretion,

•	except as may be required to comply with applicable law, amend any existing, or become obligated under any new employee benefit plan,

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger),

•	make any acquisition, by means of merger, consolidation or otherwise, of any direct or indirect ownership interest in or assets comprising any business enterprise or operation,

•	except as otherwise permitted under the Merger Agreement, adopt any amendments to its articles of incorporation or by-laws,

•	incur any indebtedness for borrowed money or guarantee such indebtedness or agree to become contingently liable, by guaranty or otherwise, for the obligations or indebtedness of any other person or make any loans, advances or capital contributions to, or investments in, any other corporation, any partnership or other legal entity or to any other persons, except for bank deposits and other investments in marketable securities and cash equivalents made in the ordinary course of business,

•	engage in the conduct of any business the nature of which is different from the business in which the Advisor or the Development Company, as applicable, is currently engaged,

•	except as otherwise permitted under the Merger Agreement, enter into any agreement providing for acceleration of payment or performance or other consequence as a result of a direct or indirect change of control of the Advisor or the Development Company,

•	forgive any indebtedness owed to the Advisor or the Development Company or convert or contribute by way of capital contribution any such indebtedness owed,

•	authorize or enter into any agreement providing for management services to be provided by the Advisor or the Development Company to any third party or an increase in management fees paid by any third party under existing management agreements,

•	except as otherwise permitted under the Merger Agreement, mortgage, pledge, encumber, sell, lease or transfer any assets of the Advisor or the Development Company except with the prior written consent of the Special Committee on behalf of us in its sole discretion or as contemplated by this Agreement,

•	take any of the actions that would otherwise be prohibited under the non-compete provision contained in the Merger Agreement as if it were in effect prior to the Merger,

•	authorize or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, or

•	perform any act or omit to take any action that would make any of the representations made above inaccurate or materially misleading as of the effective time.

Additional Pre-Closing Covenants

     Our company, the Advisor and its stockholders (other than Five Arrows) have also agreed, during the time period after the date of the Merger Agreement and prior to the effective time of the Merger, to not knowingly take any action that would be inconsistent with the representations and warranties made by any such party in the Merger Agreement, including knowingly taking any action or failing to take any action to cause disqualification of the Merger as a “reorganization” under Section 368(a)(1)(A) of the Internal Revenue Code of 1986 (the “Code”). In addition, our company, the Advisor and its stockholders agreed, during the time period after the date of the Merger Agreement and prior to the effective time of the Merger, to each use its best efforts to conduct its business and file tax returns in a manner that would not jeopardize our qualification after the effective time of the Merger as a “real estate investment trust” under Section 856 of the Code.

     The Advisor and its stockholders (other than Five Arrows) have also agreed, during the time period after the date of the Merger Agreement and until the effective time of the Merger or the earlier termination of the Merger Agreement, to not: (i) solicit, initiate, or encourage the submission of any proposal or offer from any person or entity relating to the acquisition of any capital stock or other voting securities or any portion of the assets of the Advisor (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Each of the Advisor’s stockholders also agreed to not vote any Advisor Common Shares in favor of any such acquisition, including any such acquisition structured as a merger, consolidation, or share exchange (other than the Merger). The Advisor and its stockholders also agreed to notify us immediately if any person or entity makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

     In addition to the Merger Consideration payable to the Advisor’s stockholders pursuant to the Merger Agreement, at or prior to the closing of the Merger, we agreed to pay to the Advisor an amount of cash equal to $12.475 million in satisfaction of certain asset management fees accrued but unpaid as of December 31, 2003 and an additional $5.051 million in satisfaction of certain asset management fees earned but unpaid as of the date of the Merger Agreement under that certain Advisory Agreement dated as of April 1, 2003 and that certain Advisory Agreement dated as of April 1, 2004 by and between us and the Advisor (each, an “Advisory Agreement” and collectively, the “Advisory Agreements”). We agreed that, during the period from the execution of the Merger Agreement until the effective time of the Merger, (i) the Advisor shall continue to earn and be paid asset management fees pursuant to and in accordance with the terms of Section 9(a) the applicable Advisory Agreement; (ii) the Advisor shall continue to earn and be paid development fees earned by the Advisor or the Development Company in the ordinary course of business prior to the closing date of the Merger; and (iii) the Advisor shall continue to be reimbursed for expenses incurred in the ordinary course of business, including but not limited to, accounting fees, in accordance with the terms of the applicable Advisory Agreement. We further agreed that, during the period from the execution of the Merger Agreement until the effective time of the Merger, the Advisor shall not be entitled to receive any other fees under the Advisory Agreements or our Articles or bylaws, and that such fees will not be paid during such period or otherwise.

     Prior to the closing of the Merger, the Advisor agreed to have satisfied or set aside a cash reserve in an amount sufficient to satisfy (i) the payment of all liabilities of the Advisor and its stockholders in connection with the negotiation, execution and delivery of this Agreement, including the payment of any expenses due to any counsel of the Advisor or its stockholders or to Legg Mason, financial advisor to the Advisor; it being understood and agreed that neither us nor the Surviving Corporation shall have any liability for the payment of such expenses or other liabilities except to the extent such amounts are included in the Cash Reserve, (ii) any tax obligations of the Advisor with respect to any periods ending on or before the closing date of the Merger and (iii) any other liabilities of the Advisor other than the Five Arrows Note and certain other liabilities described on the Advisor’s disclosure schedule to the Merger Agreement (collectively, the “Cash Reserve”). At least two business days prior to the closing of the Merger, the Advisor agreed to provide us with a schedule showing the amount of the Cash Reserve and the amount of the estimated working capital of the Advisor as of the Closing, both before and after giving effect to such Cash Reserve. The Advisor and its stockholders agreed that no part of the Cash Reserve shall be distributed to the Advisor’s stockholders at any time.

Post-Closing Covenants Relating to Taxes

     The Advisor’s stockholders (other than Five Arrows) agreed to prepare or cause to be prepared and file or cause to be filed all tax returns for the Advisor and the Development Company for all periods ending on or prior to the closing date of the Merger which are to be filed after such closing date. The Advisor’s stockholders (other than Five Arrows) also agreed to permit us to review and comment on each such tax return prior to filing. The Advisor’s stockholders (other than Five Arrows) agreed to reimburse the Surviving Corporation for any taxes of the Advisor or the Development Company with respect to such periods within fifteen (15) days after payment by us of such taxes to the extent such taxes are not reflected in the Cash Reserve.

     The Advisor’s stockholders (other than Five Arrows) agreed to prepare or cause to be prepared and file or cause to be filed any tax returns of the Advisor for tax periods which begin before the closing date of the Merger and end after such closing date. The Advisor’s stockholders (other than Five Arrows) agreed to pay to us within fifteen (15) days after the date on which taxes are paid with respect to such periods an amount equal to the portion of such taxes which relates to the portion of such taxable period ending on the closing date of the Merger, to the extent such taxes are not reflected in the Cash Reserve. The parties agreed that, for purposes of this provision, in the case of any taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the closing date of the Merger, the portion of such tax which relates to the portion of such taxable period ending on such closing date shall: (i) in the case of any taxes other than taxes based upon or related to income or receipts, be deemed to be the amount of such tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on such closing date and the denominator of which is the number of days in the entire taxable period; and (ii) in the case of any tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended on such closing date. Any credits relating to a taxable period that begins before and ends after such closing date shall be taken into account as though the relevant taxable period ended on such closing date. All determinations necessary to effect the foregoing allocations shall be made in a manner consistent with the past practices of the Advisor.

     The parties agreed that any refund or credit of taxes (including any statutory interest thereon) received by us, the Acquisition Sub or any of our respective subsidiaries attributable to periods ending on or prior to or including the closing date of the Merger that were paid by Advisor pursuant to the Merger Agreement will reduce the amount of any indemnity claim that we make against the Advisor’s stockholders (other than Five Arrows) pursuant to the indemnification provision of the Merger Agreement, by an amount equal to the amount of such refund or credit; provided, however, that to the extent any such refund or credit exceeds the aggregate amount of all indemnity claims made by us against the Advisor’s stockholders pursuant to indemnification provision of the Merger Agreement, the excess amount of such refund or credit shall be paid to the “Representative” of the Advisor’s stockholders for distribution to the Advisor’s stockholders on a pro rata basis upon the expiration, in accordance with survival provision of the Merger Agreement, of all of our rights seek indemnification pursuant to the indemnification provision of the Merger Agreement, but in any event not later than the end of the eighteen (18) month period following the Closing Date.

     In the event that us, the Acquisition Sub or any of our respective subsidiaries receives notice, whether orally or in writing, of any pending or threatened federal, state, local or foreign tax examinations, claims settlements, proposed adjustments or related matters with respect to Taxes that would reasonably be expected to affect Advisor or any of its stockholders, or if Advisor or any of its stockholders receives notice of such matters that would reasonably be expected to affect us, the Acquisition Sub or any of our respective subsidiaries, the party receiving such notice agreed to promptly notify in writing the potentially affected party. The parties agreed that the failure of either party to give such notice shall not impair such party’s rights under the Merger Agreement except to the extent that the other party demonstrates that it has been damaged thereby.

     The Advisor’s stockholders (other than Five Arrows) agreed to have the responsibility for, and be entitled, at their expense, to contest, control, compromise, settle or appeal all proceedings with respect to pre-closing taxes, provided that any decision or action with respect to any of the foregoing that reasonably could be expected to affect either us or the Acquisition Sub adversely requires the written consent of the Special Committee on our behalf, which consent shall not be unreasonably withheld, and provided further that the Advisor’s stockholders (other than Five Arrows), agreed to, severally in accordance with his or its Pro Rata Percentage of the Merger Consideration, indemnify us and the Acquisition Sub from any and all costs incurred in connection with or as a result thereof.

Covenant Concerning Post-Closing Employment Arrangements

     The Advisor and its affiliates agreed, at or prior to the closing of the Merger, to have entered into agreements or arrangements in form and substance satisfactory to the Special Committee on our behalf, in its sole discretion, for the continuation and/or substitution of benefits to employees of the Advisor and the Development Company following the Merger.

Covenant Concerning Certain Non-Compete Arrangements

     Pursuant to the Merger Agreement, during the Restricted Period, each of CFG, CNL Real Estate Group, James M. Seneff, Jr., and Robert A. Bourne shall not, and shall cause each of their respective affiliates not to, directly or indirectly engage in any activities within the United States of America, Canada and Europe that are in competition with our Company or the Adviser, including, but not limited to, (i) sponsoring or organizing, or assisting any other person in sponsoring or organizing, an investment vehicle in the lodging industry; or (ii) providing asset management or other advisory services to, or assisting another person in providing asset management or advisory services to, any investment vehicle in the lodging industry; provided, however, that, (A) activities taken by any member of the CNL Group, the CNL Group or any of their respective Affiliates with respect to the investment in recreational facilities or recreational properties, including golf courses, ski resorts, campgrounds, recreational vehicle parks and marinas, in which lodging is only incidental to the primary purpose of the facility or property, (B) activities taken by any member of the CNL Group, the CNL Group or any of their respective Affiliates with respect to facilities, such as condominiums and time share properties, in which 50% or more of the ownership interests of such facility exist on a fractional basis, (C) the sponsorship and organization by any member of the CNL Group or any of their respective affiliates of CHP II for investment in certain limited service properties or projects in the lodging industry in a coordinated fashion with CHP or its designated affiliate, including the payment by CHP II or by CHP or its designated affiliate of investment advisory fees to the CFG or its Affiliates similar to the investment advisory fees paid by the Advisor to the CFG as of the date of this Agreement, provided that CHP, directly or through the Advisor or another affiliate, provides asset management and advisory services to CHP II, and (D) the investment by Mr. Seneff, Mr. Bourne or any of their respective affiliates in certain properties shall not be deemed to violate this restrictive covenant.

Conditions to Closing

Conditions to Each Party’s Obligation. The respective obligations of our company, Acquisition Sub, the Advisor and the Advisor’s stockholders to effect the Merger are subject to the satisfaction or waiver (where permissible) of the following conditions:

•	the approval of the Merger by the affirmative vote of at least a majority of the votes cast on the Merger by holders of our common shares entitled to vote thereon (other than our common shares owned of record or beneficially by interested directors or their affiliates), provided that the total votes cast represent over 50% of our common shares entitled to vote on the Merger;

•	pursuant to the Merger Agreement, the Underwritten Offering and the Listing must be consummated on or prior to November 30, 2004; provided that if the condition to the Merger that the Underwritten Offering be consummated is waived, the Listing must occur on or prior to October 15, 2004. If the Listing does not occur within the applicable period described above, the Merger Agreement may be terminated, unless such period is otherwise extended by the parties to the Merger Agreement,

•	the receipt of any specified governmental authorizations, consents and approvals,

•	the absence of any action suit, or proceeding pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would, in the reasonable judgment of the Special Committee or the Advisor, (1) prevent consummation of the Merger, (2) cause the Merger to be rescinded following consummation, (3) affect adversely our right to own the capital stock of the Surviving Corporation, or (4) affect adversely the right of the Surviving Corporation to own its assets and to operate its businesses, and

•	receipt by us, Acquisition Sub and the Advisor’s stockholders of an opinion of GT to the effect that the Merger is valid and effective under Florida law.

     Conditions to Our Obligation. The obligations of us and Acquisition Sub, to effect the Merger are subject to the satisfaction or waiver (where permissible) of the following conditions:

•	the execution of employment agreements between our company and each of Messrs. Hutchison, Griswold, Strickland, Williams and Bloom.

•	the delivery to us by the Advisor and the Advisor’s stockholders of a certificate to the effect that (1) the representations and warranties of the Advisor and the Advisor’s stockholders are true and correct in all material respects at and as of the Closing Date, (2) the Advisor and the Advisor’s stockholders have performed and complied with all of their covenants under the Merger Agreement in all material respects at and as of the Closing Date, (3) the Advisor has obtained all required third party consents, and (4) there exists no action suit, or proceeding pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of the Merger, (B) cause the Merger to be rescinded following consummation, (C) affect adversely our right to own the capital stock of the Surviving Corporation, or (D) affect adversely the right of the Surviving Corporation to own its assets and to operate its businesses,

•	the Underwritten Offering shall have been consummated,

•	the Charter Amendment shall have been filed with the SDAT and become effective,

•	the Stockholders’ Agreement among the Advisor and certain of its stockholders shall have been amended, terminated or otherwise modified,

•	the Tax Sharing Agreement between the Advisor and CNL Group shall have been terminated,

•	the receipt by us of an opinion, dated as of the closing date, from GT regarding certain tax maters and Hart-Scott-Rodino matters,

•	the receipt by us of a written comfort letter from PricewaterhouseCoopers that the Advisor will not have any accumulated or current earnings and profits within the meaning of Section 312 of the Code as of the effective time of the Merger,

•	Lehman Brothers shall not have withdrawn its Opinion issued in connection with the Merger and if requested by the Special Committee, shall have issued to the Special Committee an updated opinion,

•	the receipt by us of an opinion dated as of the Closing Date from LDDKR,

•	the receipt by us of the required resignations of each director and officer of the Advisor and the Development Company,

•	each of the employee stock purchase agreements shall have been amended as provided in the Merger Agreement,

•	termination of all bonus plans of the Advisor and the Development Company shall have been terminated,

•	CFG or its affiliate shall have entered into a new Inter-Company Agreement and new Brand License Agreement and any other agreements necessary to conduct the Advisor’s business,

•	no material adverse effect on the Advisor shall have occurred since March 31, 2004,

•	the Advisor shall have filed an amendment to its articles with the Florida Department of State and such amendment shall have become effective, and

•	the receipt by the Special Committee of the written report from the independent compensation consultant engaged by the Compensation Committee.

     Conditions to the Advisor’s and the Advisor’s Stockholders’ Obligation. The obligations of the Advisor and the Advisor’s stockholders to effect the Merger are subject to the satisfaction or waiver (where permissible) of the following conditions:

•	the delivery to the Advisor and the Advisor’s stockholders by us and Acquisition Sub of a certificate to the effect that (1) the representations and warranties of our company and Acquisition Sub are true and correct in all material respects at and as of the closing date, (2) we and Acquisition Sub have performed and complied with all of their covenants under the Merger Agreement in all material respects at and as of the closing date, and (3) there exists no action suit, or proceeding pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of the Merger, or (B) cause the Merger to be rescinded following consummation,

•	our delivery to the Advisor’s stockholders of the Merger Consideration,

•	the execution of the Registration Rights Agreement by the parties thereto,

•	no material adverse effect on us shall have occurred since March 31, 2004,

•	we shall have assumed and repaid in full the Five Arrows Note.

Representations and Warranties

     Representations and Warranties of the Advisor and the Advisor’s Stockholders. The Merger Agreement includes various representations and warranties (which representations and warranties generally survive until 18 months from the Closing Date, with the exception of certain tax, employee and environmental matters representations and warranties, which survive until the expiration of the applicable statute of limitations) of the Advisor and the Advisor’s stockholders (other than Five Arrows) as to, among other things (as applicable):

•	the corporate organization, standing and power of the Advisor to enter into the Merger and the transactions in connection therewith,

•	the Advisor’s capitalization,

•	authorization of the Merger by the Advisor and the Advisor’s stockholders,

•	the Merger Agreement’s non-contravention of any law or governmental order, any charter or bylaw provision, or any contract or other agreement,

•	compliance with laws,

•	ownership and title or license to tangible and intangible property and assets owned or used by the Advisor,

•	the Advisor’s financial statements,

•	pending or threatened litigation,

•	undisclosed liabilities of the Advisor,

•	tax matters,

•	certain contracts and leases of the Advisor,

•	insurance matters,

•	certain matters with respect to employees and employee benefits,

•	transactions with related parties,

•	title to assets,

•	subsidiaries,

•	certain subsequent events,

•	accuracy of the information to be included in this proxy statement,

•	environmental and related matters,

•	net working capital,

•	the Five Arrows Note,

•	certain matters with respect to federal and state securities laws,

•	lack of intention to dispose of the Merger Consideration received in the Merger above a certain amount, and

•	the books and records of the Advisor.

     Representations and Warranties of Us and Acquisition Sub The Merger Agreement also includes various customary representations and warranties (which representations and warranties survive until 18 months from the Closing Date, with the exception of certain representations as to authorization to issue our common shares in connection with the Merger, which survive until the expiration of the applicable statute of limitations) of our company and Acquisition Sub as to, among other things:

•	the corporate organization and power to enter into the Merger and the transactions in connection therewith,

•	our company’s capitalization,

•	authorization of the Merger and the issuance of additional common shares by our company,

•	the Merger Agreement’s non-contravention of any law or governmental order, any charter or bylaw provision, or any contract or other agreement,

•	accuracy of the information to be included in this proxy statement,

•	accuracy of filings with the Commission, and

•	brokers’ fees.

Indemnification

     Subject to the qualifications and limitations described below, each of the Advisor’s stockholders (other than Five Arrows) severally, in accordance with their percentage interest in the Merger Consideration, has agreed to indemnify and hold harmless our company and the Surviving Corporation(the “Company Indemnified Parties”), from, and to reimburse the Company Indemnified Parties for, any loss, damage, deficiency, claims, liability, obligation, suit, action, fee, cost or expense of any nature whatsoever incurred by the Company Indemnified Parties resulting from:

•	any breach of any representation and warranty of the Advisor’s stockholders or the Advisor which is contained in the Merger Agreement or any schedule, exhibit or certificate delivered pursuant thereto,

•	any breach or non-fulfillment of, or any failure to perform, any of the covenants, agreements or undertakings of the Advisor’s stockholders or the Advisor which are contained in or made pursuant to the Merger Agreement,

•	taxes which may become due and owing by the Advisor by reason of the Merger or transactions undertaken in connection with the Merger other than by reason of the Merger not being treated as a reorganization under Section 368(a)(1)(A) of the Code,

•	taxes which may be imposed upon the Advisor or any subsidiary of the Advisor (or any successor thereto) with respect to any taxable period by reason of inclusion of the Advisor or any subsidiary of the Advisory (or any predecessor thereto) in any “affiliated group of corporations,” as set forth in the Merger Agreement, and

•	all interest, penalties and costs and expenses (including all reasonable fees and disbursements of counsel) arising out of or related to any indemnification made by the Advisor’s stockholders in the Merger Agreement.

     We and the Surviving Corporation jointly and severally have agreed to indemnify and hold harmless each of the Advisor’s stockholders, (the “Advisor Indemnified Parties”), from, and to reimburse the Advisor Indemnified Parties for, any loss, damage, deficiency, claims, liability, obligation, suit, action, fee, cost or expense of any nature whatsoever incurred by the Advisor Indemnified Parties resulting from:

•	any breach of any representation and warranty of our company or Acquisition Sub which is contained in the Merger Agreement or any schedule, exhibit or certificate delivered pursuant thereto,

•	any breach or non-fulfillment of, or any failure to perform, any of the covenants, agreements or undertakings of our company or Acquisition Sub which are contained in or made pursuant to the Merger Agreement, and

•	all interest, penalties and costs and expenses (including all reasonable fees and disbursements of counsel) arising out of or related to any indemnification made by our company or the Surviving Corporation in the Merger Agreement.

     The representations and warranties made by the parties in the Merger Agreement, and the rights of such parties to seek indemnification with respect to such representations and warranties, survive for a period equal to eighteen (18) months after the closing date of the Merger, except that the representations and warranties in the Merger Agreement concerning the following matters, and the rights of the Parties to seek indemnification with respect to such representations and warranties, survive until the expiration of the applicable statute of limitations with respect to the matters covered thereby:

•	authorization, execution, delivery, performance and enforceability of the Merger Agreement by the Advisor’s stockholders,

•	capital stock of our company,

•	authorization, execution, delivery, performance and enforceability of the Merger Agreement by our company and the Acquisition Sub,

•	authorization, execution, delivery, performance and enforceability of the Merger Agreement by the Advisor,

•	undisclosed liabilities of the Advisor and the Development Company,

•	legal compliance by the Advisor and the Development Company,

•	tax matters of the Advisor and the Development Company,

•	litigation affecting the Advisor or the Development Company,

•	employment matters of the Advisor and the Development Company),

•	employee benefit matters of the Advisor and the Development Company, and

•	environmental, health and safety matters of the Advisor and the Development Company.

     All covenants and agreements of the parties in the Merger Agreement, and the rights of the parties to seek indemnification with respect to such covenants and agreements, survive until the later of:

     • eighteen (18) months after the closing date of the Merger Agreement,

     • sixty (60) days after the expiration of the statute of limitations applicable to the subject matter of such covenant or agreement, or

     • sixty (60) days after the end of the time period expressly set forth in such covenant or agreement

     No indemnification claim under the Merger Agreement may be made after expiration of the applicable survival period, but the expiration of the survival period with respect to a representation and warranty or covenant and agreement shall not limit or affect the right of a party to obtain indemnification under the Merger Agreement after any such expiration date with respect to any indemnification claim duly made in accordance with the Merger Agreement prior to such expiration date.

     The indemnification obligation of the Advisor’s stockholders under the Merger Agreement is also subject to the following limitations. In no event will the Advisor’s stockholders or any of them have any liability to our company or the Acquisition Sub on account of any indemnification claim made by us against such Advisor stockholders under the Merger Agreement or for any loss, damage, deficiency, liability, obligation, suit, action, judgment, fee, cost or expense of any nature whatsoever directly resulting from claims unless, until and only to the extent that the accumulated amount of all such losses exceeds the amount of $200,000 in the aggregate. In no event will the individual liability of any Advisor stockholder on account of indemnification claims and losses exceed an amount equal to the sum of the amount of cash received by such Advisor stockholder under the Merger Agreement as Merger Consideration, plus the value of our common shares received by such Advisor stockholder under the Merger Agreement as Merger Consideration, calculated based on the per share price used in the Merger Agreement, provided, however, that in the case of CNL Real Estate Group, Inc., the amount of Stockholder Consideration received by Five Arrows shall be added to the Stockholder Consideration of CNL Real Estate Group, Inc. The foregoing limitations do not apply to indemnification claim or Losses arising as a result of:

•	a breach of the representations and warranties concerning tax matters of the Advisor and the Development Company and the net working capital of the Advisor,

•	any breach or non-fulfillment of, or any failure to perform, any of the covenants, agreements or undertakings of the Advisor or its stockholders concerning tax reporting of the Merger, payment of the Five Arrows Note, payment of the Advisor’s expenses and establishment of cash reserves by the Advisor, non-competition by certain Advisor stockholders and tax matters,

•	taxes which may become due and owing by the Advisor by reason of the Merger or transactions undertaken in connection with the Merger,

•	any taxes which may be imposed upon the Advisor or any subsidiary of the Advisor (or any successor to any of the foregoing) pursuant to Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law) with respect to any taxable period by reason of the inclusion of the Advisor or any subsidiary of the Advisor (or any predecessor to any of the foregoing) in any “affiliated group of corporations” as defined for purposes of Section 1504 of the Code, whether pursuant to the Tax Sharing Agreement or otherwise.

     To the extent that any indemnification claim under the Merger Agreement is asserted against one or more the Advisor stockholders, each such stockholder shall be liable only for such stockholder’s pro rata share based upon the amount of the Stockholder Consideration received by each such stockholder. Any indemnification claim under the Merger Agreement made against an Advisor stockholder, including an indemnification claim made by us against the Advisor’s stockholders, may be satisfied by such Advisor stockholder, in such Advisor stockholder’s sole discretion, by surrendering to the claimant(s) common shares received by such Advisor stockholder in the Merger, at a value equal to the closing price per share of such shares on the NYSE on the 30-trading day period preceding the date of surrender.

Guarantee by CFG of Certain Obligations of the Advisor’s Stockholders

     CFG agreed to irrevocably guarantee the obligations of the Advisor’s stockholder pursuant to the provision in the Merger Agreement relating to payment of pre-closing tax obligations of the Advisor by such Advisor stockholders, as well as the provisions in the Merger Agreement described above requiring such Advisor stockholders to indemnify our company for certain losses incurred by us as a result of breaches of certain representations and warranties and covenants and agreements in the Merger Agreement.

Appointment of James M. Seneff, Jr. as Representative of the Advisor’s Stockholders (other than Five Arrows)

     Each of the Advisor’s stockholders (other than Five Arrows) appointed James M. Seneff, Jr. as its exclusive agent to act on its behalf with respect to indemnification claims made by the Advisor’s stockholders against our company under the Merger Agreement and indemnification claims made by us against the Advisor’s stockholders under the Merger Agreement, as well as for certain other purposes specified in the Merger Agreement.

     The Advisor’s stockholders agreed that, in the event that Mr. Seneff is unable or unwilling to serve in such capacity, then another representative of the Advisor’s stockholders (other than Five Arrows) may be appointed by a majority in interest of the Advisor’s stockholders (other than Five Arrows).

     Such agent is authorized to take any and all actions which he or she believes are necessary or appropriate under the Merger Agreement for and on behalf of the Advisor’s stockholders (other than Five Arrows), as fully as if such Advisor stockholders were acting on their own behalf, including, without limitation, asserting indemnification claims made by the Advisor’s stockholders against our company under the Merger Agreement, defending indemnification claims made by us against the Advisor’s stockholders under the Merger Agreement, consenting to, compromising or settling all such indemnification claims, conducting negotiations with our company and its representatives regarding indemnification claims made by us against the Advisor’s stockholders under the Merger Agreement, taking any and all other actions specified in or contemplated by the Merger Agreement and engaging counsel, accountants or other representatives in connection with such matters.

     Our company has the right to rely upon all actions taken or omitted to be taken by such agent pursuant to the Merger Agreement, all of which actions or omissions are legally binding upon the Advisor’s stockholders (other than Five Arrows). Such agent, when acting pursuant to such provision of the Merger Agreement, is not liable to any other Advisor stockholder for any act or omission, except in connection with any act or omission that was the result of his or her bad faith or gross negligence.

Amendment; Waiver; Assignment; Termination

     Amendments and Waivers. No amendment of any provision of the Merger Agreement shall be valid unless the same shall be in writing and signed by the Company and Mr. Seneff on behalf of the Advisor’s stockholders. Any amendment that adversely affects the rights and obligations of Five Arrows pursuant to the Merger Agreement must also be approved in writing by Five Arrows. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     Assignment. The Merger Agreement provides that no party thereto may assign either the Merger Agreement or any of its rights, interests or obligations thereunder without the prior written consent of our company and the Representative; provided, however, that our company may (1) assign any or all of its rights and interests under the Merger Agreement to one or more of its affiliates and (2) designate one or more of its affiliates to perform its obligations thereunder, provided that our company shall remain responsible for the performance of all of its obligations thereunder.

     Termination. The Merger Agreement may be terminated and the Merger abandoned at any time prior to the effective time of the Merger, before or after the approval by the stockholders of our company, either by:

•	mutual written consent of the Advisor and the Special Committee on behalf of us,

•	either party, if a U.S. federal or state court of competent jurisdiction or U.S. federal or state governmental agency has issued an order, decree or ruling or has taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement, which has become final and non-appealable, or

•	by action of the Special Committee (A) in the event of a failure of a condition to our obligations or, (B) no later than the time of the Stockholders Meeting, in the event that the Special Committee shall have determined that it is not satisfied, in its sole discretion, with the results of its examination of the books, records, assets, liabilities, prospects and business of the Advisor, provided, however, that, in each case, the right to terminate shall not be available if our company has been a principal cause for the failure of the condition referred to in said clause, or

•	by the Representative in the event of a failure of a condition to the obligations of the Stockholders or the Advisor, provided, however, that the right to terminate shall not be available if the advisor or the Advisor stockholders have been a principal cause for the failure of the condition referred to in said clause, or

•	by either party in the event the Closing has not occurred on or before November 30, 2004, provided, however, that the right to terminate shall not be available to any party whose breach has been a principal cause for the failure of the condition referred to.

     Any termination of the Merger Agreement will relieve all parties of any liability or further obligation to any party under the Merger Agreement, except that nothing will relieve any party from liability for any willful breach of the Merger Agreement.

Expenses

     Each of the parties to the Merger Agreement will bear its own costs and expenses incurred in connection with the Merger Agreement and the Merger; it being understood and agreed that certain expenses of Legg Mason and expenses of the Advisor will be paid by the Advisor prior to the closing of the Merger.

Certain Financial and Other Information Regarding the Merger

Financial Information

     Attached on pages F-1 through F-   of this proxy statement is certain pro forma and other financial information with respect to our company and the Advisor.

Accounting Treatment

     The Merger will be accounted for as costs incurred in terminating the Advisory Agreement, which will be treated as an expense when incurred and the costs associated with the acquisition of the trade name and assembled work force.

Federal Tax Matters

     The following discussion summarizes the material federal income tax consequences to our company in connection with the Merger proposal to a holder of our common shares. Such discussion is based on current law. The discussion is not exhaustive of all possible tax considerations, nor does the discussion give a detailed description of any state, local, or foreign tax considerations.

     Each stockholder is urged to consult with his or her own tax advisor regarding the proper tax treatment and effects of the Merger proposal and the specific consequences to him or her of the ownership of common shares in an entity that has elected to be taxed as a REIT, including the federal, state and local tax consequences of such ownership and election and potential changes in applicable tax laws.

     General. We believe that our company currently qualifies to be taxed as a REIT for federal income tax purposes, and we expect that our company will operate in such a manner so as to continue to qualify as a REIT for such purposes following the Merger. Management believes that our company was organized, has operated and, assuming consummation of the Merger, will continue to operate after the Merger in such a manner as to meet the requirements for qualification and taxation as a REIT under the Code. No assurance, however, can be given that our company currently qualifies or will continue to operate in a manner so as to remain qualified as a REIT.

     In the opinion of our company’s tax counsel, assuming the assumptions and representations referred to below are true upon and following the Merger, the Merger will be consummated in conformity with the requirements for the continued qualification and taxation of us as a REIT, and the proposed method of operation of our company and the Surviving Corporation following the Merger, and the ownership of assets contemplated in the Merger proposal, will permit our company to continue to so qualify for its current and subsequent taxable years. This opinion is based on certain assumptions relating to the organization and operation of our company and Acquisition Sub and is conditioned upon certain representations made by our company as to certain factual matters relating to the Merger and the intended manner of operation after the Merger of our company and the Surviving Corporation, including representations regarding limits on our non-qualifying income for purposes of the 95% gross income test. See “—Income Tests.” Our tax counsel is not aware of any facts or circumstances that are inconsistent with these assumptions and representations. Unlike a tax ruling, an opinion of counsel is not binding on the IRS, and no assurance can be given that the IRS will not challenge the status of our company as a REIT for federal income tax purposes. Our company’s qualification and taxation as a REIT has depended and will depend upon, among other things, our company’s ability to meet on a continuing basis, through ownership of assets, actual annual operating results, receipt of qualifying real estate income, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code discussed below. See "—Failure to Qualify.”

     The following is a summary of all material considerations concerning applicable Code sections that affect the Merger. These sections of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder (“Treasury Regulations”), and administrative and judicial interpretations thereof as currently in effect. There is no assurance that there will not be future changes in the Code, Treasury Regulations or administrative or judicial interpretations thereof that could adversely affect our company’s ability to continue to qualify as a REIT or adversely affect the taxation of holders of our common shares or that could further limit the amount of income our company may derive from the management and development activities to be performed after the Merger.

     Tax Treatment of the Merger. Section 368(a)(1)(A) of the Code defines an “A” reorganization as a statutory merger or consolidation. In “A” reorganizations, the stockholders and creditors of the transferor corporation shall become stockholders and creditors of the surviving corporation by operation of state law. The Merger will be executed in accordance with the Florida Business Corporation Act, and the Advisor’s stockholders will receive, pro rata based on their relative equity interests in the Advisor, shares of our company’s common shares and cash in lieu of fractional shares (and cash, in the case of Five Arrows) of our common shares. Although the Merger is, for state law purposes, a merger into Acquisition Sub will be a “qualified REIT subsidiary” that is ignored as a separate entity for federal income tax purposes, and thus the Merger will be treated for federal income tax purposes as being directly into our company.

     In addition to satisfying the statutory provisions of section 368(a)(1)(A) of the Code, an “A” reorganization must comply with the continuity-of-interest doctrine set out in section 1.368-1(b) of the Treasury Regulations, which requires that there be certain continuity of interest on the part of the transferor corporation or its stockholders. The Lock-Up Letters require each Advisor stockholder who receives our common shares in the Merger to refrain from transferring or hedging any of these common shares (and any other common shares) during the first six months after the Merger. In addition, the Lock-Up Letters prohibit the transfer or hedging of any common shares in excess of one-half of the number of common shares received by these stockholders in the Merger for an additional six-month period after the Merger (ending one year after the Merger). Based upon the foregoing, in the opinion of our tax counsel, the consummation of the Merger will not be a taxable event for federal income tax purposes for us or for the stockholders of us.

     Taxable REIT Subsidiary. A REIT is permitted to own up to 100% of the stock of a corporation that elects, together with the REIT, to be treated as a “taxable REIT subsidiary” for federal income tax purposes. However, the value of a REIT’s ownership of the stock of its taxable REIT subsidiaries may not exceed 20% of the value of the REIT’s gross assets. We intend to make an election, together with the Surviving Corporation, effective no sooner than one day after the effective time of the Merger for Acquisition Sub to be our taxable REIT subsidiary.

     Income Tests. In order for our company to maintain its qualification as a REIT, there are two gross income tests that must be satisfied annually.

     At least 75% of our company’s gross income (excluding gross income from prohibited transactions) for each taxable year must be rents from real property and interest and certain other income earned from mortgages on real property, gain from the sale of real property or mortgages (other than in prohibited transactions) or income from qualified types of temporary investments.

     At least 95% of our company’s gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from the same items that qualify under the 75% gross income test or from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing.

     If our company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions generally will be available if our company’s failure to meet such tests was due to reasonable cause and not due to willful neglect, our company attaches a schedule of the sources of its income to its return, and any incorrect information on the schedules was not due to fraud with the intent to evade tax. It is not possible, however, to state whether in all circumstances our company would be entitled to the benefit of these relief provisions. Even if these relief provisions apply, a tax would be imposed with respect to the excess net income.

     Asset Tests. Management anticipates that more than 75% of our company’s assets are and will be real estate assets. In addition, management does not expect our company to hold (1) any securities representing more than 10% of any one issuer’s voting securities other than Acquisition Sub, any qualified REIT subsidiary, any other taxable REIT subsidiary, or any other REIT, nor (2) securities of any one issuer exceeding 5% of the value of our company’s gross assets (determined in accordance with generally accepted accounting principles). Our company would not lose its qualifying status as a REIT under the asset tests merely by reason of changes in asset values in a subsequent quarter. This requirement must be satisfied not only upon the initial acquisition of such securities, however, but also each time our company increases ownership of securities. If the failure to satisfy the asset tests results wholly or partly from an acquisition of securities or other property during the quarter, the failure could be cured by disposition of sufficient non-qualifying assets within 30 days after the close of any quarter as may be required to cure any noncompliance. There can be no assurance, however, that such steps will always be successful.

     Other REIT Requirements. One of the requirements for qualification as a REIT in any year is that at the end of the year the REIT has no accumulated earnings and profits from a prior non-REIT year. As a result of the Merger, our company would succeed to any earnings and profits of the Advisor existing at the time of the Merger. Prior to the Merger, the Advisor will distribute to its stockholders an amount at least equal to its estimated earnings and profits. Additionally, the Advisor has represented and we will receive written confirmation from our accountants that the Advisor will not have any current or accumulative earnings and profits as of the effective time of the Merger.

     Failure to Qualify. If our company fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, our company will be subject to tax (including any applicable corporate alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which our company fails to qualify will not be deductible by our company, nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable to them as ordinary income, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, our company also will be disqualified from electing to be treated as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances our company would be entitled to such statutory relief.

Regulatory Matters

     Our company and the Advisor are not aware of any license or regulatory permit which is material to the business of our company or the Advisor and which is likely to be adversely affected by the consummation of the Merger or of any material approval or other action by any state, federal or foreign government agency that would be required prior to the consummation of the Merger other than the acceptance for record of Articles of Merger by the Florida Department of State.

No Appraisal Rights in Connection with the Merger

     Under Maryland law and the Articles, Pursuant to Maryland law, interested director transactions are not void or voidable solely because of such fact if, among other things, disinterested directors approval or ratification occurs, shareholder approval or ratification is obtained or the transaction is otherwise fair and reasonable. The Merger was approved by our four independent directors (including the three independent directors serving on our Special Committee) and the Special Committee has received the Lehman Brothers Opinion that, based upon and subject to certain matters stated therein, the consideration to be paid by us in the Merger is fair, from a financial point of view, to us. Neither Maryland law nor our Articles or bylaws require us to obtain stockholder approval of the Merger. However, because the Merger involves a transaction in which our directors and executive officers have an interest, we have determined to solicit stockholder approval of the Merger so as to empower our stockholders with respect to whether the Merger should occur. Holders of our common shares will not be entitled to rights of appraisal in connection with the Merger.      However, holders of our common shares will have appraisal rights in connection with the Charter Amendment Proposal and the Reverse Stock Split Proposal. See “                   ”.

Vote Required to Approve the Merger Proposal

     Such requirement will be satisfied if the Merger is approved by the affirmative vote of at least a majority of the votes cast on the Merger by holders of our common shares entitled to vote thereon (other than our common shares owned of record or beneficially by interested directors or their affiliates), provided that the total votes cast with respect to the Merger represent over 50% of our common shares entitled to vote on the Merger. If the required stockholder approval is not received, then the Merger will not be consummated.

     The Advisor owns 20,000 of our outstanding common shares. Our Articles provide that with respect to our common shares owned by the Advisor, our directors or any of their Affiliates, neither the Advisor, nor the directors nor any of their Affiliates may vote or consent on matters submitted to our stockholders regarding, among other things, transactions between our company and the Advisor. Therefore, such shares may not be voted on the Merger Proposal.

     Even if approved by our stockholders at the Annual Meeting, the Merger will not be effected unless Listing has occurred.

PROPOSAL III

APPROVAL OF AMENDMENT TO OUR ARTICLES
OF INCORPORATION TO INCREASE THE AUTHORIZED EQUITY SHARES

     Our Board has unanimously approved and directed that there be submitted to the stockholders for their approval an amendment to Section 7.1 of Article VII of the Articles that would increase the number of shares that we are authorized to issue from 516,000,000 shares (consisting of 450,000,000 common shares, 3,000,000 preferred shares and 63,000,000 excess shares) to 1,225,000,000 shares (consisting of 1,000,000,000 common shares, 25,000,000 preferred shares and 200,000,000 excess shares). As of the Record Date, there were 303,102,864 common shares, $.01 par value, outstanding.

     The text of the proposed amendment to Section 7.1 of Article VII is set forth in Appendix C-1 of this proxy statement and incorporated herein by reference.

     Our Board has also unanimously approved and directed that there be submitted to our stockholders for their approval, an amendment to the Articles which provides that, to the extent permitted by Maryland law, the Board, by majority vote and without any action by our stockholders, may amend the Articles from time to time to increase or decrease the aggregate number of authorized equity shares or the number of shares of stock of any class or series that we have authority to issue. The full text of this proposed amendment is set forth in Proposal IV in this proxy statement.

     Although we have a sufficient number of shares to effectuate the Underwritten Offering in the amounts presently contemplated, unless we authorize additional common shares there may not be an adequate number of shares for future acquisitions, issuance under our distribution reinvestment plan or under our 2004 Omnibus Long Term Incentive Plan. Moreover, if our proposed Underwritten Offering is not consummated by November 30, 2004, we expect to commence our proposed sixth best efforts public offering of our common shares, in which we would propose to sell up to [ ] common shares to the public from time to time. In the event that additional equity shares are not authorized, we will not be able to raise all of the capital through a sixth best efforts offering which the Board believes to be advisable and in the best interest of us and our stockholders. In addition, our Board believes that the authorization of additional equity shares is essential for us to take advantage of certain business and investment opportunities, if and as they become available, that require the issuance of additional common shares. We anticipate that we may engage in additional equity financing, through either public or private offerings of our securities for cash (including the Underwritten Offering), the issuance of such securities in exchange for assets, or a combination of the foregoing, although we currently are not involved in any negotiations and have not entered into any arrangements relating to any of these capital transactions, other than our proposed Underwritten Offering and, in the event the proposed Underwritten Offering is not consummated by November 30, 2004, our proposed sixth best efforts public offering of our common shares. In addition, we may need additional common shares in the future for our distribution reinvestment plan and for our 2004 Omnibus Long Term Incentive Plan.

     Holders of the capital stock of our company will not have the right to approve the issuance of additional common shares, although they might have the right, depending on the circumstances, to approve a transaction in which common shares are being issued. Common shares generally may be issued by our Board for any proper corporate purpose without further stockholder action, unless required by applicable laws, rules or regulations including the rules of any national securities exchange or quotation system on which our shares are listed or quoted. See “—Characteristics of Common Shares” below.

     In addition, holders of our capital stock do not have any preemptive rights to subscribe for or purchase any shares of our capital stock, which means that current stockholders do not have a prior right to purchase any new issue of common shares in order to maintain their proportionate ownership. Consequently, the issuance of additional shares of capital stock may dilute the interest of a current stockholder if additional shares are issued at less than fair market value and the stockholder does not purchase or is not offered the opportunity to purchase additional shares.

     The existence of a large number of authorized but unissued shares could have the effect of hindering or frustrating a takeover of us. The availability for issuance of additional common shares would provide our Board with the necessary flexibility in responding to a merger or acquisition bid by placing blocks of shares with persons friendly to our company, or by taking other steps to prevent an acquisition of us under circumstances which our Board does not believe to be in our best interest. Other than with respect to the Merger proposal, we are not aware of any entity which intends to propose a merger with us and we are not aware of any entity seeking to gain control of our company.

Characteristics of Common Shares

     Subject to the express terms of any preferred shares that may be issued from time to time, the holders of common shares elect all directors and are entitled to one vote per share on all matters submitted to a vote of the stockholders. Stockholders are entitled to receive dividends when, as and if declared by the Board out of funds legally available for that purpose. Upon any liquidation, dissolution or winding up of our company, subject to the terms of any preferred shares that may be issued from time to time, holders of common shares are entitled to share pro-rata in any distribution to stockholders. Holders of common shares have no preemptive, subscription or conversion rights.

     Please be aware that, regardless of whether the Authorized Shares Proposal is approved, our Board will continue to have the right to authorize and issue one or more classes of common and preferred shares. Approving the Authorized Shares Proposal will increase the number of common shares which our Board may designate and classify and authorize our Board, from time to time, to increase the authorized number of common shares of our company without further stockholder approval. However, certain national securities exchanges and U.S. inter-dealer quotation systems impose requirements that companies listed or quoted thereon obtain stockholder approval prior to issuing securities in excess of certain thresholds and prior to adopting incentive and compensation plans.

Characteristics of Preferred Shares

     We are presently authorized to issue 3,000,000 preferred shares. Pursuant to the existing Articles, the Board is expressly authorized, from time to time, to authorize and issue one or more series of preferred stock. Prior to the issuance of each such series, our Board, by resolution, will fix the number of shares to be included in each series, and the terms, rights, restrictions and qualifications of the shares of each series. The authority of our Board with respect to each series will include, but not be limited to, determination of the following: (i) the designation of the series, which may be by distinguishing number, letter or title; (ii) the dividend rate on the shares of the series, if any, whether any dividends will be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of the series; (iii) the redemption rights, including conditions and the price or prices, if any, for shares of the series; (iv) the terms and amounts of any sinking fund for the purchase or redemption of shares of the series; (v) the rights of the shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of our company, and the relative rights of priority, if any, of payment of shares of the series; (vi) whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other corporation or other entity, and, if so, the specification of such other class or series of such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates on which such shares will be convertible and all other terms and conditions upon which such conversion may be made; (vii) restrictions on the issuance of shares of the same series or of any other class or series; (viii) the voting rights of the holders of shares of the series; and (ix) any other relative rights, preferences and limitations on that series.

     The Authorized Shares Proposal would permit us to authorize and issue up to [                   ] additional preferred shares in one or more series and determine the terms, rights, restrictions and qualifications, as described above.

     Pursuant to its existing authority, in connection with the Underwritten Offering, the Board anticipates that it will create 3,000,000 shares of [                   %] Series A cumulative redeemable preferred stock (“Series A”). It is possible that if the Authorized Shares Proposal is approved, additional preferred shares will be designated as Series A or otherwise and sold in the Underwritten Offering. Holders of our Series A preferred shares will be entitled to receive cash dividends at the rate of [ ]% per annum of the $25.00 liquidation preference (equivalent to a fixed annual rate of [                   ]. The dividends are cumulative from the date of original issue, whether or not in any one dividend period or periods our Board authorizes any dividends or we have funds legally available for the payment of such dividends. Our company will pay dividends quarterly in arrears on or before the [ ] day of each [ ], [ ], [ ] and [ ] of each year or, if not a business day, the next succeeding business day, beginning [ ], 2004. The first dividend, which will be paid on [ ], 2004, will be for less than a full quarter.

     If we liquidate, dissolve or wind up, holders of our Series A preferred shares will be entitled to receive a liquidation preference of $25.00 per share, plus all accumulated, accrued and unpaid dividends (whether or not earned or declared) to and including the date of payment, before we make or set apart any payment or distribution for the holders of our common shares or any other classes or series of our shares ranking junior to our Series A preferred shares as to liquidation rights. The rights of the holders or our Series A preferred shares to receive their liquidation preference will be subject to the proportional rights of each other series or class of shares ranked on parity with our Series A preferred shares.

     Our Series A preferred shares have no maturity date and our company is not required to redeem our Series A preferred shares. Accordingly, our Series A preferred shares will remain outstanding indefinitely, unless our Board decides to redeem our Series A preferred shares. We may not redeem our Series A preferred shares prior to [ ], 2009, except in certain limited circumstances to maintain our ability to qualify as a REIT. On and after [ ], 2009, our company may, at our option, redeem our Series A preferred shares, in whole or from time to time in part, at a cash redemption price equal to $25.00 per share, plus all accumulated, accrued and unpaid dividends, if any, to and including the redemption date.

     Our Series A preferred shares will not be convertible into or exchangeable for any of our other property or securities.

     Please be aware that, regardless of whether the Authorized Shares Proposal is approved, the Board will continue to have the right to authorize and issue one or more series of preferred shares. Approving the Authorized Shares Proposal will increase the number of preferred shares which the Board may designate and classify and authorize our Board, from time to time, to increase the authorized number of preferred shares of our company without further stockholder approval.

     Assuming approval of these amendments by our stockholders at the Annual Meeting, these amendments will be effected by our filing of Amended and Restated Articles of Incorporation (the “Restated Articles”) with the SDAT, and will become effective on the date of such filing. The text of the proposed Restated Articles is set forth in Exhibit A to this proxy statement and a marked version of the existing Articles, which shows the modifications proposed to be made, is set forth as Exhibit B to this proxy statement. The adoption of the Restated Articles is split into two separate, independent proposals to amend our Articles. Because the Authorized Shares Proposal and the Charter Amendment Proposal will be voted upon separately, one or both of the proposals may be approved by our stockholders at the Annual Meeting while one or both of the proposals may not. To the extent one or both of the Authorized Shares Proposal or the Charter Amendment Proposal is not approved by our stockholders at the Annual Meeting, the Restated Articles ultimately filed with the SDAT will not reflect the amendments to be effected by such proposal or proposals. If neither the Authorized Shares Proposal or the Charter Amendment Proposal is adopted by our stockholders at the Annual Meeting, we will not file the Restated Articles with the SDAT, and our existing Articles will remain unchanged until such time as they may be amended in the future in accordance with Maryland law and the provisions of our Articles and bylaws.

     Approval of this proposal to amend our existing Articles requires the affirmative vote of the holders of a majority of the outstanding common shares of our company entitled to vote thereon. Proxies received will be voted for approval of each of these proposals unless stockholders designate otherwise.

     Please be aware that if this Authorized Shares Proposal is not approved by our stockholders and the Charter Amendment Proposal set forth in this proxy statement is approved by our stockholders, the Board will be authorized, by a majority vote and without any action by our stockholders, to amend the Articles from time to time to increase or decrease the aggregate number of equity shares or the number of             shares of stock of any class or series that our company has authority to issue. The affirmative vote of a majority of the outstanding common shares is required to approve the Authorized Shares Proposal.

     Our Board has determined it to be advisable and in the best interests of us and our stockholders to approve the Authorized Shares Proposal. Our Board unanimously recommends that you vote “FOR” this Authorized Shares Proposal.

PROPOSAL IV

APPROVAL OF AMENDMENTS TO OUR COMPANY’S ARTICLES OF INCORPORATION TO MODIFY
CERTAIN PROVISIONS TO REFLECT THAT WE HAVE BECOME INTERNALLY ADVISED AND TO
CONFORM MORE CLOSELY TO THE ARTICLES OF INCORPORATION OF LISTED REITS

Introduction

     We are proposing to amend and restate our existing Articles in order to reflect that we will become internally advised if the Merger is consummated and also to conform more closely to the articles of incorporation of Listed REITs by removing restrictions which were previously mandated by state securities administrators and are no longer required, and to make various other changes. Accordingly, our existing Articles are being amended as discussed below and those provisions that address the payment of fees to the Advisor are being eliminated in our proposed Amended and Restated Articles of Incorporation, which we refer to as our “Restated Articles” and which are attached as Appendix C-1. The marked version (reflecting proposed changes) of our existing Articles is attached hereto as Appendix C-2. The discussion below does not provide information on every provision of the Articles proposed to be changed or such proposed change. Please see the marked version of our existing Articles attached hereto as Appendix C-2, which contains all of the proposed changes to the Articles.

     Further, our Board has unanimously approved and directed that there be submitted to our stockholders for their approval, an amendment to Section 8.1 of Article VIII of the Articles which provides that, to the extent permitted by Maryland law, our Board, by a majority vote and without any action by our company’s stockholders, may amend the Articles from time to time to increase or decrease the aggregate number of authorized equity shares or the number of shares of stock of any class or series that we have authority to issue. In addition, our Board may amend the Articles without the consent of our stockholders to the fullest extent so provided by Maryland law.

     Amendments to our existing Articles to reflect that we will become internally advised if the Merger is approved.

     As discussed in detail in the Merger Proposal, if the Merger is approved by our stockholders at the Annual Meeting and is consummated, we will become a self-advised REIT. Presently, under the terms of the Advisory Agreement the Advisor is entitled to various fees for providing services to us, including fees that are determined, in part, based on the cost basis of our assets. Upon consummation of the Merger, the operations of the Advisor will become part of our business and we will cease to pay these fees.

     Our existing Articles contain a number of provisions that impose guidelines on transactions between us and the Advisor, our directors of us or any of our affiliates. As stated above, if the Merger is consummated, the separate existence of the Advisor will cease, its operations will become part of our business and we will become an internally advised REIT. Accordingly, the references to the Advisor and provisions in our existing Articles relating to the Advisor and to transactions and relations between us and the Advisor will no longer be applicable and would be eliminated in our Restated Articles.

     Provisions Relating to Advisor Services and Fees. Article IV of our existing Articles consists of provisions that govern the relationship between us and the Advisor. These provisions include guidelines for supervision of the Advisor by the Board, provisions relating to the termination of the Advisor, restrictions on the types and amount of fees payable by us to the Advisor for services provided and limitations on reimbursement of expenses incurred by the Advisor in performing those services. Because we will acquire the Advisor and become internally advised upon consummation of the Merger, Article IV of our existing Articles will no longer be applicable to our operations and will therefore be eliminated in the Restated Articles.

     Certain of the limitations and restrictions in our existing Articles were required under state regulations in connection with the initial and subsequent public offerings of our common shares because our shares were not listed on a national securities exchange. Because these Restated Articles will only become effective upon the Listing of our common shares and preferred shares, these types of provisions will no longer be required to be included in our governing documents and instead we will be subject to the rules of the national securities exchange or inter-dealer quotation system on which our common shares or preferred shares are listed or quoted. We believe that many of the limitations and restrictions that were included in our existing Articles are restrictive and could prevent us from pursuing favorable investment opportunities which could enhance stockholder value. In addition, these provisions could impair our ability to compete effectively for investments and management talent. We believe such limitations and restrictions should be modified so that we will be able to fully implement our business strategy. The proposed Restated Articles reflect the modifications that we believe should be made to our existing Articles.

     With respect to certain provisions of our existing Articles proposed to be modified by the Restated Articles, other than modifications discussed above under “Amendments to our existing Articles to reflect that we will become internally advised if the Merger is approved,” the paragraphs below discuss the current provision as it appears in our existing Articles, the modified provision as it will appear in the Restated Articles, the reason or reasons why we believe the provision should be so modified and the effect of the modification.

     References to NASAA REIT Guidelines. Several provisions of our existing Articles reference the Statement of Policy Regarding Real Estate Investment Trusts published by the North American Securities Administrators Association. These guidelines, which are referred to herein as the “NASAA REIT Guidelines,” consist of substantive restrictions on the operations of a REIT, and are applicable when a REIT is making a public offering of securities which are not listed for trading on a national securities exchange or designated for quotation on an inter-dealer quotation system. Our existing Articles also contain provisions that, while they do not specifically reference the NASAA REIT Guidelines, were included to comply with those Guidelines. The Restated Articles will only take effect if and when our shares are listed on a national securities exchange or quoted on an inter-dealer quotation system and thus, the NASAA REIT Guidelines references and the provisions that were included to comply with the NASAA REIT Guidelines have been modified or eliminated in the Restated Articles. Because the NASAA REIT Guidelines are inapplicable to a Listed REIT, these changes will conform our Articles more closely to the articles of incorporation of Listed REITs. We anticipate that the elimination in our existing Articles of the restrictions contained in the NASAA REIT Guidelines will better enable us to take advantage of favorable investment opportunities and to operate in a more comparable fashion to other Listed REITs.

     Independent Director Requirements. Section 2.1 of our existing Articles defines “Independent Director” under the NASAA REIT Guidelines and the definition is primarily directed to the relationship of a director with the Advisor. Because we will be internally advised immediately following the consummation of the Merger and the NASAA REIT Guidelines will not apply after our securities are Listed, the definition is deleted. Instead, our Board will apply the definition of Independent Director under the rules of the national securities exchange or inter-dealer quotation system on which our shares are listed or quoted. Accordingly, it is possible that a person who would be considered an Independent Director under such rules might not have been considered independent under the existing Articles and vice versa.

     The Restated Articles also eliminate any provisions of our existing Articles that relate to the requirements or duties of our Independent Directors. This includes, among other things, the definition of Independent Director in Section 2.1 of the existing Articles, Section 2.2 of the existing Articles concerning director experience, Section 2.3 of our existing Articles requiring that a majority of the members of Board committees be Independent Directors, Section 2.6 requiring that the Independent Directors approve certain enumerated matters and Section 5.2 requiring the Independent Directors to conduct an annual review of our company’s investment policies. These provisions will no longer be relevant because the Restated Articles will not contain a definition of independent directors under the NASAA REIT Guidelines to which all of these provisions related.

     It is possible that the elimination of these provisions would allow people to serve as directors or certain actions to be taken that could not be taken under our existing Articles. Instead, we will operate under the rules of the NYSE, under Maryland law and in accordance with our Restated Articles and by-laws. For your information, we would still be required to have a majority of independent directors on the Board under the rules of any national securities exchange on which our shares are listed or quoted.

     Experience of Directors. Our existing Articles contain provisions requiring that each of our directors must have had, prior to his or her election to our Board, “at least three (3) years of relevant experience demonstrating the knowledge and experience required to successfully acquire and manage the type of assets being acquired by our company.” The director experience requirements were included in our existing Articles in order to ensure that the directors guiding our entity through its initial development and acquisition phases were sufficiently experienced in the type of activities in which we intended to engage. While relevant experience and particularly relevant real estate experience are factors that we would consider in recruiting and proposing nominees for director positions, we believe that because we now have an operating history and own a large portfolio of hotel and resort properties, it is no longer necessary or desirable to require that directors have a particular type or specific number of years of experience. Indeed, we believe that having a director experience requirement may prevent us from proposing nominees who could potentially enrich the composition of our Board by bringing to it broad and useful experience, although they might not necessarily be experienced in the acquisition and development of real properties. Examples of individuals who might be precluded from serving as directors due to the director experience requirements include government officials and representatives and senior executives and directors of other companies that are not engaged in real estate or hotel and resort-related activities. Individuals with such backgrounds often are desired by companies to serve on their boards of directors. We believe that our Board should be composed of persons who can best serve the interests of our stockholders. Because some of those persons might not meet the director experience requirements under our existing Articles, and those requirements are no longer necessary, those requirements have been eliminated under the Restated Articles. Accordingly, the effect of this change is that our nominating and corporate governance committee will be able to select from a broader range of qualified individuals to serve as directors of our company, but that it is possible that no independent director will have three years of lodging-related real estate experience.

     Investment Limitations. Our existing Articles contain a number of limitations and restrictions on our ability to make certain types of investments. These investment limitations and restrictions were established, as described above, under the NASAA REIT Guidelines and when initially adopted by us, applied at a time that we had not commenced operations or acquired any hotel and resort properties. We believe that now that we have an operating history, are one of the country’s largest hotel and resort REITs, and will have our common shares listed on a national securities exchange or a U.S. inter-dealer quotation system, when these Restated Articles take effect, these limitations and restrictions are no longer necessary or desirable because they could impede our ability to take advantage of favorable investment opportunities and more fully access capital markets. Moreover, the elimination of certain of these limitations and restrictions (for example, limitations under our existing Articles on our mortgage lending activities) are desirable in light of the expansion of our financing capabilities in connection with our acquisition of the Advisor and the growth of our company. However, the elimination of certain of these restrictions may expose our company to greater risks, for example by allowing us to borrow a greater amount of money, relative to our asset base, than we are permitted to borrow under our existing Articles or to lend money in situations in which we would not have been able to lend money under our existing Articles. Our Board and our management would be responsible for evaluating and determining whether to make these types of investments. Our Board believes that the elimination of these restrictions is desirable and will allow us to better compete with other Listed REITs and expand our investment and capital market opportunities. For the foregoing reasons, our Board is proposing the elimination of the investment limitations and restrictions summarized below. The full text of the eliminated provisions is set forth in the marked version of our existing Articles in Exhibit B to this proxy statement.

     Limitations on Investments, Borrowing and Indebtedness. The investment limitations in Section 5.4 of our existing Articles that are eliminated in the Restated Articles for the reasons outlined above prohibit our company from: (1) investing more than 10% of its total assets in unimproved real property (Section 5.4(a)); (2) investing in commodities or commodity future contracts (Section 5.4(b)); (3) investing in or making mortgage loans unless an appraisal is obtained concerning the property and certain other conditions are met (Sections 5.4(c), (d) and (g)); (4) investing in indebtedness secured by a mortgage on real property which is subordinate to the lien of other indebtedness (Section 5.4(e)); (5) engaging in any short sale, or borrowing, on an unsecured basis, if such borrowing will result in an Asset Coverage (as defined in our existing Articles) of less than 300% (Section 5.4(f)); (6) investing in equity securities, except under certain limited circumstances (Section 5.4(h)); (7) except under specified circumstances, issuing (A) equity securities redeemable solely at the option of the holder, (B) debt securities, (C) common or preferred shares on a deferred payment basis or under similar arrangements, (D) non-voting or assessable securities and (E) options, warrants, or similar evidences of right to buy its securities (Section 5.4(i)); (8) investing in contracts for the sale of real estate unless they are in recordable form and appropriately recorded in the chain of title (Section 5.4(j)); (9) acquiring a property unless the consideration to be paid for each such property is authorized by the Board based upon fair market value (Section 5.4(k)); (10) engaging in underwriting or the agency distribution of securities issued by others or in trading (Section 5.4(l)); (11) investing in any foreign currency or bullion or engaging in any short sales (Section 5.4(m)); (12) issuing senior securities except notes to lenders and preferred shares (Section 5.4(n)) and (13) making investments that we believe will be inconsistent with our objective of continuing to qualify as a REIT.

     In connection with acquiring and developing properties, we have borrowed funds both on a short-term basis and on a longer-term basis, as appropriate. Because of the NASAA REIT Guideline requirements, Sections 3.2(d) and 5.4 (o) and (p) of our existing Articles restrict our total indebtedness to no more than 300% of our net assets. Although it is unlikely that we would ever exceed that level of indebtedness, an absolute limit on our borrowings could impair our ability to engage in potentially advantageous transactions and investment opportunities and we believe that such decisions should be left to our experienced management and Board. The proposed Restated Articles therefore do not contain any limitation on the amount or percentage of indebtedness that we may incur in the future and therefore, we could become more highly leveraged, resulting in an increase in the amount of debt repayment. This, in turn, could increase our risk of default on our obligations and adversely affect our results of operations and our ability to make distributions to our stockholders.

     Limitations on Investment in Equity Securities. The restrictions in Sections 5.3© and 5.4(h) of our existing Articles on investments by us in equity securities also is eliminated in the Restated Articles. Under Sections 5.3© and 5.4(h) of our existing Articles, we may invest in equity securities so long as a majority of our disinterested directors (including a majority of the Independent Directors) approve the investment as being fair, competitive and commercially reasonable. In the Restated Articles, decisions concerning investment in equity securities will be made by the entire Board, using the standards applicable to all director decisions.

     Certain Conflict of Interest Provisions. In order to mitigate certain potential conflicts of interest with the Advisor, Article VI of our existing Articles contains a number of restrictions with respect to transactions between us and the Advisor, a director of us or any of our affiliates and on certain activities of the Advisor and its affiliates. For the reasons discussed below, these provisions are eliminated in the Restated Articles.

     Sections 6.3(b) and 6.4 are eliminated in the Restated Articles because they will be inapplicable once we have acquired the Advisor. The provisions that are being so eliminated include: (i) guidelines on how to resolve conflicts when an investment opportunity becomes available which is suitable for us and a public or private entity with which the Advisor or its affiliates are affiliated (Section 6.3(b)), (ii) restrictions on the provision of goods and services to us by the Advisor or its affiliates (Section 6.4(a)) and (iii) restrictions on loans by the Advisor and its affiliates to us (Section 6.4(b)). Section 6.4(b) also restricts our company from making any loans to affiliates. That provision is eliminated in the Restated Articles for the reasons described below under “Restrictions on Affiliated Transactions”. Because upon consummation of the Merger, the Advisor will become a wholly owned subsidiary of our company, our Restated Articles will no longer contain restrictions on transactions with the Advisor and transactions with affiliates will be addressed under Maryland law and by actions of the Board. We will be required to have a majority of independent directors under the rules of NYSE.

     Restrictions on Affiliated Transactions. Various provisions of our existing Articles limit our ability to engage in transactions with the Advisor, a director of our company or any of their affiliates. In general, these provisions require that such transactions, which are referred to herein as affiliated transactions, be approved by a majority of the disinterested directors. They also contain limitations on the substantive aspects of the affiliated transactions themselves, such as restrictions on the consideration to be paid for services provided or assets acquired from or sold to such persons. The provisions in our existing Articles restricting affiliated transactions are eliminated in the Restated Articles for a number of reasons. First, upon consummation of the Merger, we will have acquired the Advisor. Second, the corporate laws of the State of Maryland, which apply to our company, already contain provisions which address affiliated transactions. Under Maryland corporate law, transactions between our company and our directors, or persons in which such directors have a material financial interest, may be void or voidable unless the conflict giving rise to the transaction is disclosed and the transaction is approved or ratified by a majority of disinterested directors or a majority of the stockholders or the transaction is fair and reasonable to us. Although it is possible that eliminating these provisions from our existing Articles may allow our company to engage in transactions in which we might not have previously been permitted to engage, we believe that state law provides appropriate safeguards and that once our securities are listed, such law is the more appropriate and customary method for regulating affiliated transactions.

     The affiliated transaction provisions that are proposed to be eliminated in the Restated Articles are the following:

     Joint Ventures. The Restated Articles eliminate Section 5.3(b) of our existing Articles, which provides that we may invest in joint ventures with the Advisor, one or more directors and any affiliates only if a majority of disinterested directors approve the investment as being fair and reasonable to us and on substantially the same terms and conditions as those received by other joint venturers.

     Sales and Leases to and from Us. The Restated Articles also eliminate Sections 6.1 and 6.2 of our existing Articles which require that our disinterested directors approve as fair and reasonable to our company the purchase of property by us from the Advisor, a director or any affiliate, and the acquisition or lease of assets from us by the Advisor, a director or any affiliate. Section 6.1 also provides that the purchase by us of any property from the Advisor, a director or any affiliate must be at a price no greater than the cost of the asset to the Advisor, or, as the case may be, such director or affiliate, or if the price to us is in excess of such cost, that substantial justification for such excess exists, such excess is reasonable and that the cost does not exceed the asset’s appraised value.

     Loans to and from Us. The provisions in Sections 5.4(q) and 6.4(b) prohibiting us from borrowing from the Advisor, a director or any affiliate and from making loans to the Advisor, a director or any affiliate, respectively, except under certain circumstances, similarly are eliminated in the Restated Articles.

     General Restriction. Section 9.5 of our existing Articles contains certain general restrictions on all transactions between us and any affiliate. The Restated Articles eliminate these restrictions which, in addition to disinterested director approval, require that an affiliated transaction be fair and reasonable to our company and its stockholders, that the terms of such transaction are at least as favorable as the terms of comparable arms-length transactions and that if an acquisition is involved, the total consideration is not in excess of the appraised value of the property being acquired. The Restated Articles also eliminate the limitations in Section 9.5 on the payment by us of compensation to any affiliate. Because we will only implement the Charter Amendment Proposal if the Merger is to occur, and the elimination of these general restrictions in Section 9.5 will be effect before the effective time of the Merger, Section 9.5 of the existing Articles will not apply to the Merger or the other related transactions contemplated by the Merger Agreement.

     Voting Restrictions. The Restated Articles also eliminate Section 8.4 of our existing Articles which prohibits the Advisor, the directors and any affiliate from voting on matters submitted to our stockholders regarding removal of the Advisor, directors or any affiliate or any transaction between us and them. This provision was included in our existing Articles in accordance with the NASAA REIT Guidelines. As it relates to the Advisor, this provision is no longer necessary because we will have acquired the Advisor upon consummation of the Merger. In addition, we believe that voting on the removal of directors and on affiliated transactions should be governed by state law, as it customarily is for other Listed REITs. We believe this change presently is unlikely to change the outcome of any vote because the directors are expected to own, in the aggregate, less than 5% of the outstanding common shares at the time the Restated Articles become effective.

     Reports to Stockholders. Section 8.8 of our existing Articles lists the items of information that must be included in our annual report to stockholders under the NASAA REIT Guidelines. Because our Restated Articles will only become effective upon the Listing of our common shares, Section 8.8 is modified in the Restated Articles by eliminating the enumerated informational requirements required by the NASAA REIT Guidelines. As a reporting company under the rules and regulations of the SEC, we are required to comply with the SEC annual reporting requirements. Accordingly, the annual reports to stockholders will be prepared and delivered to stockholders in accordance with the requirements of the SEC and the NYSE. The effect of this change is that stockholders will not receive certain information in annual reports that was required under the NASAA REIT Guidelines, such as the ratio of the costs of raising capital during a specified period to the capital raised.

     Indemnification. Under Section 9.2 of our existing Articles, we are required to indemnify our directors, the Advisor and any affiliate for losses or liabilities incurred by any of them, each referred to herein as an indemnitee, in connection with our business. Indemnification is not available, however, (1) in the case that the indemnitee is not an independent director, for loss or liability that was the result of negligence or misconduct by the indemnitee, (2) in the case that the indemnitee is an independent director, for losses or liabilities that were the result of gross negligence or willful misconduct by the indemnitee, (3) for losses or liabilities resulting from conduct by the indemnitee that constitutes bad faith or active or deliberate dishonesty, (4) if the indemnitee received an improper personal benefit, (5) in the case of a criminal proceeding, the indemnitee had reasonable cause to believe his or her acts were unlawful, (6) in a proceeding by or in the right of our company, the indemnitee is adjudged liable to us, or (7) for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by such indemnitee, unless one or more of the following conditions are met: (a) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the indemnitee, (b) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the indemnitee; or (c) a court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which securities of our company were offered or sold as to indemnification for violations of securities laws. Under Section 9.2 of our existing Articles, we also may not provide indemnification for losses or liabilities arising from alleged violations by an indemnitee of federal or state securities laws, except under certain specified circumstances.

     The indemnification provisions under our existing Articles are more narrow than the ability to provide indemnification to the extent permitted by Maryland corporate law. The Restated Articles modify the indemnification provisions consistent with Maryland law, to provide that we will indemnify our directors and officers and may indemnify our employees and agents to the fullest extent permitted by Maryland law. Accordingly, the indemnification for both unaffiliated and affiliated persons and entities will be broader than the provisions under the existing Articles and could cost our company additional monies. The Restated Articles also add a provision limiting the liability of the directors and officers to our company. This addition provides that no present or former director or officer of our company shall be liable to us or our stockholders for money damages. These modifications will allow us to offer director and officer candidates indemnification and limitations on personal liability similar to the provisions customarily provided by other publicly traded companies and thus will allow us to compete with those companies for the most qualified candidates.

Miscellaneous Modifications

     The Restated Articles provide for a change of our corporate name. We have chosen the name “CNL Hotels & Resorts, Inc.” because we believe it is a better description of our business and the types of properties we own.

     Under Maryland law, a Maryland corporation generally may not amend its Articles, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business (each, an “Extraordinary Matter”), unless approved by the affirmative vote of stockholders holding at least two-thirds of the equity shares entitled to vote on the matter. However, a Maryland corporation may provide in its articles for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our existing Articles provide for approval of most of these matters by a majority of all the votes entitled to be cast. With respect to those matters not covered by this majority voting provision, the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter is required under Maryland law. Our Restated Articles provide that we may, in all instances, consummate an Extraordinary Matter upon the affirmative vote of stockholders holding not less than a majority of our equity shares then outstanding and entitled to vote. The effects of these changes will enable us to more easily amend our Articles, effect mergers, sell all or substantially all of our assets, engage in share exchanges and similar transactions outside the ordinary course of business.

     The Restated Articles provide that we may, from time to time, make any amendment to the Restated Articles, including any amendment altering the terms or contract rights, as expressly set forth in the Restated Articles, of any shares of outstanding stock to the extent such amendment is approved by the stockholders in accordance with the terms of the charter, and that in connection with such amendment, no objecting stockholder whose rights are substantially adversely affected will have the right to receive the fair value of his stock as an objecting stockholder under the MGCL.

     Certain provisions of our existing Articles exempt us from the application of Maryland’s Business Combinations Act and Control Share Acquisition Act. Our exemption from the application of these statutes may have the effect of facilitating: (i) business combinations between us and beneficial owners of 10% or more of the voting power of our outstanding voting stock; and (ii) the acquisition by any person of shares entitled to exercise or direct the exercise of 10% or more of our total voting power. Further our exemption from these provisions of the Business Combinations Statute and the Control Share Acquisition Act may make it more difficult for our stockholders to prevent or delay business combinations with large stockholders or acquisitions of substantial blocks of voting power by such stockholders or other persons, should the ownership restrictions be waived, modified or completely removed. Such business combinations or acquisitions of voting power could cause us to fail to qualify as a REIT. Under our Restated Articles, we have proposed to delete these exemptions from the Restated Articles and, alternatively to effect the Business Combination Act exemption by Board resolution and to include the exemption from the Control Share Acquisition Act in our by-laws. If this proposal is approved and these provisions are deleted from our existing Articles, although we will continue to be subject to these exemptions, the net effect of this change will be that our Board will, without Stockholder approval, be able to opt in and out of these exemptions by way of Board resolution or bylaw amendment.

Conforming Changes and Other Ministerial Modifications

     The Restated Articles reflect a number of conforming and updating changes and other modifications of a ministerial nature that are necessary in view of the other modifications being proposed. These changes and modifications include, among other things, deletion and revision of definitions, references and cross-references and other provisions which are no longer applicable to our company or which need to be updated, and the necessary re-numbering and lettering of remaining provisions. The Restated Articles also eliminate provisions of our existing Articles, such as Section 6.3(a), that were relevant only in the context of our initial public offering, which was completed in June 1999. A number of the provisions in our existing Articles are being amended because they do not accurately reflect our current operations.. For example, the Restated Articles eliminate all references to and provisions relating to “Secured Equipment Leases” because we have not been engaged in the business of secured equipment financing and do not anticipate engaging in such financing in the future. All of these changes are indicated in the marked version of our existing Articles in Exhibit B to this proxy statement.

     It is intended that even if approved by our stockholders at the Annual Meeting, this proposal will not be effected until immediately prior to the Merger and Listing.

     Assuming approval of these amendments by our stockholders at the Annual Meeting, these amendments will be effected by our filing of Amended and Restated Articles of Incorporation (the “Restated Articles”) with the State Department of Assessments and Taxation of Maryland, and will become effective on the date of such filing and acceptance for record by the Department. The text of the proposed Restated Articles is set forth in Appendix C-1 to this proxy statement and a marked version of the existing Articles, which shows the modifications proposed to be made, is set forth as Appendix C-2 to this proxy statement. The adoption of the Restated Articles is split into two separate, independent proposals to amend our Articles. Because the Authorized Shares Proposal and the Charter Amendment Proposal will be voted upon separately, one or both of the proposals may be approved by our stockholders at the Annual Meeting while one or both of the proposals may not. To the extent one or both of the Authorized Shares Proposal and the Charter Amendment Proposal is not approved by our stockholders at the Annual Meeting, the Restated Articles ultimately filed with the Department of Assessments and Taxation of the State of Maryland will not reflect the amendments to be effected by such proposal or proposals. If neither of Authorized Shares Proposal and the Charter Amendment Proposal is adopted by our stockholders at the Annual Meeting, we will not file the Restated Articles with the Department of Assessments and Taxation of the State of Maryland, and our existing Articles will remain unchanged until such time as they may be amended in the future in accordance with Maryland law and the provisions of our Articles and bylaws.

Vote Required

     Approval of this proposal to amend our existing Articles requires the affirmative vote of the holders of a majority of the outstanding common shares of our company entitled to vote thereon. Proxies received will be voted for approval of each of these proposals unless stockholders designate otherwise.

     Your Board has determined it to be advisable and in the best interests of us and our stockholders to approve the Charter Amendment Proposal. Our Board unanimously recommends that you vote “FOR” the Charter Amendment Proposal.

EXPLANATION OF MARYLAND APPRAISAL RIGHTS STATUTE

     Stockholders of the Company are entitled to appraisal rights under the MGCL in connection with the Amendment and Restatement. The preservation and exercise of appraisal rights are conditioned on strict adherence to the applicable provisions of the MGCL. Each stockholder desiring to exercise appraisal rights should refer to Title 3, Subtitle 2, of the MGCL, a copy of which is attached as Exhibit    to this Proxy Statement, for a complete statement of their rights and the steps which must be followed in connection with the exercise of those rights. The following summary of the rights of objecting stockholders does not purport to be a complete statement of the procedures to be followed by stockholders of the Company desiring to exercise their appraisal rights.

     Under the MGCL, a stockholder of the Company will be entitled to demand and receive payment of the fair value of its shares from the Company in connection with the Amendment and Restatement. However, a stockholder who wants to receive fair value for its shares must follow specific procedures. Such stockholder must:

 (a) before or at the Annual Meeting at which the Amendment and Restatement will be considered, file with the Company a written objection to the Amendment and Restatement;

 (b) not vote in favor of the Amendment and Restatement; and

 (c) make written demand on the Company, within 20 days after the Articles of Amendment and Restatement (the “Articles of Amendment and Restatement”) have been accepted for record by the SDAT.

     Any stockholder who fails to comply with the requirements described above will be bound by the terms of the Amendment and Restatement.

     The Company is required to promptly notify each objecting stockholder in writing of the date of acceptance of the Articles of Amendment and Restatement for record by the SDAT. The Company may send a written offer to each objecting stockholder to pay for its shares at what the Company considers to be the fair value thereof. Within 50 days after the SDAT accepts the Articles of Amendment and Restatement for record, either the Company or any objecting stockholder who has not received payment for its shares may petition a court of equity in the appropriate county in Maryland for an appraisal to determine the fair value of the shares.

     The Company does not presently intend to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that the Company will file such a petition or that the Company will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders of the Company who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in the MGCL.

     If the court finds that an objecting stockholder is entitled to an appraisal of its shares, the court is required to appoint three disinterested appraisers to determine the fair value of its shares on terms and conditions the court determines proper. The appraisers must, within 60 days after appointment (or such longer period as the court may direct), file with the court and mail to each party to the proceeding their report stating their conclusion as to the fair value of such shares.

     “Fair value” is determined as of the close of business on the day the stockholders vote on the Amendment and Restatement and may not include any appreciation or depreciation which directly or indirectly results from the Amendment and Restatement or from its proposal.

     Within 15 days after the filing of the report, any party may object to such report and request a hearing on it. The court must, upon motion of any party, enter an order either confirming, modifying or rejecting such report and, if confirmed or modified, enter judgment for the appraised value of the shares. If the appraisers’ report is rejected, the court may determine the fair value of the shares of the objecting stockholders or may remit the proceeding to the same or other appraisers. Any judgment entered pursuant to a court proceeding shall include interest from the date of the stockholders’ vote on the action to which objection was made. Costs of the proceeding shall be determined by the court and may be assessed against the Company or, under certain circumstances, the objecting stockholder, or both.

     At any time after the filing of a petition for appraisal, the court may require objecting stockholders to submit their certificates representing the shares to the clerk of the court for notation of the pendency of the appraisal proceeding.

     A stockholder demanding payment for shares has no right to receive any dividends or distributions payable to stockholders of record after the close of business on the date of the stockholders’ vote on the Amendment and Restatement and shall cease to have any right as a stockholder of the Company with respect to such shares except the right to receive payment of the fair value thereof.

PROPOSAL V

APPROVAL OF 2004 OMNIBUS LONG-TERM INCENTIVE PLAN

     We have established an Omnibus Stock Incentive Plan (the “Plan”) for the purpose of recruiting and retaining our and our affiliates’ executive officers, employees, directors and consultants. The Plan authorizes the issuance of options to purchase shares of common stock and the grant of restricted common stock awards, stock appreciation rights, deferred shares, performance shares and performance units. Section 162(m) of the Internal Revenue Code (“Section 162(m)”) limits a corporation’s income tax deduction for compensation paid to each executive officer to $1 million per year unless the compensation qualifies as “performance-based compensation.” In general, for a grant under the Plan to qualify as “performance-based compensation,” the Plan must have been approved by the Company’s public stockholders. The availability of the exemption for awards of performance-based compensation depends upon obtaining approval of the Plan by the Company’s public stockholders. The Board of Directors determined that it was in the best interests of the Company to seek stockholder approval at the 2004 Annual Meeting of Stockholders.

     The discussion below is a summary of material terms of the Plan. The discussion below is merely a summary of the Plan and does not provide detailed information for every aspect of the Plan. For a more complete description of the terms of the Plan, please see a copy of the Plan attached hereto as Appendix D to this proxy statement.

Summary of the 2004 Omnibus Long-Term Incentive Plan

     Administration. Administration of the Plan is carried out by the Compensation Committee of the Board of Directors. The Compensation Committee may delegate a portion of its authority under the Plan to one or more officers. As used in this summary, the term “administrator” means the Compensation Committee or its delegate.

     Eligibility. Our officers and employees and those of our operating partnership and other subsidiaries are eligible to participate in the Plan. Our directors and other persons that provide consulting services to us and our subsidiaries are also eligible to participate in the Plan. The term subsidiary is used in this summary to refer to both corporate subsidiaries and other entities, such as partnerships and limited liability companies, for which we directly or indirectly control at least 50% of the equity and any other entity in which we have a material equity interest and which is designated as an “affiliate” by the Compensation Committee.

     Maximum Shares and Award Limits. Under the Plan, the maximum number of shares of common stock that may be subject to stock options, stock awards, deferred shares or performance shares and covered by stock appreciation rights is 10 million. No one participant may receive awards for more than 2,000,000 shares of common stock in any one calendar year. The maximum number of performance units that may be granted to a participant in any one calendar year is 20,000,000 for each full or fractional year included in the performance period for the award granted during the calendar year. Each performance unit is equal to $1.00. These limitations, and the terms of outstanding awards, will be adjusted without the approval of our stockholders as the administrator determines is appropriate in the event of a stock dividend, stock split, reclassification of stock or similar events. If an option terminates, expires or becomes unexercisable, or shares of common stock subject to a stock award, grant of performance shares, grant of deferred shares or stock appreciation right are forfeited, the shares subject to such option, stock award, grant of performance shares, grant of deferred shares or stock appreciation right are available under the first sentence of this paragraph for future awards under the Plan. In addition, shares which are issued under any type of award under the Plan and which are repurchased or reacquired by us at the original purchase price for such shares are also available under the first sentence of this paragraph for future awards under the Plan.

     Stock Options. The Plan provides for the grant of both options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code (the “Code”) and options that are not intended to so qualify. Options intended to qualify as incentive stock options may be granted only to persons who are our employees or are employees of our subsidiaries which are treated as corporations for federal income tax purposes. No participant may be granted incentive stock options that are exercisable for the first time in any calendar year for common stock having a total fair market value (determined as of the option grant), in excess of $100,000.

     The administrator will select the participants who are granted options and, consistent with the terms of the Plan, will prescribe the terms of each option, including the vesting rules for such option. The option exercise price cannot be less than the common stock’s fair market value on the date the option is granted, and in the event a participant is deemed to be a 10% owner of our Company or one of our subsidiaries, the exercise price of an incentive stock option cannot be less than 110% of the common stock’s fair market value on the date the option is granted. The Plan prohibits repricing of an outstanding option, and therefore, the administrator may not, without the consent of the stockholders, lower the exercise price of an outstanding option. This limitation does not, however, prevent adjustments resulting from stock dividends, stock splits, reclassifications of stock or similar events. The option price may be paid in cash or, with the administrator’s consent, by surrendering shares of common stock, or a combination of cash and shares of common stock. Options may be exercised in accordance with requirements set by the administrator. The maximum period in which an option may be exercised will be fixed by the administrator but cannot exceed ten years, and in the event a participant is deemed to be a 10% owner of our Company or one of our corporate subsidiaries, the maximum period for an incentive stock option granted to such participant cannot exceed five years. Options generally will be nontransferable except in the event of the participant’s death but the administrator may allow the transfer of non-qualified stock options through a gift or domestic relations order to the participant’s family members.

     Unless provided otherwise in a participant’s stock option agreement and subject to the maximum exercise period for the option, an option generally will cease to be exercisable upon the earlier of three months following the participant’s termination of service with us or our affiliate or the expiration date under the terms of the participant’s stock option agreement. The right to exercise an option will expire immediately upon termination if the termination is for “cause” or a voluntary termination any time after an event that would be grounds for termination for cause. Upon death or disability, the option exercise period is extended to the earlier of one year from the participant’s termination of service or the expiration date under the terms of the participant’s stock option agreement.

     Stock Awards and Performance Based Compensation. The administrator also will select the participants who are granted restricted common stock awards and, consistent with the terms of the Plan, will establish the terms of each stock award. A restricted common stock award may be subject to payment by the participant of a purchase price for shares of common stock subject to the award, and a stock award may be subject to vesting requirements or transfer restrictions or both, if so provided by the administrator. Those requirements may include, for example, a requirement that the participant complete a specified period of service or that certain performance objectives be achieved. The performance objectives may be based on the individual performance of the participant, our performance or the performance of our affiliates, subsidiaries, divisions, departments or functions in which the participant is employed or has responsibility. In the case of a performance objective for an award intended to qualify as “performance based compensation” under Section 162(m), the objectives are limited to specified levels of and increases in our or a business unit’s return on equity; total earnings; earnings per share; earnings growth; return on capital; return on assets; economic value added; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; sales growth; gross margin return on investment; increase in the fair market value of the shares; share price (including but not limited to growth measures and total stockholder return); net operating profit; cash flow (including, but not limited to, operating cash flow and free cash flow); cash flow return on investments (which equals net cash flow divided by total capital);

funds from operations; internal rate of return; increase in net present value or expense targets. Transfer of the shares of common stock subject to a stock award normally will be restricted prior to vesting.

     Stock Appreciation Rights. The administrator also will select the participants who receive stock appreciation rights under the Plan. A stock appreciation right entitles the participant to receive a payment of up to the amount by which the fair market value of a share of common stock on the date of exercise exceeds the base value for a share of common stock as established by the administrator at the time of grant of the award. A stock appreciation right will be exercisable at such times and subject to such conditions as may be established by the administrator. A stock appreciation right may be granted either alone or in tandem with other awards under the Plan. The amount payable upon the exercise of a stock appreciation right may be settled in cash or by the issuance of shares of common stock.

     Deferred Shares. The Plan also authorizes the grant of deferred shares, i.e., the right to receive a future delivery of shares of common stock, if certain conditions are met. The administrator will select the participants who are granted awards of deferred shares and will establish the terms of each grant. The conditions established for earning the grant of deferred shares may include, for example, a requirement that certain performance objectives, such as those described above, be achieved.

     Performance Shares and Performance Units. The Plan also permits the grant of performance shares and performance units to participants selected by the administrator. A performance share is an award designated in a specified number of shares of common stock that is payable in whole or in part, if and to the extent certain performance objectives are achieved. A performance unit is a cash bonus equal to $1.00 per unit awarded that is payable in whole or in part, if and to the extent certain performance objectives are achieved. The performance objectives will be prescribed by the administrator for grants intended to qualify as “performance based compensation” under Section 162(m) and will be stated with reference to the performance objectives described above. A grant of performance units may be settled by payment of cash, shares of common stock or a combination of cash and shares and may grant to the participant or reserve to the administrator the right to elect among these alternatives.

     Amendment and Termination. No awards may be granted under the Plan after the tenth anniversary of the adoption of the Plan. The Board of Directors may amend or terminate the Plan at any time, but an amendment will not become effective without the approval of our stockholders if it increases the aggregate number of shares of common stock that may be issued under the Plan, changes the class of employees eligible to receive incentive stock options or stockholder approval is required by any applicable law, regulation or rule, including any rule of the NYSE. No amendment or termination of the Plan will affect a participant’s rights under outstanding awards without the participant’s consent.

     Federal Income Tax Aspects of the Plan

     This is a brief summary of the federal income tax aspects of awards that may be made under the Plan based on existing U.S. federal income tax laws. This summary provides only the basic tax rules. It does not describe a number of special tax rules, including the alternative minimum tax and various elections that may be applicable under certain circumstances. The tax consequences of awards under the Plan depend upon the type of award and if the award is to an executive officer, whether the award qualifies as performance-based compensation under Section 162(m) of the Code.

     Incentive Stock Options. The recipient of an incentive stock option generally will not be taxed upon grant of the option. Federal income taxes are generally imposed only when the shares of stock from exercised incentive stock options are disposed of, by sale or otherwise. The amount by which the fair market value of the stock on the date of exercise exceeds the exercise price is, however, included in determining the option recipient’s liability for the alternative minimum tax. If the incentive stock option recipient does not sell or dispose of the stock until more than one year after the receipt of the stock and two years after the option was granted, then, upon sale or disposition of the stock, the difference between the exercise price and the market value of the stock as of the date of exercise will be treated as a capital gain, and not ordinary income. If a recipient fails to hold the stock for the minimum required time, at the time of the disposition of the stock, the recipient will recognize ordinary income in the year of disposition in an amount equal to any excess of the market value of the common stock on the date of exercise (or, if less, the amount realized on disposition of the shares) over the exercise price paid for the shares. Any further gain (or loss) realized by the recipient generally will be taxed as short-term or long-term gain (or loss) depending on the holding period. The Company will not receive a tax deduction for incentive stock options which are taxed to a recipient as capital gains; however, the Company will receive a tax deduction if the sale of the stock does not qualify for capital gains tax treatment.

     Nonqualified Stock Options. The recipient of stock options not qualifying as incentive stock options generally will not be taxed upon the grant of the option. Federal income taxes are generally due from a recipient of nonqualified stock options when the stock options are exercised. The difference between the exercise price of the option and the fair market value of the stock purchased on such date is taxed as ordinary income. Thereafter, the tax basis for the acquired stock is equal to the amount paid for the stock plus the amount of ordinary income recognized by the recipient. The Company will take a tax deduction equal to the amount of ordinary income realized by the option recipient by reason of the exercise of the option.

     Other Awards. The payment of other awards under the Plan will generally be treated as ordinary compensation income at the time of payment or, in the case of restricted common stock subject to a vesting requirement, at the time substantial vesting occurs. A recipient who receives restricted shares which are not substantially vested, may, within 30 days of the date the shares are transferred, elect in accordance with Section 83(b) of the Code to recognize ordinary compensation income at the time of transfer of the shares. The amount of ordinary compensation income is equal to the amount of any cash and the amount by which the then fair market value of any common stock received by the participant exceeds the purchase price, if any, paid by the participant. Subject to the application of Section 162(m), the Company will receive a tax deduction for the amount of the compensation income.

     Section 162(m). Section 162(m) would render non-deductible to the Company certain compensation in excess of $1,000,000 in any year to certain executive officers of the Company unless such excess is “performance-based compensation” (as defined in the Code) or is otherwise exempt from Section 162(m), such as under the transition rule described above. Options, stock appreciation rights, performance units and performance shares granted under the Plan are designed to qualify as performance-based compensation. As described above with respect to restricted common stock and deferred shares, the administrator may condition such awards on attainment of one or more performance goals that are intended to qualify such awards as performance-based compensation.

     All future awards under the Plan will be discretionary and therefore are not determinable at this time.

     Approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast on the matter by holders of our common shares at the Annual Meeting, provided a quorum is present.

     Our Board has determined it to be advisable and in the best interests of us and our stockholders to adopt the Incentive Plan Proposal. Our Board unanimously recommends that you vote “FOR” the Incentive Plan Proposal.

PROPOSAL VI

APPROVAL OF AMENDMENT TO THE ARTICLES
TO EFFECT A REVERSE STOCK SPLIT

     Our Board has unanimously adopted resolutions to amend our existing Articles (i) to effect, at any time following any Listing, a reverse stock split (the “Reverse Stock Split”) of our common shares, in an exchange ratio of one (1) common share for each two (2) issued and outstanding common shares; (ii) to provide that no fractional shares or scrip representing fractions of a share shall be issued, but in lieu thereof, issue cash for each Factional share which would result from the Reverse Stock Split; and (iii) to provide that there be no change in the par value per each common share as a result of the Reverse Stock Split.

     Our Board has unanimously determined that the amendment to our Articles to effect a Reverse Stock Split is advisable and in the best interests of us and our stockholders. If the proposed amendment is approved by our stockholders, our Board would have the discretion when, and as it determines the Reverse Stock Split to be in the best interests of our company and its stockholders, to effect the Reverse Stock Split on the basis of one (1) common share for each two (2) common shares issued and outstanding immediately prior to such Reverse Stock Split. Our Board may also elect not to implement the Reverse Stock Split in its sole discretion. Our Board believes that approval of this amendment provides our Board with appropriate flexibility to achieve the purposes of the Reverse Stock Split, if implemented, and to act in the best interests of us and our stockholders.

     The text of the form of proposed amendment to our company’s Articles is attached to this proxy statement as Appendix E . By approving this amendment, stockholders will approve an amendment to the existing Articles pursuant to which two whole outstanding common shares would be combined into one common share and the par value of our common shares would be increased to $.02 per share, and would authorize our Board to file such amendment, as determined by our Board in the manner described herein.

     If following the approval by our stockholders, our Board determines that effecting the Reverse Stock Split is in the best interests of our company and our stockholders, the Reverse Stock Split will become effective upon filing with, and acceptance for record by, the SDAT of appropriate articles of amendment.

     If the Board elects to effect a Reverse Stock Split following stockholder approval of the amendment, the number of issued and outstanding common shares would be reduced by a ratio of one to two or one-half of the current shares outstanding. Except for adjustments that may result from the treatment of fractional shares as described below, each stockholder will hold the same percentage of our outstanding common shares immediately following the Reverse Stock Split as such stockholder held immediately prior to the Reverse Stock Split.

Authorized Shares of Common Shares

     The Reverse Stock Split, if implemented, would not change the number of authorized common shares as designated by the existing Articles. Therefore, because the number of issued and outstanding common shares would decrease, the number of shares remaining available for issuance under our existing authorized pool of common shares and preferred would increase.

     These additional common shares would also be available for issuance from time to time for corporate purposes such as raising additional capital, acquisitions of companies or assets and sales of stock or securities convertible into common shares. We believe that the availability of the additional common shares will provide it with the flexibility to issue additional common shares to take advantage of favorable opportunities, including facilitating future acquisitions and financing transactions. There are no current plans or arrangements to issue any additional common shares, [except that if Listing occurs and the Merger is consummated, our Board may issue additional common shares as merger consideration in the Merger].

     The additional common shares that would become available for issuance if the Reverse Stock Split is effected could have the effect of hindering or frustrating a takeover of our company. The availability for issuance of additional common shares would provide the Board with the necessary flexibility in responding to a merger or acquisition bid by placing blocks of shares with persons friendly to our company, or by taking other steps to prevent an acquisition of our company under circumstances which our Board does not believe to be in our company’s best interest. Other than the Advisor in connection with the Merger proposal, we are not aware of any entity which intends to propose a merger with, or seek to gain control of, our company. Our Board has no plans to use any of the additional common shares that would become available following the Reverse Stock Split, if any, for any such purposes.

Reasons for the Reverse Stock Split

     The primary purposes of the Reverse Stock Split are to:

•	provide us with the flexibility to issue additional common shares to facilitate future acquisitions and financings; and

•	cause the price at which our common shares would be listed on a national securities exchange or quoted on a U.S. inter-dealer quotation system to more closely reflect the price of shares of Listed REITs customarily sold in an initial firm underwritten offering.

     For the above reasons, our Board believes that, in connection with any Listing, the Reverse Stock Split may be in the best interests of our company and its stockholders. However, there can be no assurances that any Reverse Stock Split that our Board may elect to effect will have the desired consequences.

     If our stockholders approve the amendment for the Reverse Stock Split, no further action on the part of stockholders would be required to either effect or abandon the Reverse Stock Split.

Effects on Ownership by Individual Stockholders

     If we implement the Reverse Stock Split, the number of common shares held by each stockholder would be reduced by multiplying the number of shares held immediately before the Reverse Stock Split by one half, and we would pay cash to any stockholder in respect of any fractional share resulting from the Reverse Stock Split. The Reverse Stock Split would not affect any stockholder’s percentage ownership interests in our company or proportionate voting power.

Effect on Options, Warrants and Other Securities

     In addition, all outstanding options, warrants and other securities entitling their holders to purchase our company’s common shares would be adjusted as a result of the Reverse Stock Split, as required by the terms of those securities. In particular, the exchange or conversion ratio for each instrument would be reduced by a ratio of one to two, and the exercise price per share, if applicable, would be increased by a ratio of two to one, in accordance with the terms of each instrument.

Other Effects on Outstanding Shares

     If the Reverse Stock Split is implemented, the rights and preferences of the outstanding common shares would remain the same after the Reverse Stock Split. Each common share outstanding after the Reverse Stock Split would be fully paid and nonassessable.

     Although the Reverse Stock Split will not affect the rights of stockholders or any stockholder’s proportionate equity interest in our company (subject to the treatment of fractional shares), the number of authorized common shares and preferred shares will not be reduced. Our company is currently authorized by its existing Articles to issue a maximum of 516,000,000 equity shares (consisting of 450,000,000 common shares, 3,000,000 preferred shares and 63,000,000 excess shares). The implementation of the Reverse Stock Split will increase the ability of the Board to issue such authorized but unissued common shares without further stockholder action. The number of stockholders of record will not be affected by the Reverse Stock Split.

     The Reverse Stock Split would result in some stockholders owning “odd-lots” of less than 100 common shares. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in “round-lots” of even multiples of 100 shares.

Procedure for Implementing the Proposed Reverse Stock Split and Exchange of Stock Certificates

     If stockholders approve the proposed amendment to the Articles, our Board may elect whether or not to file Articles of Amendment to effect the Reverse Stock Split at any time.

     As of the effective date of the Reverse Stock Split, we will adjust the number of shares held by each stockholder on its stock ledger because most shares are held in book entry form.

     For those few shares held in certificated form, each certificate representing our company’s common shares before the Reverse Stock Split would be deemed, for all corporate purposes, to evidence ownership of the reduced number of our company’s common shares resulting from the Reverse Stock Split, except that holders of certificates representing common shares would not be entitled to receive any dividends or other distributions payable by our company after the effective date of the Reverse Stock Split until they surrender their old stock certificates for exchange. Our transfer agent would act as the exchange agent for purposes of implementing the exchange of stock certificates. Until surrender, each certificate representing shares before the Reverse Stock Split would continue to be valid and would represent the adjusted number of shares and par value per share based on the exchange ratio of the Reverse Stock Split. Stockholders should not destroy any stock certificate and should not submit any certificates until they receive a letter of transmittal.

Accounting and Reporting Consequences

     In connection with the Reverse Stock Split, the par value of our common share will be increased from $.01 per share to $.02 per share. Promptly following the Reverse Stock Split, our Board, as permitted by Maryland law, will reduce the par value of our common shares back to $.01 per share, which action will not require stockholder approval. As a result, the stated capital on our balance sheet attributable to our common shares will be reduced by the amount necessary so that the aggregate stated capital of our company will equal $.01 times the number of outstanding common shares, by crediting the additional paid-in capital account with the amount by which the stated capital is reduced. The per common share net income or loss and net book value will be increased because there will be fewer common shares outstanding. We will restate all periods represented with respect to shares outstanding and net earnings per share. We do not anticipate that any other accounting consequences would arise as a result of the Reverse Stock Split.

Fractional Shares

     We will not issue fractional shares in connection with the Reverse Stock Split. In lieu of any such fractional shares, each holder of such fractional shares would be entitled to a cash payment in an amount equal to the fraction of a whole share of common stock multiplied by (i) if the stock is listed on the NYSE, another national exchange or on the NASDAQ Stock Market, the last closing price of the common stock, or (ii) $20.00 per share if the stock is not listed on the NYSE, another national exchange or on the NASDAQ Stock Market.

No Appraisal Rights

     Under the Maryland General Corporation Law, the stockholders are not entitled to appraisal rights with respect to the proposed amendment to the Articles to effect the Reverse Stock Split.

United States Federal Income Tax Consequences of the Reverse Stock Split

     The following is a summary of important U.S. tax considerations of the Reverse Stock Split. It addresses only stockholders who hold the pre-Reverse Stock Split shares and post-Reverse Stock Split shares as capital assets. It does not purport to be complete and does not address stockholders subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities and stockholders who are subject to the alternative minimum tax provisions of the Code. This summary is based upon current law, which may change, possibly even retroactively. It does not address tax considerations under state, local, foreign, and other laws. Furthermore, our company has not obtained a ruling from the Internal Revenue Service or an opinion of legal or tax counsel with respect to the consequences of the Reverse Stock Split. Each stockholder is advised to consult a qualified tax advisor.

     The proposed Reverse Stock Split is intended to constitute a reorganization within the meaning of Section 368 of the Code. Assuming the Reverse Stock Split qualifies as a reorganization, a stockholder generally will not recognize gain or loss on the Reverse Stock Split. The aggregate tax basis of the post-Reverse Stock Split shares received will be equal to the aggregate tax basis of the pre-Reverse Stock Split shares exchanged therefor (excluding any portion of the holder’s basis allocated to fractional shares), and the holding period of the post-Reverse Stock Split shares received will include the holding period of the pre-Reverse Stock Split shares exchanged. The rounding up in respect of fractional shares will not result in a taxable event to a stockholder.

     No gain or loss will be recognized by us as a result of the Reverse Stock Split.

     The affirmative vote of a majority of the outstanding common shares is required to approve the Reverse Stock Split Proposal.

     Our Board has determined it to be advisable and in the best interests of us and our stockholders to approve the Reverse Stock Split Proposal. Our Board unanimously recommends that you vote “FOR” this Reverse Stock Split Proposal.

MARKET FOR REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     As of February 20, 2004, there were approximately 93,569 stockholders of record of common stock. Prior to the Listing, any stockholder (other than the Advisor) may present all or any portion equal to at least 25% of such stockholder’s shares to us for redemption at any time, in accordance with the procedures outlined in our prospectus for our 2003 Offering. At such time, we may, at our sole option, redeem such shares presented for redemption for cash, at a redemption price equal to the then current offering price, less a discount of 8%. The 2003 Offering price is $10.00 per share; thereby the net redemption price, while the 2003 Offering is ongoing, is $9.20 per share. During periods when we are not engaged in a public offering, the redemption price will be determined by our Board based on a variety of factors. At no time during a 12-month period may the number of shares redeemed by us exceed 5% of the number of shares of our outstanding common stock at the beginning of the 12-month period. The full amount of the proceeds from the sale of shares under the reinvestment plan for the 2003 Offering attributable to any calendar quarter will be used to redeem shares presented for redemption during such quarter. In addition, we may, at our discretion, use up to $100,000 per calendar quarter of the proceeds of any public offering of our common stock for redemptions. Any amount of offering proceeds which is available for redemptions, but which is unused, may be carried over to the next succeeding calendar quarter for use for redemptions. There may not be sufficient funds available for redemptions and, accordingly, a stockholder’s shares may not be redeemed. Our Board, in its discretion, may amend or suspend the redemption plan at any time they determine that such amendment or suspension is in our best interest. For the years ended December 31, 2003 and 2002, approximately 716,000 and 260,000 shares, respectively, were redeemed at $9.20 per share and retired from shares outstanding of common stock. The price to be paid for any share transferred other than pursuant to the redemption plan is subject to negotiation by the purchaser and the selling stockholder.

     For the years ended December 31, 2003 and 2002, total shares of 901,363 and 565 were transferred between owners, respectively, other than pursuant to the redemption plan. We are not aware of any other trades of our shares, other than purchases made in our public offerings and redemptions of shares by us. The following table reflects, for each calendar quarter, the high, the low and the average sales prices for transfers of units during 2003 and 2002, net of commissions.

	2002
	HIGH	LOW	AVERAGE
First Quarter.	$8.64	$6.97	$7.92
Second Quarter	9.20	9.20	9.20
Third Quarter.	9.00	7.01	7.68
Fourth Quarter	10.00	. 7.39	8.75

	2002
	HIGH	LOW	AVERAGE
First Quarter.	$7.05	$7.05	$7.05
Second Quarter	10.00	10.00	10.00
Third Quarter.	9.20	9.00	9.10
Fourth Quarter	(1)	(1)	(1)

     9. (1) We are not aware of any trades during this period.

     As of December 31, 2003, the offering price per share of common stock was $10.00. The offering price per share was determined by us, in our sole discretion, based upon the price we believed investors would pay for the shares and on certain other considerations. Our shares are not publicly traded and there is no public market for the shares on which to base market value. We did not take into account the value of the underlying assets in determining the price per share. Investors are cautioned that common stock not publicly traded is generally considered illiquid and the estimated value per share may not be realized when an investor seeks to liquidate his or her common stock.

     We expect to make distributions to the stockholders pursuant to the provisions of the Articles of Incorporation. For the years ended December 31, 2003 and 2002, we declared cash distributions of approximately $130.0 million and $74.2 million respectively, to the stockholders. For the years ended December 31, 2003 and 2002, approximately 39% and 51%, respectively, of the distributions paid to stockholders were considered ordinary income and approximately 61% and 49%, respectively, were considered a return of capital to stockholders for federal income tax purposes. No amounts distributed to stockholders for the years ended December 31, 2003 and 2002, were required to be or have been treated by us as a return of capital for purposes of calculating the stockholders’ return on their invested capital. Some future fees payable to CNL Hospitality Corp. are subordinate to the achievement of an 8% return on stockholders’ invested capital.

     The following table presents total distributions and distributions per share (in thousands except per share data):

2003 QUARTER	FIRST	SECOND	THIRD	FOURTH	YEAR
Total distributions declared	$25,396	$29,010	$34,177	$41,378	$129,961
Distributions per share	0.194	0.194	0.194	0.194	0.776

2002 QUARTER
Total distributions declared	$15,432	$17,058	$19,322	$22,405	$74,217
Distributions per share	0.194	0.194	0.194	0.194	0.776

     On January 1, 2004 and February 1, 2004, we declared distributions totaling approximately $15.7 million and $16.7 million, respectively, or $0.064583 per share of common stock, payable by March 31, 2004, to stockholders of record on January 1, 2004 and February 1, 2004, respectively.

     We intend to continue to declare distributions of cash to stockholders on a monthly basis while we are engaged in a public offering of our common stock, and quarterly thereafter to the extent that cash is available for distribution. We may not continue to be able to pay distributions, except to maintain REIT status in accordance with the Internal Revenue Code of 1986, as amended. We are required to distribute annually at least 90% of our taxable income to maintain our objective of qualifying as a REIT. Distributions will be made at the discretion of the Board of Directors, depending generally on various factors including cash flows from operations and our financial condition, subject to the obligation of our Board to ensure we remain qualified as a REIT for federal income tax purposes.

CERTAIN TRANSACTIONS

     Under the terms of the Advisory Agreement, the Advisor has responsibility for our day-to-day operations, locating, analyzing, structuring and negotiating investment opportunities for our company, arranging for financing and refinancing, engaging third parties to perform services for our company, administering our bookkeeping and accounting functions and providing other administrative services, serving as our consultant in connection with policy decisions to be made by the Board, providing asset management services with respect to our properties and rendering other services as the Board deems appropriate. All of the executive officers and a majority of the directors of the Advisor are also officers or directors of our company.

     The Advisory Agreement, which was entered into by our company with the unanimous approval of the Board, including our then Independent Directors, expires one year after the date of execution, subject to successive one-year renewals upon mutual consent of the parties. The current Advisory Agreement was renewed on April 1, 2004 for a one-year period. The Advisory Agreement may be terminated without cause or penalty by either party, or by the mutual consent of the parties (by a majority of our Independent Directors or a majority of the directors of the Advisor, as the case may be), upon 60 days’ prior written notice.

     The Advisor is entitled to receive fees pursuant to and in connection with the Advisory Agreement. Please see “Proposal II—The Merger Proposal—The Advisor and the Advisory Agreement” for a detailed discussion of such fees and other terms of the Advisory Agreement. The aggregate annual asset management fees, acquisition fees, and expense reimbursements incurred by our company under the Advisory Agreement during the year ended December 31, 2003 were $12.8 million, $94.5 million and $6.7 million, respectively.

     If the Merger proposal is approved, we will no longer pay any of the Advisor fees but will pay directly for the overhead necessary to provide the services that the Advisor currently provides to our company under the Advisory Agreement. See “The Merger Proposal—the Advisor.”

INDEPENDENT AUDITORS

     Upon recommendation of and approval by the Audit Committee, PricewaterhouseCoopers LLP has been selected to act as independent certified public accountants for our company during the current fiscal year.

     A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will be provided with the opportunity to make a statement if desired. Such representative will also be available to respond to appropriate questions.

OTHER MATTERS

     Our Board does not know of any matters to be presented at the Annual Meeting other than those stated above. If any other business should come before the Annual Meeting, the person(s) named in the enclosed proxy will vote thereon as he or they determine to be in our best interests.

PROPOSALS FOR NEXT ANNUAL MEETING

     Under federal law, any stockholder proposal not relating to the election of directors requested to be considered for inclusion in our company’s proxy statement and form of proxy for the annual meeting of stockholders to be held in 2005 and in respect of which our company is being asked to take action must be received at our company’s office at CNL Center at City Commons, 450 South Orange Avenue, Orlando, Florida 32801, no later than [   ].

     Notwithstanding the aforementioned deadline, under our Bylaws, a stockholder must follow certain other procedures to nominate persons for election as directors or to properly present other business at an annual meeting of stockholders. These procedures provide that stockholders desiring to nominate directors and/or to properly present a subject of business for consideration at a meeting must do so by written notice timely received by the corporate secretary of our company. With respect to proposals for the 2005 Annual Meeting, the corporate secretary of our company must receive notice of such proposal no earlier than [   ], and no later than [   ].

AVAILABLE INFORMATION

     We are currently subject to the informational requirements of the Exchange Act, and, in accordance therewith, file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the SEC: Citicorp Center, 500 Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the SEC, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material may also be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The SEC allows us to “incorporate by reference” in this Proxy Statement the information that we file with the SEC. This permits us to disclose important information to you by referring to those documents rather than repeating them in full in this Proxy Statement. The information incorporated by reference in this Proxy Statement contains important business and financial information. In addition, information that we file with the SEC after the date of this Proxy Statement will update and supersede the information in this Proxy Statement and incorporated filings. Our later filings will be considered to be included in this Proxy Statement.

     The documents which we incorporate by reference consist of the documents listed below that we have previously filed with the SEC and any future documents that we file with the SEC under Section

13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended. Any information that we subsequently file with the SEC will automatically update and supercede information in this Proxy Statement and in our other filings with the SEC.

•	our Amended Annual Report on Form 10-K/ A for the year ended December 31, 2003;

•	our Current Report on Form 8-K/A dated July 10, 2003 and filed April 30, 2004;

•	our Current Report on Form 8-K dated April 2, 2004 and filed April 16, 2004, providing disclosure under Items 2 and 7 regarding the KSL acquisition;

•	our Current Report on Form 8-K/ A dated December 17, 2003 and filed February 10, 2004;

•	our Current Report on Form 8-K dated August 29, 2003 and filed September 15, 2003;

•	our Current Report on Form 8-K dated July 10, 2003 and filed July 25, 2003; and

•	our Form 8A, filed April 27, 1998.

     All pro forma financial information contained in our Current Reports Form 8-K or Form 8-K/A has been superceded by the pro forma financial information contained in this Proxy Statement.

     We will provide you with a copy of any document incorporated by reference without charge upon oral or written request. Direct your request for copies to:

CNL Hospitality Properties, Inc.
CNL Center at City Commons
450 South Orange Avenue
Orlando, Florida 32801
Attention: Mark E. Patten
Telephone (407) 650-1000

     We encourage all stockholders to promptly authorize their proxies via internet, telephone, or by signing and returning your enclosed proxy card to avoid costly solicitation. By exercising your right to authorize their proxies via internet or telephone, you greatly increase the efficiency of the vote tabulation process.

By Order of the Board of Directors,

/s/ C. Brian Strickland
C. Brian Strickland
Corporate Secretary

[   ], 2004

Orlando, Florida

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

      The Unaudited Pro Forma Condensed Consolidated Balance Sheet and the Unaudited Pro Forma Condensed Consolidated Statement of Operations have been have been derived from historical financial statements, some of which have been included or incorporated by reference in this prospectus.

      The Unaudited Pro Forma Condensed Consolidated Balance Sheet of CNL Hospitality Properties, Inc. and its subsidiaries (the “Company”) as of December 31, 2003 has been prepared to reflect adjustments to the historical financial statements to illustrate the estimated effect of the following transactions as if they had occurred on December 31, 2003:

(i) The acquisition in April 2004 of KSL Recreation Corporation (“KSL”), which owned six luxury and upper upscale resorts (the “KSL Acquisition”), for $1.4 billion in cash, which was partially funded with a $1.1 billion short-term loan (the “KSL Short-Term Loan”) and the assumption of $794.0 million of long-term indebtedness;

(ii) The estimated effect of the acquisition of our affiliated external advisor, CNL Hospitality Corporation (“CHC”) for shares of the Company’s common stock valued at approximately $267.3 million (26.7 million shares based on $10 per share, the offering price of, our fifth best efforts offering which was completed in March, 2004), approximately $29.7 million in cash and the assumption of $11.3 million in debt (the “Advisor Acquisition”), which will close simultaneously with the Concurrent Offerings and is subject to certain closing conditions;

(iii) The issuance of approximately 61.5 million additional shares of the Company’s common stock and related receipt and application of $615.2 million of proceeds during the period from January 2004 to March 2004 (the “Prior Offering”);

(iv) The incurrence in 2004 of $65.8 million in mortgage financing on two of the Company’s properties acquired in 2003 (the “Other Financing Transactions”); and

      The Unaudited Pro Forma Condensed Consolidated Statement of Operations of the Company for the year ended December 31, 2003, has been prepared to illustrate the effect of the following:

(i) The estimated effect of the transactions described in items (i) through (iv), above;

(ii) The effect of the acquisition in July 2003 of RFS Hotel Investors, Inc. (“RFS”), which owned 57 primarily upper upscale, upscale and midscale hotels (the “RFS Acquisition”) for $383.0 million and the assumption of approximately $409.0 million of long-term indebtedness; and

(iii) The estimated effect of the acquisition in 2003 of one luxury resort and 15 other primarily upper upscale hotels and resorts for a total of $1.3 billion and the assumption of a total of $700.4 million of long-term indebtedness (the “Other 2003 Acquisitions”).

      The Unaudited Pro Forma Condensed Consolidated Statement of Operations includes the operating results of KSL for the period of November 1, 2003 to October 31, 2003 (KSL’s fiscal year end), the results of RFS for the period from January 1, 2003 to July 10, 2003 (the date of acquisition), the results of CHC for the twelve months ended December 31, 2003, and the results of operations for the properties acquired in the Other 2003 Acquisitions for the period from January 1, 2003 to the date of acquisition for each individual property.

      The Unaudited Pro Forma Condensed Consolidated Balance Sheet and the Unaudited Pro Forma Condensed Consolidated Statement of Operations (together referred to as the “Unaudited Pro Forma Condensed Consolidated Financial Statements”) should be read in conjunction with (i) the Company’s historical consolidated financial statements and notes thereto, (ii) managements discussion and analysis of financial condition and results of operations, (iii) the KSL consolidated financial statements and notes thereto (iv) the CHC consolidated financial statements and notes thereto, (v) the RFS consolidated financial statements and notes thereto and (vi) the financial statements and notes thereto of the Hotel del Coronado, Crystal City Courtyard by Marriott, Marriott BWI, Hyatt Regency Dearborn and Capital Hilton, all of which are included in, or incorporated by reference, into this Prospectus. The Company has based its unaudited pro forma adjustments on available information and assumptions that it feels are reasonable. These Unaudited Pro Forma Condensed Consolidated Financial Statements are presented for informational purposes only and do not purport to be indicative of the Company’s financial results or conditions if the various events and transactions reflected therein had occurred on the dates, or been in effect during the periods, indicated. This pro forma condensed consolidated financial information should not be viewed as indicative of the Company’s financial results or conditions in the future.

UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED BALANCE SHEET

As of December 31, 2003

(In thousands, except per share data)

				Prior Offering
				and Other
		KSL(a)	Advisor	Financing
	Company	Acquisition	Acquisition	Transactions

Assets:
Hotel and resort properties, net	$3,357,376	$909,247	$—	$—
Investments in unconsolidated subsidiaries	30,714	—	200	—
Real estate held for sale, net	29,550	68,306	—	—
Cash and cash equivalents	147,694	146,729	14,191	538,298	(b)
				65,801	(c)
Restricted cash	60,105	55,372	—	—
Receivables, net	55,410	22,687	—	—
Due from related parties	—	1,930	14,626	—
Prepaid expenses and other assets	68,388	52,798	513	27,684	(b)
Loan costs, net of amortization	18,918	12,124	72	—
Goodwill and other intangible assets, net	82,997	266,139	—	—

Deferred income taxes, less valuation allowance	25,826	9,442	—	—

Total assets	$3,876,978	$1,544,774	$29,602	$631,783

Liabilities:
Mortgages payable and accrued interest	$1,499,988	$794,000	$—	$65,801	(c)
Other notes payable	150,289	—	11,250	—
Line of credit	24,073	—	—	—
Obligations under capital leases	—	40,393	—	—
Other liabilities	11,847	12,594	—	—
Accounts payable and accrued expenses	68,909	81,530	2,795	—
Due to related parties	11,570	—	2,552	—
Distributions payable	—	159,251	—	—
Deferred income taxes	—	34,495	—	—
Security deposits and unearned revenues	12,443	212,121	—	—

Total liabilities	1,779,119	1,334,384	16,597	65,801

Commitments and contingencies	—	—	—	—
Minority interest	157,118	—	—	—
Stockholders’ equity	1,940,741	210,390	13,005	565,982	(b)

Total liabilities and stockholders’ equity	$3,876,978	$1,544,774	$29,602	$631,783

See accompanying notes to unaudited pro forma consolidated financial statements.

Pro Forma		Pro Forma
Adjustments		SubTotal

$926,353	(d)	$5,192,976
(200	)(f)	30,714
(68,306	)(d)	29,550
(146,729	)(d)	388,282
(29,071	)(e)
(1,363,206	)(d)
1,065,000	(e)
7,130	(g)
(11,250	)(f)
(13,005	)(f)
(3,600	)(f)
(29,700	)(f)
(36,517	)(d)	95,131
16,171	(e)
—		78,097
(13,830	)(g)	2,726
(72,372	)(d)	58,028
(18,983	)(d)
12,900	(e)	31,818
(72	)(f)
(12,124	)(d)
399,071	(d)	794,207
46,000	(f)
—		35,268

$653,660		$6,736,797

$1,065,000	(e)	$3,424,789
(11,250	)(f)	150,289
—		24,073
(1,527	)(d)	38,866
—		24,441
(21,645	)(d)	131,589
(6,700	)(g)	7,422
(159,251	)(d)	—
—		34,495
—		224,564

864,627		4,060,528

—		—
—		157,118
(210,390	)(d)	2,519,151
267,300	(f)
(13,005	)(f)
(254,872	)(f)

$653,660		$6,736,797

UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2003

(In thousands except per share data)

		RFS	KSL	Advisor
	Company	Acquisition(1)	Acquisition(1)	Acquisition(1)

Revenues:
Room	$364,181	$78,234	$191,188	$—
Food and beverage	98,198	8,971	136,022	—
Other operating departments	27,769	2,820	139,527	—
Rental income	35,263	1,519	—	—
Credit enhancement revenue	24,763	—	—	—
Interest and other income	6,966	214	2,255	111,149

	557,140	91,758	468,992	111,149

Expenses:
Room	87,114	16,391	42,696	—
Food and beverage	75,457	6,499	82,100	—
Other operating departments	17,616	792	77,062	—
Property operations	110,857	19,487	67,752	—
Repairs and maintenance	25,314	5,238	17,777	—
Hotel and resort management fees	16,644	4,582	—	—
Sales and marketing	36,691	5,249	22,884	—
Corporate service fees	—	—	—	31,893
Interest and amortization of loan costs	61,202	14,693	44,930	1,996
General and administrative	10,107	26,008	40,779	14,329
Asset management fees to related party	12,782	—	—	—
Depreciation and amortization	76,714	16,833	59,567	175

	530,498	115,772	455,547	48,393

Earnings (loss) before equity in earnings (loss) of unconsolidated subsidiaries, minority interest and other	26,642	(24,014)	13,445	62,756
Equity in earnings (loss) of unconsolidated subsidiaries	(23,970)	—	—	—
Minority interest	778	—	—	—
Loss on extinguishment of debt	—	—	(25,007)	—
Benefit (expense) from income taxes	1,321	1,546	3,967	(23,615)

Earnings (loss) from continuing operations	4,771	(22,468)	(7,595)	39,141
Dividends on preferred stock	—	—	—	—

Net earnings (loss) from continuing operations available to common stockholders	$4,771	$(22,468)	$(7,595)	$39,141

Earnings (loss) per share
Basic(8)	$0.03
Diluted(8)	$0.03
Weighted average shares outstanding
Basic(8)	172,449
Diluted(8)	172,449

See accompanying notes to unaudited pro forma consolidated financial statements.

Other
2003		Pro Forma		Pro Forma
Acquisitions(1)		Adjustments		Subtotal

$154,781	(5)	$—		$788,384
90,388	(5)	—		333,579
27,847	(5)	—		197,963
—		—		36,782
1,087	(9)	—		25,850
—		(111,133	)(18)	9,451

274,103		(111,133)		1,392,009

41,969	(5)	—		188,170
58,722	(5)	—		222,778
11,270	(5)	—		106,740
51,786	(5)	2,800	(15)	255,512
		2,830	(17)
7,873	(5)	—		56,202
8,190	(5)	9,335	(13)	38,751
15,359	(5)	—		80,183
—		(31,893	)(20)	—
29,614	(7)	694	(2)	196,329
		45,196	(11)
		(1,996	)(21)
—		(17,232	)(4)	47,430
		(26,561	)(14)
—		(12,782	)(19)	—
25,522	(6)	1,918	(3)	188,131
		7,916	(12)
		(794	)(19)
		280	(22)

250,305		(20,289)		1,380,226

23,798		(90,844)		11,783
—		—		(23,970)
(6,109	)(10)	—		(5,331)
—		—		(25,007)
—		(3,967	)(16)	2,867
		23,615	(22)

17,689		(71,196)		(39,658)
—		—		—

$17,689		$(71,196)		$(39,658)

				(.11)
				(.11)
				330,493
				330,493

CNL HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS
For the Year Ended December 31, 2003

Unaudited Pro Forma Condensed Consolidated Balance Sheet:

      (a) The historical KSL balance sheet is as of October 31, 2003, KSL’s fiscal year end prior to the KSL Acquisition. Real estate held for sale, net, reflects the current and non-current assets and liabilities of discontinued operations as reported by KSL.

      (b) Represents gross proceeds from the sale of approximately 61.5 million shares of stock from the Prior Offering for $10.00 per share during 2004 and the payment of related acquisition fees, which are reflected as other assets, and selling commissions and marketing support fees, which are reflected as a reduction in stockholders’ equity (in thousands):

Gross proceeds from the Prior Offering	$615,198
Less: Selling commissions and marketing support fees (8.0%)	(49,216)
Acquisition fees (4.5%)	(27,684)

Net proceeds from Prior Offering	$538,298

      (c) Represents proceeds from the following Other Financing Transactions entered into during 2004 (in thousands):

	Collateral	Interest	Maturity	Amount

Mortgage Debt	1 hotel	CDOR + 375 bps	March 2009	$33,301
Mortgage Debt	1 hotel	5.60%	March 2009	32,500

Total				$65,801

      (d) The purchase price for the KSL Acquisition, which occurred on April 2, 2004, has been allocated to the hotel operating assets and liabilities and between land, buildings, equipment, intangible assets and goodwill based on the historical financial statements of KSL and the initial estimates of fair value which have been performed by the Company and from third-party appraisals pending the completion of valuation studies performed by third-party consultants. These allocations are preliminary and may not be indicative of the final allocations by the Company when such studies are finalized, which is expected to occur in the second quarter of 2004. A change in the final allocation from what is presented in these Unaudited Pro Forma Condensed Consolidated Financial Statements may result in an increase or decrease in depreciation and amortization expense and other resulting balance sheet line items. The Unaudited Pro Forma Condensed Consolidated Financial Statements do not reflect all of the anticipated cost savings from the KSL Acquisition or the RFS Acquisition or any synergies that are anticipated to result from these transactions, and there can be no assurance that any other savings or synergies will occur. As a result of the KSL Acquisition, the Company has acquired assets with a tax basis that is lower than their carrying value. The Company has not reflected any deferred tax liabilities as a result of this transaction relating to this difference in basis due to its intent to either hold the properties for the required ten-year period or to utilize expected tax benefits from net operating loss carry-forwards or other tax planning strategies.

CNL HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)
For the Year Ended December 31, 2003

      The purchase price for the KSL Acquisition has been calculated as follows (in thousands):

Cash paid:
Purchase price for KSL stock	$1,366,000
Closing costs*	12,967
Working capital adjustment**	(15,761)

Total cash paid	1,363,206
Debt assumed	794,000
Reclassification of acquisition fees previously paid to CHC	72,372

2,229,578

Other liabilities assumed (net of amounts excluded in accordance with the KSL stock purchase agreement)
Obligations under capital leases	38,866
Other liabilities	12,594
Accounts payable and accrued expenses	59,885
Deferred income taxes	34,495
Security deposits and unearned revenues	212,121

Total other liabilities assumed	357,961

Total purchase price	$2,587,539

*	Includes $7.5 million paid to UBS Investment Bank, one of our joint book-running managers, for advisory services in connection with the KSL Acquisition.

**	The purchase price, as defined pursuant to the stock purchase agreement, included an estimated working capital balance and provided for the adjustment of that balance at closing.

CNL HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)
For the Year Ended December 31, 2003

      The allocation of the purchase priced to the assets acquired as a result of the KSL Acquisition are as follows (in thousands):

Purchase price including transaction costs and assumed liabilities	$2,587,539

Purchase price allocated to:
Operating assets
Restricted cash	$18,855
Receivables, net	22,687
Due from related parties	1,930
Prepaid expenses and other assets	33,815
Deferred income taxes	9,442

Total operating assets	86,729
Hotel properties
Land	521,795
Buildings	1,073,873
Equipment	239,932

Total hotel properties	1,835,600
Intangible assets and goodwill
Tradenames	229,059
Golf rights	65,893
Membership contracts	31,378
Lease agreements	40,791
Goodwill	298,089

Total intangible assets and goodwill	665,210

Total purchase price allocation	$2,587,539

CNL HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)
For the Year Ended December 31, 2003

      In accordance with the KSL stock purchase agreement, certain current assets and liabilities included on the historical KSL balance sheet were not acquired by the Company. Additionally, the KSL historical balance sheet includes assets and liabilities related to a property classified as discontinued operations that was sold in November 2003 which was not acquired by the Company. The following is a summary of the purchase price allocation adjustments, including the effect of these excluded assets and liabilities for the KSL Acquisition (in thousands):

		Purchase
		Price	Pro Forma
	Historical	Allocation	Adjustments

Assets:
Hotel and resort properties, net	$909,247	$1,835,600	$926,353
Real estate held for sale, net	68,306	—	(68,306)
Cash and cash equivalents	146,729	—	(146,729)
Restricted cash	55,372	18,855	(36,517)
Receivables, net	22,687	22,687	—
Due from related parties	1,930	1,930	—
Prepaid expenses and other assets	52,798	33,815	(18,983)
Loan costs, net of amortization	12,124	—	(12,124)
Goodwill and other intangible assets, net	266,139	665,210	399,071
Deferred income taxes, less valuation allowance	9,442	9,442	—
Liabilities:
Mortgages payable	$794,000	$794,000	$—
Obligations under capital leases	40,393	38,866	(1,527)
Other liabilities	12,594	12,594	—
Accounts payable and accrued expenses	81,530	59,885	(21,645)
Distributions payable	159,251	—	(159,251)
Deferred income taxes	34,495	34,495	—
Security deposits and unearned revenues	212,121	212,121	—
Stockholders’ equity	210,390	—	(210,390)

      (e) In connection with the KSL Acquisition the Company financed a portion of the acquisition with the KSL Short-Term Loan of $1.065 billion collateralized by three of the hotels. The loan bears interest at one-month LIBOR plus 2.75 percent, matures in January 2005 and has a three-month extension provision at the option of the Company. The Company paid $29.1 million for loan origination fees of $12.9 million in connection with obtaining the KSL Short-Term Loan and to set aside $16.2 million in restricted cash to fund the estimated liability relating to a self insurance program for workers’ compensation.

      (f) The purchase price for the Advisor Acquisition has been allocated between assets, liabilities, intangible assets and goodwill based on the historical financial statements of CHC and the initial estimates of fair value which have been performed by the Company, including preliminary valuation studies performed by third-party consultants. In connection with our initial analysis, we have written off $254.9 million of the excess of the purchase price over the net assets obtained as a contract termination payment. This amount will be recorded as an expense by the Company on the date that the Advisor Acquisition is consummated. The majority of the remainder of the purchase price was allocated to identifiable intangible assets whose values have been estimated by the Company. These allocations are preliminary and may not be indicative of the final

CNL HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)
For the Year Ended December 31, 2003

allocations by the Company. A change in the final allocation from what is presented in these Unaudited Pro Forma Condensed Consolidated Financial Statements may result in an increase or decrease in contract termination expense or identified intangible assets. The Company expects to obtain finalized valuation studies from its consultants in the second quarter of 2004. The estimated consideration to be paid in connection with the proposed the Advisor Acquisition and preliminary adjustments to the historical book value of CHC as a result of the Advisor Acquisition are as follows (in thousands):

      The purchase price for the Advisor Acquisition has been calculated as follows (in thousands):

Share consideration for CHC (26,730 million shares valued at $10.00 per share)	$267,300
Cash consideration	29,700
Transaction costs and fees paid in cash	3,600
Payment of dividend of net equity of CHC to shareholders prior to closing	13,005
Other liabilities assumed (net of amounts excluded in accordance with the Advisor Acquisition Merger Agreement
Accounts payable and accrued expenses	2,795
Due to related parties	2,552
Assumption of note payable	11,250

Total other liabilities assumed	16,597

Total purchase price	$330,202

      The allocation of the purchase price to the assets acquired as a result of the Advisor Acquisition are as follows (in thousands):

Purchase price including transaction costs and assumed liabilities	$330,202

Purchase price allocated to:
Cash	$14,191
Due from related parties	14,626
Prepaid expenses and other assets	513
Brand	43,200
Employment contracts and assembled workforce in place	2,800

Total assets	75,330
Contract termination payment	254,872

Total purchase price allocation	$330,202

CNL HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)
For the Year Ended December 31, 2003

      The following is a summary of the purchase price allocation adjustments, including the effect of these excluded assets and liabilities for the Advisor Acquisition (in thousands):

		Purchase
		Price	Pro Forma
	Historical	Allocation	Adjustment

Assets:
Investment in the Company	$200	$—	$(200)
Cash and cash equivalents	14,191	14,191	—
Due from related parties	14,626	14,626	—
Prepaid expenses and other assets	513	513	—
Intangible assets	—	46,000	46,000
Loan costs, net of amortization	72	—	(72)
Liabilities:
Other notes payable	$11,250	$—	$(11,250)
Accounts payable and accrued expenses	2,795	2,795	—
Due to related parties	2,552	2,552	—
Stockholders’ equity	13,005	—	(13,005)

      (g) Represents adjustments for amounts due to related parties and due from related parties for receivables and payables between the Company and CHC, which will eliminate in consolidation upon Advisor Acquisition. Cash of $7.1 million that was disbursed by CHC prior to December 31, 2003 and reflected in CHC’s 2003 historical balance sheet was deposited by the Company in January 2004 and, therefore, was not reflected in the Company’s 2003 historical balance sheet.

Adjustment to due to related parties	$6,700
Increase in cash	7,130

Adjustment to due from related parties	$13,830

Unaudited Pro Forma Condensed Consolidated Statements of Operations:

      (1) For purposes of the Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2003, the Company’s historical Statement of Operations for the year ended December 31, 2003 was combined with RFS’s historical Statement of Operations for the period from January 1, 2003 to July 10, 2003 (on July 10, 2003 the RFS Acquisition was consummated), KSL’s Statement of Operations for the twelve months ended October 31, 2003 (KSL’s fiscal year end), and CHC’s Statement of Income for the year ended December 31, 2003, and the results of operations for the properties acquired in the Other 2003 Acquisitions for the period from January 1, 2003 to the date of acquisition for each individual property.

      (2) Reflects additional interest and loan cost amortization expense as a result of the Company’s incurrence of two new mortgage loans aggregating $165.0 million and secured by two of the properties acquired in the RFS Acquisition, including estimated debt acquisition costs in connection with the RFS Acquisition. This is offset by a reduction resulting from the repayment of a loan facility of approximately $8.5 million average outstanding during the period from January 1, 2003 to July 10, 2003 and the repayment of

CNL HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)
For the Year Ended December 31, 2003

secured notes of approximately $41.8 million through a tender offer that occurred in the second quarter of 2003. The following is a summary of the interest expense adjustment calculation (in thousands)*:

		Estimated		Estimated
	Balance	Rate		Interest

Additional interest and loan cost amortization as a result of RFS Acquisition:
New mortgage loan	$130,000	2.98	%**	$2,027
New mortgage loan	35,000	5.74	%***	1,051
Loan cost amortization (including debt acquisition fees) ($6,212 for 3 years)				1,553

Total estimated additional expenses				4,631

Reduction in interest and loan cost amortization as a result of repayment and writeoff of existing RFS loan costs:
Repayment of RFS secured notes through tender offer in 2003	41,770	9.75%		2,131
Loan cost amortization ($7,225 for 3 years)				1,806

Total estimated expense reduction				3,937

Net increase in interest and loan cost amortization under new debt structure				$694

*	A portion of the new RFS financing was outstanding from July 10, 2003 to September 30, 2003 in the form of an RFS short-term loan. Accordingly, interest expense from this short-term loan is included in the historical results of operation of the Company. A portion of the new RFS financing was used to repay the short-term loan and, therefore, the pro forma adjustment to interest expense only includes the incremental increase in interest.

**	Interest rate is equal to one-month LIBOR plus 189 basis points. One-month LIBOR on April 23, 2004 of 1.10 percent was used to calculate estimated interest expense.

***	Interest rate is equal to one-month LIBOR plus 465 basis points. One-month LIBOR on April 23, 2004 of 1.10 percent was used to calculate estimated interest expense.

In the event that one-month LIBOR increased by one-eighth of one percent, the pro forma adjustment for interest expense would increase by $81,000.

CNL HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)
For the Year Ended December 31, 2003

      (3) Adjustments for estimated pro forma depreciation and amortization of real estate assets are based on the adjusted basis of hotel property assets after the effect of purchase accounting entries. The following table summarizes the adjustments to depreciation and amortization of the RFS hotel properties (in thousands):

Purchase price of RFS hotel properties:	$711,809

Estimated allocation between land, buildings and equipment:
Land	$72,783
Buildings	574,624
Equipment	64,402

Total	$711,809

Annual estimated depreciation expense
Buildings (40 years)	$7,517
Equipment (3 years)	11,234

Total estimated depreciation expense	18,751
Less historical RFS depreciation expense	(16,833)

Estimated adjustment to depreciation expense	$1,918

      (4) Represents severance and termination costs of approximately $17.2 million (including approximately $11.6 million in severance costs, approximately $4.5 million in advisory fees and approximately $1.1 million in other miscellaneous fees) included in the RFS historical results that was incurred by RFS prior to its acquisition by the Company. These amounts have been excluded as they are directly related to the RFS Acquisition and are not applicable to ongoing operations acquired by the Company. During 2003, in connection with the RFS Acquisition, the Company paid $2.5 million to Banc of America Securities LLC, one of our joint book-running managers, for advisory services in connection with the RFS Acquisition.

      (5) For the year ended December 31, 2003, the amount represents adjustments to revenues and expenses in connection with the Other 2003 Acquisition which are leased to taxable REIT subsidiaries of the Company which results in aggregate revenues of approximately $273.0 million and aggregate expenses of approximately $195.2 million.

CNL HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)
For the Year Ended December 31, 2003

      The following presents the date the Other 2003 Acquisitions occurred:

Date Acquired by the Company

Hyatt Regency Coral Gables	February 20, 2003
Hilton Rye Town	February 20, 2003
Embassy Suites Orlando Airport	February 20, 2003
Embassy Suites Crystal City	February 20, 2003
Embassy Suites Santa Clara	February 20, 2003
JW Marriott New Orleans	April 21, 2003
Dallas/ Plano Marriott at Legacy Town Center	August 15, 2003
Hyatt Regency Dearborn	August 28, 2003
Baltimore-Washington International Airport Marriott	August 29, 2003
Courtyard Crystal City	August 29, 2003
Hyatt Regency Montreal	December 15, 2003
Hilton La Jolla Torrey Pines	December 17, 2003
Capital Hilton	December 17, 2003
Hotel del Coronado	December 18, 2003

      (6) Represents incremental increase in depreciation expense of the building and the furniture, fixture and equipment (“FF&E”) portions from the Other 2003 Acquisitions calculated on the straight-line basis in the amount of approximately $25.5 million. The buildings and FF&E are depreciated over useful lives of 40 and seven years, respectively.

      The following presents the amount of land, building and FF&E for each of the Other 2003 Acquisitions (in thousands):

	Land		Building	FF&E

Hyatt Regency Coral Gables	$5,195		$29,624	$3,580
Hilton Rye Town	7,500		59,227	7,986
Embassy Suites Orlando Airport	1,368		10,128	1,366
Embassy Suites Crystal City	5,425		36,181	4,666
Embassy Suites Santa Clara	6,926		35,643	4,776
JW Marriott New Orleans	—	*	83,835	14,820
Seattle Marriott Waterfront	12,037		74,033	7,242
Dallas/ Plano Marriott at Legacy Town Center	5,930		45,567	7,272
Hyatt Regency Dearborn	4,124		53,074	7,069
Baltimore-Washington International Airport Marriott	3,894		63,689	6,402
Courtyard Crystal City	8,373		26,322	2,448
Hampton Inn Chelsea — Manhattan	3,000		22,292	3,188

CNL HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)
For the Year Ended December 31, 2003

	Land	Building	FF&E

Hyatt Regency Montreal	6,530	41,029	6,866
Hilton La Jolla Torrey Pines	30,409	71,704	9,194
Capital Hilton	10,655	83,517	9,134
Hotel del Coronado	78,152	223,824	33,024

* The JW Marriott in New Orleans is located on a lease parcel of land.

      (7) Represents additional interest expense of $29.6 million relating to mortgage loans incurred or assumed by the Company in connection with the Other 2003 Acquisitions since December 31, 2002 totaling $788.1 million with a weighted average interest rate of 5.54 percent for an average period of 7.5 months.

      The following is a summary of these loans and the estimated interest expense:

		Date	Estimated Rate	Balance when	Estimated Interest
Description	Collateral	Incurred/Assumed	During 2003	Incurred/Assumed	in 2003

				(In thousands)	(In thousands)
Mortgage Loan	8 properties	June 2003	6.53%	$81,630	$2,643
Mortgage Loan	1 property	September 2003	8.08%	49,600	1,142
Mortgage Loan	1 property	May 2003	8.11%	28,891	1,509
Mortgage Loan	4 properties	February 2003	5.95%	145,000	1,182
Mortgage Loan	1 property	December 2003	5.60%	32,500	2,000
Mortgage Loan	2 properties	December 2003	6.77%	127,200	8,253
Mortgage Loan	1 property	December 2003	5.94%	33,301	1,897
Mortgage Loan	1 property	December 2003	3.94%	290,000	10,988

Total				$788,122	$29,614

      (8) Historical earnings per share were calculated based upon the weighted average number of shares of common stock outstanding during the year ended December 31, 2003. As a result of receipt of gross proceeds from the sale of shares in the Prior Offering, which occurred in 2004, and the shares issued in connection with the Advisor Acquisition, pro forma earnings per share were calculated based upon the weighted average number of shares of common stock outstanding, as adjusted for the number of shares sold in the Prior Offering to finance the Other 2003 Acquisitions and other investments described in Notes above as if the shares were outstanding January 1, 2003. The following is a reconciliation of outstanding shares and weighted average shares outstanding (in thousands):

		Basic	Diluted
		Weighted	Weighted
	Outstanding	Average	Average

Historical common stock as of December 31, 2003	242,243	172,449	172,449
Push back of shares the proceeds of which were used for the Other 2003 Acquisitions	N/A	69,794	69,794
Additional shares from Prior Offering	61,520	61,520	61,520
Additional shares for Advisor Acquisition	26,730	26,730	26,730

Total pro forma shares	330,493	330,493	330,493

CNL HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)
For the Year Ended December 31, 2003

      (9) Represented other income of $1.1 million from credit enhancement revenue related to two of the Other 2003 Acquisitions that did not achieve their targeted minimum operating returns.

      (10) Represents the minority interest share of net earnings of eleven of the Other 2003 Acquisitions through four joint ventures during the pro forma period.

      (11) Reflects the estimated increase in interest expense and loan cost amortization expense resulting from the KSL short-term loan (see Note (d) to the Unaudited Pro Forma Condensed Consolidated Balance Sheet) of approximately $1.065 billion obtained in the KSL Transaction (including amortization of loan costs). The following is a summary of the interest and loan cost amortization expense calculation (in thousands):

		Estimated	Estimated
	Balance	Rate	Interest

Additional interest and loan cost amortization as a result of KSL Acquisition:
Estimated interest on KSL Short-Term Loan	$1,065,000	3.84%*	$40,896
Estimated loan cost amortization ($12,900 for 3 years)			4,300

Total estimated additional expenses			$45,196

*	Interest expense is one-month LIBOR plus 275 basis points. One-month LIBOR on April 23, 2004 of 1.10 percent was used to calculate estimated interest expense.

      In the event that one-month LIBOR increases by one-eighth of one percent, the pro forma adjustment for interest expense would increase by approximately $1.3 million.

      (12) Adjustments for estimated pro forma depreciation and amortization of real estate assets relating to the KSL Acquisition are based on the adjusted basis of hotel assets and liabilities. The Company has estimated these amounts, including intangible assets and goodwill based on the historical financial statements of KSL, third-party appraisals and preliminary valuation studies obtained from third-party consultants. These allocations are subject to change based on appraisals, or other evidence, which may be obtained in the future to further substantiate these values.

      The following table summarizes the estimated adjustments to depreciation and amortization of real estate assets relating to the KSL Acquisition (in thousands):

Value Assigned
to PP&E,
Intangibles and
Goodwill

Historical net book values of KSL properties, intangible assets and goodwill	$1,175,386
Allocation of purchase price to hotel properties, intangible assets and goodwill	1,325,424

Estimated assigned value of KSL properties, intangible asset and goodwill after application of purchase accounting	$2,500,810

CNL HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)
For the Year Ended December 31, 2003

      Estimated allocation between land, buildings and equipment, intangible assets and goodwill:

Purchase Price
Allocation

Land	$521,795
Buildings	1,073,873
Equipment	239,932
Trade names with indefinite lives	229,059
Golf rights (25 year life)	65,893
Membership contracts (15 year life)	31,378
Lease agreements (25 year life)	40,791
Goodwill	298,089

Total	$2,500,810

For the Year Ended
December 31, 2003

Annual estimated depreciation and amortization expense
Buildings (40 years)	$26,847
Equipment (7 years)	34,276
Golf rights (25 year life)	2,636
Membership contracts (15 year life)	2,092
Lease agreements (25 year life)	1,632

Total estimated depreciation and amortization expense	67,483
Less historical KSL depreciation and amortization expense	(59,567)

Estimated adjustment to depreciation expense	$7,916

      (13) Represents estimated management fees that the Company will incur to third-party management companies for the six properties acquired as a result of the KSL Acquisition. Management fees are estimated at 2.0 percent of total hotel revenues of these properties (estimated using revenues of $466.7 million achieved by KSL historically for its year ended October 31, 2003) based on interim management agreements with affiliates of KSL. The adjustment for estimated management fees was approximately $9.3 million.

      (14) Includes a reduction of $26.6 million for KSL historical corporate employee compensation expense relating to the employment costs that will not be incurred in connection with the interim management contract executed for the properties.

      (15) Represents the estimated incremental increase of $2.8 million in property taxes that the Company expects to incur as a result of the KSL Acquisition.

      (16) Reflects adjustments to remove the historical income tax benefit of $4.0 million recorded in the historical KSL Statement of Operations, which is not expected to be applicable to the Company under its REIT structure. The Company does not anticipate that its taxable REIT subsidiaries (“TRS”) created under the KSL Acquisition would have produced significant taxable income as a result of the completion of the KSL Acquisition and therefore no corresponding pro forma adjustment was made.

      (17) Represents the estimated incremental increase in sales and use tax of $2.8 million as a result of the TRS structure that was implemented after the completion of the KSL Acquisition. The Company expects to

CNL HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)
For the Year Ended December 31, 2003

pay state and local sales and use tax on the personal property portion of the rents paid from TRS lessees to its landlord entities. Certain states also require sales and use tax to be paid based on the real estate portion of rental payments from TRS entities. These taxing authorities generally allow an exemption for properties used by hotel operators to the extent that such property is re-leased to hotel guests (the proportion of total room square footage to total hotel square footage).

      (18) Represents the elimination of fees historically paid by the Company to the Advisor for the following in connection with the Advisor Acquisition:

Acquisition fees from the sale of common stock	$52,188
Acquisition fees for the acquisition of permanent financing	42,167
Development fees	2,421
Asset management fees	12,782
Other	1,575

Total	$111,133

      Acquisition fees from the sale of common stock and the incurrence of debt as well as development fees were historically capitalized to the value of hotel properties by the Company and depreciated over the estimated useful life of the Properties. Asset management fees were expensed as incurred by the Company.

      (19) Represents the elimination of asset management fee expense of $12.8 million that was historically paid by the Company to CHC and will not be incurred as a result of the Advisor Acquisition and depreciation expense of $794,000 that was historically incurred by the Company, which specifically relates to depreciation charged on acquisition fees and development costs paid to CHC and capitalized. Also represents $0.3 million of amortization with respect to the value assigned to employment contracts and workforce in place over 10 years.

      (20) Represents a reduction of $31.9 million corporate service fees that were historically payable by CHC to a related party based on a percentage of equity sales. This arrangement will terminate upon consummation of the Advisor Acquisition.

      (21) Represents a reduction in interest expense of $2.0 million from the repayment of notes payable of $11.3 million which will be repaid upon the completion of the Advisor Acquisition.

      (22) Represents the removal of income tax expense of $23.6 million historically incurred by CHC. CHC would not have generated taxable income during the pro forma period due to the elimination of its revenue from the Company.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders

CNL Hospitality Properties, Inc.

      In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of earnings, of stockholders’ equity and comprehensive income and of cash flows present fairly, in all material respects, the financial position of CNL Hospitality Properties, Inc. and its subsidiaries at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      As discussed in Note 2 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards Interpretation No. 46R, “Consolidation of Variable Interest Entities”, in 2003.

/s/ PRICEWATERHOUSECOOPERS LLP

Orlando, Florida

March 12, 2004

CNL HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,

	2003	2002

	(In thousands except per
	share data)
ASSETS
Hotel and resort properties, net	$3,357,376	$1,379,588
Investments in unconsolidated subsidiaries	30,714	59,369
Real estate held for sale	29,550	—
Cash and cash equivalents	147,694	52,941
Restricted cash	60,105	21,795
Receivables, net	55,410	16,670
Goodwill and other intangible assets, net	82,997	—
Prepaid expenses and other assets	68,388	28,283
Loan costs, less accumulated amortization of $5,881 and $2,719, respectively	18,918	6,786
Deferred income taxes, less valuation allowance of $10,098 and $4,314, respectively	25,826	—

	$3,876,978	$1,565,432

LIABILITIES AND STOCKHOLDERS’ EQUITY

Mortgages payable and accrued interest	$1,499,988	$401,765
Other notes payable	150,289	29,739
Line of credit	24,073	24,079
Accounts payable and accrued expenses	68,909	24,107
Other liabilities	11,847	6,569
Due to related parties	11,570	2,505
Security deposits and unearned revenues	12,443	12,883

Total liabilities	1,779,119	501,647

Commitments and contingencies
Minority interests	157,118	49,462

Stockholders’ equity:
Preferred stock, without par value
Authorized and unissued 3,000 shares	—	—
Excess shares, $.01 par value per share
Authorized and unissued 63,000 shares	—	—
Common stock, $.01 par value per share
Authorized 450,000 shares; issued 243,752 and 126,802 shares, respectively; outstanding 242,243 and 126,009 shares, respectively	2,424	1,260
Capital in excess of par value	2,164,275	1,115,745
Accumulated distributions in excess of net earnings	(222,334)	(98,366)
Accumulated other comprehensive loss	(3,624)	(4,316)

Total stockholders’ equity	1,940,741	1,014,323

	$3,876,978	$1,565,432

See accompanying notes to consolidated financial statements.

CNL HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

	Year Ended December 31,

	2003	2002	2001

	(In thousands except per share data)
Revenues:
Room	$364,181	$134,646	$11,864
Food and beverage	98,198	26,225	5,390
Other hotel and resort operating departments	27,769	9,251	1,443
Rental income from operating leases	35,263	37,341	61,031
Credit enhancement revenue	24,763	10,279	—
Interest and other income	6,966	7,784	9,289

	557,140	225,526	89,017

Expenses:
Room	87,114	32,574	4,357
Food and beverage	75,457	20,126	3,800
Other hotel and resort operating departments	17,616	4,431	628
Property operations	110,857	36,454	3,799
Repairs and maintenance	25,314	6,842	697
Hotel and resort management fees	16,644	5,898	494
Sales and marketing	36,691	11,805	1,809
Interest and loan cost amortization	61,202	24,718	16,098
General operating and administrative	10,107	6,060	3,603
Asset management fees to related party	12,782	6,696	3,327
Depreciation and amortization	76,714	36,217	21,818

	530,498	191,821	60,430

Income from continuing operations before equity in losses of unconsolidated subsidiaries and minority interests’ (income) loss	26,642	33,705	28,587
Equity in losses of unconsolidated subsidiaries	(23,970)	(17,256)	(7,968)
Minority interests’ (income) loss	778	(639)	(1,291)

Income from continuing operations before benefit from income taxes	3,450	15,810	19,328
Benefit from income taxes	1,321	—	—

Income from continuing operations	4,771	15,810	19,328
Income from discontinued operations	1,222	—	—

Net earnings	$5,993	$15,810	$19,328

Earnings per share of common stock (basic and diluted):
Continuing operations	$0.02	$0.16	$0.30
Discontinued operations	$0.01	$—	$—

	$0.03	$0.16	$0.30

Weighted average number of shares of common stock outstanding:
Basic and diluted	172,449	97,874	64,458

See accompanying notes to consolidated financial statements.

CNL HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

AND COMPREHENSIVE INCOME
Years Ended December 31, 2003, 2002 and 2001

	Common Stock			Accumulated
			Capital in	Distributions	Accumulated Other
	Number of	Par	Excess of	in Excess of	Comprehensive		Comprehensive
	Shares	Value	Par Value	Net Earnings	Loss	Total	Income

	(In thousands, except per share data)
Balance at December 31, 2000	49,002	$490	$432,403	$(10,878)	$—	$422,015
Subscriptions received for common stock through public offerings and distribution reinvestment plan	28,607	286	285,783	—	—	286,069	$—
Retirement of common stock	(251)	(3)	(2,310)	—	—	(2,313)	—
Stock issuance costs	—	—	(34,724)	—	—	(34,724)	—
Net earnings	—	—	—	19,328	—	19,328	19,328
Current period adjustments to recognize value of cash flow hedges	—	—	—	—	(1,190)	(1,190)	(1,190)

Total comprehensive income	—	—	—	—	—	—	$18,138

Distributions declared and paid ($.77 per share)	—	—	—	(48,409)	—	(48,409)

Balance at December 31, 2001	77,358	$773	$681,152	$(39,959)	$(1,190)	$640,776

Subscriptions received for common stock through public offerings and distribution reinvestment plan	48,911	489	488,622	—	—	489,111	$—
Retirement of common stock	(260)	(2)	(2,389)	—	—	(2,391)	—
Stock issuance costs	—	—	(51,640)	—	—	(51,640)	—
Net earnings	—	—	—	15,810	—	15,810	15,810
Current period adjustments to recognize value of cash flow hedges	—	—	—	—	(3,126)	(3,126)	(3,126)

Total comprehensive income	—	—	—	—	—	—	$12,684

Distributions declared and paid ($.78 per share)	—	—	—	(74,217)	—	(74,217)

Balance at December 31, 2002	126,009	$1,260	$1,115,745	$(98,366)	$(4,316)	$1,014,323

Subscriptions received for common stock through public offerings and distribution reinvestment plan	116,950	1,171	1,168,325	—	—	1,169,496	$—
Retirement of common stock	(716)	(7)	(6,584)	—	—	(6,591)	—
Stock issuance costs	—	—	(113,211)	—	—	(113,211)	—
Net earnings	—	—	—	5,993	—	5,993	5,993
Current period adjustment to recognize change in value of cash flow hedges	—	—	—	—	554	554	554
Current period adjustment to recognize change in value of foreign operations investment hedge	—	—	—	—	(791)	(791)	(791)
Translation adjustment from foreign operations	—	—	—	—	929	929	929

Total comprehensive income	—	—	—	—	—	—	$6,685

Distributions declared and paid ($.78 per share)	—	—	—	(129,961)	—	(129,961)

Balance at December 31, 2003	242,243	$2,424	$2,164,275	$(222,334)	$(3,624)	$1,940,741

See accompanying notes to consolidated financial statements.

CNL HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,

	2003	2002	2001

	(In thousands)
Cash flows from operating activities:
Net earnings	$5,993	$15,810	$19,328
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	76,714	36,217	21,818
Amortization	3,337	1,593	1,277
Distributions from investment in unconsolidated subsidiaries, net of equity in earnings/losses	33,070	27,586	9,817
Minority interest	(778)	639	1,291
Utilization of deferred tax asset	(1,321)	—	—
Changes in operating assets and liabilities, net of effects of business acquisitions:
Receivables	(33,298)	(13,344)	(1,265)
Due from related parties	—	(1,158)	—
Prepaid expenses and other assets	(1,122)	(2,417)	270
Accrued rental income	(421)	306	(8)
Accounts payable and accrued expenses	17,182	11,626	3,713
Due to related parties	9,065	1,460	(333)
Credit enhancements	4,906	2,056	—–
Security deposits	(993)	(2,978)	4,036
Rents paid in advance	553	(736)	(1,536)

Net cash provided by operating activities	112,887	76,660	58,408

Cash flows from investing activities:
Additions to hotel Properties	(1,224,313)	(446,520)	(351,621)
RFS Acquisition	(450,350)	—	—
Investment in unconsolidated subsidiaries	(727)	(53,099)	(30,804)
Additions to goodwill and other intangible assets	(83,000)	—	—
Acquisition of additional interest in Hotel Investors, net of Hotel Investors’ cash	—	—	(32,884)
Deposit on Property and other investments	(24,985)	(10,300)	—
Increase in restricted cash	(29,241)	(12,425)	(6,106)
Increase (decrease) in other assets	(81,996)	(29,643)	(11,611)

Net cash used in investing activities	(1,894,612)	(551,987)	(433,026)

See accompanying notes to consolidated financial statements.

CNL HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

	Years Ended December 31,

	2003	2002	2001

	(In thousands)
Cash flows from financing activities:
Net (repayments)/ proceeds from borrowings on line of credit	$(6)	$16,579	$7,500
Payment of loan costs	(9,751)	(2,395)	(4,932)
Proceeds from mortgage loans and other notes payable	866,912	118,720	137,990
Principal payments on mortgage loans	(4,730)	(1,931)	(1,184)
Payments on other notes, net of borrowings	(2,533)	(26,607)	—
Net contributions from minority interests	107,233	14,570	37,729
Subscriptions received from stockholders	1,169,496	489,111	286,069
Distributions to stockholders	(129,961)	(74,217)	(48,409)
Due from related parties — offering expenses	—	—	(1,411)
Distributions to minority interest	(380)	(530)	(2,896)
Retirement of common stock	(6,591)	(2,391)	(2,313)
Payment of stock issuance costs	(113,211)	(51,640)	(34,724)

Net cash provided by financing activities	1,876,478	479,269	373,419

Net increase (decrease) in cash and cash equivalents	94,753	3,942	(1,199)
Cash and cash equivalents at beginning of year	52,941	48,999	50,198

Cash and cash equivalents at end of year	$147,694	$52,941	$48,999

See accompanying notes to consolidated financial statements.

CNL HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

	Years Ended December 31,

	2003	2002	2001

	(In thousands)
Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$54,315	$22,274	$16,597

Supplemental schedule of non-cash investing activities:
RFS Acquisition Purchase accounting:
Assets acquired:
Cash and cash equivalents	$5,612	$—	$—
Restricted cash	9,069	—	—
Accounts receivable	5,442	—	—
Loan costs	5,544	—	—
Prepaid expenses and other assets	8,595	—	—
Deferred tax asset	24,505	—	—
Hotel properties	713,352	—	—

Total	$772,119	$—	$—

Liabilities assumed:
Accounts payable and accrued expenses	$23,207	$—	$—
Mortgages payable	160,731	—	—
Other notes payable	124,021	—	—

Total	$307,959	$—	$—

Net assets acquired	$464,160	$—	$—

Net of cash	$469,772	$—	$—

Hotel Properties acquired as a result of the RFS Acquisition classified as Real Estate Held for Sale	$29,550	$—	$—

Amounts incurred but not paid for construction in progress	$6,827	$4,175	$6,601

Allocation of acquisition fees included in other assets to investment in hotel Properties and unconsolidated subsidiaries and operating leases	$77,014	$21,879	$10,657

Supplemental schedule of non-cash financing activities:
Non-cash reduction in TIF Note	$360	$1,227	$—

Assumption of other liabilities with Crestline lease assumption	$—	$3,576	$—

Distributions declared not paid to minority interest at year end	$—	$106	$88

Loans assumed as a result of the acquisition of Properties	$75,571	$9,327	$6,736

(Decrease) increase in assets related to value of cash flow hedge	$—	$(792)	$258

Obligations under capital leases acquired during the period	$—	$115	$125

See accompanying notes to consolidated financial statements.

CNL HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2003, 2002 and 2001

1.	Organization:

      CNL Hospitality Properties, Inc. is a corporation which was organized pursuant to the laws of the State of Maryland on June 12, 1996 and operates for federal income tax purposes as a real estate investment trust (a “REIT”). The terms “Company” or “Registrant” include, unless the context otherwise requires, CNL Hospitality Properties, Inc., CNL Hospitality Partners, LP, CNL Hospitality GP Corp., CNL Hospitality LP Corp., each of their subsidiaries and several consolidated partnerships and joint ventures. Various other wholly or majority owned subsidiaries are expected to be formed in the future, primarily for purposes of acquiring or developing hotel and resort properties (“Properties”).

      As of December 31, 2003 the Company owned 106 Properties directly and 24 Properties through equity investment interests. The Company leases most of its Properties to taxable REIT subsidiary (“TRS”) entities and contracts with third-party hotel and resort management companies to operate these Properties. Hotel and resort operating revenues and expenses for these Properties are included in the consolidated results of operations. Other Properties are leased on a triple-net basis to unrelated third-party tenants who operate the Properties or contract with hotel and resort managers to operate their hotel and resort Property. Rental income from operating leases is included in the consolidated results of operations for these Properties.

2.	Summary of Significant Accounting Policies:

      Principles of Consolidation — The accompanying consolidated financial statements include the accounts of CNL Hospitality Properties, Inc., and each of its wholly or majority owned subsidiaries. In accordance with the provisions of Statement of Financial Accounting Standards Interpretation No. 46 (“FIN 46R”), “Consolidation of Variable Interest Entities”, the Company also consolidates joint ventures for which the Company is the primary beneficiary. The primary beneficiary of a variable interest entity is the party that absorbs a majority of the entity’s expected losses, receives a majority of its expected residual returns, or both, as a result of holding variable interests, which are the ownership, contractual, or other pecuniary interests in an entity that change with changes in the fair value of the entity’s net assets excluding variable interests. All significant intercompany balances and transactions have been eliminated in consolidation. Interests of third parties are reflected as minority interests for these variable interest entities. FIN 46R does not require restatement of previously issued financial statements, however, the Company has restated prior years’ consolidated financial statements to reflect the consolidation of previously unconsolidated subsidiaries in order to maintain comparability between the periods presented in the consolidated financial statements and the accompanying notes. These restatements had no effect on stockholders’ equity, net earnings or related per share amounts for all periods presented.

      The following is a summary of this restatement of the previously filed consolidated financials statements:

Financial Statements	Effect of FIN 46R

Balance Sheet	Increase in hotel and resort Properties offset by a reduction in investments in unconsolidated subsidiaries.
Balance Sheet	Increase in mortgages and other notes payable for loans which were previously not consolidated.
Balance Sheet	Adjustments to hotel and resort operating assets and liabilities.
Balance Sheet	Increase in minority interest to reflect the interests of the minority partners in the newly consolidated subsidiaries.

CNL HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2003, 2002 and 2001

Financial Statements	Effect of FIN 46R

Stmt. of Earnings	Increase in hotel and resort revenues from previously unconsolidated Properties.
Stmt. of Earnings	Increase in hotel and resort expenses from previously unconsolidated Properties.
Stmt. of Earnings	Increase in depreciation expense from previously unconsolidated Properties.
Stmt. of Earnings	Increase in interest expense from loans held by previously unconsolidated subsidiaries.
Stmt. of Earnings	Increase in general and administrative and other expenses which were previously not consolidated.
Stmt. of Earnings	Adjustment to minority interest representing the interest in income or losses that is allocated to minority partners of the newly consolidated subsidiaries.
Stmt. of Earnings	Adjustment to equity in losses of unconsolidated subsidiaries for the removal of income of losses from subsidiaries that are now consolidated.
Stmt. of Cash Flows	Adjustments to changes in operating assets and liabilities of the newly consolidated subsidiaries.
Stmt. of Cash Flows	Increase in depreciation expense as a result of the newly consolidated Properties.
Stmt. of Cash Flows	Reduction in distributions from investment in unconsolidated subsidiaries, net of equity in earnings/losses. These distributions are no longer separately reflected since their operations are consolidated in the accounts of the Company.
Stmt. of Cash Flows	Increase in additions to hotel and resort Properties and a decrease in investments in unconsolidated subsidiaries as a result of the consolidation of these subsidiaries.

      Revenue Recognition — Revenues are recognized when rooms are occupied and the services have been performed. Cash received from customers for events occurring after the end of each respective year have been recorded as deposits and is included in accounts payable and accrued expenses in the accompanying consolidated financial statements.

      Lease Accounting — Certain Properties are leased to, and operated by, unrelated third-party tenants on a “triple-net” basis, whereby the tenant is generally responsible for all Property operating expenses, including property taxes, insurance, and maintenance and repairs. These third-party Property leases are accounted for as operating leases. When minimum lease payments vary during the lease term, income is recognized on a straight-line basis so as to produce a constant periodic rent over the lease term. Accrued rental income, included in other assets, represents the aggregate amount of income recognized on a straight-line basis in excess of scheduled payments to date.

CNL HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2003, 2002 and 2001

      Foreign Currency Translation — The results of operations for foreign locations are maintained in the local currency and translated using the average exchange rates during the period. Assets and liabilities are translated to U.S. dollars using the exchange rate in effect at the balance sheet date. The resulting translation adjustments are reflected in stockholders’ equity as a cumulative foreign currency translation adjustment, a component of accumulated other comprehensive income (loss). Gains and losses from foreign currency transactions are included in the accompanying consolidated statement of earnings.

      Hotel and Resort Properties — Hotel and resort properties are generally comprised of land, buildings, and equipment and are recorded at historical cost. The cost of improvements and betterments and any interest incurred during the construction or renovation periods are capitalized. Costs of repairs and maintenance are expensed as incurred.

      Buildings and equipment are generally depreciated on the straight-line method over their estimated useful lives of 40 and seven years, respectively. When the Properties or equipment are sold, the related cost and accumulated depreciation will be removed from the accounts and any gain or loss from sale will be reflected as income.

      Impairment of Long-Lived Assets — Long-lived assets are tested for recoverability at least annually or whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. The assessment is based on the carrying amount of the asset at the date it is tested for recoverability. An impairment loss is recognized when the carrying amount of a long-lived asset exceeds its fair value. If impairment is recognized, the adjusted carrying amount of a long-lived asset is its new cost basis.

      Investment in Unconsolidated Subsidiaries — Investments in unconsolidated subsidiaries are accounted for under the equity method of accounting when the Company owns a 50% interest or less in the costs and benefits of the subsidiary. The difference between the Company’s carrying amount of its investments in unconsolidated subsidiaries and the underlying equity in the net assets of the subsidiaries is due to acquisition fees and expenses which have been allocated to the Company’s investment. These amounts are amortized over 36 years, which is the estimated life of the building and equipment commencing when the hotel and resort begins operations.

      Cash and Cash Equivalents — The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents consist of demand deposits at commercial banks and money market funds. Cash accounts maintained on behalf of the Company in demand deposits at commercial banks and money market funds may exceed federally insured levels; however, the Company has not experienced any losses in such accounts. Management believes the Company is not exposed to any significant credit risk on cash and cash equivalents.

      Certain amounts of cash are restricted for maintenance and replacement of furniture, fixtures, and equipment at the Company’s various Properties. Other amounts have been set aside for capital improvements at various Properties. These amounts have been separately classified as restricted cash in the accompanying consolidated balance sheets.

      Credit Enhancements — The Company benefits from various types of credit enhancements that have been provided by the managers of many of its Properties. All of the credit enhancements are subject to expiration, or “burn-off” provisions over time. The following summary describes the various types of credit enhancements that the Company benefits from:

      Limited Rent Guarantees — Limited rent guarantees (“LRG”) are provided by third-party hotel and resort managers to unrelated third-party tenants for certain Properties which the Company leases on a triple-

CNL HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2003, 2002 and 2001

net basis. These credit enhancements guarantee the full, complete and timely payment of rental payments to the Company relating to these Properties. The credit enhancement results in rental revenue being recorded by the Company which otherwise may not have been recorded. The Company is not obligated to repay amounts funded under LRG’s.

      Threshold Guarantees — Threshold guarantees (“TG”) are provided by third-party hotel and resort managers to the Company in order to guarantee a certain minimum return for each of the Properties covered by the TG. Generally, each TG is available for a specific Property or pool of Properties. Funding under these guarantees is either recognized as other income, as a reduction in base management fees or, as liabilities by the Company, depending upon the nature of each agreement and whether the funded amounts are required to be repaid by the Company.

      Liquidity Facility Loans — Liquidity Facility Loans (“LFL”) are provided by third-party hotel and resort managers to the Company or its unconsolidated subsidiaries in order to guarantee a minimum distribution for each of the Properties covered by the LFL. Funding under an LFL is recognized as a liability when the amounts funded may be required to be repaid.

      Senior Loan Guarantees — Senior loan guarantees (“SLG”) are provided by third-party hotel and resort managers to the Company or its unconsolidated subsidiaries in order to guarantee the payment of senior debt service for each of the Properties covered by the SLG. Funding under SLG is recognized as a liability because the amounts funded may be required to be repaid in the future.

      Loan Costs — Loan costs incurred in connection with securing financing have been capitalized and are being amortized over the terms of the loans using the straight-line method, which approximates the effective interest method.

      Earnings Per Share — Basic earnings per share is calculated based upon the weighted average number of shares of common stock outstanding during each year, and diluted earnings per share is calculated based upon weighted average number of common shares outstanding plus potentially dilutive common shares.

      Reclassification — Certain items in the prior years’ consolidated financial statements have been reclassified to conform with the 2003 presentation. These reclassifications had no effect on stockholders’ equity or net earnings.

      Goodwill and Other Intangible Assets — The Company follows Statement of Financial Accounting Standards No. 141, “Business Combinations” (“SFAS 141”) and Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). SFAS 141 requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting. It also specifies the types of acquired intangible assets that are required to be recognized and reported separate from goodwill. SFAS 142 requires that goodwill and certain intangible assets with indefinite lives no longer be amortized, but instead tested for impairment at least annually.

      Income Taxes — Under the provisions of the Internal Revenue Code and applicable state laws, each TRS entity of the Company is subject to taxation of income on the profits and losses from its tenant operations. The Company does not file a consolidated return for its TRS entities.

      The Company accounts for federal and state income taxes with respect to its TRS subsidiaries using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statements carrying amounts of existing assets and liabilities and respective tax bases and operating losses and tax-credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

CNL HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2003, 2002 and 2001

Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

      Segment Information — The Company derives all significant revenues from a single line of business, hotel and resort real estate ownership.

      Recent Accounting Pronouncements — In April 2003, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (“FAS 149”). FAS 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities.” The Company adopted FAS 149 in the year ended December 31, 2003, and it did not have a material impact on the Company’s results of operations.

      In May 2003, the FASB issued Statement of Financial Accounting Standards Statement No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“FAS 150”). FAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. FAS 150 requires issuers to classify certain financial instruments as liabilities (or assets in some circumstances) that previously were classified as equity. FAS 150 requires that minority interests for majority owned finite lived entities be classified as a liability and recorded at fair market value. Effective October 29, 2003, the FASB deferred implementation of FAS 150, as it applies to minority interests of finite lived Partnerships. The Company adopted FAS 150 in the year ended December 31, 2003, except as it applies to minority interest, and it did not have a material impact on the Company’s results of operations.

      In December 2003, the FASB issued Statement of Financial Accounting Standards Interpretation No. 46 (revised December 2003) (“FIN 46R”), “Consolidation of Variable Interest Entities”. This Interpretation requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries. The primary beneficiary of a variable interest entity is the party that absorbs a majority of the entity’s expected losses, receives a majority of its expected residual returns, or both, as a result of holding variable interests, which are the ownership, contractual, or other pecuniary interests in an entity that change with changes in the fair value of the entity’s net assets excluding variable interests. Prior to FIN 46R, a company generally included another entity in its consolidated financial statements only if it controlled the entity through voting interests. Application of FIN 46R is required in financial statements of public entities that have interests in variable interest entities for periods ending after March 15, 2004. The Company has adopted FIN 46R as of December 31, 2003, which resulted in the consolidation of several previously unconsolidated subsidiaries. FIN 46R does not require, but does permit restatement of previously issued financial statements. The Company has restated prior years’ consolidated financial statements to maintain comparability between the periods presented in the consolidated financial statements and the accompanying notes. These restatements had no effect on stockholders’ equity or net earnings.

      Use of Estimates — Company Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

      Fair Value of Financial Instruments — The estimated fair value of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, and variable rate debt approximates carrying value because of short maturities. The fair value of fixed rate long-term debt is determined based on market prices.

CNL HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2003, 2002 and 2001

      Derivative Instruments and Hedging Activities — The Company utilizes derivative instruments to partially offset the effect of fluctuating interest rates and foreign currency exchange rates on the cash flows associated with its variable-rate debt and its net investment in a foreign subsidiary. The Company minimizes these risks by following established risk management policies and procedures including the use of derivatives. The Company does not enter into or hold derivatives for trading or speculative purposes. The Company records all derivative instruments on the balance sheet at fair value. On the date the Company enters into a derivative contract, the derivative is designated a hedge of the exposure to variable cash flows of a forecasted transaction, referred to as a cash flow hedge, when the Company hedges variability of cash flows related to a variable-rate asset or liability or its net investment in a foreign subsidiary. The effective portion of the derivative’s gain or loss is initially reported as a component of other comprehensive income (outside earnings) and subsequently recognized in operations in the periods in which earnings are impacted by the variability of the cash flows of the hedged item. The ineffective portion of the gain or loss is reflected in earnings.

      Advertising and Promotional Costs — The costs of advertising, promotional and marketing programs are charged to operations in the year incurred and are included in hotel and resort expense in the accompanying consolidated statement of earnings. Advertising, promotional and marketing costs totaled $36.7 million, $11.8 million and $1.8 million for the years ended December 31, 2003, 2002 and 2001.

3.	Assumption of Third-Party Leases:

Western International Leases

      Effective January 1, 2002, the Company took assignment of its leases with WI Hotel Leasing, LLC for seven Properties and paid approximately $0.07 million for this assignment. These Properties are currently being leased by a TRS of the Company and are managed by affiliates of Marriott International, Inc. (“Marriott”). The operations of these Properties have been reflected in the Company’s results of operations for the years ended December 31, 2003 and 2002.

Crestline MI-3 Leases

      Effective June 28, 2002, the Company took assignment of its leases from CCCL Leasing, LLC, an affiliate of Crestline Capital Corporation, for nine Properties. These Properties are currently being leased by a TRS of the Company and are managed by an affiliate of Marriott. The operations of these Properties are reflected in the Company’s consolidated results of operations for the Company effective June 28, 2002. In connection with this transaction, CCCL Leasing, LLC gave up its claim to security deposits totaling approximately $4.0 million. In addition, the Company assumed a liquidity facility loan of approximately $3.6 million and paid approximately $0.03 million in legal fees and other expenses. These transactions resulted in net other income of approximately $0.4 million being recognized during the year ended December 31, 2002.

Crestline Atlanta Leases

      Effective June 30, 2002, the Company took assignment of its leases from CC GB Leasing, LLC, an affiliate of Crestline Capital Corporation, for two Properties. These Properties are currently leased by a TRS of the Company and are managed by an affiliate of Interstate Hotels and Resorts under the Residence Inn by Marriott brand. The operations of the Properties are reflected in the Company’s consolidated results of operations effective June 30, 2002. In connection with this transaction, CC GB Leasing, LLC forfeited security deposits totaling $1.4 million, and the Company assumed net assets of approximately $0.1 million, resulting in other income of approximately $1.5 million being recognized by the Company during the year ended December 31, 2002.

CNL HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2003, 2002 and 2001

4.	RFS Acquisition:

      On July 10, 2003, the Company, through its subsidiaries, acquired RFS Hotel Investors, Inc., a Tennessee REIT (“RFS”) and RFS Partnership, L.P. (“RFS OP”), for approximately $383 million in cash ($12.35 per share or limited partnership unit) and the assumption of approximately $409 million in liabilities (including transaction and severance costs, which totaled approximately $55 million). Upon consummation of this transaction, RFS was merged with and into a subsidiary of the Company and RFS ceased to exist as a separate corporate entity. Further, upon consummation of this transaction, a subsidiary of the Company was merged with and into RFS OP, and RFS OP continues to exist as a separate entity. Prior to the closing of this transaction, RFS was publicly traded on the New York Stock Exchange under the symbol “RFS.” Previously, on May 9, 2003, in a separate transaction, the Company purchased from RFS one million newly issued shares of RFS’s common stock at a price per share of $12.35. The former assets of RFS are now held by subsidiaries of the Company. Upon closing of the transaction, in July 2003, the Company and its subsidiaries (which now include RFS OP) became responsible for the former debts and obligations of RFS and its subsidiaries (approximately $318 million).

      The Company initially financed this transaction by using approximately $158 million from sales of common stock in its current offering, borrowing approximately $43 million under its line of credit (amount was subsequently repaid in November 2003), obtaining $50 million in permanent financing related to one of its Properties, obtaining an additional $81 million in permanent debt funding from an existing loan and obtaining a bridge loan of $101 million (the “RFS Bridge Loan”). On August 27, 2003, the Company borrowed temporarily an additional $88 million on the RFS Bridge Loan, which was repaid on September 30, 2003. Of the $88 million borrowed, approximately $44 million was used to refinance former RFS debts, and the remaining $44 million was used by the Company to acquire additional Properties. On December 4, 2003, the Company obtained a loan totaling $130 million of which approximately $101 million was used to repay the RFS Bridge Loan. The Company pooled 26 Properties as collateral for this loan. On December 24, 2003, the Company obtained an additional loan collateralized by the same 26 Properties in the amount of $35 million. The remaining proceeds from these loans will be used to acquire interests in additional Properties.

CNL HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2003, 2002 and 2001

      The following summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition (in thousands):

July 10,
2003

ASSETS
Investment in Properties	$683,802
Real estate held for sale	29,550
Cash and cash equivalents	5,612
Restricted cash	9,069
Accounts receivable	5,442
Prepaid expenses and other assets	8,595
Loan costs	5,544
Deferred income taxes	24,505

Total assets acquired	772,119

LIABILITIES
Mortgage notes payable	160,731
Other notes payable	124,021
Accounts payable and accrued expenses	23,207

Total liabilities assumed	307,959

Net assets acquired	$464,160

      In connection with the RFS Acquisition, the Company acquired 57 hotels with approximately 8,300 rooms located in 24 states. One of the Properties is owned through a partnership in which the Company owns a 75% interest (“Wharf Associates”). Brands under which these hotels are operated include Sheraton, Residence Inn by Marriott, Hilton, DoubleTree, Holiday Inn, Hampton Inn, and Homewood Suites by Hilton. This transaction has provided further brand and geographic diversification to the Company’s portfolio of hotels.

      Flagstone Hospitality Management LLC (“Flagstone”) previously managed 50 of the 57 Properties. In October 2003, the Company began terminating both existing management license agreements with Flagstone and franchise licenses for many of these Properties and entering into new management and franchise agreements with internationally recognized hotel and resort managers. Management contracts for all 50 Properties were completely transitioned to new internationally recognized hotel and resort managers and franchisors by January 31, 2004.

CNL HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2003, 2002 and 2001

5.	Other Property Acquisitions:

      In addition to the interests in the Properties acquired through the RFS Acquisition the following Properties were acquired during the years ended December 31, 2002 and 2003:

			Purchase Price
Brand Affiliation	Property Location	Date of Acquisition	(In thousands)

SpringHill Suites by Marriott	Manhattan Beach, CA	January 18, 2002	$20,000
TownePlace Suites by Marriott	Manhattan Beach, CA	January 18, 2002	15,000
SpringHill Suites by Marriott	Plymouth Meeting, PA	January 18, 2002	27,000
Courtyard by Marriott	Basking Ridge, NJ	March 1, 2002	35,750
Marriott Hotel	Bridgewater, NJ	June 14, 2002	61,500
Courtyard by Marriott	Newark, CA	October 25, 2002	25,500
Residence Inn by Marriott	Newark, CA	November 15, 2002	27,300
Doubletree Crystal City	Arlington, VA	December 19, 2002	71,000
Hyatt Regency	Miami, FL	February 20, 2003	35,800
JW Marriott	New Orleans, LA	April 21, 2003	92,500
Marriott Hotel*	Seattle, WA	May 23, 2003	88,900
Marriott Hotel	Plano, TX	August 15, 2003	55,550
Marriott Hotel	Baltimore, MD	August 29, 2003	69,000
Courtyard by Marriott	Arlington, VA	August 29, 2003	35,000
Hyatt	Montreal, Canada	December 15, 2003	51,800

*	Newly constructed

      In 2002 and 2003, the Company also acquired interests in the following Properties through various joint ventures, all of which have been consolidated in the accompanying consolidated financial statements:

		Ownership		Purchase Price
Brand Affiliation	Property Location	Interest	Date of Acquisition	(In thousands)

Hampton Inn	Houston, TX	85.0%	September 4, 2002	$14,300
Hilton Hotel	Dallas, TX	75.0%	December 24, 2002	52,000
Hilton Hotel	Tucson, AZ	75.0%	December 24, 2002	69,000
Hilton Hotel	Rye, NY	75.0%	February 20, 2003	75,000
Embassy Suites	Orlando, FL	75.0%	February 20, 2003	12,500
Embassy Suites	Arlington, VA	75.0%	February 20, 2003	45,500
Embassy Suites	Santa Clara, CA	75.0%	February 20, 2003	46,500
Hyatt Regency	Dearborn, MI	85.0%	August 28, 2003	65,000
Hampton Inn	Manhattan, NY	66.7%	August 29, 2003	28,000
Hilton Hotel	La Jolla, CA	75.0%	December 17, 2003	110,000
Hilton Hotel	Washington, D.C.	75.0%	December 17, 2003	102,000
Del Coronado Hotel	Del Coronado, CA	70.0%	December 18, 2003	406,900

      These partnerships typically have one or more subsidiary borrowers, which are legally separate entities, having separate assets and liabilities from the Company and, therefore, the assets and credit of the respective entities may not be available to satisfy the debts and other obligations of the Company. Likewise, the assets

CNL HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2003, 2002 and 2001

and credit of the Company may not be available to satisfy the debts and other obligations of the borrowers on the loans of these other entities.

      The Company completed construction and opened the following three wholly owned Properties during 2002:

Brand Affiliation	Property Location	Opening Date

Residence Inn by Marriott	Orlando, FL	February 14, 2002
Courtyard by Marriott	Weston, FL	February 14, 2002
Courtyard by Marriott	Edison, NJ	November 4, 2002

      All of the Properties acquired or constructed in 2003 and 2002 are leased to TRS entities of the Company and are operated by third-party managers. The Properties were recorded at cost, which was allocated between land, building, and equipment based on replacement cost using independent appraisal data. Hotel and resort operating assets, liabilities, and any related intangible assets are also recorded based on their fair values. The results of operations of the Properties since the date of acquisition are included in the consolidated results of operations.

      The following presents unaudited pro forma results of operations of the Company as if the Properties were owned during the entire period for the years ended December 31, 2003 and 2002 including the effect of the RFS Acquisition (see Note 4) (in thousands, except share and per share data):

	2003	2002

Revenues	$934,394	$910,400
Net earnings	9,108	12,316
Basic and diluted earnings per share	0.04	0.07
Weighted average number of common shares outstanding — basic and diluted	242,321	174,184

6.	Hotel and Resort Properties:

      As of December 31, 2003, 17 Properties with a net book value of approximately $331.9 million are leased to third-party tenants on a triple-net basis, whereby the tenant is generally responsible for all operating expenses relating to the Property, including property taxes, insurance, and maintenance and repairs. During the years ended December 31, 2003, 2002 and 2001, these third-party tenants paid approximately $4.6 million, $4.1 million, and $7.4 million, respectively, in property taxes for Properties which the Company leases on a triple-net basis. The Company has 104 Properties encumbered by debt. Properties consist of the following at December 31 (in thousands):

	2003	2002

Land	$465,176	$191,515
Buildings	2,661,928	1,120,149
Equipment	337,602	121,777

	3,464,706	1,433,441
Less accumulated depreciation	(142,197)	(67,248)
Construction in progress	34,867	13,395

	$3,357,376	$1,379,588

CNL HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2003, 2002 and 2001

      The Company is currently developing one hotel Property in Florida, which is expected to be completed in June 2004. This Property is expected to be leased to a TRS entity of the Company and managed by a subsidiary of Marriott. The Company also developed and opened, on February 18, 2004, a Courtyard by Marriott in Foothill Ranch, California. The total estimated cost of this Property including land is expected to be $18.3 million. Construction in progress of approximately $34.9 million and $13.4 million, respectively, for these Properties is included in hotel and resort properties in the accompanying consolidated balance sheets as of December 31, 2003 and 2002, respectively. The Company has six Properties held for sale with a total book value of approximately $30.0 million.

      The following is a schedule of future minimum lease payments to be received on the noncancellable operating leases with third-parties at December 31, 2003 (in thousands):

2004	$33,605
2005	33,605
2006	33,605
2007	33,485
2008	32,352
2009 and thereafter	208,961

$375,613

7.	Investments in Unconsolidated Subsidiaries

      During 2003 and 2002, the Company invested a total of approximately $0.7 million and $42.7 million, respectively, in unconsolidated subsidiaries. As of December 31, 2003, the Company had the following investments in unconsolidated subsidiaries:

	Total Amount	Ownership
Name	Invested	Interest	Description

WB Resort Partners, L.P.	$41.6 million	49.00%	A partnership which owns a resort in Hawaii
Desert Ridge Resort Partners, LLC	$25.1 million	44.00%	A joint venture which owns a resort in Arizona
CY-SF Hotel Partnership, L.P.	$13.0 million	48.15%	A partnership which owns one hotel in California
CTM Partners, LLC	$5.2 million	31.25%	A joint venture that holds a majority interest in an LLC that owns the licensing rights to the Mobil Travel Guide.
CNL Plaza, Ltd.	$0.3 million	9.90%	A partnership which owns an office building in Florida where the Company’s advisor, CNL Hospitality Corp. (the “Advisor”) leases office space.

Desert Ridge Partnership

      During 2002, the Company contributed an additional $16.2 million into Desert Ridge Resort Partners, LLC (the “Desert Ridge Partnership”). The Desert Ridge Partnership owns a resort which was under construction in 2001 and the majority of 2002. The resort opened for business on November 30, 2002. Limited

CNL HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2003, 2002 and 2001

golf course operations were included in the consolidated results of operations of the Company until the resort opened in late 2002. The final costs of construction were paid in early 2003 and the total cost of the resort was approximately $301.7 million.

     Waikiki Partnership

      During 2002, the Company contributed an additional $8.7 million into WB Resort Partners, LP (the “Waikiki Partnership”). The Waikiki Partnership owns the Waikiki Beach Marriott in Honolulu, Hawaii, which was undergoing significant renovations for the majority of 2002, and was substantially complete as of December 31, 2002. The total cost of the resort including renovations was approximately $208.2 million.

     Mobil Travel Guide

      In January 2002, the Company acquired a 25% interest in a partnership, CTM Partners, LLC, with Publications International, Ltd. (“PIL”), Hilton Hotels Corporation (“Hilton”), and Marriott that owns a 77.5% interest in a partnership with Exxon Mobil Corporation and PIL (“EMTG”). EMTG owns the licensing rights to the Mobil Travel Guide. The licensing rights entitle EMTG to assemble, edit, publish and sell the Mobil Travel Guide to generate additional products using the Mobil Travel Guide brand. The Company’s capital contribution in CTM Partners, LLC was approximately $3.6 million. EMTG has engaged Dustin/ Massagli LLC, a company in which one of the Company’s directors is president, and a director and principal stockholder, to manage its business. In December 2002, the Company contributed an additional $894,000 to CTM Partners, LLC, thereby increasing the Company’s ownership in the partnership from 25% to 31.25%. In 2003, the Company contributed an additional $0.7 million approximately to the partnership and the other partners also made contributions in amounts that maintained the existing ownership interests of each partner.

     Office Building

      In May 2002, the Company acquired a 9.9% interest in CNL Plaza, Ltd., a limited partnership that owns an office building located in Orlando, Florida, in which the Advisor and its affiliates lease office space, for $300,000. The remaining interest in the limited partnership is owned by several affiliates of the Advisor. In connection with this acquisition, the Company has severally guaranteed a 16.67% share, or approximately $2.6 million, of a $15.5 million unsecured promissory note of the limited partnership.

     San Francisco Partnership

      In June 2002, the Company acquired a 50% interest in CY-SF Hotel Parent, LP (the “San Francisco Partnership”), a partnership with an affiliate of Marriott. The San Francisco Partnership purchased a Courtyard by Marriott in downtown San Francisco for approximately $82.0 million (the “San Francisco Downtown Property”). The purchase was financed with equity investments of $13.0 million each from the Company and Marriott, as well as $56.0 million in borrowings consisting of two loans from a third-party lender. One of the loans was in the amount of $41.0 million and requires interest payments equal to the greater of one-month LIBOR plus 3.25 percent, or 6.25 percent. The other loan was in the amount of $15.0 million and requires interest payments equal to a base rate plus 7 percent. The base rate equals the greater of (a) the lesser of (i) one-month LIBOR or (ii) 9 percent, or (b) 3 percent. Both loans mature in August 2007 and require monthly payments of interest only through July 1, 2004, at which time monthly payments of principal and interest are due with the remaining principal balances and any unpaid interest due at maturity. The lessee of the San Francisco Downtown Property is a wholly owned subsidiary of the San Francisco Partnership and the Property is managed by a subsidiary of Marriott. In September 2003, Marriott contributed an additional

CNL HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2003, 2002 and 2001

$1.0 million to the partnership, thereby increasing its ownership in the partnership from 50 percent to 51.9 percent.

      The following presents unaudited condensed balance sheets for these investments as of December 31, 2003 (in thousands):

	Desert Ridge		CY-SF	CTM
	Resort	WB Resort	Hotel	Partners,	CNL
	Partners, LLC	Partners, LP	Parent, LP	LLC	Plaza, Ltd.	Total

Hotel and resort properties	$262,757	$190,955	$77,794	$—	$—	$531,506
Other assets	18,077	21,392	7,081	21,327	61,557	129,434
Mortgages and other notes payable	268,730	174,080	56,350	5,797	62,978	567,935
Other liabilities	20,362	22,474	11,231	11,457	696	66,220
Partners’ capital (deficit)	(8,258)	15,793	17,294	4,073	(2,117)	26,785
Difference between carrying amount of investment and Company’s share of partners’ capital	4,380	4,590	1,728	—	—	10,698
Company’s ownership interest at end of period	44.00%	49.00%	48.15%	31.25%	9.90%

      The following presents unaudited condensed balance sheets for these investments as of December 31, 2002 (in thousands):

	Desert Ridge		CY-SF	CTM
	Resort	WB Resort	Hotel	Partners,	CNL
	Partners, LLC	Partners, LP	Parent, LP	LLC	Plaza, Ltd.	Total

Hotel and resort properties	$269,925	$198,140	$80,374	$—	$—	$548,439
Other assets	21,187	22,091	3,733	12,623	63,735	123,369
Mortgages and other notes payable	230,176	157,798	57,160	2,247	64,061	511,442
Other liabilities	42,694	15,834	3,725	220	398	62,871
Partners’ capital (deficit)	18,242	46,599	23,222	10,156	(724)	97,495
Difference between carrying amount of investment and Company’s share of partners’ capital	3,642	3,503	1,831	—	—	8,976
Company’s ownership interest at end of period	44.00%	49.00%	50.00%	31.25%	9.90%

CNL HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2003, 2002 and 2001

      The following presents unaudited condensed statements of operations for these investments for the year ended December 31, 2003 (in thousands):

	Desert Ridge		CY-SF	CTM
	Resort	WB Resort	Hotel	Partners,	CNL
	Partners, LLC	Partners, LP	Parent, LP	LLC	Plaza, Ltd.	Total

Revenues	$90,270	$55,766	$15,542	$2,515	$10,445	$174,538
Cost of sales	(43,471)	(22,301)	(5,512)	(7,464)	(3,325)	(82,073)
Expenses	(68,673)	(54,496)	(14,328)	(3,043)	(7,009)	(147,549)
Minority interest in loss	—	—	—	1,828	—	1,828

Net income (loss)	$(21,874)	$(21,031)	$(4,298)	$(6,164)	$111	$(53,256)

Income (loss) allocable to the Company	$(9,625)	$(10,305)	$(2,125)	$(1,926)	$11	$(23,970)

Other comprehensive income allocable to the Company	$856	$—	$—	$—	$—	$856

Company’s ownership interest at end of period	44.00%	49.00%	48.15%	31.25%	9.90%

      The following presents unaudited condensed statements of operations for these investments for the year ended December 31, 2002 (in thousands):

	Desert Ridge		CY-SF	CTM
	Resort	WB Resort	Hotel	Partners,	CNL
	Partners, LLC	Partners, LP	Parent, LP	LLC	Plaza, Ltd.	Total

Revenues	$7,344	$46,667	$8,564	$1,400	$6,088	$70,063
Cost of sales	(7,016)	(20,407)	(2,899)	(3,941)	(1,946)	(36,209)
Expenses	(15,680)	(44,657)	(7,011)	(1,604)	(4,086)	(73,038)

Net (income) loss	$(15,352)	$(18,397)	$(1,346)	$(4,145)	$56	$(39,184)

Income (loss) allocable to the Company	$(6,547)	$(9,006)	$(673)	$(1,036)	$6	$(17,256)

Other comprehensive income (loss) allocable to the Company	$(2,572)	$—	$—	$—	$—	$(2,572)

Company’s ownership interest at end of period	44.00%	49.00%	50.00%	31.25%	9.90%

CNL HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2003, 2002 and 2001

      The following presents unaudited condensed statements of operations for these investments for the year ended December 31, 2001(in thousands):

	Desert Ridge		CY-SF	CTM
	Resort	WB Resort	Hotel	Partners,	CNL
	Partners, LLC	Partners, LP	Parent, LP*	LLC*	Plaza, Ltd.*	Total

Revenues	$8,154	$10,167	$—	$—	$—	$18,321
Cost of sales	(2,235)	(5,508)	—	—	—	(7,743)
Expenses	(13,830)	(13,989)	—	—	—	(27,819)

Net loss	$(7,911)	$(9,330)	$—	$—	$—	$(17,241)

Loss allocable to the Company	$(3,396)	$(4,572)	$—	$—	$—	$(7,968)

Other comprehensive income (loss) allocable to the Company	$(1,370)	$—	$—	$—	$—	$(1,370)

Company’s ownership interest at end of period	42.33%	49.00%	—	—	—

*	These entities were not formed until 2002, and therefore are not presented for the year ended December 31, 2001.

      The difference between the carrying amount of the investments in the above entities and the Company’s share of partners’ capital results from various acquisition costs and fees which are not shared by the co-venturers. These amounts are amortized over 36 years.

      The Company is generally entitled to receive cash distributions in proportion to its ownership interest in each partnership. During the years ended December 31, 2003 and 2002, the Company received the following distributions, which reduce the carrying value of the investment (in thousands):

	December 31,

	2003	2002

Desert Ridge Resort Partners, LLC	$2,891	$1,432
WB Resort Partners, LP	4,790	4,136
CY-SF Hotel Parent, LP	1,300	716
CNL Plaza, Ltd.	119	164

	$9,100	$6,448

      During the second half of 2003 the Company has not received the distributions it is entitled to from WB Resort Partners, LP due to cash operating shortfalls of this partnership. The Company does not anticipate receiving cash distributions from this partnership during 2004.

8.	Discontinued Operations:

      The Company accounts for certain revenues and expenses as originating from discontinued operations pursuant to FASB Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“FASB 144”). FASB 144 requires that sales of real estate, or the identification of a real estate asset as held for sale, be treated as discontinued operations. Any gain or loss from the disposition, and any income or expenses associated with real estate assets held for sale, are included in the accompanying consolidated

CNL HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2003, 2002 and 2001

statement of earnings as discontinued operations. In connection with the RFS Acquisition in July 2003, the Company decided to sell six non-strategic Properties from the former RFS portfolio (see Note 4, “RFS Acquisition”), and therefore, these Properties were classified as real estate held for sale as of December 31, 2003.

      The financial results for these Properties are reflected as discontinued operations in the accompanying consolidated financial statements. The operating results of discontinued operations were as follows for the year ended December 31 (in thousands):

2003

Hotel revenues	$5,700
Hotel expenses	(4,478)

Income from discontinued operations	$1,222

      In accordance with FASB 144, the Company has ceased depreciation on these six Properties. The forgone depreciation was approximately $0.9 million for the year ended December 31, 2003.

9.	Prepaid Expenses and Other Assets:

      Prepaid expenses and other assets as of December 31, 2003 and 2002 were approximately $68.4 million and $28.3 million, respectively, and consist primarily of deposits and acquisition fees and expenses relating to Properties the Company intends to acquire, and investments the Company intends to make.

10.	Investments:

      On April 21, 2003 and May 21, 2003, the Company, through a wholly owned subsidiary, invested $10 million and $5 million, respectively, in convertible preferred partnership units of Hersha Hospitality Limited Partnership (“HLP”). In addition, in connection with the acquisition of an interest in the Hampton Inn Chelsea-Manhattan Property, on August 29, 2003, the Company’s subsidiary invested approximately $4 million in additional convertible preferred partnership units of HLP. This investment is accounted for under the cost basis method of accounting and included in prepaid expenses and other assets on the accompanying consolidated balance sheet. The investment in HLP is structured to provide the Company with a 10.5% cumulative preferred distribution, paid quarterly, and each of the current and any proposed investments in joint ventures with HLP is structured to provide the Company with a 10.5% cumulative preferred distribution on its unreturned capital contributions. There is no assurance, however, that future distributions or returns will be paid. HLP declares dividends quarterly in arrears. During 2003, the Company recognized approximately $1.2 million in distributions from its investment in the convertible preferred partnership units of HLP.

11.	Goodwill and Other Intangible Assets:

      In June 2001, the FASB issued SFAS 141 and SFAS 142. SFAS 141 requires that all business combinations be accounting for using the purchase method and provides new criteria for recording intangible assets separately from goodwill. SFAS 142 addresses the financial accounting and reporting for acquired goodwill and other intangible assets. Goodwill and other intangible assets that have indefinite useful lives are not amortized into results of operations but, instead, will be tested at least annually for impairment and written down when impaired. The Company recorded goodwill of approximately $33.6 million and other intangible assets of approximately $49.4 million in connection with the acquisition of the Hotel del Coronado Property in December 2003. Prior to the Hotel del Coronado purchase, the Company had not recorded any goodwill or other intangible assets.

CNL HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2003, 2002 and 2001

      The gross carrying amounts and accumulated amortization of the Company’s amortizable intangible assets are as follows as of December 31, 2003:

Intangible Asset	Gross Carrying	Accumulated	Net Book
(Amortization Period)	Amount	Amortization	Value

Goodwill (indefinite life)	$33,600	N/A	$33,600
Trademark (indefinite lives)	49,000	N/A	49,000
Customer relationships/advanced booking(5 years)	400	(3)	397

			$82,997

      The estimated amortization expense for the Company’s other intangible assets for each of the five succeeding fiscal years is as follows:

2004	$80
2005	80
2006	80
2007	80
2008	77

Total	$397

12.	Income Taxes:

      Prior to the RFS Acquisition (see Note 4), the types of temporary differences between the tax basis of assets and liabilities and their GAAP financial statement reporting amounts were principally attributable to net operating losses of the Company’s TRS entities. The Company has not recorded this future potential benefit because its TRS subsidiaries do not have sufficient historical earnings on which to base a potential future benefit. In connection with the RFS Acquisition, the Company acquired approximately $24.5 million, net of Section 382 limitations, of deferred tax assets arising from, principally, amortization of certain lease termination costs with the remainder due to net operating losses at RFS’s TRS entities. The deferred tax assets of the RFS TRS entities are not available to offset taxable income for the Company’s existing TRS subsidiaries and, likewise, the deferred tax assets of the existing TRS entities are not available to offset taxable income of the RFS TRS entities.

      The components of the deferred taxes recognized in the accompanying consolidated balance sheets at December 31 are as follows (in thousands):

	2003	2002

Deferred tax assets:
Net operating loss	$20,401	$4,314
Lease termination	15,192	—
Other	331	—
Valuation allowance	(10,098)	(4,314)

	$25,826	$—

CNL HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2003, 2002 and 2001

      The income tax benefit consists of the following component for each of the years ended December 31:

	In thousands

	2003	2002	2001

Current:
Federal	$—	$—	$—
State	—	—	—

	—	—

Deferred:
Federal	(1,321)	—	—
State	—	—	—

	(1,321)	—	—

Total income tax benefit	$(1,321)	$—	$—

      The income tax benefit has been allocated as follows:

	In thousands

	2003	2002	2001

Continuing operations	$(1,321)	$—	$—
Discontinued operations	—	—	—

Total income tax benefit	$(1,321)	$—	$—

13.	Indebtedness:

      Indebtedness consisted of the following at December 31 (in thousands):

	2003	2002

Mortgages payable and accrued interest	$1,499,988	$401,765
Construction loan facilities	60,517	21,281
Tax incremental financing note	8,098	8,458
Line of credit	24,073	24,079

Indebtedness collateralized by Properties	1,592,676	455,583
Unsecured notes	81,674	—

	$1,674,350	$455,583

      The Company has a revolving line of credit (the “Revolving LOC”) to fund acquisition and development of Properties and investments in Mortgage Loans and other permitted investments. Under the terms of the Revolving LOC, the Company is entitled to receive cash advances of up to approximately $96.7 million until September 2006. Interest payments are due monthly with principal payments of $1,000 due at the end of each loan year. Other loan terms are listed in the table below.

      Some debt arrangements allow for repayments earlier than the stated maturity date. The weighted average effective interest rate on mortgages and other notes payable was approximately 6.25% as of December 31, 2003. The fair value of the Company’s fixed rate long-term debt was $826.1 million at December 31, 2003. Fair value was determined based on market prices as of December 31, 2003.

CNL HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2003, 2002 and 2001

      Certain loan agreements contain net worth or debt service coverage ratio requirements. Violation of these covenants could potentially trigger penalties, including cash management arrangements whereby the lenders or their designated loan servicers capture operating cash from certain Properties and administer the payment of property taxes, insurance, debt service and expenditures for other obligations. Other covenants restrict the Company’s ability to borrow money, pay dividends on or repurchase capital stock, make investments and sell assets or enter into mergers or acquisitions. The Company was in compliance with these covenants as of December 31, 2003.

      Indebtedness consisted of the following as of December 31 (in thousands):

		Interest Rate		2003	2002

Floating Rate Debt:
CMBS loan	26 hotels	LIBOR + 189 bps(1)(2)	December 2006	$130,198	$—
CMBS loan	26 hotels	LIBOR + 465 bps(1)(2)	December 2006	35,039	—
Mortgage Debt	4 hotels	LIBOR + 230 bps(4)	October 2006	98,891	100,000
Mortgage Debt	1 hotel	LIBOR + 285 bps(5)	December 2008	290,000	—
Construction loan	3 hotels	LIBOR + 275 bps(6)	December 2005	44,939	21,281
Construction loan	1 hotel	LIBOR + 350 bps	August 2006	15,578	—
Line of credit	15 hotels	LIBOR + 225 bps(7)	September 2006	24,073	24,079
Line of credit	1 hotel	LIBOR + 575 bps(10)	December 2006	5,502	—

Total floating rate debt				771,420	145,360

Fixed Rate Debt:
Mortgage Debt	2 hotels	5.60%(3)	December 2008	127,200	—
Publicly-traded term notes	n/a	9.75%	March 2012	81,674	—
Mortgage Debt	8 hotels	6.53%	November 2007	91,194	9,070
Mortgage Debt	1 hotel	8.22%	November 2007	18,060	—
Mortgage Debt	3 hotels	8.34%	December 2007	50,348	50,348
Mortgage Debt	1 hotel	8.29%	December 2025	31,663	32,069
Mortgage Debt	1 hotel	5.84%	December 2007	31,151	31,082
Mortgage Debt	1 hotel	7.78%	January 2023	9,085	9,268
Mortgage Debt	2 hotels	5.67%	December 2007	79,022	78,650
Mortgage Debt	1 hotel	4.93%	July 2008	50,205	—
Mortgage Debt	10 hotels	7.83%	December 2008	91,166	—
Mortgage Debt	7 hotels	7.67%(8)	July 2009	83,003	84,638
Mortgage Debt	5 hotels	5.95%	March 2010	145,000	—
Mortgage Debt	8 hotels	8.00%	August 2010	51,197	—
Mortgage Debt	1 hotel	8.32%	January 2011	6,549	6,640
Mortgage Debt	1 hotel	8.11%	February 2011	28,883	—

CNL HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2003, 2002 and 2001

		Interest Rate		2003	2002

Mortgage Debt	1 hotel	8.08%	August 2010	46,632	—
Tax Incremental Financing Note	1 hotel	12.85%(9)	June 2018	8,098	8,458

Total fixed rate debt				902,930	310,223

Total debt				$1,674,350	$455,583

(1)	The 26 Properties were collateralized for both Commercial Mortgage Backed Security (“CMBS”) loans listed.

(2)	CMBS loan has an interest rate floor of 6.65%.

(3)	Mortgage debt has an interest rate floor of 5.50%.

(4)	Interest rate floor of 4.96%.

(5)	Blended interest rate.

(6)	The Construction Line of Credit has an interest rate floor of 6.75%.

(7)	Revolving Line of Credit.

(8)	Average interest rate as the loans bear interest ranging from 7.50% to 7.75%.

(9)	Tax Incremental Financing which is paid down with incremental real estate taxes resulting in an interest rate of 12.85%.

(10)	Revolving Line of Credit for Hotel del Coronado.

      The following is a schedule of maturities for all long-term borrowings at December 31, 2003 (in thousands):

2004	$18,777
2005	54,692
2006	598,859
2007	274,131
2008	265,204
2009 and thereafter	462,687

Total	$1,674,350

14.	Derivative Instruments:

      The Company has a subsidiary in Montreal, Canada. The functional currency of this Property, which was acquired in December 2003, is Canadian dollars. In December 2003, the Company entered into a currency forward contract to buy U.S. dollars at a fixed price. This forward contract hedges the foreign currency exposure of the Company’s net investment in this subsidiary. During 2003, the Company recognized a net holding loss of $0.8 million in other comprehensive income.

      The Company also purchased interest rate caps which capped the floating interest rates of seven loans at rates between 4.0% and 6.0% based on a total notional amount of $555.0 million. During 2003, 2002 and 2001, the Company recognized net holding losses of approximately $1.1 million and $0.6 million and a gain of $0.2 million, respectively, in other comprehensive income from these cash flow hedges.

CNL HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2003, 2002 and 2001

      An unconsolidated subsidiary of the Company also holds an interest rate swap which fixed the floating interest rate of a loan at approximately 6.0% based on a notional amount of $70 million. During 2003, 2002 and 2001, the Company recognized, through its equity investee, a net holding gain of $0.9 million and net holding losses of approximately $2.6 million and $1.4 million, respectively from this cash flow hedge.

15.	Distributions:

      For the years ended December 31, 2003, 2002 and 2001, approximately 39%, 51%, and 52%, respectively, of the distributions paid to stockholders were considered ordinary income and approximately 61%, 49%, and 48%, respectively, were considered a return of capital to stockholders for federal income tax purposes. No amounts distributed to the stockholders for the years ended December 31, 2003, 2002 and 2001 are required to be or have been treated by the Company as a return of capital for purposes of calculating the stockholders’ return on their invested capital.

16.	Related Party Transactions:

      Certain directors and officers of the Company hold similar positions with the Advisor and its affiliates, including the managing dealer, CNL Securities Corp. These affiliates are by contract entitled to receive fees and compensation for services provided in connection with common stock offerings, and the acquisition, development, management and sale of the Company’s assets.

      Amounts incurred relating to these transactions with affiliates were as follows for the years ended December 31 (in thousands):

	2003	2002

CNL Securities Corp.:
Selling commissions*	$86,460	$37,003
Marketing support fee and due diligence expense reimbursements*	5,848	2,448

	92,308	39,451

Advisor and its affiliates:
Acquisition fees	94,531	29,464
Development fees	2,612	1,896
Asset management fees	12,782	6,696

	109,925	38,056

	$202,233	$77,507

*	The majority of these fees and reimbursements were paid to unaffiliated broker-dealer firms.

      Of these amounts, approximately $10.1 and $1.9 million is included in due to related parties in the accompanying consolidated balance sheets as of December 31, 2003 and 2002, respectively. In late 2003 the Company’s Advisor allowed the Company to defer the payment of the asset management fee until September 15, 2004 to provide liquidity until the Company’s results benefit from an economic and industry recovery. Asset management fees were not paid by the Company after August 2003 and in January 2004, the Advisor refunded to the Company all of the asset management fees which had previously been paid during 2003. Out of the total amount due to the Advisor as of December 31, 2003, $5.3 million relates to asset management fees. The Company will continue to accrue and will remain obligated to pay asset management fees upon demand by the Advisor, or by September 15, 2004.

CNL HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2003, 2002 and 2001

      The Advisor and its affiliates provide various administrative services to the Company, including services related to accounting; financial, tax and regulatory compliance reporting; stockholder distributions and reporting; due diligence and marketing; and investor relations (including administrative services in connection with the offerings), on a day-to-day basis.

      The expenses incurred for these services were classified as follows for the years ended December 31(in thousands):

	2003	2002

Stock issuance costs	$4,292	$3,128
General operating and administrative expenses	2,279	1,128

	$6,571	$4,256

      The Company maintains bank accounts in a bank in which certain officers and directors of the Company serve as directors, and in which an affiliate of the Advisor is a stockholder. The amount deposited with this bank was approximately $29.0 million and $14.9 million at December 31, 2003 and 2002, respectively.

      CTM Partners, LLC, a partnership in which the Company has a 31.25% interest which owns EMTG, LLC, has engaged Dustin/ Massagli LLC, a company in which one of the Company’s directors is president, a director and a principal stockholder, to manage its business.

      The Company owns a 9.9% interest in CNL Plaza, Ltd., a limited partnership that owns an office building located in Orlando, Florida, in which the Advisor and its affiliates lease office space. The remaining interest in the limited partnership is owned by several affiliates of the Advisor. In connection with this acquisition, the Company has severally guaranteed a 16.67% share, or approximately $2.6 million, of a $15.5 million unsecured promissory note of the limited partnership.

17.	Concentration of Risk:

      During the year ended December 31, 2003, a significant portion of the Company’s rental income and hotel and resort revenues was earned from 68 Properties operating as various Marriott brands (including Marriott Hotels, Resorts, and Suites, JW Marriott, Residence Inn by Marriott, TownePlace Suites by Marriott, Courtyard by Marriott, Fairfield Inn, and Spring Hill Suites by Marriott) and 36 Properties operating as various Hilton Hotels Corporation (“Hilton”) brands (including Doubletree, Embassy Suites, Hilton Hotels and Suites, Homewood Suites by Hilton, and Hampton Inn).

      Although the Company intends to acquire additional Properties, the Company carefully screens its managers and tenants and the Company has obtained interests in non-Marriott and non-Hilton branded Properties, failure of the Marriott and Hilton brands would significantly impact the results of operations of the Company. Management believes that the risk of such a default will be reduced through future acquisitions which enhance brand diversification.

18.	Stockholders’ Equity:

      On August 13, 2002, the Company filed a registration statement on Form S-11 with the Securities and Exchange Commission (the “Commission”) in connection with the proposed sale by the Company of up to 175 million shares of common stock at $10 per share ($1.75 billion) (the “2003 Offering”). The 2003 Offering commenced immediately following the completion of the Company’s fourth public offering on February 4, 2003. Of the 175 million shares of common stock offered pursuant to the 2003 Offering, up to 25 million shares are available to stockholders purchasing shares through the Company’s reinvestment plan. On July 23, 2003, the Company filed a registration statement on Form S-11 with the Commission in

CNL HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2003, 2002 and 2001

connection with the proposed sale of up to 400 million shares of common stock at $10 per share ($4 billion) (the “2004 Offering”). Of the 400 million shares of common stock which may be offered, up to 50 million may be available to stockholders purchasing shares through the reinvestment plan. The Board of Directors expects to submit, for a vote of the stockholders at the next annual meeting of stockholders, a proposal to increase the number of authorized shares of common stock of the Company from 450 million to one billion. Until such time, if any, as the stockholders approve an increase in the number of authorized shares of common stock of the company, the 2004 Offering would be limited to up to 142 million Shares. The 2004 Offering, if it occurs, is expected to commence in mid-2004, sometime after the completion of the Company’s 2003 Offering. CNL Securities Corp., an affiliate of the Advisor, is the managing dealer for the Company’s equity offerings.

      Under the redemption plan, the Company may elect, at its discretion, to redeem shares, subject to certain conditions and limitations. During the years ended December 31, 2003, 2002 and 2001, approximately 716,000 shares, 269,000 shares, and 251,000 shares, respectively, were redeemed at approximately $6.6 million, $2.4 million, and $2.3 million, respectively, and retired from shares outstanding of common stock. Shares were redeemed for $9.20 per share.

19.	Commitments and Contingencies:

      On May 13, 2003, A. Bruce Chasen, as class representative, filed a putative class action lawsuit in the Circuit Court of Shelby County, Tennessee, 30th Judicial District against RFS, RFS’s directors and the Company. On June 6, 2003, the complaint was amended. The amended putative class action complaint alleges, among other things, that (i) the merger consideration to be received by RFS’s shareholders is significantly less than the intrinsic value of RFS, (ii) the RFS directors breached their fiduciary duties to shareholders on a variety of grounds including failing to ascertain the true value of RFS, failing to determine whether there were any other bidders for RFS, and failing to avoid certain alleged conflicts of interest shared by members of the RFS Board and its financial advisor, (iii) the Company aided and abetted the RFS Board in connection with their breach of fiduciary duties, (iv) the RFS Board violated portions of the Tennessee Investor Protection Act, and (v) the RFS proxy statement is false and misleading. Among other things, the amended complaint seeks certification of the class action, an injunction enjoining RFS and the Company from completing the merger, monetary damages in an unspecified amount, the payment of attorney’s fees, and rescissory damages. On July 1, 2003 the Company filed an answer to the amended complaint setting forth an affirmative defense and its general denials of the allegations set forth therein. The plaintiff’s motion for a temporary restraining order for purposes of enjoining the transaction, was denied on July 8, 2003, by the Circuit Court of Shelby County, Tennessee, 30th Judicial District. The Company is planning to file a motion to dismiss the allegations in the complaint. If the motion is not successful, it is expected that the case will proceed to trial. Based upon the information currently available to the Company, the Company believes the allegations contained in the amended complaint are without merit and intends to vigorously defend the action, and therefore, a liability was not accrued.

      On August 26, 2002, Carmel Valley, LLC filed a lawsuit against RFS and certain of its subsidiaries in the Superior Court of the State of California, for the County of San Diego. In connection with the RFS Acquisition, the Company has become a party to a lawsuit claiming damages relating to a dispute over a parcel of land located adjacent to one of its Properties. The Company has unsuccessfully attempted to mediate this case. At this time, the Company believes that the damages claimed against the Company lack sufficient factual support and will continue to vigorously defend the action, and therefore, a liability was not accrued. However, it is possible that losses could be incurred by the Company if the plaintiff ultimately prevails. The plaintiff is seeking monetary damages of up to $0.7 million. The Company has recently filed certain motions to dismiss which are being considered by the Court. If the motions are not successful, it is expected that the case will proceed to trial.

CNL HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2003, 2002 and 2001

      From time to time the Company may be exposed to litigation arising from an unrecognized preacquisition contingency and from the operations of its business. At this time, the Company does not believe that resolution of these matters will have a material adverse effect on the Company’s financial condition or results of operations.

      As of December 31, 2003, the Company also had commitments to (i) complete construction on two Properties, with an estimated aggregate cost of approximately $64 million, and (ii) to fund furniture, fixture and equipment replacements and capital improvements as needed at the Company’s Properties. The Company also has committed to fund its pro rata share of working capital shortfalls and construction commitments for its partnerships, if shortfalls arise, and has guaranteed the debt service for several of its consolidated subsidiaries and partnerships. In order to enter into these and other transactions, the Company must obtain additional funds through the receipt of additional offering proceeds and/or advances on its Revolving LOC and permanent financing.

      Our Properties are operated under various management agreements with third party managers that call for base management fees, which generally range from 3% to 5% of hotel and resort revenues and have an incentive management fee provision related to the hotel’s profitability. The management agreements generally require us to set aside generally 3% to 5% of hotel and resort revenues in FF&E Reserve accounts to be used for the replacement of furniture, fixtures and equipment. The management agreements have terms from 10 to 20 years and generally have renewal options.

20.	Credit Enhancements:

      The Company benefits from various types of credit enhancements that have been provided by the managers of some of its Properties. These credit enhancements may be provided to the Company directly or indirectly through unconsolidated subsidiaries and guarantee the Company certain minimum returns on its Properties. Funding under these guarantees is either recognized as other income, as reductions in base management fees or as liabilities by the Company, depending upon the nature of each credit enhancement agreement and whether the funded amounts are required to be repaid by the Company in the future. The repayment of these liabilities is expected to occur at such time that the net operating income of these Properties are in excess of the minimum returns to the Company or its unconsolidated subsidiaries. All of the credit enhancements are subject to expiration or “burn-off” provisions over time or at such time that the funding limit has been reached. There is no assurance that market conditions will allow the Company to continue to obtain credit enhancements on Properties acquired in the future. As a result of the downturn in the overall economy and the threat of terrorism and their adverse effect on the Company’s operations, the Company has been relying on credit enhancements to substantially enhance its net earnings and cash flows. To the extent that this trend continues and current credit enhancements are fully utilized or expire, the Company’s results of operations and its ability to pay distributions to stockholders will be affected.

CNL HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2003, 2002 and 2001

      The following table represents the Company’s amounts and utilization of credit enhancements for the years ended December 31, 2003, and 2002:

	Limited		Liquidity	Senior
	Rent	Threshold	Facility	Loan
	Guarantees	Guarantees	Loans	Guarantees

Amount available as of January 1, 2002	$5,911	$44,850	$5,150	$—
New credit enhancements obtained	—	6,150	6,594	—
Utilization of credit enhancements	(4,584)	(18,279)	(1,727)	—

Amount available as of December 31, 2002	1,327	32,721	10,017	—
New credit enhancements obtained	—	24,709	—	—
Utilization of credit enhancements	(205)	(37,087)	(4,292)	—
Expiration of credit enhancements	(1,122)	—	—	—

Amount available as of December 31, 2003	$—	$20,343	$5,725	$—

      The following table represents the Company’s unconsolidated subsidiaries amounts and utilization of credit enhancements for the years ended December 31, 2003, and 2002:

	Limited		Liquidity	Senior
	Rent	Threshold	Facility	Loan
	Guarantees	Guarantees	Loans	Guarantees

Amount available as of January 1, 2002	$—	$—	$46,951	$30,509
New credit enhancements obtained	—	—	12,000	—
Utilization of credit enhancements	—	—	(12,833)	(9,411)

Amount available as of December 31, 2002	—	—	46,118	21,098
Utilization of credit enhancements	—	—	(26,862)	(6,098)

Amount available as of December 31, 2003	$—	$—	$19,256	$15,000

      During the years ended December 31, 2003 and 2002, and 2001 the Company recognized approximately $24.8 million, $10.3 million, and $0, respectively, as credit enhancement revenue and approximately $2.4 million, $0, and $0 respectively, as a reduction in base management fees as a result of credit enhancements amounts that were utilized. Of the total remaining amounts available to the Company under the credit enhancements, approximately $4.7 million is subject to repayment provisions if utilized. Of the total remaining amounts available to unconsolidated subsidiaries of the Company, approximately $33 million is subject to repayment provisions if utilized.

      For ten of the Company’s Properties leased to affiliates of Marriott, the credit enhancements funding was sent directly to the Company’s third-party tenant lessees, which in turn allows them to make periodic rental payments to the Company. The credit enhancement applicable to these Properties was fully utilized and expired in the third quarter of 2003. Rent payments for these Properties total $26.7 million for a calendar year. Out of the total amount of rental income from operating leases earned from these Properties approximately $7.3 million, $4.6 million, and $0 was funded from credit enhancements during the years ended December 31, 2003, 2002, and 2001, respectively. There is no guarantee that the Company will continue to receive scheduled rental payments for these Properties. In November 2003, the Company entered into an agreement whereby the credit enhancements available for three of its Properties acquired in 2003 will be available to fund short falls in rental payments on these 10 Properties.

CNL HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2003, 2002 and 2001

      In connection with the lease assumptions on nine Properties as discussed in Note 3, “Assignment of Third-Party Leases,” the Company assumed a liquidity facility loan in the amount of approximately $3.6 million and a total of approximately $10.2 million was available under the facility. The facility was provided by the manager of the Properties to fund Property operating shortfalls for the aggregate rent due on a pooled basis for the nine portfolio Properties. The facility is available until the earlier of (i) expiration of the agreement on December 31, 2004, (ii) the minimum rent coverage of the pooled Properties equals or exceeds a predefined threshold for 13 consecutive accounting periods or (iii) total liquidity facility funding equals or exceeds 10% of the total purchase price for all nine Properties at the end of any fiscal year. As of December 31, 2003, $1.2 million was available for future draws under the liquidity facility loan.

      The following table represents the amounts that the Company had recorded as other liabilities in the accompanying consolidated balance sheet as of December 31, (in thousands):

	2003	2002

Limited rent guarantees	$—	$—
Threshold guarantees	500	—
Liquidity facility loan	10,038	5,631
Senior loan guarantees	—	—

	$10,538	$5,631

      The following table represents the amounts that the Company’s unconsolidated subsidiaries’ had recorded as liabilities related to credit enhancements as of December 31, (in thousands):

	2003	2002

Limited rent guarantees	$—	$—
Threshold guarantees	—	—
Liquidity facility loan	48,600	19,575
Senior loan guarantees	22,574	14,829

	$71,174	$34,404

      The senior loan guarantee and liquidity facility loan for the Waikiki Beach Marriott Property, in which the Company owns a 49% joint venture interest, expired in the third quarter of 2003 and the first quarter of 2004, respectively. As result, the Company and its co-venturers may no longer receive cash distributions from this joint venture and may be required to make capital contributions to fund hotel and resort operating shortfalls until the time that the operating performance of this Property improves. This may reduce cash flows available for distribution to the stockholders of the Company.

      As of December 31, 2003 and 2002, the Company had approximately $26.1 million and $44.1 million, respectively, available for funding under the various forms of credit enhancement. The Company’s unconsolidated subsidiaries had approximately $34.3 million and $67.1 million, respectively, as of December 31, 2003 and 2002, available for funding.

CNL HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2003, 2002 and 2001

21.	Selected Quarterly Financial Data:

      The following table presents selected unaudited quarterly financial data for each full quarter during the years ended December 31, 2003 and 2002 (in thousands, except per share data). Revenue amounts reported for 2002 and the first three quarters of 2003 have been restated for the effects of the implementation of FIN 46R (see Note 2 to the consolidated financial statements):

2003 Quarter	First	Second	Third	Fourth	Year

Continuing Operations:
Revenues	$95,637	$107,520	$158,387	$195,596	$557,140
Income (loss) from continuing operations	6,437	983	(6,062)	3,413	4,771
Discontinued Operations:
Revenues	—	—	3,001	2,699	5,700
Income from discontinued operations	—	—	774	448	1,222
Net Earnings (Loss)	6,437	983	(5,288)	3,861	5,993
Earnings (Loss) per Share, basic and diluted:
Continuing operations	0.05	0.01	(0.03)	0.02	0.02
Discontinued operations	—	—	—	—	0.01
Net earnings (loss)	0.05	0.01	(0.03)	0.02	0.03
Weighted average number of shares of common stock outstanding basic and diluted	133,837	153,668	181,941	220,092	172,449

2002 Quarter	First	Second	Third	Fourth	Year

Continuing Operations:
Revenues	$45,038	$49,499	$63,539	$67,450	$225,526
Income from continuing operations	3,651	4,757	2,343	5,059	15,810
Net Earnings	3,651	4,757	2,343	5,059	15,810
Earnings per Share, basic and diluted:
Continuing operations	0.05	0.05	0.02	0.04	0.16
Net earnings	0.05	0.05	0.02	0.04	0.16
Weighted average number of shares of common stock outstanding basic and diluted	80,748	89,490	100,749	117,523	97,874

22.	Subsequent Events:

      During the period January 1, 2004 through February 20, 2004, the Company received subscription proceeds from its 2003 Offering of approximately $270.0 million representing the issuance of approximately 27.0 million shares of common stock.

      On January 1, 2004 and February 1, 2004, the Company declared distributions totaling approximately $15.7 million and $16.7 million, respectively, or $0.064583 per share of common stock, payable by March 31, 2004, to stockholders of record on January 1, 2004 and February 1, 2004, respectively.

CNL HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2003, 2002 and 2001

      On February 12, 2004, through a wholly owned subsidiary, the Company entered into a stock purchase agreement with KKR Partners II, L.P., a Delaware limited partnership, KKR 1996 Fund, L.P., a Delaware limited partnership, Resort Associates, L.P., a Delaware limited partnership, Golf Associates, L.P., a Delaware limited partnership and KSL Recreation Corporation, a Delaware corporation (referred to as “KSL”), whereby the Company has agreed to acquire all of the outstanding capital stock of KSL and its subsidiaries, for approximately $1.4 billion in cash and estimated closing costs of approximately $25 million (the “KSL Acquisition”). In connection with the KSL Acquisition, the Company paid a non-refundable deposit of $75 million in February 2004. Upon consummation of the transaction, the six resorts currently owned by KSL will be acquired by the Company’s wholly owned subsidiaries and it will be subject to the outstanding debt of KSL and its subsidiaries (approximately $794 million as of February 2, 2004) (“Existing KSL Debt”) and any other outstanding liabilities. The closing of the KSL Acquisition is subject to the fulfillment of certain conditions, such as customary approvals and other closing conditions. If the conditions are not satisfied, the KSL Acquisition may not occur. The Company has received a commitment from a lender to finance the KSL Acquisition with a Short-Term Loan of up to $1.86 billion (“KSL Short-Term Loan”). The Company may use the proceeds of the KSL Short-Term Loan to repay the Existing KSL Debt simultaneously with the consummation of the KSL Acquisition or it may only draw approximately $1.1 billion on the KSL Short-Term Loan and later refinance the Existing KSL Debt. The Company is in the process of obtaining a commitment to refinance the Existing KSL Debt (if such debt is not repaid simultaneously with the consummation of the KSL Acquisition) and/or a portion of the KSL Short-Term Loan with the proceeds of permanent financing to be obtained within nine months of consummating the KSL Acquisition. The KSL Short-Term Loan is expected to be repaid from a combination of permanent debt, or out of the proceeds that the Company may receive from the sale of the Company’s common stock through the 2004 Offering.

      In March 2004, the third-party tenants affiliated with Marriott for ten of the Company’s Properties with combined net operating income of approximately $13.0 million and base rental obligations of $26.7 million informed us that the annual net operating income projected for these Properties would be insufficient to fund the full amount of scheduled base rent for 2004 and potentially subsequent years. As a result, the Company has begun discussions with those tenants on possible alternatives that would address the current circumstances including its possible acquisition of the leasehold interests in these Properties and the execution of management agreements with Marriott or its affiliates to operate the Properties under long-term contracts. Under this alternative arrangement, these Properties would be leased to one or more of the Company’s TRS subsidiaries and managed by an affiliate of Marriott. This possible alternative may include additional guarantees, provided by Marriott, of minimum returns which may not provide the same income stream as the base rents. The Properties are encumbered by debt and consequently any alternative solution will be subject to approval by the lender providing the related financing. As these discussions continue it is possible that Marriott, on behalf of the tenants, will continue to pay the rent due under the current lease structure until such time that these leases are assigned or modified. The Company may be required to return the security deposits received in connection with the current agreements. Should the Company take assignment of the leasehold interests, the operations of these hotels will be included in our consolidated statement of earnings in lieu of the rental income which is currently being recognized.

      The Company developed and completed a Courtyard by Marriott in Foothill Ranch, California. The Property opened on February 18, 2004.

      As indicated under Note 10, “Investments”, CNL Hospitality Partners, LP, a wholly owned subsidiary of the Company (“Hospitality Partners”), has invested approximately $19 million in HLP’s Series A convertible preferred partnership units (representing 190,266 Series A preferred partnership units which are convertible at any time for (among other securities) approximately 2,816,460 common shares of beneficial interest of Hersha Hospitality Trust (“HT”), HLP’s parent entity, subject to certain adjustments). Hospitality Partners has exercised its registration rights under that certain Registration Rights Agreement with HLP dated

CNL HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2003, 2002 and 2001

April 21, 2003 (the “Registration Rights Agreement”). Accordingly, on March 2, 2004, HT filed a registration statement on Form S-3 with the Commission registering the 2,816,460 common shares of beneficial interest of HT underlying the Company’s 190,266 Series A preferred partnership units in HLP. Although the Company invoked its registration rights under the Registration Rights Agreement, at this time the Company does not know with certainty that it will exchange its preferred partnership units into common shares of beneficial interest, or if it does exercise its rights to convert the preferred partnership units into common shares of beneficial interest, that it will sell such shares.

      During the first quarter of 2004, the Company began to actively consider various alternatives including Listing, recapitalization of its current debt structure, possible mergers, additional acquisitions or continuing to raise money and operate as it currently does.

      The Company currently is seeking additional Properties or other permitted real estate related investment opportunities, such as investments into other real estate companies or partnerships.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders

CNL Hospitality Corp.

      In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of stockholders’ equity and of cash flows present fairly, in all material respects, the financial position of CNL Hospitality Corp. and its subsidiary at December 31, 2003 and 2002, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      As discussed in Note 1, the Company provides management, advisory and administrative services, and assists in developing and identifying hotel and resort properties for CNL Hospitality Properties, Inc. and subsidiaries.

/s/PRICEWATERHOUSECOOPERS LLP

March 24, 2004 except for the fourth paragraph of

Note 9 as to which the date is March 31, 2004
Orlando, Florida

CNL HOSPITALITY CORP. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

December 31, 2003 and 2002

	2003	2002

ASSETS
Current assets:
Cash and cash equivalents	$14,191,471	$4,782,642
Due from related parties	14,626,153	2,465,796
Other assets	52,540	77,608

Total current assets	28,870,164	7,326,046
Property and equipment, net	459,889	368,203
Loan costs, less accumulated amortization of $71,186 and $42,433, respectively	71,870	100,623
Investment in CNL Hospitality Properties, Inc., at cost	200,000	200,000

Total assets	$29,601,923	$7,994,872

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$2,430,390	$1,010,759
Due to related parties	2,552,308	—
Current portion of capital lease obligations	33,646	33,695
Current portion of notes payable	1,500,000	1,500,000
Income taxes payable	—	1,894,186

Total current liabilities	6,516,344	4,438,640
Note payable	9,750,000	11,250,000
Capital lease obligations	79,101	115,325
Deferred rent expense	251,329	166,166

Total liabilities	16,596,774	15,970,131

Stockholders’ equity (deficit):
Class A common stock; $1 par value per share; 10,000 shares authorized; 2,000 shares issued and outstanding	2,000	2,000
Class B common stock; $1 par value per share; 5,000 shares authorized; none issued or outstanding	—	—
Additional paid-in capital	—	—
Retained income (deficit)	13,003,149	(7,977,259)

Total stockholders’ equity (deficit)	13,005,149	(7,975,259)

	$29,601,923	$7,994,872

See accompanying notes to the consolidated financial statements.

CNL HOSPITALITY CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

For the Years Ended December 31, 2003 and 2002

	2003	2002

Revenue:
Acquisition fees	$52,187,955	$22,009,482
Debt acquisition fees	42,167,399	7,454,694
Development fees	2,681,105	6,409,677
Management fees	12,478,171	6,696,396
Interest and other income	1,633,904	928,629

	111,148,534	43,498,878

Expenses:
Corporate services provided by related parties	31,892,640	13,450,239
Salaries and benefits	9,541,697	4,530,634
General and administrative	4,003,461	2,349,038
Rent	783,821	552,418
Depreciation and amortization	203,789	167,427
Interest	1,966,940	2,212,867

	48,392,348	23,262,623

Income before income tax expense	62,756,186	20,236,255
Income tax expense	23,615,153	7,619,305

Net income	$39,141,033	$12,616,950

See accompanying notes to the consolidated financial statements.

CNL HOSPITALITY CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

For the Years Ended December 31, 2003 and 2002

		Additional	Retained
	Common	Paid-in	Earnings
	Stock	Capital	(Deficit)	Total

Balance at December 31, 2001	$2,000	$—	$(12,534,829)	$(12,532,829)
Dividends paid	—	—	(8,059,380)	(8,059,380)
Net income	—	—	12,616,950	12,616,950

Balance at December 31, 2002	$2,000	$—	$(7,977,259)	$(7,975,259)

Dividends paid	—	—	(18,160,625)	(18,160,625)
Net income	—	—	39,141,033	39,141,033

Balance at December 31, 2003	$2,000	$—	$13,003,149	$13,005,149

See accompanying notes to the consolidated financial statements.

CNL HOSPITALITY CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2003 and 2002

	2003	2002

Cash flows from operating activities:
Net income	$39,141,033	$12,616,950
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	175,036	138,168
Amortization expense	28,753	29,259
Loss/(Gain) on disposal of fixed assets	1,018	(4,797)
Changes in operating assets and liabilities:
Due from related parties	(12,160,357)	(1,480,653)
Other assets	25,068	(16,811)
Accounts payable and accrued expenses	1,419,631	97,290
Due to related parties	2,552,308	(282,992)
Income taxes payable	(1,894,186)	1,429,590
Deferred rent expense	85,163	79,513

Net cash provided by operating activities	29,373,467	12,605,517

Cash flows from investing activities:
Purchases of property and equipment	(270,629)	(52,798)
Proceeds from sale of property and equipment	2,889	—

Net cash used in investing activities	(267,740)	(52,798)

Cash flows from financing activities:
Payment of loan costs	—	(4,866)
Principal payments on notes payable	(1,500,000)	(1,500,784)
Principal payments on capital lease obligations	(36,273)	(31,152)
Dividends paid to stockholders	(18,160,625)	(8,059,380)

Net cash used in financing activities	(19,696,898)	(9,596,182)

Net increase in cash and cash equivalents	9,408,829	2,956,537
Cash and cash equivalents at beginning of period	4,782,642	1,826,105

Cash and cash equivalents at end of period	$14,191,471	$4,782,642

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$1,966,940	$2,212,867

Cash paid during the year for income taxes	$25,509,339	$6,189,715

See accompanying notes to the consolidated financial statements.

CNL HOSPITALITY CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2003 and 2002

1.     Significant Accounting Policies

Organization and Nature of Business

      CNL Hospitality Corp. (the “Company”), a Florida C corporation, was organized on January 7, 1997. The Company is owned by CNL Real Estate Services, Inc., (the “Parent”) (90 percent), a wholly-owned subsidiary of CNL Financial Group, Inc. (“CFG”), and Five Arrows Realty Securities II L.L.C. (“Five Arrows”) (10 percent).

      The Company and its wholly-owned subsidiary, CNL Hotel Development Company (“CHD”), provide management, advisory and administrative services, and assist in developing and identifying hotel and resort properties for CNL Hospitality Properties, Inc. and subsidiaries (“CHP”).

Principles of Consolidation

      The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated.

Cash and Cash Equivalents

      The Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents. Cash and cash equivalents consist of demand deposits at commercial banks and money market funds. Cash equivalents are stated at cost, which approximates fair value.

      Cash accounts maintained on behalf of the Company in demand deposits at commercial banks and money market funds may exceed federally insured levels; however, the Company has not experienced any losses in such accounts.

Property and Equipment

      Property and equipment is stated at cost less accumulated depreciation. Depreciation is recognized principally on an accelerated method using the estimated useful lives of the property and equipment ranging from 3 to 15 years.

Investment

      The Company accounts for its common stock investment in CHP, an unlisted real estate investment trust, using the cost method. The cost of this investment approximates fair value.

Revenue Recognition

      Revenues include fees earned for providing management, advisory and administrative services to CHP. In addition, fees are earned for providing assistance in identifying hotel and resort properties for acquisition at an amount equal to 4.5 percent of CHP’s gross offering proceeds and loan proceeds from permanent financing.

      Fees are earned for providing assistance during the development, construction and renovation of hotel and resort properties in an amount equal to a negotiated percentage of anticipated total project costs. Development fees are recognized when the related services are performed.

Income Taxes

      The Company’s taxable income or loss is included in its Parent’s consolidated federal and state income tax returns. The Company accounts for income taxes as if it were filing tax returns on a stand-alone basis using an asset and liability approach; this approach requires the recognition of deferred tax assets and liabilities for

CNL HOSPITALITY CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the Years Ended December 31, 2003 and 2002

the expected future tax consequences of events that have been recognized in the Company’s consolidated financial statements of tax returns. In estimating future tax consequences, the Company considers all expected future events other than enactments of change in the tax law or rates. Changes in tax laws or rates will be recognized in the future years in which they occur.

Loan Costs

      Loan costs consist of costs incurred in connection with the term loan agreement. These costs are being amortized over the term of the loan using the straight-line method which approximates the effective interest method.

Reclassification

      Certain items in the prior year’s financial statements have been reclassified to conform with the 2003 presentation. These reclassifications had no effect on stockholders’ equity or net earnings.

Use of Estimates

      Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

2.     Related Party Transactions

      One of the principal shareholders of the Parent and CFG is a stockholder, director and officer of CHP and is an officer and director of the Company. Additionally, the President of CFG, who is an officer of the Company, is a director and officer of CHP.

      The Company’s fee revenue is primarily earned for services provided to CHP. The Company and CHP have entered into an advisory agreement pursuant to which the Company earns a monthly management fee equal to one-twelfth of 0.6 percent of CHP’s real estate asset value and the outstanding principal amount of any mortgage loans as of the end of the preceding month. Management fees earned under the CHP agreement for the years ended December 31, 2003 and 2002, were $12,478,171 and $6,696,396, respectively. The Company has allowed CHP to defer the payment of the current year’s asset management fees until September 2004.

      The Company is also entitled to receive acquisition fees for services rendered in identifying properties and structuring the terms of leases of the properties and negotiating mortgage loans equal to 4.5 percent of gross proceeds from CHP offerings and loan proceeds from permanent financing. Total acquisition fees of $94,355,354 and $29,464,176 were earned for the years ended December 31, 2003 and 2002, respectively. The Company pays CFG a fee ranging from one to 2.75 percent of gross proceeds from CHP offerings for branding, executive management and other corporate services. The Company paid $31,892,640 and $13,450,239 to CFG for these services during the years ended December 31, 2003 and 2002, respectively.

      The Company is entitled to receive fees in connection with the development, construction, and renovation of properties. The company earned $2,421,105 and $6,129,677 of such fees from related entities for the years ended December 31, 2003 and 2002, respectively.

      The Company also is entitled to earn a subordinated disposition fee, a subordinated share of net sales proceeds, and secured equipment lease servicing fees from CHP. No such fees were earned during the years ended December 31, 2003 and 2002.

CNL HOSPITALITY CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the Years Ended December 31, 2003 and 2002

2.     Related Party Transactions — (Continued)

      The Company is required under the terms of its advisory agreement with CHP to reimburse CHP for operating expenses if CHP’s operating expenses paid or incurred exceed, in any four consecutive fiscal quarters, the greater of 2 percent of CHP’s average invested assets or 25 percent of net income (“Expense Cap”). For the years ended December 31, 2003 and 2002, no reimbursement was required.

      The Company provides accounting and administrative services to CHP and other related companies for which it receives personnel reimbursement fees, in addition to the fees described above. For the years ended December 31, 2003 and 2002, such reimbursements amounted to $1,596,396 and $876,234, respectively, and are included in interest and other income in the accompanying consolidated statements of income.

      Amounts due from related parties at December 31, 2003 and 2002, consist of the following:

	2003	2002

Acquisition fees (CHP)	$1,262,406	$363,690
Development fees (CHP)	154,312	1,126,224
Management fees (CHP)	12,478,171	679,233
Other	731,264	296,649

	$14,626,153	$2,465,796

      Amounts due to related parties at December 31, 2003 and 2002, consist of the following:

	2003	2002

Corporate Services Fee	$771,470	$—
Amounts paid by Parent on behalf of the Company and accounting and administrative services (Parent)	1,780,838	—

	$2,552,308	$—

      Amounts due are unsecured and non-interest bearing. There are no defined repayment terms.

      The Company is a party to leases with CFG relating to certain office equipment and furniture, which are accounted for as capital leases. At December 31, 2003 and 2002, property and equipment included furniture and equipment under capital leases of approximately $234,361; less accumulated depreciation of approximately $135,079 and $101,586, respectively. The following represents the minimum lease payments required under the capital lease obligations, as of December 31, 2003:

2004	$41,519
2005	41,519
2006	41,519
Thereafter	3,160

127,717
Less amount representing interest	14,970

Present value of minimum lease payments	$112,747

      Interest incurred related to these leases was $10,662 and $13,244 for the years ended December 31, 2003 and 2002, respectively.

CNL HOSPITALITY CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the Years Ended December 31, 2003 and 2002

2.     Related Party Transactions — (Continued)

      The Company maintains bank accounts in a bank in which certain officers and directors of the Company serve as directors and are stockholders. The amounts deposited with this bank were $14,191,471 and $4,782,642 at December 31, 2003 and 2002, respectively.

3.     Property and Equipment, net

      Property and equipment consist of the following at December 31:

	2003	2002

Furniture and fixtures	$428,453	$372,802
Computer equipment and software	511,998	312,159
Leasehold improvements	48,347	40,980

	988,798	725,941
Less accumulated depreciation	(528,909)	(357,738)

	$459,889	$368,203

4.     Note Payable to Minority Shareholder

      The Company entered into a $15,000,000 term loan agreement with Five Arrows, its minority shareholder, on June 26, 2001. The loan has a five year term, bears interest at a rate of 16% and requires monthly payments of $125,000 plus interest. The term loan contains restrictive financial and other covenants including, but not limited to, a requirement for consolidated EBITDA, as defined, to be not less than $625,000 per quarter and working capital to be not less than $1,000,000, as defined. The following presents the minimum payments required under the loan agreement, as of December 31, 2003:

2004	$1,500,000
2005	1,500,000
2006	8,250,000

$11,250,000

      Interest incurred relating to this loan was $1,956,278 and $2,199,623, for the years ended December 31, 2003 and 2002, respectively.

5.     Income Taxes

      The provision for income taxes consisted of the following for the years ended December 31:

	2003	2002

Current:
Federal	$20,163,563	$6,501,879
State	3,451,590	1,117,426

	$23,615,153	$7,619,305

      At December 31, 2003 and 2002, there were no deferred income taxes.

CNL HOSPITALITY CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the Years Ended December 31, 2003 and 2002

6.     Dividends

      Cash dividends paid during the years ended December 31, 2003 and 2002 were $18,160,625 and $8,059,380, respectively.

7.     Profit Sharing Plan

      Employees of the Company are included in the Parent’s defined contribution profit sharing plan (the “Plan”). The Plan is designed in accordance with the applicable sections of the Internal Revenue Code, and is not subject to minimum funding requirements. The Plan covers all eligible employees of the Company and its subsidiary upon completion of six months of service. The employees may elect to contribute up to a maximum of 15 percent of their salary under Internal Revenue Service regulations. The Company matches 50 percent of the first 6 percent of each employee’s contribution up to a maximum of 3 percent of their salary. For the years ended December 31, 2003 and 2002, the Company’s contribution, including administration costs, amounted to approximately $77,538 and $63,777, respectively, and is included in salaries and benefits in the accompanying consolidated statements of income.

8.     Rights of Common Stockholders

      Each share of Class A common stock is entitled to one vote. The rights of the Class B common stock are as follows:

•	each share of Class B common stock is equivalent to one tenth of a share of Class A common stock with regard to all matters, including voting rights, participation in payment of dividends, and distribution in liquidation of the Company; and

•	if the Company is a participant in a merger or consolidation that results in the conversion, exchange or cancellation of the outstanding shares of Class A common stock or the sale or transfer of all or substantially all of the assets of the Company, then in such event each holder of the Class B common stock shall be entitled to the same consideration as the holder of an equivalent number of shares of Class A common stock.

      Neither class of stockholders have cumulative voting rights. Further, no stockholder, except as discussed in the preceding paragraph, shall have preemptive rights.

9.     Subsequent Events

      During the period January 1 through February 20, 2004, the Company paid cash dividends of $10,422,168.

      On March 23, 2004, the Company issued 1,377.11 shares of Class B common stock at $6,580.18 per share. 1,239.40 of these shares are subject to shareholder’s agreements which restrict the transfer and encumbrance of such stock.

      On March 24, 2004, the Company amended its Articles of Incorporation with respect to the Class B common stock such that each share of Class B common stock is equivalent to 1/100th of a share of Class A common stock with regard to all matters, including voting rights, participation in payment of dividends, and distribution in liquidation of the Company.

      Through March 31, 2004, the Company paid additional cash dividends of $10,268,386.

KSL Recreation Corporation

and Subsidiaries

Consolidated Financial Statements as of

October 31, 2003 and 2002 and for Each of the
Three Years in the Period Ended October 31, 2003
and Independent Auditors’ Report

INDEPENDENT AUDITORS’ REPORT

Board of Directors and Stockholders

KSL Recreation Corporation

      We have audited the accompanying consolidated balance sheets of KSL Recreation Corporation and subsidiaries (the “Company”) as of October 31, 2003 and 2002 and the related consolidated statements of operations and comprehensive operations, stockholders’ equity and cash flows for each of the three years in the period ended October 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of KSL Recreation Corporation and subsidiaries as of October 31, 2003 and 2002 and the results of their operations and their cash flows for each of the three years in the period ended October 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

      As discussed in Note 1 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, effective November 1, 2002. As further discussed in Notes 1 and 18 to the consolidated financial statements, the Company sold certain of its assets, net of related liabilities, comprising separate operating businesses during the year ended October 31, 2003. Accordingly, the assets and related liabilities have been classified as held for sale and the operating results of these businesses have been classified as discontinued operations. The consolidated financial statements for the years ended October 31, 2002 and 2001 have also been restated to classify the assets and related liabilities of these businesses as held for sale and the related operating results as discontinued operations.

      As discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for goodwill and other intangible assets effective November 1, 2001, and its method of accounting for derivative instruments and hedging activities effective November 1, 2000.

/s/ Deloitte & Touche LLP

Los Angeles, California

February 12, 2004

KSL RECREATION CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

October 31, 2003 and 2002

	2003	2002

	(In thousands, except share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$146,729	$67,303
Restricted cash	36,517	12,789
Trade receivables, net of allowance for doubtful receivables of $760 and $940, respectively	22,687	24,741
Inventories	8,884	8,957
Current portion of notes receivable	5,647	5,761
Prepaid expenses and other current assets	10,861	4,486
Income tax receivable	13,733	4,312
Deferred income taxes	9,442	6,693
Current assets of discontinued operations held for sale	12,626	16,213

Total current assets	267,126	151,255
Property and equipment — net	909,247	914,899
Notes receivable from affiliates	1,930	14,288
Notes receivable — less current portion	6,439	5,326
Restricted cash — less current portion	18,855	14,534
Goodwill	120,125	120,125
Other intangible assets — net	158,138	165,706
Other assets	7,234	5,494
Non-current assets of discontinued operations held for sale	140,501	177,546

TOTAL	$1,629,595	$1,569,173

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$12,598	$13,608
Accrued liabilities	68,932	49,442
Current portion of long-term debt		4,587
Current portion of obligations under capital leases	1,527	1,510
Customer and other deposits	27,076	26,283
Deferred income and other	4,320	5,009
Dividends payable	159,251
Current liabilities of discontinued operations held for sale	13,534	14,147

Total current liabilities	287,238	114,586
Long-term debt — less current portion	794,000	764,960
Obligations under capital leases — less current portion	38,866	39,736
Other liabilities	8,274	10,993
Member deposits	185,045	164,792
Deferred income taxes	34,495	31,348
Non-current liabilities of discontinued operations held for sale	71,287	65,053
COMMITMENTS AND CONTINGENCIES (Note 12)
STOCKHOLDERS’ EQUITY:
Common stock, $0.01 par value — 700,000 shares authorized; 549,142 and 551,042 shares issued and outstanding, respectively	5	5
Additional paid-in capital	213,863	327,901
Notes receivable from stockholders		(2,188)
Retained earnings		56,532
Accumulated other comprehensive loss — net of tax	(3,478)	(4,545)

Total stockholders’ equity	210,390	377,705

TOTAL	$1,629,595	$1,569,173

See accompanying notes to consolidated financial statements.

KSL RECREATION CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE OPERATIONS

Years Ended October 31, 2003, 2002 and 2001

	2003	2002	2001

	(In thousands)
REVENUES:
Resort	$466,737	$463,388	$479,425
Real estate	—	27,978	27,262

Total revenues	466,737	491,366	506,687

EXPENSES:
Payroll and benefits	190,840	160,695	163,391
Other expenses	156,918	158,970	168,802
Depreciation and amortization	59,567	57,964	60,669
Cost of real estate	—	10,834	19,109

Total expenses	407,325	388,463	411,971

INCOME FROM OPERATIONS	59,412	102,903	94,716

OTHER INCOME (EXPENSE):
Interest income	2,255	3,953	7,335
Interest expense	(44,930)	(62,917)	(72,552)
Loss on extinguishment of debt	(25,007)	—	—
Other expense	(3,292)	(3,355)	(5,075)

Other expense — net	(70,974)	(62,319)	(70,292)

(LOSS) INCOME BEFORE INCOME TAXES	(11,562)	40,584	24,424
INCOME TAX (BENEFIT) EXPENSE	(3,967)	16,567	10,790

NET (LOSS) INCOME FROM CONTINUING OPERATIONS	(7,595)	24,017	13,634
DISCONTINUED OPERATIONS (Note 18):
Losses from discontinued operations, net of tax benefit of $14,849, $2,009 and $401, respectively	(23,819)	(6,077)	(6,336)
Gain on sale of discontinued operations, net of tax expense of $11,375	17,139	—	—

	(6,680)	(6,077)	(6,336)

NET (LOSS) INCOME	$(14,275)	$17,940	$7,298

COMPREHENSIVE (LOSS) INCOME:
Net (loss) income	$(14,275)	$17,940	$7,298
Cumulative effect of change in accounting principle — net of tax			2,728
Change in fair value of derivative instruments — net of tax	1,067	6,322	(13,595)

COMPREHENSIVE (LOSS) INCOME	$(13,208)	$24,262	$(3,569)

See accompanying notes to consolidated financial statements.

KSL RECREATION CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

Years Ended October 31, 2003, 2002 and 2001

				Notes		Accumulated
	Common Stock		Additional	Receivable		Other
			Paid-In	from	Retained	Comprehensive
	Shares	Amount	Capital	Stockholders	Earnings	(Loss) Income	Total

	(In thousands, except share data)
BALANCE — November 1, 2000	551,185	$5	$325,262	$(2,719)	$31,294	$—	$353,842
Retirement of notes receivable from stockholders	(50)		(63)	63
Stock-based compensation (Note 16)			545				545
Net income					7,298		7,298
Other comprehensive loss						(10,867)	(10,867)

BALANCE — October 31, 2001	551,135	5	325,744	(2,656)	38,592	(10,867)	350,818
Retirement of notes receivable from stockholders	(225)		(281)	281
Sale of common stock	132		250				250
Payment of notes receivable from stockholders				187			187
Stock-based compensation (Note 16)			2,188				2,188
Net income					17,940		17,940
Other comprehensive loss						6,322	6,322

BALANCE — October 31, 2002	551,042	5	327,901	(2,188)	56,532	(4,545)	377,705
Dividend declared			(116,994)		(42,257)		(159,251)
Purchase and retirement of common stock	(1,800)		(2,250)	2,063			(187)
Retirement of notes receivable from stockholders	(100)		(125)	125
Stock-based compensation (Note 16)			5,331				5,331
Net loss					(14,275)		(14,275)
Other comprehensive income						1,067	1,067

BALANCE — October 31, 2003	549,142	$5	$213,863	$—	$—	$(3,478)	$210,390

See accompanying notes to consolidated financial statements.

KSL RECREATION CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended October 31, 2003, 2002 and 2001

	2003	2002	2001

	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(14,275)	$17,940	$7,298
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	69,081	70,986	66,719
Amortization of debt issuance costs	6,992	3,811	2,238
Deferred income taxes	(1,432)	13,943	(1,816)
Provision for losses on trade receivables	141	523	659
Minority interests in losses of subsidiaries		(5,106)	(5,083)
Gain on sale of land		(555)
Loss on sales and disposals of property — net	5,776	3,629	5,645
Expense related to issuance of minority interests in equity of subsidiary			1,875
Gain on sale of discontinued operations	(28,514)
Loss on extinguishment of debt	25,007
Impairment of assets held for sale	19,000
Stock-based compensation	5,331	2,188	545
Changes in operating assets and liabilities — net of effect from acquisitions and dispositions:
Trade receivables	2,731	(6,581)	12,417
Inventories	160	799	171
Notes receivable	292	1,370	77
Prepaid expenses and other current assets	(15,924)	(4,425)	13,333
Other assets	(477)	7,969	5,144
Accounts payable	3,150	(5,133)	690
Accrued liabilities	19,052	16,992	(4,580)
Deferred income, customer deposits and other	215	(3,382)	6,757
Other liabilities	178	(2,221)	3,743

Net cash provided by operating activities	96,484	112,747	115,832

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of businesses — net of cash acquired	$—	$(116,013)	$(285,463)
Divestiture of subsidiaries	66,123
Proceeds from issuance of minority interests in equity of subsidiary			5,247
Purchases of property and equipment	(87,926)	(59,440)	(43,740)
Notes receivable from affiliates — net	12,358	1,806	8,905
Investment in real estate under development		1,455	4,687
Proceeds from sales of property and equipment	26	90	272
Restricted cash	(28,036)	(1,519)	(8,480)
Net proceeds from sales of land		1,224
Investment in partnerships	(124)	1,096	467

Net cash used in investing activities	(37,579)	(171,301)	(318,105)

	2003	2002	2001

	(In thousands)
CASH FLOWS FROM FINANCING ACTIVITIES:
Revolving line of credit borrowings	51,000	128,000	151,500
Revolving line of credit payments	(96,000)	(155,500)	(113,000)
Proceeds from borrowings under notes payable	802,992	326,008	175,000
Principal payments on long-term debt and obligations under capital leases	(726,628)	(281,781)	(3,895)
Member deposits and collections on member notes receivable	34,483	34,987	32,776
Membership refunds	(10,651)	(11,303)	(10,354)
Collections on notes receivable from officers		187
(Repurchase of) proceeds from sale of common stock	(187)	250
Debt extinguishment costs	(16,939)
Debt issuance costs	(16,175)	(8,136)	(4,905)

Net cash provided by financing activities	21,895	32,712	227,122

LESS CASH PROVIDED BY DISCONTINUED OPERATIONS	(1,374)	(5,529)	(682)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	79,426	(31,371)	24,167
CASH AND CASH EQUIVALENTS — Beginning of year	67,303	98,674	74,507

CASH AND CASH EQUIVALENTS — End of year	$146,729	$67,303	$98,674

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid (net of amounts capitalized)	$54,768	$52,606	$73,770

Income taxes paid	$2,624	$4,288	$7,167

NONCASH INVESTING AND FINANCING ACTIVITIES:
Obligations under capital leases	$827	$2,094	$647
Notes receivable issued for member deposits	14,336	12,060	16,204
Assumption of debt of acquired properties			59,423
Retirement of note receivable in lieu of common stock	2,188	281	63
Dividends declared but not paid	159,251
Issuance of minority interests in equity of subsidiary for acquisition of net assets			3,067
Change in fair value of derivative instruments, net of deferred tax of $(711), $(4,235) and $7,279	1,067	6,322	(10,867)

See Note 15 for details of net assets acquired in acquisitions.

See accompanying notes to consolidated financial statements.

KSL RECREATION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended October 31, 2003, 2002 and 2001
(Dollars in thousands, except per share/option data)

1.     General

      KSL Recreation Corporation (the “Company”) was incorporated on May 19, 1993 under the laws of the State of Delaware. The Company and entities in which it holds ownership interests are involved in the ownership and management of resorts, golf courses, private clubs, spas and activities related thereto.

      As of October 31, 2003, the Company has seven principal wholly owned investments: (1) KSL Desert Resorts, Inc. (“Desert Resorts”), a Delaware corporation; (2) KSL Grand Wailea Resort, Inc. (“Grand Wailea”), a Delaware corporation; (3) KSL Arizona Biltmore, Inc. (“The Biltmore”), a Delaware corporation; (4) KSL Florida Holdings, Inc. (“Doral”), a Delaware corporation; (5) KSL La Costa Corporation (“La Costa”), a Delaware corporation; (6) KSL Claremont Resort, Inc. (“The Claremont”), a Delaware corporation; and (7) KSL Georgia Holdings, Inc. (“Lake Lanier”), a Delaware corporation. Desert Resorts owns and operates the PGA WEST golf courses, the La Quinta Resort & Club and related activities in La Quinta, California. Grand Wailea owns and operates the Grand Wailea Resort Hotel & Spa in Maui, Hawaii. The Biltmore owns and operates the Arizona Biltmore Resort and Spa and related activities in Phoenix, Arizona. Doral owns and operates the Doral Golf Resort and Spa in Miami, Florida. La Costa owns and operates the La Costa Resort and Spa and related activities in Carlsbad, California. The Claremont owns and operates The Claremont Resort & Spa and related activities in the Berkeley Hills area near San Francisco, California. Lake Lanier leases and manages a resort recreation area known as Lake Lanier, outside of Atlanta, Georgia. During 2003, the Company, through its wholly owned subsidiary KSL Grand Traverse Resort, Inc. (“Grand Traverse”), completed the sale of substantially all assets and liabilities of Grand Traverse, which owned a resort and related activities outside of Traverse City, Michigan (see Note 18).

      On December 22, 2000, the Company, through a wholly owned subsidiary, acquired certain assets and assumed certain liabilities comprising the Arizona Biltmore Resort & Spa, located in Phoenix, Arizona. The purchase price of the Property was $335,000 (excluding transaction costs of approximately $1,500 and a working capital purchase price adjustment of approximately $8,300). As part of the purchase consideration, the Company assumed a mortgage of $59,423 (Note 15).

      On November 16, 2001, the Company, through a wholly owned subsidiary, acquired certain assets and assumed certain liabilities comprising the La Costa Resort and Spa, located in Carlsbad, California. The purchase price of the property was $120,000 (excluding transaction costs of approximately $4,600, membership liabilities of $7,100 and a positive working capital purchase price adjustment of $8,500). The Company financed the acquisition with existing cash and debt issued under its Amended and Restated Credit Agreement (see Note 15). Subsequent to October 31, 2003, the Company sold substantially all of the assets and liabilities of La Costa (see Note 19).

      Adoption of Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, and Discontinued Operations — The Company adopted Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, effective November 1, 2002. In connection with the sale of Grand Traverse and club essential and the pending sale of La Costa, the assets and related liabilities of these businesses have been classified as held for sale and the related operating results have been classified as discontinued operations. The consolidated financial statements for the years ended October 31, 2002 and 2001 have also been restated to classify the assets and related liabilities of these businesses as held for sale and the related operating results as discontinued operations (see Note 18).

KSL RECREATION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended October 31, 2003, 2002 and 2001
(Dollars in thousands, except per share/option data)

2.	Summary of Significant Accounting Policies

      Basis of Presentation — The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

      Basis of Consolidation — The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Investments in 50%-or-less owned affiliates, over which the Company’s management has significant influence, are accounted for using the equity method of accounting. Under the equity method of accounting, the investment is carried at cost and adjusted each year for the appropriate share of investee income or loss and any cash contributions or distributions. All intercompany transactions and balances have been eliminated in the accompanying consolidated financial statements.

      Change in Accounting for Derivative Instruments and Hedging Activities — Effective November 1, 2000, the Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. All derivatives, whether designated in hedging relationships or not, are required to be recorded on the balance sheet at fair value. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings. If the derivative is designated as a cash flow hedge, the effective portions of changes in the fair value of the derivative are recorded in other comprehensive income and are recognized in the income statement when the hedged item affects earnings. Ineffective portions of changes in the fair value of cash flow hedges are recognized in earnings. SFAS No. 133 also requires that the Company formally document, designate and assess the effectiveness of transactions that receive hedge accounting.

      The adoption of SFAS No. 133 on November 1, 2000, resulted in recognition of a derivative asset of $4,585. The cumulative effect of the change in accounting for derivatives and hedging activities, net of tax, of $2,728 was recognized in other comprehensive income (“OCI”). This change in accounting also resulted in recognition of derivative gains/(losses), net of income taxes, of $1,067, $6,322 and $(13,595) during the years ended October 31, 2003, 2002 and 2001, respectively, which were included in OCI. In addition, net payments made related to these interest rate swaps of approximately $9,000, $8,800 and $3,500 were charged to earnings during the years ended October 31, 2003, 2002 and 2001, respectively.

      Change in Accounting for Goodwill and Other Intangible Assets — Effective November 1, 2001, the Company adopted SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting. It also specifies the types of acquired intangible assets that are required to be recognized and reported separate from goodwill. SFAS No. 142 requires that goodwill and certain intangibles with indefinite lives no longer be amortized, but instead tested for impairment at least annually. There was no impairment of goodwill upon adoption of SFAS No. 142 (see Note 6).

      Had the non-amortization provision of SFAS No. 142 been adopted as of November 1, 2000, net (loss) income for the years ended October 31, 2003, 2002 and 2001 would have been adjusted as follows (in thousands):

	2003	2002	2001

Reported net (loss) income for the period	$(14,275)	$17,940	$7,298
Add back: Goodwill amortization — net of tax			3,414

Adjusted net (loss) income for the period	$(14,275)	$17,940	$10,712

KSL RECREATION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended October 31, 2003, 2002 and 2001
(Dollars in thousands, except per share/option data)

      There was no goodwill acquired or goodwill impairment recognized during the years ended October 31, 2003 and 2002. During 2001, the Company acquired goodwill of $27,200 (see Note 15).

      Cash Equivalents — The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

      Restricted Cash — Certain cash balances are restricted primarily for real estate taxes, insurance, debt service, capital expenditures and membership deposits.

      Inventories — Inventories are stated primarily at the lower of cost, determined on the weighted-average method, or market.

      Real Estate under Development — All direct and indirect land costs, offsite and onsite improvements, and applicable interest and carrying costs are capitalized to real estate under development. Capitalized costs are included in real estate under development and expensed as real estate is sold; marketing costs are expensed in the period incurred. Land and land development costs are accumulated by project and are allocated to individual residential units, principally using the relative sales value method. Profit from sales of real estate under development is recognized upon closing using the full accrual method of accounting, provided that all the requirements prescribed by SFAS No. 66, Accounting for Sales of Real Estate, have been met.

      Property and Equipment — Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Generally, the estimated useful lives are 15 to 40 years for buildings and improvements and 3 to 10 years for furniture, fixtures and equipment. Improvements are capitalized, while maintenance and repairs are charged to expense as incurred. Assets under capital leases are amortized using the straight-line method over the shorter of the lease term or estimated useful lives of the assets. Depreciation of assets under capital leases is included in depreciation and amortization expense in the accompanying consolidated statements of operations. Operating equipment consisting of china, silver, glassware and linens is recorded using the base stock inventory method. Under this method, the operating equipment is recorded at an unchanging amount (as determined by either the cost to establish the new stock inventory or the estimated fair value of the stock inventory when acquired in a business purchase). Subsequent purchases are charged to expense when incurred.

      Long-Lived Assets — Management regularly reviews real estate, property and equipment and other long-lived assets, including certain identifiable intangibles and goodwill, for possible impairment. This review occurs annually, or more frequently if events or changes in circumstances indicate the carrying amount of the asset may not be recoverable. If there is indication of impairment of real estate, property and equipment, or amortizable intangible assets, then management prepares an estimate of future cash flows (undiscounted and without interest charges) expected to result from the use of the asset and its eventual disposition. If these cash flows are less than the carrying amount of the asset, an impairment loss is recognized to write down the asset to its estimated fair value. The fair value is estimated at the present value of the future cash flows discounted at a rate commensurate with management’s estimates of the business risks. Annually, or earlier if there is indication of impairment of identified intangible assets not subject to amortization, management compares the estimated fair value with the carrying amount of the asset. An impairment loss is recognized to write down the intangible asset to its fair value if it is less than the carrying amount. Annually, or earlier if there is indication of impairment of goodwill, management compares the fair value of the reporting unit to its carrying value. If the estimated fair value of the related reporting unit is less than the carrying amount, an impairment loss is recognized to write down the goodwill to its implied fair value. Real estate assets, if any, for which management has committed to a plan to dispose of the assets, whether by sale or abandonment, are reported at the lower of carrying amount or fair value less cost to sell. In that regard, the net assets of La Costa have been written down to the fair value (less cost to sell), which was lower than the carrying value (see Note 18).

KSL RECREATION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended October 31, 2003, 2002 and 2001
(Dollars in thousands, except per share/option data)

Preparation of estimated expected future cash flows is inherently subjective and is based on management’s best estimate of assumptions concerning expected future conditions. An impairment of $19,000 was recorded during the year ended October 31, 2003 relating to the Company’s carrying basis in La Costa (see Note 18). No other impairments were identified during the years ended October 31, 2003, 2002 or 2001.

      Debt Issuance Costs — Debt issuance costs are amortized over the life of the related debt, and the associated amortization expense is included in interest expense in the accompanying consolidated financial statements.

      Minority Interests in Equity of Subsidiaries — During 1999, the Company formed clubessential as a wholly owned subsidiary. During 2001, clubessential acquired two unrelated entities in two separate transactions accounted for under the purchase method of accounting. In addition, an affiliate and an unrelated third party made direct investments of $5,000 and $200, respectively, in clubessential during 2001. As a result of these acquisitions and direct investments, the Company owned approximately 55.1% of clubessential at October 31, 2001. Substantially all the assets and liabilities of clubessential were sold in November 2002 (see Note 18).

      Member Deposits — Member deposits represent the required deposits for certain membership plans which entitle the member to various golf, tennis and social facilities and services. Under the Company’s membership programs, deposits generally become refundable upon: (1) demand by the member after 30 years in the program, (2) the sale of the member’s home in the resort community when the home buyer purchases a new membership, (3) the member’s withdrawal from the program and a request for a refund under the “Four-for-One” program, and (4) in case of a member’s death, a request for refund by the surviving spouse.

      Under the “Four-for-One” program, a member is eligible, upon notification to the Company, to cause the Company to repurchase his or her membership and refund the related deposit. However, the Company’s obligation to repurchase a membership and refund the deposit occurs only after the Company has sold four new memberships for each member who has notified the Company under this program.

      Derivative Instruments and Hedging Activities — The Company accounts for its derivative instruments and hedging activities in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. All derivatives, whether designated in hedging relationships or not, are required to be recorded on the balance sheet at fair value. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings. If the derivative is designated as a cash flow hedge, the effective portions of changes in the fair value of the derivative are recorded in OCI and are recognized in the income statement when the hedged item affects earnings. Ineffective portions of changes in the fair value of cash flow hedges are recognized in earnings. SFAS No. 133 also requires that the Company formally document, designate and assess the effectiveness of transactions that receive hedge accounting.

      The Company uses derivatives instruments, such as interest rate swaps and caps, to manage exposures to interest rate risks in accordance with its risk management policy. The Company’s objectives for holding derivatives are to minimize the risks using the most effective methods to eliminate or reduce the impacts of these exposures. The Company does not use derivative financial instruments for trading purposes. When applicable and in accordance with its risk management policy, the Company uses the short-cut or matched terms method assuming no ineffectiveness to account for its hedging instruments in accordance with SFAS No. 133.

      Income Taxes — The Company accounts for income taxes using an asset and liability approach. Under this method, a deferred tax liability or asset is recognized for the estimated future tax effects attributable to

KSL RECREATION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended October 31, 2003, 2002 and 2001
(Dollars in thousands, except per share/option data)

temporary differences in the recognition of accounting transactions for tax and reporting purposes and from carryforwards. Measurement of the deferred items is based on enacted tax laws. In the event the future consequence of differences results in a deferred tax asset, management determines the probability of being able to realize the future benefits indicated by such asset. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that some portion or all of the deferred tax asset will not be realized. The Company is included in the combined state income tax returns filed by the Company and an affiliate. Pursuant to the terms of an agreement between the Company and the affiliate, current and deferred state income tax expenses and benefits are provided to the members of the tax-sharing group based on their allocable share of the combined taxable income or loss. The combined state tax liabilities are allocated based on each member’s apportioned share of the combined state tax liabilities. Any difference between the apportioned combined state tax liability and the affiliate’s liability, computed as if filed on a stand-alone basis, is treated as a payable or receivable to/ from the affiliate.

      Revenue Recognition — Revenues related to dues and fees are recognized as income in the period in which the service is provided. Other revenues are recognized at the time of delivery of products or rendering of service.

      Stock-Based Compensation — The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Under APB Opinion No. 25, no compensation expense is recognized because the exercise price of the Company’s employee stock options equals the market price of the underlying stock at the date of the grant. In December 2002, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure — an amendment of FASB Statement No. 123. SFAS No. 148 amends SFAS No. 123, Accounting for Stock-Based Compensation, and is effective immediately upon issuance. SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair-value-based method of accounting for stock-based employee compensation as well as amending the disclosure requirements of SFAS No. 123 to require interim and annual disclosures about the method of accounting for stock-based compensation and the effect of the method used on reported results. The Company follows the requirements of APB Opinion No. 25 and the disclosure-only provision of SFAS No. 123, as amended by SFAS No. 148. Had compensation cost for the Company’s stock option plans been determined based upon the fair value at the grant date for awards under these plans consistent with the methodology prescribed under SFAS No. 123, the Company’s 2003, 2002 and 2001 net (loss) income would have been as follows:

	2003	2002	2001

Net (loss) income, as reported	$(14,275)	$17,940	$7,298
Less total expense determined under fair value accounting for all awards — net of tax	(4,582)	(2,769)	(2,100)

Pro forma net (loss) income	$(18,857)	$15,171	$5,198

      The fair value of the options granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: no dividend yield, volatility of zero, average risk-free interest rate of 3%, assumed forfeiture rate of 0% and an expected life of 9 years.

      Fair Value of Financial Instruments — The carrying amounts of cash and cash equivalents, trade receivables, other receivables, accounts payable and accrued liabilities approximate their fair values because of the short maturity of these financial instruments. Notes receivable approximate fair value as the interest rates charged approximate currently available market rates. Based on the borrowing rates currently available to the Company for debt with similar terms and maturities and the traded value of the senior subordinated

KSL RECREATION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended October 31, 2003, 2002 and 2001
(Dollars in thousands, except per share/option data)

redeemable notes, the fair value of notes payable and obligations under capital leases approximates the carrying value of these liabilities in all material respects. Member deposits are refundable without interest in 30 years or sooner under certain criteria and circumstances, and accordingly, fair value has not been determined due to the uncertain timing of related cash flow.

      Use of Estimates — The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America necessarily requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant estimates in these consolidated financial statements include allowances for doubtful accounts receivable, estimates of future cash flows associated with assets, fair value of long-lived assets, useful lives for depreciation and amortization, estimated workers’ compensation and general liability reserves, and the fair values of financial instruments. Actual results could differ from these estimates.

      Risks and Uncertainties — During fiscal 2003, the Company employed approximately 7,000 persons during its peak seasons and approximately 6,000 persons during its off-peak seasons. Unions represent none of the employees at Desert Resorts, Doral, Grand Traverse or Lake Lanier. At Grand Wailea, one union represents approximately 76% of its 1,200 employees. At The Biltmore, one union represents less than 1% of its 1,100 employees. At The Claremont, three unions represent approximately 51% of its 600 employees. At La Costa, three unions represent approximately 58% of its 716 employees. The Company is continually engaged in collective bargaining with unions at The Biltmore, La Costa and The Claremont.

      Comprehensive Income — The Company reports comprehensive income in accordance with SFAS No. 130, Reporting Comprehensive Income. This statement defines comprehensive income as the changes in equity of an enterprise except those resulting from stockholders’ transactions. Accordingly, comprehensive income includes certain changes in equity that are excluded from net income. The Company’s only comprehensive income items were net income, the cumulative effect of change in accounting principle from the adoption of SFAS No. 133 and the change in fair value of derivative instruments.

      Recent Accounting Pronouncements — In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which addresses financial accounting and reporting for costs associated with exit or disposal activities and supersedes Emerging Issues Task Force (“EITF”) Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF Issue No. 94-3, a liability for an exit cost as defined in EITF Issue No. 94-3 was recognized at the date of an entity’s commitment to an exit plan. SFAS No. 146 also establishes that the liability should initially be measured and recorded at fair value. The Company adopted the provisions of SFAS No. 146 for exit or disposal activities initiated after December 31, 2002.

      In November 2002, the FASB issued FASB Interpretation No. (“FIN”) 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation SFAS Nos. 5, 57 and 107, and rescission of FIN 34, Disclosure of Indirect Guarantees of Indebtedness of Others. FIN 45 elaborates on the disclosures to be made by the guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also requires that a guarantor recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, while the provisions of the disclosure requirements are effective for financial statements of interim or annual periods

KSL RECREATION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended October 31, 2003, 2002 and 2001
(Dollars in thousands, except per share/option data)

ending after December 15, 2002. The Company adopted such interpretation on November 1, 2002 with no material impact to the consolidated financial statements (see Note 12).

      In January 2003, the FASB issued FIN 46(R), Consolidation of Variable Interest Entities — an interpretation of ARB No. 51, and revised in December 2003. FIN 46(R) requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46(R) is effective for all new variable interest entities created or acquired after December 31, 2003. For variable interest entities created or acquired prior to December 31, 2003, the provisions of FIN 46(R) must be applied for the first interim or annual period beginning after December 15, 2004. The Company does not expect that the adoption of FIN 46(R) will have a material impact on its consolidated financial position, results of operations or cash flows, as the Company has no interests in variable interest entities.

      In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Instruments with Characteristics of Both Liabilities and Equity, as amended by various FASB staff positions posted in October and November 2003, which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires that an issuer classify a financial instrument that is within its scope which may have previously been reported as equity, as a liability (or an asset in some circumstances). This statement is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is generally effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities, which are subject to the provision of this statement for the first fiscal period beginning after December 15, 2004. The Company does not believe that the adoption of SFAS No. 150 will have a significant impact on its consolidated financial position, results of operations or cash flows.

      Reclassification — Certain reclassifications have been made to the 2002 and 2001 consolidated financial statements to conform to the 2003 presentation.

3.	Notes Receivable

      Notes receivable of $10,851 and $9,960 at October 31, 2003 and 2002, respectively, primarily represent notes from members related to member deposits and bear interest primarily at 10%. The majority of these member notes are due within three years. In addition, the Company has notes receivable of $1,235 and $1,127 as of October 31, 2003 and 2002, respectively, which primarily represent purchase money mortgage notes received in connection with the sale of various land parcels and a golf facility. Such notes are due at various dates primarily through 2004.

4.	Inventories

      Inventories consist of the following at October 31:

	2003	2002

Merchandise	$5,194	$5,087
Food and beverage	2,630	2,724
Supplies and other	1,060	1,146

	$8,884	$8,957

KSL RECREATION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended October 31, 2003, 2002 and 2001
(Dollars in thousands, except per share/option data)

5.	Property and Equipment

      Property and equipment consist of the following at October 31:

	2003	2002

Land and land improvements	$327,552	$325,628
Buildings and improvements	676,050	634,708
Furniture, fixtures and equipment	150,823	133,332
Operating equipment (china, silver, glassware and linen)	4,294	4,103
Construction in progress	6,974	27,838

	1,165,693	1,125,609
Less accumulated depreciation	(256,446)	(210,710)

Property and equipment — net	$909,247	$914,899

6.	Goodwill and Other Intangible Assets

      In June 2001, the FASB issued SFAS No. 141 and SFAS No. 142. SFAS No. 141 requires that all business combinations be accounted for using the purchase method and provides new criteria for recording intangible assets separately from goodwill. SFAS No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets. Goodwill and other intangible assets that have indefinite useful lives are not amortized into results of operations but, instead, will be tested at least annually for impairment and written down when impaired. The Company elected to early adopt the provisions of each statement that apply to goodwill and intangible assets acquired prior to June 30, 2001, effective November 1, 2001. However, SFAS No. 142 was immediately applicable to any goodwill and other intangible assets the Company acquired after June 30, 2001. Upon adoption, the Company ceased amortizing goodwill against its results of operations. In addition, the Company reassessed the useful lives of its other intangible assets and determined that such other intangible assets are deemed to have a definite useful life because their related future cash flows are closely associated with the operations, level of future maintenance expenditures and the useful lives of the individual resort to which they relate. Under SFAS No. 142, the Company completed a goodwill transition impairment test, and no impairment was identified.

      The gross carrying amount and accumulated amortization of the Company’s amortizable intangible assets are as follows as of October 31:

	2003			2002

	Gross			Gross
Intangible Asset (Weighted-	Carrying	Accumulated	Net Book	Carrying	Accumulated	Net Book
Average Amortization Period)	Amount	Amortization	Value	Amount	Amortization	Value

Trade names (23 years)	$91,432	$12,898	$78,534	$91,432	$9,241	$82,191
Management contracts (20 years)	26,872	5,195	21,677	26,872	4,120	22,752
Golf rights (25 years)	25,775	2,921	22,854	25,775	1,890	23,885
Membership contracts (15 years)	13,136	4,118	9,018	13,136	3,257	9,879
Debt issuance costs (2 years)	16,166	4,042	12,124	21,768	9,328	12,440
Lease agreements (25 years)	15,712	1,781	13,931	15,712	1,153	14,559

	$189,093	$30,955	$158,138	$194,695	$28,989	$165,706

KSL RECREATION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended October 31, 2003, 2002 and 2001
(Dollars in thousands, except per share/option data)

      Amortization expense recorded on the intangible assets, excluding debt issuance costs, for each of fiscal years 2003, 2002 and 2001 was $7,253, $7,253 and $6,608, respectively. As a result of adoption of SFAS No. 142, there were no changes to amortizable lives or amortization methods. The estimated amortization expense for the Company’s other intangible assets for each of the five succeeding fiscal years is as follows:

Years Ending
October 31

2004	$15,282
2005	11,241
2006	7,253
2007	7,253
2008	7,253

      The Company, through a wholly owned subsidiary, has general and limited partner interests in certain limited partnerships whose principal assets are undeveloped commercial and residential real estate parcels. The aggregate assets and liabilities of the limited partnerships are approximately $6,488 and $327, respectively, at October 31, 2003, and $7,378 and $474, respectively, at October 31, 2002. The aggregate results of operations for the limited partnerships resulted in net income of $72, $12,232 and $4,818 for 2003, 2002 and 2001, respectively, of which the Company recognized income of $1, $119 and $48 for 2003, 2002 and 2001, respectively. In addition, during 2002 and 2001, the Company recorded income of $434 and $218, respectively, representing cumulative, noncompounding 6% annual return on the Company’s aggregate contributions as a Class A limited partner, from one of the partnerships. The Company did not earn similar income in 2003. Partnership income or losses are accounted for under the equity method and are included in other expenses in the consolidated financial statements.

7.	Accrued Liabilities

      Accrued liabilities consist of the following at October 31:

	2003	2002

Accrued interest payable	$2,956	$11,044
Dividend rights payable	21,645
Accrued payroll and benefits	14,211	12,029
Accrued workers’ compensation and general liability reserves	11,229	9,439
Gift certificates liability	6,971	6,561
Other accrued liabilities	11,920	10,369

	$68,932	$49,442

KSL RECREATION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended October 31, 2003, 2002 and 2001
(Dollars in thousands, except per share/option data)

8.	Long-Term Debt

      Long-term debt consists of the following at October 31:

	2003	2002

CMBS Mortgage notes payable, with interest-only payments at London Interbank Offered Rate (“LIBOR”) plus 0.55% to LIBOR plus 2.85% (2.82% at October 31, 2003), principal due at maturity in May 2005	$794,000	$—
Mortgage notes payable, with interest-only payments at LIBOR plus 2.75% to LIBOR plus 3.75% (4.47% at October 31, 2002), paid in full during 2003		275,000
Term note, payable in annual installments of $1,750 with interest payable either at prime plus 1.75% or LIBOR plus 2.75% (4.55% at October 31, 2002), paid in full during 2003		173,250
Senior subordinated redeemable notes payable, with interest payable semiannually at 10.25%, paid in full during 2003		125,000
Term notes, payable in annual installments of $1,000 with interest payable either at prime plus 1.50% or LIBOR plus 2.50% (4.21% at October 31, 2002), paid in full during 2003		95,000
Mortgage note payable, secured by The Biltmore, due in monthly principal and interest (8.25%) installments of $534, paid in full during 2003		56,297
Revolving note, total available of $216,070, with interest payable at either prime plus 0.25% or LIBOR plus 1.25% (rates ranging from 3.05% to 3.08% at October 31, 2002), paid in full during 2003		45,000

	794,000	769,547
Less current portion	—	(4,587)

Long-term portion	$794,000	$764,960

      On May 7, 2003, the Company secured a commercial mortgage loan (the “CMBS Mortgage Loan”) in the amount of $794,000 from various financial institutions (the “CMBS Mortgage Refinancing”). The CMBS Mortgage Loan, secured by the majority of the Company’s resort assets, was funded in May 2003 and matures on May 12, 2005 with three 12-month extensions available at the Company’s option. Interest on the CMBS Mortgage Loan ranges from LIBOR plus 0.55% to LIBOR plus 2.85%. Proceeds from the CMBS Mortgage Loan were used for the (1) redemption of the Company’s $125,000 senior subordinated redeemable notes at a premium of $4,271, (2) payment of approximately $594,000 toward the outstanding balance of the $275,000 Grand Wailea mortgage loan, term loans and revolving credit line under the Company’s credit facility, and (3) prepayment of the mortgage note secured by The Biltmore of $68,065, including a prepayment penalty of $12,668. In addition, the Company wrote off approximately $8,068 in debt issuance costs associated with the extinguished debt and capitalized approximately $16,167 in new debt issuance costs incurred in connection with securing the CMBS Mortgage Loan. The debt issuance costs are being amortized over two years. The assets of, and the Company’s interests in, Grand Wailea, Desert Resorts, The Claremont, Doral and The Biltmore have been pledged to collateralize the CMBS Mortgage Loan.

      In addition, the Company entered into a new credit facility with a financial institution providing for a revolving credit line of up to $85,000, maturing on May 7, 2005 with two 12-month extensions available at the Company’s option. As of October 31, 2003, no amounts were outstanding on the revolving credit line. The

KSL RECREATION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended October 31, 2003, 2002 and 2001
(Dollars in thousands, except per share/option data)

Company has standby letters of credit of approximately $11,500 primarily in connection with the Company’s self-insurance programs.

      The terms of the CMBS Mortgage Loan and the new credit facility contain certain financial covenants, provide that any distributions of profits must satisfy certain terms and must be approved by the lenders, require the Company to maintain specified financial ratios, and, in some instances, govern investments, capital expenditures, asset dispositions and borrowings. In addition, mandatory prepayments are required under certain circumstances, including the sale of assets. The Company pays a commitment fee at a rate that currently is equal to 0.5% per annum on the undrawn portion of the commitments with respect to the new credit facility. Total non-use fees of approximately $128 were paid in 2003.

      In connection with the CMBS Mortgage Refinancing, the Company entered into an interest rate cap agreement with a third party whereby LIBOR incurred by the Company on its CMBS Mortgage Loan would not exceed 7.00%. The fair market value of the agreement, which expires in May 2005, is insignificant.

      Pursuant to a cash management agreement underlying the CMBS Mortgage Loan and the Grand Wailea mortgage loan, the Company is required to establish certain cash accounts for real estate taxes, insurance, debt service, capital expenditures, working capital and operating expenses. Accordingly, the cash generated from operations of the underlying secured properties was deposited into these accounts, which were maintained by a third-party servicer, and used to fund and replenish the required balances. Disbursements by the third-party servicer from these accounts are made pursuant to the terms of the agreement, which include disbursements for management fees and excess cash (as defined), which would be paid to the Company. As of October 31, 2003 and 2002, the aggregate balance of these accounts is approximately $33,582 and $4,099, respectively, and is included in restricted cash in the accompanying consolidated balance sheets.

      During 2002 and in connection with the acquisition of La Costa, the Company entered into a mortgage loan agreement with a financial institution which provides for borrowing of up to $60,000 to finance the renovation costs of such resort. The La Costa loan is secured by the assets of La Costa. Borrowings under such mortgage loan were $60,000 and $51,008 at October 31, 2003 and 2002, respectively, and bore interest at LIBOR plus 2.375%. Interest-only payments are due monthly, with principal due in full in April 2005. Subsequent to October 31, 2003, the La Costa loan was assumed by an entity affiliated with certain stockholders of the Company, which purchased the assets of La Costa (see Note 19).

      All outstanding long-term debt borrowings as of October 31, 2003 are due in the year ending October 31, 2005. However, the CMBS Mortgage Loan has three 12-month extensions available at the Company’s option.

      In March 1999, the Company entered into an interest rate swap agreement to hedge the effects of changes in interest rates. The swap was designated as a cash flow hedge as defined by SFAS No. 133. The Company does not use derivative financial instruments for trading purposes. As required by SFAS No. 133, the swap was recorded at its fair value on the accompanying consolidated balance sheet, with the change in the swap’s carrying value, net of tax, being reflected in OCI. The swap involved the exchange of the variable interest rate of 30-day LIBOR (receive) with a fixed LIBOR of 5.57% (pay). This interest rate swap agreement was denominated in dollars, had a notional principal amount of $270,000, and matured in November 2002. The counterparties to the interest swap agreement were two major financial institutions. The amounts to be received or paid pursuant to this agreement were accrued and recognized through an adjustment to interest expense in the accompanying consolidated statements of operations over the life of the agreement. Effective November 1, 2001, the Company discontinued hedge accounting for this swap and an accumulated other comprehensive loss of $5,845 was reclassified into earnings as interest expense during the year ended October 31, 2002, the remaining term of the hedged debt obligation.

KSL RECREATION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended October 31, 2003, 2002 and 2001
(Dollars in thousands, except per share/option data)

      In February 2001, the Company entered into additional interest rate swap agreements to hedge the effects of changes in interest rates on the Company’s variable rate debt, which increased significantly concurrent with The Biltmore acquisition. One agreement has a notional principal amount of $175,000 and matures in February 2004. The swap involves the exchange of the variable interest rate of 3-month LIBOR (receive) with a fixed LIBOR of 4.95% (pay). This swap is designated as a cash flow hedge as defined by SFAS No. 133 and, accordingly, is recorded at its fair value (liability of $2,171 and $7,610 at October 31, 2003 and 2002, respectively) on the accompanying consolidated balance sheets. The fair value of the swap at inception was $0, and its change in fair value from inception to October 31, 2003 is reflected, net of tax, in accumulated other comprehensive loss.

      An additional swap agreement had a notional principal amount of $100,000 and matured in February 2003. The swap involved the exchange of the variable rate interest of 3-month LIBOR (receive) with a fixed LIBOR of 4.95% (pay). The Company entered into such swap agreement to hedge the effects of increase in LIBOR above 4.95%. However, due to a knock-out provision in this swap agreement, it did not qualify for hedge accounting under SFAS No. 133. The fair value of the swap at October 31, 2002 was a liability of $1,112 and is included on the accompanying consolidated balance sheet. The change in fair value is recorded in interest expense.

      In March 2003, the Company entered into additional interest rate swap agreements. One agreement has a notional principal amount of $170,000 and matures in March 2006. The swap involves the exchange of the variable interest rate of 1-month LIBOR (receive) with a fixed LIBOR of 2.55% (pay). An additional forward swap agreement has a notional principal amount of $175,000, is effective beginning February 2004 upon the termination of the original $175,000 swaps noted above, and matures in March 2006. This swap involves the exchange of the variable rate interest of 1-month LIBOR (receive) with a fixed LIBOR of 3.26% (pay). These swaps are designated as cash flow hedges as defined by SFAS No. 133 and, accordingly, are recorded at their fair value (liability of $2,700 at October 31, 2003) on the accompanying consolidated balance sheet. The fair value of these swaps at inception was $0, and their change in fair value from inception to October 31, 2003 is reflected, net of tax, in accumulated other comprehensive loss.

      The counterparties to all of the Company’s interest swap agreements are major financial institutions. The purpose of these swaps is to manage the Company’s interest rate exposure on its variable rate borrowings. The amounts to be received or paid pursuant to these agreements are accrued and recognized through an adjustment to interest expense in the accompanying consolidated statements of operations over the life of the agreements. During 2003, 2002 and 2001, the Company made net payments related to these swap agreements totaling approximately $9,000, $8,000 and $3,100, respectively. These amounts were recorded as increases to interest expense. Estimated net derivative losses of approximately $3,100, included in accumulated other comprehensive loss as of October 31, 2003 are expected to be reclassified into earnings, assuming no changes in relevant interest rates, as interest is paid, during the 12 months ending October 31, 2004.

      During 2003, 2002 and 2001, the Company capitalized interest of approximately $1,728, $1,118 and $1,240, respectively, related to construction-in-progress activities.

9.	Obligations Under Capital Leases

      During 1997, the Company entered into a 50-year capital sublease of a resort recreation area known as Lake Lanier. Under the terms of the sublease, the Company is required to make monthly base lease payments of $250. An additional annual payment equal to 3.5% of gross revenues in excess of $20,000 is payable pursuant to the sublease, with a minimum of $100 in years one through five and $200 in years six through fifty. Pursuant to the sublease, the Company is required to spend 5% of annual gross revenues on capital replacement and improvements, with carryover provisions allowing all or some portion of these amounts to be

KSL RECREATION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended October 31, 2003, 2002 and 2001
(Dollars in thousands, except per share/option data)

deferred to subsequent years. This sublease expires in 2046 (with an available 10-year extension) and is guaranteed by the Company. Additionally, the Company has entered into certain leases for equipment and golf carts that are classified as capital leases.

      Property and equipment under the sublease and the other capital leases are summarized as follows at October 31:

	2003	2002

Buildings and land improvements	$24,715	$24,715
Equipment	14,420	14,357
Accumulated depreciation	(12,652)	(10,762)

	$26,483	$28,310

      Total minimum payments due under capital leases at October 31, 2003 are summarized as follows:

		Other
Year Ending	Lake Lanier	Capital
October 31	Sublease	Leases	Total

2004	$3,200	$2,202	$5,402
2005	3,200	2,127	5,327
2006	3,200	1,725	4,925
2007	3,200	1,493	4,693
2008	3,200	1,430	4,630
Thereafter	124,000	2,200	126,200

Total minimum lease payments	140,000	11,177	151,177
Less amounts representing interest	(108,576)	(2,208)	(110,784)

Present value of minimum lease payments	31,424	8,969	40,393
Less current portion	(41)	(1,486)	(1,527)

Long-term portion	$31,383	$7,483	$38,866

KSL RECREATION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended October 31, 2003, 2002 and 2001
(Dollars in thousands, except per share/option data)

10.	Income Taxes

      The components of the federal and state income tax expense (benefit) are as follows for the years ended October 31:

	2003	2002	2001

Current:
Federal	$(1,370)	$2,289	$8,336
State	1,384	(280)	4,270

	14	2,009	12,606

Deferred:
Federal	(3,343)	11,606	(1,219)
State	(638)	2,952	(597)

	(3,981)	14,558	(1,816)

	$(3,967)	$16,567	$10,790

      Taxes on income vary from the statutory federal income tax rate applied to earnings before taxes on income and discontinued operations as follows for the years ended October 31:

	2003	2002	2001

Statutory federal income tax rate applied to earnings before income taxes	$(4,047)	$14,204	$8,548
(Decrease) increase in taxes resulting from:
State income taxes — net of federal	(485)	1,978	1,167
Change in federal income tax rate			325
Meals and entertainment	561	576	670
Other	4	(191)	80

	$(3,967)	$16,567	$10,790

KSL RECREATION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended October 31, 2003, 2002 and 2001
(Dollars in thousands, except per share/option data)

      Deferred income tax assets and liabilities arising from differences between accounting for financial statement purposes and tax purposes, less valuation reserves, are as follows at October 31:

	2003	2002

Deferred tax assets:
Net operating loss and alternative minimum tax credit carryforwards	$4,707	$3,513
Compensation related accruals	1,875	2,252
Capitalized lease	355	744
Deferred income	2,152	1,976
Investment in partnership interest	23	314
Self-insured employee benefit programs	3,509	2,913
Capitalized assets	1,176	533
Derivative liabilities	2,318	3,488
Accrued liabilities	1,012	3,764
Asset impairment	7,576
Other	2,038	3,849

Total deferred tax assets	26,741	23,346

Deferred tax liabilities:
Purchase price adjustment	13,797	14,928
Fixed assets	12,204	9,828
Prepaid real property taxes	1,465	1,596
Prepaid expenses	2,397	2,687
Basis difference in partnerships	512	359
Amortization of intangibles	11,291	10,833
Other	7,371	5,397

Total deferred tax liabilities	49,037	45,628

Net deferred tax liabilities	(22,296)	(22,282)
Valuation allowance	(2,757)	(2,373)

Net deferred tax liability	$(25,053)	$(24,655)

      At October 31, 2003, the Company has state net operating loss carryforwards available to offset future taxable income of approximately $42,000, which will begin to expire in the year ending October 31, 2007. During the year ended October 31, 2002, the Company’s ownership in clubessential dropped below 80%. Accordingly, for the period subsequent to this decline in ownership through October 31, 2003, clubessential was no longer included in the Company’s consolidated federal tax return. The net unutilized federal and state operating losses generated by clubessential have been fully offset with a valuation allowance at October 31, 2003.

11.	Stockholders’ Equity

      In January 1999, management and other key employees of the Company and an affiliate purchased 6,937 shares of common stock, of which 2,225 shares were purchased with notes collateralized by the stock

KSL RECREATION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended October 31, 2003, 2002 and 2001
(Dollars in thousands, except per share/option data)

purchased. These notes receivable are shown as a reduction in stockholders’ equity at October 31, 2002 and were paid in full during 2003.

      During 2003, the Company’s Board of Directors declared a dividend of $290 per share payable to all common stockholders. Concurrently, the Board of Directors approved a Dividend Rights Plan, whereby holders of options to purchase the Company’s common stock were entitled to receive $290 per option at such time when such options are vested and in the money. Dividends to common stockholders of $159,251 were initially recorded as a reduction to retained earnings, until all accumulated earnings were utilized, with the excess amounts recorded as a reduction to additional paid-in capital. Dividend rights payable of $21,645 to option holders are recorded as compensation expense and are included in payroll and benefits in the Company’s consolidated statements of operations.

12.	Commitments and Contingencies

      The Company is a party to various litigation matters which are incidental to its business. Although the results of the litigation cannot be predicted with certainty, management believes that the final outcome of such matters will not have a material adverse affect on the Company’s consolidated financial statements.

      The Company from time to time enters into certain types of contracts that contingently require the Company to indemnify parties against third-party claims. These contracts primarily relate to: (i) certain agreements with the Company’s officers, directors and employees under which the Company may be required to indemnify such persons for liabilities arising out of their employment relationship, (ii) certain purchase agreements under which the Company may have to indemnify the Company’s customers from any claim, liability or loss arising out of any actual or alleged injury or damages suffered in connection with the use of the Company’s premises, and (iii) certain real estate leases, under which the Company may be required to indemnify property owners for liabilities and other claims arising from the Company’s use of the applicable premises. The terms of such obligations vary. Generally, a maximum obligation is not explicitly stated. Because the obligated amounts associated with these types of agreements often are not explicitly stated, the overall maximum amount of the obligations cannot be reasonably estimated. Historically, the Company has not been obligated to make significant payments for these obligations, and no liabilities have been recorded for these obligations on its consolidated balance sheets as of October 31, 2003 and 2002.

      The Company has a contingent liability of $19,625 related to the Dividend Rights Plan (see Note 11). To the extent the options are in the money and the employees are vested, the Company is required to pay option holders the difference between $290 per option and the amount they already received.

      Contractual obligations associated with construction in progress were not material to the Company’s consolidated financial position as of October 31, 2003. The Company has surety bonds aggregating approximately $6,357 at October 31, 2003.

      The Company, through its wholly owned subsidiaries, is a 1% general partner in certain limited partnerships whose principal assets are undeveloped commercial and residential real estate parcels (see Note 6). The financial position and results of operations of these limited partnerships are not consolidated with the Company. The Company’s general partner interest, which is not significant in relation to the Company, is accounted for using the equity method of accounting. Pursuant to the terms of the partnership agreements, the Company, as the managing general partner, is obligated to fund the current and future operations of the partnerships. During 2003, 2002 and 2001, approximately $48, $53 and $315, respectively, were contributed to the partnerships in exchange for Class A limited partner interests. In 2002 and 2001, the Company received a return of Class A limited partner capital distribution of approximately $1,508 and $508, respectively, from two of the partnerships. The Company did not receive such a return in 2003. These

KSL RECREATION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended October 31, 2003, 2002 and 2001
(Dollars in thousands, except per share/option data)

contributions were recorded as increases, and the capital distributions were recorded as reductions of the Company’s investment in the partnerships in the accompanying consolidated financial statements.

13.	Real Estate Transactions

      During fiscal 2002 and 2001, Desert Resorts sold 5 and 25 homes for approximately $3,342 and $18,049, respectively. In June 2002, Desert Resorts sold a parcel of undeveloped land for $21,464 and generated operating income of $13,147. In July 2001, Desert Resorts sold for cash a parcel of undeveloped land for $8,172 (net of $1,400, which was deferred pending satisfaction of certain contingencies). The contingencies were satisfied during 2002, and the previously deferred revenue was recognized.

14.	Related Party Transactions

      Effective April 1, 1998, Desert Resorts entered into a management agreement with an unconsolidated affiliate, KSL Land II Corporation (“Land II”), whereby Land II will provide development services for the entitlement, subdivision, construction, marketing and sale of approximately 98 single-family detached units on approximately 11 acres of real estate currently owned by Desert Resorts. The development site is adjacent to the Desert Resorts’ La Quinta Resort & Club. The contractor and project management fees for these services are calculated as 6.0% of the project sales revenues, as defined. Also, Land II is to be paid a marketing fee by Desert Resorts in an amount equal to 2.75% of the project sales revenues. Such marketing fee will be used by Land II primarily to pay marketing, sales and promotional expenses to third parties. In fiscal 2002 and 2001, Desert Resorts paid $104 and $1,161, respectively, for project management fees and $99 and $532, respectively, for marketing fees. The project was completed in 2002, and accordingly, no fees were paid during 2003.

      The Company entered into construction management agreements with an unconsolidated affiliate, KSL Land Corp. (“Land Corp.”), whereby Land Corp. will provide construction management services for certain construction projects. Land Corp. is to be paid a management fee by the Company for these services in an amount equal to 5.0% to 6.5% of the total gross contracted amount of the project. In fiscal 2003, 2002 and 2001, the Company paid $3,377, $1,884 and $645, respectively, for project management fees to Land Corp.

      The Company incurred management and other service costs of approximately $500, $500 and $551 to an affiliate of a stockholder during fiscal years 2003, 2002 and 2001, respectively.

      The Company has a revolving note receivable from KSL Land and its subsidiaries, which provides for advances of up to $35,000 as of October 31, 2003. Note receivable of $1,930 and $14,288 was outstanding as of October 31, 2003 and 2002, respectively. The Company recorded interest income of $598, $1,060 and $1,792 in 2003, 2002 and 2001, respectively, related to this note receivable. The unsecured revolving note receivable bears interest of LIBOR plus 2.50% and is payable at maturity in October 2005.

15.	Acquisitions

      On December 22, 2000, the Company, through a wholly owned subsidiary, acquired certain assets and assumed certain liabilities comprising the Arizona Biltmore Resort & Spa (the “Property”), located in Phoenix, Arizona. The purchase price of the Property was $335,000 (excluding transaction costs of approximately $1,500 and a working capital purchase price adjustment of approximately $8,300). The Company financed the acquisition with cash and debt issued under its Amended and Restated Credit Agreement. As part of the purchase consideration, the Company assumed a mortgage of $59,423, secured by the Property. The acquisition was accounted for using the purchase method of accounting resulting in goodwill

KSL RECREATION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended October 31, 2003, 2002 and 2001
(Dollars in thousands, except per share/option data)

of $27,200. Accordingly, the operating results of the Biltmore have been included in the Company’s consolidated financial statements since acquisition.

      On November 16, 2001, the Company, through a wholly owned subsidiary, acquired certain assets and assumed certain liabilities comprising the La Costa Resort and Spa, located in Carlsbad, California. The purchase price of La Costa was $120,000 (excluding transaction costs of approximately $4,600, membership liabilities of $7,100 and a positive working capital purchase price adjustment of $8,500). The acquisition was completed to further the Company’s strategy of acquiring unique and irreplaceable resorts that would benefit significantly from the Company’s operating strategy and was accounted for using the purchase method of accounting. Accordingly, the operating results of La Costa have been included in the Company’s consolidated financial statements since acquisition. The Company financed the acquisition with existing cash and debt issued under its Amended and Restated Credit Agreement. Subsequent to October 31, 2003, the Company sold substantially all the assets and liabilities of La Costa (see Note 19).

      The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition of La Costa:

Current assets	$3,507
Property, plant and equipment	98,054
Intangible assets	32,909
Other assets	861

Total assets acquired	135,331

Current liabilities	(11,363)
Membership liabilities and obligations under capital leases	(7,955)

Total liabilities assumed	(19,318)

Net assets acquired	$116,013

      The acquired intangible assets consisted of trade name of $17,192, management contract of $14,321 and club membership programs of $1,296 and are being amortized using the straight-line method over their useful life of 15 years.

      The Company’s unaudited pro forma consolidated results of operations for the years ended October 31, 2003 and 2002, which assume the La Costa transaction occurred as of November 1, 2001, are not significantly different from the Company’s historical consolidated results of operations given the acquisition date of La Costa.

16.	Stock Awards and Incentive Plans

      Restricted Shares and Deferred Cash Bonus Plan — During fiscal 2002, the Company’s Board of Directors approved the award of up to 7,143 restricted common shares of the Company (the “Restricted Shares”) and appointed a committee (the “Stock Committee”) to direct the issuance of the Restricted Shares to certain senior managers of the Company, its subsidiaries and affiliates (the “Affiliate Companies”) in exchange for services to the Company and such entities. Subsequently, the Stock Committee granted 7,030 Restricted Shares to certain senior managers of the Company and the Affiliate Companies (the “Restricted Stock Grantees”). The 7,030 Restricted Shares were issued effective August 1, 2002 and fully vest on January 1, 2005 (or sooner upon change of control of the Company), pursuant to the terms and conditions of restricted stock agreements entered into between each of the Restricted Stock Grantees and the Company

KSL RECREATION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended October 31, 2003, 2002 and 2001
(Dollars in thousands, except per share/option data)

(collectively, the “Restricted Stock Agreements”). During fiscal 2003, the remaining 113 Restricted Shares were issued pursuant to the Restricted Stock Agreements.

      The Restricted Stock Agreements provide that the Restricted Stock Grantees have the right to require the Company to purchase up to 50% of their Restricted Shares, when they fully vest, at the fair market value of the Company’s common stock as of that date. The Restricted Stock Agreements further provide that, if a Restricted Stock Grantee leaves the employ of the Company or Affiliate Company prior to the restricted shares vesting for any reason other than involuntary discharge by the Company or Affiliate Company without cause, such Restricted Stock Grantee will forfeit all of the Restricted Shares held by such Grantee and receive no payment thereon. The Restricted Stock Agreements further provide that, commencing January 1, 2005, the Company has the right to repurchase all of the Restricted Shares owned by a Restricted Stock Grantee for a stated price if (a) the Restricted Stock Grantee’s employment is involuntarily terminated with cause, (b) the Restricted Stock Grantee terminates his or her employment other than by reason of death, disability or retirement on or after the age of 65, or (c) the Restricted Stock Grantee effects a transfer of Restricted Shares other than as permitted under the terms and conditions of the Restricted Stock Agreements.

      In addition, the Company’s Board of Directors approved a deferred cash bonus plan authorizing the payment of up to $2,500 to certain employees of the Company. This plan authorizes the payment of specified amounts to each grantee who remains employed with the Company on January 1, 2005.

      Compensation expense related to the restricted stock awards plan, which is subject to variable accounting, and the deferred cash bonus plan are recorded over the related vesting periods based on the fair value of the underlying awards. Included in the payroll and benefits in the accompanying consolidated statements of operations is compensation expense of $5,500 and $2,124 for the years ended October 31, 2003 and 2002, respectively, related to such awards.

      Stock Options — The Company has a Stock Purchase and Option Plan (the “KSL Plan”), which provides for the issuance of up to 125,908 shares of common stock and common stock options of the Company to certain officers and key employees. The number of shares of common stock for this plan was increased to 135,501 during 2002. The Board of Directors determines the terms of each award and, unless terminated sooner, the KSL Plan will expire on June 30, 2005. As of October 31, 2003, 135,359 shares of the Company’s common stock have been granted or purchased under the KSL Plan. The options allow optionees (the “Management Stockholder”) to acquire shares of common stock at fair value on the date of grant and generally vest within three to five years from the date of grant (or sooner upon change of control of the Company).

      If an optionee exercises options under his or her stock option agreement, he or she is required to enter into a Common Stock Purchase Agreement with the Company. Each Common Stock Purchase Agreement provides the Management Stockholder with the right to require the Company to repurchase all of the Management Stockholder’s shares and pay the Management Stockholder a stated price for cancellation of options based on certain circumstances and events, such as death, permanent disability and/or retirement. Each Common Stock Purchase Agreement also provides the Company with the right to repurchase all of the Management Stockholder’s shares upon the occurrence of certain events. The repurchase price of the KSL Plan shares under the Common Stock Purchase Agreement depends upon the nature of the event that triggers the repurchase and whether such repurchase occurs at the election of the Management Stockholder or the Company. Generally, if the repurchase is at the Management Stockholder’s election, the repurchase price per share will be the book value per share (as defined in the Common Stock Purchase Agreement) of stock or, if the stock is publicly traded, the market value per share of stock. Generally, if the repurchase is at the Company’s election, the repurchase price per share will be the lesser of (a) the book value per share (as

KSL RECREATION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended October 31, 2003, 2002 and 2001
(Dollars in thousands, except per share/option data)

defined in the Common Stock Purchase Agreement) of stock (or if the stock is publicly traded, the market value per share) and (b) exercise price per share.

      The following table summarizes the Company’s option transactions (weighted-average option fair value and exercise price are in whole dollars):

		Weighted-
		Average
		Option
	Number of	Exercise
	Options	Price

Outstanding at October 31, 2000 (47,407 options exercisable at a weighted-average exercise price of $500)	108,564	$1,184
Repurchased	(142)	500
Granted (weighted-average fair value of $464)	3,432	1,800
Canceled	(8,003)	1,764

Outstanding at October 31, 2001 (71,254 options exercisable at a weighted-average exercise price of $882)	103,851	1,150
Granted (weighted-average fair value of $487)	24,680	1,890
Canceled	(4,325)	1,688

Outstanding at October 31, 2002 (83,212 options exercisable at a weighted-average exercise price of $1,007)	124,206	1,279
Granted (weighted-average fair value of $416)	11,981	1,890
Canceled	(828)	1,492

Outstanding at October 31, 2003	135,359	1,332

      At October 31, 2003, options to purchase 95,914 shares of the Company’s common stock were exercisable, and options to purchase 142 shares were available for grant under the KSL Plan.

      The following table summarizes the KSL Plan stock options at October 31, 2003:

	Options Outstanding			Options Exercisable

		Average	Weighted-		Weighted-
	Number	Remaining	Average	Number	Average
Range of	Outstanding at	Contractual	Exercise	Exercisable at	Exercise
Exercise Prices	October 31, 2003	Life (Years)	Price	October 31, 2003	Price

$ 500	49,267	1.4	$500	49,267	$500
$1,250	7,827	5.0	$1,250	6,518	$1,250
$1,800	34,125	6.1	$1,800	33,282	$1,800
$1,890	36,179	8.0	$1,890		$1,890
$2,000	7,961	5.0	$2,000	6,847	$2,000

$500 - $2,000	135,359		$1,332	95,914	$1,109

17.	Employee Benefit Plan

      The Company maintains a defined contribution plan for eligible employees under the provisions of the Employee Retirement Income Security Act of 1974. Participants may contribute up to 15% of their pretax annual compensation, subject to certain federal limitations. Contributions by the Company are at the

KSL RECREATION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended October 31, 2003, 2002 and 2001
(Dollars in thousands, except per share/option data)

discretion of the Board of Directors. No discretionary contributions have been made by the Company during fiscal 2003, 2002 or 2001.

18.	Discontinued Operations and Assets Held For Sale

      As described in Note 1, the Company sold certain of its assets, net of related liabilities, comprising certain of its separate operating businesses during the year ended October 31, 2003. Accordingly, in accordance with SFAS No. 144, the assets and related liabilities have been classified as held for sale and the operating results of these businesses have been classified as discontinued operations. The consolidated financial statements for the years ended October 31, 2002 and 2001 have also been restated to classify the assets and related liabilities of these businesses as held for sale and the related operating results as a separate component in the consolidated statements of operations under the heading “discontinued operations.”

      Pending Sale of La Costa and Impairment of Assets Held for Sale — During September 2003, the Company’s Board of Directors approved a plan to sell substantially all the assets and liabilities of La Costa to an entity affiliated with certain stockholders of the Company for a total consideration of approximately $73,000 (see Note 19). The sale price was based on the fair value of La Costa, determined after negotiation between the two parties and review of a third-party appraisal. The buyer also received a fairness opinion regarding the transaction from an investment bank. As of October 31, 2003, the net assets of La Costa have been written down to their fair value, which was lower than the historical carrying value. The write-down of these assets resulted in a pretax impairment charge of $19,000 recorded against La Costa’s intangible assets and is included in losses from discontinued operations in the accompanying consolidated statement of operations.

      Sale of Grand Traverse — On March 31, 2003, the Company’s Board of Directors completed the sale of the assets and related liabilities of Grand Traverse to an unaffiliated third party for a total consideration of $66,380. The transaction resulted in a pretax gain on sale of $28,514.

      Sale of clubessential — During November 2002, the Company completed the sale of substantially all assets and liabilities of clubessential to unaffiliated third parties for total consideration of approximately $1,187. The transaction did not result in a material loss.

      The following table presents summary balance sheet information for the La Costa, Grand Traverse and clubessential net assets held for sale at October 31:

	2003	2002

Current assets	$12,626	$16,213
Property and equipment and other assets	140,501	177,546

Total assets	153,127	193,759

Current liabilities	13,534	14,147
Long-term debt and other long-term liabilities	71,287	65,053

Total liabilities	84,821	79,200

Net assets held for sale	$68,306	$114,559

KSL RECREATION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended October 31, 2003, 2002 and 2001
(Dollars in thousands, except per share/option data)

      Key operating results from the discontinued operations of La Costa, Grand Traverse and clubessential were as follows for the years ended October 31:

	2003	2002	2001

Revenues	$45,331	$77,747	$34,496
Operating expenses	54,847	80,708	41,093
Impairment of assets held for sale	19,000
Losses before income taxes and minority interests	(38,668)	(8,086)	(11,820)
Net losses from discontinued operations	(23,819)	(6,077)	(6,336)

19.	Subsequent Events

      During November 2003, the Company completed the sale of substantially all assets and liabilities of La Costa to an affiliated entity for a total consideration of approximately $73,000, which approximated their carrying value after recognition of an impairment loss (see Note 18). The transaction did not result in a material loss.

      On September 17, 2003, the Company’s Board of Directors approved the engagement of an investment bank to market the Company and its assets. On February 12, 2004, the Company entered into an agreement for the sale of 100% of its outstanding common stock for approximately $1,366,000, excluding transaction costs, working capital adjustments and the assumption of the Company’s debt.

KSL RECREATION CORPORATION

KSL RECREATION CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)

January 31,
2004

(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$70,626
Restricted cash	49,649
Trade receivables, net	30,301
Inventories	8,971
Current portion of notes receivable	6,849
Prepaid expenses and other current assets	14,959
Income tax receivable	13,733
Deferred income taxes	9,442

Total current assets	204,530
Property and equipment, net	893,764
Notes receivable from affiliates	944
Notes receivable, less current portion	6,093
Restricted cash, less current portion	6,449
Goodwill	120,125
Intangible assets, net	154,338
Other assets, net	7,581

$1,393,824

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,719
Accrued liabilities	40,831
Current portion of obligations under capital leases	1,705
Customer and other deposits	34,675
Deferred income and other	7,589

Total current liabilities	99,519
Long-term debt	794,000
Obligations under capital leases, less current portion	38,612
Other liabilities	8,249
Member deposits	192,057
Deferred income taxes	39,647
Commitments and contingencies (Note 6)
Stockholders’ equity:
Common stock, $.01 par value, 700,000 shares authorized, 549,142 shares issued and outstanding	5
Additional paid-in capital	217,485
Retained earnings	7,692
Accumulated other comprehensive loss, net of tax	(3,442)

Total stockholders’ equity	221,740

$1,393,824

See accompanying notes to condensed consolidated financial statements.

KSL RECREATION CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
AND COMPREHENSIVE INCOME (Unaudited)

	For the Three Months
	Ended January 31,

	2004	2003

	(In thousands)
Revenues	$124,305	$118,491
Expenses:
Payroll and benefits	46,453	43,617
Other expenses	41,578	39,669
Depreciation and amortization	15,284	14,907

Total operating expenses	103,315	98,193

Income from operations	20,990	20,298
Other income (expense):
Interest income	343	463
Interest expense	(11,202)	(12,606)
Other expense	(41)	(43)

Other expense, net	(10,900)	(12,186)

Income before income taxes	10,090	8,112
Income tax expense	4,036	3,124

Net income from continuing operations	6,054	4,988
Discontinued operations:
Losses from discontinued operations, net of tax benefit	—	(4,432)
Gain on sale of net assets of discontinued operations to a related party, net of tax expense	1,638	—

	1,638	(4,432)

Net income	$7,692	$556
Comprehensive income:
Net income	$7,692	$556
Change in fair value of derivative instruments, net of tax	36	527

Comprehensive income	$7,728	$1,083

See accompanying notes to condensed consolidated financial statements.

KSL RECREATION CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	For the Three Months
	Ended January 31,

	2004	2003

	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$7,692	$556
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,284	17,486
Amortization of debt issuance costs	2,026	1,299
Deferred tax expense	5,128	(3,134)
Provision for losses on trade and notes receivables	18	130
Gain on sale of assets	(28)	(23)
Gain on sale of subsidiary	(2,730)	—
Stock based compensation	3,622	2,936
Changes in operating assets and liabilities, net of effects from dispositions:
Trade receivables	(7,632)	(3,195)
Inventories	(87)	(681)
Prepaid expenses and other assets	(3,300)	2,870
Accounts payable	2,146	560
Accrued liabilities	(27,920)	(7,737)
Deferred income, customer and other deposits	10,868	6,759
Other liabilities	35	(738)

Net cash provided by operating activities	5,122	17,088
CASH FLOWS FROM INVESTING ACTIVITIES:
Net proceeds from sale of net assets held for sale	75,932	—
Purchases of property and equipment	(3,926)	(18,862)
Notes receivable from affiliates — net	986	(3,192)
(Decrease) increase in restricted cash	(726)	4,017
Proceeds from sale of fixed assets	—	26

Net cash provided by (used in) investing activities	72,266	(18,011)
CASH FLOWS FROM FINANCING ACTIVITIES:
Revolving line of credit borrowings	—	6,000
Revolving line of credit payments	—	(9,250)
Proceeds from borrowings under notes payable	—	1,243
Principal payments on long-term debt and obligations under capital leases	(76)	(1,154)
Member deposits and collections on member notes receivable	8,326	8,327
Membership refunds	(2,490)	(3,200)
Dividend payments	(159,251)	—

Net cash (used in) provided by financing activities	(153,491)	1,966

CASH USED BY DISCONTINUED OPERATIONS	—	1,505

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(76,103)	2,548
CASH AND CASH EQUIVALENTS, beginning of period	146,729	67,084

CASH AND CASH EQUIVALENTS, end of period	$70,626	$69,632

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid (net of amounts capitalized)	$8,990	$17,260

Income taxes paid	$1	$569

See accompanying notes to condensed consolidated financial statements.

KSL RECREATION CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
(In thousands, except per share data)

Note 1.	Organization and Accounting Policies

      KSL Recreation Corporation (the “Company”) was incorporated on May 19, 1993 under the laws of the State of Delaware. The Company and entities in which it holds ownership interests are involved in the ownership and management of resorts, golf courses, private clubs, spas and activities related thereto.

      As of January 31, 2004, the Company has six principal wholly owned investments: (1) KSL Desert Resorts, Inc. (“Desert Resorts”), a Delaware corporation; (2) KSL Grand Wailea Resort, Inc. (“Grand Wailea”), a Delaware corporation; (3) KSL Arizona Biltmore, Inc. (“The Biltmore”), a Delaware corporation; (4) KSL Florida Holdings, Inc. (“Doral”), a Delaware corporation; (5) KSL Claremont Resort, Inc. (“The Claremont”), a Delaware corporation; and (6) KSL Georgia Holdings, Inc. (“Lake Lanier”), a Delaware corporation. Desert Resorts owns and operates the PGA WEST golf courses, the La Quinta Resort & Club and related activities in La Quinta, California. Grand Wailea owns and operates the Grand Wailea Resort Hotel & Spa in Maui, Hawaii. The Biltmore owns and operates the Arizona Biltmore Resort and Spa and related activities in Phoenix, Arizona. Doral owns and operates the Doral Golf Resort and Spa in Miami, Florida. The Claremont owns and operates The Claremont Resort & Spa and related activities in the Berkeley Hills area near San Francisco, California. Lake Lanier leases and manages a resort recreation area known as Lake Lanier, outside of Atlanta, Georgia. In March 2003, the Company, through its wholly owned subsidiary KSL Grand Traverse Resort, Inc. (“Grand Traverse”), completed the sale of substantially all assets and liabilities of Grand Traverse, which owned a resort and related activities outside of Traverse City, Michigan. In November 2003, the Company, through its wholly owned subsidiary KSL La Costa Corporation (“La Costa”), completed the sale of substantially all assets and liabilities of La Costa, which owned and operated the La Costa Resort and Spa and related activities in Carlsbad, California (See note 5).

      The unaudited interim condensed consolidated financial statements presented herein have been prepared in accordance with accounting principles generally accepted in the United States of America and do not include all of the information and note disclosures normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America. In the opinion of management, these condensed consolidated financial statements contain all adjustments (consisting of normal recurring accruals) necessary to present fairly the Company’s consolidated financial position, results of operations and cash flows. These unaudited interim condensed consolidated financial statements should be read in conjunction with the other disclosures contained in the KSL Recreation Corporation audited consolidated financial statements as of October 31, 2003 and 2002 and for each of the three years in the period ended October 31, 2003 and notes thereto contained in that report. Operating results for interim periods are not necessarily indicative of results that may be expected for the entire fiscal year.

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America necessarily requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.

      Adoption of Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, and Discontinued Operations — The Company adopted SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, effective November 1, 2002. In connection with the sale of Grand Traverse and La Costa, the operating results of these businesses have been classified as discontinued operations. The condensed consolidated financial statements for the three months ended January 31, 2003 have also been restated to classify the assets and related liabilities of these businesses as held for sale and the related operating results as discontinued operations.

KSL RECREATION CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

(In thousands, except per share data)

      Accounting for Derivative Instruments and Hedging Activities — The Company follows SFAS 133, Accounting for Derivative Instruments and Hedging Activities, in accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. All derivatives, whether designated in hedging relationships or not, are required to be recorded on the balance sheet at fair value. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings. If the derivative is designated as a cash flow hedge, the effective portions of changes in the fair value of the derivative are recorded in other comprehensive income and are recognized in the income statement when the hedged item affects earnings. Ineffective portions of changes in the fair value of cash flow hedges are recognized in earnings. SFAS 133 also requires that the Company formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.

      The Company uses derivatives instruments, such as interest rate swaps and caps, to manage exposures to interest rate risks in accordance with its risk management policy. The Company’s objectives for holding derivatives are to minimize the risks using the most effective methods to eliminate or reduce the impacts of these exposures. The Company does not use derivative financial instruments for trading purposes. When applicable and in accordance with its risk management policy, the Company uses the short cut or matched terms method assuming no ineffectiveness to account for its hedging instruments in accordance with SFAS No. 133.

      Stock-Based Compensation — The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Under APB Opinion No. 25, no compensation expense is recognized because the exercise price of the Company’s employee stock options equals the market price of the underlying stock at the date of the grant. In December 2002, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure — an amendment of FASB Statement No. 123. SFAS No. 148 amends SFAS No. 123, Accounting for Stock-Based Compensation, and is effective immediately upon issuance. SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair-value-based method of accounting for stock-based employee compensation as well as amending the disclosure requirements of SFAS No. 123 to require interim and annual disclosures about the method of accounting for stock-based compensation and the effect of the method used on reported results. The Company follows the requirements of APB Opinion No. 25 and the disclosure-only provision of SFAS No. 123, as amended by SFAS No. 148. Had compensation cost for the Company’s stock option plans been determined based upon the fair value at the grant date for awards under these plans consistent with the methodology prescribed under SFAS No. 123, the Company’s net income (loss) for the three months ended January 31, 2004 and 2003 would have been as follows:

	2004	2003

Net income, as reported	$7,692	$556
Less total expense determined under fair value accounting for all awards — net of tax	(712)	(1,155)

Pro forma net income (loss)	$6,980	$(599)

      The fair value of the options granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: no dividend yield, volatility of zero, average risk-free interest rate of 3%, assumed forfeiture rate of 0% and an expected life of 9 years.

      Recent Accounting Pronouncements — In November 2002, the FASB issued FASB Interpretation No. (“FIN”) 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect

KSL RECREATION CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

(In thousands, except per share data)

Guarantees of Indebtedness of Others, an interpretation SFAS Nos. 5, 57 and 107, and rescission of FIN 34, Disclosure of Indirect Guarantees of Indebtedness of Others. FIN 45 elaborates on the disclosures to be made by the guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also requires that a guarantor recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, while the provisions of the disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. The Company adopted such interpretation on November 1, 2002 with no material impact to the condensed consolidated financial statements.

      In January 2003, the FASB issued FIN 46®, Consolidation of Variable Interest Entities — an interpretation of ARB No. 51, and revised in December 2003. FIN 46® requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The Company does not expect that the adoption of FIN 46® will have a material impact on its condensed consolidated financial position, results of operations or cash flows, as the Company has no interests in variable interest entities.

      In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Instruments with Characteristics of Both Liabilities and Equity, as amended by various FASB staff positions posted in October and November 2003, which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires that an issuer classify a financial instrument that is within its scope which may have previously been reported as equity, as a liability (or an asset in some circumstances). This statement is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is generally effective at the beginning of the first interim period beginning after June 15, 2003, except for certain financial instruments of nonpublic entities that mandatorily redeemable on fixed dates for amounts that either are fixed or are determined by reference to an external index, which are subject to the provision of this statement for the first fiscal period beginning after December 15, 2004. SFAS No. 150 was deferred indefinitely for all other mandatorily redeemable financial instruments of nonpublic entities. The Company does not believe that the adoption of SFAS No. 150 will have a significant impact on its condensed consolidated financial position, results of operations or cash flows.

      Reclassification — Certain reclassifications have been made to the 2003 condensed consolidated financial statements to conform to the 2004 presentation.

Note 2.	Goodwill and Other Intangible Assets

      In June 2001, the FASB issued SFAS No. 141 and SFAS No. 142. SFAS No. 141 requires that all business combinations be accounted for using the purchase method and provides new criteria for recording intangible assets separately from goodwill. SFAS No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets. Goodwill and other intangible assets that have indefinite useful lives are not amortized into results of operations but, instead, will be tested at least annually for impairment and written down when impaired. The Company adopted the provisions of each statement effective November 1, 2001. Upon adoption, the Company ceased amortizing goodwill against its results of operations. In addition, the Company reassessed the useful lives of its other intangible assets and determined that such other intangible assets are deemed to have a definite useful life because their related future cash flows are closely associated with the operations, level of future maintenance expenditures and the useful lives of the individual resort to which they relate.

KSL RECREATION CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

(In thousands, except per share data)

      The gross carrying amount and accumulated amortization of the Company’s other intangible assets as of January 31, 2004 are as follows:

Intangible Asset (Weighted-	Gross Carrying	Accumulated	Net Book
Average Amortization Period)	Amount	Amortization	Value

	(In thousands)
Trade names (23 years)	$91,432	$13,814	$77,618
Management contracts (20 years)	26,872	5,464	21,408
Golf rights (25 years)	25,775	3,179	22,596
Membership contracts (15 years)	13,136	4,333	8,803
Debt issuance costs (2 years)	16,207	6,068	10,139
Lease agreements (25 years)	15,712	1,938	13,774

Total	$189,134	$34,796	$154,338

      Amortization expense recorded on the intangible assets, excluding debt issuance costs, for the three months ended January 31, 2004 and 2003 was approximately $1,800 and $2,400, respectively. As a result of adoption of SFAS 142, there were no changes to amortizable lives or amortization methods. The estimated amortization expense for the Company’s other intangible assets for each of the five succeeding fiscal years is as follows:

For the Year Ending October 31,	(In thousands)

2004	$15,336
2005	11,295
2006	7,253
2007	7,253
2008	7,253

Note 3.	Long-term Debt and Restricted Cash

      On May 7, 2003, the Company secured a commercial mortgage loan (the “CMBS Mortgage Loan”) in the amount of $794,000 from various financial institutions (the “CMBS Mortgage Refinancing”). The CMBS Mortgage Loan, secured by the majority of the Company’s resort assets, was funded in May 2003 and matures on May 12, 2005 with three 12-month extensions available at the Company’s option. Interest on the CMBS Mortgage Loan ranges from LIBOR plus 0.55% to LIBOR plus 2.85% (2.88% at January 31, 2004). Proceeds from the CMBS Mortgage Loan were used for the (1) redemption of the Company’s $125,000 senior subordinated redeemable notes at a premium of $4,271, (2) payment of approximately $594,000 toward the outstanding balance of the $275,000 Grand Wailea mortgage loan, term loans and revolving credit line under the Company’s credit facility, and (3) prepayment of the mortgage note secured by The Biltmore of $68,065, including a prepayment penalty of $12,668. In addition, the Company wrote off approximately $8,068 in debt issuance costs associated with the extinguished debt and capitalized approximately $16,167 in new debt issuance costs incurred in connection with securing the CMBS Mortgage Loan. The debt issuance costs are being amortized over two years. The assets of, and the Company’s interests in, Grand Wailea, Desert Resorts, The Claremont, Doral and The Biltmore have been pledged to collateralize the CMBS Mortgage Loan.

      In addition, the Company entered into a new credit facility with a financial institution providing for a revolving credit line of up to $85,000, maturing on May 7, 2005 with two 12-month extensions available at the Company’s option. As of January 31, 2004, no amounts were outstanding on the revolving credit line. The Company has standby letters of credit of approximately $11,500 primarily in connection with the Company’s self-insurance programs.

KSL RECREATION CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

(In thousands, except per share data)

      The terms of the CMBS Mortgage Loan and the new credit facility contain certain financial covenants, provide that any distributions of profits must satisfy certain terms and must be approved by the lenders, require the Company to maintain specified financial ratios, and, in some instances, govern investments, capital expenditures, asset dispositions and borrowings. In addition, mandatory prepayments are required under certain circumstances, including the sale of assets. The Company pays a commitment fee at a rate that currently is equal to 0.5% per annum on the undrawn portion of the commitments with respect to the new credit facility. The Company was in compliance with the required financial covenants of the CMBS Mortgage Loan and new credit facility at January 31, 2004.

      In connection with the CMBS Mortgage Refinancing, the Company entered into an interest rate cap agreement with a third party whereby LIBOR incurred by the Company on its CMBS Mortgage Loan would not exceed 7.00%. The fair market value of the agreement, which expires in May 2005, is insignificant.

      Pursuant to a cash management agreement underlying the CMBS Mortgage Loan and the Grand Wailea mortgage loan, the Company is required to establish certain cash accounts for real estate taxes, insurance, debt service, capital expenditures, working capital and operating expenses. Accordingly, the cash generated from operations of the underlying secured properties was deposited into these accounts, which were maintained by a third-party servicer, and used to fund and replenish the required balances. Disbursements by the third-party servicer from these accounts are made pursuant to the terms of the agreement, which include disbursements for management fees and excess cash (as defined), which would be paid to the Company. As of January 31, 2004, the aggregate balance of these accounts is approximately $31,653, and is included in restricted cash in the accompanying condensed consolidated balance sheet.

      All outstanding long-term debt borrowings as of January 31, 2004 are due in the year ending October 31, 2005. However, the CMBS Mortgage Loan has three 12-month extensions available at the Company’s option.

      The Company is a party to various interest rate swap agreements to hedge the effects of changes in interest rates on its variable rate debt. The swap agreements are designated as cash flow hedges as defined by SFAS No. 133. The Company does not use derivative financial instruments for trading purposes. As required by SFAS No. 133, the swaps are recorded at their fair value on the accompanying condensed consolidated balance sheet, with the change in the swap’s carrying value, net of tax, being reflected in OCI. One agreement has a notional principal amount of $175,000 and matured in February 2004. The swap involved the exchange of the variable interest rate of 3-month LIBOR (receive) with a fixed LIBOR of 4.95% (pay). This swap is designated as a cash flow hedge as defined by SFAS No. 133 and, accordingly, is recorded at its fair value (liability of $477 at January 31, 2004) on the accompanying condensed consolidated balance sheet. The fair value of the swap at inception was $0, and its change in fair value from inception to January 31, 2004 is reflected, net of tax, in accumulated other comprehensive loss.

      An additional swap agreement has a notional principal amount of $100,000 and matured in February 2003. The swap involves the exchange of the variable rate interest of 3-month LIBOR (receive) with a fixed LIBOR interest rate of 4.95% (pay). If the 3-month LIBOR is 6.25% or higher at any time during the agreement, the agreement is automatically terminated. However, the swap does not qualify for hedge accounting under SFAS 133. The change in fair value is recorded in interest expense the accompanying condensed consolidated statement of income.

      In March 2003, the Company entered into additional interest rate swap agreements. One agreement has a notional principal amount of $170,000 and matures in March 2006. The swap involves the exchange of the variable interest rate of 1-month LIBOR (receive) with a fixed LIBOR of 2.55% (pay). An additional forward swap agreement has a notional principal amount of $175,000, is effective beginning February 2004 upon the termination of the original $175,000 swaps noted above, and matures in March 2006. This swap involves the exchange of the variable rate interest of 1-month LIBOR (receive) with a fixed LIBOR of 3.26%

KSL RECREATION CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

(In thousands, except per share data)

(pay). These swaps are designated as cash flow hedges as defined by SFAS No. 133 and, accordingly, are recorded at their fair value (liability of $5,286 at January 31, 2004) on the accompanying condensed consolidated balance sheet. The fair value of these swaps at inception was $0, and their change in fair value from inception to January 31, 2004 is reflected, net of tax, in accumulated other comprehensive loss.

      The counterparties to all of the Company’s interest swap agreements are major financial institutions. The purpose of these swaps is to manage the Company’s interest rate exposure on its variable rate borrowings. The amounts to be received or paid pursuant to these agreements are accrued and recognized through an adjustment to interest expense in the accompanying condensed consolidated statements of income over the life of the agreements. During the three months ended January 31, 2004 and 2003, the Company made net payments related to these swap agreements totaling approximately $2,300 and $2,200, respectively. These amounts were recorded as increases to interest expense. Estimated net derivative losses of approximately $3,200, included in accumulated other comprehensive loss as of January 31, 2004, are expected to be reclassified into earnings, assuming no changes in relevant interest rates, as interest is paid, during the 12 months ending January 31, 2005.

Note 4.	Segment Information

      Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the Company’s chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision-maker is its Chief Executive Officer.

      The Company’s operations are concentrated into the Resort segment. The Resort segment provides service-based recreation through resorts, spas, golf courses, private clubs and activities related thereto. For financial reporting purposes, individual properties included in the Resort segment have been aggregated because of their common economic and operating characteristics.

      Components of the Company’s resort segment revenues for the three months ended January 31, 2004 and 2003 are as follows:

	2004	2003

Rooms	$46,587	$46,915
Food and beverage	32,818	30,565
Golf fees	6,922	7,433
Dues and fees	7,196	6,907
Merchandise	5,756	5,346
Spa	7,157	6,613
Other	17,869	14,712

Total revenue	124,305	118,491

Note 5.	Discontinued Operations and Assets Held for Sale

      As described in Note 1, the Company sold certain of its assets, net of related liabilities, comprising separate operating businesses during the three months ended January 31, 2004 and the year ended October 31, 2003. Accordingly, in accordance with SFAS No. 144, the assets and related liabilities have been classified as held for sale and the operating results of these businesses have been classified as discontinued operations as of and for the three months ended January 31, 2004. The condensed consolidated financial statements for the three months ended January 31, 2003 have also been restated to classify the operating results of these

KSL RECREATION CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

(In thousands, except per share data)

businesses as a separate component in the condensed consolidated statements of income under the heading “discontinued operations”.

      Sale of La Costa — Effective November 1, 2003, the Company completed the sale of substantially all assets and liabilities of La Costa and undeveloped land in Encinitas, California, to an affiliated entity for a total consideration of approximately $82,000, excluding transaction costs and working capital adjustments, which resulted in a net after-tax gain on sale of $1,638 during the three months ended January 31, 2004. The sale price was based on the fair value of La Costa and the Encinitas land, determined after negotiation between the two parties and review of a third-party appraisal. The buyer also received a fairness opinion regarding the La Costa transaction from an investment bank.

      Sale of Grand Traverse — On March 31, 2003, the Company’s Board of Directors completed the sale of the assets and related liabilities of Grand Traverse to an unaffiliated third party for a total consideration of $66,380. The transaction resulted in a pretax gain on sale of $28,514.

      Sale of clubessential — During November 2002, the Company completed the sale of substantially all assets and liabilities of clubessential to unaffiliated third parties for total consideration of approximately $1,187, excluding transaction costs. The transaction did not result in a material loss.

      The following table presents summary balance sheet information for the La Costa and clubessential net assets sold during the three months ended January 31, 2004 and 2003, respectively:

	2004	2003

Current assets	$12,626	$619
Property and equipment and other assets	146,471	1,889

Total assets	159,097	2,508

Current liabilities	$13,534	$478
Long-term debt and other long-term liabilities	71,287	961

Total liabilities	84,821	1,439

Net assets sold	$74,276	$1,069

      Key operating results from the discontinued operations of La Costa, Grand Traverse and clubessential were as follows for the three months ended January 31, 2003:

Revenues	$11,005
Operating expenses	15,675
Losses before income tax benefit	(7,036)
Net losses from discontinued operations	(4,432)

Note 6.	Commitments and Contingencies

      The Company is a party to various litigation matters which are incidental to its business. Although the results of the litigation cannot be predicted with certainty, management believes that the final outcome of such matters will not have a material adverse affect on the Company’s condensed consolidated financial statements.

      The Company from time to time enters into certain types of contracts that contingently require the Company to indemnify parties against third-party claims. These contracts primarily relate to: (i) certain agreements with the Company’s officers, directors and employees under which the Company may be required to indemnify such persons for liabilities arising out of their employment relationship, (ii) certain purchase agreements under which the Company may have to indemnify the Company’s customers from any claim,

KSL RECREATION CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

(In thousands, except per share data)

liability or loss arising out of any actual or alleged injury or damages suffered in connection with the use of the Company’s premises, and (iii) certain real estate leases, under which the Company may be required to indemnify property owners for liabilities and other claims arising from the Company’s use of the applicable premises. The terms of such obligations vary. Generally, a maximum obligation is not explicitly stated. Because the obligated amounts associated with these types of agreements often are not explicitly stated, the overall maximum amount of the obligations cannot be reasonably estimated. Historically, the Company has not been obligated to make significant payments for these obligations, and accordingly, the Company has valued these obligations at $0 on its condensed consolidated balance sheet as of January 31, 2004.

      Contractual obligations associated with construction in progress were not material to the Company’s condensed consolidated financial position as of January 31, 2004. The Company has surety bonds aggregating approximately $6,400 at January 31, 2004.

Note 7.	Related Party Transactions

      The Company entered into construction management agreements with an unconsolidated affiliate, KSL Land Corp. (“Land Corp.”), whereby Land Corp. will provide construction management services for certain construction projects. Land Corp. is to be paid a management fee by the Company for these services in an amount equal to 5.0% to 6.5% of the total gross contracted amount of the project. During the three months ended January 31, 2004 and 2003, the Company paid $56 and $390, respectively, for project management fees to Land Corp.

      The Company incurred management and other service costs of approximately $125 to an affiliate of a stockholder during each of the three months ended January 31, 2004 and 2003.

      The Company has a revolving note receivable from KSL Land and its subsidiaries, which provides for advances of up to $35,000 as of January 31, 2004. Note receivable of $944 was outstanding as of January 31, 2004. The Company recorded interest income of $15 and $196 during the three months ended January 31, 2004 and 2003, respectively, related to this note receivable. The unsecured revolving note receivable bears interest of LIBOR plus 2.50% and is payable at maturity in October 2005.

Note 8.	Subsequent Events

      On March 31, 2004, the Company’s Board of Directors declared a special cash dividend and cash dividend equivalent rights of approximately $66,390 ($95.97 per share/option) payable to all common stockholders and holders of options to purchase the Company’s common stock. Such dividends and dividend rights were paid on April 2, 2004.

      On April 2, 2004, the shareholders of the Company completed the sale of 100% of the Company’s outstanding common stock for approximately $1,366,000, excluding transaction costs, working capital adjustments and the assumption of the Company’s debt.

* * * * *

APPENDIX A

AGREEMENT AND PLAN OF MERGER

      This Agreement and Plan of Merger (the “Agreement”) is entered into as of the 29th day of April 2004, by and among CNL HOSPITALITY PROPERTIES, INC., a Maryland corporation (“CHP”), CNL HOSPITALITY PROPERTIES ACQUISITION CORP., a Florida corporation and wholly-owned subsidiary of CHP (“CHPAC”), CNL HOSPITALITY CORP., a Florida corporation (the “Advisor”), and CNL REAL ESTATE GROUP, INC., a Florida corporation (“CREG”), FIVE ARROWS REALTY SECURITIES II, LLC, a Delaware limited liability company (“FARS”), the other stockholders of the Advisor listed on the signature page hereto under the heading “Stockholders” (collectively, the “Other Stockholders”) and by this reference made a party hereof (CREG, FARS, and the Other Stockholders, are each referred to herein as a “Stockholder” and collectively referred to as the “Stockholders”), and CNL FINANCIAL GROUP, INC., a Florida corporation (“Guarantor”). CHP, CHPAC, the Advisor, the Stockholders and Guarantor are referred to collectively herein as the “Parties” and individually as a “Party.”

RECITALS:

      WHEREAS, the Parties hereto desire to consummate a merger (the “Merger”) whereby the Advisor will be merged with and into CHPAC and CHPAC will be the surviving corporation in the Merger, upon the terms and subject to the conditions of this Agreement and in accordance with the Florida Business Corporation Act, as amended from time to time (the “Florida BCA”);

      WHEREAS, the Board of Directors of CHP formed a special committee comprised of three of the independent directors of CHP (the “Special Committee”) to, among other things, consider and evaluate the terms of the Merger and, in connection therewith, the Special Committee has received a written fairness opinion (the “Fairness Opinion”) from Lehman Brothers, Inc. to the effect that as of the date of this Agreement, subject to the assumptions, qualifications and limitations stated therein, the consideration to be paid by CHP in the Merger is fair, from a financial point of view, to CHP;

      WHEREAS, after due deliberation and consideration of various relevant factors, the Special Committee determined that the Merger is advisable and in the best interests of CHP and its stockholders and, accordingly, has recommended that the Board of Directors of CHP approve the Merger;

      WHEREAS, the Board of Directors of CHP (the “CHP Board of Directors”) (excluding any member of the CHP Board of Directors who is a Stockholder or an Affiliate of any Stockholder or the Advisor), based on the recommendation of the Special Committee, has determined that the Merger is advisable and in the best interests of CHP and its stockholders and, accordingly, has approved the Merger and has directed that the Merger be submitted to the stockholders of CHP for consideration at the 2004 annual meeting of stockholders of CHP (the “CHP Stockholders Meeting”);

      WHEREAS, the Board of Directors of CHPAC has determined that the Merger is advisable and unanimously approved the Merger and CHP, as the sole stockholder of CHPAC, has approved the Merger;

      WHEREAS, the Board of Directors of the Advisor has unanimously determined that the Merger is advisable and in the best interests of the Advisor and the Stockholders and, accordingly, has unanimously approved the Merger and adopted the Agreement, and the Stockholders have unanimously approved the Agreement and the Merger by unanimous written consent;

      WHEREAS, prior to the execution and delivery of this Agreement, each of the Stockholders (i) was given the opportunity to elect to receive its respective Pro Rata Percentage of the Merger Consideration (as such terms are defined below) in cash in lieu of CHP Common Shares, (ii) has made the election indicated opposite such Stockholder’s name on Schedule I to this Agreement, and (iii) hereby consents to the payment of cash in lieu of CHP Common Shares to one of the Stockholders pursuant to this Agreement;

      WHEREAS, as an inducement to CHP and CHPAC to enter into this Agreement and to consummate the Merger, (i) Guarantor has agreed to provide a guarantee of certain of the obligations of the Stockholders, on the terms and subject to the conditions set forth in this Agreement, and (ii) each member of the CNL Group (as defined below) has agreed to enter into, and to honor the terms and conditions of the covenants not to compete contained in Section 9.5 of this Agreement, which covenants not to compete, including the duration thereof, CHP and CHPAC have deemed to be necessary to protect and enhance the long term financing and business strategy of CHP and the Surviving Corporation; and

      WHEREAS, for federal income tax purposes, the Parties intend that the Merger shall qualify as a reorganization under Section 368(a)(1)(A) of the Code.

      NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

      1.1     Terms Defined in this Agreement. As used in this Agreement, the following terms shall have the respective meanings set forth below:

      “Advisor” has the meaning set forth in the preface above.

      “Advisor Common Shares” means the shares of the Class A common stock, $1.00 par value per share, and the shares of the Class B common stock, $1.00 par value per share, of the Advisor.

      “Advisor Common Share Certificates” has the meaning set forth in Section 4.1 below.

      “Advisory Agreement” and “Advisory Agreements” have the meaning set forth in Section 8.13 below.

      “Advisor Amendment” has the meaning set forth in Section 8.21

      “Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

      “Affiliated Group” means any affiliated group within the meaning of Code Section 1504, or any similar group defined under a similar provision of state, local or foreign law.

      “Agreement” has the meaning set forth in the preface above.

      “Articles of Merger” has the meaning set forth in Section 2.2 below.

      “Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms the basis for any specified consequence.

      “Cash Reserve” has the meaning set forth in Section 8.17 below.

      “CHP” has the meaning set forth in the preface above.

      “CHP Board of Directors” has the meaning set forth in the fourth paragraph of the Recitals above.

      “CHP Charter Amendment” has the meaning set forth in Section 8.6 below.

      “CHP Common Shares” shall mean the common shares, par value $0.01 per share, of CHP.

      “CHP II” has the meaning set forth in Section 9.5 below.

      “CHP Indemnity Claim” has the meaning set forth in Section 12.1 below.

      “CHP SEC Documents” has the meaning set forth in Section 6.8 below.

      “CHP Stockholder Approval” has the meaning set forth in Section 6.4 below.

      “CHP Stockholders Meeting” has the meaning set forth in the fourth paragraph of the Recitals above.

      “CHPAC” has the meaning set forth in the preface above.

      “Claims” has the meaning set forth in Section 12.6 below.

      “Closing” has the meaning set forth in Section 2.3 below.

      “Closing Date” has the meaning set forth in Section 2.3 below.

      “CNL Group” has the meaning set forth in Section 9.5 below.

      “Code” means the Internal Revenue Code of 1986, as amended.

      “Commercially reasonable efforts” means as to a Party, an undertaking by such Party to perform or satisfy an obligation or duty or otherwise act in a manner reasonably calculated to obtain the intended result by action or expenditure not disproportionate or unduly burdensome in the circumstances, which means, among other things, that such party shall not be required to (i) expend funds other than for the payment of the reasonable and customary costs and expenses of employees, counsel, consultants, representatives or agents of such Party in connection with the performance or satisfaction of such obligation or duty or other action, (ii) institute litigation or arbitration as a part of its commercially reasonable efforts or (iii) amend, waive or modify a term or condition of, or grant any concessions under or with respect to, or pay or commit to pay any amount under or with respect to, any contract or relationship with respect to which an approval, consent or waiver is sought or any other agreement or relationship with such person (other than nominal filing and application fees and reasonable and customary consent fees).

      “Confidential Information” means any information concerning the businesses and affairs of the Advisor or CHP, if any, that is not already generally available to the public.

      “CREG” has the meaning set forth in the preface above.

      “Disclosure Schedule” has the meaning set forth in the first paragraph of Article 7 below.

      “Development Company” has the meaning set forth in the Section 7.6 below.

      “Effective Time” has the meaning set forth in Section 2.2 below.

      “Employee Benefit Plan” means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) tax-qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) tax-qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

      “Employee Pension Benefit Plan” has the meaning set forth in ERISA Section 3(2).

      “Employee Stock Purchase Agreement” means each of the CNL Hospitality Corp. Employee Stock Purchase Agreements dated March 23, 2004, by and among the Advisor, CREG and each of James M. Seneff, Jr., Robert A. Bourne, Thomas J. Hutchison III, C. Brian Strickland, John A. Griswold, Paul H. Williams and Barry A.N. Bloom.

      “Employee Welfare Benefit Plan” has the meaning set forth in ERISA Section 3(1).

      “Employment Agreements” has the meaning set forth in Section 10.2(i) below.

      “Enterprise Agreement” has the meaning set forth in Section 8.18 below.

      “Environmental, Health, and Safety Laws” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

      “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

      “Extremely Hazardous Substance” has the meaning set forth in Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

      “Fairness Opinion” has the meaning set forth in the second paragraph of the Recitals above.

      “FARS” has the meaning set forth in the preface above.

      “FARS Note” has the meaning set forth in Section 7.30 below.

      “Fiduciary” has the meaning set forth in ERISA Section 3(21).

      “Financial Statements” has the meaning set forth in Section 7.7 below.

      “Florida BCA” has the meaning set forth in the first paragraph of the Recitals above.

      “GAAP” means United States generally accepted accounting principles as in effect from time to time.

      “Guarantor” has the meaning set forth in the preface above.

      “Indemnifying Stockholders” has the meaning set forth in Section 12.1 below.

      “Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation) and domain name registrations, (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

      “IRS” means the Internal Revenue Service.

      “Knowledge” means, (i) in the case of the Advisor and CHP, (A) the actual knowledge of the directors and executive officers of such corporation and (B) the knowledge the directors and executive officers of such corporation would have following a reasonable investigation and, (ii) in the case of the Stockholders, (A) the collective actual knowledge of all of the Stockholders (which, in the case of any Stockholder that is a corporation or other entity, shall mean the actual knowledge of the directors and executive officers of such Stockholder) and (B) the collective knowledge the Stockholders would have following a reasonable investigation (which, in the case of any Stockholder that is a corporation or other entity, shall mean the knowledge the directors and executive officers of such Stockholder would have following a reasonable investigation). For the purposes of this Agreement, the knowledge of one Stockholder shall be attributed to the other Stockholders.

      “Known” and “Knowingly” mean that the Advisor, the Stockholders or CHP, as applicable, had Knowledge of the particular matter or took the action described with prior Knowledge.

      “Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

      “Listing” has the meaning set forth in Section 10.1(b) below.

      “Losses” has the meaning set forth in Section 12.6 below.

      “Material Adverse Effect” means, as to any Party, a material adverse effect on the business, properties, operations, results of operations, condition (financial or otherwise) or future prospects of such party; provided, however, that an adverse change in general business or economic conditions or an adverse change generally applicable to the industry in which such Party or any of its subsidiaries operate, and not specifically relating to such Party or any of its subsidiaries, so long as such adverse change does not have a materially greater adverse effect on such Party and its subsidiaries, taken as a whole, than on other participants in the industry in which such Party and its subsidiaries operate (other than as a result solely of such party’s size relative to other participants in the industry) shall not be deemed to constitute or shall not be taken into account in determining the occurrence of a material adverse effect.

      “Merger” has the meaning set forth in the first paragraph of the Recitals above.

      “Merger Consideration” has the meaning set forth in Section 4.1 below.

      “Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.

      “Most Recent Financial Statements” has the meaning set forth in Section 7.7 below.

      “Most Recent Fiscal Quarter End” has the meaning set forth in Section 7.7 below.

      “Most Recent Fiscal Year End” has the meaning set forth in Section 7.7 below.

      “Multiemployer Plan” has the meaning set forth in ERISA Section 3(37).

      “New Brand License Agreement” has the meaning set forth in Section 8.19 below.

      “New Inter-Company Agreements” has the meaning set forth in Section 8.18 below.

      “NYSE” means the New York Stock Exchange.

      “Ordinary Course of Business” means the ordinary course of business consistent with past practice (including with respect to quantity and frequency).

      “Party” or “Parties” has the meaning set forth in the preface above.

      “PBGC” means the Pension Benefit Guaranty Corporation.

      “Permitted Transfer” has the meaning set forth in Section 4.4 below.

      “Per Share Price” shall mean, (i) if the Underwritten Offering is consummated prior to the Closing, the per share offering price to the public of CHP Common Shares in the Underwritten Offering or, (ii) if the Underwritten Offering shall not have been consummated prior to the Closing, the greater of (A) $10.00 per share (which amount shall be proportionately adjusted if the number of outstanding CHP Common Shares is increased or decreased after the date of this Agreement on account of any recapitalization, reclassification, stock split, reverse stock split, combination of shares, exchange of shares, stock dividend or other pro rata distribution payable in capital stock of CHP) or (B) the average closing price per share of the CHP Common Shares on the NYSE on the 20-trading day period ending on the second business day prior to the Closing.

      “Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, a limited liability company, an unincorporated organization, governmental entity (or any department, agency, or political subdivision thereof) or other entity.

      “Prohibited Transaction” has the meaning set forth in ERISA Section 406 and Code Section 4975.

      “Proposed Indemnity Action” has the meaning set forth in Section 12.9 below.

      “Pro Rata Percentage” has the meaning set forth in Section 4.2.

      “Proxy Statement” has the meaning set forth in Section 8.6 below.

      “Registration Rights Agreement” has the meaning set forth in Section 8.16 below.

      “Reportable Event” has the meaning set forth in ERISA Section 4043.

      “Representative” has the meaning set forth in Section 12.3 below.

      “Restricted Period” has the meaning set forth in Section 9.5 below.

      “SEC” means the Securities and Exchange Commission.

      “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

      “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

      “Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic’s, materialmen’s, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

      “Special Committee” has the meaning set forth in the second paragraph of the Recitals above.

      “Stockholder Consideration” has the meaning set forth in Section 12.6 below.

      “Stockholder Indemnity Claim” has the meaning set forth in Section 12.2 below.

      “Stockholders” has the meaning set forth in the preface above.

      “Stockholders’ Obligations” has the meaning set forth in Section 13.2 below.

      “Subsidiary” means any corporation, partnership, joint venture, limited liability company or other entity with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or other voting interests or has the power to vote or direct the voting of sufficient securities or interests to elect a majority of the directors or otherwise control the management.

      “Surviving Corporation” has the meaning set forth in Section 2.1 below.

      “Takeover Statute” has the meaning set forth in Section 8.11.

      “Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

      “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

      “Tax Sharing Agreement” has the meaning set forth in Section 10.2(p) below.

      “Third Party Claim” has the meaning set forth in Section 12.4 below.

      “Underwritten Offering” has the meaning set forth in Section 10.2(b) below.

      “Working Capital Schedule” has the meaning set forth in Section 8.17 below.

ARTICLE 2

MERGER; EFFECTIVE TIME; CLOSING

      2.1     Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Florida BCA, at the Effective Time, CHPAC and the Advisor shall consummate the Merger in which (i) the Advisor shall be merged with and into CHPAC and the separate corporate existence of the Advisor shall thereupon cease, (ii) CHPAC shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of the State of Florida and (iii) the separate corporate existence of CHPAC, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the “Surviving Corporation.” The Merger shall have the effects set forth in the Florida BCA.

      2.2     Effective Time. On the Closing Date, subject to the terms and conditions of this Agreement, CHPAC and the Advisor shall (i) cause to be executed Articles of Merger in the form required by the Florida BCA (the “Articles of Merger”), (ii) cause the Articles of Merger to be filed with the Florida Department of State as provided in the Florida BCA and (iii) make all other filings or recordings required under the Florida BCA to consummate the Merger. The Merger shall become effective upon the later of (i) such time as the Articles of Merger is duly filed with the Florida Secretary of State or (ii) such other time as is agreed upon by the Representative and CHP and specified in the Articles of Merger. Such time is hereinafter referred to as the “Effective Time.”

      2.3     The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Greenberg Traurig, LLP, The MetLife Building, 200 Park Avenue, New York, New York 10166, commencing at 9:00 a.m., New York City time, on such date as within five (5) business days following the fulfillment or waiver (to the extent permitted by applicable law) of the conditions set forth in Article 10 (other than conditions which by their nature are intended to be fulfilled at the Closing) or such other place or time or on such other date, time or place as CHP and the Representative may agree or as may be necessary to permit the fulfillment or waiver of the conditions set forth in Article 10 (the “Closing Date”).

ARTICLE 3

ARTICLES OF INCORPORATION; BY-LAWS; AND

DIRECTORS AND OFFICERS OF SURVIVING CORPORATION

      3.1     Articles of Incorporation. The articles of incorporation of CHPAC, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided therein or under applicable law.

      3.2     By-Laws. The by-laws of CHPAC, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or under applicable law.

      3.3     Directors and Officers. The directors and officers of CHPAC immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation from and after the Effective Time until their successors have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and by-laws of the Surviving Corporation.

ARTICLE 4

MERGER CONSIDERATION

      4.1     Merger Consideration; Conversion or Cancellation of Advisor Common Shares in Merger. At the Effective Time, by virtue of the Merger and without any action by the Parties, all of the outstanding Advisor Common Shares shall be converted into the right to receive CHP Common Shares having an aggregate value of $297 million (the “Merger Consideration”) pursuant to the terms of Section 4.2 below, unless and to the extent any Stockholder has elected to receive cash in lieu of CHP Common Shares pursuant to and in accordance with the terms of this Agreement. As of the Effective Time, all Advisor Common Shares shall cease to be outstanding, and shall be canceled and retired and shall cease to exist, and each Stockholder, as the holder of certificates representing any of such Advisor Common Shares (the “Advisor Common Share Certificates”), shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration. As of the Effective Time, all of the shares of common stock of CHPAC issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding shares of common stock of the Surviving Corporation and shall be unchanged. For purposes of this Section 4.1 and Section 4.2 below, the aggregate value of any CHP Common Shares received by the Stockholders as Merger Consideration shall be determined based on the Per Share Price, and the aggregate number of CHP Common Shares to be issued in the Merger shall be equal to $297 million, less the amount of any cash payments pursuant to Section 4.2 below, divided by the Per Share Price.

      4.2     Exchange of Certificates; Payment of Merger Consideration. Prior to the execution and delivery of this Agreement, each of the Stockholders (i) was given the opportunity to elect to receive its respective Pro Rata Percentage of the Merger Consideration in cash in lieu of CHP Common Shares and (ii) irrevocably made the election indicated opposite such Stockholder’s name on Schedule I to this Agreement. At the Closing, upon surrender to CHP of the Advisor Common Share Certificates by the Stockholders for cancellation, properly endorsed for transfer, together with any other required documents, (x) each of the Stockholders (who have not elected to receive cash in lieu of CHP Common Shares as set forth opposite such Stockholder’s name on Schedule I of this Agreement) shall receive CHP Common Shares, pro rata based on their relative equity interests in the Advisor as of the Closing Date, as set forth opposite such Stockholder’s name on Schedule I to the Agreement (which Schedule I will be amended to reflect any transfer of any Advisor Common Shares between the date of the Agreement and the Closing Date as contemplated in Section 4.4 below) (each such Stockholder’s equity percentage set forth on Schedule I, its “Pro Rata Percentage”), and each of the Advisor Common Share Certificates so surrendered shall forthwith be canceled, and (y) each of the Stockholders who has elected to receive cash in lieu of CHP Common Shares as set forth opposite such Stockholder’s name on Schedule I to this Agreement shall receive its Pro Rata Percentage of the Merger Consideration in cash in lieu of CHP Common Shares; provided, however, that in no event shall the amount of cash received by the Stockholders as Merger Consideration in the Merger (other than amounts paid as cash in lieu of fractional CHP Common Shares) exceed 10% of the aggregate value of the Merger Consideration, and each of the Advisor Common Share Certificates so surrendered shall forthwith be canceled. Prior to the Closing, Schedule I shall be amended by CHP and the Advisor to indicate the number of CHP Common Shares and the amount of cash to be delivered to each of the Stockholders pursuant to this Section 4.2 based on their Pro Rata Percentage of the Merger Consideration. The Stockholders (other than any Stockholder electing to receive cash in lieu of CHP Common Shares) shall also receive cash in lieu of fractional CHP Common Shares as contemplated by Section 4.3. If any Advisor Common Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Stockholder claiming such Advisor Common Share Certificate to be lost, stolen or destroyed, and, if requested by CHP, the posting by such Stockholder of a bond in such reasonable amount as CHP reasonably may direct as indemnity against any claim that may be made against them with respect to such Advisor Common Share Certificate, CHP will issue in exchange for such lost, stolen or destroyed Advisor Common Share Certificate the CHP Common Shares and cash to which the holder thereof is entitled pursuant to this Section 4.2.

      4.3     Fractional CHP Common Shares. No certificates representing fractional CHP Common Shares shall be issued upon surrender of any Advisor Common Share Certificates in payment of any Merger Consideration. In connection with the payment of the Merger Consideration, in lieu of any fractional CHP Common Shares, there shall be paid to each holder of Advisor Common Shares who otherwise would be entitled to receive a fractional CHP Common Share an amount of cash (without interest) determined by multiplying such fraction by the Per Share Price.

      4.4     Transfer of Advisor Common Shares. (a) No transfers of Advisor Common Shares shall be made on the stock transfer books of the Advisor after the date of this Agreement, and (b) each Stockholder agrees not to transfer any Advisor Common Shares after the date of this Agreement and before the Closing Date;

provided, however, the restrictions on transfer of the Advisor Common Shares contained in this Section 4.4 shall not apply to transfers to CREG of Advisor Common Shares prior to the Closing Date pursuant to the CREG Purchase Options under those certain Employee Stock Purchase Agreements among the Advisor, CREG and the respective officers or employees party thereto (a “Permitted Transfer”); provided that, in the case of a Permitted Transfer specified above, (x) prior to such transfer, the transferring Stockholder causes the prospective transferee (to the extent not already a Party to this Agreement) to execute and deliver an undertaking to become a Party to this Agreement and to have all the rights and obligations of a Stockholder hereunder and to approve this Agreement, the Merger and the other transactions contemplated in this Agreement and (y) such prospective transferee qualifies as an “accredited investor” within the meaning of the Securities Act. In the case of any Permitted Transfer in accordance with this Section 4.4, CHP shall have the absolute right to amend this Agreement for the sole purpose of adding such transferee (to the extent such transferee is not already a Party to this Agreement) and to add such transferee’s name and Pro Rata Percentage on Schedule I.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

      Each of the Stockholders, severally, but not jointly, represents and warrants to CHP and CHPAC that the statements contained in this Article 5 are correct and complete as of the date hereof with respect to itself or himself:

      5.1     Organization and Qualification. CREG is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida. FARS is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

      5.2     Authorization of Transaction. Each of the Stockholders has full power and authority to execute and deliver this Agreement and to perform its or his obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of CREG and the Board of Managers of FARS. No other corporate proceedings on the part of CREG or FARS are necessary to authorize the consummation of the transactions contemplated hereby on behalf of CREG or FARS. This Agreement has been duly and validly executed and delivered by each of the Stockholders and constitutes the valid and legally binding obligation of each of the Stockholders, enforceable against such Stockholders in accordance with its terms and conditions. No consents, approvals, orders or authorizations of, or registration, declaration or filing with, any government or governmental agency is required by or with respect to the Stockholders in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, other than (i) the filing with the SEC of any reports and filings under the Securities Act and the Securities Exchange Act as may be required in connection with this Agreement and the Merger, (ii) the filing of the Articles of Merger with the Florida Department of State, and (iii) such other consents, approvals, orders, authorizations, registrations, declarations and filings as (A) are set forth on Section 5.2 of the Disclosure Schedule (as defined below) or (B) may be required under the “blue sky” laws of various states, to the extent applicable.

      5.3     Noncontravention. Except as set forth in Section 5.3 of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, by the Stockholders, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any Stockholder is subject or any provision of its articles of incorporation, certificate of formation, by-laws, limited liability company agreement or other organizational documents, as applicable, or (B) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any Stockholder is a party or by which it or he is bound or to which any of its or his assets is subject, except for any breaches or violations that would not, individually or in the aggregate, have a Material Adverse Effect on the Advisor or substantially impair or delay the consummation of the transactions contemplated hereby.

      5.4     Investment. (a) Each of the Stockholders who acquires CHP Common Shares in the Merger: (i) understands that the CHP Common Shares acquired by such Stockholder pursuant to this Agreement have not been registered under the Securities Act, or under any state securities laws, and are being exchanged in reliance upon federal and state exemptions for transactions not involving a public offering and may not be offered or sold unless (A) such offer or sale has been registered under the Securities Act, (B) such offer or sale is made in conformity with the holding period, volume and other limitations of Rule 144 promulgated by the SEC under the Securities Act, or (C) in the written opinion of counsel reasonably acceptable to CHP, some other exemption from registration is available with respect to any proposed sale, transfer or other disposition of such CHP Common Shares; (ii) is acquiring the CHP Common Shares solely for its or his own account for investment purposes, and not with a view towards the distribution thereof; (iii) is an “accredited investor” (as such term is defined in Regulation D under the Securities Act) and is a sophisticated investor with knowledge and experience in business and financial matters; (iv) has received certain information concerning CHP, including, without limitation, (A) the most recent annual report on Form 10-K, (B) any current reports on Form 8-K since December 31, 2003, in each case as filed by CHP under the Securities Exchange Act, and (C) the most recent annual report to stockholders of CHP, and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding CHP Common Shares; and (v) is able to bear the economic risk and lack of liquidity inherent in holding CHP Common Shares which have not been registered under the Securities Act.

      (b) Each of the Stockholders who acquires CHP Common Shares in the Merger represents that it or he has been advised and understands that, subject to applicable federal and state securities laws, stop transfer instructions will be given to CHP’s transfer agent with respect to such CHP Common Shares and that a legend setting forth the following restrictions on transfer will be set forth on the certificates for such CHP Common Shares or any substitutions therefor:

      “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), IN RELIANCE UPON THE EXEMPTION FROM REGISTRATION CONTAINED IN SECTION 4(2) OF THE 1933 ACT AND REGULATION D OF THE RULES AND REGULATIONS PROMULGATED UNDER THE 1933 ACT, AND IN RELIANCE UPON THE REPRESENTATION BY THE HOLDER THAT THEY HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW TO RESALE OR FURTHER DISTRIBUTION. SUCH SHARES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, HYPOTHECATED, NOR WILL ANY ASSIGNEE OR ENDORSEE HEREOF BE RECOGNIZED AS AN OWNER HEREOF BY THE ISSUER FOR ANY PURPOSE, UNLESS A REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WITH RESPECT TO SUCH SHARES SHALL THEN BE IN EFFECT OR UNLESS THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION SHALL BE ESTABLISHED TO THE REASONABLE SATISFACTION OF COUNSEL OF THE ISSUER.”

      5.5     Advisor Common Shares. Except as set forth in Section 7.2 of the Disclosure Schedule, each of the Stockholders holds of record and owns beneficially the number and class of the Advisor Common Shares set forth next to its or his name in Section 7.2 of the Disclosure Schedule, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Except for the agreements set forth on Section 5.5 of the Disclosure Schedule, none of the Stockholders is a party to any option, warrant, purchase right, or other contract or commitment that could require one or more Stockholders to sell, transfer, or otherwise dispose of any the Advisor Common Shares (other than pursuant to this Agreement) or is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any of the Advisor Common Shares.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF CHP AND CHPAC

      CHP and CHPAC jointly and severally represent and warrant to the Stockholders and the Advisor that the statements contained in this Article 6 are correct and complete as of the date hereof:

      6.1     Organization of CHP and CHPAC. Each of CHP and CHPAC is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation.

      6.2     Capital Stock. The authorized capital stock of CHP consists of 516,000,000 equity shares, 450,000,000 of which are CHP Common Shares, 3,000,000 of which are preferred shares, par value $.01 per share, and 63,000,000 of which are excess shares, par value $.01 per share. As of February 28, 2004, 270,937,570 CHP Common Shares, no preferred shares and no excess shares were issued and outstanding. Since February 28, 2004, CHP has not issued any shares of capital stock except pursuant to the exercise of options outstanding on such date to purchase CHP Common Shares or pursuant to CHP’s dividend reinvestment plan. All outstanding CHP Common Shares are, and all CHP Common Shares issuable under stock option plans of CHP, or pursuant to CHP’s dividend reinvestment plan, will be when issued in accordance with the terms thereof duly authorized, validly issued, fully paid and nonassessable. Except for the CHP Common Shares reserved for issuance pursuant to stock option plans of CHP or CHP’s dividend reinvestment plan, there are outstanding on the date hereof no options, warrants, calls, rights, commitments or any other agreements of any character to which CHP is a party or by which it may be bound, requiring it to issue, transfer, sell, purchase, register, redeem or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for or acquire any shares of its capital stock.

      6.3     Authorization for CHP Common Shares. The CHP Common Shares issued as Merger Consideration will, when issued, be duly authorized, validly issued, fully paid and nonassessable, and no stockholder of CHP will have any preemptive right or similar rights of subscription or purchase in respect thereof. The CHP Common Shares issued as Merger Consideration will, subject to the accuracy of the Stockholders’ representations contained in Section 5.4 hereof, be exempt from registration under the Securities Act and will be registered or exempt from registration under all applicable state securities laws.

      6.4     Authorization of Transaction. Each of CHP and CHPAC has full corporate power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder, subject to the approval of the Merger at the CHP Stockholders Meeting by the affirmative vote of at least a majority of the votes cast on the Merger by holders of CHP Common Shares entitled to vote thereon (other than CHP Common Shares owned of record or beneficially by interested directors or their Affiliates), provided that the total votes cast represent over 50% of the CHP Common Shares entitled to vote on the Merger (the “CHP Stockholder Approval”), as required pursuant to this Agreement. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly authorized by the Board of Directors of CHP, by the Board of Directors of CHPAC and by CHP as the sole stockholder of CHPAC. Other than the CHP Stockholder Approval that is required pursuant to this Agreement, no other corporate proceedings on the part of CHP and CHPAC are necessary to authorize the consummation of the Merger on behalf of CHP and CHPAC. This Agreement constitutes the valid and legally binding obligation of each of CHP and CHPAC, enforceable in accordance with its terms and conditions. No consents, approvals, orders or authorizations of, or registration, declaration or filing with, any government or governmental agency is required by or with respect to CHP or CHPAC in connection with the execution and delivery of this Agreement or the consummation of the Merger, other than (i) the filing with the SEC of any reports and filings under the Securities Act and the Securities Exchange Act as may be required in connection with this Agreement and the Merger, (ii) the filing of the Articles of Merger with the Florida Department of State, and (iii) such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under (A) the “blue sky” laws of various states, to the extent applicable, or (B) the rules and regulations of the NYSE.

      6.5     Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby by CHP or CHPAC, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which either CHP or CHPAC is subject or any provision of its articles of incorporation or by-laws or (B) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which either CHP or CHPAC is a party or by which it is bound or to which any of its assets is subject, except for any breaches or violations that would not, individually or in the aggregate, have a Material Adverse Effect on CHP or CHPAC or substantially impair or delay the consummation of the transactions contemplated hereby.

      6.6     Brokers’ Fees. Except for the fees and expenses paid or payable to Lehman Brothers, Inc. with respect to the delivery of the Fairness Opinion to the Special Committee, including any updates thereto, neither CHP nor CHPAC has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Merger.

      6.7     Information. The Proxy Statement will not at the time filed with the SEC, at the time of mailing the Proxy Statement to the stockholders of CHP or at the time of the CHP Stockholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by CHP with respect to statements made therein based on information supplied by or on behalf of the Stockholders or the Advisor for inclusion in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the provisions of the Securities Exchange Act.

      6.8     SEC Documents. Since January 1, 2003, CHP has filed with the SEC all reports and other documents required to be filed by it during such period under the Securities Exchange Act (the “CHP SEC Documents”). At the respective times they were filed, none of the CHP SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading except to the extent corrected in a subsequently filed CHP SEC Document. The consolidated financial statements (including in each case any notes thereto) of CHP included in the CHP SEC Documents were prepared in conformity with GAAP consistently applied throughout the periods covered thereby (except in each case as described in the notes thereto) and fairly presented in all material respects the consolidated financial position, results of operations and cash flows of CHP and its consolidated subsidiaries as at the respective dates thereof and for the periods then ended (subject, in the case of unaudited statements to normal year-end adjustments and to any other adjustments described therein), except to the extent corrected in a subsequently filed CHP SEC Document.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES CONCERNING THE ADVISOR

      The Stockholders (other than FARS) and the Advisor represent and warrant to CHP and CHPAC that the statements contained in this Article 7 are correct and complete, except as set forth in the disclosure schedule delivered by the Stockholders (other than FARS) and the Advisor to CHP and CHPAC immediately prior to the execution and delivery of this Agreement (the “Disclosure Schedule”); it being understood that with respect to any matter included in Sections 7.11(a), 7.11(c), 7.15(f), 7.19, 7.21 or 7.23 of the Disclosure Schedule, for purposes of the indemnification provided in Article 12, such matter shall be treated as if such matter was not included in the Disclosure Schedule and shall continue to be the subject of and covered by the indemnification provisions of Article 12 of this Agreement notwithstanding its inclusion therein. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty relates to the existence of the document or other item itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article 7.

      7.1     Organization, Qualification, and Corporate Power. Each of the Advisor and the Development Company (as defined below) is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida. Each of the Advisor and the Development Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to so qualify or obtain authorization would not have a Material Adverse Effect on the Advisor or on the ability of the Advisor to consummate the Merger. Except as set forth in Section 7.1 of the Disclosure Schedule, each of the Advisor and the Development Company has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it except where the failure to be so licensed, permitted or authorized would not have a Material Adverse Effect on the Advisor. The Stockholders (other than FARS) have delivered to CHP correct and complete copies of the articles of incorporation and by-laws of the Advisor and the Development Company (in each case, as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of each of the Advisor and the Development Company are correct and complete in all material respects. Each of the Advisor and the Development Company is not in default under or in violation of any provision of its articles of incorporation or by-laws. All corporate actions taken by the Advisor and the Development Company have been taken in compliance with all applicable provisions of the Florida BCA.

      7.2     Capitalization. The entire authorized capital stock of the Advisor consists of (i) 10,000 shares of Class A common stock, $1.00 par value per share, of which 2,000 shares are issued and outstanding, and (ii) 5,000 shares of Class B common stock, $1.00 par value per share, of which 1,377.11 shares are issued and outstanding. No Advisor Common Shares are held in treasury. All of the issued and outstanding Advisor Common Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record and beneficially by the respective Stockholders as set forth in Section 7.2 of the Disclosure Schedule. The entire authorized capital stock of the Development Company (as defined below) consists of 1,000 shares of common stock, $1.00 par value per share, of which 1,000 shares are issued and outstanding. All of the issued and outstanding shares of capital stock of the Development Company have been duly authorized, are validly issued, fully paid and non-assessable, and are held of record and beneficially by the Advisor. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Advisor or the Development Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Advisor or the Development Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the Advisor Common Shares or any shares of capital stock of the Development Company.

      7.3     Authorization of Transaction. The Advisor has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Advisor. No other corporate proceedings on the part of the Advisor are necessary to authorize the consummation of the transactions contemplated hereby on behalf of the Advisor. This Agreement constitutes the valid and legally binding obligation of the Advisor, enforceable in accordance with its terms and conditions. No consents, approvals, orders or authorizations of, or registration, declaration or filing with, any government or governmental agency is required by or with respect to the Advisor or any subsidiary of the Advisor in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, other than (i) the filing with the SEC of any reports and filings under the Securities Act and the Securities Exchange Act as may be required in connection with this Agreement and the Merger, (ii) the filing of the Articles of Merger with the Florida Department of State, and (iii) such other consents, approvals, orders, authorizations, registrations, declarations and filings as (A) are set forth on Section 7.3 of the Disclosure Schedule or (B) may be required under (I) the “blue sky” laws of various states, to the extent applicable, or (II) the rules and regulations of the NYSE.

      7.4     Noncontravention. Except as set forth in Section 7.4 of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby by the Advisor, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Advisor or the Development Company is subject or any provision of the articles of incorporation or bylaws of the Advisor or the Development Company or (ii) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice, consent or approval under any agreement, contract, lease, license, instrument, or other arrangement to which the Advisor or the Development Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets).

      7.5     Title to Assets. Except as set forth on Section 7.5 of the Disclosure Schedule, each of the Advisor and the Development Company has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Most Recent Balance Sheet or the Most Recent Pro Forma Balance Sheet or acquired after the date thereof, free and clear of all Security Interests (other than those disclosed in the Most Recent Balance Sheet), except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet or the Most Recent Pro Forma Balance Sheet.

      7.6     Subsidiaries. The Advisor’s business is conducted entirely by and through the Advisor and its wholly owned subsidiary, CNL Hotel Development Company, a Florida corporation (the “Development Company”). The Advisor has no direct or indirect Subsidiaries, operating or otherwise, other than the Development Company, nor are there any other entities that the Advisor otherwise directly or indirectly controls or in which it has any ownership or other interest, and the Advisor does not have the right or obligation to acquire any shares of stock or other interest in any other Person. The Stockholders (other than FARS) or any other Affiliates have not taken or omitted to take any action which has resulted in, or will result in, the Advisor being or becoming a party to or bound by, any agreement, arrangement or understanding to which the Advisor will remain obligated or bound following the Closing, relating to the acquisition by the Advisor of any entity or all or substantially all of the assets of any Person.

      7.7     Financial Statements. The Advisor has delivered to CHP its (i) audited balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for the fiscal years ended December 31, 2002 and December 31, 2003 (the “Most Recent Fiscal Year End”); and (ii) unaudited balance sheets and statements of income (the “Most Recent Financial Statements”) as of and for the three months ended March 31, 2004 (the “Most Recent Fiscal Quarter End”) (the financial statements described in clauses (i) and (ii) of this Section 7.7 are hereinafter referred to as the “Financial Statements”). The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Advisor as of such dates and the results of operations of the Advisor for such periods, and are consistent with the books and records of the Advisor (which books and records are correct and complete in all material respects); provided that, the Most Recent Financial Statements do not contain any notes.

      7.8     Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any Material Adverse Effect on the Advisor or on the ability of the Advisor to consummate the transactions contemplated in this Agreement. Without limiting the generality of the foregoing, except as set forth on Section 7.8 of the Disclosure Schedule, since that date:

(a) each of the Advisor and the Development Company has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

(b) each of the Advisor and the Development Company has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $25,000 or outside the Ordinary Course of Business, other than contracts or subcontracts entered into in the Ordinary Course of Business by the Development Company involving less than $100,000;

(c) no party (including the Advisor and the Development Company) has accelerated, terminated, modified, or canceled any material agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) to which the Advisor or the Development Company is a party or by which it is bound;

(d) each of the Advisor and the Development Company has not imposed any Security Interest upon any of its assets, tangible or intangible other than in the Ordinary Course of Business;

(e) each of the Advisor and the Development Company has not made any capital expenditure (or series of related capital expenditures) either involving more than $50,000 or outside the Ordinary Course of Business;

(f) each of the Advisor and the Development Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions);

(g) each of the Advisor and the Development Company has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation;

(h) each of the Advisor and the Development Company has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

(i) each of the Advisor and the Development Company has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business;

(j) each of the Advisor and the Development Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(k) there has been no change made or authorized in the articles of incorporation or by-laws of the Advisor or the Development Company;

(l) each of the Advisor and the Development Company has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

(m) each of the Advisor and the Development Company has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

(n) each of the Advisor and the Development Company has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

(o) each of the Advisor and the Development Company has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

(p) each of the Advisor and the Development Company has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any such existing contract or agreement;

(q) each of the Advisor and the Development Company has not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

(r) each of the Advisor and the Development Company has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

(s) each of the Advisor and the Development Company has not made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business or in the terms of its agreements with any independent contractors;

(t) each of the Advisor and the Development Company has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

(u) to the Knowledge of the Stockholders and the Advisor, there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Advisor or the Development Company; and

(v) to the Knowledge of the Stockholders and the Advisor, each of the Advisor and the Development Company is not under any legal obligation, whether written or oral, to do any of the foregoing.

      7.9     Undisclosed Liabilities. Each of the Advisor and the Development Company does not have any Liability (and to the Knowledge of the Advisor and the Stockholders, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability), except for (i) Liabilities which are reflected in, reserved against or otherwise described in the Most Recent Balance Sheet (including the notes thereto), and (ii) Liabilities which have arisen after the Most Recent Fiscal Quarter End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law) and which are not material, individually or in the aggregate. As of the Closing, the Advisor will not have any Liabilities other than as set forth on Section 7.9 of the Disclosure Schedule.

      7.10     Legal Compliance. Each of the Advisor and the Development Company has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), the violation of which could have a Material Adverse Effect on the Advisor or on the ability of the Advisor to consummate the transactions contemplated in this Agreement, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply, except as disclosed in Section 7.10 of the Disclosure Schedule.

      7.11     Tax Matters.

      (a) Each of the Advisor and the Development Company has timely filed (including any extensions) all Tax Returns that it was required to file with any taxing authority, including, without limitation, any Tax Returns required to be filed with any state. All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Advisor or the Development Company (whether or not shown on any filed Tax Return and whether or not yet due) have been paid. Without limiting the foregoing, neither the Advisor nor the Development Company will have any Liability for Taxes, whether or not yet payable, for the taxable period of the Advisor and the Development Company that includes the Effective Time (including Taxes attributable to income and gain recognized by the Advisor in connection with or by reason of the Merger) in excess of the amounts actually paid by or on behalf of the Advisor or the Development Company at or prior to the Effective Time to the applicable taxing authority plus the amount of cash held in the Cash Reserve for payment of such Taxes. Except as disclosed in Section 7.11(a) of the Disclosure Schedule, neither the Advisor nor the Development Company is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Advisor and the Development Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Advisor or the Development Company that arose in connection with any failure (or alleged failure) to pay any Tax.

      (b) Each of the Advisor and the Development Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

      (c) No Basis exists for any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Advisor or the Development Company either (A) claimed or raised by any authority in writing or (B) as to which any of the Stockholders has Knowledge. Section 7.11(c) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to the Advisor and the Development Company for taxable periods ended on or after December 31, 1999, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Stockholders (other than FARS) have delivered to CHP correct and complete copies of all federal and state income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Advisor and the Development Company since December 31, 1999.

      (d) Neither the Advisor nor the Development Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

      (e) The Advisor has not filed a consent under Code Section 341(f) concerning collapsible corporations. The Advisor has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under any circumstances could obligate it to make any payments (whether in connection with the Merger or otherwise) that would not be deductible under Code Section 280G. The Advisor is not and has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Each of the Advisor and the Development Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Neither the Advisor nor the Development Company is a party to any Tax allocation or sharing agreement, except as disclosed in Section 7.11(e) of the Disclosure Schedule. Neither the Advisor nor the Development Company (a) has, or as of the Effective Time will have, incurred any Liability (including any Liability incurred prior to the Effective Time as a result of or in connection with the transactions contemplated pursuant to or in anticipation of this Agreement and the Merger) with respect to (i) any deferred intercompany gain within the meaning of Treas. Reg. § 1.1502-13 or (ii) any excess loss account (within the meaning of Treas. Reg. § 1.1502-19) with respect to any subsidiary of the Advisor, or (b) has any Liability for the Taxes of any Person (other than the Advisor or the Development Company, as applicable) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

      (f) Except as set forth on Section 7.11(f) of the Disclosure Schedule, each of the Advisor and the Development Company does not, and will not as of the Effective Time, (i) own directly any “securities” of any issuer (within the meaning of Section 856(c)(4) of the Code), other than assets described in Section 856(c)(4)(A) of the Code; or (ii) own directly an interest in any entity treated as a partnership or a disregarded entity for federal income tax purposes.

      (g) Neither the Advisor nor the Development Company has, or will have as of the Effective Time, any accumulated earnings and profits (as calculated for federal income tax purposes).

      7.12     Real Property.

      (a) Section 7.12 of the Disclosure Schedule lists and describes briefly all real property owned, leased or subleased to the Advisor and the Development Company and sets forth a list of all leases and subleases to which the Advisor or the Development Company is a party. The Stockholders (other than FARS) have delivered to CHP correct and complete copies of the leases and subleases listed in Section 7.12 of the

Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in Section 7.12 of the Disclosure Schedule:

(i) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

(ii) no consent is required with respect to the lease or sublease as a result of this Agreement, and the actions contemplated by this Agreement will not result in the change of any terms of the lease or sublease or otherwise affect the ongoing validity of the lease or sublease;

(iii) no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(iv) no party to the lease or sublease has repudiated any provision thereof;

(v) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

(vi) the Advisor has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

(vii) all facilities leased or subleased thereunder have received and maintained all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained by the Advisor or the Development Company, as applicable, in accordance with applicable laws, rules, and regulations; and

(viii) all facilities leased or subleased thereunder are supplied with all utilities and other services necessary for the operation of said facilities.

      7.13     Intellectual Property.

      (a) Except as set forth on Section 7.13 of the Disclosure Schedule, each of the Advisor and the Development Company owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property used in the operation of the businesses of the Advisor and the Development Company as presently conducted. Each item of Intellectual Property owned or used by the Advisor and the Development Company immediately prior to the Closing hereunder will be owned or available for use by the Surviving Corporation on similar terms and conditions immediately subsequent to the Closing hereunder, subject to the execution and delivery of the New Inter-Company Agreements (as defined below) and the receipt of the third party consents and/or other arrangements described in Section 7.13 of the Disclosure Schedule. Each of the Advisor and the Development Company has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses. There is no pending dispute with any current or former officer, employee or consultant of the Advisor or the Development Company regarding ownership of Intellectual Property used in the operation of the businesses of the Advisor or the Development Company as presently conducted. There is no Intellectual Property that is material to the business of the Advisor or the Development Company other than as set forth on Section 7.13 of the Disclosure Schedule.

      (b) Each of the Advisor and the Development Company has not Knowingly interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and each of the Stockholders (other than FARS) and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Advisor and the Development Company has not ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Advisor or the Development Company must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Advisor and the Stockholders, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Advisor or the Development Company.

      (c) No patent, trademark or copyright registrations have been issued to or assigned to the Advisor or the Development Company with respect to any Intellectual Property.

      (d) Section 7.13(d) of the Disclosure Schedule identifies each item of Intellectual Property that any third party, including employees and consultants of the Advisor or the Development Company, owns and that the Advisor or the Development Company uses, identifying whether the use is pursuant to license, sublicense, agreement, or other permission.

      The Stockholders (other than FARS) have delivered to CHP correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date).

      (e) To the Knowledge of the Advisor and the Stockholders, nothing will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of the Advisor’s and the Development Company’s business as presently conducted.

      7.14     Tangible Assets. Except as set forth on Section 7.14 of the Disclosure Schedule, each of the Advisor and the Development Company owns or leases all buildings, machinery, equipment, and other tangible assets used in the conduct of its business as presently conducted and as presently proposed to be conducted. Except as set forth on Section 7.14 of the Disclosure Schedule, each such tangible asset is free from all material defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used. The Most Recent Balance Sheet sets forth all of the assets necessary to conduct the Advisor’s and the Development Company’s business as it is currently being conducted and as it is contemplated to be conducted in the future.

      7.15     Contracts. Section 7.15 of the Disclosure Schedule lists the following contracts and other agreements to which the Advisor or the Development Company is a party:

(a) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $50,000 per annum;

(b) any agreement or arrangement concerning a partnership or joint venture;

(c) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

(d) any agreement concerning confidentiality or noncompetition;

(e) any agreement or arrangement between the Advisor or the Development Company, on the one hand, and any of the Stockholders or their Affiliates, on the other hand;

(f) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

(g) any agreement or arrangement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $100,000 or providing severance benefits;

(h) any agreement or arrangement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business; or

(i) any agreement under which the consequences of a default or termination could have a Material Adverse Effect on the Advisor or on the ability of the Advisor to consummate the transactions contemplated in this Agreement.

The Stockholders (other than FARS) have delivered to CHP a correct and complete copy of each written agreement listed in Section 7.15 of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement or arrangement referred to in Section 7.15 of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) the Advisor is not, and to the Knowledge of the Advisor and the Stockholders, no other party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

      7.16     Notes and Accounts Receivable. All notes and accounts receivable of the Advisor and the Development Company are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims and are current and collectible in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past practice of the Advisor.

      7.17     Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Advisor or the Development Company except as disclosed in Section 7.17 of the Disclosure Schedule.

      7.18     Insurance. Section 7.18 of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) to which the Advisor or the Development Company has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past two years: (i) the name, address, and telephone number of the agent; (ii) the name of the insurer and the name of the policyholder; (iii) the policy number and the period of coverage; and (iv) the amount of coverage. Except as set forth on Section 7.18 of the Disclosure Schedule, with respect to each such insurance policy to the Knowledge of the Stockholders and the Advisor: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither the Advisor, the Development Company nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. Each of the Advisor and the Development Company has been covered during the past five years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Section 7.18 of the Disclosure Schedule describes any self-insurance arrangements affecting the Advisor and the Development Company and any claims pending under any insurance policies currently in effect.

      7.19     Litigation. Section 7.19 of the Disclosure Schedule sets forth each instance in which the Advisor or the Development Company (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party to, or to the Knowledge of the Advisor is threatened to be made a party to, any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Section 7.19 of the Disclosure Schedule could result in any Material Adverse Effect on the Advisor or on the ability of the Advisor to consummate the transactions contemplated in this Agreement. None of the Stockholders has any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against the Advisor.

      7.20     Employees. To the Knowledge of the Stockholders and the Advisor, no executive, key employee, or group of employees currently has any plans to terminate employment with the Advisor or the Development Company, as applicable, as a result of this Agreement. Neither the Advisor nor the Development Company has committed any unfair labor practice. Neither the Advisor nor the Development Company is or has been a party to any collective bargaining (or other similar) agreement, nor is any such agreement presently being negotiated. None of the Stockholders or the Advisor has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Advisor or the Development Company. Section 7.20 of the Disclosure Schedule sets forth the names of all employees of the Advisor and the Development Company and the annual salary and bonuses paid or accrued for the year ended December 31, 2003, and for the period from January 1, 2004 through March 31, 2004, and any commitments by the Advisor or the Development Company entered into on or prior to the date hereof to pay any further bonuses for or increase in the salary of each such person set forth in Section 7.20 of the Disclosure Schedule. The employees of the Advisor and the Development Company set forth on Section 7.20 of the Disclosure Schedule constitute all employees necessary in order to conduct the Advisor’s business as it is currently being conducted.

      7.21     Employee Benefits.

      (a) Section 7.21 of the Disclosure Schedule lists each Employee Benefit Plan that the Advisor and the Development Company maintains or has maintained or to which the Advisor or the Development Company contributes or has contributed or to which the employees of the Advisor or the Development Company are subject or have been subject.

      (b) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws.

      (c) Except as set forth on Section 7.21 of the Disclosure Schedule, all required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title 1 of ERISA and of Code Section 4980B have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

      (d) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Advisor. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

      (e) Each such Employee Benefit Plan which is an Employee Pension Benefit Plan meets the requirements of a “qualified plan” under Code 401(a) and has received, within the last two years, a favorable determination letter from the Internal Revenue Service.

      (f) The market value of assets under each such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan), subject to Title IV of ERISA, equals or exceeds the present value of all vested and nonvested Liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

      (g) The Stockholders (other than FARS) have delivered to CHP correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

      (h) Except as set forth in Section 7.21(h) of the Disclosure Schedule, with respect to each Employee Benefit Plan that the Advisor or the Development Company maintains or ever has maintained or to which it contributes, ever has contributed, or ever has been required to contribute:

(i) No such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan), subject to Title IV of ERISA, has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or threatened.

(ii) There have been no Prohibited Transactions with respect to any such Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or threatened. None of the Stockholders has any Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.

(iii) Neither the Advisor nor the Development Company has incurred, and none of the Stockholders and the directors and officers (and employees with responsibility for employee benefits matters) of the Advisor or the Development Company has any reason to expect that the Advisor or the Development Company will incur, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

      (i) Neither the Advisor nor the Development Company contributes to, has ever contributed to, or has ever been required to contribute to, any Multiemployer Plan or has ever had any Liability (including withdrawal Liability) under any Multiemployer Plan.

      (j) Neither the Advisor nor the Development Company maintains or contributes to, or has ever maintained or contributed to, or has ever been required to contribute to, any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Section 4980B).

      7.22     Guaranties. Except as described in Section 7.22 of the Disclosure Schedule, neither the Advisor nor the Development Company is a guarantor of or is otherwise liable for, any Liability or obligation (including indebtedness) of any other Person.

      7.23     Environment, Health, and Safety.

      (a) Each of the Advisor and the Development Company has complied with all Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply. Without limiting the generality of the preceding sentence, each of the Advisor and the Development Company has obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health, and Safety Laws. A list of all permits, licenses and other authorizations required by Environmental, Health and Safety Laws is listed on Section 7.23 of the Disclosure Schedule and none of such permits, licenses and authorizations require notice or consent or any other action to remain in full force and effect following consummation of the transactions contemplated by this Agreement.

      (b) Neither the Advisor nor the Development Company has any Liability, and there are no facts, circumstances or conditions that could result in Liability, and neither the Advisor nor the Development Company has handled or disposed of any substance, arranged for the treatment or disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form the Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Advisor or the Development Company giving rise to any Liability with respect to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

      (c) Except as set forth on Section 7.23(c) of the Disclosure Schedule, all properties and equipment owned or leased by the Advisor and the Development Company have been free of asbestos, PCB’s, toxic mold, underground storage tanks, methylene chloride, trichloroethylene, 1,2-trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances.

      (d) The Advisor has furnished to CHP copies of all environmental assessments, reports, audits, and other documents in its possession or under its control that relate to the environmental condition of any real property currently or formerly owned or operated by the Advisor or the Development Company and the Advisor’s and the Development Company’s compliance with Environmental Health and Safety Laws. All such information and documents are accurate and complete.

      7.24     Proxy Statement. None of the information supplied or to be supplied by any of the Stockholders or the Advisor for inclusion in the Proxy Statement will, at the time of filing the Proxy Statement with the SEC, at the time of mailing the Proxy Statement to the stockholders of CHP or at the time of the CHP Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

      7.25     Relationships with Tenants and Managers. The Advisor’s and the Development Company’s respective relationships with CHP’s existing tenants and managers are sound, and there is no Basis to believe that any of CHP’s primary tenants and managers will materially and adversely change the manner in which they currently conduct business with CHP.

      7.26     Brokers’ Fees. Except for the fees and expenses paid to Legg Mason with respect to the Merger as previously disclosed in writing by the Advisor to CHP, which fees and expenses are to be paid by the Advisor at or prior to the Closing (consistent with Section 8.17), the Advisor has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement. The Advisor has delivered a copy of any engagement letter or similar agreement between the Advisor and Legg Mason to CHP.

      7.27     Transactions with Related Parties. There is no (i) loan outstanding from or to the Advisor or the Development Company from or to any employee, officer, director or Affiliate of the Advisor or the Development Company, (ii) agreement between the Advisor or the Development Company, on the one hand, and any employee, officer, director or Affiliate, on the other hand, that is not reflected in Section 7.15 of the Disclosure Schedule, (iii) agreement requiring payments to be made on a direct or indirect change of control of the Advisor or the Development Company or otherwise as a result of the consummation of the Merger or any of the other transactions contemplated by this Agreement with respect to any employee, officer or director of the Advisor or the Development Company or (iv) agreement between the Advisor or the Development Company and any Person giving any Person the right to appoint or nominate any person as a director of the Advisor or the Surviving Corporation or the Development Company.

      7.28     Books and Records. The books and records of each of the Advisor and the Development Company are complete and correct and have been maintained in accordance with good business practices and applicable legal requirements, and contain a true and complete record of all meetings or proceedings of the Board of Directors and stockholders of the Advisor and the Development Company. The stock ledger of each of the Advisor and the Development Company is complete and reflects all issuances, transfers, repurchases and cancellations of shares of capital stock of the Advisor and the Development Company, respectively.

      7.29     Disclosure. The representations and warranties contained in this Article 7 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article 7 not misleading.

      7.30     FARS Note. The aggregate amount of principal and accrued and unpaid interest outstanding as of April 22, 2004 on that certain promissory note dated as of June      , 2001 issued by the Advisor to and for the benefit of FARS (the “FARS Note”) was $10,981,333.00.

      7.31     Net Working Capital. The working capital (i.e., current assets minus current liabilities) of the Advisor as of the Closing Date will not be less than zero, after giving effect to the Cash Reserve and not taking into account the FARS Note. Section 7.31 of the Disclosure Schedule sets forth all liabilities of the Advisor other than current liabilities, including the amounts thereof, outstanding as of the date of this Agreement and expected to be outstanding as of the Closing Date.

      7.32     Expenses. Section 7.32(a) of the Disclosure Schedule sets forth a complete list, listed by type and by estimated amount, of all anticipated fees and expenses, that the Advisor has Knowledge could accrue or be payable by CHP to the Advisor, any member of the CNL Group, the CNL Group or any of their respective Affiliates between the date of this Agreement and the Closing Date pursuant to the applicable Advisory Agreement (as defined below) or pursuant to any other agreements or arrangements between CHP and the Advisor, any member of the CNL Group, the CNL Group or any of their respective Affiliates in effect as of the date of this Agreement, excluding any fees or expenses that are not required to be paid by CHP or its Affiliates in accordance with the terms of this Agreement. From and after the Closing Date, to the Knowledge of the Advisor, except as set forth on Section 7.32(b) of the Disclosure Schedule, no additional fees or expenses, other than pursuant to the New Inter-Company Agreements, are contemplated to be required to be paid by CHP or the Surviving Corporation to any member of the CNL Group, the CNL Group or any of their respective Affiliates in order to enable the Surviving Corporation to conduct its businesses following the Merger in substantially the same manner as the business of the Advisor was conducted prior to the Merger.

ARTICLE 8

ADDITIONAL COVENANTS

      8.1     General.

      (a) Notwithstanding anything in this Article 8 to the contrary, FARS shall not be subject to any of the provisions of this Article 8.

      (b) During the period from the date of this Agreement until the Effective Time, each of the Parties will use commercially reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the Merger (including satisfaction, but not waiver, of the closing conditions set forth in Article 10 below, except for the closing conditions set forth in Sections 10.1(b) and 10.2(b) below; it being understood that the decision of whether or not to proceed with the Underwritten Offering and/or the Listing are matters solely in the discretion of the CHP Board of Directors in the exercise of its business judgment and subject to the CHP Board of Directors’ fiduciary duties).

      8.2     Notices and Consents. During the period from the date of this Agreement until the Effective Time, (i) the Advisor shall give any notices to third parties and shall use commercially reasonable efforts to obtain any third party consents that CHP may reasonably request in connection with the matters listed on Section 7.4 of the Disclosure Schedule or referred to in Section 7.4 above, and (ii) each of the Parties shall give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies listed on Section 5.2 or 7.3 of the Disclosure Schedule and in connection with the matters referred to in Section 5.2, Section 6.4, and Section 7.3 above.

      8.3     Maintenance of Business; Prohibited Acts. During the period from the date of this Agreement until the Effective Time, the Advisor will, and the Advisor and the Stockholders will not take any action and the Stockholders will not cause or permit the Advisor to take any action that adversely affects the ability of the Advisor to, (i) pursue its business in the Ordinary Course of Business, (ii) seek to preserve intact its current business organizations, (iii) keep available the service of its current officers and employees, (iv) preserve its relationships with customers, suppliers and others having business dealings with it and (v) consummate the Merger and the transactions contemplated thereby (including the satisfaction but not the waiver of any of the conditions set forth in Article 10 of this Agreement); and the Advisor will not and the Stockholders will not cause or permit the Advisor or the Development Company to, without the prior written consent of the Special Committee on behalf of CHP in its sole discretion:

(a) issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, delivery, sale, disposition or pledge or other encumbrances of (i) any additional shares of its capital stock of any class (including the Advisor Common Shares), or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or any other securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any shares of its capital stock, or (ii) any other securities in respect of, in lieu of or in substitution for the Advisor Common Shares outstanding on the date hereof; provided, however, the restrictions on transfer of the Advisor Common Shares contained in this Section 8.3(a) shall not apply to any Permitted Transfer made in accordance with Section 4.4 of this Agreement;

(b) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding securities (including the Advisor Common Shares);

(c) split, combine, subdivide or reclassify any shares of its capital stock or otherwise make any payments to the Stockholders in their capacities as stockholders of the Advisor; provided, however, that nothing shall prohibit: (i) the payment of any ordinary distribution or dividend in respect of its capital stock at such times and in such manner and amount as may be consistent with the Advisor’s past practice (which in any event shall include any and all compensation paid or payable or expenses reimbursed or reimbursable for the period from April 1, 2004 through the Effective Time, to the extent not otherwise paid or distributed to the Stockholders), (ii) the payment of any dividend as shall be required to be paid by the Advisor in order to permit PricewaterhouseCoopers LLP to issue the letter required by Section 10.2(e), (iii) any distribution of property necessary for the representation and warranty set forth in Section 7.11 to be true and correct, (iv) distributions to reduce to zero the Advisor’s accumulated and current earnings and profits, or (v) distributions of cash by the Advisor to the Stockholders immediately prior to the Closing, provided that the Advisor shall have provided to CHP the Working Capital Schedule and otherwise complied with the terms and conditions of Section 8.17 of this Agreement and provided further that such distributions shall not result in a breach of any of the representations and warranties in Section 7.31 of this Agreement;

(d) (i) grant any increases in the compensation of any of its directors, officers or executives (except as approved by the Special Committee on behalf of CHP in its sole discretion) or grant any increases in compensation to any of its employees outside the Ordinary Course of Business (except as approved by the Special Committee on behalf of CHP in its sole discretion), (ii) pay or agree to pay any pension retirement allowance or other employee benefit not required or contemplated by any Employee Benefit Plan as in effect on the date hereof to any such director, officer or employee, whether, past or present, (iii) enter into any new or amend any existing employment or severance agreement with any such director, officer or employee, except as approved by the Special Committee on behalf of CHP in its sole discretion, (iv) pay or agree to pay any bonus to any director, officer or employee (whether in the form of cash, capital stock or otherwise) except as approved by the Special Committee on behalf of CHP in its sole discretion, or (v) except as may be required to comply with applicable law, amend any existing, or become obligated under any new Employee Benefit Plan, except in the case of (i) through (v) inclusive, under and pursuant to the employment agreements referred to in Section 10.2(i);

(e) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

(f) make any acquisition, by means of merger, consolidation or otherwise, of any direct or indirect ownership interest in or assets comprising any business enterprise or operation;

(g) adopt any amendments to its articles of incorporation or by-laws, except as contemplated in Section 8.21 of this Agreement;

(h) incur any indebtedness for borrowed money or guarantee such indebtedness or agree to become contingently liable, by guaranty or otherwise, for the obligations or indebtedness of any other person or make any loans, advances or capital contributions to, or investments in, any other corporation, any partnership or other legal entity or to any other persons, except for bank deposits and other investments in marketable securities and cash equivalents made in the Ordinary Course Of Business;

(i) engage in the conduct of any business the nature of which is different from the business in which the Advisor or the Development Company, as applicable, is currently engaged;

(j) enter into any agreement providing for acceleration of payment or performance or other consequence as a result of a direct or indirect change of control of the Advisor or the Development Company except under the employment agreements referred to in Section 10.2 (i);

(k) forgive any indebtedness owed to the Advisor or the Development Company or convert or contribute by way of capital contribution any such indebtedness owed;

(l) authorize or enter into any agreement providing for management services to be provided by the Advisor or the Development Company to any third party or an increase in management fees paid by any third party under existing management agreements;

(m) except as set forth in Section 7.22 of the Disclosure Schedule, mortgage, pledge, encumber, sell, lease or transfer any assets of the Advisor or the Development Company except with the prior written consent of the Special Committee on behalf of CHP in its sole discretion or as contemplated by this Agreement,

(n) take any of the actions that would otherwise be prohibited under Section 9.5 of this Agreement if such Section 9.5 were in effect at such time;

(o) authorize or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; or

(p) perform any act or omit to take any action that would make any of the representations made above inaccurate or materially misleading as of the Effective Time..

      8.4     Full Access. During the period from the date of this Agreement until the Effective Time, the Advisor shall permit representatives of CHP and CHPAC to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Advisor to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Advisor and the Development Company.

      8.5     Meeting of Stockholders. During the period from the date of this Agreement until the Effective Time, CHP will take all action necessary in accordance with applicable law and CHP’s charter and by-laws to arrange for its stockholders to consider and vote upon the approval of the Merger at the CHP Stockholders Meeting to be held in connection with, among other things, the transactions contemplated by this Agreement. Subject to the fiduciary duties of CHP’s Board of Directors under applicable law and after consultation with counsel, the Board of Directors of CHP shall recommend that the CHP stockholders approve the Merger. In connection with such recommendation, CHP shall use its commercially reasonable efforts to obtain such approval.

      8.6     Proxy Materials. As promptly as practicable after the execution of this Agreement, CHP shall prepare, and the Advisor and the Stockholders shall cooperate in the preparation of, a proxy statement and a form of proxy to be used in connection with the vote of CHP’s stockholders with respect to the Merger (such proxy statement, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to CHP’s stockholders, is herein called the “Proxy Statement”). CHP shall include in the Proxy Statement proposals with respect to (i) an equity compensation plan that would provide for stock options or stock awards representing 10,000,000 CHP Common Shares to be reserved for issuance to employees and directors of CHP or its subsidiaries, with the terms of any such equity compensation plan to be subject to the approval by the Compensation Committee of the Board of Directors of CHP, and (ii) amendment to the charter of CHP in the form attached to this Agreement as Exhibit A (the “CHP Charter Amendment”). CHP shall file the Proxy Statement with the SEC as soon as reasonably practicable, shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to stockholders of CHP at the earliest practicable date as permitted by the SEC and shall take all such action as may be reasonably necessary to qualify any CHP Common Shares to be received as Merger Consideration for offering and sale under applicable state securities or “blue sky” laws. If at any time prior to the Effective Time any event relating to or affecting the Advisor, the Stockholders or CHP shall occur as a result of which it is necessary, in the opinion of counsel for the Advisor and the Stockholders or of counsel for CHP to supplement or amend the Proxy Statement in order to make such document not misleading in light of the circumstances existing at the time the CHP Stockholder Approval is sought, the Advisor, the Stockholders and CHP, respectively, will promptly notify the others thereof and, in the case of the Advisor or the Stockholders, will cooperate with CHP in the preparation of, and, in the case of CHP, will prepare and file, an amendment or supplement with the SEC and, if required, applicable state securities authorities, such that the Proxy Statement, as so supplemented or amended, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances existing at such time, not misleading, and CHP will, as required by law, disseminate to its stockholders such amendment or supplement.

      8.7     Notice of Developments. During the period from the date of this Agreement until the Effective Time, each Party will give prompt written notice to the others of any material adverse development Known to such Party which results in, or is reasonably likely to result in, any of its or his own representations and warranties set forth in this Agreement above becoming untrue. No disclosure by any Party pursuant to this Section 8.7, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

      8.8     Tax Matters. Each of the Stockholders, the Advisor and CHP agrees to report the Merger on all Tax Returns and, if applicable, other filings as a reorganization under Section 368(a)(1)(A) of the Code to the extent permitted by law.

      8.9     Reorganization. During the period from the date of this Agreement until the Effective Time, except for the transactions contemplated or permitted herein, none of the Advisor, the Stockholders or CHP shall Knowingly take any action that would be inconsistent with the representations and warranties made by it herein, including, but not limited to, Knowingly taking any action, or Knowingly failing to take any action, that is Known to cause disqualification of the Merger as a reorganization within the meaning of Section 368(a)(1)(A) of the Code. Furthermore, from and after the date hereof and prior to the Effective Time, except for the transactions contemplated or permitted herein, each of CHP, the Stockholders and the Advisor shall use its best efforts to conduct its business and file Tax Returns in a manner that would not jeopardize the qualification of CHP after the Effective Time as a real estate investment trust as defined within Section 856 of the Code.

      8.10     Delivery of Certain Financial Statements. Promptly after they become available, and in any event not later than the tenth business day prior to the Closing Date, the Advisor shall provide CHP with true and correct copies of its unaudited consolidated balance sheet as of March 31, 2004 and true and correct copies of its unaudited balance sheet as of the last day of each month occurring after the date hereof and prior to the Closing Date and the related unaudited statements of income and cash flows for the year to date ending on the last day of each such month. Delivery of such financial statements shall be deemed to be a representation by the Advisor and the Stockholders (other than FARS) that such balance sheet (including the related notes, if any) presents fairly, in all material respects, the financial position of the Advisor as of the specified date, and the other related statements (including the related notes, if any) included therein present fairly, in all material respects, the results of its operations and cash flows for the respective periods or as of the respective dates set forth therein, all in conformity with GAAP consistently applied during the periods involved, except as otherwise stated in the notes thereto, subject to normal year-end audit adjustments.

      8.11     State Takeover Statutes. Each of CHP, CHPAC, the Advisor, the Stockholders (other than FARS) and the members of their respective Boards of Directors shall (i) take all action necessary so that no “fair price,” “business combination,” “moratorium,” “control share acquisition” or any other anti-takeover statute or similar statute enacted under state or federal laws of the United States or similar statute or regulation (each, a “Takeover Statute”) is or becomes applicable to the Merger, this Agreement or any of the other transactions contemplated by this Agreement and (ii) if any Takeover Statute becomes applicable to the Merger, this Agreement or any other transaction contemplated by this Agreement, take all action necessary to minimize the effect of such Takeover Statute on the Merger and the other transactions contemplated by this Agreement.

      8.12     Exclusivity. During the period from the date of this Agreement until the Effective Time or the earlier termination of this Agreement, none of the Stockholders or the Advisor shall (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities or any portion of the assets of the Advisor (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Each of the Stockholders agrees that it shall not vote any Advisor Common Shares in favor of any such acquisition, including any such acquisition structured as a merger, consolidation, or share exchange (other than the Merger). The Stockholders and the Advisor shall notify CHP immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

      8.13     Payment of Advisory Fees. In addition to the Merger Consideration payable to the Stockholders pursuant to this Agreement, at or prior to the Closing, CHP will pay to the Advisor an amount of cash equal to $12.475 million in satisfaction of certain asset management fees accrued but unpaid as of December 31, 2003 and an additional $5.051 million in satisfaction of certain asset management fees earned but unpaid as of the date of this Agreement under that certain Advisory Agreement dated as of April 1, 2003 and that certain Advisory Agreement dated as of April 1, 2004 by and between CHP and the Advisor (each, an “Advisory Agreement” and collectively, the “Advisory Agreements”). During the period from the execution of this Agreement until the Effective Time, (i) the Advisor shall continue to earn and be paid asset management fees pursuant to and in accordance with the terms of Section 9(a) the applicable Advisory Agreement; (ii) the Advisor shall continue to earn and be paid development fees earned by the Advisor or the Development Company in the Ordinary Course of Business prior to the Closing Date; and (iii) the Advisor shall continue to be reimbursed for expenses incurred in the Ordinary Course of Business, including but not limited to, accounting fees, in accordance with the terms of the applicable Advisory Agreement. During the period from the execution of this Agreement until the Effective Time, the Advisor shall not be entitled to receive any other fees under the Advisory Agreements or the charter or bylaws of CHP, which fees will not be paid during such period or otherwise.

      8.14     Payment of FARS Note. During the period from the date of this Agreement until the Closing Date, the Advisor shall pay any principal and interest as it becomes due under the FARS Note.

      8.15     Repayment of FARS Note. In addition to the Merger Consideration payable to the Stockholders pursuant to this Agreement, at the Closing, CHP shall assume and subsequently repay or cause to be repaid in full the outstanding principal and accrued and unpaid interest on the FARS Note otherwise due and payable up to and including the Closing Date and the FARS Note shall be cancelled.

      8.16     Registration Rights Agreement. At the Closing, CHP and the Stockholders (other than FARS) shall enter into a registration rights agreement in substantially the form attached hereto as Exhibit B (the “Registration Rights Agreement”).

      8.17     Payment of Expenses/ Cash Reserve. Prior to the Closing, the Advisor shall have satisfied or shall have set aside a cash reserve of the Advisor in an amount sufficient to satisfy (i) the payment of all liabilities of the Advisor and the Stockholders in connection with the negotiation, execution and delivery of this Agreement, including the payment of any expenses due to any counsel of the Advisor or the Stockholders and to any brokers, finders or other agents of such Parties described in Section 7.26; it being understood and agreed that neither the Surviving Corporation nor CHP shall have any liability for the payment of such expenses or other liabilities except to the extent such amounts are included in the Cash Reserve), (ii) any tax obligations of the Advisor with respect to any periods ending on or before the Closing Date and (iii) any other Liabilities of the Advisor other than the FARS Note and any other Liabilities set forth on Section 8.17 of the Disclosure Schedule (collective, the “Cash Reserve”). At least two business days prior to the Closing, the Advisor shall provide CHP with a schedule showing the amount of the Cash Reserve and the amount of the estimated working capital of the Advisor as of the Closing before and after giving effect to such Cash Reserve (the “Working Capital Schedule”). No part of the Cash Reserve shall be distributed to the Stockholders at any time.

      8.18     New Inter-Company Agreements. At the Closing, CHP shall enter into agreements with the Guarantor or its Affiliate on substantially the same terms as: (i) that certain Service Level Agreement, dated

January 1, 2003, between CNL Shared Services, Inc. and the Advisor, with respect to the provision of certain shared services, as described therein; (ii) that certain Master Finance Lease Agreement, dated November 9, 1999, between the Guarantor (as successor to CNL Group, Inc.) and SunTrust Bank, with respect to lease of certain equipment and furniture described therein; and (iii) that certain lease agreement between CNL Plaza Ltd. and the Guarantor or between CNL Plaza Ltd. and the Advisor with respect to the lease of certain premises located at CNL Tower (collectively, the “New Inter-Company Agreements”), which New Inter-Company Agreements shall be (x) terminable without penalty or other cost at any time by CHP in its sole and absolute discretion and shall be terminable by the Guarantor or its Affiliates party thereto only upon at least 180 days prior written notice to CHP, (y) renewable on an annual basis on terms substantially similar to those existing prior to the date of this Agreement at the option of CHP, and (z) in any event, on such terms and conditions, including any fees or expenses payable by CHP thereunder, no less favorable to CHP than could be obtained from an unaffiliated third party for similar services and fair and reasonable to CHP. In addition, between the date of this Agreement and the Closing, the Advisor intends to propose that a new inter-company agreement be entered into at the Closing between the Guarantor and/ or one or more of its Affiliates and CHP, to be called the “Enterprise Agreement” (the “Enterprise Agreement,” which, upon the execution and delivery thereof, shall also constitute a “New Inter-Company Agreement” for purposes of this Agreement), relating to the allocation of costs to maintain the quality of the brand which is the subject of the New Brand License Agreement described in Section 8.19 below. The Parties agree that the Enterprise Agreement shall be negotiated in good faith and shall comply with subsections (x) and (z) of this Section 8.18.

      8.19     New Brand License Agreement. At the Closing, CHP shall enter into a licensing agreement with Guarantor or its Affiliate on substantially the same terms as that certain Brand License Agreement, dated March 31, 2003, among CNL Holdings, Inc., CNL Shared Services, Inc. and the Advisor, with respect to the use of the “Brand Content” (as defined therein) (the “New Brand License Agreement”), which New Brand License Agreement will provide for (i) no licensing or other fee payable by CHP in connection with such use, (ii) the right to terminate such New Brand License Agreement by Guarantor or such Affiliate upon one year prior written notice to CHP in the event (A) Mr. Seneff is involuntarily removed by action of the stockholders or CHP Board of Directors as a member of the CHP Board of Directors or from all officer positions with CHP, (B) either the New Inter-Company Agreements or the Enterprise Agreement are terminated by CHP, provided, however, that if the New Inter-Company Agreements or the Enterprise Agreement are terminated by CHP by reason of a material breach of the other party and the Guarantor exercises its right to terminate such New Brand License Agreement, the Guarantor or its Affiliates shall pay to CHP an amount in cash in the aggregate equal to $2 million as a termination fee (in addition to any other remedies that may be available under the New Inter-Company Agreements by reason of such breach, other than for any damages relating to the termination of the New Brand License Agreement), or (C) upon (I) a merger, consolidation or reorganization of CHP with one or more other Persons in which CHP is not the surviving corporation that is not effected for the sole purpose of changing the jurisdiction of incorporation of CHP, (II) a sale of all or substantially all of the assets of CHP to another Person who is not an Affiliate of CHP, (III) a merger, consolidation or reorganization in which CHP is the surviving corporation that results in any person or entity that immediately prior to such transaction was not a stockholder of CHP owning 50% or more of the voting power of CHP, (IV) the dissolution or liquidation of CHP, (V) the acquisition by any Person of direct or indirect beneficial ownership of CHP Common Shares representing 50% or more of the voting power of CHP or (VI) a majority of the CHP Board of Directors are persons other than persons for whose election proxies have been solicited by the CHP Board of Directors. CHP will receive under the New Inter-Company Agreements and the New Brand License Agreement all of the administrative services and other rights from the applicable Affiliate(s) of Guarantor reasonably necessary to operate the Advisor’s business, as it was operated on the Closing Date.

      8.20     Cooperation with Auditors. Prior to the Closing, the Stockholders shall provide to PricewaterhouseCoopers LLP all information reasonably available to the Stockholders that is necessary to calculate the accumulated and current earnings and profits of the Advisor as of the Effective Time, including, but not limited to, all necessary federal income Tax information relating to the Advisor, working papers created with respect to such Advisor Tax information, and information with respect to any federal income Tax controversy, either pending or resolved, with respect to such returns. Any information shall be treated as strictly confidential by PricewaterhouseCoopers LLP and every employee of, and advisor to, CHP and PricewaterhouseCoopers LLP; provided, however, that the foregoing shall not preclude CHP from sharing such information (i) with its tax counsel for purposes of permitting such counsel to render opinions from and after the time of the Merger with respect to the qualification of CHP as a REIT or (ii) with any third party, including investment banks and their counsel, performing due diligence with respect to CHP’s continued qualification as a REIT following the Merger. The aforesaid confidentiality provisions shall not apply to the Surviving Corporation, as the successor to the Advisor in the Merger, or to CHP, as the parent of the Surviving Corporation, following the Merger.

      8.21     Amendment to the Articles of Incorporation of the Advisor. Prior to the Closing, the Advisor shall effect an amendment to the articles of incorporation of the Advisor in order to permit the payment to holders of Class A and Class B Advisor Common Shares of different kinds of consideration in connection with the Merger, including but not limited to permitting the payment to one or more individual holders of Advisor Common Shares of cash in lieu of securities as contemplated in this Agreement (the “Advisor Amendment”).

ARTICLE 9

POST-CLOSING COVENANTS

      The Parties agree as follows with respect to the period following the Closing:

      9.1     General. In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article 12 below). The Stockholders acknowledge and agree that from and after the Closing, the Surviving Corporation and CHP will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Advisor.

      9.2     Litigation Support. In the event and for so long as any Party actively is contesting or defending against any third party action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Advisor, each of the other Parties will cooperate with such Party and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Article 12 below).

      9.3     Transition. None of the Stockholders will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Advisor or the Development Company from maintaining the same business relationships with the Surviving Corporation after the Closing as it maintained with the Advisor and the Development Company prior to the Closing.

      9.4     Confidentiality. Each of the Stockholders will treat and hold as confidential all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to CHP or destroy, at the request and option of CHP, all tangible embodiments (and all copies) of the Confidential Information which are in his or its possession. In the event that any of the Stockholders is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Stockholders will notify CHP promptly of the request or requirement so that CHP may seek an appropriate protective order or waive compliance with the provisions of this Section 9.4. If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Stockholders is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, then such Stockholder may disclose the Confidential Information to such tribunal; provided, however, that the disclosing Stockholder shall use his or its commercially reasonable efforts to obtain, at the request of CHP, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as CHP shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

      9.5     Covenant Not to Compete. In consideration of CHP, CHPAC’s and the Advisor’s entering into this Agreement pursuant to which, among other things, the Advisor Common Shares owned by each of CREG, James M. Seneff, Jr. and Robert A. Bourne will be converted into the right to receive such Party’s respective Pro Rata Percentage of the Merger Consideration as contemplated herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and acknowledging hereby that each of CHP, CHPAC and the Advisor would not have agreed to enter into this Agreement and CHP would not have agreed to cause the payment of any portion of the Merger Consideration to such Party, in each case without such Party agreeing to enter into, and to honor the terms and conditions of this Section 9.5, each of Guarantor, CREG, James M. Seneff, Jr. and Robert A. Bourne (collectively, the “CNL Group”) hereby acknowledges that such Party shall be subject to, and hereby covenants and agrees to honor and comply with, the terms and conditions of this Section 9.5 following the Closing. During the period commencing on the Closing Date and terminating on the fifteenth anniversary of the Closing Date (the “Restricted Period”), each of Guarantor, CREG, James M. Seneff, Jr., and Robert A. Bourne shall not, and shall cause each of their respective Affiliates not to, directly or indirectly engage in any activities within the United States of America, Canada and Europe that are in competition with CHP or the Surviving Corporation, including, but not limited to, (i) sponsoring or organizing, or assisting any other Person in sponsoring or organizing, an investment vehicle in the lodging industry; or (ii) providing asset management or other advisory services to, or assisting another Person in providing asset management or advisory services to, any investment vehicle in the lodging industry; provided, however, that, (A) activities taken by any member of the CNL Group, the CNL Group or any of their respective Affiliates with respect to the investment in recreational facilities or recreational properties, including golf courses, ski resorts, campgrounds, recreational vehicle parks and marinas, in which lodging is only incidental to the primary purpose of the facility or property, (B) activities taken by any member of the CNL Group, the CNL Group or any of their respective Affiliates with respect to facilities, such as condominiums and time share properties, in which 50% or more of the ownership interests of such facility exist on a fractional basis, (C) the sponsorship and organization by any member of the CNL Group or any of their respective Affiliates of an investment vehicle to be known as “CNL Hospitality Properties II, Inc.” or a similar name (“CHP II”) for investment in certain limited service properties or projects in the lodging industry in a coordinated fashion with CHP or its designated Affiliate, including the payment by CHP II or by CHP or its designated Affiliate of investment advisory fees to the Guarantor or its Affiliates similar to the investment advisory fees paid by the Advisor to the Guarantor as of the date of this Agreement, provided that CHP, directly or through the Surviving Corporation or another Affiliate, provides asset management and advisory services to CHP II, and (D) the investment by Mr. Seneff, Mr. Bourne or any of their respective Affiliates in the properties listed on Section 9.5 of the Disclosure Schedule in which such Persons have interests as of the date of this Agreement, shall not be deemed to violate this Section 9.5. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 9.5 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

      9.6     CHP Common Shares. Each certificate issued to the Stockholders who are acquiring CHP Common Shares in the Merger representing such CHP Common Shares will be imprinted with a legend substantially in the following form:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), IN RELIANCE UPON THE EXEMPTION FROM REGISTRATION CONTAINED IN SEC-

TION 4(2) OF THE 1933 ACT AND REGULATION D OF THE RULES AND REGULATIONS PROMULGATED UNDER THE 1933 ACT, AND IN RELIANCE UPON THE REPRESENTATION BY THE HOLDER THAT THEY HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW TO RESALE OR FURTHER DISTRIBUTION. SUCH SHARES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, HYPOTHECATED, NOR WILL ANY ASSIGNEE OR ENDORSEE HEREOF BE RECOGNIZED AS AN OWNER HEREOF BY THE ISSUER FOR ANY PURPOSE, UNLESS A REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WITH RESPECT TO SUCH SHARES SHALL THEN BE IN EFFECT OR UNLESS THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION SHALL BE ESTABLISHED TO THE REASONABLE SATISFACTION OF COUNSEL OF THE ISSUER.”

Each such Stockholder desiring to transfer any of the CHP Common Shares received in connection with the Merger, other than in a registered offering or pursuant to a sale which counsel for CHP confirms is in compliance with Rule 144 of the Securities Act, must first furnish CHP with (i) a written opinion satisfactory to CHP in form and substance from counsel reasonably satisfactory to CHP to the effect that such Stockholder may transfer the CHP Common Shares as desired without registration under the Securities Act and (ii) a written undertaking executed by the desired transferee reasonably satisfactory to CHP in form and substance agreeing to be bound by the restrictions on transfer contained herein. Each of the Stockholders who hold Class B Advisor Common Shares subject to an Employee Stock Purchase Agreement shall hold any CHP Common Shares received as the Merger Consideration subject to the restrictions of the applicable Employee Stock Purchase Agreement, as such Employee Stock Purchase Agreement may be amended in connection with the Closing as contemplated in Section 10.2(q) below.

      9.7     Merger Consideration. Each Stockholder who acquires CHP Common Shares in the Merger hereby agrees to be bound by the provisions of the lock-up letter contemplated by the Registration Rights Agreement.

      9.8     Tax Matters.

      (a) The Stockholders (other than FARS) shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Advisor and the Development Company for all periods ending on or prior to the Closing Date which are to be filed after the Closing Date. The Stockholders (other than FARS) shall permit CHP to review and comment on each such Tax Return described in the preceding sentence prior to filing. The Stockholders (other than FARS) shall reimburse the Surviving Corporation for any Taxes of the Advisor or the Development Company with respect to such periods within fifteen (15) days after payment by CHP of such Taxes to the extent such Taxes are not reflected in the Cash Reserve.

      (b) The Stockholders (other than FARS) shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Advisor for Tax periods which begin before the Closing Date and end after the Closing Date. The Stockholders (other than FARS) shall pay to CHP within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date to the extent such Taxes are not reflected in the Cash Reserve. For purposes of this Section 9.8(b), in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall: (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period; and (ii) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date. All determinations necessary to effect the foregoing allocations shall be made in a manner consistent with the past practices of the Advisor.

      (c) Any refund or credit of Taxes (including any statutory interest thereon) received by CHP, CHPAC or any of their Subsidiaries attributable to periods ending on or prior to or including the Closing Date that were paid by Advisor pursuant to this Agreement shall reduce any CHP Indemnity Claim that the Stockholders (other than FARS) owe CHP pursuant to Article 12 below by an amount equal to the amount of such refund or credit; provided, however, that to the extent any such refund or credit exceeds the aggregate amount of any and all CHP Indemnity Claims that the Stockholders owe CHP pursuant to this Agreement, the excess amount of such refund or credit shall be paid to the Representative for distribution to the Stockholders on a pro rata basis upon the expiration, in accordance with Section 12.5 of this Agreement, of all rights of CHP to seek indemnification pursuant to Article 12, but in any event not later than the end of the eighteen (18) month period following the Closing Date.

      (d) In the event that CHP, CHPAC or any of their Subsidiaries receives notice, whether orally or in writing, of any pending or threatened federal, state, local or foreign tax examinations, claims settlements, proposed adjustments or related matters with respect to Taxes that would reasonably be expected to affect Advisor or any of the Stockholders, or if Advisor or any of the Stockholders receives notice of such matters that would reasonably be expected to affect CHP, CHPAC or any of their Subsidiaries, the Party receiving such notice shall promptly notify in writing the potentially affected Party. The failure of either Party to give the notice required by this Section 9.10(c) shall not impair such Party’s rights under this Agreement except to the extent that the other Party demonstrates that it has been damaged thereby.

      (e) The Stockholders (other than FARS) shall have the responsibility for, and shall be entitled, at their expense, to contest, control, compromise, settle or appeal all proceedings with respect to pre-closing Taxes, provided that any decision or action with respect to any of the foregoing that reasonably could be expected to affect either CHP or CHPAC adversely shall require the written consent of the Special Committee on behalf of CHP, which consent shall not be unreasonably withheld, and provided further that the Stockholders (other than FARS), severally in accordance with his or its Pro Rata Percentage of the Merger Consideration, shall indemnify CHP and CHPAC from any and all costs incurred in connection with or as a result thereof.

      9.9     Post-Closing Employment Arrangements. At or prior to the Closing, the Advisor and its Affiliates will have entered into agreements or arrangements in form and substance satisfactory to the Special Committee on behalf of CHP, in its sole discretion, for the continuation and/or substitution of benefits to employees of the Advisor and the Development Company following the Merger.

ARTICLE 10

CONDITIONS TO OBLIGATION TO CLOSE

      10.1     Conditions to Each Party’s Obligation. The respective obligations of CHP, CHPAC, the Advisor and the Stockholders to consummate the Merger are subject to the satisfaction at or prior to the Closing Date of each of the following conditions, which conditions may be waived upon the written consent of the Special Committee on behalf of CHP and the Representative:

(a) CHP Stockholder Approval. CHP shall have obtained the CHP Stockholder Approval.

(b) NYSE Listing. CHP Common Shares shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance (the “Listing”), and, if the Underwritten Offering shall not have been consummated, a period of not less than 45 days shall have been completed.

(c) Governmental Approvals. The Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies listed on and Sections 5.2 and 7.3 of the Disclosure Schedule and otherwise referred to in Section 5.2, Section 6.4, and Section 7.3 above and such consents shall remain in effect as of the Closing Date.

(d) No Injunction or Proceedings. There shall not be in effect any action, suit, or proceeding pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge that would, in the reasonable judgment of the Special Committee on behalf of CHP, in its sole discretion, or the Advisor, (A) prevent consummation of the Merger, (B) cause the Merger to be rescinded following consummation, (C) affect adversely the right of CHP to own the capital stock of the Surviving Corporation, or (D) affect adversely the right of the Surviving Corporation to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge is in effect).

(e) Opinion of Greenberg Traurig. CHP, CHPAC and the Stockholders shall have received an opinion dated as of the Closing Date from Greenberg Traurig, P.A., counsel to CHP and CHPAC, addressed and in the form satisfactory to the Special Committee on behalf of CHP, in its sole discretion, CHPAC and the Stockholders to the effect that the Merger is valid and effective under Florida law;

      10.2     Conditions to Obligation of CHP and CHPAC. The obligations of CHP and CHPAC to consummate the Merger and take the actions to be performed by them in connection with the Closing are subject to satisfaction or waiver by the Special Committee on behalf of CHP, in its sole discretion, of the following conditions:

(a) Officers Certificate. Each of the Stockholders and the chief executive officer of the Advisor shall have delivered to CHP a certificate to the effect that:

(i) the representations and warranties set forth in Article 5 and Article 7 above applicable to it that are qualified as to materiality shall be true and correct, and those applicable to it not so qualified shall be true and correct in all material respects, as of the date of the Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified as to materiality shall be true and correct, and those not qualified as to materiality shall be true and correct in all material respects, as of such earlier date);

(ii) the Stockholders and the Advisor shall have performed and complied in all material respects with all of their covenants and obligations to be performed by it under this Agreement at or prior to the Closing Date;

(iii) the Advisor and the Stockholders have procured all of the third party consents specified in Section 5.3 and 7.4 above and such consents shall remain in effect as of the Closing Date; and

(iv) no action, suit, or proceeding is pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge that would (A) prevent consummation of the Merger, (B) cause the Merger to be rescinded following consummation, (C) affect adversely the right of CHP to own the capital stock of the Surviving Corporation, or (D) affect adversely the right of the Surviving Corporation to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge is in effect);

(b) Underwritten Offering. CHP’s proposed firm-commitment underwritten public offering of CHP Common Shares (the “Underwritten Offering”) shall have been consummated.

(c) Tax Opinion of Counsel. CHP, CHPAC and the Stockholders shall have received an opinion dated as of the Closing Date from Greenberg Traurig, LLP, counsel to CHP and CHPAC, addressed and in form satisfactory to the Special Committee on behalf of CHP, in its sole discretion, CHPAC and the Stockholders to the effect that (i) the Merger will qualify as a reorganization under Section 368(a) of the Code, and (ii) no filing is required under the Hart-Scott-Rodino Act with respect to any of the transactions contemplated hereunder;

(d) Opinion of LDDK&R. CHP and CHPAC shall have received an opinion dated as of the Closing Date from Lowndes, Drosdick, Doster, Kantor & Reed, P.A., counsel to the Advisor, in substantially the form attached hereto as Exhibit C;

(e) Comfort Letter. CHP shall have received written comfort in form and substance reasonably satisfactory to the Special Committee from PricewaterhouseCoopers LLP that the Advisor will not have any accumulated or current earning and profits within the meaning of Section 312 of the Code as of the Effective Time, which written comfort tax counsel to CHP will be permitted to rely upon for purposes of rendering opinions from and after the time of the Merger with respect to the qualification of CHP as a REIT;

(f) Fairness Opinion. Lehman Brothers, Inc. shall have not withdrawn its Fairness Opinion issued in connection with the Merger and if requested by the Special Committee shall have issued to the Special Committee an updated opinion dated as of the Closing Date;

(g) Resignations. CHP shall have received copies of the resignations, effective as of the Closing, of each director and officer of the Advisor and the Development Company other than those whom the Special Committee on behalf of CHP, in its sole discretion, shall have specified in writing prior to the Closing;

(h) Bonus Arrangements. CHP shall have received satisfactory evidence that all bonus plans under which officers, directors or employees of the Advisor or the Development Company are beneficiaries have been terminated as of the Closing Date;

(i) Employment Agreements. Thomas J. Hutchison III, John A. Griswold, C. Brian Strickland, Paul Williams and Barry Bloom shall have entered into employment agreements with CHP in form and substance satisfactory to the Special Committee on behalf of CHP, in its sole discretion (collectively, the “Employment Agreements”);

(j) New Inter-Company Agreements, New Brand License Agreement and Other Agreements. Guarantor or its Affiliate shall have executed and delivered the New Inter-Company Agreements and the New Brand License Agreement referred to in Sections 8.18 and 8.19, respectively, and any other agreements necessary for the Surviving Corporation to conduct its business in substantially the same manner as conducted by the Advisor immediately prior to the Closing Date (including any furniture or equipment leases or subleases, office space leases or subleases, and software licenses), in each case in form and substance reasonably satisfactory to the Special Committee on behalf of CHP, in its sole discretion, and CHP shall have obtained insurance for the Surviving Corporation of a similar type to that maintained for the Advisor as of the date of this Agreement on terms reasonably satisfactory to the Special Committee on behalf of CHP, in its sole discretion;

(k) Material Adverse Effect. Since March 31, 2004, there shall not have occurred any Material Adverse Effect on the Advisor;

(l) Advisor Amendment. The Advisor shall have filed the Advisor Amendment with the Florida Department of State and the Advisor Amendment shall have become effective;

(m) Opinion of Compensation Consultant. The Special Committee shall have received a written report from the independent compensation consultant engaged by the Compensation Committee of the CHP Board of Directors that would provide a basis for such committees, in their sole discretion, to determine that the terms and conditions of the Employment Agreements are fair and reasonable to CHP;

(n) CHP Charter Amendment. The CHP Charter Amendment shall have been filed with the Maryland State Department of Assessments and Taxation and shall have become effective;

(o) Stockholders’ Agreement. The Stockholders’ Agreement dated as of February 24, 1999 by and among the Advisor, CREG, FARS and the other Stockholders identified therein, shall have been amended, modified or terminated by the parties thereto, effective as of the Effective Time, as and to the extent determined to be necessary or appropriate by the Special Committee, on behalf of CHP, in its sole discretion;

(p) Tax Sharing Agreement. The Tax Sharing Agreement dated as of February 24, 1999 by and between CNL Group, Inc., the predecessor to the Guarantor, and CNL Hospitality Advisors, Inc., the predecessor to the Advisor, as the same shall have been amended from time to time (the “Tax Sharing Agreement”), shall have been terminated as of the Effective Time with respect to the Advisor and all Subsidiaries of the Advisor, with the Advisor and all of the Subsidiaries of the Advisor expressly and unconditionally relieved of any and all monetary liability of any kind or nature thereunder to the Guarantor and any other member of the “Affiliated Group” (as defined in the Tax Sharing Agreement) attributable to taxable years of the Advisor and/or its Subsidiaries ending after the Effective Time. The termination of the Tax Sharing Agreement shall contain such other terms and conditions as the Special Committee, on behalf of CHP, in its sole discretion, shall determine to be necessary or appropriate. Any and all amounts payable by the Surviving Corporation (as the successor to the Advisor under the Tax Sharing Agreement) to the “Parent” (as defined in the Tax Sharing Agreement) pursuant to or as a result of the Tax Sharing Agreement shall be a CHP Indemnity Claim (as defined in Section 12.1 below) under Section 12.1(iv) below, and shall be covered by the guaranty of the Guarantor pursuant to Section 13.2 of this Agreement. The termination of the Tax Sharing Agreement shall provide that the Surviving Corporation (as the successor to the Advisor under the Tax Sharing Agreement) shall have the right to satisfy any and all obligations for payment thereunder by assigning to the party to which such payment is owed, the Surviving Corporation’s rights to the corresponding CHP Indemnity Claim (including its rights against the Guarantor with respect thereto); and

(q) Employee Stock Purchase Agreements. Each of the Employee Stock Purchase Agreements shall have been amended by the parties thereto, except as to James M. Seneff, Jr. and Robert A. Bourne, effective as of the Closing, in order to add CHP as a party thereto and to provide that, following the Merger, CREG shall retain the Purchase Option (as such term is defined in the applicable Employee Stock Purchase Agreement) and all rights and benefits to which it is otherwise entitled pursuant to such Employee Stock Purchase Agreement; provided however, that to the extent that in connection with or following a Termination Event (as such term is defined in the applicable Employee Stock Purchase Agreement) triggering the effectiveness of the Purchase Option, the CNL Group, any member of the CNL Group or any of their respective Affiliates hires the Purchaser party to such Employee Stock Purchase Agreement, the Purchase Option shall be exercisable solely by CHP (or its designee) for its benefit, but all of the other rights and benefits to which CREG is entitled pursuant to such Employee Stock Purchase Agreement shall remain in full force and effect; it being understood that, CHP shall also be entitled to such rights pursuant to such Employee Stock Purchase Agreement necessary to enforce its rights with respect to the Purchase Option;

      10.3     Conditions to Obligation of the Stockholders and the Advisor. The obligation of the Stockholders and the Advisor to consummate the Merger and take the actions to be performed by them in connection with the Closing is subject to satisfaction or waiver by the Representative of the following conditions:

(a) Officers Certificate. CHP and CHPAC shall have delivered to the Stockholders and the Advisor a certificate to the effect that:

(i) the representations and warranties set forth in Article 6 above that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date of the Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified as to materiality shall be true and correct, and those not qualified as to materiality shall be true and correct in all material respects, as of such earlier date);

(ii) CHP and CHPAC shall have performed and complied in all material respects with all of its covenants and obligations to be performed by it under this Agreement at or prior to the Closing Date; and

(iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of the Merger or (B) cause the Merger to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(b) Merger Consideration. CHP shall have delivered to the Stockholders the Merger Consideration pursuant to Section 4.2;

(c) Material Adverse Effect. Since March 31, 2004, there shall not have occurred any Material Adverse Effect on CHP;

(d) Registration Rights Agreement. The registration rights agreement, in substantially the form attached hereto as Exhibit B, except for such changes therein as may be agreed upon by the Representative and the Special Committee on behalf of CHP, in its sole discretion, shall have been executed and delivered by the parties thereto; and

(e) FARS Note. CHP shall have assumed and concurrently with the Closing shall repay in full, by wire transfer to an account designated by FARS in writing not less than two business days prior to the Closing, the FARS Note.

ARTICLE 11

TERMINATION

      11.1     Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the stockholders of CHP, by the mutual written consent of the Advisor and the Special Committee on behalf of CHP.

      11.2     Termination by Either CHP or the Advisor. This Agreement may be terminated and the Merger may be abandoned (a) by action of the Special Committee on behalf of CHP (i) in the event of a failure of a condition to the obligations of CHP and CHPAC set forth in Section 10.1 or Section 10.2 of this Agreement or, (ii) no later than the time of the CHP Stockholders Meeting, in the event that the Special Committee shall have determined that it is not satisfied, in its sole discretion, with the results of its examination of the books, records, assets, liabilities, prospects and business of the Advisor; (b) by the Representative in the event of a failure of a condition to the obligations of the Stockholders or the Advisor set forth in Section 10.1 or Section 10.3 of this Agreement; (c) by either party in the event the Closing has not occurred on or before November 30, 2004; or (d) by either party in the event that a United States federal or state court of competent jurisdiction or United States federal or state governmental agency shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to clause (a), (b), or (c) above shall not be available to any Party whose breach of this Agreement has been a principal cause for the failure of the condition referred to in said clause.

      11.3     Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article 11, no Party hereto (or any of its directors or officers) shall have any liability or further obligation to any other Party to this Agreement, except that nothing herein will relieve any Party from liability for any willful breach of this Agreement.

ARTICLE 12

INDEMNIFICATION

      12.1     Indemnity Obligations of the Stockholders. Subject to Section 12.5 and Section 12.6 hereof, each of the Stockholders, other than FARS (the “Indemnifying Stockholders”), hereby severally, in accordance with his or its Pro Rata Percentage of the Merger Consideration, agrees to indemnify and hold CHP and the

Surviving Corporation harmless from, and to reimburse CHP and the Surviving Corporation for, any CHP Indemnity Claims arising under the terms and conditions of this Agreement; provided, however, that CREG hereby additionally agrees to assume and be solely responsible for, the pro rata portion of any CHP Indemnity Claim that would otherwise have been attributable to FARS as a Stockholder pursuant to this Article 12. For purposes of this Agreement, the term “CHP Indemnity Claim” shall mean any loss, damage, deficiency, claim, liability, obligation, suit, action, fee, cost or expense of any nature whatsoever resulting from (i) any breach of any representation and warranty of the Indemnifying Stockholders or the Advisor which is contained in this Agreement or any Schedule, Exhibit or certificate delivered pursuant hereto; (ii) any breach or non-fulfillment of, or any failure to perform, any of the covenants, agreements or undertakings of the Stockholders or the Advisor which are contained in or made pursuant to this Agreement; (iii) Taxes which may become due and owing by the Advisor by reason of the Merger or transactions undertaken in connection with the Merger other than by reason of the Merger not being treated as a reorganization under Section 368(a)(1)(A) of the Code; (iv) any Taxes which may be imposed upon the Advisor or any Subsidiary of the Advisor (or any successor to any of the foregoing) pursuant to Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law) with respect to any taxable period by reason of the inclusion of the Advisor or any Subsidiary of the Advisor (or any predecessor to any of the foregoing) in any “affiliated group of corporations” as defined for purposes of Section 1504 of the Code, whether pursuant to the Tax Sharing Agreement or otherwise; and (v) all interest, penalties, costs and expenses (including, without limitation, all reasonable fees and disbursements of counsel) arising out of or related to any indemnification made under this Section 12.1.

      12.2     Indemnity Obligations of CHP. CHP and the Surviving Corporation hereby jointly and severally agree to indemnify and hold each of the Stockholders harmless from, and to reimburse each of the Stockholders for, any Stockholder Indemnity Claims arising under the terms and conditions of this Agreement. For purposes of this Agreement, the term “Stockholder Indemnity Claim” shall mean any loss, damage, deficiency, claim, liability, suit, action, fee, cost or expense of any nature whatsoever incurred by any of the Stockholders resulting from (i) any breach of any representation and warranty of CHP and CHPAC which is contained in this Agreement or any Schedule, Exhibit or certificate delivered pursuant hereto; (ii) any breach or non-fulfillment of, or failure to perform, any of the covenants, agreements or undertakings of CHP and CHPAC which are contained in or made pursuant to the terms and conditions of this Agreement; and (iii) all interest, penalties, costs and expenses (including, without limitation, all reasonable fees and disbursements of counsel) arising out of or related to any indemnification made under this Section 12.2.

      12.3     Appointment of Representative. Each of the Stockholders (other than FARS) hereby appoints James M. Seneff, Jr. as its exclusive agent to act on its behalf with respect to any and all Stockholder Indemnity Claims and any and all CHP Indemnity Claims arising under this Agreement and for such other purposes specified in this Agreement. In the event that James M. Seneff, Jr. is unable or unwilling to serve in such capacity, then another representative of the Stockholders (other than FARS) may be appointed by a majority in interest of the Stockholders (other than FARS). Such agent is herein referred to as the “Representative.” The Representative shall take, and the Stockholders (other than FARS) agree that the Representative shall take, any and all actions which the Representative believes are necessary or appropriate under this Agreement for and on behalf of the Stockholders (other than FARS), as fully as if such Parties were acting on their own behalf, including, without limitation, asserting Stockholder Indemnity Claims against CHP, defending all CHP Indemnity Claims, consenting to, compromising or settling all Stockholder Indemnity Claims and CHP Indemnity Claims, conducting negotiations with CHP and its representatives regarding such claims, taking any and all other actions specified in or contemplated by this Agreement and engaging counsel, accountants or other representatives in connection with the foregoing matters. CHP shall have the right to rely upon all actions taken or omitted to be taken by the Representative pursuant to this Agreement, all of which actions or omissions shall be legally binding upon the Stockholders (other than FARS). The Representative, acting pursuant to this Section 12.3, shall not be liable to any other Stockholder for any act or omission, except in connection with any act or omission that was the result of the Representative’s bad faith or gross negligence.

      12.4     Notification of Claims. Subject to the provisions of Section 12.5 and Section 12.9, in the event of the occurrence of an event which any Party asserts constitutes a CHP Indemnity Claim or a Stockholder

Indemnity Claim, as applicable, such Party shall provide the indemnifying Party with prompt notice of such event and shall otherwise make available to the indemnifying Party all relevant information which is material to the claim and which is in the possession of the indemnified Party. If such event involves the claim of any third party (a “Third-Party Claim”), the indemnifying Party shall have the right to elect to join in the defense, settlement, adjustment or compromise of any such Third-Party Claim, and to employ counsel to assist such indemnifying Party in connection with the handling of such claim, at the sole expense of the indemnifying Party, and no such claim shall be settled, adjusted or compromised, or the defense thereof terminated, without the prior consent of the indemnifying Party unless and until the indemnifying Party shall have failed, after the lapse of a reasonable period of time, but in no event more than 30 days after written notice to it of the Third-Party Claim, to join in the defense, settlement, adjustment or compromise of the same. An indemnified Party’s failure to give timely notice or to furnish the indemnifying Party with any relevant data and documents in connection with any Third-Party Claim shall not constitute a defense (in part or in whole) to any claim for indemnification by such Party, except and only to the extent that such failure shall result in any material prejudice to the indemnifying Party. If so desired by any indemnifying Party, such Party may elect, at such Party’s sole expense, to assume control of the defense, settlement, adjustment or compromise of any Third-Party Claim, with counsel reasonably acceptable to the indemnified Parties, insofar as such claim relates to the liability of the indemnifying Party, provided that such indemnifying Party shall obtain the consent of all indemnified Parties before entering into any settlement, adjustment or compromise of such claims, or ceasing to defend against such claims, if as a result thereof, or pursuant thereto, there would be imposed on an indemnified Party any material liability or obligation not covered by the indemnity obligations of the indemnifying Parties under this Agreement (including, without limitation, any injunctive relief or other remedy). In connection with any Third-Party Claim, the indemnified Party, or the indemnifying Party if it has assumed the defense of such claim pursuant to the preceding sentence, shall diligently pursue the defense of such Third-Party Claim.

      12.5     Survival. All representations and warranties contained in or made pursuant to this Agreement, and the rights of the Parties to seek indemnification hereunder with respect to such representations and warranties, shall survive for a period equal to eighteen (18) months after the Closing Date; provided, however, the representations and warranties contained in Sections 5.2, 6.2, 6.4, 7.3, 7.9, 7.10, 7.11, 7.19, 7.20, 7.21 and 7.23, and the rights of the Parties to seek indemnification hereunder with respect to such representations and warranties, shall survive until the expiration of the applicable statute of limitations with respect to the matters covered thereby. All covenants and agreements of the Parties contained in or made pursuant to this Agreement, and the rights of the Parties to seek indemnification hereunder with respect to such covenants and agreements, shall survive until the later of: (i) eighteen (18) months after the Closing Date; (ii) sixty (60) days after the expiration of the statute of limitations applicable to the subject matter of such covenant or agreement, or (iii) sixty (60) days after the end of the time period expressly set forth in such covenant or agreement. No indemnification claim hereunder shall be made after expiration of the applicable survival period, but the expiration of the survival period with respect to a representation and warranty or covenant and agreement shall not limit or affect the right of a Party to obtain indemnification hereunder after any such expiration date with respect to any Claim duly made in accordance with this Agreement prior to such expiration date.

      12.6     Limitations. Notwithstanding the foregoing provisions of this Article 12, subject to the last sentence of this Section 12.6, in no event (i) shall the Stockholders or any of them have any liability to CHP and/or CHPAC on account of any CHP Indemnity Claim or for any claim for breach of warranty or for misrepresentation, or any other claim whatsoever arising under this Agreement or in connection with the transactions contemplated herein (individually a “Claim” and collectively, “Claims”) or for any loss, damage, deficiency, liability, obligation, suit, action, judgment, fee, cost or expense of any nature whatsoever directly resulting from Claims (collectively, “Losses”) unless, until and only to the extent that the accumulated amount of all Losses exceeds the amount of $200,000 in the aggregate, nor (ii) shall the individual liability of any Stockholder on account of Claims and Losses exceed an amount equal to the sum of the following (the “Stockholder Consideration”): (A) the amount of cash received by such Stockholder hereunder as Merger Consideration, plus (B) the value of the CHP Common Shares received by such Stockholder hereunder as Merger Consideration, calculated based on the Per Share Price, provided, however, that in the case of CREG, the amount of Stockholder Consideration received by FARS shall be added to CREG’s Stockholder Consideration. To the extent that any Claim is asserted against one or more Stockholders, each Stockholder shall be liable only for such Stockholder’s pro rata share based upon the amount of the Stockholder Consideration received by each such Stockholder. Any Claim against a Stockholder, including a CHP Indemnity Claim, may be satisfied by such Stockholder, in such Stockholder’s sole discretion, by surrendering to the claimant(s) CHP Common Shares at a value equal to the closing price per share of such shares on the NYSE on the 30-trading day period preceding the date such CHP Common Shares are surrendered for payment. Notwithstanding the foregoing, the limitations set forth in the first sentence of this Section 12.6 shall not apply to Claims or Losses arising as a result of (i) a breach of the representations and warranties contained in Sections 7.11 and 7.31 of this Agreement, (ii) any breach or non-fulfillment of, or any failure to perform, any of the covenants, agreements or undertakings of the Stockholders or the Advisor which are contained in or made pursuant to Sections 8.8, 8.14, 8.17, 9.5 and 9.8 of this Agreement; (iii) Taxes which may become due and owing by the Advisor by reason of the Merger or transactions undertaken in connection with the Merger; or (iv) any Taxes which may be imposed upon the Advisor or any Subsidiary of the Advisor (or any successor to any of the foregoing) pursuant to Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law) with respect to any taxable period by reason of the inclusion of the Advisor or any Subsidiary of the Advisor (or any predecessor to any of the foregoing) in any “affiliated group of corporations” as defined for purposes of Section 1504 of the Code, whether pursuant to the Tax Sharing Agreement or otherwise.

      12.7     Exclusive Provisions: No Rescission. Except as set forth in this Agreement, no Party is making any representation, warranty, covenant or agreement with respect to the matters contained herein. Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein or in any certificate or other document delivered pursuant hereto relating to the Merger shall give rise to any right on the part of any Party, after the consummation of the Merger, to rescind this Agreement or the transactions contemplated by this Agreement. Following the consummation of the Merger, the rights of the Parties under the provisions of Article 12 and Section 9.8 shall be the sole and exclusive remedy available to the Parties with respect to claims, assertions, events or proceedings arising out of or relating to the Merger, except (i) for any statutory or common law remedy for fraud and (ii) for any liability for willful breach by FARS of the representations and warranties contained in Article 5 of this Agreement, solely as they relate to FARS, and of the covenants contained in Article 8 of this Agreement, solely as they relate to FARS.

      12.8     Waiver of Counterclaims. If and to the extent that any Stockholder, by virtue of being an Indemnifying Stockholder under this Agreement, would as a former stockholder of the Advisor or Affiliate of the Advisor prior to the Effective Time have been entitled to seek directly or indirectly any claim against CHP and/or the Surviving Corporation for indemnification under the Advisory Agreements or under the charter or bylaws of CHP arising out of the Merger or this Agreement, each such Stockholder hereby waives and releases CHP and/or the Surviving Corporation from any such potential claim.

      12.9     Further Cooperation. Prior to taking any action or position, making any election or filing any document, report, notice or return with respect to any matter which may result in a CHP Indemnity Claim under Section 12.1(iii) (a “Proposed Indemnity Action”), CHP shall notify the Representative or its designee, of the Proposed Indemnity Action, including any relevant data and documents of CHP supporting the Proposed Indemnity Action. CHP shall consult in good faith with and permit the Representative a reasonable period of time to comment on its proposed course of action regarding such Proposed Indemnity Action prior to taking such action.

ARTICLE 13

REPRESENTATIONS, WARRANTIES AND GUARANTEES OF GUARANTOR

      13.1     Representations, Warranties and Covenants. Guarantor hereby represents, warrants and covenants to CHP and CHPAC that:

(a) Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and has the full and unrestricted corporate power and authority to execute and deliver this Agreement and to carry out the obligations contemplated hereby, (b) this Agreement, when executed and delivered by Guarantor, will be the legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, (c) the execution, delivery and performance of this Agreement, the fulfillment of and compliance with the terms and provisions hereof, and the obligations contemplated hereby by Guarantor do not and will not (i) conflict with, or constitute a breach or default under, Guarantor’s articles or certificate of incorporation or bylaws or any agreement, contract, commitment, or instrument to which Guarantor is a party or to which it is bound or subject, (ii) require the consent, approval or authorization of, or notice, declaration, filing or registration with, any third party or (iii) conflict with, or violate any applicable law, and (d) Guarantor has not previously granted and will not grant any rights to any third party which are, nor contract with any third party in any manner which is, inconsistent with the rights granted herein.

(b) Guarantor owns, and as of the Effective Time will own, all of the outstanding shares of capital stock of CREG and has a net worth of not less than $100 million.

(c) There are no actions, suits, claims, arbitrations, proceedings or investigations pending, or threatened in writing against, affecting or involving Guarantor that would affect Guarantor’s ability to perform its obligations and agreements in this Agreement, and there is no Basis for any such actions, suits, claims, arbitrations, proceedings or investigations.

      13.2     Guarantee.

      (a) Guarantor irrevocably guarantees the indemnification obligations of each and every Stockholder pursuant to Section 9.8 and Article 12 of this Agreement (on the same terms, conditions and limitations set forth in such provisions) (individually, a “Stockholder’s Obligations”, and collectively referred to as “Stockholders’ Obligations”). Guarantor consents to any and all amendments, modifications, forbearances and extensions of time of payment and performance of the Stockholders’ Obligations under this Agreement as may be agreed in writing by the Advisor and/or the Representative and CHP and/or the Surviving Corporation and to any and all changes in terms, covenants, and conditions thereof as may be agreed in writing by the Advisor and/or the Representative and CHP and/or the Surviving Corporation, it being the intention hereof that Guarantor shall remain liable as a principal to the extent of any Stockholder’s, and only to the extent of such Stockholder’s, failure to perform and comply with any Stockholder’s Obligations in accordance with the terms of this Agreement. CHP and the Surviving Corporation will not be required to pursue or exhaust any remedies as against any Stockholder as a condition to enforcing Guarantor’s obligations under this Section 13.2. In the event that Guarantor is required to pay any amount pursuant to this Section 13.2(a), Guarantor shall have a right of subrogation as to each Stockholder (other than FARS) for the Stockholder’s pro rata share (determined pursuant to Section 12.6 of this Agreement) of such amount.

      (b) Guarantor agrees that the obligations of Guarantor as a guarantor shall not be impaired, modified, changed, released, or limited in any manner whatsoever by any impairment, modification, change, release or limitation of liability of any Stockholder resulting from the operation of any present or future provision of the federal bankruptcy laws or other successor or similar statute, or from the decision of any court applying, interpreting or enforcing such laws. Without limiting the preceding sentence, it is expressly understood and agreed among the Parties and Guarantor that Guarantor’s obligation to CHP and the Surviving Corporation will continue notwithstanding any Stockholder’s bankruptcy.

      (c) Guarantor agrees that in the event that CHP and/or the Surviving Corporation demands in writing that Guarantor fulfill its obligations under this Article 13 and Guarantor does not comply, then if CHP and/or the Surviving Corporation retains or engages an attorney or attorneys to enforce this guarantee in a court proceeding and CHP and/or the Surviving Corporation prevails in enforcement of this guarantee in such court proceeding, Guarantor will reimburse CHP and/or the Surviving Corporation for all reasonable expenses incurred by CHP and/or the Surviving Corporation, including reasonable attorneys’ fees and disbursements.

      (d) Guarantor agrees that, so long as any of the Stockholders’ Obligations remain in effect, (i) it will not knowingly take any action that could reasonably be expected to diminish the value to CHP and the Surviving Corporation of the guaranty provided by the Guarantor pursuant to this Article 13 and (ii) it will not enter into any transaction, including a merger, consolidation or similar transaction, unless the obligations of the Guarantor pursuant to this Article 13 are expressly assumed by the acquiring corporation or entity.

ARTICLE 14

MISCELLANEOUS

      14.1     Limitation on Obligations of FARS. Notwithstanding anything in this Agreement to the contrary, FARS shall not have any liabilities or obligations pursuant to this Agreement as a Stockholder or otherwise as a Party to this Agreement, including pursuant to Article 8 of this Agreement, except (i) as set forth in Article 4 of this Agreement in connection with the procedures for the surrender of any Advisor Common Share Certificates in exchange for the payment of the Merger Consideration, (ii) any liability for the willful breach by FARS of the representations and warranties contained in Article 5 of this Agreement, solely as they relate to FARS, and (iii) any liability for the willful breach by FARS of the covenants of FARS set forth in the immediately succeeding sentence, as described below. Notwithstanding anything in this Agreement to the contrary, FARS (x) shall not take any action, or omit to take any action, that would adversely affect the ability of the Advisor, CHP or CHPAC to consummate the Merger on the terms set forth in this Agreement, and (y) shall cooperate with the other Parties to this Agreement in order to effectuate the consummation of the Merger on the terms set forth in this Agreement; it being understood and agreed that FARS shall not have any liability or obligation with respect to the covenants contained in this sentence except to the extent of a willful breach thereof by FARS. The Parties acknowledge that FARS would not have agreed to enter into this Agreement without the limitations on its liabilities and obligations as a Party to this Agreement specified in this Section 14.1.

      14.2     Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of CHP and the Representative; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law (in which case the disclosing Party will use its commercially reasonable efforts to consult with the other Parties prior to making the disclosure).

      14.3     No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

      14.4     Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

      14.5     Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his rights, interests, or obligations hereunder without the prior written approval of CHP and the Representative; provided, however, that CHP may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases CHP nonetheless shall remain responsible for the performance of all of its obligations hereunder).

      14.6     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

      14.7     Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

      14.8     Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then effective two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

      If to the Advisor or the Stockholders:

      c/o James M. Seneff, Jr.

      CNL Center at City Commons
      450 South Orange Avenue
      Orlando, Florida 32801
      Telecopy: (407) 650-1011

      With copy to:

      Lowndes, Drosdick, Doster, Kantor & Reed, P.A.

      450 South Orange Avenue, Suite 800
      Orlando, Florida 32801
      Attn: Richard Davidson, Esq.
      Telecopy: (407) 843-4444

      If to FARS:

      Five Arrows Realty Securities II, L.L.C.

      c/o John D. McGurk, President
      Matthew W. Kaplan, Managing Director
      Rothschild Realty Inc.
      1251 Avenue of the Americas
      New York, NY 10020
      Telecopy: (212) 403-3578

      With copy to:

      Schulte Roth & Zabel LLP

      919 Third Avenue
      New York, NY 10022
      Attn: Andre Weiss, Esq.
      Telecopy: (212) 593-5955

      If to CHP and CHPAC:

      Thomas J. Hutchison III

      Chief Executive Officer
      CNL Hospitality Properties, Inc.
      CNL Center at City Commons
      450 South Orange Avenue
      Orlando, Florida 32801
      Telecopy: (407) 835-3229

      With copy to:

      Special Committee of CNL Hospitality Properties, Inc.

      CNL Center at City Commons
      450 South Orange Avenue
      Orlando, Florida 32801
      Attn: Chairman of the Special Committee
      Telecopy: (407) 835-3229

      Greenberg Traurig, LLP

      The MetLife Building
      200 Park Avenue
      New York, NY 10166
      Attn: Judith D. Fryer, Esq.
      Telecopy: (212) 801-6400

      Hogan & Hartson L.L.P.

      555 Thirteenth Street, N.W.
      Washington, D.C. 20004
      Attn: J. Warren Gorrell, Jr., Esq.
      Telecopy: (202) 637-5910

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

      14.9     GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK (EXCEPT FOR THE RELATIVE RIGHTS AND OBLIGATIONS OF THE STOCKHOLDERS OF CHPAC AND THE ADVISOR, WHICH WILL BE GOVERNED BY THE CORPORATE LAWS OF THE STATES OF FLORIDA).

      14.10     Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by CHP and the Representative. Any amendment that adversely affects the rights and obligations of FARS pursuant to this Agreement must also be approved in writing by FARS. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

      14.11     Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

      14.12     Expenses. Each of the Parties will bear his, her or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; it being understood and agreed that the expenses of Legg Mason as set forth in Section 7.26 and of counsel to the Advisor will be paid by the Advisor prior to the Closing (consistent with Section 8.17).

      14.13     Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

      14.14     Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

      14.15     Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 13.15 below), in addition to any other remedy to which they may be entitled, at law or in equity.

      14.16     Submission to Jurisdiction. EACH OF THE PARTIES SUBMITS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE STATE OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND AGREES THAT ALL CLAIMS IN RESPECT OF THE ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT.

      IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the date first above written, and, in the case of any Stockholder, has irrevocably made the election to receive CHP Common Shares or cash in lieu of CHP Common Shares set forth below and set forth opposite such Stockholder’s name on Schedule I to this Agreement.

CNL HOSPITALITY PROPERTIES, INC.

By:	/s/ C. BRIAN STRICKLAND

Name: C. Brian Strickland

Title:	Executive Vice President

CNL HOSPITALITY PROPERTIES ACQUISITION CORP.

By:	/s/ C. BRIAN STRICKLAND

Name: C. Brian Strickland

Title:	Executive Vice President

Advisor:

CNL HOSPITALITY CORP.

By:	/s/ JOHN A. GRISWOLD

Name: John A. Griswold

Title:	President

Stockholders:

Stockholders Electing to Receive CHP Common
Shares:

CNL REAL ESTATE GROUP, INC.

By:	/s/ JAMES M. SENEFF, JR.

Name: James M. Seneff, Jr.

Title:	Chairman and Chief Executive Officer

/s/ JAMES M. SENEFF, JR.

James M. Seneff, Jr.

/s/ ROBERT A. BOURNE

Robert A. Bourne

/s/ C. BRIAN STRICKLAND

C. Brian Strickland

/s/ THOMAS J. HUTCHISON, III

Thomas J. Hutchison, III

/s/ JOHN A. GRISWOLD

John A. Griswold

/s/ PAUL H. WILLIAMS

Paul H. Williams

/s/ BARRY A.N. BLOOM

Barry A.N. Bloom

Stockholders Electing to Receive Cash in
Lieu of CHP Common Shares:

FIVE ARROWS REALTY SECURITIES II, LLC

By:	/s/ MATTHEW W. KAPLAN

Name: Matthew W. Kaplan
Title: Manager

Guarantor:

CNL FINANCIAL GROUP, INC.

By:	/s/ ROBERT A. BOURNE

Name: Robert A. Bourne

Title:	President

SCHEDULE I

					Number of CHP
				Election to	Common
	Number of Shares	Number of Shares		Receive	Shares/Amount of
	of Class A	of Class B	Pro Rata	Cash or CHP	Cash to be
Stockholder	Common Stock	Common Stock	Percentage	Common Shares	Delivered

CNL Real Estate Group, Inc.	1,800.00		53.3000%	CHP Common Shares	TBD
Five Arrows Realty Securities II, L.L.C.	200.00	137.71	10.0000%	Cash	$29.7 million
Robert A. Bourne		516.70	15.3001%	CHP Common Shares	TBD
James M. Seneff, Jr.		516.70	15.3001%	CHP Common Shares	TBD
C. Brian Strickland		45.93	1.3600%	CHP Common Shares	TBD
Thomas J. Hutchison, III		106.72	3.1601%	CHP Common Shares	TBD
John A. Griswold		30.39	0.8999%	CHP Common Shares	TBD
Paul H. Williams		11.48	0.3399%	CHP Common Shares	TBD
Barry A.N. Bloom		11.48	0.3399%	CHP Common Shares	TBD

EXHIBIT A

FORM OF CHP CHARTER AMENDMENT

EXHIBIT A

ARTICLES OF AMENDMENT AND RESTATEMENT

OF
CNL HOSPITALITY PROPERTIES, INC.

      CNL Hospitality Properties, Inc., a Maryland corporation having its principal office at 300 East Lombard Street, Baltimore, Maryland 21202 (hereinafter, the “Company”), hereby certifies to the Department of Assessments and Taxation of the State of Maryland, that:

      FIRST: The Company desires to amend and restate its charter as currently in effect.

      SECOND: The provisions of the Articles of Amendment and Restatement dated July 21, 2003, which are now in effect and as amended hereby in accordance with the Maryland General Corporation Law (the “MGCL”), are as follows:

ARTICLES OF AMENDMENT AND RESTATEMENT

OF
CNL HOSPITALITY PROPERTIES, INC.

* * * * * * * * * *

ARTICLE I

THE COMPANY; DEFINITIONS

      SECTION 1.1.     Name. The name of the corporation (the “Company”) is:

CNL Hotels & Resorts, Inc.

      SECTION 1.2.     Resident Agent. The name and address of the resident agent of the Company in the State of Maryland is The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202. The resident agent is a Maryland corporation. The principal office address in the State of Maryland is c/o The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202. The Company may have such principal office within the State of Maryland as the Directors may from time to time determine. The Company may also have such other offices or places of business within or without the State of Maryland as the Directors may from time to time determine.

      SECTION 1.3.     Nature of Company. The Company is a Maryland corporation within the meaning of the MGCL.

      SECTION 1.4.     Purposes. The purposes for which the Company is formed are to engage in any lawful act or activity for which corporations may be organized under the laws of the State of Maryland as now or hereinafter in force including, but not limited to, the following: (i) to acquire, hold, own, develop, construct, improve, maintain, operate, sell, lease, transfer, encumber, convey, exchange and otherwise dispose of, deal with or invest in real and personal property; (ii) to engage in the business of offering financing, including mortgage financing secured by Real Property; and (iii) to enter into any partnership, joint venture or other similar arrangement to engage in any of the foregoing.

      SECTION 1.5.     Definitions. As used in these Articles of Amendment and Restatement, the following terms shall have the following meanings unless the context otherwise requires (certain other terms used in Article V hereof are defined in Section 5.6(a) hereof):

      An “Affiliate” of, or a person “Affiliated” with, a specified person, is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

      “Bylaws” means the bylaws of the Company, as the same are in effect and may be amended from time to time.

      “Charter” means these Articles of Amendment and Restatement, as amended and supplemented from time to time.

      “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto.

      “Common Shares” means the common stock, par value $0.01 per share, of the Company that may be issued from time to time in accordance with the terms of the Charter and applicable law, as described in Section 5.2(b) hereof.

      “Company Property” or “Assets” means any and all Properties, Loans and other Permitted Investments of the Company, real, personal or otherwise, tangible or intangible, which are transferred or conveyed to the Company (including all rents, income, profits and gains therefrom), which are owned or held by, or for the account of, the Company.

      “Directors,” “Board of Directors” or “Board” means, collectively, the individuals named in Section 2.3 of the Charter so long as they continue in office and all other individuals who have been duly elected and qualify as Directors of the Company hereunder.

      “Distributions” means any distribution of money or other property, pursuant to Section 5.2(d) hereof, by the Company to owners of Equity Shares, including distributions that may constitute a return of capital for federal income tax purposes.

      “Equity Shares” means shares of capital stock of the Company of any class or series (other than Excess Shares). The use of the term “Equity Shares” or any term defined by reference to the term “Equity Shares” shall refer to the particular class or series of capital stock of the Company which is appropriate under the context.

      “Excess Shares” means the excess stock, par value $0.01 per share, of the Company, as described in Section 5.7 hereof.

      “Joint Ventures” means those joint venture or general partnership arrangements in which the Company is a co-venturer or general partner which are established to acquire Properties and/or make Loans or other Permitted Investments.

      “Loans” means mortgage loans and other types of debt financing provided by the Company.

      “MGCL” means the Maryland General Corporation Law as contained in Titles 1 through 3 of the Corporations and Associations Article of the Annotated Code of Maryland.

      “Mortgages” means mortgages, deeds of trust or other security interests on or applicable to Real Property.

      “NYSE” means the New York Stock Exchange.

      “Permitted Investments” means all investments that the Company may acquire pursuant to the Charter and the Bylaws.

      “Person” means an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, or any government or any agency or political subdivision thereof, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but does not include an underwriter that participates in a public offering of Equity Shares for a period of sixty (60) days following the initial purchase by such underwriter of such Equity Shares in such public offering, provided that the foregoing exclusion shall apply only if the ownership of such Equity Shares by an underwriter would not cause the Company to fail to qualify as a REIT by reason of being “closely held” within the meaning of Section 856(a) of the Code or otherwise cause the Company to fail to qualify as a REIT.

A-2

      “Preferred Shares” means any class or series of preferred stock, par value $0.01 per share, of the Company that may be issued from time to time in accordance with the terms of the Charter and applicable law, as described in Section 5.3 hereof.

      “Property” or “Properties” means interests in (i) the Real Properties, including the buildings and equipment located thereon, (ii) the Real Properties only, or (iii) the buildings only, including equipment located therein; whether such interest is acquired by the Company, either directly or indirectly through the acquisition of interests in joint ventures, partnerships, or other legal entities.

      “Real Property” or “Real Estate” means land, rights in land (including leasehold interests), and any buildings, structures, improvements, furnishings, fixtures and equipment located on or used in connection with land and rights or interests in land.

      “REIT” means a “real estate investment trust” as defined pursuant to Sections 856 through 860 of the Code.

      “REIT Provisions of the Code” means Sections 856 through 860 of the Code and any successor or other provisions of the Code relating to real estate investment trusts (including provisions as to the attribution of ownership of beneficial interests therein) and the regulations promulgated thereunder.

      “Securities” means Equity Shares, Excess Shares, any other stock, shares or other evidences of equity or beneficial or other interests, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in, temporary or interim certificates for, receipts for, guarantees of, or warrants, options or rights to subscribe to, purchase or acquire, any of the foregoing.

      “Stockholders” means the registered holders of the Company’s Equity Shares.

ARTICLE II

BOARD OF DIRECTORS

      SECTION 2.1.     Number. The number of Directors of the Company initially shall be nine (9), which number may be increased or decreased from time to time only by the Board of Directors pursuant to the Bylaws; provided, however, that the total number of Directors shall never be less than the minimum number required by the MGCL. No reduction in the number of Directors shall cause the removal of any Director from office prior to the expiration of his term. Any vacancy created by an increase in the number of Directors will be filled, at any regular meeting or at any special meeting of the Directors called for that purpose, by a majority of the entire Board of Directors. Any other vacancy will be filled at any regular meeting or at any special meeting of the Directors called for that purpose, by a majority of the remaining Board of Directors, whether or not sufficient to constitute a quorum. For the purposes of voting for Directors, at any annual meeting or at any special meeting of the Stockholders called for that purpose, each Equity Share of stock may be voted for as many individuals as there are directors to be elected and for whose election the Equity Share is entitled to be voted, or as may otherwise be required by the MGCL or other applicable law as in effect from time to time.

      SECTION 2.2.     Committees. Subject to the MGCL, the Directors may establish such committees as they deem appropriate, in their discretion.

      SECTION 2.3.     Term; Current Board. Each Director shall hold office for one (1) year, until the next annual meeting of Stockholders and until his successor shall have been duly elected and shall have qualified. Directors may be elected to an unlimited number of successive terms.

A-3

      The names of the current Directors who shall serve until the next annual meeting of Stockholders and until their successors are duly elected and qualify are [these names are to be confirmed following the 2004 Annual Meeting of Stockholders]:

James M. Seneff, Jr., Chairman of the Board
Robert A. Bourne
Thomas J. Hutchison III
John A. Griswold
James Douglas Holladay
Jack F. Kemp
Craig M. McAllaster
Dianna Morgan
Robert E. Parsons, Jr.

      SECTION 2.4.     Fiduciary Obligations. The Directors serve in a fiduciary capacity to the Company and have a fiduciary duty to the Stockholders of the Company.

      SECTION 2.5.     Resignation and Removal. Any Director may resign by written notice to the Board of Directors, effective upon execution and delivery to the Company of such written notice or upon any future date specified in the notice. A Director may be removed from office at any time, but only for cause, and then only at a meeting of Stockholders by the affirmative vote of the holders of at least two thirds of the Equity Shares then outstanding and entitled to vote in the election of Directors, subject to the rights of the holders of any Preferred Shares to elect or remove one or more Directors. For the purpose of this paragraph, “cause” shall mean, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the Company through bad faith or active and deliberate dishonesty. The notice of such meeting shall indicate that the purpose, or one of the purposes, of such meeting is to determine if a Director should be removed.

ARTICLE III

POWERS OF DIRECTORS

      SECTION 3.1.     General. Subject to the express limitations herein or in the Bylaws and to the general standard of care required of directors under the MGCL and other applicable law, (i) the business and affairs of the Company shall be managed under the direction of the Board of Directors and (ii) the Directors shall have full, exclusive and absolute power, control and authority over the Company Property and over the business of the Company as if they, in their own right, were the sole owners thereof, except as otherwise limited by the Charter. The Directors have established the written policies on investments and borrowing set forth in this Article III hereof and shall monitor the administrative procedures, investment operations and performance of the Company to assure that such policies are carried out. The Directors may take any actions that, in their sole judgment and discretion, are necessary or desirable to conduct the business of the Company. The Charter shall be construed with a presumption in favor of the grant of power and authority to the Directors. Any construction of the Charter or determination made in good faith by the Directors concerning their powers and authority hereunder shall be conclusive. The enumeration and definition of particular powers of the Directors included in this Article III shall in no way be limited or restricted by reference to or inference from the terms of this or any other provision of the Charter or construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Directors under the general laws of the State of Maryland as now or hereafter in force.

      SECTION 3.2.     Specific Powers and Authority. Subject only to the express limitations herein, and in addition to all other powers and authority conferred by the Charter or by law, the Directors, without any vote, action or consent by the Stockholders, shall have and may exercise, at any time or times, in the name of the Company or on its behalf the following powers and authorities:

(a) Investments. To invest in, purchase or otherwise acquire and to hold Company Property of any kind wherever located, or rights or interests therein or in connection therewith, all without regard to

A-4

whether such Company Property, interests or rights are authorized by law for the investment of funds held by trustees or other fiduciaries, or whether obligations the Company acquires have a term greater or lesser than the term of office of the Directors or the possible termination of the Company, for such consideration as the Directors may deem proper (including cash, property of any kind or Securities of the Company); provided, however, that the Directors shall take such actions as they deem necessary and desirable to comply with any requirements of the MGCL relating to the types of Assets held by the Company.

(b) REIT Qualification and Termination of Status. The Board of Directors shall use its best efforts to cause the Company to continue to qualify for U.S. federal income tax treatment in accordance with the provisions of the Code applicable to REITs. In furtherance of the foregoing, the Board of Directors shall use its best efforts to take such actions as are necessary, and may take such actions as it deems desirable (in its sole discretion) to preserve the status of the Company as a REIT; provided, however, that in the event that the Board of Directors determines, by vote of at least two-thirds ( 2/3) of the Directors, that it no longer is in the best interests of the Company to continue to qualify as a REIT, the Board of Directors may revoke or otherwise terminate the Company’s REIT election pursuant to Section 856(g) of the Code.

(c) Sale, Disposition and Use of Company Property. Subject to Section 8.3 hereof, the Board of Directors shall have the authority to sell, rent, lease, hire, exchange, release, partition, assign, mortgage, grant security interests in, encumber, negotiate, dedicate, grant easements in and options with respect to, convey, transfer (including transfers to entities wholly or partially owned by the Company or the Directors) or otherwise dispose of any or all of the Company Property by deeds (including deeds in lieu of foreclosure with or without consideration), trust deeds, assignments, bills of sale, transfers, leases, mortgages, financing statements, security agreements and other instruments for any of such purposes executed and delivered for and on behalf of the Company or the Directors by one or more of the Directors or by a duly authorized officer, employee, agent or nominee of the Company, on such terms as they deem appropriate; to give consents and make contracts relating to the Company Property and its use or other property or matters; to develop, improve, manage, use, alter or otherwise deal with the Company Property; and to rent, lease or hire from others property of any kind; provided, however, that the Company may not use or apply land for any purposes not permitted by applicable law.

(d) Financings. To borrow or, in any other manner, raise money for the purposes and on the terms they determine, which terms may (i) include evidencing the same by issuance of Securities of the Company and (ii) may have such provisions as the Directors determine; to guarantee, indemnify or act as surety with respect to payment or performance of obligations of any Person; to mortgage, pledge, assign, grant security interests in or otherwise encumber the Company Property to secure any such Securities of the Company, contracts or obligations (including guarantees, indemnifications and suretyships); and to renew, modify, release, compromise, extend, consolidate or cancel, in whole or in part, any obligation to or of the Company or participate in any reorganization of obligors to the Company.

(e) Lending. To lend money or other Company Property on such terms, for such purposes and to such Persons as they may determine.

(f) Issuance of Securities. Subject to the restrictions or limitations, if any, as may be set forth in the Charter or the Bylaws, to create and authorize and direct the issuance (on either a pro rata or a non-pro rata basis) by the Company, in shares, units or amounts of one or more types, series or classes, of Securities of the Company, which may have such voting rights, dividend or interest rates, preferences, subordinations, conversion or redemption prices or rights; maturity dates, distribution, exchange, or liquidation rights or other rights as the Directors may determine, without vote of or other action by the Stockholders, to such Persons for such consideration, at such time or times and in such manner and on such terms as the Directors determine (or without consideration in the case of a stock split or stock dividend); to purchase or otherwise acquire, hold, cancel, reissue, sell and transfer any Securities of the Company; and to acquire Excess Shares from the Excess Shares Trust pursuant to Section 5.7(j).

A-5

(g) Expenses and Taxes. To pay any charges, expenses or liabilities necessary or desirable, in the sole discretion of the Directors, for carrying out the purposes of the Charter and conducting business of the Company, including compensation or fees to Directors, officers, employees and agents of the Company, and to Persons contracting with the Company, and any taxes, levies, charges and assessments of any kind imposed upon or chargeable against the Company, the Company Property or the Directors in connection therewith; and to prepare and file any tax returns, reports or other documents and take any other appropriate action relating to the payment of any such charges, expenses or liabilities.

(h) Collection and Enforcement. To collect, sue for and receive money or other property due to the Company; to consent to extensions of the time for payment, or to the renewal, of any Securities or obligations; to engage or to intervene in, prosecute, defend, compound, enforce, compromise, release, abandon or adjust any actions, suits, proceedings, disputes, claims, demands, security interests or things relating to the Company, the Company Property or the Company’s affairs; to exercise any rights and enter into any agreements and take any other action necessary or desirable in connection with the foregoing.

(i) Deposits. To deposit funds or Securities constituting part of the Company Property in banks, trust companies, savings and loan associations, financial institutions and other depositories, whether or not such deposits will draw interest, subject to withdrawal on such terms and in such manner as the Directors determine.

(j) Allocation; Accounts. To determine whether moneys, profits or other Assets of the Company shall be charged or credited to, or allocated between, income and capital, including whether or not to amortize any premium or discount and to determine in what manner any expenses or disbursements are to be borne as between income and capital (regardless of how such items would normally or otherwise be charged to or allocated between income and capital without such determination); to treat any dividend or other distribution on any investment as, or apportion it between, income and capital; in their discretion to provide reserves for depreciation, amortization, obsolescence or other purposes in respect of any Company Property in such amounts and by such methods as they determine; to determine what constitutes net earnings, profits or surplus; to determine the method or form in which the accounts and records of the Company shall be maintained; and to allocate to the Stockholders’ equity account less than all of the consideration paid for Securities and to allocate the balance to paid-in capital or capital surplus.

(k) Valuation of Property. To determine the value of all or any part of the Company Property and of any services, Securities or other consideration to be furnished to or acquired by the Company, and to revalue all or any part of the Company Property, all in accordance with such appraisals or other information as are reasonable, in their sole judgment.

(l) Ownership and Voting Powers. To exercise all of the rights, powers, options and privileges pertaining to the ownership of any Mortgages, Securities, Real Estate, Loans and other Permitted Investments and other Company Property to the same extent that an individual owner might, including without limitation to vote or give any consent, request or notice or waive any notice, either in person or by proxy or power of attorney, which proxies and powers of attorney may be for any general or special meetings or action, and may include the exercise of discretionary powers.

(m) Officers, Etc.; Delegation of Powers. To elect, appoint or employ such officers for the Company and such committees of the Board of Directors with such powers and duties as the Directors may determine, the Company’s Bylaws provide or the MGCL requires; to engage, employ or contract with and pay compensation to any Person (including subject to Section 7.4 hereof, any Director and Person who is an Affiliate of any Director) as agent, representative, member of an advisory board, employee or independent contractor (including advisors, consultants, transfer agents, registrars, underwriters, accountants, attorneys-at-law, real estate agents, property and other managers, appraisers, brokers, architects, engineers, construction managers, general contractors or otherwise) in one or more capacities, to perform such services on such terms as the Directors may determine; to delegate to one or more Directors, officers or other Persons engaged or employed as aforesaid or to committees of Directors, the performance of acts or other things (including granting of consents), the making of decisions and the execution of such deeds, contracts, leases or other instruments, either in the names of the Company, the

A-6

Directors or as their attorneys or otherwise, as the Directors may determine and as may be permitted by Maryland law; and to establish such committees as they deem appropriate.

(n) Associations. To cause the Company to enter into joint ventures, general or limited partnerships, participation or agency arrangements or any other lawful combinations, relationships or associations of any kind.

(o) Reorganizations, Etc. Subject to Sections 8.2 and 8.3 hereof, to cause to be organized or assist in organizing any Person under the laws of any jurisdiction to acquire all or any part of the Company Property, carry on any business in which the Company shall have an interest or otherwise exercise the powers the Directors deem necessary, useful or desirable to carry on the business of the Company or to carry out the provisions of the Charter, to merge or consolidate the Company with any Person; to sell, rent, lease, hire, convey, negotiate, assign, exchange or transfer all or any part of the Company Property to or with any Person in exchange for Securities of such Person or otherwise; and to lend money to, subscribe for and purchase the Securities of, and enter into any contracts with, any Person in which the Company holds, or is about to acquire, Securities or any other interests.

(p) Insurance. To purchase and pay for out of Company Property insurance policies insuring the Stockholders, Company and the Company Property against any and all risks, and insuring the Directors of the Company individually (each an “Insured”) against all claims and liabilities of every nature arising by reason of holding or having held any such status, office or position or by reason of any action alleged to have been taken or omitted by the Insured in such capacity, whether or not the Company would have the power to indemnify against such claim or liability. Nothing contained herein shall preclude the Company from purchasing and paying for such types of insurance, including extended coverage liability and casualty and workers’ compensation, as would be customary for any Person owning comparable assets and engaged in a similar business, or from naming the Insured as an additional insured party thereunder, provided that such addition does not add to the premiums payable by the Company.

(q) Distributions. To declare and pay dividends or other Distributions to Stockholders, subject to the provisions of Section 5.2 hereof.

(r) Discontinue Operations; Bankruptcy. To discontinue the operations of the Company (subject to Article IX hereof); to petition or apply for relief under any provision of federal or state bankruptcy, insolvency or reorganization laws or similar laws for the relief of debtors; to permit any Company Property to be foreclosed upon without raising any legal or equitable defenses that may be available to the Company or the Directors or otherwise defending or responding to such foreclosure; or to take such other action with respect to indebtedness or other obligations of the Directors, the Company Property or the Company as the Directors, in such capacity, and in their discretion may determine.

(s) Fiscal Year. Subject to the Code, to adopt, and from time to time change, a fiscal year for the Company.

(t) Seal. To adopt and use a seal, but the use of a seal shall not be required for the execution of instruments or obligations of the Company.

(u) Bylaws. To adopt, implement and from time to time alter, amend or repeal the Bylaws of the Company relating to the business and organization of the Company, provided that such amendments are not inconsistent with the provisions of the Charter.

(v) Listing of Securities. To cause the listing of any of the Company’s Securities on a national securities exchange or for quotation on any automated inter-dealer quotation system.

(w) Further Powers. To do all other acts and things and execute and deliver all instruments incident to the foregoing powers, and to exercise all powers which they deem necessary, useful or desirable to carry on the business of the Company or to carry out the provisions of the Charter, even if such powers are not specifically provided hereby.

A-7

      SECTION 3.3.     Determination of Best Interest of Company. In determining what is in the best interest of the Company, a Director shall consider the interests of the Stockholders of the Company and, in his or her sole and absolute discretion, may consider (i) the interests of the Company’s employees, suppliers, creditors and customers, (ii) the economy of the nation, (iii) community and societal interests, and (iv) the long-term as well as short-term interests of the Company and its Stockholders, including the possibility that these interests may be best served by the continued independence of the Company.

      SECTION 3.4.     Extraordinary Actions. Notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

ARTICLE IV

OPERATING RESTRICTIONS

      In addition to other operating restrictions imposed by the Directors from time to time, the Company will not operate so as to be classified as an “investment company” under the Investment Company Act of 1940, as amended.

ARTICLE V

SHARES

      SECTION 5.1.     Authorized Shares. The total number of shares of capital stock which the Company is authorized to issue is                     (                     ) shares, consisting of                     (                     ) Common Shares, $0.01 par value per share (as described in Section 5.2(b) hereof),                     (                     ) Preferred Shares, $0.01 par value per share (as described in Section 5.3 hereof) and                     (                     ) Excess Shares, $0.01 par value per share (as described in Section 5.7 hereof). Of the                     Excess Shares,                     are issuable in exchange for Common Shares and                     are issuable in exchange for Preferred Shares. All such shares shall be fully paid and nonassessable when issued. Shares of capital stock of the Company may be issued for such consideration as the Directors determine, or if issued as a result of a stock dividend or stock split, without any consideration.

      SECTION 5.2.     Common Shares.

      (a) Common Shares Subject to Terms of Preferred Shares. The Common Shares shall be subject to the express terms of any series of Preferred Shares.

      (b) Description. Common Shares shall have a par value of $0.01 per share and shall entitle the holders to one (1) vote per share on all matters upon which Stockholders are entitled to vote pursuant to Section 6.2 hereof, and shares of a particular class of issued Common Shares shall have equal dividend, distribution, liquidation and other rights, and shall have no preference, cumulative, conversion or exchange rights over other shares of that same particular class. The Directors are hereby expressly authorized, from time to time, to classify or reclassify and issue any unissued Common Shares by setting or changing the number, designation, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of any such Common Shares and, in such event, the Company shall file for record with the State Department of Assessments and Taxation of the State of Maryland articles supplementary in substance and form as prescribed by the MGCL.

      (c) Distribution Rights. The holders of Common Shares shall be entitled to receive such Distributions as may be declared by the Board of Directors of the Company out of funds legally available therefor.

      (d) Dividend or Distribution Rights. The Directors from time to time may authorize the payment to Stockholders of such dividends or Distributions in cash or other property as the Directors in their discretion shall determine. The Directors shall endeavor to authorize the payment of such dividends and Distributions as

A-8

shall be necessary for the Company to qualify as a REIT under the REIT Provisions of the Code; provided, however, Stockholders shall have no right to any dividend or Distribution unless and until authorized by the Directors. The exercise of the powers and rights of the Directors pursuant to this section shall be subject to the provisions of any class or series of Equity Shares at the time outstanding. The receipt by any Person in whose name any Equity Shares are registered on the records of the Company or by his duly authorized agent shall be a sufficient discharge for all dividends or Distributions payable or deliverable in respect of such Equity Shares and from all liability to see to the application thereof.

      (e) Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up, or any distribution of the assets of the Company, the aggregate assets available for distribution to holders of the Common Shares (including holders of Excess Shares resulting from the conversion of Common Shares pursuant to Section 5.7(a) hereof) shall be determined in accordance with applicable law. Subject to Section 5.7(f) hereof, each holder of Common Shares shall be entitled to receive, ratably with (i) each other holder of Common Shares and (ii) each holder of Excess Shares resulting from the conversion of Common Shares, that portion of such aggregate assets available for distribution to the Common Shares as the number of the outstanding Common Shares held by such holder bears to the total number of outstanding Common Shares and Excess Shares resulting from the conversion of Common Shares then outstanding.

      (f) Voting Rights. Except as may be provided in the Charter, and subject to the express terms of any series of Preferred Shares, the holders of the Common Shares shall have the exclusive right to vote on all matters at all meetings of the Stockholders of the Company, and shall be entitled to one (1) vote for each Common Share entitled to vote at such meeting.

      SECTION 5.3.     Preferred Shares. The Directors are hereby expressly authorized, from time to time, to authorize and issue one or more series of Preferred Shares. Prior to the issuance of each such series, the Board of Directors, by resolution, shall fix the number of shares to be included in each series, and the terms, rights, restrictions and qualifications of the shares of each series. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(a) The designation of the series, which may be by distinguishing number, letter or title.

(b) The dividend rate on the shares of the series, if any, whether any dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of the series.

(c) The redemption rights, including conditions and the price or prices, if any, for shares of the series.

(d) The terms and amounts of any sinking fund for the purchase or redemption of shares of the series.

(e) The rights of the shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, and the relative rights of priority, if any, of payment of shares of the series.

(f) Whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of the Company or any other corporation or other entity, and, if so, the specification of such other class or series of such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates on which such shares shall be convertible and all other terms and conditions upon which such conversion may be made.

(g) Restrictions on the issuance of shares of the same series or of any other class or series.

(h) The voting rights of the holders of shares of the series.

(i) Any other relative rights, preferences and limitations on that series.

      Subject to the express provisions of any other series of Preferred Shares then outstanding, and notwithstanding any other provision of the Charter, the Board of Directors may increase or decrease (but not

A-9

below the number of shares of such series then outstanding) the number of Preferred Shares, or alter the designation or classify or reclassify any unissued shares of a particular series of Preferred Shares, by fixing or altering, in one or more respects, from time to time before issuing the shares, the terms, rights, restrictions and qualifications of the shares of any such series of Preferred Shares.

      The Directors are hereby expressly authorized, from time to time, to classify or reclassify and issue any unissued Preferred Shares by setting or changing the number, designation, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of any such Preferred Shares and, in such event, the Company shall file for record with the State Department of Assessments and Taxation of the State of Maryland amended articles in substance and form as prescribed by Section 2-208 of the MGCL.

      Any of the terms of any class or series of stock set or changed pursuant to Sections 5.3 or 5.4 hereof may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary or other Charter document.

      SECTION 5.4.     General Nature of Equity Shares. All Equity Shares shall be personal property entitling the Stockholders only to those rights provided in the Charter, the MGCL or in the resolution creating any class or series of such shares. The legal ownership of the Company Property and the right to conduct the business of the Company are vested exclusively in the Directors; the Stockholders shall have no interest therein other than the interest in the Company conferred by their Equity Shares and shall have no right to compel any partition, division, dividend or Distribution of the Company or any of the Company Property. The death of a Stockholder shall not terminate the Company or give his legal representative any rights against other Stockholders, the Directors or the Company Property, except the right, exercised in accordance with applicable provisions of the Bylaws, to require the Company to reflect on its books the change in ownership of the Equity Shares. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 5.2(b) or as may otherwise be provided by contract, holders of Equity Shares shall not have any preemptive or other right to purchase or subscribe for any class of Securities of the Company which the Company may at any time issue or sell.

      SECTION 5.5.     No Issuance of Share Certificates. The Company shall not issue share certificates except to Stockholders who make a written request to the Company. A Stockholder’s investment shall be recorded on the books of the Company. To transfer his or her Equity Shares a Stockholder shall submit an executed form to the Company, which form shall be provided by the Company upon request. Such transfer will also be recorded on the books of the Company. Upon issuance or transfer of shares, the Company will provide the Stockholder with information concerning his or her rights with regard to such stock, in a form substantially similar to Section 5.6(h), and required by the Bylaws and the MGCL or other applicable law.

      SECTION 5.6.     Restrictions on Ownership and Transfer.

      (a)     Definitions. For purposes of Sections 5.6 and 5.7 and any other provision of the Charter, the following terms shall have the meanings set forth below:

      “Acquire” means the acquisition of Beneficial or Constructive Ownership of Equity Shares by any means, including, without limitation, the exercise of any rights under any option, warrant, convertible security, pledge or other security interest or similar right to acquire Equity Shares, but shall not include the acquisition of any such rights unless, as a result, the acquiror would be considered a Beneficial Owner or a Constructive Owner. The terms “Acquires” and “Acquisition” shall have correlative meanings.

      “Beneficial Ownership,” when used with respect to ownership of Equity Shares by any Person, shall mean ownership of Equity Shares which are (i) directly owned by such Person, (ii) indirectly owned by such Person for purposes of Section 542(a)(2) of the Code, taking into account the constructive ownership rules of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code or (iii) beneficially owned by such Person pursuant to Rule 13d-3 under the Exchange Act. Whenever a Person Beneficially Owns Equity

A-10

Shares that are not actually outstanding (e.g., shares issuable upon the exercise of an option or convertible security) (“Option Shares”), then, whenever the Charter require a determination of the percentage of outstanding shares of a class of Equity Shares Beneficially Owned by that Person, the Option Shares Beneficially Owned by that Person shall also be deemed to be outstanding. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have correlative meanings.

      “Beneficiary” shall mean, with respect to any Excess Shares Trust, one or more organizations described in each of Section 170(b)(1)(A) (other than clauses (vii) and (viii) thereof) and Section 170(c)(2) of the Code that are named by the Company as the beneficiary or beneficiaries of such Excess Shares Trust, in accordance with the provisions of Section 5.7(d).

      “Business Day” shall mean any weekday that is not an official holiday in the State of California.

      “Charter Effective Date” shall mean the date upon which the Charter are accepted for record by the State Department of Assessments and Taxation of the State of Maryland.

      “Constructive Ownership” shall mean ownership of Equity Shares by a Person who is or would be treated as a direct or indirect owner of such Equity Shares through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Own,”“Constructively Owns” and “Constructively Owned” shall have correlative meanings.

      “Excepted Holder” shall mean a Stockholder of the Company for whom an Excepted Holder Limit is created by the Board of Directors of the Company pursuant to Section 5.6(d)(ii) hereof.

      “Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Directors of the Company pursuant to Section 5.6(d)(ii), the ownership limit with respect to the Equity Shares of the Company established by the Board of Directors of the Company pursuant to Section 5.6(d)(ii) for or in respect of such holder.

      “Excess Shares Trust” shall mean any separate trust created and administered in accordance with the terms of Section 5.7 for the exclusive benefit of any Beneficiary.

      “Individual” shall mean (i) an “individual” within the meaning of Section 542(a)(2) of the Code, as modified by Section 544 of the Code and/or (ii) any beneficiary of a “qualified trust” (as defined in Section 856(h)(3)(E) of the Code) which qualified trust is eligible for look-through treatment under Section 856(h)(3)(A) of the Code for purposes of determining whether a REIT is closely held under Section 856(a)(6) of the Code.

      “Market Price” means, until the Equity Shares are Listed, the price per Equity Share if Equity Shares have been sold during the prior quarter pursuant to a registration statement filed with the Securities and Exchange Commission and otherwise a price per Equity Share determined on the basis of a quarterly valuation of the Company’s assets. Upon Listing, market price shall mean the average of the Closing Prices for the ten (10) consecutive Trading Days immediately preceding such day (or those days during such ten (10)-day period for which Closing Prices are available). The “Closing Price” on any date shall mean (i) where there exists a public market for the Company’s Equity Shares, the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if the Equity Shares are not listed or admitted to trading on the NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Equity Shares are listed or admitted to trading or, if the Equity Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the Nasdaq Stock Market, Inc. or, if such system is no longer in use, the principal other automated quotation system that may then be in use or (ii) if no public market for the Equity Shares exists, the Closing Price will be determined by a single, independent appraiser selected by the Board of Directors of the Company which appraiser shall appraise the Market Price for such Equity Shares within such guidelines as shall be determined by the Board of Directors of the Company.

A-11

      “Non-Transfer Event” shall mean an event other than a purported Transfer that would cause any Person to Beneficially Own or Constructively Own a greater number of Equity Shares than such Person Beneficially Owned or Constructively Owned immediately prior to such event. Non-Transfer Events include, but are not limited to, (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of shares (or of Beneficial Ownership of shares) of Equity Shares or (ii) the sale, transfer, assignment or other disposition of interests in any Person or of any securities or rights convertible into or exchangeable for Equity Shares or for interests in any Person that directly or indirectly results in changes in Beneficial Ownership or Constructive Ownership of Equity Shares.

      “Ownership Limit” shall mean, with respect to each class or series of Equity Shares, 9.8% (by value or number) of the outstanding shares of such Equity Shares.

      “Permitted Transferee” shall mean any Person designated as a Permitted Transferee in accordance with the provisions of Section 5.7(h).

      “Prohibited Owner” shall mean, with respect to any purported Transfer or Non-Transfer Event, any Person who is prevented from becoming or remaining the owner of record title to Equity Shares by the provisions of Section 5.7(a).

      “Restriction Termination Date” shall mean the first day on which the Board of Directors of the Company determines that it is no longer in the best interests of the Company to attempt to, or continue to, qualify under the Code as a REIT.

      “Subsidiary” shall mean any direct or indirect subsidiary, whether a corporation, partnership, limited liability company or other entity, of the Company.

      “Trading Day” shall mean a day on which the principal national securities exchange on which any of the Equity Shares are listed or admitted to trading is open for the transaction of business or, if none of the Equity Shares are listed or admitted to trading on any national securities exchange, any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

      “Transfer” (as a noun) shall mean any sale, transfer, gift, assignment, devise or other disposition of shares (or of Beneficial Ownership of shares) of Equity Shares (including but not limited to the initial issuance of Common Shares by the Company), whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise. “Transfer” (as a verb) shall have the correlative meaning.

      “Trustee” shall mean any Person or entity, unaffiliated with both the Company and any Prohibited Owner (and, if different than the Prohibited Owner, the Person who would have had Beneficial Ownership of the Equity Shares that would have been owned of record by the Prohibited Owner), designated by the Company to act as trustee of any Excess Shares Trust, or any successor trustee thereof.

      (b) Restriction on Ownership and Transfer.

      (i) Subject to Section 5.6(e), except as provided in Section 5.6(d)(i), from and after the Charter Effective Date and until the Restriction Termination Date, any Transfer of Equity Shares that, if effective, would cause the Company to Constructively Own a 10% or greater ownership interest in a tenant of the Company or in a tenant of any direct or indirect Subsidiary of the Company within the meaning of Section 856(d)(2)(B) of the Code (other than a tenant that is a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code) of the Company that satisfies one or more of the exceptions set forth in Section 856(d)(8) of the Code), shall be void ab initio as to the Transfer of that number of Equity Shares that would cause the Company to Constructively Own a 10% or greater ownership interest in a tenant of the Company or in a tenant of any direct or indirect Subsidiary within the meaning of Section 856(d)(2)(B) of the Code (other than a tenant that is a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code) of the Company that satisfies one or more of the exceptions set forth in Section 856(d)(8) of the Code), and the intended transferee shall acquire no rights in such Equity Shares.

A-12

      (ii) (A) Except as provided in Section 5.6(d)(ii), from and after the Charter Effective Date and until the Restriction Termination Date, no Person (other than an Excepted Holder) shall Beneficially Own shares of any class or series of Equity Shares in excess of the Ownership Limit and no Excepted Holder shall Beneficially Own shares of any class or series of Equity Shares in excess of the Excepted Holder Limit for such Excepted Holder.

      (B) Subject to Section 5.6(e), except as provided in Section 5.6(d)(ii), from and after the Charter Effective Date and until the Restriction Termination Date, any purported Transfer that, if effective, would result in any Person (other than an Excepted Holder) Beneficially Owning shares of any class or series of Equity Shares in excess of the Ownership Limit shall be void ab initio as to the Transfer of that number of Equity Shares which would be otherwise Beneficially Owned by such Person in excess of the Ownership Limit, and the intended transferee shall acquire no rights in such Equity Shares.

      (C) Subject to Section 5.6(e), except as provided in Section 5.6(d)(ii), from and after the Charter Effective Date and until the Restriction Termination Date, any purported Transfer that, if effective, would result in any Excepted Holder Beneficially Owning shares of any class or series of Equity Shares in excess of the applicable Excepted Holder Limit shall be void ab initio as to the Transfer of that number of Equity Shares which would be otherwise Beneficially Owned by such Excepted Holder in excess of the applicable Excepted Holder Limit established for such Excepted Holder by the Board of Directors of the Company pursuant to Section 5.6(d)(ii), and the intended transferee shall acquire no rights in such Equity Shares.

      (D) Notwithstanding anything to the contrary set forth herein, the provisions of this Section 5.6(b)(ii) shall be applied only insofar as may be necessary to accomplish the intents and purposes of the foregoing.

      (iii) Subject to Section 5.6(e), from and after the Charter Effective Date and until the Restriction Termination Date, any purported Transfer of Equity Shares that, if effective, would result in the Company being “closely held” within the meaning of Section 856(h) of the Code shall be void ab initio as to the Transfer of that number of Equity Shares that would cause the Company to be “closely held” within the meaning of Section 856(h) of the Code, and the intended transferee shall acquire no rights in such Equity Shares.

      (iv) Subject to Section 5.6(e), from and after the Charter Effective Date and until the Restriction Termination Date, any purported Transfer that, if effective, would result in Equity Shares being beneficially owned by fewer than 100 persons for purposes of Section 856(a)(5) of the Code shall be void ab initio and the intended transferee shall acquire no rights in such Equity Shares.

      (v) Subject to Section 5.6(e), except as provided in Section 5.6(d)(i), from and after the Charter Effective Date and until the Restriction Termination Date, any purported Transfer that, if effective, would (A) cause any Person (other than a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code) of the Company) who renders or furnishes services to one or more tenants of the Company or a Subsidiary which are not “related” to the Company within the meaning of Section 856(d)(2)(B)(i) of the Code (determined without regard to the provisions of Section 856(d)(8) of the Code), to be other than an “independent contractor” for purposes of Section 856(d)(3) of the Code, or (B) cause any Person who renders or furnishes services to a “taxable REIT subsidiary” of the Company which leases directly or indirectly from the Company a “qualified lodging facility” (within the meaning of Section 856(d)(8)(B) of the Code) to be other than an “eligible independent contractor” within the meaning of Section 856(d)(9) of the Code, shall be void ab initio as to the Transfer of that number of Equity Shares that would cause such Person to be other than an “independent contractor” for purposes of Section 856(d)(3) of the Code or an “eligible independent contractor” within the meaning of Section 856(d)(9) of the Code, as applicable, and the intended transferee shall acquire no rights in such Equity Shares.

      (vi) Notwithstanding any other provision of the Charter, any person selling securities on behalf of the Company in its public offerings may not complete a sale of securities to a Stockholder until at least five (5) business days after the date the Stockholder receives a final Prospectus and shall send each Stockholder a confirmation of his or her purchase.

      (c) Owners Required to Provide Information.

A-13

      Until the Restriction Termination Date:

(i) Every record owner of more than 5%, or such lower percentages as is then required pursuant to regulations under the Code, of the outstanding shares of any class or series of Equity Shares of the Company shall, no later than January 30 of each year, provide to the Company a written statement or affidavit stating the name and address of such record owner, the number of Equity Shares owned by such record owner, and a description of how such shares are held. Each such record owner shall provide to the Company such additional information as the Company may request in order to determine the effect, if any, of such ownership on the Company’s status as a REIT and to ensure compliance with the Ownership Limit.

(ii) Each Person who is a Beneficial Owner of Equity Shares and each Person (including the stockholder of record) who is holding Equity Shares for a Beneficial Owner shall, within thirty (30) days of receiving written request from the Company therefor, provide to the Company a written statement or affidavit stating the name and address of such Beneficial Owner, the number of Equity Shares Beneficially Owned by such Beneficial Owner, a description of how such shares are held, and such other information as the Company may request in order to determine the Company’s status as a REIT and to ensure compliance with the Ownership Limit.

      (d) Exceptions.

      (i) The Board of Directors of the Company, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence or undertakings acceptable to the Board of Directors of the Company, may, in its sole discretion, waive the application of Section 5.6(b)(i) or Section 5.6(b)(v) to a Person subject, as the case may be, to any such limitations on Transfer, provided that (A) the Board of Directors of the Company obtains such representations and undertakings from such Person as are reasonably necessary (as determined by the Board of Directors of the Company), if any, to ascertain that such Person’s Beneficial Ownership or Constructive Ownership of Equity Shares will not now or in the future result in the Company failing to satisfy the gross income limitations provided for in Sections 856(c)(2) and (3) of the Code and (B) insofar as required by the Board of Directors of the Company, such Person agrees in writing that any violation or attempted violation of (1) such other limitation as the Board of Directors of the Company may establish at the time of such waiver with respect to such Person or (2) such other restrictions and conditions as the Board of Directors of the Company may in its sole discretion impose at the time of such waiver with respect to such Person, will result, as of the time of such violation even if discovered after such violation, in the conversion of such shares in excess of the original limit applicable to such Person into Excess Shares pursuant to Section 5.7(a).

      (ii) The Board of Directors of the Company, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence or undertakings acceptable to the Board of Directors of the Company, may, in its sole discretion, waive the application of the Ownership Limit to a Person otherwise subject to any such limit, provided that (A) the Board of Directors of the Company obtains such representations and undertakings from such Person as are reasonably necessary (as determined by the Board of Directors of the Company), if any, to ascertain that such Person’s Beneficial Ownership or Constructive Ownership of Equity Shares will not now or in the future (1) result in the Company being “closely held” within the meaning of Section 856(h) of the Code, (2) cause the Company to Constructively Own a 10% or greater ownership interest in a tenant of the Company or a Subsidiary within the meaning of Section 856(d)(2)(B) of the Code (other than a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code) of the Company that satisfies one or more of the exceptions set forth in Section 856(d)(8) of the Code) and to fail either the 75% gross income test of Section 856(c)(3) of the Code or the 95% gross income test of Section 856(c)(2) of the Code, (3) result in the Equity Shares of the Company being beneficially owned by fewer than 100 persons within the meaning of Section 856(a)(5) of the Code, or (4) cause the Company to receive “impermissible tenant service income” within the meaning of Section 856(d)(7) of the Code, and (B) such Person provides to the Board of Directors of the Company such representations and undertakings, if any, as the Board of Directors of the Company, may in its sole and absolute discretion, require (including, without limitation, an agreement as to a reduced Ownership Limit or

A-14

Excepted Holder Limit for such Person with respect to the Beneficial Ownership of one or more other classes of Equity Shares not subject to the exception), and, insofar as required by the Board of Directors of the Company, such Person agrees in writing that any violation or attempted violation of (x) such other limitation as the Board of Directors of the Company may establish at the time of such waiver with respect to such Person or (y) such other restrictions and conditions as the Board of Directors of the Company may in its sole discretion impose at the time of such waiver with respect to such Person, will result, as of the time of such violation even if discovered after such violation, in the conversion of such shares in excess of the original limit applicable to such Person into Excess Shares pursuant to Section 5.7(a).

      (iii) The Board of Directors of the Company may only reduce the Excepted Holder Limit for an Excepted Holder (A) with the written consent of such Excepted Holder at any time or (B) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Ownership Limit. Notwithstanding the foregoing, nothing in this Section 5.6(d)(iii) is intended to limit or modify the restrictions on ownership contained in Section 5.6(b)(ii) and the authority of the Board of Directors of the Company under Section 5.6(d)(i).

      (e) Public Market. Notwithstanding any provision to the contrary, nothing in the Charter shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange or any other national securities exchange or any automated quotation system. In no event, however, shall the existence or application of the preceding sentence have the effect of deterring or preventing the conversion of Equity Shares into Excess Shares as contemplated herein.

      (f) Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 5.6, including any definition contained in Section 5.6(a) above, the Board of Directors of the Company shall have the power and authority, in its sole discretion, to determine the application of the provisions of this Section 5.6 with respect to any situation based on the facts known to it.

      (g) Remedies Not Limited. Except as set forth in Section 5.6(e) above, nothing contained in this Section 5.6 or Section 5.7 shall limit the authority of the Company to take such other action as it deems necessary or advisable to protect the Company and the interests of its stockholders by preservation of the Company’s status as a REIT and to ensure compliance with the Ownership Limit or the Excepted Holder Limit.

      (h) Notice to Stockholders Upon Issuance or Transfer. Upon issuance or transfer of Equity Shares, the Company shall provide the recipient with a notice containing information about the shares purchased or otherwise transferred, in lieu of issuance of a share certificate, in a form substantially similar to the following:

“The securities issued or transferred are subject to restrictions on transfer and ownership for the purpose of maintenance of the Company’s status as a real estate investment trust (a “REIT”) under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”). Except as otherwise provided pursuant to the Charter of the Company, no Person may (i) Beneficially or Constructively Own Common Shares of the Company in excess of 9.8% (or such greater percent as may be determined by the Board of Directors of the Company) of the outstanding Common Shares; (ii) Beneficially or Constructively Own shares of any series of Preferred Shares of the Company in excess of 9.8% (or such greater percent as may be determined by the Board of Directors of the Company) of the outstanding shares of such series of Preferred Shares; or (iii) Beneficially or Constructively Own Common Shares or Preferred Shares (of any class or series) which would result in the Company being “closely held” under Section 856(h) of the Code or which otherwise would cause the Company to fail to qualify as a REIT. Any Person who has Beneficial or Constructive Ownership, or who Acquires or attempts to Acquire Beneficial or Constructive Ownership, of Common Shares and/or Preferred Shares in excess of the above limitations must immediately notify the Company in writing or, in the event of a proposed or attempted Transfer or Acquisition or purported change in Beneficial or Constructive Ownership, must give written notice to the Company at least 15 days prior to the proposed or attempted Transfer, transaction or other event. Any

A-15

purported Transfer of Common Shares and/or Preferred Shares which results in violation of the ownership or transfer limitations set forth in the Company’s Charter shall be void ab initio and the intended transferee shall not have or acquire any rights in such Common Shares and/or Preferred Shares. If the transfer and ownership limitations referred to herein are violated, the Common Shares or Preferred Shares represented hereby will be automatically converted into Excess Shares to the extent of violation of such limitations, and such Excess Shares will be automatically transferred to an Excess Shares Trust, all as provided by the Charter of the Company. All defined terms used in this legend have the meanings identified in the Company’s Charter, as the same may be amended from time to time, a copy of which, including the restrictions on transfer, will be sent without charge to each Stockholder who so requests.”

      SECTION 5.7     Excess Shares.

      (a) Conversion into Excess Shares.

      (i) If, notwithstanding the other provisions contained in the Charter, from and after the Charter Effective Date and prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event such that any Person (other than an Excepted Holder) would Beneficially Own shares of any class or series of Equity Shares in excess of the Ownership Limit, or such that any Person that is an Excepted Holder would Beneficially Own shares of any class or series of Equity Shares in excess of the applicable Excepted Holder Limit, then, except as otherwise provided in Section 5.6(d), (A) the purported transferee shall be deemed to be a Prohibited Owner and shall acquire no right or interest (or, in the case of a Non-Transfer Event, the Person holding record title to the Equity Shares Beneficially Owned by such Beneficial Owner shall cease to own any right or interest) in such number of Equity Shares the ownership of which by a Beneficial Owner would cause (1) a Person to Beneficially Own shares of any class or series of Equity Shares in excess of the Ownership Limit or (2) an Excepted Holder to Beneficially Own shares of any class or series of Equity Shares in excess of the applicable Excepted Holder Limit, as the case may be, (B) such number of Equity Shares in excess of the Ownership Limit or the applicable Excepted Holder Limit, as the case may be (rounded up to the nearest whole share), shall be automatically converted into an equal number of Excess Shares and transferred to an Excess Shares Trust in accordance with Section 5.7(d) and (C) the Prohibited Owner shall submit the certificates, if any, representing such number of Equity Shares to the Company, accompanied by all requisite and duly executed assignments of transfer thereof, for registration in the name of the Trustee of the Excess Shares Trust. If the Equity Shares that are converted into Excess Shares are not shares of Common Shares, then the Excess Shares into which they are converted shall be deemed to be a separate series of Excess Shares with a designation and title corresponding to the designation and title of the shares that have been converted into the Excess Shares, followed by the words “Excess Shares” in the designation thereof. Such conversion into Excess Shares and transfer to an Excess Shares Trust shall be effective as of the close of trading on the Business Day prior to the date of the purported Transfer or Non-Transfer Event, as the case may be, even though the certificates, if any, representing the Equity Shares so converted may be submitted to the Company at a later date.

      (ii) If, notwithstanding the other provisions contained in the Charter, (A) from and after the Charter Effective Date and prior to the Restriction Termination Date there is a purported Transfer or Non-Transfer Event that, if effective, would result in the Company being “closely held” within the meaning of Section 856(h) of the Code, (B) from and after the Charter Effective Date and prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event that, if effective, would cause the Company to Constructively Own a 10% or greater ownership interest in a tenant of the Company or a Subsidiary for purposes of Section 856(d)(2)(B) of the Code (other than a tenant that is a “taxable REIT Subsidiary” (within the meaning of Section 856(l) of the Code) of the Company that satisfies one or more of the exceptions set forth in Section 856(d)(8) of the Code), (C) from and after the Charter Effective Date and prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event, that, if effective, would result in the Equity Shares being beneficially owned by fewer than 100 persons for purposes of Section 856(a)(5) of the Code, or (D) from and after the Charter Effective Date and prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event that, if effective, would (1) cause any Person (other than a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code) of the

A-16

Company) who renders or furnishes services to one or more tenants of the Company or a Subsidiary which are not “related” to the Company within the meaning of Section 856(d)(2)(B)(i) of the Code (determined without regard to the provisions of Section 856(d)(8) of the Code), to be other than an “independent contractor” for purposes of Section 856(d)(3) of the Code, or (2) cause any Person who renders or furnishes services to a “taxable REIT subsidiary” of the Company which leases, directly or indirectly from the Company, a “qualified lodging facility” within the meaning of Section 856(d)(8)(B) of the Code, to be other than an “eligible independent contractor” within the meaning of Section 856(d)(9) of the Code, then, except to the extent a waiver was obtained with respect to such restriction pursuant to Section 5.6(d), (X) the purported transferee shall be deemed to be a Prohibited Owner and shall acquire no right or interest (or, in the case of a Non-Transfer Event, the Person holding record title of the Equity Shares with respect to which such Non-Transfer Event occurred shall cease to own any right or interest) in such number of Equity Shares, the ownership of which by such purported transferee or record holder would (AA) result in the Company being “closely held” within the meaning of Section 856(h) of the Code, (BB) cause the Company to Constructively Own a 10% or greater ownership interest in a tenant of the Company or a Subsidiary for purposes of Section 856(d)(2)(B) of the Code (other than a “taxable REIT Subsidiary” (within the meaning of Section 856(l) of the Code) of the Company that satisfies one or more of the exceptions set forth in Section 856(d)(8) of the Code), (CC) result in the Equity Shares being beneficially owned by fewer than 100 persons for purposes of Section 856(a)(5) of the Code, or (DD)(1) cause any Person (other than a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code) of the Company) who renders or furnishes services to one or more tenants of the Company or a Subsidiary which are not “related” to the Company within the meaning of Section 856(d)(2)(B)(i) of the Code (determined without regard to the provisions of Section 856(d)(8) of the Code), to be other than an “independent contractor” for purposes of Section 856(d)(3) of the Code, or (2) cause any Person who renders or furnishes services to a “taxable REIT subsidiary” of the Company which leases from the Company, directly or indirectly, a “qualified lodging facility” within the meaning of Section 856(d)(8)(B) of the Code, to be other than an “eligible independent contractor” within the meaning of Section 856(d)(9) of the Code, (Y) such number of Equity Shares (rounded up to the nearest whole share) shall be automatically converted into an equal number of Excess Shares and transferred to an Excess Shares Trust in accordance with Section 5.7(d) and (Z) the Prohibited Owner shall submit certificates, if any, representing such number of Equity Shares to the Company, accompanied by all requisite and duly executed assignments of transfer thereof, for registration in the name of the Trustee of the Excess Shares Trust. If the Equity Shares that are converted into Excess Shares are not Common Shares, then the Excess Shares into which they are converted shall be deemed to be a separate series of Excess Shares with a designation and title corresponding to the designation and title of the shares that have been converted into the Excess Shares, followed by the words “Excess Shares” in the designation thereof. Such conversion into Excess Shares and transfer to an Excess Shares Trust shall be effective as of the close business on the Business Day prior to the date of the purported Transfer or Non-Transfer Event, as the case may be, even though the certificates, if any, representing the Equity Shares so converted may be submitted to the Company at a later date.

      (iii) Upon the occurrence of a conversion of Equity Shares into an equal number of Excess Shares, without any action required by any Person, including the Board of Directors of the Company, such Equity Shares shall be restored to the status of authorized but unissued shares of the particular class or series of Equity Shares that was converted into Excess Shares and may be reissued by the Company as that particular class or series of Equity Shares.

      (b) Remedies for Breach. If the Company, or its designees, shall at any time determine in good faith that a Transfer has taken place in violation of Section 5.6(b) or that a Person intends to Acquire or has attempted to Acquire Beneficial Ownership or Constructive Ownership of any Equity Shares in violation of Section 5.6(b), the Company shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or Acquisition, including, but not limited to, refusing to give effect to such Transfer on the stock transfer books of the Company or instituting proceedings to enjoin such Transfer or Acquisition, but the failure to take any such action shall not affect the automatic conversion of Equity Shares into Excess Shares and their transfer to an Excess Shares Trust in accordance with Section 5.7(a) and Section 5.7(d).

A-17

      (c) Notice of Restricted Transfer. Any Person who Acquires or attempts to Acquire Equity Shares in violation of Section 5.6(b), or any Person who owned Equity Shares that were converted into Excess Shares and transferred to an Excess Shares Trust pursuant to Sections 5.7(a) and 5.7(d), shall immediately give written notice to the Company, or, in the event of a proposed or attempted Transfer, Acquisition or purported change in Beneficial Ownership or Constructive Ownership, shall give at least fifteen (15) days prior written notice to the Company, of such event and shall provide to the Company such other information as the Company, in its sole discretion, may request in order to determine the effect, if any, of such Transfer, Acquisition, or Non-Transfer Event, as the case may be, on the Company’s status as a REIT.

      (d) Ownership in Excess Shares Trust. Upon any purported Transfer, Acquisition, or Non-Transfer Event that results in Excess Shares pursuant to Section 5.7(a), such Excess Shares shall be automatically and by operation of law transferred to one or more Trustees as trustee of one or more Excess Shares Trusts to be held for the exclusive benefit of one or more Beneficiaries. Any conversion of Equity Shares into Excess Shares and transfer to an Excess Shares Trust shall be effective as of the close of business on the Business Day prior to the date of the purported Transfer, Acquisition or Non-Transfer Event that results in the conversion. Excess Shares so held in trust shall remain issued and outstanding shares of capital stock of the Company.

      (e) Dividend Rights. Each Excess Share shall be entitled to the same dividends and distributions (as to both timing and amount) as may be declared by the Board of Directors of the Company with respect to shares of the same class and series as the Equity Shares that were converted into such Excess Shares. The Trustee, as record holder of the Excess Shares, shall be entitled to receive all dividends and distributions and shall hold all such dividends and distributions in trust for the benefit of the Beneficiary. The Prohibited Owner with respect to such Excess Shares shall repay to the Excess Shares Trust the amount of any dividends or distributions received by it (i) that are attributable to any Equity Shares that have been converted into Excess Shares and (ii) which were distributed by the Company to stockholders of record on a record date which was on or after the date that such shares were converted into Excess Shares. The Company shall have the right to take all measures that it determines reasonably necessary to recover the amount of any such dividend or distribution paid to a Prohibited Owner, including, if necessary, withholding any portion of future dividends or distributions payable on Equity Shares Beneficially Owned by the Person who, but for the provisions of Sections 5.6 and 5.7, would Constructively Own or Beneficially Own the Equity Shares that were converted into Excess Shares; and, as soon as reasonably practicable following the Company’s receipt or withholding thereof, shall pay over to the Excess Shares Trust for the benefit of the Beneficiary the dividends so received or withheld, as the case may be.

      (f) Rights upon Liquidation. In the event of any voluntary or involuntary liquidation of, or winding up of, or any distribution of the Assets of, the Company, each holder of Excess Shares shall be entitled to receive, ratably with each holder of Equity Shares of the same class and series as the shares which were converted into such Excess Shares and other holders of such Excess Shares, that portion of the assets of the Company that is available for distribution to the holders of such Equity Shares. The Excess Shares Trust shall distribute to the Prohibited Owner the amounts received upon such liquidation, dissolution, winding up or distribution; provided, however, that the Prohibited Owner shall not be entitled to receive amounts in excess of, in the case of a purported Transfer or Acquisition in which the Prohibited Owner gave value for Equity Shares and which Transfer or Acquisition resulted in the conversion of the shares into Excess Shares, the product of (i) the price per share, if any, such Prohibited Owner paid for the Equity Shares and (ii) the number of Equity Shares which were so converted into Excess Shares and held by the Excess Shares Trust, and, in the case of a Non-Transfer Event or purported Transfer or Acquisition in which the Prohibited Owner did not give value for such shares (e.g., if the shares were received through a gift or devise) and which Non-Transfer Event or purported Transfer or Acquisition, as the case may be, resulted in the conversion of the shares into Excess Shares, the product of (x) the price per share equal to the Market Price for the shares that were converted into such Excess Shares on the date of such Non-Transfer Event or purported Transfer or Acquisition and (y) the number of Equity Shares which were so converted into Excess Shares. Any remaining amount in such Excess Shares Trust shall be distributed to the Beneficiary; provided, however, that in the event of any voluntary or involuntary liquidation of, or winding up of, or any distribution of the Assets of, the Company that occurs during the period in which the Company has the right to accept the offer to purchase Excess Shares under

A-18

Section 5.7(j) hereof (but with respect to which the Company has not yet accepted such offer), then (i) the Company shall be deemed to have accepted such offer immediately prior to the time at which the liquidating distribution is to be determined for the holders of Equity Shares of the same class and series as the shares which were converted into such Excess Shares (or such earlier time as is necessary to permit such offer to be accepted) and to have simultaneously purchased such shares at the price per share set forth in Section 5.7(j), (ii) the Prohibited Owner with respect to such Excess Shares shall receive in connection with such deemed purchase the compensation amount set forth Section 5.7(i) (as if such shares were purchased by the Company directly from the Excess Shares Trust), (iii) the amount, if any, by which the deemed purchase price exceeds such compensation amount shall be distributed to the Beneficiary and (iv) accordingly, any amounts that would have been distributed with respect to such Excess Shares in such liquidation, winding-up or distribution (if such deemed purchase had not occurred) in excess of the deemed purchase price shall be distributed to the holders of the Equity Shares and holders of Excess Shares resulting from the conversion of such Equity Shares entitled to such distribution.

      (g) Voting Rights. The holders of Excess Shares shall not be entitled to voting rights with respect to such shares. Any vote by a Prohibited Owner as a purported holder of Equity Shares prior to the discovery by the Company that such Equity Shares have been converted into Excess Shares shall, subject to applicable law, be rescinded and shall be void ab initio with respect to such Excess Shares; provided, however, that if the Company has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind such vote.

      (h) Designation of Permitted Transferee.

      (i) As soon as practicable after the Trustee acquires Excess Shares, but in an orderly fashion so as not to materially adversely affect the price of Common Shares, the Trustee shall designate one or more Persons as Permitted Transferees and sell to such Permitted Transferees any Excess Shares held by the Trustee; provided, however, that (A) any Permitted Transferee so designated purchases for valuable consideration (whether in a public or private sale) the Excess Shares and (B) any Permitted Transferee so designated may acquire such Excess Shares without violating any of the restrictions set forth in Section 5.6(b) (assuming for this purpose the automatic conversion of such Excess Shares into Equity Shares pursuant to clause (ii) below) and without such acquisition resulting in the re-conversion of the Equity Shares underlying the Excess Shares so acquired into Excess Shares and the transfer of such shares to an Excess Shares Trust pursuant to Sections 5.7(a) and 5.7(d). The Trustee shall have the exclusive and absolute right to designate Permitted Transferees of any and all Excess Shares. Prior to any transfer by the Trustee of Excess Shares to a Permitted Transferee, the Trustee shall give not less than five (5) Business Days’ prior written notice to the Company of such intended transfer to enable the Company to determine whether to exercise or waive its purchase rights under Section 5.7(j). No such transfer by the Trustee of Excess Shares to a Permitted Transferee shall be consummated unless the Trustee has received a written waiver of the Company’s purchase rights under Section 5.7(j).

      (ii) Upon the designation by the Trustee of a Permitted Transferee and compliance with the provisions of this Section 5.7(h), the Trustee shall cause to be transferred to the Permitted Transferee the Excess Shares acquired by the Trustee pursuant to Section 5.7(d). Upon such transfer of Excess Shares to the Permitted Transferee, such Excess Shares shall be automatically converted into an equal number of Equity Shares of the same class and series as the Equity Shares which were converted into such Excess Shares. Upon the occurrence of such a conversion of Excess Shares into an equal number of Equity Shares, such Excess Shares, without any action required by the Board of Directors of the Company, shall thereupon be restored to the status of authorized but unissued Excess Shares and may be reissued by the Company as Excess Shares. The Trustee shall (A) cause to be recorded on the stock transfer books of the Company that the Permitted Transferee is the holder of record of such number of Equity Shares, and (B) distribute to the Beneficiary any and all amounts held with respect to such Excess Shares after making payment to the Prohibited Owner pursuant to Section 5.7(i).

      (iii) If the Transfer of Excess Shares to a purported Permitted Transferee would or does violate any of the transfer restrictions set forth in Section 5.6(b) (assuming for this purpose the automatic conversion of

A-19

such Excess Shares into Equity Shares pursuant to clause (ii) above), such Transfer shall be void ab initio as to that number of Excess Shares that cause the violation of any such restriction when such shares are converted into Equity Shares (as described in clause (ii) above) and the purported Permitted Transferee shall be deemed to be a Prohibited Owner and shall acquire no rights in such Excess Shares or Equity Shares. Such Equity Shares shall be automatically re-converted into Excess Shares and transferred to the Excess Shares Trust from which they were originally Transferred. Such conversion and transfer to the Excess Shares Trust shall be effective as of the close of trading on the Business Day prior to the date of the Transfer to the purported Permitted Transferee and the provisions of this Section 5.7 shall apply to such shares, including, without limitation, the provisions of Sections 5.7(h) through 5.7(j) with respect to any future Transfer of such shares by the Excess Shares Trust.

      (i) Compensation to Record Holder of Equity Shares That Are Converted into Excess Shares. Any Prohibited Owner shall be entitled (following acquisition of the Excess Shares and subsequent designation of and sale of Excess Shares to a Permitted Transferee in accordance with Section 5.7(h) or following the acceptance of the offer to purchase such shares in accordance with Section 5.7(j)) to receive from the Trustee following the sale or other disposition of such Excess Shares the lesser of (i)(A) in the case of a purported Transfer or Acquisition in which the Prohibited Owner gave value for Equity Shares and which Transfer or Acquisition resulted in the conversion of such shares into Excess Shares, the product of (1) the price per share, if any, such Prohibited Owner paid for the Equity Shares and (2) the number of Equity Shares which were so converted into Excess Shares and (B) in the case of a Non-Transfer Event or purported Transfer or Acquisition in which the Prohibited Owner did not give value for such shares (e.g., if the shares were received through a gift or devise) and which Non-Transfer Event or purported Transfer or Acquisition, as the case may be, resulted in the conversion of such shares into Excess Shares, the product of (1) the price per share equal to the Market Price for the shares that were converted into such Excess Shares on the date of such Non-Transfer Event or purported Transfer or Acquisition and (2) the number of Equity Shares which were so converted into Excess Shares, (ii) the proceeds received by the Trustee from the sale or other disposition of such Excess Shares in accordance with Section 5.7(h) or Section 5.7(j) or (iii) the pro-rata amount of such Prohibited Owner’s initial capital investment in the Company properly allocated to such Excess Shares (determined by multiplying the Prohibited Owner’s total initial capital investment in the Company by a fraction, the numerator of which is the number of shares of the Prohibited Owner’s Equity Shares converted into such Excess Shares and the denominator of which is the total number of Equity Shares held (or purported to be held) by the Prohibited Owner immediately prior to such conversion (including the shares so converted)). Any amounts received by the Trustee in respect of such Excess Shares that is in excess of such amounts to be paid to the Prohibited Owner pursuant to this Section 5.7(i) shall be distributed to the Beneficiary. Each Beneficiary and Prohibited Owner shall be deemed to have waived and, if requested, shall execute a written confirmation of the waiver of, any and all claims that it may have against the Trustee and the Excess Shares Trust arising out of the disposition of Excess Shares, except for claims arising out of the gross negligence or willful misconduct of such Trustee or any failure to make payments in accordance with this Section 5.7 by such Trustee.

      (j) Purchase Right in Excess Shares. Excess Shares shall be deemed to have been offered for sale to the Company or its designee, at a price per share equal to the lesser of (i) the price per share of Equity Shares in the transaction that created such Excess Shares (or, in the case of a Non-Transfer Event, Transfer or Acquisition in which the Prohibited Owner did not give value for the shares (e.g., if the shares were received through a gift or devise), the Market Price for the shares that were converted into such Excess Shares on the date of such Non-Transfer Event, Transfer or Acquisition or (ii) the Market Price for the shares that were converted into such Excess Shares on the date the Company, or its designee, accepts such offer. The Company shall have the right to accept such offer for a period of ninety (90) days following the later of (x) the date of the Acquisition, Non-Transfer Event or purported Transfer which results in such Excess Shares or (y) the first to occur of (A) the date the Board of Directors of the Company first determined that an Acquisition, Transfer or Non-Transfer Event resulting in Excess Shares has occurred and (B) the date that the Company received a notice of such Acquisition, Transfer or Non-Transfer Event pursuant to Section 5.7(c).

A-20

      (k) Nothing in this Section 5.7 shall limit the authority of the Board of Directors of the Company to take such other action as it deems necessary or advisable to protect the Company and the interests of its Stockholders in preserving the Company’s status as a REIT.

      SECTION 5.8.     Severability. If any provision of this Article V or any application of any such provision is determined to be void, invalid or unenforceable by any court having jurisdiction over the issue, the validity and enforceability of the remaining provisions of this Article V shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

      SECTION 5.9.     Waiver. The Company shall have authority at any time to waive the requirements that Excess Shares be issued or be deemed outstanding in accordance with the provisions of this Article V if the Company determines, based on an opinion of nationally recognized tax counsel, that the issuance of such Excess Shares or the fact that such Excess Shares are deemed to be outstanding, would jeopardize the status of the Company as a REIT (as that term is defined in Section 1.5).

      SECTION 5.10     Enforcement. The Company is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article V.

ARTICLE VI

STOCKHOLDERS

      SECTION 6.1.     Meetings of Stockholders. There shall be an annual meeting of the Stockholders, to be held at such time and place as shall be determined by or in the manner prescribed in the Bylaws, at which the Directors shall be elected and any other proper business may be conducted. A majority of the Equity Shares present in person or by proxy at an annual meeting at which a quorum is present, may, without the necessity for concurrence by the Directors, elect the Directors. A quorum shall be 50% of the then outstanding Equity Shares entitled to vote. Special meetings of Stockholders may be called in the manner provided in the Bylaws. If there are no Directors, the officers of the Company shall promptly call a special meeting of the Stockholders entitled to vote for the election of successor Directors. Any meeting may be adjourned and reconvened as the Directors determine or as provided by the Bylaws.

      SECTION 6.2.     Voting Rights of Stockholders. Subject to the provisions of any class or series of Equity Shares then outstanding and the mandatory provisions of any applicable laws or regulations, the Stockholders shall be entitled to vote only on the following matters; (a) election or removal of Directors as provided in Sections 6.1, 2.3 and 2.5 hereof; (b) amendment of the Charter as provided in Section 8.1 hereof; (c) termination of the Company as provided in Article IX hereof; (d) reorganization of the Company as provided in Section 8.2 hereof; and (e) merger, consolidation or sale or other disposition of all or substantially all of the Company Property, as provided in Section 8.3 hereof. Except with respect to the foregoing matters, no action taken by the Stockholders at any meeting shall in any way bind the Directors.

      SECTION 6.3.     Stockholder Action to be Taken by Meeting. Any action required or permitted to be taken by the Stockholders of the Company must be effected at a duly called annual or special meeting of Stockholders of the Company at which a quorum is present and may not be effected by any consent in writing of such Stockholders.

      SECTION 6.4.     Right of Inspection. Stockholders or their designated representatives shall be permitted access to the Company’s records in accordance with Sections 2-512 and 2-513 of the MGCL.

      SECTION 6.5.     Reports. The Directors shall take reasonable steps to insure that the Company shall cause to be prepared and mailed or delivered to each Stockholder as of a record date after the end of the fiscal year and each holder of other publicly held securities of the Company an annual report for each fiscal year in accordance with the requirements of the Securities and Exchange Commission.

A-21

ARTICLE VII

LIABILITY OF STOCKHOLDERS AND DIRECTORS;

TRANSACTIONS WITH AFFILIATES

      SECTION 7.1.     Limitation of Stockholder Liability. No Stockholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Company by reason of his being a Stockholder, nor shall any Stockholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any Person in connection with the Company Property or the affairs of the Company by reason of his being a Stockholder.

      SECTION 7.2.     Indemnification. The Company shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to: (a) any individual who is a present or former director or officer of the Company or (b) any individual who, while a director or officer of the Company and at the request of the Company, serves or has served as a director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity. The Company shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to a person who served as a predecessor of the Company in any of the capacities described in (a) or (b) above and to any employee or agent of the Company or a predecessor of the Company.

      SECTION 7.3.     Express Exculpatory Clauses In Instruments. Neither the Stockholders nor the Directors, officers, employees or agents of the Company shall be liable under any written instrument creating an obligation of the Company by reason of their being Stockholders, Directors, officers, employees or agents of the Company, and all Persons shall look solely to the Company Property for the payment of any claim under or for the performance of that instrument. The omission of the foregoing exculpatory language from any instrument shall not affect the validity or enforceability of such instrument and shall not render any Stockholder, Director, officer, employee or agent liable thereunder to any third party, nor shall the Directors or any officer, employee or agent of the Company be liable to anyone as a result of such omission.

      SECTION 7.4.     Transactions with Affiliates. The Company may engage in transactions with any Affiliates, subject to any express restrictions adopted by the Directors in the Bylaws or by resolution, and further subject to the disclosure and ratification requirements of Section 2-419 of the MGCL and other applicable law.

ARTICLE VIII

AMENDMENT; REORGANIZATION; MERGER, ETC.

      SECTION 8.1.     Amendment.

      (a) The Corporation reserves the right from time to time to make any amendment to its Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any shares of outstanding stock. All rights and powers conferred by the Charter on stockholders, directors and officers are granted subject to this reservation.

      (b) To the extent permitted by Maryland law, the Directors, by a majority vote and without any action by the Stockholders of the Company, may amend the Charter from time to time to increase or decrease the aggregate number of authorized Equity Shares or the number of shares of stock of any class or series that the Company has authority to issue. The Directors, by a two-thirds ( 2/3) vote, may amend provisions of the Charter from time to time as necessary to enable the Company to continue to qualify as a REIT under the REIT Provisions of the Code. In addition, the Directors may amend the Charter by a majority vote and without the consent of the Stockholders to the fullest extent so provided by the MGCL.

      (c) An amendment to the Charter shall become effective as provided in Section 10.5.

A-22

      SECTION 8.2.     Reorganization. Subject to the provisions of any class or series of Equity Shares at the time outstanding, the Directors shall have the power (i) to cause the organization of a corporation, association, trust or other organization to take over the Company Property and to carry on the affairs of the Company, or (ii) merge the Company with or into, or sell, convey and transfer the Company Property to any such corporation, association, trust or organization in exchange for Securities thereof or beneficial interests therein, and the assumption by the transferee of the liabilities of the Company, and upon the occurrence of (i) or (ii) above terminate the Company and deliver such Securities or beneficial interests ratably among the Stockholders according to the respective rights of the class or series of Equity Shares held by them; provided, however, that any such action shall have been approved, at a meeting of the Stockholders called for that purpose, by the affirmative vote of the holders of not less than a majority of the Equity Shares then outstanding and entitled to vote thereon under Maryland law.

      SECTION 8.3.     Merger, Consolidation or Sale of Company Property. Subject to the provisions of any class or series of Equity Shares at the time outstanding, the Directors shall have the power to (i) merge the Company with or into another entity, (ii) consolidate the Company with one (1) or more other entities into a new entity; (iii) sell or otherwise dispose of all or substantially all of the Company Property; or (iv) dissolve or liquidate the Company; provided, however, that such action shall have been approved, at a meeting of the Stockholders called for that purpose, by the affirmative vote of the holders of not less than a majority of the Equity Shares then outstanding and entitled to vote thereon under Maryland law.

ARTICLE IX

DURATION OF COMPANY BY STOCKHOLDER VOTE

      Subject to the applicable law, the Company may be dissolved at any time, without the necessity for concurrence by the Board of Directors, provided that such action has been approved by the affirmative vote of at least a majority of the holders of the outstanding Equity Shares entitled to vote thereon.

ARTICLE X

LIMITATION OF LIABILITY

      To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former director or officer of the Company shall be liable to the Company or its stockholders for money damages. Neither the amendment nor repeal of this Article X, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Article X, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

ARTICLE XI

MISCELLANEOUS

      SECTION 11.1.     Governing Law. The Charter are executed by the undersigned Directors and delivered in the State of Maryland with reference to the laws thereof, and the rights of all parties and the validity, construction and effect of every provision hereof shall be subject to and construed according to the laws of the State of Maryland without regard to conflicts of laws provisions thereof.

      SECTION 11.2.     Reliance by Third Parties. Any certificate shall be final and conclusive as to any persons dealing with the Company if executed by an individual who, according to the records of the Company or of any recording office in which the Charter may be recorded, appears to be the Secretary or an Assistant Secretary of the Company or a Director, and if certifying to: (i) the number or identity of Directors, officers of the Company or Stockholders; (ii) the due authorization of the execution of any document; (iii) the action or vote taken, and the existence of a quorum, at a meeting of the Directors or Stockholders; (iv) a copy of the Charter or of the Bylaws as a true and complete copy as then in force; (v) an amendment to the Charter;

A-23

(vi) the dissolution of the Company; or (vii) the existence of any fact or facts which relate to the affairs of the Company. No purchaser, lender, transfer agent or other person shall be bound to make any inquiry concerning the validity of any transaction purporting to be made on behalf of the Company by the Directors or by any duly authorized officer, employee or agent of the Company.

      SECTION 11.3.     Provisions in Conflict with Law or Regulations.

      (a) The provisions of the Charter are severable, and if the Directors shall determine that any one or more of such provisions are in conflict with the REIT Provisions of the Code, or other applicable federal or state laws, the conflicting provisions shall be deemed never to have constituted a part of the Charter, even without any amendment of the Charter pursuant to Section 8.1 hereof; provided, however, that such determination by the Directors shall not affect or impair any of the remaining provisions of the Charter or render invalid or improper any action taken or omitted prior to such determination. No Director shall be liable for making or failing to make such a determination.

      (b) If any provision of the Charter shall be held invalid or unenforceable in any jurisdiction, such holding shall not in any manner affect or render invalid or unenforceable such provision in any other jurisdiction or any other provision of the Charter in any jurisdiction.

      SECTION 11.4.     Construction. In the Charter, unless the context otherwise requires, words used in the singular or in the plural include both the plural and singular and words denoting any gender include both genders. The title and headings of different parts are inserted for convenience and shall not affect the meaning, construction or effect of the Charter.

      SECTION 11.5.     Recordation. The Charter and any amendment hereto shall be filed for record with the State Department of Assessments and Taxation of Maryland and may also be filed or recorded in such other places as the Directors deem appropriate, but failure to file for record the Charter or any amendment hereto in any office other than in the State of Maryland shall not affect or impair the validity or effectiveness of the Charter or any amendment hereto. A restated Charter shall, upon filing, be conclusive evidence of all amendments contained therein and may thereafter be referred to in lieu of the original Declaration of Trust and the various amendments thereto.

* * * * * * * * * *

      THIRD:     The amendment to and restatement of the Charter as hereinabove set forth have been duly advised by the Board of Directors and approved by the stockholders of the Company as required by law.

      FOURTH:     The current address of the principal office of the Company in the State of Maryland and the name and address of the Company’s current registered agent are as set forth in Section 1.2 of the foregoing amendment and restatement of the Charter.

      FIFTH:     The number of directors of the Company and the names of those currently in office are as set forth in Article II, Section 2.3 of the foregoing amendment and restatement of the Charter.

      SIXTH:     The total number of shares of stock which the Company had authority to issue immediately prior to this amendment and restatement of the Charter was 516,000,000 shares, $0.01 par value per share. The aggregate par value of all shares of stock having par value was $5,160,000.

      SEVENTH:     The total number of shares of stock which the Company has authority to issue pursuant to the foregoing amendment and restatement of the Charter is [                    ] shares, $0.01 par value per share. The aggregate par value of all shares of stock having par value is [$          .]

      EIGHTH:     THE UNDERSIGNED, Chief Executive Officer of CNL Hospitality Properties, Inc., hereby acknowledges the foregoing Articles of Amendment and Restatement to be the corporate act of said Company and as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges, that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects, and that this statement is made under the penalties of perjury.

A-24

      IN WITNESS WHEREOF, the Company has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Assistant Secretary on this                     day of                     , 2004.

ATTEST:	CNL HOSPITALITY PROPERTIES, INC.

Linda Scarcelli Assistant Secretary	By: Thomas J. Hutchison III Chief Executive Officer

A-25

EXHIBIT B

FORM OF REGISTRATION RIGHTS AGREEMENT

EXHIBIT B

FORM OF

REGISTRATION RIGHTS AGREEMENT

      THIS REGISTRATION RIGHTS AGREEMENT (the “Agreement”) is dated as of                     2004, by and among CNL HOSPITALITY PROPERTIES, INC., a Maryland corporation (the “Company”), and CNL REAL ESTATE GROUP, INC., a Florida corporation, and JAMES M. SENEFF, JR., ROBERT A. BOURNE, C. BRIAN STRICKLAND, THOMAS J. HUTCHISON, III, JOHN A. GRISWOLD, PAUL H. WILLIAMS and BARRY A. N. BLOOM (collectively, the “Stockholders”).

RECITALS

      WHEREAS, pursuant to an Agreement and Plan of Merger among the Company, CNL Hospitality Properties Acquisition Corp., a Florida corporation and wholly-owned subsidiary of the Company (“CHPAC”), CNL Hospitality Corp., a Florida corporation (the “Advisor”), and the Stockholders of the Advisor, dated [                     ], 2004 (the “Merger Agreement”), the Stockholders received [                     ] common shares (the “Common Shares”), $0.01 par value, of the Company (the “Common Stock”), in exchange for [                     ]% of the outstanding shares of capital stock of the Advisor;

      WHEREAS, in connection with the Merger Agreement, the Stockholders have each entered into a Lock-Up Agreement (defined below) dated the date hereof with the Company with respect to the Common Shares;

      WHEREAS, the Stockholders have been granted certain registration rights with respect to the Common Shares, subject to the Lock-Up Agreement; and

      WHEREAS, the Company and the Stockholders desire to set forth the rights and obligations of the parties with respect to such registration rights.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

      1. Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

      “Common Shares” shall have the meaning set forth in the first paragraph of the Recitals.

      “Common Stock” shall have the meaning set forth in the first paragraph of the Recitals.

      “Company” shall mean CNL Hospitality Properties, Inc., a Maryland corporation.

      “Demand Registration Request” shall have the meaning set forth in Section 4.1 hereof.

      “Demand Registration Rights” shall mean the rights of the Holders to request registration of their Registrable Securities in accordance with the provisions of Section 4 hereof.

      “Demanding Holders” shall have the meaning set forth in Section 4.1 hereof.

      “Filing Notice” shall have the meaning set forth in Section 3.1 hereof.

      “Holders” shall mean the Stockholders or any Permitted Transferee of a Stockholder, and, with respect to a Permitted Transferee, only if such Stockholder has granted rights under this Agreement to such Permitted Transferee; and “Holder” shall mean any one of them.

      “Lock-Up Agreement” means the letter agreement, dated as of the date hereof, by and between each of the Stockholders and the Company, substantially in the form attached hereto as Annex I, whereby each of the

Stockholders has agreed to certain restrictions on the sale and transfer of the Common Shares beneficially owned by him or it.

      “Merger” shall mean the merger of the Advisor with and into CHPAC with CHPAC as the surviving corporation in the merger, upon the terms and subject to the conditions of the Merger Agreement and in accordance with the Florida Business Corporation Act.

      “Permitted Transferee” shall have the meaning set forth in Section 2 hereof.

      “Piggyback Registration Rights” shall mean the rights of the Holders, in accordance with the provisions of Section 3 hereof, to have their Registrable Securities included in any Registration Statement filed by the Company with respect to the sale of Common Shares or filed by any other shareholders of the Company.

      “Prospectus” means the prospectus included in any Registration Statement, as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any of the Registrable Securities covered by such Registration Statement and by all other amendments and supplements to the prospectus, including post-effective amendments and all material incorporated by reference in such prospectus.

      “Registrable Securities” means all of the Common Shares and shall include all shares of Common Stock received by the Holders with respect to the Common Shares pursuant to a stock split, stock dividend or other recapitalization of the Company. For the purposes of this Agreement, such shares of Common Stock shall cease to be Registrable Securities on the Rule 144 Eligibility Date or, if earlier, on such date on which (a) a Registration Statement covering such shares has been declared effective and such shares have been disposed of pursuant to such effective Registration Statement, or (b) all of the Registrable Securities are eligible for sale (other than pursuant to Rule 904 of the Securities Act), in the opinion of counsel to the Company, in a single transaction or multiple transactions exempt from the registration and prospectus delivery requirements of the Securities Act, so that all transfer restrictions with respect to such shares and all restrictive legends with respect to the certificates evidencing such shares are or may be removed upon the consummation of such sale.

      “Registration Period” shall mean the period commencing on the date the Merger is effective and ending at the earlier of (i) such time as no Holder owns any Registrable Securities or (ii) the Rule 144 Eligibility Date; provided that nothing herein shall affect the Stockholders’ obligations to comply with the terms of the Lock-Up Agreement.

      “Registration Statement” means any registration statement filed by the Company under the Securities Act that covers any of the Registrable Securities, including the Prospectus, any amendments and supplements to such registration statement, including post-effective amendments, and all exhibits thereto and all material incorporated by reference in such registration statement.

      “Rule 144 Eligibility Date” means the date on which all Common Shares issued by the Company to the Stockholders in the Merger and the other Common Shares defined as Registrable Securities herein may be sold under Rule 144 of the Securities Act by each holder within three months of such date within the volume limitations of Rule 144 (e).

      “SEC” shall mean the Securities and Exchange Commission.

      “Securities Act” shall mean the Securities Act of 1933, as amended.

      “Selling Holder Information” shall mean information either furnished in writing by or on behalf of a Selling Holder for use in the Registration Statement or Prospectus.

      “Selling Holders” when used with respect to a Registration Statement, shall mean those Holders whose Registrable Securities are included in a Registration Statement pursuant to an exercise by such Holders of their Piggyback Registration Rights or their Demand Registration Rights.

      “Stockholders” shall have the meaning set forth in the Preamble hereof.

      “Underwriter(s)” shall mean any one or more investment banking or brokerage firms to or through which the Holders or the Company, as the case may be, may offer and sell Registrable Securities pursuant to a transaction requiring the filing of a Registration Statement under the Securities Act, including one or more of such firms who shall manage such public offering through such Underwriters and that are referred to herein as “Managing Underwriter(s).”

      2.     Permitted Transferees.

      Any Stockholder may transfer any of the Registrable Securities held by such Stockholder, (i) to the spouse, siblings or issue or spouses of siblings or issue of such Stockholder; (ii) to a trust or custodial account for the sole benefit of such Stockholder or the spouse, siblings or issue or spouses of siblings or issue of such Stockholder, (iii) to a partnership, limited liability company or other entity, the majority and controlling equity owners of which are a Stockholder or the spouse, siblings or issue or spouses of siblings or issue of such Stockholder or any trust referred to in clause (ii) above; (iv) to the personal representative of a Stockholder upon the death of such Stockholder for the purposes of administration of such Stockholder’s estate or upon the incompetency of such Stockholder for the purposes of the protection and management of such Stockholder’s assets, but such personal representative may not transfer such Registrable Securities other than as permitted under this Agreement; (v) to a charitable foundation (subject to receipt by the Stockholder of written approval from the Company, such approval not to be unreasonably withheld); (vi) to the Company; or (vii) to any other Stockholder or to any of the transferees referred to in clause (i), (ii) or (iii) above, for the benefit of such other Stockholder (any of the foregoing, a “Permitted Transferee”); provided, however, that if such transfer is to be effected to a Permitted Transferee (other than to the Company) within 12 months after the effective time of the Merger, such Permitted Transferee shall have executed and delivered to the Company a Lock-Up Agreement prior to such transfer.

      3.     Piggyback Registration Rights.

      3.1.     If the Company proposes to file a registration statement under the Securities Act with respect to any proposed public offering by the Company or by any holders of Common Stock (i) prior to the Registration Period, and the Company reasonably expects such registration statement to be declared effective during the Registration Period, or (ii) during the Registration Period, the Company shall, not later than 30 days prior to the proposed date of filing of such registration statement with the SEC under the Securities Act, give written notice (a “Filing Notice”) of the proposed filing to each Holder, which notice shall describe in detail the proposed registration and distribution (including those jurisdictions where registration under the securities or blue sky laws is intended) . During the Registration Period, each Holder may elect, by written notice to the Company (which notice shall specify the aggregate number of Registrable Securities proposed to be offered and sold by such Holder pursuant to such Registration Statement, the identity of the proposed seller thereof, and a general description of the manner in which such person intends to offer and sell such Registrable Securities) given within 15 days after receipt of the Filing Notice from the Company, to have any or all of the Registrable Securities owned by such Holder included in such Registration Statement, and the Company shall include such Registrable Securities in such Registration Statement. If the Managing Underwriter(s) or Underwriters (in the case of an underwritten registration) or the Company (in the case of a nonunderwritten registration covering a primary offering by the Company) should reasonably object to the exercise of the Piggyback Registration Rights with respect to such Registration Statement, then in the discretion of the Company, either:

(a) the Registrable Securities of the Selling Holders shall nevertheless be included in such Registration Statement subject to the condition that the Selling Holders may not offer or sell their Registrable Securities included therein for a period of up to 90 days after the initial effective date of such Registration Statement, whereupon the Company shall be obligated to file one or more post-effective amendments to such Registration Statement to permit the lawful offer and sale of such Registrable Securities for a reasonable period thereafter beginning at the end of such lock-up period and continuing for such period, not exceeding 120 days, as may be necessary for the Selling Holders, Underwriters and selling agents to dispose of such Registrable Securities; or

(b) if the Managing Underwriter(s) (in the case of an underwritten registration) or the Company (in the case of a nonunderwritten registration covering a primary offering by the Company) should reasonably determine that the inclusion of such Registrable Securities, notwithstanding the provisions of the preceding clause (i), would materially and adversely affect the offering contemplated in such

Registration Statement, and based on such determination recommends inclusion in such Registration Statement of fewer or none of the Registrable Securities of the Holders, then (x) if the Managing Underwriter(s) or the Company, as applicable, recommends the inclusion of fewer Registrable Securities, the number of Registrable Securities of the Holders included in such Registration Statement shall be reduced pro-rata among such Holders (based upon the number of Registrable Securities requested to be included in the registration), or (y) if the Managing Underwriter(s) or the Company, as applicable, recommends the inclusion of none of such Registrable Securities, none of the Registrable Securities of the Holders shall be included in such Registration Statement.

      3.2.     Unless otherwise required by law, rule or regulation, if Registrable Securities owned by Holders who have made the election provided in Section 3.1 are included in such Registration Statement, the Company shall bear and pay all fees, costs, and expenses incident to such inclusion, including, without limitation, registration fees, exchange listing fees and expenses, legal fees of Company counsel (including blue sky counsel), printing costs and costs of any regular audits or accounting fees. Each Selling Holder shall pay all underwriting discounts and commissions with respect to its Registrable Securities included in the Registration Statement, as well as fees or disbursements of counsel, accountants or other advisors for the Selling Holder and all internal overhead and other expenses of the Selling Holder or transfer taxes.

      3.3.     The rights of the Holders under this Section 3 are solely piggyback in nature, and nothing in this Section 3 shall prevent the Company from reversing a decision to file a Registration Statement or from withdrawing any such Registration Statement before it has become effective.

      3.4.     The Holders shall have the right, at any time during the Registration Period, to exercise their Piggyback Registration Rights pursuant to the provisions of this Section 3 on any number of occasions that the Company shall determine to file a registration statement.

      3.5.     The Piggyback Registration Rights granted pursuant to this Section 3 shall not apply to (a) a registration relating solely to employee stock option, purchase or other employee plans, (b) a registration related solely to a dividend reinvestment plan or (c) a registration on Form S-4 or Form S-8 or any successor Forms thereto.

      3.6.     In the event that there is a reduction in the number of Registrable Securities to be included in a registration statement to which Holders have exercised Piggyback Registration Rights, the Company shall so advise all Holders participating that the number of securities of Registrable Securities that may be included in the registration shall be reduced pro rata among such Holders (based on the number of Registrable Securities requested to be included in the registration); provided, however, that the percentage of the reduction of such Registrable Securities shall be no greater than the percentage reduction of securities of other selling securityholders who also have exercised piggyback registration rights pursuant to agreements other than this Agreement, as such percentage reductions shall be determined in the good faith judgment of the Company, which determination shall be based on the advice of the Managing Underwriter of the offering to the extent the offering is an underwritten offering. If Holders have exercised Piggyback Registration Rights with respect to a registration statement which is being filed as a result of the exercise of demand registration rights by other securityholders, the securityholders exercising their demand registration rights shall have the right, in the event of any reduction of securities covered by such registration statement, to have all of their registrable securities included in such registration statement before inclusion of any Registrable Securities of Holders exercising their Piggyback Registration Rights. Notwithstanding the foregoing, prior to any reduction of the number of Registrable Securities of Holders exercising Piggyback Registration Rights hereunder, the Company shall first exclude securities held by persons not having any contractual registration rights.

      3.7.     The underwriter in any registration referred to in this Section 3 shall be chosen by the Company in its sole discretion, except in the case of any registration made at the request of a third party holding demand registration rights, in which case the underwriter will be selected as provided in any agreement relating to such demand registration rights.

      4.     Demand Registration Rights.

      4.1.     In addition to, and not in lieu of, the Piggyback Registration Rights set forth under Section 3, at any time after the effective date of the Merger and during the Registration Period, any Holder may deliver to the Company a written request (a “Demand Registration Request”) that the Company register any or all of the Registrable Securities owned by such Demanding Holders (as hereinafter defined) (provided that the aggregate offering price of all such Registrable Securities actually included in the Demand Registration equals $[                    ] million or more), and any other Holders that may elect to be included pursuant to Section 4.2 hereof, under the Securities Act and the state securities or blue sky laws of any jurisdiction designated by such Selling Holders (subject to Section 9), subject to the provisions of this Section 4. The requisite Holders making such demand are sometimes referred to herein as the “Demanding Holders.” The Company shall, as soon as practicable following the Demand Registration Request, prepare and file a Registration Statement (on the then appropriate form or, if more than one form is available, on the appropriate form selected by the Company) with the SEC under the Securities Act, covering such number of the Registrable Securities as the Selling Holders request to be included in such Registration Statement and to take all necessary steps to have such Registrable Securities qualified for sale under state securities or blue sky laws. The Company shall use its best efforts to file such Registration Statement no later than 90 days following the Demand Registration Request. Further, the Company shall use its commercially reasonable efforts to have such Registration Statement declared effective by the SEC (within the meaning of the Securities Act) as soon as practicable thereafter and shall take all necessary action (including, if required, the filing of any supplements or post-effective amendments to such Registration Statement) to keep such Registration Statement effective to permit the lawful sale of such Registrable Securities included thereunder for the period set forth in Section 6 hereof, subject, however, to the further terms and conditions hereof.

      4.2.     No later than 10 days after the receipt of the Demand Registration Request, the Company shall notify all Holders who have not joined in such request of the proposed filing, and such Holders may, if they desire to sell any Registrable Securities owned by them, by notice in writing to the Company given within 15 days after receipt of such notice from the Company, elect to have all or any portion of their Registrable Securities included in the Registration Statement.

      4.3.     The Holders, in the aggregate, may only exercise the Demand Registration Rights granted pursuant to this Section 4 two times. The Company shall only be required to file one Registration Statement (as distinguished from supplements or pre-effective or post-effective amendments thereto) in response to the exercise by the Demanding Holders of their Demand Registration Rights pursuant to the provisions of this Section 4.

      4.4.     In the event that preparation of a Registration Statement is commenced by the Company in response to the exercise by the Demanding Holders of the Demand Registration Right, but such Registration Statement is not filed with the SEC, either at the request of the Company or at the request of the Demanding Holders, for any reason, the Demanding Holders shall not be deemed to have exercised a Demand Registration Right pursuant to this Section 4, except that, if such Registration Statement is not filed after the commencement of preparation thereof at the request of the Demanding Holders, then the Selling Holders whose Registrable Securities were proposed to be included therein shall be required to bear the fees, expenses and costs incurred in connection with the preparation thereof.

      4.5.     In the event that any Registration Statement filed by the Company with the SEC pursuant to the provisions of this Section 4 is withdrawn prior to the completion of the sale or other disposition of the Registrable Securities included thereunder, then the following provisions, whichever are applicable, shall govern:

(a) If such withdrawal is effected at the request of the Company for any reason other than the failure of all the Selling Holders to comply with their obligations hereunder with respect to such registration, then the filing thereof by the Company shall be excluded in determining whether the Holders have exercised their Demand Registration Rights hereunder with respect to the filing of such Registration Statement.

(b) If such withdrawal is effected at the request of the Selling Holders, then the filing thereof by the Company shall be deemed an exercise of a Demand Registration Right with respect to the filing of such Registration Statement.

      4.6.     The Company shall bear and pay all fees, costs and expenses incident to such Registration Statement and incident to keeping it effective and in compliance with all federal and state securities laws, rules, and regulations for the period set forth in Section 6 hereof (including, without limitation, registration fees, blue sky qualification fees (subject to Section 9), exchange listing fees and expenses, legal fees of Company counsel (including blue sky counsel), printing costs, costs of any regular audits and accounting fees). Each Selling Holder shall pay fees or disbursements of counsel, accountants or other advisors for the Selling Holder and any underwriting discounts and commissions with respect to its Registrable Securities and any internal, overhead and other expenses of the Selling Holders or transfer taxes.

      4.7.     Whenever a decision or election is required to be made hereunder by the Demanding Holders or the Selling Holders, such decision or election shall be made by a vote of holders of a majority of the Registrable Securities owned by such Demanding Holders or Selling Holders, as the case may be.

      4.8.     (a) If the Managing Underwriter(s) in the case of an underwritten registration should reasonably determine that the inclusion of all Registrable Securities requested to be included in any Registration Statement would materially and adversely affect the offering contemplated in a Registration Statement, and based on such determination recommends inclusion in such Registration Statement of fewer or none of the Registrable Securities of the Holders, then (x) if the Managing Underwriter(s) recommends the inclusion of fewer Registrable Securities, the number of Registrable Securities of the Holders included in such Registration Statement shall be reduced pro-rata among such Holders (based upon the number of Registrable Securities requested to be included in the registration), or (y) if the Managing Underwriter(s) recommends the inclusion of none of such Registrable Securities, none of the Registrable Securities of the Holders shall be included in such Registration Statement (and the request for registration shall not count for purposes of Section 4.3 hereof).

      (b) In the event that there is a reduction in the number of Registrable Securities to be included in a registration statement to which Holders have exercised Demand Registration Rights, the Company shall so advise all Holders participating that the number of securities of Registrable Securities that may be included in the registration shall be reduced pro rata among such Holders (based on the number of Registrable Securities requested to be included in the registration); provided, however, that the percentage of the reduction of such Registrable Securities shall be no greater than the percentage reduction of securities of other selling securityholders who also have exercised demand registration rights pursuant to agreements other than this Agreement, as such percentage reductions shall be determined in the good faith judgment of the Company based on the advice of the Managing Underwriter of the offering in the case of any underwritten offering.

      (c) In the event that there is a limitation on the number of securities which may be covered by such Registration Statement, the Selling Holders shall have the right with respect to any such Registration Statement filed as a result of their Demand Registration Request to include their Registrable Securities prior to the inclusion of the Company in the case of any inclusion of shares of Common Stock for sale for its own account and any other securityholder exercising piggyback registration rights.

      4.9.     The Selling Holders shall have the right, with respect to any Registration Statement to be filed as a result of a Demand Registration Request, to determine whether such registration shall be underwritten or not and to select any such underwriter, provided such underwriter is satisfactory to the Company, which consent shall not be unreasonably withheld.

      5.     Information to be Furnished. In the event any of the Registrable Securities are to be included in a Registration Statement under Section 3 or 4, the Selling Holders and the Company shall furnish the following information and documents:

      5.1.     The Selling Holders shall furnish to the Company all information required by the Securities Act to be furnished by sellers of securities for inclusion in the Registration Statement, together with all such other information which the Selling Holders have or can reasonably obtain and which may reasonably be required by the Company in order to have such Registration Statement become effective and such Registrable Securities qualified for sale under applicable state securities laws.

      5.2.     The Company, before filing a Registration Statement, amendment or supplement thereto (including all exhibits), will furnish copies of such documents to legal counsel selected by the Selling Holders. In addition, the Company shall make available for inspection by any Selling Holder or by any Underwriter, attorney or other agent of any Selling Holder or Underwriter all information reasonably requested by such persons. All non-publicly available information provided to any Selling Holder, Underwriter or any attorney or agent of any Selling Holder or Underwriter shall be kept strictly confidential by such Selling Holder, Underwriter or attorney or agent of such Selling Holder or Underwriter so long as such information remains nonpublic.

      5.3.     The Company shall promptly notify each Selling Holder and each Selling Holder shall promptly notify the Company, upon discovery by either of them of the occurrence of any event which renders any Prospectus then being circulated among prospective purchasers misleading because such Prospectus contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements made, in light of the circumstances in which they were made, not misleading, and the Company will amend or supplement the Prospectus so that it does not contain any material misstatements or omissions and deliver the number of copies of such amendments or supplements to each Selling Holder as each Selling Holder may request. Until such time as such Prospectus is so amended or supplemented, each Selling Holder shall cease use thereof.

      6.     Registration to Be Kept Effective. In connection with any registration of Registrable Securities pursuant to this Agreement, the Company shall, at its expense, keep effective and maintain such registration and any related qualification of Registrable Securities under state securities laws for such period not exceeding 120 days or such shorter period as may be necessary for the Selling Holders, Underwriters and selling agents to dispose of such Registrable Securities, from time to time to amend or supplement the Prospectus used in connection therewith to the extent necessary to comply with applicable laws, and to furnish to such Selling Holders such number of copies of the Registration Statement, the Prospectus constituting a part thereof, and any amendment or supplement thereto as such Selling Holders may reasonably request in order to facilitate the disposition of the registered Registrable Securities.

      7.     Conditions to Company’s Obligations. The obligations of the Company to cause the Registrable Securities owned by the Holders to be registered under the Act are subject to each of the following limitations, conditions and qualifications:

(a) The Company shall be entitled to postpone for a reasonable period of time not to exceed four (4) months the filing of any Registration Statement otherwise required to be prepared and filed by it pursuant to Section 4 hereof, if, in the good faith opinion of the Company’s Board of Directors, the Company determines that such registration and offering would materially interfere with any proposal or plan to engage in any financing, acquisition, corporate reorganization or other material transaction involving the Company or any of its subsidiaries, and the Company promptly gives the Holders written notice including a general explanation of such determination; provided that the Company shall not delay such action pursuant to this sentence more that once in any 12-month period. If the Company shall so postpone the filing of a Registration Statement, the Selling Holders shall have the right to withdraw the Demand Registration Request by giving written notice to the Company within 30 days after receipt of the notice of postponement (and, in the event of such withdrawal, such Demand Registration Request shall not be counted for purposes of the Demand Registration Requests to which the Holders are entitled pursuant to Section 4.3 hereof).

(b) The Company shall not be required to file any Registration Statement pursuant to this Agreement in connection with a Demand Registration Request made less than 90 days after the effective date of any Registration Statement filed by the Company (other than a registration filed on Form S-8 or any successor form thereto.

(c) The Company may require, as a condition to fulfilling its obligations to register the Registrable Securities under Sections 3 or 4 hereof, that the Selling Holders execute reasonable and customary indemnification agreements for the benefit of the Underwriters of the registration; provided, however, a Selling Holder shall not be required to indemnify the Underwriters except with respect to Selling Holder information.

(d) The Company shall not be required to fulfill any registration obligations under this Agreement, if the Company provides the Holders with an opinion of counsel reasonably acceptable to such Holders stating that the Holders are free to sell in the manner proposed by them all of the Registrable Securities that they desired to register without registering such Registrable Securities or such Registrable Securities can be sold under Rule 144 of the Securities Act, or otherwise without registration in the open market in compliance with the Securities Act.

(e) The Company shall not be obligated to file any Registration Statement pursuant to this Agreement in connection with a Demand Registration Request at any time if the Company would be required to include financial statements audited as of any date other than the end of its fiscal year, unless the Selling Holder(s) agree to pay the cost of any such additional audit.

      8.     Exchange Listing. In the event any Registrable Securities are included in a Registration Statement under Section 3 or 4 hereof, the Company will exercise commercially reasonable efforts to cause all such Registrable Securities to be listed on the New York Stock Exchange or listed on any other exchange(s) on which the shares of Common Stock are then listed or quoted in any U.S. inter-dealer quotation system in which the shares of Common Stock are then quoted.

      9.     Registration Under State Securities Laws. The Company shall use its commercially reasonable efforts to register or qualify any Registrable Securities included in a Registration Statement pursuant to Section 3 or 4 hereof under state “blue sky” or similar securities laws in such jurisdictions as the Selling Holders reasonably request and to take such other action as may be reasonably necessary to enable the Selling Holders to sell their shares of Registrable Securities in the jurisdictions where such registration or qualification was made, provided that the Company shall not be required to qualify to do business in any jurisdiction in which it is not so qualified or to execute a general consent to service of process in any jurisdiction in which it has not executed such a consent.

      10.     Indemnification.

      10.1.     The Company shall indemnify and hold each Selling Holder, its partners, officers, directors and agents (including sales agents and Underwriters) and each person, if any, who controls (within the meaning of the Securities Act or the Exchange Act) the Selling Holder or any of the foregoing, harmless to the maximum extent permitted by law, from and against any loss, claim, liability, damage or expense (including attorneys’ fees and disbursements of only one firm of counsel selected by the Selling Holders) resulting from a claim that any Registration Statement, Prospectus or amendment thereof or supplement thereto, which includes Registrable Securities to be sold by such Selling Holder, contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, unless such claim is based upon Selling Holder Information or resulting from the Selling Holder’s failure to deliver a current Prospectus as required under the Securities Act; and each such Selling Holder will indemnify and hold harmless the Company, its directors, officers and agents and each person, if any, who controls (within the meaning of the Securities Act or the Exchange Act) the Company against any loss, claim, liability, damage or expense (including attorneys’ fees) resulting from any such claim relating to Selling Holder Information.

      10.2.     Promptly after receipt by an indemnified party under this Section 10 of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under this Section 10, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party under this Section 10 or otherwise to the extent such omission did not actually and materially prejudice the indemnifying party. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there exists a conflict of interest between the indemnifying party and any indemnified party or that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to, and inconsistent or in conflict with, those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party under this Section 10 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in accordance with the proviso to the preceding sentence, (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of action, or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party; and except that, if clause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to in such clause (i) or (iii). No settlement of an action against any party under this Section 10 shall bind the other party unless such other party agrees in writing to the terms of such settlement (which agreement will not be unreasonably withheld).

      10.3.     The obligation of the indemnifying party to indemnify the indemnified party under this Section 10 shall, in each case, be in addition to any liability which the indemnifying party may otherwise have hereunder or otherwise at law or in equity.

      10.4.     If the indemnification provided for in this Section 10 from the indemnifying party is applicable in accordance with its terms but for any reasons is held to be unavailable to an indemnified party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative faults of the indemnifying party and indemnified party in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative faults of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Section 10.1 and 10.2 hereof, any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

      The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 10.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person.

      11.     Rule 144. The Company covenants that it shall file any reports required to be filed by it under the Exchange Act and the rules and regulations adopted by the SEC thereunder, and that it shall take such further action as any Holder of Registrable Securities may reasonably request, all to the extent required from time to time to enable such Holder to sell the Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 under the Securities Act, as such rule may be amended from time to time, or (b) any similar rule or regulation adopted by the SEC. The Company shall, upon the request of any holder of Registrable Securities, deliver to such Holder a written statement as to whether it has complied with such requirements.

      12.     Miscellaneous.

      12.1.     Amendments and Waivers. Subject to Section 12.2, this Agreement may be modified or amended only by a writing signed by the Company and each of the Stockholders, and, to the extent a permitted transfer has occurred pursuant to Section 2 hereof, its Permitted Transferee.

      12.2.     Third Party Beneficiaries. Subject to the next sentence of this Section 12.2, there shall be no third party beneficiaries of the rights and benefits of this Agreement, which rights and benefits shall accrue only to the benefit of the parties hereto. Any Permitted Transferee shall be a third party beneficiary or intended beneficiary to the agreement made hereunder by a Stockholder so long as such Stockholder has granted rights under this Agreement to the Permitted Transferee and such transferee has agreed in writing to be bound by this Agreement and the Lock-Up Agreement.

      12.3.     No Waiver. No failure to exercise and no delay in exercising, on the Company’s or the Holders’ part, of any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

      12.4.     Survival of Agreements. All agreements, representations and warranties contained herein or made in writing by or on behalf of the Company in connection with the transactions contemplated hereby shall survive the execution and delivery of this Agreement.

      12.5.     Limitation of Registration Rights. Nothing contained in this Agreement shall create any obligation on behalf of the Company to register under the Securities Act any securities which are not shares of Common Stock.

      12.6.     Binding Effect and Benefits. This Agreement shall be binding upon and shall inure to the benefit of the Company and the Holders and their respective successors and permitted assigns. Without limiting the generality of the foregoing, each Holder’s registration rights granted hereunder shall be transferable to and exercised by any Permitted Transferee of Registrable Securities.

      12.7.     Entire Agreement. This Agreement, together with the Lock-Up Agreement, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, to the extent they relate in any way to such subject matter.

      12.8.     Separability of Provisions. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

      12.9.     Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be by telecopy, facsimile transmission (confirmed by U.S. mail), telegraph, hand delivery or mailed by certified or registered mail postage prepaid, returned receipt requested, to the addresses set forth below or to such other address as any party may advise the other party in a written notice given in accordance with this Section.

      If to the Company:

      CNL Hospitality Properties, Inc.

      CNL Center at City Commons
      450 South Orange Avenue
      Orlando, FL 32801
      Attn.: Thomas J. Hutchison, III

With a copy (which shall not constitute notice pursuant to this Section 12.9) to:

      Greenberg Traurig, LLP

      The MetLife Building
      200 Park Avenue
      New York, NY 10166
      Attention: Judith D. Fryer, Esq.
      Facsimile: (212) 805-9330

      Hogan & Hartson, L.L.P.

      555 Thirteenth Street, N. W.
      Washington, D. C. 20004
      Attn: J. Warren Gorrell, Jr., Esq.
      Facsimile: (202) 637-5910

      If to the Holders:

To the respective addresses set forth in the records of the Company

      Any notice or other communication so addressed and so mailed shall be deemed to have been given when duly delivered or sent.

      12.10.     Governing Law; Construction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflict of laws provisions thereof. The descriptive headings of the several sections and subsections hereof are for convenience only and shall not control or affect the meaning of construction of any of the provisions hereof.

      12.11.     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute a single original instrument.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

The Company:
CNL HOSPITALITY PROPERTIES, INC.

By:

Title:

Stockholders:
CNL REAL ESTATE GROUP, INC.

By:

Title:

James M. Seneff, Jr.

Robert A. Bourne

C. Brian Strickland

Thomas J. Hutchison, III

John A. Griswold

Paul H. Williams

Barry A. N. Bloom

ANNEX I

FORM OF LOCKUP LETTER

CNL HOSPITALITY PROPERTIES, INC.

COMMON STOCK

[Name of Stockholder]

                    , 2004

Dear                    :

      This Lock-Up Letter Agreement is being delivered to you pursuant to that certain Registration Rights Agreement (the “Registration Rights Agreement”) by and among CNL Hospitality Properties, Inc. (the “Company”), and CNL Real Estate Group, Inc., a Florida corporation, and James M. Seneff, Jr., Robert A. Bourne, C. Brian Strickland, Thomas J. Hutchison, III, John A. Griswold, Paul H. Williams and Barry A. N. Bloom (collectively, the “Stockholders”). Capitalized terms used in this letter but not defined have the meanings assigned to such terms in the Registration Rights Agreement.

      1. Lock-Up and Transfer Limitation. The undersigned Stockholder shall not directly or indirectly Transfer (as defined in paragraph 3 of this letter agreement), contract or agree to Transfer or publicly announce any intention to Transfer any shares of Common Stock it may now or later own of record or beneficially (collectively, “Stockholder Shares”) at any time prior to the six (6) month anniversary of the date of the Registration Rights Agreement. In addition, the undersigned Stockholder shall not directly or indirectly Transfer, contract or agree to Transfer or publicly announce any intention to Transfer any Stockholder Shares in excess of 50% of the total number of its Common Shares received under the Merger Agreement between such six (6) month anniversary and the one (1) year anniversary of the date of the Registration Rights Agreement. The lock-up and transfer limitations described in this paragraph 1 are in addition to any other restrictions on transfer of the Stockholder Shares that may apply under the Registration Rights Agreement or this letter agreement.

      2. General Holdback. In addition to and not in lieu of the restrictions on Transfer of the Stockholder Shares set forth in paragraph 1 above, the undersigned Stockholder shall not, for a period of 14 days prior to and 90 days after the date of any final prospectus relating to an effective registration statement filed by the Company with the SEC (or such longer periods as the applicable underwriter or the Company may reasonably request) (collectively, the “Holdback Period”), directly or indirectly Transfer, contract or agree to Transfer or publicly announce any intention to Transfer any Stockholder Shares, any securities convertible into or exercisable or exchangeable for shares of Common Stock and any warrants or other rights to purchase or otherwise acquire shares of Common Stock. The foregoing sentence shall not apply to (a) the registration of or sale of any Common Stock pursuant to a Registration Statement filed in accordance with the Registration Rights Agreement, (b) bona fide gifts of such securities, provided that the recipient thereof agrees in writing with the underwriters or the Company, as applicable, to be bound by the terms of this letter agreement or (c) dispositions to any trust for the direct or indirect benefit of the undersigned Stockholder and/or the immediate family of the undersigned Stockholder, provided that the trustee agrees in writing with the Company to be bound by the terms of this letter agreement and otherwise if a permitted transferee of the subject securities. If (i) the Company issues an earnings release or material news, or a material event relating to the Company occurs, during the last 17 days of the Holdback Period, or (ii) prior to the expiration of the Holdback Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the Holdback Period, the restrictions imposed by this paragraph 2 shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event; provided, however, that this sentence shall not apply if any research published or distributed by any underwriter of the Company would be compliant under Rule 139 of the Securities Act and the Company’s securities are actively traded as defined in Rule 101(c)(1) of Regulation M of the Exchange Act.

      3. Definition of Transfer. For all purposes of this letter agreement, “Transfer” shall mean (i) any sale, offer to sell, hypothecation, pledge, grant of an option to purchase or acquire and any other disposition of any securities; (ii) establishing or increasing a put equivalent position or liquidating or decreasing a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, with respect to any securities; and (iii) entering into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any securities, whether any such transaction is to be settled by delivery of such securities or other securities, in cash or otherwise.

      4. Counterparts. This letter agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute a single original instrument.

      5. Incorporation of Miscellaneous Provisions of the Registration Rights Agreement. The provisions of Sections 12.2, 12.3 and 12.6 through 12.10 of the Registration Rights Agreement are hereby incorporated by reference into this letter agreement as if set forth at length herein.

[SIGNATURE PAGE FOLLOWS]

      If the terms of this Lock-Up Letter Agreement reflect your understanding of our agreements with respect to its subject matter, please indicate your agreement and acceptance of the same by countersigning this letter in the space below and returning the signed copy to the Company.

Yours very truly,

CNL HOSPITALITY PROPERTIES, INC.

By:

Name:

Title:

Accepted and agreed as of the date

first written above:

[Stockholder]

EXHIBIT C

FORM OF OPINION OF LDDK&R

EXHIBIT C

                    , 2004

CNL Hospitality Properties, Inc.

CNL Centre at City Commons
450 South Orange Avenue
Orlando, FL 32801

CNL Hospitality Properties Acquisition Corp.

CNL Centre at City Commons
450 South Orange Avenue
Orlando, FL 32801

Re:	Agreement and Plan of Merger among CNL Hospitality Properties, Inc., a Maryland corporation (“CHP”), CNL Hospitality Properties Acquisition Corp., a Florida corporation (“CHPAC”), CNL Hospitality Corp., a Florida corporation (“Advisor”), CNL Real Estate Group, Inc., a Florida corporation, Five Arrows Realty Securities II, LLC, a Delaware limited liability company, certain stockholders of Advisor listed on the signature page thereof (“Stockholders”), and CNL Financial Group, Inc., a Florida corporation, dated as of April , 2004 (“Agreement”)

Ladies and Gentlemen:

      We have acted as legal counsel to Advisor and its subsidiary, CNL Hotel Development Company, a Florida corporation (“Development”), in connection with the above-referenced Agreement. At the request of the Advisor, we are delivering this opinion letter to the above addressees (the “Recipients”) pursuant to Section 10.2 of the Agreement in connection with the Closing thereunder on the date hereof. Advisor and Development are hereinafter together called the “Specified Transaction Parties.” Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Agreement.

A.     Basis of Opinions.

      As the basis for the conclusions expressed in Section C of this opinion letter, we examined the Agreement.

      In addition, we have reviewed the following organizational documents (“Organizational Documents”):

1. Articles of Incorporation, Bylaws, and Written Consent of Advisor, certified as true and correct by an officer of Advisor and, in the case of the Articles of Incorporation of Advisor, certified by the Florida Secretary of State on , 2004.

2. Good standing certificate for Advisor issued , 2004 by the Florida Secretary of State.

3. Articles of Incorporation, Bylaws, and Written Consent of Development, certified as true and correct by an officer of Development and, in the case of the Articles of Incorporation of Development, certified by the Florida Secretary of State on , 2004.

4. Good standing certificate for Development issued , 2004 by the Florida Secretary of State.

      We have also with your permission relied upon and assume the accuracy of the warranties set forth in the Agreement and the factual matters set forth in the attached officer’s certificates (“Certificates”), and in the stock transfer book maintained by Advisor to record the issuance and transfer of the shares of its stock, which together with the Agreement and Organizational Documents are called the “Reviewed Documents.”

CNL Hospitality Properties, Inc.
CNL Hospitality Properties Acquisition Corp.
                    , 2004

B.     Assumptions.

      In rendering the opinions set forth in Section C below, we have with your permission assumed without investigation the following:

1. The genuineness of all signatures on the Agreement;

2. The authenticity of the Agreement submitted to us as original and the conformity to authentic original documents of the Agreement submitted to us as a copy or transmitted to us by electronic means;

3. That apart from the Agreement, there are no other oral or written agreements among the parties thereto that would modify the Agreement;

4. The due formation, validity, existence, and good standing of all parties to the Agreement other than the Specified Transaction Parties in the states where they are formed, and the authority of such entities to do business in and good standing of all such parties in each of the jurisdictions in which it owns property or does business, as necessary to their execution, delivery and performance of the Agreement;

5. All parties to the Agreement other than Advisor have the power to execute and deliver the Agreement, and to perform their respective obligations under the Agreement, and all such parties have duly authorized the execution and delivery of the Agreement and have duly authorized their respective representatives who have executed and delivered the Agreement to do so on their behalf;

6. All parties to the Agreement other than Advisor have duly executed and delivered the Agreement to the extent required;

7. The Agreement constitutes the legal, valid, binding and enforceable obligation of all parties thereto other than Advisor; and

8. All consideration required to be given under the Agreement has in fact been given.

      Whenever an opinion expressed herein is qualified by the phrase or is expressed or stated herein to be “to our knowledge,” or “to the best of our knowledge” or “of which we have knowledge” or which refers to matters “known by us,” or which otherwise refers to matters of which we have knowledge or which are known to us, such statement is intended to mean or indicate that (i) the current actual knowledge and conscious awareness of the Primary Lawyers (as defined immediately below) of this firm is not inconsistent with that portion of our opinion which such phrase or statement qualifies and (ii) we have examined the files of this firm with regard to the Agreement and this transaction which we believe have a bearing upon or relation to such opinion and the contents of such files are not inconsistent with that portion of our opinion which such phrase or statement qualifies; and does not imply that any other investigation, inquiry or review of any such factual matters has been undertaken by this firm. As used herein the term “Primary Lawyers” means those lawyers of this firm who are primarily responsible for this firm’s representation of the Specified Transaction Parties in this transaction; specifically, Richard J. Fildes and Richard D. Davidson.

C.     Opinions.

      Based solely upon our examination and consideration of the Reviewed Documents, and in reliance thereon, and subject to the comments, assumptions, exceptions, qualifications and limitations set forth in Section B, Section D, and Section E hereof, we are of the opinion that:

1. Each of the Advisor and the Development is validly existing as a corporation in good standing under the laws of the State of Florida as of the dates of its good standing certificate described in Section A hereof.

CNL Hospitality Properties, Inc.
CNL Hospitality Properties Acquisition Corp.
                    , 2004

2. Advisor has full corporate power and authority to execute, deliver and perform the Agreement. The execution, delivery and performance by Advisor of the Agreement has been duly authorized by all necessary corporate action of Advisor.

3. The Agreement has been duly executed and delivered by Advisor.

4. The execution, delivery and performance by Advisor of the Agreement do not (i) require any approval of its Stockholders which has not been obtained, (ii) violate the Articles of Incorporation or bylaws of Advisor or Development, each as currently in effect, (iii) to our knowledge, violate any provision of applicable federal statutes and regulations or any applicable law of the State of Florida, or (iv) to our knowledge, (a) violate any court or administrative order, judgment or decree binding on Advisor, Development, or their respective assets, (b) breach or constitute a default under any material agreement or material contract to which Advisor or Development is a party or it is bound or its assets are subject, or (c) result in the imposition of any Security Interest upon any assets of Advisor or Development.

5. To our knowledge, no approval, consent or authorization of, or registration or filing with, any government or government agency is required to be obtained or made by the Advisor or the Development Company in connection with the execution and delivery by the Advisor of the Agreement and the consummation of the Advisor of the transactions contemplated thereby, except for any that have been obtained and are in effect.

6. The authorized, issued and outstanding capital stock of Advisor is as set forth in Section 7.2 of the Agreement. All shares of capital stock of Advisor shown as issued and outstanding in said Section 7.2 are duly authorized, validly issued, fully paid and non-assessable, and are held of record and beneficially by the Stockholders as set forth in Section 7.2 of the Disclosure Schedule (under the Agreement). The entire authorized capital stock of Development consists of 1,000 shares of common stock, $1.00 par value per share, of which 1,000 shares are issued and outstanding. All shares of capital stock of Development that are issued and outstanding are duly authorized, validly issued, fully paid and non-assessable, and are held of record and beneficially by the Advisor. To our knowledge, there are no (i) other shares of capital stock of Advisor or Development outstanding, (ii) outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Advisor or Development to issue, sell, or otherwise cause to become outstanding any of its capital stock, (iii) outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Advisor or Development, and (iv) voting trusts, proxies, or other agreements or understandings with respect to the voting of any shares of capital stock of Advisor or Development. To our knowledge, Advisor has no direct or indirect subsidiaries other than Development.

7. Based solely on the Certificates and a review of this firm’s litigation docket, we hereby confirm to you that, except as set forth in Section 7.19 of the Disclosure Schedule, there are to our knowledge, no actions, suits or proceedings pending or overtly threatened in writing against Advisor or Development, or in which Advisor or Development is a party, before any court or governmental department, commission, board, bureau, agency or instrumentality that question the validity of the Agreement or any action taken or to be taken pursuant thereto, or that seek to enjoin or otherwise prevent the consummation of the transactions contemplated by the Agreement or to recover in damages or obtain other relief as a result thereof.

      While we have not undertaken to verify independently, and are not passing upon, and do not assume any responsibility for, the accuracy, completeness or fairness of the information contained in the Proxy Statement and the Registration Statement for the Underwritten Offering, we have reviewed the Proxy Statement and the Registration Statement for the Underwritten Offering prepared by CHP, and based solely on such review and

CNL Hospitality Properties, Inc.
CNL Hospitality Properties Acquisition Corp.
                    , 2004

our discussions with the Board of Directors and officers of Advisor, no facts have come to our attention that cause us to believe that the Proxy Statement, at the effective date, contained any untrue statement of a material fact concerning Advisor or Development, or omitted to state a material fact concerning Advisor or Development, required to be stated therein in order to make the statements therein not misleading in the light of the circumstances under which they were made, and no facts have come to our attention that cause us to believe that the Registration Statement for the Underwritten Offering and the Prospectus contained therein, at the effective date of the Registration Statement, contained any untrue statement of a material fact concerning Advisor or Development, or omitted a material fact concerning Advisor or Development, required to be stated therein in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided, however, that we express no belief with respect to the financial statements and related schedules and other financial information and data included or incorporated by reference in, or omitted from, the Proxy Statement, the Registration Statement, or the related Prospectus for the Underwritten Offering, or any information therein concerning CHP or CHPAC. In regard to the forgoing statement, please be advised that we do not represent CHP in this transaction, we have not been retained for the purpose of preparing or assuring or confirming the accuracy, completeness or fairness of the Proxy Statement, the Registration Statement, or the related Prospectus, except to review the portions thereof pertaining to Advisor and Development, and we have therefore not conducted a review intended to confirm such accuracy, completeness, or fairness. Accordingly, our knowledge of the matters set forth in the Proxy Statement is limited. [WE ASSUME YOU ARE REVIEWING BOTH THE PROXY STATEMENT AND THE REGISTRATION STATEMENT BEFORE THE CLOSING.] [LOWNDES, DROSDICK, DOSTER, KANTOR & REED, P.A. HAS NOT BEEN RETAINED TO ASSIST IN THE PREPARATION OF THE PROXY STATEMENT, REGISTRATION STATEMENT OR PROSPECTUS NOR THE DUE DILIGENCE IN CONNECTION THEREWITH. THE FORM AND SUBSTANCE OF ANY NEGATIVE ASSURANCE STATEMENT THAT IS THE SUBJECT OF THIS PARAGRAPH IS SUBJECT TO THIS FIRM’S EXAMINATION OF THE FINAL DOCUMENTATION AND FILINGS AND ITS DUE DILIGENCE RELATIVE TO THE FIRM’S LIMITED INVOLVEMENT.]

D.     Comments, Assumptions, Limitations, Qualifications and Exceptions.

      The opinions expressed in Section C above are based upon and subject to, the further comments, assumptions, limitations, qualifications and exceptions set forth below:

1. We express no opinion with respect to any agreements or instruments other than the Agreement, notwithstanding the reference in the Agreement to any other agreement or instrument. We also express no opinion with respect to any party to any of the Agreement other than the Specified Transaction Parties, notwithstanding the reference in the Agreement to any other party. For purposes of this opinion, we have assumed that all such referenced agreements or instruments are valid and performance thereunder is duly permitted, other than as to Advisor.

2. We express no opinion as to the state and federal laws, rules, regulations, principles and requirements in the following areas: securities or “Blue Sky” laws, bankruptcy laws, commodities and futures laws, pension and employee benefits laws, tax laws, REIT laws, environmental laws, antitrust and unfair competition laws, including without limitation the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

CNL Hospitality Properties, Inc.
CNL Hospitality Properties Acquisition Corp.
                    , 2004

E.     Further Comments, Assumptions, Limitations, Qualifications and Exceptions.

      The opinions expressed in Section C above are based upon and subject to, the further comments, assumptions, limitations, qualifications and exceptions set forth below:

      We are licensed to practice law in the State of Florida. The opinions set forth in Section C, above, are based solely on and are limited in all respects to the federal laws of the United States and law of the State of Florida. In each instance, the opinion is based on the law in force and effect on the date hereof.

      This opinion is furnished to the Recipients by us as legal counsel to the Specified Transaction Parties, is solely for the benefit of the Recipients under and with respect to the Agreement in connection with the transactions contemplated thereunder, and may not be used or relied upon by any other individual, partnership, corporation or other entity without in each instance our prior written consent. This opinion is as of the date hereof and we undertake no obligation to supplement this opinion if any applicable laws change after the date hereof, or to advise the Recipients of any changes of law or fact that may occur after the date hereof, notwithstanding that such changes may affect the legal analysis, a legal conclusion or an informational confirmation contained herein.

Very truly yours,

LOWNDES, DROSDICK, DOSTER, KANTOR &
REED, PROFESSIONAL ASSOCIATION

CNL Hospitality Properties, Inc.
CNL Hospitality Properties Acquisition Corp.
                    , 2004

APPENDIX B

LEHMAN BROTHERS

April 29, 2004

Special Committee of the Board of Directors

CNL Hospitality Properties, Inc.
450 South Orange Avenue
Orlando, Florida 32801

Members of the Special Committee of the Board:

      We understand that CNL Hospitality Corp. (the “Advisor”) intends to enter into a transaction (the “Proposed Transaction”) with CNL Hospitality Properties Acquisition Corp. (the “Acquisition Sub”), a wholly-owned subsidiary of CNL Hospitality Properties, Inc. (the “Company”) pursuant to which, among other events, (i) the Advisor will merge with and into Acquisition Sub, with Acquisition Sub as the surviving corporation, (ii) the outstanding shares of common stock of the Advisor will be converted into the right to receive consideration consisting of cash and shares of common stock of the Company having an aggregate value of $297 million, and (iii) as additional consideration the Company will assume and subsequently repay or cause to be repaid in full the outstanding principal and accrued and unpaid interest on the Promissory Note issued under certain Term Loan Agreement, dated as of June 26, 2001, issued by the Advisor for the benefit of Five Arrows Realty Securities II, LLC, amounting to approximately $10.98 million as of April 22, 2004. We further understand that consummation of the Proposed Transaction by the Company is conditioned, among other things, upon the listing of the Company’s common stock on the New York Stock Exchange (the “Listing). The terms and conditions of the Proposed Transaction are set forth in more detail in an Agreement and Plan of Merger (the “Merger Agreement”).

      We have been requested by the Special Committee of the Board of Directors of the Company to render our opinion to the Special Committee with respect to the fairness, from a financial point of view, to the Company of the consideration to be paid by the Company in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, (i) the Company’s underlying business decision to proceed with or effect the Proposed Transaction, or (ii) the tax consequences of the Proposed Transaction.

      In arriving at our opinion, we reviewed and analyzed: (1) the Merger Agreement and the specific terms of the Proposed Transaction, (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, (3) the advisory agreement, dated as of April 1, 2004, between the Company and the Advisor and a comparison of that advisory agreement with those of other companies we deemed relevant, (4) financial and operating information with respect to the business, operations and prospects of the Company and the Advisor furnished to us by the Company and the Advisor, respectively, including preliminary financial results for the Advisor for the calendar year ended December 31, 2003, and the audited financial results for the Advisor for the four consecutive calendar years ended December 31, 2002, (5) a comparison of the historical financial results and present financial condition of the Advisor with those of certain other companies we deemed relevant, (6) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant, (7) the potential pro forma impact of the Proposed Transaction on the future financial performance of the Company, and (8) the proposed terms of the Listing and firm — commitment underwritten public offering of the Company’s common stock. In addition, we have had discussions with the management of the Advisor concerning its business, operations,

B-1

CNL Hospitality Properties, Inc.
Special Committee of the Board of Directors

assets, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

      In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Company and the Advisor that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Advisor, upon advice of the Advisor we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Advisor as to the future financial performance of the Advisor and that the Advisor would perform substantially in accordance with such projections. In arriving at our opinion, we have not conducted any physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

      Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be paid by the Company in the Proposed Transaction is fair to the Company.

      We have acted as financial advisor to the Special Committee in connection with the Proposed Transaction and will receive a fee upon delivery of this opinion. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion.

      This opinion is for the use and benefit of the Special Committee of the Board of Directors of the Company and is rendered to the Special Committee of the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

Very truly yours,

LEHMAN BROTHERS

B-2

APPENDIX C-1

ARTICLES OF AMENDMENT AND RESTATEMENT

OF
CNL HOSPITALITY PROPERTIES, INC.

      CNL Hospitality Properties, Inc., a Maryland corporation having its principal office at 300 East Lombard Street, Baltimore, Maryland 21202 (hereinafter, the “Company”), hereby certifies to the Department of Assessments and Taxation of the State of Maryland, that:

      FIRST: The Company desires to amend and restate its charter as currently in effect.

      SECOND: The provisions of the Articles of Amendment and Restatement dated July 21, 2003, which are now in effect and as amended hereby in accordance with the Maryland General Corporation Law (the “MGCL”), are as follows:

ARTICLES OF AMENDMENT AND RESTATEMENT

OF
CNL HOSPITALITY PROPERTIES, INC.

* * * * * * * * * *

ARTICLE I

THE COMPANY; DEFINITIONS

      SECTION 1.1.     Name. The name of the corporation (the “Company”) is:

CNL Hotels & Resorts, Inc.

      SECTION 1.2.     Resident Agent. The name and address of the resident agent of the Company in the State of Maryland is The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202. The resident agent is a Maryland corporation. The Company’s principal office address in the State of Maryland is c/o The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202. The Company may also have such other offices or places of business within or without the State of Maryland as the Directors may from time to time determine.

      SECTION 1.3.     Nature of Company. The Company is a Maryland corporation within the meaning of the MGCL.

      SECTION 1.4.     Purposes. The purposes for which the Company is formed are to engage in any lawful act or activity for which corporations may be organized under the laws of the State of Maryland as now or hereinafter in force including, but not limited to, the following: (i) to acquire, hold, own, develop, construct, improve, maintain, operate, sell, lease, transfer, encumber, convey, exchange and otherwise dispose of, deal with or invest in real and personal property; (ii) to engage in the business of offering financing, including mortgage financing secured by Real Property; and (iii) to enter into any partnership, joint venture or other similar arrangement to engage in any of the foregoing.

      SECTION 1.5.     Definitions. As used in these Articles of Amendment and Restatement, the following terms shall have the following meanings unless the context otherwise requires (certain other terms used in Article V hereof are defined in Section 5.6(a) hereof):

      An “Affiliate” of, or a person “Affiliated” with, a specified person, is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

      “Bylaws” means the bylaws of the Company, as the same are in effect and may be amended from time to time.

C-1-1

      “Charter” means these Articles of Amendment and Restatement, as amended and supplemented from time to time.

      “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto.

      “Common Shares” means the common stock, par value $0.01 per share, of the Company that may be issued from time to time in accordance with the terms of the Charter and applicable law, as described in Section 5.2(b) hereof.

      “Company Property” or “Assets” means any and all Properties, Loans and other Permitted Investments of the Company, real, personal or otherwise, tangible or intangible, which are transferred or conveyed to the Company (including all rents, income, profits and gains therefrom), which are owned or held by, or for the account of, the Company.

      “Directors,” “Board of Directors” or “Board” means, collectively, the individuals named in Section 2.3 of the Charter so long as they continue in office and all other individuals who have been duly elected and qualify as Directors of the Company hereunder.

      “Distributions” means any distribution of money or other property, pursuant to Section 5.2(d) hereof, by the Company to owners of Equity Shares, including distributions that may constitute a return of capital for federal income tax purposes.

      “Equity Shares” means shares of capital stock of the Company of any class or series (other than Excess Shares). The use of the term “Equity Shares” or any term defined by reference to the term “Equity Shares” shall refer to the particular class or series of capital stock of the Company which is appropriate under the context.

      “Excess Shares” means the excess stock, par value $0.01 per share, of the Company, as described in Section 5.7 hereof.

      “Joint Ventures” means those joint venture or general partnership arrangements in which the Company is a co-venturer or general partner which are established to acquire Properties and/or make Loans or other Permitted Investments.

      “Loans” means mortgage loans and other types of debt financing provided by the Company.

      “MGCL” means the Maryland General Corporation Law as contained in Titles 1 through 3 of the Corporations and Associations Article of the Annotated Code of Maryland.

      “Mortgages” means mortgages, deeds of trust or other security interests on or applicable to Real Property.

      “NYSE” means the New York Stock Exchange.

      “Permitted Investments” means all investments that the Company may acquire pursuant to the Charter and the Bylaws.

      “Person” means an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, or any government or any agency or political subdivision thereof, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but does not include an underwriter that participates in a public offering of Equity Shares for a period of sixty (60) days following the initial purchase by such underwriter of such Equity Shares in such public offering, provided that the foregoing exclusion shall apply only if the ownership of such Equity Shares by an underwriter would not cause the Company to fail to qualify as a REIT by reason of being “closely held” within the meaning of Section 856(a) of the Code or otherwise cause the Company to fail to qualify as a REIT.

C-1-2

      “Preferred Shares” means any class or series of preferred stock, par value $0.01 per share, of the Company that may be issued from time to time in accordance with the terms of the Charter and applicable law, as described in Section 5.3 hereof.

      “Property” or “Properties” means interests in (i) the Real Properties, including the buildings and equipment located thereon, (ii) the Real Properties only, or (iii) the buildings only, including equipment located therein; whether such interest is acquired by the Company, either directly or indirectly through the acquisition of interests in joint ventures, partnerships, or other legal entities.

      “Real Property” or “Real Estate” means land, rights in land (including leasehold interests), and any buildings, structures, improvements, furnishings, fixtures and equipment located on or used in connection with land and rights or interests in land.

      “REIT” means a “real estate investment trust” as defined pursuant to Sections 856 through 860 of the Code.

      “REIT Provisions of the Code” means Sections 856 through 860 of the Code and any successor or other provisions of the Code relating to real estate investment trusts (including provisions as to the attribution of ownership of beneficial interests therein) and the regulations promulgated thereunder.

      “Securities” means Equity Shares, Excess Shares, any other stock, shares or other evidences of equity or beneficial or other interests, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in, temporary or interim certificates for, receipts for, guarantees of, or warrants, options or rights to subscribe to, purchase or acquire, any of the foregoing.

      “Stockholders” means the stockholders of record of any class of the Company’s Equity Shares.

ARTICLE II

BOARD OF DIRECTORS

      SECTION 2.1.     Number. The number of Directors of the Company initially shall be nine (9), which number may be increased or decreased from time to time only by the Board of Directors pursuant to the Bylaws; provided, however, that the total number of Directors shall never be less than the minimum number required by the MGCL. No reduction in the number of Directors shall cause the removal of any Director from office prior to the expiration of his term. Any vacancy created by an increase in the number of Directors will be filled, at any regular meeting or at any special meeting of the Directors called for that purpose, by a majority of the entire Board of Directors. Any other vacancy will be filled at any regular meeting or at any special meeting of the Directors called for that purpose, by a majority of the remaining Directors, whether or not sufficient to constitute a quorum. For the purposes of voting for Directors, at any annual meeting or at any special meeting of the Stockholders called for that purpose, each Equity Share of stock may be voted for as many individuals as there are directors to be elected and for whose election the Equity Share is entitled to be voted, or as may otherwise be required by the MGCL or other applicable law as in effect from time to time.

      SECTION 2.2.     Committees. Subject to the MGCL, the Directors may establish such committees as they deem appropriate, in their discretion.

      SECTION 2.3.     Term; Current Board. Each Director shall hold office for one (1) year, until the next annual meeting of Stockholders and until his successor shall have been duly elected and qualify. Directors may be elected to an unlimited number of successive terms.

C-1-3

      The names of the current Directors who shall serve until the next annual meeting of Stockholders and until their successors are duly elected and qualify are [these names are to be confirmed following the 2004 Annual Meeting of Stockholders]:

James M. Seneff, Jr., Chairman of the Board
Robert A. Bourne
Thomas J. Hutchison III
John A. Griswold
James Douglas Holladay
Jack F. Kemp
Craig M. McAllaster
Dianna Morgan
Robert E. Parsons, Jr.

      SECTION 2.4.     Resignation and Removal. Any Director may resign by written notice to the Board of Directors, effective upon execution and delivery to the Company of such written notice or upon any future date specified in the notice. A Director may be removed from office at any time, but only for cause, and then only at a meeting of Stockholders by the affirmative vote of the holders of at least two thirds of the Equity Shares then outstanding and entitled to vote in the election of Directors, subject to the rights of the holders of any Preferred Shares to elect or remove one or more Directors. For the purpose of this paragraph, “cause” shall mean, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the Company through bad faith or active and deliberate dishonesty. The notice of such meeting shall indicate that the purpose, or one of the purposes, of such meeting is to determine if a Director should be removed.

ARTICLE III

POWERS OF DIRECTORS

      SECTION 3.1.     General. Subject to the express limitations herein or in the Bylaws and to the general standard of care required of directors under the MGCL and other applicable law, (i) the business and affairs of the Company shall be managed under the direction of the Board of Directors and (ii) the Directors shall have full, exclusive and absolute power, control and authority over the Company Property and over the business of the Company as if they, in their own right, were the sole owners thereof, except as otherwise limited by the Charter. The Directors have established the written policies on investments and borrowing set forth in this Article III hereof and shall monitor the administrative procedures, investment operations and performance of the Company to assure that such policies are carried out. The Directors may take any actions that, in their sole judgment and discretion, are necessary or desirable to conduct the business of the Company. The Charter shall be construed with a presumption in favor of the grant of power and authority to the Directors. Any construction of the Charter or determination made in good faith by the Directors concerning their powers and authority hereunder shall be conclusive. The enumeration and definition of particular powers of the Directors included in this Article III shall in no way be limited or restricted by reference to or inference from the terms of this or any other provision of the Charter or construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Directors under the general laws of the State of Maryland as now or hereafter in force.

      SECTION 3.2.     Specific Powers and Authority. Subject only to the express limitations herein, and in addition to all other powers and authority conferred by the Charter or by law, the Directors, without any vote, action or consent by the Stockholders, shall have and may exercise, at any time or times, in the name of the Company or on its behalf the following powers and authorities:

(a) Investments. To invest in, purchase or otherwise acquire and to hold Company Property of any kind wherever located, or rights or interests therein or in connection therewith, all without regard to whether such Company Property, interests or rights are authorized by law for the investment of funds held by trustees or other fiduciaries, or whether obligations the Company acquires have a term greater or

C-1-4

lesser than the term of office of the Directors or the possible termination of the Company, for such consideration as the Directors may deem proper (including cash, property of any kind or Securities of the Company); provided, however, that the Directors shall take such actions as they deem necessary and desirable to comply with any requirements of the MGCL relating to the types of Assets held by the Company.

(b) REIT Qualification and Termination of Status. The Board of Directors shall use its best efforts to cause the Company to continue to qualify for U.S. federal income tax treatment in accordance with the provisions of the Code applicable to REITs. In furtherance of the foregoing, the Board of Directors shall use its best efforts to take such actions as are necessary, and may take such actions as it deems desirable (in its sole discretion) to preserve the status of the Company as a REIT; provided, however, that in the event that the Board of Directors determines, by vote of at least two-thirds ( 2/3) of the Directors, that it no longer is in the best interests of the Company to continue to qualify as a REIT, the Board of Directors may revoke or otherwise terminate the Company’s REIT election pursuant to Section 856(g) of the Code.

(c) Sale, Disposition and Use of Company Property. Subject to Section 8.2 hereof, the Board of Directors shall have the authority to sell, rent, lease, hire, exchange, release, partition, assign, mortgage, grant security interests in, encumber, negotiate, dedicate, grant easements in and options with respect to, convey, transfer (including transfers to entities wholly or partially owned by the Company or the Directors) or otherwise dispose of any or all of the Company Property by deeds (including deeds in lieu of foreclosure with or without consideration), trust deeds, assignments, bills of sale, transfers, leases, mortgages, financing statements, security agreements and other instruments for any of such purposes executed and delivered for and on behalf of the Company or the Directors by one or more of the Directors or by a duly authorized officer, employee, agent or nominee of the Company, on such terms as they deem appropriate; to give consents and make contracts relating to the Company Property and its use or other property or matters; to develop, improve, manage, use, alter or otherwise deal with the Company Property; and to rent, lease or hire from others property of any kind; provided, however, that the Company may not use or apply land for any purposes not permitted by applicable law.

(d) Financings. To borrow or, in any other manner, raise money for the purposes and on the terms they determine, which terms may (i) include evidencing the same by issuance of Securities of the Company and (ii) may have such provisions as the Directors determine; to guarantee, indemnify or act as surety with respect to payment or performance of obligations of any Person; to mortgage, pledge, assign, grant security interests in or otherwise encumber the Company Property to secure any such Securities of the Company, contracts or obligations (including guarantees, indemnifications and suretyships); and to renew, modify, release, compromise, extend, consolidate or cancel, in whole or in part, any obligation to or of the Company or participate in any reorganization of obligors to the Company.

(e) Lending. To lend money or other Company Property on such terms, for such purposes and to such Persons as they may determine.

(f) Issuance of Securities. Subject to the restrictions or limitations, if any, as may be set forth in the Charter or the Bylaws, to create and authorize and direct the issuance (on either a pro rata or a non-pro rata basis) by the Company, in shares, units or amounts of one or more types, series or classes, of Securities of the Company, which may have such preferences, conversions or other rights, voting powers, restrictions, limitations as to dividends qualifications, or terms or conditions of redemption or other rights as the Directors may determine, without vote of or other action by the Stockholders, to such Persons for such consideration, at such time or times and in such manner and on such terms as the Directors determine (or without consideration in the case of a stock split or stock dividend); to purchase or otherwise acquire, hold, cancel, reissue, sell and transfer any Securities of the Company; and to acquire Excess Shares from the Excess Shares Trust pursuant to Section 5.7(j).

(g) Expenses and Taxes. To pay any charges, expenses or liabilities necessary or desirable, in the sole discretion of the Directors, for carrying out the purposes of the Charter and conducting business of the Company, including compensation or fees to Directors, officers, employees and agents of the

C-1-5

Company, and to Persons contracting with the Company, and any taxes, levies, charges and assessments of any kind imposed upon or chargeable against the Company, the Company Property or the Directors in connection therewith; and to prepare and file any tax returns, reports or other documents and take any other appropriate action relating to the payment of any such charges, expenses or liabilities.

(h) Collection and Enforcement. To collect, sue for and receive money or other property due to the Company; to consent to extensions of the time for payment, or to the renewal, of any Securities or obligations; to engage or to intervene in, prosecute, defend, compound, enforce, compromise, release, abandon or adjust any actions, suits, proceedings, disputes, claims, demands, security interests or things relating to the Company, the Company Property or the Company’s affairs; to exercise any rights and enter into any agreements and take any other action necessary or desirable in connection with the foregoing.

(i) Deposits. To deposit funds or Securities constituting part of the Company Property in banks, trust companies, savings and loan associations, financial institutions and other depositories, whether or not such deposits will draw interest, subject to withdrawal on such terms and in such manner as the Directors determine.

(j) Allocation; Accounts. To determine whether moneys, profits or other Assets of the Company shall be charged or credited to, or allocated between, income and capital, including whether or not to amortize any premium or discount and to determine in what manner any expenses or disbursements are to be borne as between income and capital (regardless of how such items would normally or otherwise be charged to or allocated between income and capital without such determination); to treat any dividend or other distribution on any investment as, or apportion it between, income and capital; in their discretion to provide reserves for depreciation, amortization, obsolescence or other purposes in respect of any Company Property in such amounts and by such methods as they determine; to determine what constitutes net earnings, profits or surplus; to determine the method or form in which the accounts and records of the Company shall be maintained; and to allocate to the Stockholders’ equity account less than all of the consideration paid for Securities and to allocate the balance to paid-in capital or capital surplus.

(k) Valuation of Property. To determine the value of all or any part of the Company Property and of any services, Securities or other consideration to be furnished to or acquired by the Company, and to revalue all or any part of the Company Property, all in accordance with such appraisals or other information as are reasonable, in their sole judgment.

(l) Ownership and Voting Powers. To exercise all of the rights, powers, options and privileges pertaining to the ownership of any Mortgages, Securities, Real Estate, Loans and other Permitted Investments and other Company Property to the same extent that an individual owner might, including without limitation to vote or give any consent, request or notice or waive any notice, either in person or by proxy or power of attorney, which proxies and powers of attorney may be for any general or special meetings or action, and may include the exercise of discretionary powers.

(m) Officers, Etc.; Delegation of Powers. To elect, appoint or employ such officers for the Company and such committees of the Board of Directors with such powers and duties as the Directors may determine, the Company’s Bylaws provide or the MGCL requires; to engage, employ or contract with and pay compensation to any Person (including subject to Section 7.4 hereof, any Director and Person who is an Affiliate of any Director) as agent, representative, member of an advisory board, employee or independent contractor (including advisors, consultants, transfer agents, registrars, underwriters, accountants, attorneys-at-law, real estate agents, property and other managers, appraisers, brokers, architects, engineers, construction managers, general contractors or otherwise) in one or more capacities, to perform such services on such terms as the Directors may determine; to delegate to one or more Directors, officers or other Persons engaged or employed as aforesaid or to committees of Directors, the performance of acts or other things (including granting of consents), the making of decisions and the execution of such deeds, contracts, leases or other instruments, either in the names of the Company, the Directors or as their attorneys or otherwise, as the Directors may determine and as may be permitted by Maryland law; and to establish such committees as they deem appropriate.

C-1-6

(n) Associations. To cause the Company to enter into joint ventures, general or limited partnerships, participation or agency arrangements or any other lawful combinations, relationships or associations of any kind.

(o) Reorganizations, Etc. Subject to Sections 8.2 hereof, to cause to be organized or assist in organizing any Person under the laws of any jurisdiction to acquire all or any part of the Company Property, carry on any business in which the Company shall have an interest or otherwise exercise the powers the Directors deem necessary, useful or desirable to carry on the business of the Company or to carry out the provisions of the Charter, to merge or consolidate the Company with any Person; to sell, rent, lease, hire, convey, negotiate, assign, exchange or transfer all or any part of the Company Property to or with any Person in exchange for Securities of such Person or otherwise; and to lend money to, subscribe for and purchase the Securities of, and enter into any contracts with, any Person in which the Company holds, or is about to acquire, Securities or any other interests.

(p) Insurance. To purchase and pay for out of Company Property insurance policies insuring the Stockholders, Company and the Company Property against any and all risks, and insuring the Directors of the Company individually (each an “Insured”) against all claims and liabilities of every nature arising by reason of holding or having held any such status, office or position or by reason of any action alleged to have been taken or omitted by the Insured in such capacity, whether or not the Company would have the power to indemnify against such claim or liability. Nothing contained herein shall preclude the Company from purchasing and paying for such types of insurance, including extended coverage liability and casualty and workers’ compensation, as would be customary for any Person owning comparable assets and engaged in a similar business, or from naming the Insured as an additional insured party thereunder, provided that such addition does not add to the premiums payable by the Company.

(q) Distributions. To declare and pay dividends or other Distributions to Stockholders, subject to the provisions of Section 5.2 hereof.

(r) Discontinue Operations; Bankruptcy. To discontinue the operations of the Company (subject to Article IX hereof); to petition or apply for relief under any provision of federal or state bankruptcy, insolvency or reorganization laws or similar laws for the relief of debtors; to permit any Company Property to be foreclosed upon without raising any legal or equitable defenses that may be available to the Company or the Directors or otherwise defending or responding to such foreclosure; or to take such other action with respect to indebtedness or other obligations of the Directors, the Company Property or the Company as the Directors, in such capacity, and in their discretion may determine.

(s) Fiscal Year. Subject to the Code, to adopt, and from time to time change, a fiscal year for the Company.

(t) Seal. To adopt and use a seal, but the use of a seal shall not be required for the execution of instruments or obligations of the Company.

(u) Bylaws. To adopt, implement and from time to time alter, amend or repeal the Bylaws of the Company relating to the business and organization of the Company, provided that such amendments are not inconsistent with the provisions of the Charter.

(v) Listing of Securities. To cause the listing of any of the Company’s Securities on a national securities exchange or for quotation on any automated inter-dealer quotation system.

(w) Further Powers. To do all other acts and things and execute and deliver all instruments incident to the foregoing powers, and to exercise all powers which they deem necessary, useful or desirable to carry on the business of the Company or to carry out the provisions of the Charter, even if such powers are not specifically provided hereby.

      SECTION 3.3.     Determination of Best Interest of Company. In determining what is in the best interest of the Company in connection with a potential acquisition of control, a Director may consider (i) the effect thereof on the Stockholders of the Company, the Company’s employees, suppliers, creditors and customers, and the communities in which the offices or Company Properties are located, and (ii) the long-term as well as

C-1-7

short-term interests of the Company, including the possibility that these interests may be best served by the continued independence of the Company. The Board of Directors shall have the exclusive power to adopt, alter or repeal any provision of the bylaws and to make new bylaws.

      SECTION 3.4.     Extraordinary Actions. Except as specifically provided in Article II, Section 2.4 hereof, notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

ARTICLE IV

OPERATING RESTRICTIONS

      In addition to other operating restrictions imposed by the Directors from time to time, the Company will not operate so as to be classified as an “investment company” under the Investment Company Act of 1940, as amended.

ARTICLE V

SHARES

      SECTION 5.1.     Authorized Shares. The total number of shares of capital stock which the Company is authorized to issue is one billion two hundred twenty five million (1,225,000,000) shares, consisting of one billion (1,000,000,000) Common Shares, $0.01 par value per share (as described in Section 5.2(b) hereof), twenty five million (25,000,000) Preferred Shares, $0.01 par value per share (as described in Section 5.3 hereof) and two hundred million (200,000,000) Excess Shares, $0.01 par value per share (as described in Section 5.7 hereof). Of the 200,000,000 Excess Shares,                     are issuable in exchange for Common Shares and                     are issuable in exchange for Preferred Shares. All such shares shall be fully paid and nonassessable when issued. Shares of capital stock of the Company may be issued for such consideration as the Directors determine, or if issued as a result of a stock dividend or stock split, without any consideration.

      SECTION 5.2.     Common Shares.

      (a) Common Shares Subject to Terms of Preferred Shares. The Common Shares shall be subject to the express terms of any series of Preferred Shares.

      (b) Description. Common Shares shall have a par value of $0.01 per share and shall entitle the holders to one (1) vote per share on all matters upon which Stockholders are entitled to vote pursuant to Section 6.2 hereof, and shares of a particular class of issued Common Shares shall have equal dividend, distribution, liquidation and other rights, and shall have no preference, cumulative, conversion or exchange rights over other shares of that same particular class. The Directors are hereby expressly authorized, from time to time, to classify or reclassify and issue any unissued Common Shares by setting or changing the number, designation, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of any such Common Shares and, in such event, the Company shall file for record with the State Department of Assessments and Taxation of the State of Maryland articles supplementary in substance and form as prescribed by the MGCL.

      (c) Distribution Rights. The holders of Common Shares shall be entitled to receive such Distributions as may be declared by the Board of Directors of the Company out of funds legally available therefor.

      (d) Dividend or Distribution Rights. The Directors from time to time may authorize the payment to Stockholders of such dividends or Distributions in cash or other property as the Directors in their discretion shall determine. The Directors shall endeavor to authorize the payment of such dividends and Distributions as shall be necessary for the Company to qualify as a REIT under the REIT Provisions of the Code; provided, however, Stockholders shall have no right to any dividend or Distribution unless and until authorized by the Directors. The exercise of the powers and rights of the Directors pursuant to this section shall be subject to the

C-1-8

provisions of any class or series of Equity Shares at the time outstanding. The receipt by any Person in whose name any Equity Shares are registered on the records of the Company or by his duly authorized agent shall be a sufficient discharge for all dividends or Distributions payable or deliverable in respect of such Equity Shares and from all liability to see to the application thereof.

      (e) Rights upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up, or any distribution of the assets of the Company, the aggregate assets available for distribution to holders of the Common Shares (including holders of Excess Shares resulting from the conversion of Common Shares pursuant to Section 5.7(a) hereof) shall be determined in accordance with applicable law. Subject to Section 5.7(f) hereof, each holder of Common Shares shall be entitled to receive, ratably with (i) each other holder of Common Shares and (ii) each holder of Excess Shares resulting from the conversion of Common Shares, that portion of such aggregate assets available for distribution to the Common Shares as the number of the outstanding Common Shares held by such holder bears to the total number of outstanding Common Shares and Excess Shares resulting from the conversion of Common Shares then outstanding.

      (f) Voting Rights. Except as may be provided in the Charter, and subject to the express terms of any series of Preferred Shares, the holders of the Common Shares shall have the exclusive right to vote on all matters at all meetings of the Stockholders of the Company, and shall be entitled to one (1) vote for each Common Share entitled to vote at such meeting.

      SECTION 5.3.     Preferred Shares. The Directors are hereby expressly authorized, from time to time, to authorize and issue one or more series of Preferred Shares. Prior to the issuance of each such series, the Board of Directors, by resolution, shall fix the number of shares to be included in each series, and the terms, rights, restrictions and qualifications of the shares of each series. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(a) The designation of the series, which may be by distinguishing number, letter or title.

(b) The dividend rate on the shares of the series, if any, whether any dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of the series.

(c) The redemption rights, including conditions and the price or prices, if any, for shares of the series.

(d) The terms and amounts of any sinking fund for the purchase or redemption of shares of the series.

(e) The rights of the shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, and the relative rights of priority, if any, of payment of shares of the series.

(f) Whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of the Company or any other corporation or other entity, and, if so, the specification of such other class or series of such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates on which such shares shall be convertible and all other terms and conditions upon which such conversion may be made.

(g) Restrictions on the issuance of shares of the same series or of any other class or series.

(h) The voting rights of the holders of shares of the series.

(i) Any other relative rights, preferences and limitations on that series.

      Subject to the express provisions of any other series of Preferred Shares then outstanding, and notwithstanding any other provision of the Charter, the Board of Directors may increase or decrease (but not below the number of shares of such series then outstanding) the number of Preferred Shares, or alter the designation or classify or reclassify any unissued shares of a particular series of Preferred Shares, by fixing or

C-1-9

altering, in one or more respects, from time to time before issuing the shares, the terms, rights, restrictions and qualifications of the shares of any such series of Preferred Shares.

      The Directors are hereby expressly authorized, from time to time, to classify or reclassify and issue any unissued Preferred Shares by setting or changing the number, designation, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of any such Preferred Shares and, in such event, the Company shall file for record with the State Department of Assessments and Taxation of the State of Maryland amended articles in substance and form as prescribed by Section 2-208 of the MGCL.

      Any of the terms of any class or series of stock set or changed pursuant to Sections 5.3 or 5.4 hereof may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary or other Charter document.

      SECTION 5.4.     No Preemptive Rights. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 5.2(b) or as may otherwise be provided by contract, holders of Equity Shares shall not have any preemptive or other right to purchase or subscribe for any class of Securities of the Company which the Company may at any time issue or sell.

      SECTION 5.5.     No Issuance of Share Certificates. The Company shall not issue share certificates except to Stockholders who make a written request to the Company. A Stockholder’s investment shall be recorded on the books of the Company. To transfer his or her Equity Shares a Stockholder shall submit an executed form to the Company, which form shall be provided by the Company upon request. Such transfer will also be recorded on the books of the Company. Upon issuance or transfer of shares, the Company will provide the Stockholder with information concerning his or her rights with regard to such stock, in a form substantially similar to Section 5.6(h), and required by the Bylaws and the MGCL or other applicable law.

      SECTION 5.6.     Restrictions on Ownership and Transfer.

      (a) Definitions. For purposes of Sections 5.6 and 5.7 and any other provision of the Charter, the following terms shall have the meanings set forth below:

      “Acquire” means the acquisition of Beneficial or Constructive Ownership of Equity Shares by any means, including, without limitation, the exercise of any rights under any option, warrant, convertible security, pledge or other security interest or similar right to acquire Equity Shares, but shall not include the acquisition of any such rights unless, as a result, the acquiror would be considered a Beneficial Owner or a Constructive Owner. The terms “Acquires” and “Acquisition” shall have correlative meanings.

      “Beneficial Ownership,” when used with respect to ownership of Equity Shares by any Person, shall mean ownership of Equity Shares which are (i) directly owned by such Person, (ii) indirectly owned by such Person for purposes of Section 542(a)(2) of the Code, taking into account the constructive ownership rules of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code or (iii) beneficially owned by such Person pursuant to Rule 13d-3 under the Exchange Act. Whenever a Person Beneficially Owns Equity Shares that are not actually outstanding (e.g., shares issuable upon the exercise of an option or convertible security) (“Option Shares”), then, whenever the Charter require a determination of the percentage of outstanding shares of a class of Equity Shares Beneficially Owned by that Person, the Option Shares Beneficially Owned by that Person shall also be deemed to be outstanding. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have correlative meanings.

      “Beneficiary” shall mean, with respect to any Excess Shares Trust, one or more organizations described in each of Section 170(b)(1)(A) (other than clauses (vii) and (viii) thereof) and Section 170(c)(2) of the Code that are named by the Company as the beneficiary or beneficiaries of such Excess Shares Trust, in accordance with the provisions of Section 5.7(d).

      “Business Day” shall mean any weekday that is not an official holiday in the State of California.

C-1-10

      “Charter Effective Date” shall mean the date upon which the Charter is accepted for record by the State Department of Assessments and Taxation of the State of Maryland.

      “Constructive Ownership” shall mean ownership of Equity Shares by a Person who is or would be treated as a direct or indirect owner of such Equity Shares through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Own,” “Constructively Owns” and “Constructively Owned” shall have correlative meanings.

      “Excepted Holder” shall mean a Stockholder of the Company for whom an Excepted Holder Limit is created by the Board of Directors of the Company pursuant to Section 5.6(d)(ii) hereof.

      “Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Directors of the Company pursuant to Section 5.6(d)(ii), the ownership limit with respect to the Equity Shares of the Company established by the Board of Directors of the Company pursuant to Section 5.6(d)(ii) for or in respect of such holder.

      “Excess Shares Trust” shall mean any separate trust created and administered in accordance with the terms of Section 5.7 for the exclusive benefit of any Beneficiary.

      “Individual” shall mean (i) an “individual” within the meaning of Section 542(a)(2) of the Code, as modified by Section 544 of the Code and/or (ii) any beneficiary of a “qualified trust” (as defined in Section 856(h)(3)(E) of the Code) which qualified trust is eligible for look-through treatment under Section 856(h)(3)(A) of the Code for purposes of determining whether a REIT is closely held under Section 856(a)(6) of the Code.

      “Market Price” means, the average of the Closing Prices for the ten (10) consecutive Trading Days immediately preceding the day as of which Market Price is to be determined (or those days during such ten (10)-day period for which Closing Prices are available). The “Closing Price” on any date shall mean (i) where there exists a public market for the Company’s Equity Shares, the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if the Equity Shares are not listed or admitted to trading on the NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Equity Shares are listed or admitted to trading or, if the Equity Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the Nasdaq Stock Market, Inc. or, if such system is no longer in use, the principal other automated quotation system that may then be in use or (ii) if no public market for the Equity Shares exists, the Closing Price will be determined by a single, independent appraiser selected by the Board of Directors of the Company, which appraiser shall appraise the Market Price for such Equity Shares within such guidelines as shall be determined by the Board of Directors of the Company.

      “Non-Transfer Event” shall mean an event other than a purported Transfer that would cause any Person to Beneficially Own or Constructively Own a greater number of Equity Shares than such Person Beneficially Owned or Constructively Owned immediately prior to such event. Non-Transfer Events include, but are not limited to, (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of shares (or of Beneficial Ownership of shares) of Equity Shares or (ii) the sale, transfer, assignment or other disposition of interests in any Person or of any securities or rights convertible into or exchangeable for Equity Shares or for interests in any Person that directly or indirectly results in changes in Beneficial Ownership or Constructive Ownership of Equity Shares.

      “Ownership Limit” shall mean, with respect to each class or series of Equity Shares, 9.8% (by value) of the outstanding shares of such Equity Shares.

      “Permitted Transferee” shall mean any Person designated as a Permitted Transferee in accordance with the provisions of Section 5.7(h).

C-1-11

      “Prohibited Owner” shall mean, with respect to any purported Transfer or Non-Transfer Event, any Person who is prevented from becoming or remaining the owner of record title to Equity Shares by the provisions of Section 5.7(a).

      “Restriction Termination Date” shall mean the first day on which the Board of Directors of the Company determines that it is no longer in the best interests of the Company to attempt to, or continue to, qualify under the Code as a REIT.

      “Subsidiary” shall mean any direct or indirect subsidiary, whether a corporation, partnership, limited liability company or other entity, of the Company.

      “Trading Day” shall mean a day on which the principal national securities exchange on which any of the Equity Shares are listed or admitted to trading is open for the transaction of business or, if none of the Equity Shares are listed or admitted to trading on any national securities exchange, any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

      “Transfer” (as a noun) shall mean any sale, transfer, gift, assignment, devise or other disposition of shares (or of Beneficial Ownership of shares) of Equity Shares (including but not limited to the initial issuance of Common Shares by the Company), whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise. “Transfer” (as a verb) shall have the correlative meaning.

      “Trustee” shall mean any Person or entity, unaffiliated with both the Company and any Prohibited Owner (and, if different than the Prohibited Owner, the Person who would have had Beneficial Ownership of the Equity Shares that would have been owned of record by the Prohibited Owner), designated by the Company to act as trustee of any Excess Shares Trust, or any successor trustee thereof.

      (b) Restriction on Ownership and Transfer.

      (i) Subject to Section 5.6(e), except as provided in Section 5.6(d)(i), from and after the Charter Effective Date and until the Restriction Termination Date, any Transfer of Equity Shares that, if effective, would cause the Company to Constructively Own a 10% or greater ownership interest in a tenant of the Company or in a tenant of any direct or indirect Subsidiary of the Company within the meaning of Section 856(d)(2)(B) of the Code (other than a tenant that is a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code) of the Company that satisfies one or more of the exceptions set forth in Section 856(d)(8) of the Code), shall be void ab initio as to the Transfer of that number of Equity Shares that would cause the Company to Constructively Own a 10% or greater ownership interest in a tenant of the Company or in a tenant of any direct or indirect Subsidiary within the meaning of Section 856(d)(2)(B) of the Code (other than a tenant that is a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code) of the Company that satisfies one or more of the exceptions set forth in Section 856(d)(8) of the Code), and the intended transferee shall acquire no rights in such Equity Shares.

      (ii) (A) Except as provided in Section 5.6(d)(ii), from and after the Charter Effective Date and until the Restriction Termination Date, no Person (other than an Excepted Holder) shall Beneficially Own shares of any class or series of Equity Shares in excess of the Ownership Limit and no Excepted Holder shall Beneficially Own shares of any class or series of Equity Shares in excess of the Excepted Holder Limit for such Excepted Holder.

      (B) Subject to Section 5.6(e), except as provided in Section 5.6(d)(ii), from and after the Charter Effective Date and until the Restriction Termination Date, any purported Transfer that, if effective, would result in any Person (other than an Excepted Holder) Beneficially Owning shares of any class or series of Equity Shares in excess of the Ownership Limit shall be void ab initio as to the Transfer of that number of Equity Shares which would be otherwise Beneficially Owned by such Person in excess of the Ownership Limit, and the intended transferee shall acquire no rights in such Equity Shares.

      (C) Subject to Section 5.6(e), except as provided in Section 5.6(d)(ii), from and after the Charter Effective Date and until the Restriction Termination Date, any purported Transfer that, if effective, would

C-1-12

result in any Excepted Holder Beneficially Owning shares of any class or series of Equity Shares in excess of the applicable Excepted Holder Limit shall be void ab initio as to the Transfer of that number of Equity Shares which would be otherwise Beneficially Owned by such Excepted Holder in excess of the applicable Excepted Holder Limit established for such Excepted Holder by the Board of Directors of the Company pursuant to Section 5.6(d)(ii), and the intended transferee shall acquire no rights in such Equity Shares.

      (D) Notwithstanding anything to the contrary set forth herein, the provisions of this Section 5.6(b)(ii) shall be applied only insofar as may be necessary to accomplish the intents and purposes of the foregoing.

      (iii) Subject to Section 5.6(e), from and after the Charter Effective Date and until the Restriction Termination Date, any purported Transfer of Equity Shares that, if effective, would result in the Company being “closely held” within the meaning of Section 856(h) of the Code, or otherwise result in the failure of the Company to qualify as a REIT, shall be void ab initio as to the Transfer of that number of Equity Shares that would cause the Company to be “closely held” within the meaning of Section 856(h) of the Code, or otherwise result in the failure of the Company to qualify as a REIT, and the intended transferee shall acquire no rights in such Equity Shares.

      (iv) Subject to Section 5.6(e), from and after the Charter Effective Date and until the Restriction Termination Date, any purported Transfer that, if effective, would result in Equity Shares being beneficially owned by fewer than 100 persons for purposes of Section 856(a)(5) of the Code shall be void ab initio and the intended transferee shall acquire no rights in such Equity Shares.

      (v) Subject to Section 5.6(e), except as provided in Section 5.6(d)(i), from and after the Charter Effective Date and until the Restriction Termination Date, any purported Transfer that, if effective, would (A) cause any Person (other than a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code) of the Company) who renders or furnishes services to one or more tenants of the Company or a Subsidiary which are not “related” to the Company within the meaning of Section 856(d)(2)(B)(i) of the Code (determined without regard to the provisions of Section 856(d)(8) of the Code), to be other than an “independent contractor” for purposes of Section 856(d)(3) of the Code, or (B) cause any Person who renders or furnishes services to a “taxable REIT subsidiary” of the Company which leases directly or indirectly from the Company a “qualified lodging facility” (within the meaning of Section 856(d)(8)(B) of the Code) to be other than an “eligible independent contractor” within the meaning of Section 856(d)(9) of the Code, shall be void ab initio as to the Transfer of that number of Equity Shares that would cause such Person to be other than an “independent contractor” for purposes of Section 856(d)(3) of the Code or an “eligible independent contractor” within the meaning of Section 856(d)(9) of the Code, as applicable, and the intended transferee shall acquire no rights in such Equity Shares.

      (c) Owners Required to Provide Information.

      Until the Restriction Termination Date:

(i) Every record owner of more than 5%, or such lower percentages as is then required pursuant to regulations under the Code, of the outstanding shares of any class or series of Equity Shares of the Company shall, no later than January 30 of each year, provide to the Company a written statement or affidavit stating the name and address of such record owner, the number of Equity Shares owned by such record owner, and a description of how such shares are held. Each such record owner shall provide to the Company such additional information as the Company may request in order to determine the effect, if any, of such ownership on the Company’s status as a REIT and to ensure compliance with the Ownership Limit.

(ii) Each Person who is a Beneficial Owner of Equity Shares and each Person (including the stockholder of record) who is holding Equity Shares for a Beneficial Owner shall, within thirty (30) days of receiving written request from the Company therefor, provide to the Company a written statement or affidavit stating the name and address of such Beneficial Owner, the number of Equity Shares Beneficially Owned by such Beneficial Owner, a description of how such shares are held, and such other information as the Company may request in order to determine the Company’s status as a REIT and to ensure compliance with the Ownership Limit.

C-1-13

      (d) Exceptions.

      (i) The Board of Directors of the Company, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence or undertakings acceptable to the Board of Directors of the Company, may, in its sole discretion, waive the application of Section 5.6(b)(i) or Section 5.6(b)(v) to a Person subject, as the case may be, to any such limitations on Transfer, provided that (A) the Board of Directors of the Company obtains such representations and undertakings from such Person as are reasonably necessary (as determined by the Board of Directors of the Company), if any, to ascertain that such Person’s Beneficial Ownership or Constructive Ownership of Equity Shares will not now or in the future result in the Company failing to satisfy the gross income limitations provided for in Sections 856(c)(2) and (3) of the Code and (B) insofar as required by the Board of Directors of the Company, such Person agrees in writing that any violation or attempted violation of (1) such other limitation as the Board of Directors of the Company may establish at the time of such waiver with respect to such Person or (2) such other restrictions and conditions as the Board of Directors of the Company may in its sole discretion impose at the time of such waiver with respect to such Person, will result, as of the time of such violation even if discovered after such violation, in the conversion of such shares in excess of the original limit applicable to such Person into Excess Shares pursuant to Section 5.7(a).

      (ii) The Board of Directors of the Company, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence or undertakings acceptable to the Board of Directors of the Company, may, in its sole discretion, waive the application of the Ownership Limit to a Person otherwise subject to any such limit, provided that (A) the Board of Directors of the Company obtains such representations and undertakings from such Person as are reasonably necessary (as determined by the Board of Directors of the Company), if any, to ascertain that such Person’s Beneficial Ownership or Constructive Ownership of Equity Shares will not now or in the future (1) result in the Company being “closely held” within the meaning of Section 856(h) of the Code, (2) cause the Company to Constructively Own a 10% or greater ownership interest in a tenant of the Company or a Subsidiary within the meaning of Section 856(d)(2)(B) of the Code (other than a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code) of the Company that satisfies one or more of the exceptions set forth in Section 856(d)(8) of the Code) and to fail either the 75% gross income test of Section 856(c)(3) of the Code or the 95% gross income test of Section 856(c)(2) of the Code, (3) result in the Equity Shares of the Company being beneficially owned by fewer than 100 persons within the meaning of Section 856(a)(5) of the Code, or (4) cause the Company to receive “impermissible tenant service income” within the meaning of Section 856(d)(7) of the Code, and (B) such Person provides to the Board of Directors of the Company such representations and undertakings, if any, as the Board of Directors of the Company, may in its sole and absolute discretion, require (including, without limitation, an agreement as to a reduced Ownership Limit or Excepted Holder Limit for such Person with respect to the Beneficial Ownership of one or more other classes of Equity Shares not subject to the exception), and, insofar as required by the Board of Directors of the Company, such Person agrees in writing that any violation or attempted violation of (x) such other limitation as the Board of Directors of the Company may establish at the time of such waiver with respect to such Person or (y) such other restrictions and conditions as the Board of Directors of the Company may in its sole discretion impose at the time of such waiver with respect to such Person, will result, as of the time of such violation even if discovered after such violation, in the conversion of such shares in excess of the original limit applicable to such Person into Excess Shares pursuant to Section 5.7(a).

      (iii) The Board of Directors of the Company may only reduce the Excepted Holder Limit for an Excepted Holder (A) with the written consent of such Excepted Holder at any time or (B) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Ownership Limit. Notwithstanding the foregoing, nothing in this Section 5.6(d)(iii) is intended to limit or modify the restrictions on ownership contained in Section 5.6(b)(ii) and the authority of the Board of Directors of the Company under Section 5.6(d)(i).

C-1-14

      (e) Public Market. Notwithstanding any provision to the contrary, nothing in the Charter shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange or any other national securities exchange or any automated quotation system. In no event, however, shall the existence or application of the preceding sentence have the effect of deterring or preventing the conversion of Equity Shares into Excess Shares as contemplated herein.

      (f) Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 5.6, including any definition contained in Section 5.6(a) above, the Board of Directors of the Company shall have the power and authority, in its sole discretion, to determine the application of the provisions of this Section 5.6 with respect to any situation based on the facts known to it.

      (g) Remedies Not Limited. Except as set forth in Section 5.6(e) above, nothing contained in this Section 5.6 or Section 5.7 shall limit the authority of the Company to take such other action as it deems necessary or advisable to protect the Company and the interests of its stockholders by preservation of the Company’s status as a REIT and to ensure compliance with the Ownership Limit or the Excepted Holder Limit.

      (h) Legend; Notice to Stockholders Upon Issuance or Transfer. Each certificate for Equity Shares shall bear substantially the following legend, or upon issuance or transfer of uncertificated Equity Shares, the Company shall provide the recipient with a notice containing information about the shares purchased or otherwise transferred, in lieu of issuance of a share certificate, in a form substantially similar to the following:

“[The securities represented by this certificate] [The securities issued or transferred] are subject to restrictions on transfer and ownership for the purpose of maintenance of the Company’s status as a real estate investment trust (a “REIT”) under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”). Except as otherwise provided pursuant to the Charter of the Company, no Person may (i) Beneficially or Constructively Own Common Shares of the Company in excess of 9.8% in number or value, whichever is more restrictive, (or such greater percent as may be determined by the Board of Directors of the Company) of the outstanding Common Shares; (ii) Beneficially or Constructively Own shares of any series of Preferred Shares of the Company in excess of 9.8% in number or value, whichever is more restrictive, (or such greater percent as may be determined by the Board of Directors of the Company) of the outstanding shares of such series of Preferred Shares; or (iii) Beneficially or Constructively Own Common Shares or Preferred Shares (of any class or series) which would result in the Company being “closely held” under Section 856(h) of the Code or which otherwise would cause the Company to fail to qualify as a REIT. Any Person who has Beneficial or Constructive Ownership, or who Acquires or attempts to Acquire Beneficial or Constructive Ownership, of Common Shares and/or Preferred Shares in excess of the above limitations must immediately notify the Company in writing or, in the event of a proposed or attempted Transfer or Acquisition or purported change in Beneficial or Constructive Ownership, must give written notice to the Company at least 15 days prior to the proposed or attempted Transfer, transaction or other event. Any purported Transfer of Common Shares and/or Preferred Shares which results in violation of the ownership or transfer limitations set forth in the Company’s Charter shall be void ab initio and the intended transferee shall not have or acquire any rights in such Common Shares and/or Preferred Shares. If the transfer and ownership limitations referred to herein are violated and notwithstanding such violation, shares of any class of Equity Shares would be Owned by a person in violation of such ownership or transfer limitations, the Common Shares or Preferred Shares represented hereby will be automatically converted into Excess Shares to the extent of violation of such limitations, and such Excess Shares will be automatically transferred to an Excess Shares Trust, all as provided by the Charter of the Company. All defined terms used in this legend have the meanings identified in the Company’s Charter, as the same may be amended from time to time, a copy of which, including the restrictions on transfer, will be sent without charge to each Stockholder who so requests.”

C-1-15

      SECTION 5.7     Excess Shares.

      (a) Conversion into Excess Shares.

      (i) If, notwithstanding the other provisions contained in the Charter, from and after the Charter Effective Date and prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event such that any Person (other than an Excepted Holder) would Beneficially Own shares of any class or series of Equity Shares in excess of the Ownership Limit, or such that any Person that is an Excepted Holder would Beneficially Own shares of any class or series of Equity Shares in excess of the applicable Excepted Holder Limit, then, except as otherwise provided in Section 5.6(d), (A) the purported transferee shall be deemed to be a Prohibited Owner and shall acquire no right or interest (or, in the case of a Non-Transfer Event, the Person holding record title to the Equity Shares Beneficially Owned by such Beneficial Owner shall cease to own any right or interest) in such number of Equity Shares the ownership of which by a Beneficial Owner would cause (1) a Person to Beneficially Own shares of any class or series of Equity Shares in excess of the Ownership Limit or (2) an Excepted Holder to Beneficially Own shares of any class or series of Equity Shares in excess of the applicable Excepted Holder Limit, as the case may be, (B) such number of Equity Shares in excess of the Ownership Limit or the applicable Excepted Holder Limit, as the case may be (rounded up to the nearest whole share), shall be automatically converted into an equal number of Excess Shares and transferred to an Excess Shares Trust in accordance with Section 5.7(d) and (C) the Prohibited Owner shall submit the certificates, if any, representing such number of Equity Shares to the Company, accompanied by all requisite and duly executed assignments of transfer thereof, for registration in the name of the Trustee of the Excess Shares Trust. If the Equity Shares that are converted into Excess Shares are not shares of Common Shares, then the Excess Shares into which they are converted shall be deemed to be a separate series of Excess Shares with a designation and title corresponding to the designation and title of the shares that have been converted into the Excess Shares, followed by the words “Excess Shares” in the designation thereof. Such conversion into Excess Shares and transfer to an Excess Shares Trust shall be effective as of the close of trading on the Business Day prior to the date of the purported Transfer or Non-Transfer Event, as the case may be, even though the certificates, if any, representing the Equity Shares so converted may be submitted to the Company at a later date.

      (ii) If, notwithstanding the other provisions contained in the Charter, (A) from and after the Charter Effective Date and prior to the Restriction Termination Date there is a purported Transfer or Non-Transfer Event that, if effective, would result in the Company being “closely held” within the meaning of Section 856(h) of the Code, or otherwise result in the failure of the Company to qualify as a REIT, (B) from and after the Charter Effective Date and prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event that, if effective, would cause the Company to Constructively Own a 10% or greater ownership interest in a tenant of the Company or is a tenant of a Subsidiary for purposes of Section 856(d)(2)(B) of the Code (other than a tenant that is a “taxable REIT Subsidiary” (within the meaning of Section 856(l) of the Code) of the Company that satisfies one or more of the exceptions set forth in Section 856(d)(8) of the Code), (C) from and after the Charter Effective Date and prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event, that, if effective, would result in the Equity Shares being beneficially owned by fewer than 100 persons for purposes of Section 856(a)(5) of the Code, or (D) from and after the Charter Effective Date and prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event that, if effective, would (1) cause any Person (other than a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code) of the Company) who renders or furnishes services to one or more tenants of the Company or tenants of a Subsidiary which are not “related” to the Company within the meaning of Section 856(d)(2)(B)(i) of the Code (determined without regard to the provisions of Section 856(d)(8) of the Code), to be other than an “independent contractor” for purposes of Section 856(d)(3) of the Code, or (2) cause any Person who renders or furnishes services to a “taxable REIT subsidiary” of the Company which leases, directly or indirectly from the Company, a “qualified lodging facility” within the meaning of Section 856(d)(8)(B) of the Code, to be other than an “eligible independent contractor” within the meaning of Section 856(d)(9) of the Code, then, except to the extent a waiver was obtained with respect to such restriction pursuant to Section 5.6(d), (X) the purported transferee shall be deemed to be a Prohibited Owner and shall acquire no right or interest (or, in the case of a Non-Transfer

C-1-16

Event, the Person holding record title of the Equity Shares with respect to which such Non-Transfer Event occurred shall cease to own any right or interest) in such number of Equity Shares, the ownership of which by such purported transferee or record holder would (AA) result in the Company being “closely held” within the meaning of Section 856(h) of the Code, or otherwise result in the failure of the Company to qualify as a REIT, (BB) cause the Company to Constructively Own a 10% or greater ownership interest in a tenant of the Company or is a tenant of a Subsidiary for purposes of Section 856(d)(2)(B) of the Code (other than a “taxable REIT Subsidiary” (within the meaning of Section 856(l) of the Code) of the Company that satisfies one or more of the exceptions set forth in Section 856(d)(8) of the Code), (CC) result in the Equity Shares being beneficially owned by fewer than 100 persons for purposes of Section 856(a)(5) of the Code, or (DD)(1) cause any Person (other than a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code) of the Company) who renders or furnishes services to one or more tenants of the Company or tenants of a Subsidiary which are not “related” to the Company within the meaning of Section 856(d)(2)(B)(i) of the Code (determined without regard to the provisions of Section 856(d)(8) of the Code), to be other than an “independent contractor” for purposes of Section 856(d)(3) of the Code, or (2) cause any Person who renders or furnishes services to a “taxable REIT subsidiary” of the Company which leases from the Company, directly or indirectly, a “qualified lodging facility” within the meaning of Section 856(d)(8)(B) of the Code, to be other than an “eligible independent contractor” within the meaning of Section 856(d)(9) of the Code, (Y) such number of Equity Shares (rounded up to the nearest whole share) shall be automatically converted into an equal number of Excess Shares and transferred to an Excess Shares Trust in accordance with Section 5.7(d) and (Z) the Prohibited Owner shall submit certificates, if any, representing such number of Equity Shares to the Company, accompanied by all requisite and duly executed assignments of transfer thereof, for registration in the name of the Trustee of the Excess Shares Trust. If the Equity Shares that are converted into Excess Shares are not Common Shares, then the Excess Shares into which they are converted shall be deemed to be a separate series of Excess Shares with a designation and title corresponding to the designation and title of the shares that have been converted into the Excess Shares, followed by the words “Excess Shares” in the designation thereof. Such conversion into Excess Shares and transfer to an Excess Shares Trust shall be effective as of the close business on the Business Day prior to the date of the purported Transfer or Non-Transfer Event, as the case may be, even though the certificates, if any, representing the Equity Shares so converted may be submitted to the Company at a later date.

      (iii) Upon the occurrence of a conversion of Equity Shares into an equal number of Excess Shares, without any action required by any Person, including the Board of Directors of the Company, such Equity Shares shall be restored to the status of authorized but unissued shares of the particular class or series of Equity Shares that was converted into Excess Shares and may be reissued by the Company as that particular class or series of Equity Shares.

      (b) Remedies for Breach. If the Company, or its designees, shall at any time determine in good faith that a Transfer has taken place in violation of Section 5.6(b) or that a Person intends to Acquire or has attempted to Acquire Beneficial Ownership or Constructive Ownership of any Equity Shares in violation of Section 5.6(b), the Company shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or Acquisition, including, but not limited to, refusing to give effect to such Transfer on the stock transfer books of the Company or instituting proceedings to enjoin such Transfer or Acquisition, but the failure to take any such action shall not affect the automatic conversion of Equity Shares into Excess Shares and their transfer to an Excess Shares Trust in accordance with Section 5.7(a) and Section 5.7(d).

      (c) Notice of Restricted Transfer. Any Person who Acquires or attempts to Acquire Equity Shares in violation of Section 5.6(b), or any Person who owned Equity Shares that were converted into Excess Shares and transferred to an Excess Shares Trust pursuant to Sections 5.7(a) and 5.7(d), shall immediately give written notice to the Company, or, in the event of a proposed or attempted Transfer, Acquisition or purported change in Beneficial Ownership or Constructive Ownership, shall give at least fifteen (15) days prior written notice to the Company, of such event and shall provide to the Company such other information as the Company, in its sole discretion, may request in order to determine the effect, if any, of such Transfer, Acquisition, or Non-Transfer Event, as the case may be, on the Company’s status as a REIT.

C-1-17

      (d) Ownership in Excess Shares Trust. Upon any purported Transfer, Acquisition, or Non-Transfer Event that results in Excess Shares pursuant to Section 5.7(a), such Excess Shares shall be automatically and by operation of law transferred to one or more Trustees as trustee of one or more Excess Shares Trusts to be held for the exclusive benefit of one or more Beneficiaries. Any conversion of Equity Shares into Excess Shares and transfer to an Excess Shares Trust shall be effective as of the close of business on the Business Day prior to the date of the purported Transfer, Acquisition or Non-Transfer Event that results in the conversion. Excess Shares so held in trust shall remain issued and outstanding shares of capital stock of the Company.

      (e) Dividend Rights. Each Excess Share shall be entitled to the same dividends and distributions (as to both timing and amount) as may be authorized by the Board of Directors of the Company with respect to shares of the same class and series as the Equity Shares that were converted into such Excess Shares. The Trustee, as record holder of the Excess Shares, shall be entitled to receive all dividends and distributions and shall hold all such dividends and distributions in trust for the benefit of the Beneficiary. The Prohibited Owner with respect to such Excess Shares shall repay to the Excess Shares Trust the amount of any dividends or distributions received by it (i) that are attributable to any Equity Shares that have been converted into Excess Shares and (ii) which were distributed by the Company to stockholders of record on a record date which was on or after the date that such shares were converted into Excess Shares. The Company shall have the right to take all measures that it determines reasonably necessary to recover the amount of any such dividend or distribution paid to a Prohibited Owner, including, if necessary, withholding any portion of future dividends or distributions payable on Equity Shares Beneficially Owned by the Person who, but for the provisions of Sections 5.6 and 5.7, would Constructively Own or Beneficially Own the Equity Shares that were converted into Excess Shares; and, as soon as reasonably practicable following the Company’s receipt or withholding thereof, shall pay over to the Excess Shares Trust for the benefit of the Beneficiary the dividends so received or withheld, as the case may be.

      (f) Rights upon Liquidation. In the event of any voluntary or involuntary liquidation of, or winding up of, or any distribution of the Assets of, the Company, each holder of Excess Shares shall be entitled to receive, ratably with each holder of Equity Shares of the same class and series as the shares which were converted into such Excess Shares and other holders of such Excess Shares, that portion of the assets of the Company that is available for distribution to the holders of such Equity Shares. The Excess Shares Trust shall distribute to the Prohibited Owner the amounts received upon such liquidation, dissolution, winding up or distribution; provided, however, that the Prohibited Owner shall not be entitled to receive amounts in excess of the lesser of, in the case of a purported Transfer or Acquisition in which the Prohibited Owner gave value for Equity Shares and which Transfer or Acquisition resulted in the conversion of the shares into Excess Shares, the product of (i) the price per share, if any, such Prohibited Owner paid for the Equity Shares and (ii) the number of Equity Shares which were so converted into Excess Shares and held by the Excess Shares Trust, and, in the case of a Non-Transfer Event or purported Transfer or Acquisition in which the Prohibited Owner did not give value for such shares (e.g., if the shares were received through a gift or devise) and which Non-Transfer Event or purported Transfer or Acquisition, as the case may be, resulted in the conversion of the shares into Excess Shares, the product of (x) the price per share equal to the Market Price for the shares that were converted into such Excess Shares on the date of such Non-Transfer Event or purported Transfer or Acquisition and (y) the number of Equity Shares which were so converted into Excess Shares. Any remaining amount in such Excess Shares Trust shall be distributed to the Beneficiary; provided, however, that in the event of any voluntary or involuntary liquidation of, or winding up of, or any distribution of the Assets of, the Company that occurs during the period in which the Company has the right to accept the offer to purchase Excess Shares under Section 5.7(j) hereof (but with respect to which the Company has not yet accepted such offer), then (i) the Company shall be deemed to have accepted such offer immediately prior to the time at which the liquidating distribution is to be determined for the holders of Equity Shares of the same class and series as the shares which were converted into such Excess Shares (or such earlier time as is necessary to permit such offer to be accepted) and to have simultaneously purchased such shares at the price per share set forth in Section 5.7(j), (ii) the Prohibited Owner with respect to such Excess Shares shall receive in connection with such deemed purchase the compensation amount set forth Section 5.7(i) (as if such shares were purchased by the Company directly from the Excess Shares Trust), (iii) the amount, if any, by which the deemed purchase price exceeds such compensation amount shall be distributed to the Beneficiary and

C-1-18

(iv) accordingly, any amounts that would have been distributed with respect to such Excess Shares in such liquidation, winding-up or distribution (if such deemed purchase had not occurred) in excess of the deemed purchase price shall be distributed to the holders of the Equity Shares and holders of Excess Shares resulting from the conversion of such Equity Shares entitled to such distribution.

      (g) Voting Rights. The holders of Excess Shares shall not be entitled to voting rights with respect to such shares. Any vote by a Prohibited Owner as a purported holder of Equity Shares prior to the discovery by the Company that such Equity Shares have been converted into Excess Shares shall, subject to applicable law, be rescinded and shall be void ab initio with respect to such Excess Shares; provided, however, that if the Company has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind such vote.

      (h) Designation of Permitted Transferee.

      (i) As soon as practicable after the Trustee acquires Excess Shares, but in an orderly fashion so as not to materially adversely affect the price of Common Shares, the Trustee shall designate one or more Persons as Permitted Transferees and sell to such Permitted Transferees any Excess Shares held by the Trustee; provided, however, that (A) any Permitted Transferee so designated purchases for valuable consideration (whether in a public or private sale) the Excess Shares and (B) any Permitted Transferee so designated may acquire such Excess Shares without violating any of the restrictions set forth in Section 5.6(b) (assuming for this purpose the automatic conversion of such Excess Shares into Equity Shares pursuant to clause (ii) below) and without such acquisition resulting in the re-conversion of the Equity Shares underlying the Excess Shares so acquired into Excess Shares and the transfer of such shares to an Excess Shares Trust pursuant to Sections 5.7(a) and 5.7(d). The Trustee shall have the exclusive and absolute right to designate Permitted Transferees of any and all Excess Shares. Prior to any transfer by the Trustee of Excess Shares to a Permitted Transferee, the Trustee shall give not less than five (5) Business Days’ prior written notice to the Company of such intended transfer to enable the Company to determine whether to exercise or waive its purchase rights under Section 5.7(j). No such transfer by the Trustee of Excess Shares to a Permitted Transferee shall be consummated unless the Trustee has received a written waiver of the Company’s purchase rights under Section 5.7(j).

      (ii) Upon the designation by the Trustee of a Permitted Transferee and compliance with the provisions of this Section 5.7(h), the Trustee shall cause to be transferred to the Permitted Transferee the Excess Shares acquired by the Trustee pursuant to Section 5.7(d). Upon such transfer of Excess Shares to the Permitted Transferee, such Excess Shares shall be automatically converted into an equal number of Equity Shares of the same class and series as the Equity Shares which were converted into such Excess Shares. Upon the occurrence of such a conversion of Excess Shares into an equal number of Equity Shares, such Excess Shares, without any action required by the Board of Directors of the Company, shall thereupon be restored to the status of authorized but unissued Excess Shares and may be reissued by the Company as Excess Shares. The Trustee shall (A) cause to be recorded on the stock transfer books of the Company that the Permitted Transferee is the holder of record of such number of Equity Shares, and (B) distribute to the Beneficiary any and all amounts held with respect to such Excess Shares after making payment to the Prohibited Owner pursuant to Section 5.7(i).

      (iii) If the Transfer of Excess Shares to a purported Permitted Transferee would or does violate any of the transfer restrictions set forth in Section 5.6(b) (assuming for this purpose the automatic conversion of such Excess Shares into Equity Shares pursuant to clause (ii) above), such Transfer shall be void ab initio as to that number of Excess Shares that cause the violation of any such restriction when such shares are converted into Equity Shares (as described in clause (ii) above) and the purported Permitted Transferee shall be deemed to be a Prohibited Owner and shall acquire no rights in such Excess Shares or Equity Shares. Such Equity Shares shall be automatically re-converted into Excess Shares and transferred to the Excess Shares Trust from which they were originally Transferred. Such conversion and transfer to the Excess Shares Trust shall be effective as of the close of trading on the Business Day prior to the date of the Transfer to the purported Permitted Transferee and the provisions of this Section 5.7 shall apply to such shares, including,

C-1-19

without limitation, the provisions of Sections 5.7(h) through 5.7(j) with respect to any future Transfer of such shares by the Excess Shares Trust.

      (i) Compensation to Record Holder of Equity Shares That Are Converted into Excess Shares. Any Prohibited Owner shall be entitled (following acquisition of the Excess Shares and subsequent designation of and sale of Excess Shares to a Permitted Transferee in accordance with Section 5.7(h) or following the acceptance of the offer to purchase such shares in accordance with Section 5.7(j)) to receive from the Trustee following the sale or other disposition of such Excess Shares the lesser of (i)(A) in the case of a purported Transfer or Acquisition in which the Prohibited Owner gave value for Equity Shares and which Transfer or Acquisition resulted in the conversion of such shares into Excess Shares, the product of (1) the price per share, if any, such Prohibited Owner paid for the Equity Shares and (2) the number of Equity Shares which were so converted into Excess Shares and (B) in the case of a Non-Transfer Event or purported Transfer or Acquisition in which the Prohibited Owner did not give value for such shares (e.g., if the shares were received through a gift or devise) and which Non-Transfer Event or purported Transfer or Acquisition, as the case may be, resulted in the conversion of such shares into Excess Shares, the product of (1) the price per share equal to the Market Price for the shares that were converted into such Excess Shares on the date of such Non-Transfer Event or purported Transfer or Acquisition and (2) the number of Equity Shares which were so converted into Excess Shares, (ii) the proceeds received by the Trustee from the sale or other disposition of such Excess Shares in accordance with Section 5.7(h) or Section 5.7(j) or (iii) the pro-rata amount of such Prohibited Owner’s initial capital investment in the Company properly allocated to such Excess Shares (determined by multiplying the Prohibited Owner’s total initial capital investment in the Company by a fraction, the numerator of which is the number of shares of the Prohibited Owner’s Equity Shares converted into such Excess Shares and the denominator of which is the total number of Equity Shares held (or purported to be held) by the Prohibited Owner immediately prior to such conversion (including the shares so converted)). Any amounts received by the Trustee in respect of such Excess Shares that is in excess of such amounts to be paid to the Prohibited Owner pursuant to this Section 5.7(i) shall be distributed to the Beneficiary. Each Beneficiary and Prohibited Owner shall be deemed to have waived and, if requested, shall execute a written confirmation of the waiver of, any and all claims that it may have against the Trustee and the Excess Shares Trust arising out of the disposition of Excess Shares, except for claims arising out of the gross negligence or willful misconduct of such Trustee or any failure to make payments in accordance with this Section 5.7 by such Trustee.

      (j) Purchase Right in Excess Shares. Excess Shares shall be deemed to have been offered for sale to the Company or its designee, at a price per share equal to the lesser of (i) the price per share of Equity Shares in the transaction that created such Excess Shares (or, in the case of a Non-Transfer Event, Transfer or Acquisition in which the Prohibited Owner did not give value for the shares (e.g., if the shares were received through a gift or devise), the Market Price for the shares that were converted into such Excess Shares on the date of such Non-Transfer Event, Transfer or Acquisition or (ii) the Market Price for the shares that were converted into such Excess Shares on the date the Company, or its designee, accepts such offer. The Company shall have the right to accept such offer for a period of ninety (90) days following the later of (x) the date of the Acquisition, Non-Transfer Event or purported Transfer which results in such Excess Shares or (y) the first to occur of (A) the date the Board of Directors of the Company first determined that an Acquisition, Transfer or Non-Transfer Event resulting in Excess Shares has occurred and (B) the date that the Company received a notice of such Acquisition, Transfer or Non-Transfer Event pursuant to Section 5.7(c).

      (k) Nothing in this Section 5.7 shall limit the authority of the Board of Directors of the Company to take such other action as it deems necessary or advisable to protect the Company and the interests of its Stockholders in preserving the Company’s status as a REIT.

      SECTION 5.8.     Severability. If any provision of this Article V or any application of any such provision is determined to be void, invalid or unenforceable by any court having jurisdiction over the issue, the validity and enforceability of the remaining provisions of this Article V shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

C-1-20

      SECTION 5.9.     Waiver. The Company shall have authority at any time to waive the requirements that Excess Shares be issued or be deemed outstanding in accordance with the provisions of this Article V if the Company determines, based on an opinion of nationally recognized tax counsel, that the issuance of such Excess Shares or the fact that such Excess Shares are deemed to be outstanding, would jeopardize the status of the Company as a REIT (as that term is defined in Section 1.5).

      SECTION 5.10     Enforcement. The Company is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article V.

ARTICLE VI

STOCKHOLDERS

      SECTION 6.1.     Meetings of Stockholders. There shall be an annual meeting of the Stockholders, to be held at such time and place as shall be determined by or in the manner prescribed in the Bylaws, at which the Directors shall be elected and any other proper business may be conducted. A majority of the Equity Shares present in person or by proxy at an annual meeting at which a quorum is present, may, without the necessity for concurrence by the Directors, elect the Directors. A quorum shall be 50% of the then outstanding Equity Shares entitled to vote. Special meetings of Stockholders may be called in the manner provided in the Bylaws. If there are no Directors, the officers of the Company shall promptly call a special meeting of the Stockholders entitled to vote for the election of successor Directors. Any meeting may be adjourned and reconvened as the Directors determine or as provided by the Bylaws.

      SECTION 6.2.     Voting Rights of Stockholders. Subject to the provisions of any class or series of Equity Shares then outstanding and the mandatory provisions of any applicable laws or regulations, the Stockholders shall be entitled to vote only on the following matters; (a) election or removal of Directors as provided in Sections 6.1, 2.3 and 2.5 hereof; (b) amendment of the Charter as provided in Section 8.1 hereof; (c) termination of the Company as provided in Article IX hereof; (d) reorganization of the Company as provided in Section 8.2 hereof; and (e) merger, consolidation or sale or other disposition of all or substantially all of the Company Property, as provided in Section 8.2 hereof. Except with respect to the foregoing matters, no action taken by the Stockholders at any meeting shall in any way bind the Directors.

      SECTION 6.3.     Right of Inspection. Stockholders or their designated representatives shall be permitted access to the Company’s records in accordance with Sections 2-512 and 2-513 of the MGCL.

      SECTION 6.4.     Reports. The Directors shall take reasonable steps to insure that the Company shall cause to be prepared and mailed or delivered to each Stockholder as of a record date after the end of the fiscal year and each holder of other publicly held securities of the Company an annual report for each fiscal year in accordance with the requirements of the Securities and Exchange Commission.

ARTICLE VII

LIABILITY OF STOCKHOLDERS AND DIRECTORS;

TRANSACTIONS WITH AFFILIATES

      SECTION 7.1.     Limitation of Stockholder Liability. No Stockholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Company by reason of his being a Stockholder, nor shall any Stockholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any Person in connection with the Company Property or the affairs of the Company by reason of his being a Stockholder.

      SECTION 7.2.     Indemnification. The Company shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to: (a) any individual who is a present or former director or officer of the Company or (b) any individual who, while a director or officer of the Company and at the request of the Company, serves or has served as a director, officer, partner or trustee of

C-1-21

another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity. The Company shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to a person who served as a predecessor of the Company in any of the capacities described in (a) or (b) above and to any employee or agent of the Company or a predecessor of the Company.

      SECTION 7.3.     Express Exculpatory Clauses in Instruments. Neither the Stockholders nor the Directors, officers, employees or agents of the Company shall be liable under any written instrument creating an obligation of the Company by reason of their being Stockholders, Directors, officers, employees or agents of the Company, and all Persons shall look solely to the Company Property for the payment of any claim under or for the performance of that instrument. The omission of the foregoing exculpatory language from any instrument shall not affect the validity or enforceability of such instrument and shall not render any Stockholder, Director, officer, employee or agent liable thereunder to any third party, nor shall the Directors or any officer, employee or agent of the Company be liable to anyone as a result of such omission.

      SECTION 7.4.     Transactions with Affiliates. The Company may engage in transactions with any Affiliates, subject to any express restrictions adopted by the Directors in the Bylaws or by resolution, and further subject to the disclosure and ratification requirements of Section 2-419 of the MGCL and other applicable law.

ARTICLE VIII

AMENDMENT; REORGANIZATION; MERGER, ETC.

      SECTION 8.1.     Amendment.

      (a) The Company reserves the right from time to time to make any amendment to its Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any shares of outstanding stock to the extent such amendment is approved by the stockholders in accordance with the terms of this Charter, and in connection therewith, no objecting stockholder whose rights are substantially adversely affected has the right to receive the fair value of his stock as an objecting stockholder under Title 3, Subtitle 2 of the MGCL. All rights and powers conferred by the Charter on stockholders, directors and officers are granted subject to this reservation. Except for amendments to those provisions of Article II, Section 2.4 of the Charter requiring a vote of at least two thirds of the Equity Shares entitled to vote in the election of directors to remove a director, and except for those amendments permitted to be made without stockholder approval under Maryland law or by specific provisions of the Charter, any amendment to the Charter shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of a majority of all the votes entitled to be cast on the matter.

      (b) To the extent permitted by Maryland law, the Board of Directors, by a majority vote and without any action by the Stockholders of the Company, may amend the Charter from time to time to increase or decrease the aggregate number of authorized Equity Shares or the number of shares of stock of any class or series that the Company has authority to issue. The Board of Directors, by a majority vote, may amend provisions of the Charter from time to time as necessary to enable the Company to continue to qualify as a REIT under the REIT Provisions of the Code. In addition, the Board of Directors may amend the Charter by a majority vote and without the consent of the Stockholders to the fullest extent so provided by the MGCL including, but not limited to, Section 2-605 of the MGCL.

      SECTION 8.2.     Merger, Consolidation or Sale of Company Property. Subject to the provisions of any class or series of Equity Shares at the time outstanding, the Board of Directors shall have the power to (i) merge the Company with or into another entity, (ii) consolidate the Company with one (1) or more other entities into a new entity; (iii) sell or otherwise dispose of all or substantially all of the Company Property; or (iv) dissolve or liquidate the Company; provided, however, that such action shall have been approved, at a meeting of the Stockholders called for that purpose, by the affirmative vote of the holders of not less than a majority of the Equity Shares then outstanding and entitled to vote thereon under Maryland law.

C-1-22

ARTICLE IX

DURATION OF COMPANY BY STOCKHOLDER VOTE

      Subject to the applicable law, the Company may be dissolved at any time, provided that such action has been approved by the affirmative vote of at least a majority of the holders of the outstanding Equity Shares entitled to vote thereon.

ARTICLE X

LIMITATION OF LIABILITY

      To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former director or officer of the Company shall be liable to the Company or its stockholders for money damages. Neither the amendment nor repeal of this Article X, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Article X, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

ARTICLE XI

MISCELLANEOUS

      SECTION 11.1.     Governing Law. These Articles of Amendment and Restatement are executed by the undersigned Directors and delivered in the State of Maryland with reference to the laws thereof, and the rights of all parties and the validity, construction and effect of every provision hereof shall be subject to and construed according to the laws of the State of Maryland without regard to conflicts of laws provisions thereof.

      SECTION 11.2.     Reliance by Third Parties. Any certificate shall be final and conclusive as to any persons dealing with the Company if executed by an individual who, according to the records of the Company or of any recording office in which the Charter may be recorded, appears to be the Secretary or an Assistant Secretary of the Company or a Director, and if certifying to: (i) the number or identity of Directors, officers of the Company or Stockholders; (ii) the due authorization of the execution of any document; (iii) the action or vote taken, and the existence of a quorum, at a meeting of the Directors or Stockholders; (iv) a copy of the Charter or of the Bylaws as a true and complete copy as then in force; (v) an amendment to the Charter; (vi) the dissolution of the Company; or (vii) the existence of any fact or facts which relate to the affairs of the Company. No purchaser, lender, transfer agent or other person shall be bound to make any inquiry concerning the validity of any transaction purporting to be made on behalf of the Company by the Directors or by any duly authorized officer, employee or agent of the Company.

      SECTION 11.3.     Provisions in Conflict with Law or Regulations.

      (a) The provisions of the Charter are severable, and if the Board of Directors shall determine that any one or more of such provisions are in conflict with the REIT Provisions of the Code, or other applicable federal or state laws, the conflicting provisions shall be deemed never to have constituted a part of the Charter, even without any amendment of the Charter pursuant to Section 8.1 hereof; provided, however, that such determination by the Board of Directors shall not affect or impair any of the remaining provisions of the Charter or render invalid or improper any action taken or omitted prior to such determination.

      (b) If any provision of the Charter shall be held invalid or unenforceable in any jurisdiction, such holding shall not in any manner affect or render invalid or unenforceable such provision in any other jurisdiction or any other provision of the Charter in any jurisdiction.

      SECTION 11.4.     Construction. In the Charter, unless the context otherwise requires, words used in the singular or in the plural include both the plural and singular and words denoting any gender include both genders. The title and headings of different parts are inserted for convenience and shall not affect the meaning, construction or effect of the Charter.

C-1-23

      SECTION 11.5.     Recordation. The Charter and any amendment hereto shall be filed for record with the State Department of Assessments and Taxation of Maryland and may also be filed or recorded in such other places as the Directors deem appropriate, but failure to file for record the Charter or any amendment hereto in any office other than in the State of Maryland shall not affect or impair the validity or effectiveness of the Charter or any amendment hereto. A restated Charter shall, upon filing, be conclusive evidence of all amendments contained therein and may thereafter be referred to in lieu of the original Declaration of Trust and the various amendments thereto.

* * * * * * * * * *

      THIRD:     The amendment to and restatement of the Charter as hereinabove set forth have been duly advised by the Board of Directors and approved by the stockholders of the Company as required by law.

      FOURTH:     The current address of the principal office of the Company in the State of Maryland and the name and address of the Company’s current registered agent are as set forth in Article I, Section 1.2 of the foregoing amendment and restatement of the Charter.

      FIFTH:     The number of directors of the Company and the names of those currently in office are as set forth in Article II, Section 2.3 of the foregoing amendment and restatement of the Charter.

      SIXTH:     The total number of shares of stock which the Company had authority to issue immediately prior to this amendment and restatement of the Charter was 516,000,000 shares, $0.01 par value per share. The aggregate par value of all shares of stock having par value was $5,160,000.

      SEVENTH:     The total number of shares of stock which the Company has authority to issue pursuant to the foregoing amendment and restatement of the Charter is [                    ] shares, $0.01 par value per share. The aggregate par value of all shares of stock having par value is [$          .]

      EIGHTH:     THE UNDERSIGNED, Chief Executive Officer of CNL Hospitality Properties, Inc., hereby acknowledges the foregoing Articles of Amendment and Restatement to be the corporate act of said Company and as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges, that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects, and that this statement is made under the penalties for perjury.

      IN WITNESS WHEREOF, the Company has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Assistant Secretary on this                     day of                     , 2004.

ATTEST:	CNL HOSPITALITY PROPERTIES, INC.
Linda Scarcelli Assistant Secretary	By: Thomas J. Hutchison III Chief Executive Officer

C-1-24

APPENDIX C-2

ARTICLES OF AMENDMENT AND RESTATEMENT

OF
CNL HOSPITALITY PROPERTIES, INC.

      CNL Hospitality Properties, Inc., a Maryland corporation having its principal office at 300 East Lombard Street, Baltimore, Maryland 21202 (hereinafter, the “Company”), hereby certifies to the Department of Assessments and Taxation of the State of Maryland, that:

      FIRST:     The Company desires to amend and restate its ~~articles of incorporation~~ charter as currently in effect.

      SECOND:     The provisions of the ~~Amended and Restated~~Articles of ~~Incorporation~~ Amendment and Restatement dated July ~~8, 1997, as amended,~~ 21, 2003, which are now in effect and as amended hereby in accordance with the Maryland General Corporation Law (the “MGCL”), are as follows:

ARTICLES OF AMENDMENT AND RESTATEMENT

OF
CNL HOSPITALITY PROPERTIES, INC.

* * * * * * * * * *

ARTICLE I

THE COMPANY; DEFINITIONS

      SECTION 1.1.     Name. The name of the corporation (the “Company”) is:

CNL ~~Hospitality Properties~~ Hotels & Resorts, Inc.

      ~~So far as may be practicable, the business of the Company shall be conducted and transacted under that name, which name (and the word “Company” wherever used in these Articles of Amendment and Restatement of CNL Hospitality Properties, Inc. (these “Articles of Incorporation”), except where the context otherwise requires) shall refer to the Directors collectively but not individually or personally and shall not refer to the Stockholders or to any officers, employees or agents of the Company or of such Directors.~~

      ~~Under circumstances in which the Directors determine that the use of the name “CNL Hospitality Properties, Inc.” is not practicable, they may use any other designation or name for the Company.~~

      SECTION 1.2.     Resident Agent. The name and address of the resident agent ~~for service of process~~ of the Company in the State of Maryland is The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202. The resident agent is a Maryland corporation. The Company’s principal office address in the State of Maryland is c/o The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202. ~~The Company may have such principal office within the State of Maryland as the Directors may from time to time determine.~~ The Company may also have such other offices or places of business within or without the State of Maryland as the Directors may from time to time determine.

      SECTION 1.3.     Nature of Company. The Company is a Maryland corporation within the meaning of the MGCL.

      SECTION 1.4.     Purposes. The purposes for which the Company is formed are to ~~conduct~~ engage in any~~business~~ lawful act or activity for which corporations may be organized under the laws of the State of Maryland as now or hereinafter in force including, but not limited to, the following: (i) to acquire, hold, own, develop, construct, improve, maintain, operate, sell, lease, transfer, encumber, convey, exchange and otherwise dispose of ~~or~~, deal with or invest in real and personal property; (ii) to engage in the business of offering ~~furniture, fixture, and equipment~~ financing ~~to operators of Restaurant Chains and Hotel Chains; (iii) to~~

C-2-1

engage in the business of offering, including mortgage financing secured by Real Property; and (~~iv~~iii) to enter into any partnership, joint venture or other similar arrangement to engage in any of the foregoing.

      SECTION 1.5.     Definitions. As used in these Articles of ~~Incorporation~~ Amendment and Restatement, the following terms shall have the following meanings unless the context otherwise requires (certain other terms used in Article ~~VII~~V hereof are defined in Section ~~7.6~~5.6(a) hereof):

      ~~“Acquisition Expenses” means any and all expenses incurred by the Company, the Advisor, or any Affiliate of either in connection with the selection or acquisition of any Property or the making of any Mortgage Loan, whether or not acquired, including, without limitation, legal fees and expenses, travel and communication expenses, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses, and title insurance.~~

      ~~“Acquisition Fees” means any and all fees and commissions, exclusive of Acquisition Expenses, paid by any Person or entity to any other Person or entity (including any fees or commissions paid by or to any Affiliate of the Company or the Advisor) in connection with making or investing in Mortgage Loans or the purchase, development or construction of a Property, including, without limitation, real estate commissions, acquisition fees, finder’s fees, selection fees, development fees, construction fees, nonrecurring management fees, consulting fees, loan fees, points, the Secured Equipment Lease Servicing Fee, or any other fees or commissions of a similar nature. Excluded shall be development fees and construction fees paid to any Person or entity not affiliated with the Advisor in connection with the actual development and construction of any Property.~~

      ~~“Advisor” or “Advisors” means the Person or Persons, if any, appointed, employed or contracted with by the Company pursuant to Section 4.1 hereof and responsible for directing or performing the day-to-day business affairs of the Company, including any Person to whom the Advisor subcontracts substantially all of such functions.~~

      ~~“Advisory Agreement” means the agreement between the Company and the Advisor pursuant to which the Advisor will direct or perform the day-to-day business affairs of the Company.~~

      An “Affiliate” of, or a person “Affiliated” ~~means~~ with, ~~as to any individuala specified person~~, ~~corporation, partnership, trust or other association (other than the Excess Shares Trust), (i) any Person or entity~~is a person that directly, or indirectly through one or more intermediaries ~~controlling~~, controls or is controlled by, or is under common control with ~~another Person or entity; (ii) any Person or entity~~, ~~directly or indirectly owning, controlling, or holding with power to vote ten percent (10%) or more of~~the ~~outstanding voting securities of another Person or entity; (iii) any officer, director, partner or trustee of such Person or entity; (iv) any Person ten percent (10%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with power  to vote, by such other Person; and (v) if such other Person or entity is an officer, director, partner, or trustee of a Person or entity, the Person or entity for which such Person or entity acts in any such capacity~~ person specified.

      ~~“Asset Management Fee” means the fee payable to the Advisor for day-to-day professional management services in connection with the Company and its investments in Properties, and Mortgage Loans pursuant to the Advisory Agreement.~~

      ~~“Assets” means Properties, Mortgage Loans and Secured Equipment Leases, collectively.~~

      ~~“Average Invested Assets” means, for a specified period, the average of the aggregate book value of the assets of the Company invested, directly or indirectly, in equity interests in and loans secured by real estate before reserves for depreciation or bad debts or other similar non-cash reserves, computed by taking the average of such values at the end of each month during such period.~~

      “Bylaws” means the bylaws of the Company, as the same are in effect and may be amended from time to time.

      “Charter” means these Articles of Amendment and Restatement, as amended and supplemented from time to time.

C-2-2

      “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. ~~Reference to any provision of the Code shall mean such provision as in effect~~

      “Common Shares” means the common stock, par value $0.01 per share, of the Company that may be issued from time to time~~, as the same may be amended,~~ in accordance with the terms of the Charter and ~~any successor provision thereto, as interpreted by any~~ applicable ~~regulations~~ law, as described in ~~effect from time to time~~ Section 5.2(b) hereof.

      “Company Property” or “Assets” means any and all ~~property~~Properties, Loans and other Permitted Investments of the Company, real, personal or otherwise, tangible or intangible, ~~including Secured Equipment Leases and Mortgage Loans,~~ which ~~is~~ are transferred or conveyed to the Company (including all rents, income, profits and gains therefrom), which ~~is~~ are owned or held by, or for the account of, the Company.

      ~~“Competitive Real Estate Commission” means a real estate or brokerage commission for the purchase or sale of property which is reasonable, customary, and competitive in light of the size, type, and location of the property. The total of all real estate commissions paid by the Company to all Persons (including the subordinated real estate disposition fee payable to the Advisor) in connection with any Sale of one or more of the Company’s Properties shall not exceed the lesser of (i) a Competitive Real Estate Commission or (ii) six percent (6%) of the gross sales price of the Property or Properties.~~

      “Directors,” “Board of Directors” or “Board” means, collectively, the individuals named in Section ~~2.4 of these Articles of Incorporation~~ 2.3 of the Charter so long as they continue in office and all other individuals who have been duly elected and qualify as Directors of the Company hereunder.

      “Distributions” means any ~~distributions~~ distribution of money or other property, pursuant to Section ~~7.2~~5.2(d) hereof, by the Company to owners of Equity Shares, including distributions that may constitute a return of capital for federal income tax purposes. ~~The Company will make no distributions other than distributions of money or readily marketable securities unless the requirements of Section 7.2(d) hereof are satisfied.~~

      ~~“Equipment” shall mean the furniture, fixtures and equipment used at Restaurant Chains and Hotel Chains.~~

      “Equity Shares” means shares of capital stock of the Company of any class or series (other than Excess Shares). The use of the term “Equity Shares” or any term defined by reference to the term “Equity Shares” shall refer to the particular class or series of capital stock of the Company which is appropriate under the context.

      ~~“Gross Proceeds” means the aggregate purchase price of all Shares sold for the account of the Company, without deduction for Selling Commissions, volume discounts, the marketing support and due diligence expense reimbursement fee or Organizational and Offering Expenses. For the purpose of computing Gross Proceeds, the purchase price of any Share for which reduced Selling Commissions are paid to the Managing Dealer or a Soliciting Dealer (where net proceeds to the Company are not reduced) shall be deemed to be the full offering price of the Shares.~~

      ~~“Hotel Chains” means the national and regional hotel chains, primarily limited service, extended stay and full service hotel chains, to be selected by the Advisor, and who themselves or their franchisees will either (i) lease Properties purchased by the Company, (ii) become borrowers under Mortgage Loans, or (iii) become lessees or borrowers of Secured Equipment Leases.~~

      ~~“Independent Director” means a Director who is not, and within the last two (2) years has not been, directly or indirectly associated with the Advisor by virtue of (i) ownership of an interest in the Advisor or its Affiliates, (ii) employment by the Advisor or its Affiliates, (iii) service as an officer or director of the Advisor or its Affiliates, (iv) performance of services, other than as a Director, for the Company, (v) service as a director or trustee of more than three (3) real estate investment trusts advised by the Advisor, or (vi) maintenance of a material business or professional relationship with the Advisor or any of its Affiliates. An indirect relationship shall include circumstances in which a Director’s spouse, parents, children, siblings, mothers- or fathers-in-law, sons- or daughters-in-law or brothers- or sisters-in-law is or has been associated~~

C-2-3

~~with the Advisor, any of its Affiliates or the Company. A business or professional relationship is considered material if the gross revenue derived by the Director from the Advisor and Affiliates exceeds five percent (5%) of either the Director’s annual gross revenue during either of the last two (2) years or the Director’s net worth on a fair market value basis.~~

      ~~“Independent Expert” means a Person or entity with no material current or prior business or personal relationship with the Advisor or the Directors and who is engaged to a substantial extent in the business of rendering opinions regarding the value of assets of the type held by the Company.~~

      ~~“Initial Public Offering” means the offering and sale of Equity Shares of the Company pursuant to the Company’s first effective registration statement covering such Common Shares filed under the Securities Act of 1933, as amended.~~

      ~~“Invested Capital”~~

      “Excess Shares” means the ~~amount calculated by multiplying~~ excess stock, par value $0.01 per share, of the ~~total number of Shares purchased by Stockholders by the issue price, reduced by the portion of any Distribution that is attributable to Net Sales Proceeds and by any amounts paid by the~~ Company ~~to repurchase Shares pursuant to the Company’s plan for redemption of Shares.~~, as described in Section 5.7 hereof.

      “Joint Ventures” means those joint venture or general partnership arrangements in which the Company is a co-venturer or general partner which are established to acquire Properties and/or make Loans or other Permitted Investments.

      “~~Leverage~~ Loans” means ~~the aggregate amount of indebtedness of the Company for money borrowed (including purchase money~~ mortgage loans~~) outstanding at any time, both secured~~ and ~~unsecured~~ other types of debt financing provided by the Company.

      ~~“Line of Credit” means one or more lines of credit in an aggregate amount up to $350,000,000 (or such greater amount as shall be approved by the Board of Directors), the proceeds of which will be used to acquire Properties and make Mortgage Loans and Secured Equipment Leases and for any other authorized purpose.~~

      ~~“Listing” means the listing of the Shares of the Company on a national securities exchange or over-the-counter market.~~

      ~~“Managing Dealer” means CNL Securities Corp., an Affiliate of the Advisor, or such other Person or entity selected by the Board of Directors to act as the managing dealer for the offering. CNL Securities Corp. is a member of the National Association of Securities Dealers, Inc.~~

      “MGCL” means the Maryland General Corporation Law as contained in Titles 1 through 3 of the Corporations and Associations Article of the Annotated Code of Maryland.

      ~~“Mortgage Loans” means, in connection with mortgage financing provided by the Company, notes or other evidences of indebtedness or obligations which are secured or collateralized by real estate owned by the borrowers.~~

      “Mortgages” means mortgages, deeds of trust or other security interests on or applicable to Real Property.

      ~~“NASAA REIT Guidelines” means the guidelines for Real Estate Investment Trusts published by the North American Securities Administrators Association.~~

      ~~“Net Assets” means the total assets of the Company (other than intangibles), at cost, before deducting depreciation or other non-cash reserves, less total liabilities, calculated quarterly by the Company on a basis consistently applied.~~

      ~~“Net Income” means for any period, the total revenues applicable to such period, less the total expenses applicable to such period excluding additions to reserves for depreciation, bad debts or other similar non-~~

C-2-4

~~cash reserves; provided, however, Net Income for purposes of calculating total allowable Operating Expenses shall exclude the gain from the sale of the Company’s assets.~~

      ~~“Net Sales Proceeds” means in the case of a transaction described in clause (i)(A) of the definition of Sale, the proceeds of any such transaction less the amount of all real estate commissions and closing costs paid by the Company. In the case of a transaction described in clause (i)(B) of such definition, Net Sales Proceeds means the proceeds of any such transaction less the amount of any legal and other selling expenses incurred in connection with such transaction. In the case of a transaction described in clause (i)(C) of such definition, Net Sales Proceeds means the proceeds of any such transaction actually distributed to the Company from the Joint Venture. In the case of a transaction or series of transactions described in clause (i)(D) of the definition of Sale, Net Sales Proceeds means the proceeds of any such transaction less the amount of all commissions and closing costs paid by the Company. In the case of a transaction described in clause (ii) of the definition of Sale, Net Sales Proceeds means the proceeds of such transaction or series of transactions less all amounts generated thereby and reinvested in one or more Properties within one hundred eighty (180) days thereafter and less the amount of any real estate commissions, closing costs, and legal and other selling expenses incurred by or allocated to the Company in connection with such transaction or series of transactions. Net Sales Proceeds shall also include, in the case of any lease of a Property consisting of a building only, any Mortgage Loan or any Secured Equipment Lease, any amounts from tenants, borrowers or lessees that the Company determines, in its discretion, to be economically equivalent to the proceeds of a Sale. Net Sales Proceeds shall not include, as determined by the Company in its sole discretion, any amounts reinvested in one or more Properties, Mortgage Loans, Secured Equipment Leases or other assets, to repay outstanding indebtedness, or to establish reserves.~~

      ~~“Operating Expenses” mean all costs and expenses incurred by the Company, as determined under generally accepted accounting principles, which in any way are related to the operation of the Company or to Company business, including (a) advisory fees, (b) the Soliciting Dealer Servicing Fee, (c) the Asset Management Fee, (d) the Performance Fee, and (e) the Subordinated Incentive Fee, but excluding (i) the expenses of raising capital such as Organizational and Offering Expenses, legal, audit, accounting, underwriting, brokerage, listing, registration, and other fees, printing and other such expenses and tax incurred in connection with the issuance, distribution, transfer, registration and Listing of the Shares, (ii) interest payments, (iii) taxes, (iv) non-cash expenditures such as depreciation, amortization and bad debt reserves, (v) the Advisor’s subordinated ten percent (10%) share of Net Sales Proceeds, and (vi) Acquisition Fees and Acquisition Expenses, real estate commissions on the Sale of property, and other expenses connected with the acquisition and ownership of real estate interests, mortgage loans, or other property (such as the costs of foreclosure, insurance premiums, legal services, maintenance, repair, and improvement of property).~~

      ~~“Organizational and Offering Expenses” means any and all costs and expenses, other than Selling Commissions, the 0.5% marketing support and due diligence expense reimbursement fee, and the Soliciting Dealer Servicing Fee incurred by the Company, the Advisor or any Affiliate of either in connection with the formation, qualification and registration of the Company and the marketing and distribution of Shares, including, without limitation, the following: legal, accounting and escrow fees; printing, amending, supplementing, mailing and distributing costs; filing, registration and qualification fees and taxes; telegraph and telephone costs; and all advertising and marketing expenses, including the costs related to investor and broker-dealer sales meetings. The Organizational and Offering Expenses paid by the Company in connection with formation of the Company, together with all Selling Commissions, the 0.5% marketing support and due diligence reimbursement fee, and the Soliciting Dealer Servicing Fee incurred by the Company, will not exceed thirteen percent (13%) of the proceeds raised in connection with such offering.~~

      ~~“Performance Fee”~~

      “NYSE” means the ~~fee payable to the Advisor under certain circumstances if certain performance standards have been met and the Subordinated Incentive Fee has not been paid.~~ New York Stock Exchange.

      “~~Permanent Financing” means financing to acquire Assets, to pay the Secured Equipment Lease Servicing Fee, to pay a fee of 4.5% of any Permanent Financing, excluding amounts to fund Secured~~

C-2-5

~~Equipment Leases, as Acquisition Fees, and refinance outstanding amounts on the Line of Credit.~~ Permitted Investments” means all investments that the Company may acquire pursuant to the Charter and the Bylaws.

      “Person” means an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, or any government or any agency or political subdivision thereof, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but does not include ~~(i)~~ an underwriter that participates in a public offering of Equity Shares for a period of sixty (60) days following the initial purchase by such underwriter of such Equity Shares in such public offering, ~~or (ii) CNL Real Estate Advisors, Inc., during the period ending December 31, 1997,~~ provided that the foregoing ~~exclusions~~exclusion shall apply only if the ownership of such Equity Shares by an underwriter ~~or CNL Real Estate Advisors, Inc.~~ would not cause the Company to fail to qualify as a REIT by reason of being “closely held” within the meaning of Section 856(a) of the Code or otherwise cause the Company to fail to qualify as a REIT.

      “Preferred Shares” means any class or series of preferred stock, par value $0.01 per share, of the Company that may be issued from time to time in accordance with the terms of the Charter and applicable law, as described in Section 5.3 hereof.

      “Property” or “Properties” means interests in (i) the ~~real properties~~Real Properties, including the buildings and equipment located thereon, (ii) the ~~real~~Real ~~properties~~Properties only, or (iii) the buildings only, including equipment located therein; ~~any of which are~~whether such interest is acquired by the Company, either directly or indirectly through the acquisition of interests in joint ventures, partnerships, or other legal entities.

      ~~“Prospectus” means the same as that term is defined in Section 2(10) of the Securities Act of 1933, including a preliminary prospectus, an offering circular as described in Rule 253 of the General Rules and Regulations under the Securities Act of 1933 or, in the case of an intrastate offering, any document by whatever name known, utilized for the purpose of offering and selling securities to the public.~~

      ~~“Real Estate Asset Value” or “Contract Purchase Price” means the amount actually paid or allocated to the purchase, development, construction or improvement of a Property, exclusive of Acquisition Fees and Acquisition Expenses.~~

      “Real Property” or “Real Estate” means land, rights in land (including leasehold interests), and any buildings, structures, improvements, furnishings, fixtures and equipment located on or used in connection with land and rights or interests in land.

      “REIT” means a “real estate investment trust” as defined pursuant to Sections 856 through 860 of the Code.

      “REIT Provisions of the Code” means Sections 856 through 860 of the Code and any successor or other provisions of the Code relating to real estate investment trusts (including provisions as to the attribution of ownership of beneficial interests therein) and the regulations promulgated thereunder.

      ~~“Restaurant Chains” means the national and regional restaurant chains, primarily fast-food, family-style, and casual-dining chains, to be selected by the Advisor, and who themselves or their franchisees will either (i) lease Properties purchased by the Company, (ii) become borrowers under Mortgage Loans or (iii) become lessees or borrowers of Secured Equipment Leases.~~

      ~~“Roll-Up Entity” means a partnership, real estate investment trust, corporation, trust or similar entity that would be created or would survive after the successful completion of a proposed Roll-Up Transaction.~~

      ~~“Roll-Up Transaction” means a transaction involving the acquisition, merger, conversion, or consolidation, directly or indirectly, of the Company and the issuance of securities of a Roll-Up Entity. Such term does not include: (i) a transaction involving securities of the Company that have been listed on a national~~

C-2-6

~~securities exchange or included for quotation on the National Market System of the National Association of Securities Dealers Automated Quotation System for at least 12 months; or (ii) a transaction involving the conversion to corporate, trust, or association form of only the Company if, as a consequence of the transaction, there will be no significant adverse change in Stockholder voting rights, the term of existence of the Company, compensation to the Advisor or the investment objectives of the Company.~~

      ~~“Sale” or “Sales” (i) means any transaction or series of transactions whereby: (A) the Company sells, grants, transfers, conveys or relinquishes its ownership of any Property or portion thereof, including the lease of any Property consisting of the building only, and including any event with respect to any Property which gives rise to a significant amount of insurance proceeds or condemnation awards; (B) the Company sells, grants, transfers, conveys or relinquishes its ownership of all or substantially all of the interest of the Company in any Joint Venture in which it is a co-venturer or partner; (C) any Joint Venture in which the Company as a co-venturer or partner sells, grants, transfers, conveys or relinquishes its ownership of any Property or portion thereof, including any event with respect to any Property which gives rise to insurance claims or condemnation awards; or (D) the Company sells, grants, conveys, or relinquishes its interest in any Mortgage Loan, Secured Equipment Lease, or other asset, or portion thereof, including any event with respect to any Mortgage Loan, Secured Equipment Lease or other asset which gives rise to a significant amount of insurance proceeds or similar awards, but (ii) shall not include any transaction or series of transactions specified in clause (i)(A), (i)(B), or (i)(C) above in which the proceeds of such transaction or series of transactions are reinvested in one or more Properties within one hundred eighty (180) days thereafter.~~

      ~~“Secured Equipment Leases” means the Equipment financing made available by the Company to operators of Restaurant Chains and Hotel Chains pursuant to which the Company will finance, through loans or direct financing leases, the Equipment.~~

      ~~“Secured Equipment Lease Servicing Fee” means the fee payable to the Advisor by the Company out of the proceeds of the Line of Credit or Permanent Financing for negotiating Secured Equipment Leases and supervising the Secured Equipment Lease program equal to 2% of the purchase price of the Equipment subject to each Secured Equipment Lease and paid upon entering into such lease or loan.~~

      “Securities” means Equity Shares, Excess Shares, any other stock, shares or other evidences of equity or beneficial or other interests, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in, temporary or interim certificates for, receipts for, guarantees of, or warrants, options or rights to subscribe to, purchase or acquire, any of the foregoing.

      ~~“Selling Commissions” means any and all commissions payable to underwriters, managing dealers, or other broker-dealers in connection with the sale of Shares, including, without limitation, commissions payable to CNL Securities Corp.~~

      ~~“Shares” means the Common Shares of the Company.~~

      ~~“Soliciting Dealer Servicing Fee” means an annual fee of .20% of Invested Capital on December 31 of each year following the year in which the offering of the Shares terminates, payable to the Managing Dealer, which in turn may reallow all or a portion of such fee to the Soliciting Dealers whose clients hold Shares on such date.~~

      ~~“Soliciting Dealers” means those broker-dealers that are members of the National Association of Securities Dealers, Inc., or that are exempt from broker-dealer registration, and that, in either case, enter into participating broker or other agreements with the Managing Dealer to sell Shares.~~

      ~~“Sponsor” means any Person directly or indirectly instrumental in organizing, wholly or in part, the Company or any Person who will control, manage or participate in the management of the Company, and any Affiliate of such Person. Not included is any Person whose only relationship with the Company is that of an independent property manager of Company assets, and whose only compensation is as such. Sponsor does~~

C-2-7

~~not include wholly independent third parties such as attorneys, accountants, and underwriters whose only compensation is for professional services. A Person may also be deemed a Sponsor of the Company by:~~

~~a. taking the initiative, directly or indirectly, in founding or organizing the business or enterprise of the Company, either alone or in conjunction with one or more other Persons;~~

~~b. receiving a material participation in the Company in connection with the founding or organizing of the business of the Company, in consideration of services or property, or both services and property;~~

~~c. having a substantial number of relationships and contacts with the Company;~~

~~d. possessing significant rights to control Company properties;~~

~~e. receiving fees for providing services to the Company which are paid on a basis that is not customary in the industry; or~~

~~f. providing goods or services to the Company on a basis which was not negotiated at arms length with the Company.~~

      ~~“Stock Option Plan” means a plan that provides for the matters set forth in Rule 260.140.41 of Section 25140 of the Corporations Code of California, as in effect as of the date of these Articles of Incorporation.~~

      ~~“Stockholders’ 8% Return,” as of each date, means an aggregate amount equal to an eight percent (8%) cumulative, noncompounded, annual return on Invested Capital.~~

      “Stockholders” means the ~~registered holders~~ stockholders of record of any class of the Company’s Equity Shares.

      ~~“Subordinated Incentive Fee” means the fee payable to the Advisor under certain circumstances if the Shares are listed on a national securities exchange or over-the-counter market.~~

      ~~“Successor” means any successor in interest of the Company.~~

      ~~“Termination Date” means the date of termination of the Advisory Agreement.~~

      ~~“Total Proceeds” means Gross Proceeds plus loan proceeds from Permanent Financing, excluding loan proceeds used to finance Secured Equipment Leases.~~

      ~~“Unimproved Real Property” means Property in which the Company has an equity interest that is not acquired for the purpose of producing rental or other operating income, that has no development or construction in process and for which no development or construction is planned, in good faith, to commence within one year.~~

ARTICLE II

BOARD OF DIRECTORS

      SECTION 2.1.     Number. The number of Directors of the Company initially shall be ~~five~~nine (~~5~~9), which number may be increased or decreased from time to time only by ~~resolution of~~ the Board of Directors ~~then in office or by a majority vote of the Stockholders entitled~~pursuant to ~~vote:~~ the Bylaws; provided, however, that the total number of Directors shall never be ~~not fewer~~less than ~~three (3) and not more than fifteen (15), subject to~~ the ~~Bylaws and to any express rights of any holders of any series of Preferred Shares to elect additional directors under specified circumstances. A majority of~~minimum number required by the ~~Board of Directors will be Independent Directors except for a period of 90 days after the death, removal or resignation of an Independent Director. Independent Directors shall nominate replacements for vacancies in the Independent Director positions~~MGCL. No reduction in the number of Directors shall cause the removal of any Director from office prior to the expiration of his term. Any vacancy created by an increase in the number of Directors will be filled, at any regular meeting or at any special meeting of the Directors called for that purpose, by a majority of the entire Board of Directors. Any other vacancy will be filled at any regular

C-2-8

meeting or at any special meeting of the Directors called for that purpose, by a majority of the remaining Directors, whether or not sufficient to constitute a quorum. For the purposes of voting for Directors, at any annual meeting or at any special meeting of the Stockholders called for that purpose, ~~by a majority of the Common Shares present in person or by proxy and entitled to vote. For the purposes of voting for Directors,~~ each Equity Share of stock may be voted for as many individuals as there are directors to be elected and for whose election the Equity Share is entitled to be voted, or as may otherwise be required by the MGCL or other applicable law as in effect from time to time.

      SECTION 2.2.     ~~Experience. A Director shall have had at least three (3) years of relevant experience demonstrating the knowledge and experience required to successfully acquire and manage the type of assets being acquired by the Company. At least one of the Independent Directors shall have three (3) years of relevant real estate experience.SECTION 2.3.~~     Committees. Subject to the MGCL, the Directors may establish such committees as they deem appropriate, in their discretion~~, provided that the majority of the members of each committee are Independent Directors~~.

      SECTION ~~2.4.     Initial~~2.3. Term; Current Board~~; Term. The initial Directors are James M. Seneff, Jr., Robert A. Bourne, G. Richard Hostetter, J. Joseph Kruse and Richard C. Huseman~~. Each Director shall hold office for one (1) year, until the next annual meeting of Stockholders and until his successor shall have been duly elected and ~~shall have qualified~~qualify. Directors may be elected to an unlimited number of successive terms.

      The names ~~and address~~ of the ~~initial~~current Directors who shall serve until the next annual meeting of Stockholders and until their successors are ~~as follows~~duly elected and qualify are[these names are to be confirmed following the 2004 Annual Meeting of Stockholders]:

Name	Address

~~James M. Seneff, Jr.~~	~~400 E. South Street~~
~~Orlando, Florida 32801~~
~~Robert A. Bourne~~	~~400 E. South Street~~
~~Orlando, Florida 32801~~
~~G. Richard Hostetter~~	~~400 E. South Street~~
~~Orlando, Florida 32801~~
~~J. Joseph Kruse~~	~~400 E. South Street~~
~~Orlando, Florida 32801~~
~~Richard C. Huseman~~	~~400 E. South Street~~
~~Orlando, Florida 32801~~

      ~~SECTION 2.5.     Fiduciary Obligations. The Directors serve in a fiduciary capacity to the Company and have a fiduciary duty to the Stockholders of the Company, including a specific fiduciary duty to supervise the relationship of the Company with the Advisor.~~

      ~~SECTION 2.6.     Approval by Independent Directors. A majority of the Independent Directors must approve all matters to which Sections 2.1, 3.2(g) and (l), 3.3, 4.1, 4.2, 4.6, 4.7, 4.8, 4.10, 4.13, 5.2, 5.4(m) and (n), 6.3, 6.4, 8.2, 8.3, 9.2 and 9.4 herein apply.~~

James M. Seneff, Jr., Chairman of the Board Robert A. Bourne Thomas J. Hutchison III John A. Griswold James Douglas Holladay Jack F. Kemp Craig M. McAllaster Dianna Morgan Robert E. Parsons, Jr.

C-2-9

      SECTION ~~2.7.~~2.4.     Resignation~~,~~ and Removal ~~or Death~~. Any Director may resign by written notice to the Board of Directors, effective upon execution and delivery to the Company of such written notice or upon any future date specified in the notice. A Director may be removed from office ~~with or without~~at any time, but only for cause, and then only at a meeting of ~~the~~Stockholders ~~called for that purpose,~~ by the affirmative vote of the holders of ~~not less than a majority~~at least two thirds of the Equity Shares then outstanding and entitled to vote in the election of Directors, subject to the rights of the holders of any Preferred Shares to ~~vote for~~elect or remove one or more Directors. For the purpose of this paragraph, “cause” shall mean, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such ~~Directors~~director caused demonstrable, material harm to the Company through bad faith or active and deliberate dishonesty. The notice of such meeting shall indicate that the purpose, or one of the purposes, of such meeting is to determine if a Director should be removed.

      ~~SECTION 2.8.     Business Combination Statute. Notwithstanding any other provision of these Articles of Incorporation or any contrary provision of law, the Maryland Business Combination Statute, found in Title 3, subtitle 6 of the MGCL, as amended from time to time, or any successor statute thereto, shall not apply to any “business combination” (as defined in Section 3-601(e) of the MGCL, as amended from time to time, or any successor statute thereto) of the Company and any Person.~~

      ~~SECTION 2.9.     Control Share Acquisition Statute. Notwithstanding any other provision of these Articles of Incorporation or any contrary provision of law, the Maryland Control Share Acquisition Statute, found in Title 3, subtitle 7 of the MGCL, as amended from time to time, or any successor statute thereto shall not apply to any acquisition of Securities of the Company by any Person.~~

ARTICLE III

POWERS OF DIRECTORS

      SECTION 3.1.     General. Subject to the express limitations herein or in the Bylaws and to the general standard of care required of directors under the MGCL and other applicable law, (i) the business and affairs of the Company shall be managed under the direction of the Board of Directors and (ii) the Directors shall have full, exclusive and absolute power, control and authority over the Company Property and over the business of the Company as if they, in their own right, were the sole owners thereof, except as otherwise limited by ~~these Articles of Incorporation~~the Charter. The Directors have established the written policies on investments and borrowing set forth in this Article III ~~and Article V~~ hereof and shall monitor the administrative procedures, investment operations and performance of the Company ~~and the Advisor~~ to assure that such policies are carried out. The Directors may take any actions that, in their sole judgment and discretion, are necessary or desirable to conduct the business of the Company. ~~A majority of the Board of Directors, including a majority of Independent Directors, hereby ratify these Articles of Incorporation, which~~The Charter shall be construed with a presumption in favor of the grant of power and authority to the Directors. Any construction of ~~these Articles of Incorporation~~the Charter or determination made in good faith by the Directors concerning their powers and authority hereunder shall be conclusive. The enumeration and definition of particular powers of the Directors included in this Article III shall in no way be limited or restricted by reference to or inference from the terms of this or any other provision of ~~these Articles of Incorporation~~the Charter or construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Directors under the general laws of the State of Maryland as now or hereafter in force.

      SECTION 3.2.     Specific Powers and Authority. Subject only to the express limitations herein, and in addition to all other powers and authority conferred by ~~these Articles of Incorporation~~the Charter or by law, the Directors, without any vote, action or consent by the Stockholders, shall have and may exercise, at any time or times, in the name of the Company or on its behalf the following powers and authorities:

(a) Investments. ~~Subject to Article V and Section 9.5 hereof, to~~To invest in, purchase or otherwise acquire and to hold ~~real, personal or mixed, tangible or intangible, property~~Company Property of any kind wherever located, or rights or interests therein or in connection therewith, all without regard

C-2-10

to whether such ~~property~~Company Property, interests or rights are authorized by law for the investment of funds held by trustees or other fiduciaries, or whether obligations the Company acquires have a term greater or lesser than the term of office of the Directors or the possible termination of the Company, for such consideration as the Directors may deem proper (including cash, property of any kind or Securities of the Company); provided, however, that the Directors shall take such actions as they deem necessary and desirable to comply with any requirements of the MGCL relating to the types of ~~assets~~Assets held by the Company.

(b) REIT Qualification and Termination of Status. The Board of Directors shall use its best efforts to cause the Company ~~and its Stockholders~~to continue to qualify for U.S. federal income tax treatment in accordance with the provisions of the Code applicable to REITs ~~(as those terms are defined in Section 1.5 hereof)~~. In furtherance of the foregoing, the Board of Directors shall use its best efforts to take such actions as are necessary, and may take such actions as it deems desirable (in its sole discretion) to preserve the status of the Company as a REIT; provided, however, that in the event that the Board of Directors determines, by vote of at least two-thirds (2/3) of the Directors, that it no longer is in the best interests of the Company to continue to qualify as a REIT, the Board of Directors ~~shall take such actions as are required by the Code, the MGCL and other applicable law, to cause the matter of termination of qualification as a REIT to be submitted to a vote of the Stockholders of~~may revoke or otherwise terminate the Company’s REIT election pursuant to Section ~~8.3.~~856(g) of the Code.

(c) Sale, Disposition and Use of Company Property. Subject to ~~Article V and Sections 9.5 and 10.3~~Section 8.2 hereof, the Board of Directors shall have the authority to sell, rent, lease, hire, exchange, release, partition, assign, mortgage, grant security interests in, encumber, negotiate, dedicate, grant easements in and options with respect to, convey, transfer (including transfers to entities wholly or partially owned by the Company or the Directors) or otherwise dispose of any or all of the Company Property by deeds (including deeds in lieu of foreclosure with or without consideration), trust deeds, assignments, bills of sale, transfers, leases, mortgages, financing statements, security agreements and other instruments for any of such purposes executed and delivered for and on behalf of the Company or the Directors by one or more of the Directors or by a duly authorized officer, employee, agent or nominee of the Company, on such terms as they deem appropriate; to give consents and make contracts relating to the Company Property and its use or other property or matters; to develop, improve, manage, use, alter or otherwise deal with the Company Property; and to rent, lease or hire from others property of any kind; provided, however, that the Company may not use or apply land for any purposes not permitted by applicable law.

(d) Financings. To borrow or, in any other manner, raise money for the purposes and on the terms they determine, which terms may (i) include evidencing the same by issuance of Securities of the Company and (ii) may have such provisions as the Directors determine; to guarantee, indemnify or act as surety with respect to payment or performance of obligations of any Person; to mortgage, pledge, assign, grant security interests in or otherwise encumber the Company Property to secure any such Securities of the Company, contracts or obligations (including guarantees, indemnifications and suretyships); and to renew, modify, release, compromise, extend, consolidate or cancel, in whole or in part, any obligation to or of the Company or participate in any reorganization of obligors to the Company~~; provided, however, that the Company’s Leverage, in the absence of a satisfactory showing that a higher level of borrowing is appropriate, may not exceed 300% of Net Assets. Any excess in borrowing over such 300% level shall occur only with approval by a majority of the Independent Directors and will be discussed and explained to Stockholders in the first quarterly report of the Company prepared after such approval occurs.~~

(e) Lending. ~~Subject to the provisions of Section 9.5 hereof, to~~To lend money or other Company Property on such terms, for such purposes and to such Persons as they may determine.

~~(f) Secured Equipment Leases. To engage in the business of offering furniture, fixture, and equipment financing to the operators of Restaurant Chains and other businesses, provided, however, that the Company shall use its best efforts to ensure that the total value of Secured Equipment Leases,~~

C-2-11

~~in the aggregate will not exceed 25% of the Company’s total assets and that Secured Equipment Leases to a single lessee or borrower, in the aggregate, will not exceed 5% of the Company’s total assets.~~

(~~g~~f) Issuance of Securities. Subject to the ~~provisions of Article VII hereof~~restrictions or limitations, if any, as may be set forth in the Charter or the Bylaws, to create and authorize and direct the issuance (on either a pro rata or a non-pro rata basis) by the Company, in shares, units or amounts of one or more types, series or classes, of Securities of the Company, which may have such ~~voting rights, dividend or interest rates,~~ preferences, ~~subordinations, conversion~~conversions or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption ~~prices or rights; maturity dates, distribution, exchange, or liquidation rights~~ or other rights as the Directors may determine, without vote of or other action by the Stockholders, to such Persons for such consideration, at such time or times and in such manner and on such terms as the Directors determine~~, to list any~~ (or without consideration in the case of ~~the Securities of the Company on any securities exchange~~a stock split or stock dividend); to purchase or otherwise acquire, hold, cancel, reissue, sell and transfer any Securities of the Company; and to acquire Excess Shares from the Excess Shares Trust pursuant to Section ~~7.7~~5.7(j).

      (~~h~~g) Expenses and Taxes. To pay any charges, expenses or liabilities necessary or desirable, in the sole discretion of the Directors, for carrying out the purposes of ~~these Articles of Incorporation~~the Charter and conducting business of the Company, including compensation or fees to Directors, officers, employees and agents of the Company, and to Persons contracting with the Company, and any taxes, levies, charges and assessments of any kind imposed upon or chargeable against the Company, the Company Property or the Directors in connection therewith; and to prepare and file any tax returns, reports or other documents and take any other appropriate action relating to the payment of any such charges, expenses or liabilities.

      (~~i~~h) Collection and Enforcement. To collect, sue for and receive money or other property due to the Company; to consent to extensions of the time for payment, or to the renewal, of any Securities or obligations; to engage or to intervene in, prosecute, defend, compound, enforce, compromise, release, abandon or adjust any actions, suits, proceedings, disputes, claims, demands, security interests or things relating to the Company, the Company Property or the Company’s affairs; to exercise any rights and enter into any agreements and take any other action necessary or desirable in connection with the foregoing.

      (~~j~~i) Deposits. To deposit funds or Securities constituting part of the Company Property in banks, trust companies, savings and loan associations, financial institutions and other depositories, whether or not such deposits will draw interest, subject to withdrawal on such terms and in such manner as the Directors determine.

      (~~k~~j) Allocation; Accounts. To determine whether moneys, profits or other ~~assets~~Assets of the Company shall be charged or credited to, or allocated between, income and capital, including whether or not to amortize any premium or discount and to determine in what manner any expenses or disbursements are to be borne as between income and capital (regardless of how such items would normally or otherwise be charged to or allocated between income and capital without such determination); to treat any dividend or other distribution on any investment as, or apportion it between, income and capital; in their discretion to provide reserves for depreciation, amortization, obsolescence or other purposes in respect of any Company Property in such amounts and by such methods as they determine; to determine what constitutes net earnings, profits or surplus; to determine the method or form in which the accounts and records of the Company shall be maintained; and to allocate to the Stockholders’ equity account less than all of the consideration paid for Securities and to allocate the balance to paid-in capital or capital surplus.

      (~~l~~k) Valuation of Property. To determine the value of all or any part of the Company Property and of any services, Securities~~, property~~ or other consideration to be furnished to or acquired by the Company, and to revalue all or any part of the Company Property, all in accordance with such appraisals or other information as are reasonable, in their sole judgment.

      (~~m~~l) Ownership and Voting Powers. To exercise all of the rights, powers, options and privileges pertaining to the ownership of any Mortgages, Securities, Real Estate, ~~Secured Equipment Leases~~Loans and

C-2-12

other Permitted Investments and other Company Property to the same extent that an individual owner might, including without limitation to vote or give any consent, request or notice or waive any notice, either in person or by proxy or power of attorney, which proxies and powers of attorney may be for any general or special meetings or action, and may include the exercise of discretionary powers.

      (~~n~~m) Officers, Etc.; Delegation of Powers. To elect, appoint or employ such officers for the Company and such committees of the Board of Directors with such powers and duties as the Directors may determine, the Company’s Bylaws provide or the MGCL requires; to engage, employ or contract with and pay compensation to any Person (including subject to Section ~~9.5~~7.4 hereof, any Director and Person who is an Affiliate of any Director) as agent, representative, ~~Advisor,~~ member of an advisory board, employee or independent contractor (including advisors, consultants, transfer agents, registrars, underwriters, accountants, attorneys-at-law, real estate agents, property and other managers, appraisers, brokers, architects, engineers, construction managers, general contractors or otherwise) in one or more capacities, to perform such services on such terms as the Directors may determine; to delegate to one or more Directors, officers or other Persons engaged or employed as aforesaid or to committees of Directors ~~or to the Advisor~~, the performance of acts or other things (including granting of consents), the making of decisions and the execution of such deeds, contracts, leases or other instruments, either in the names of the Company, the Directors or as their attorneys or otherwise, as the Directors may determine and as may be permitted by Maryland law; and to establish such committees as they deem appropriate.

      (~~o~~n) Associations. ~~Subject to Section 9.5 hereof, to~~To cause the Company to enter into joint ventures, general or limited partnerships, participation or agency arrangements or any other lawful combinations, relationships or associations of any kind.

      (~~p~~o) Reorganizations, Etc. Subject to Sections ~~10.2 and 10.3~~8.2 hereof, to cause to be organized or assist in organizing any Person under the laws of any jurisdiction to acquire all or any part of the Company Property, carry on any business in which the Company shall have an interest or otherwise exercise the powers the Directors deem necessary, useful or desirable to carry on the business of the Company or to carry out the provisions of ~~these Articles of Incorporation~~the Charter, to merge or consolidate the Company with any Person; to sell, rent, lease, hire, convey, negotiate, assign, exchange or transfer all or any part of the Company Property to or with any Person in exchange for Securities of such Person or otherwise; and to lend money to, subscribe for and purchase the Securities of, and enter into any contracts with, any Person in which the Company holds, or is about to acquire, Securities or any other interests.

      (~~q~~p) Insurance. To purchase and pay for out of Company Property insurance policies insuring the Stockholders, Company and the Company Property against any and all risks, and insuring the Directors, ~~Advisors and Affiliates~~ of the Company individually (each an “Insured”) against all claims and liabilities of every nature arising by reason of holding or having held any such status, office or position or by reason of any action alleged to have been taken or omitted by the Insured in such capacity, whether or not the Company would have the power to indemnify against such claim or liability~~, provided that such insurance be limited to the indemnification permitted by Section 9.2 hereof in regard to any liability or loss resulting from negligence, gross negligence, misconduct, willful misconduct or an alleged violation of federal or state securities laws~~. Nothing contained herein shall preclude the Company from purchasing and paying for such types of insurance, including extended coverage liability and casualty and workers’ compensation, as would be customary for any Person owning comparable assets and engaged in a similar business, or from naming the Insured as an additional insured party thereunder, provided that such addition does not add to the premiums payable by the Company. ~~The Board of Directors’ power to purchase and pay for such insurance policies shall be limited to policies that comply with all applicable state laws and the NASAA REIT Guidelines.~~

      (~~r~~q) Distributions. To declare and pay dividends or other Distributions to Stockholders, subject to the provisions of Section ~~7.2~~5.2 hereof.

      (~~s~~r) Discontinue Operations; Bankruptcy. To discontinue the operations of the Company (subject to ~~Section 10.2~~ Article IX hereof); to petition or apply for relief under any provision of federal or state bankruptcy, insolvency or reorganization laws or similar laws for the relief of debtors; to permit any Company Property to be foreclosed upon without raising any legal or equitable defenses that may be available to the

C-2-13

Company or the Directors or otherwise defending or responding to such foreclosure; or to take such other action with respect to indebtedness or other obligations of the Directors, the Company Property or the Company as the Directors, in such capacity, and in their discretion may determine.

      ~~(t) Termination of Status. To terminate the status of the Company as a real estate investment trust under the REIT Provisions of the Code; provided, however, that the Board of Directors shall take no action to terminate the Company’s status as a real estate investment trust under the REIT Provisions of the Code until such time as (i) the Board of Directors adopts a resolution recommending that the Company terminate its status as a real estate investment trust under the REIT Provisions of the Code, (ii) the Board of Directors presents the resolution at an annual or special meeting of the Stockholders and (iii) such resolution is approved by the holders of a majority of the issued and outstanding Common Shares.~~

      (~~u~~s) Fiscal Year. Subject to the Code, to adopt, and from time to time change, a fiscal year for the Company.

      (~~v~~t) Seal. To adopt and use a seal, but the use of a seal shall not be required for the execution of instruments or obligations of the Company.

      (~~w~~u) Bylaws. To adopt, implement and from time to time alter, amend or repeal the Bylaws of the Company relating to the business and organization of the Company, provided that such amendments are not inconsistent with the provisions of ~~these Articles of Incorporation, and further provided that~~ the ~~Directors may not amend the Bylaws, without the affirmative vote of a majority of the Equity Shares, to the extent that such amendments adversely affect the rights, preferences and privileges of Stockholders~~Charter.

      (~~x~~v) Listing~~Shares~~of Securities. To cause the ~~Listing of the Shares at~~listing of any ~~time after completion of the Initial Public Offering but in no event shall such Listing occur more than ten (10) years after completion of the offering.~~of the Company’s Securities on a national securities exchange or for quotation on any automated inter-dealer quotation system.

      (~~y~~w) Further Powers. To do all other acts and things and execute and deliver all instruments incident to the foregoing powers, and to exercise all powers which they deem necessary, useful or desirable to carry on the business of the Company or to carry out the provisions of ~~these Articles of Incorporation~~the Charter, even if such powers are not specifically provided hereby.

      SECTION 3.3.     Determination of Best Interest of Company. In determining what is in the best interest of the Company in connection with a potential acquisition of control, a Director ~~shall consider the interests of~~may consider (i) the effect thereof on the Stockholders of the Company ~~and, in his or her sole and absolute discretion, may consider (i) the interests of~~ the Company’s employees, suppliers, creditors and customers, and the communities in which the offices or Company Properties are located, and (ii) the ~~economy of the nation, (iii) community and societal interests, and (iv) the~~ long-term as well as short-term interests of the Company ~~and its Stockholders~~, including the possibility that these interests may be best served by the continued independence of the Company. The Board of Directors shall have the exclusive power to adopt, alter or repeal any provision of the bylaws and to make new bylaws.

      SECTION 3.4. Extraordinary Actions. Except as specifically provided in Article II, Section 2.4 hereof, notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

ARTICLE IV

~~ADVISOR~~

      ~~SECTION 4.1. Appointment and Initial Investment of Advisor. The Directors are responsible for setting the general policies of the Company and for the general supervision of its business conducted by officers, agents, employees, advisors or independent contractors of the Company. However, the Directors are not~~

C-2-14

~~required personally to conduct the business of the Company, and they may (but need not) appoint, employ or contract with any Person (including a Person Affiliated with any Director) as an Advisor and may grant or delegate such authority to the Advisor as the Directors may, in their sole discretion, deem necessary or desirable. The term of retention of any Advisor shall not exceed one (1) year, although there is no limit to the number of times that a particular Advisor may be retained. The Advisor is the holder of 20,000 Shares, representing an initial investment of $200,000. The Advisor or any Affiliate may not sell this initial investment while the Advisor remains a Sponsor but may transfer the 20,000 Shares to other Affiliates.~~

      ~~SECTION 4.2. Supervision of Advisor. The Directors shall evaluate the performance of the Advisor before entering into or renewing an advisory contract and the criteria used in such evaluation shall be reflected in the minutes of meetings of the Board. The Directors may exercise broad discretion in allowing the Advisor to administer and regulate the operations of the Company, to act as agent for the Company, to execute documents on behalf of the Company and to make executive decisions which conform to general policies and principles established by the Directors.~~

      ~~The Directors shall establish written policies on investments and borrowing and shall monitor the administrative procedures, investment operations and performance of the Company and the Advisor to assure that such procedures, operations and programs are in the best interests of the Stockholders and are fulfilled.~~

      ~~The Board of Directors is also responsible for reviewing the fees and expenses of the Company at least annually or with sufficient frequency to determine that the expenses incurred are in the best interests of the Stockholders. In addition, a majority of the Independent Directors and a majority of Directors not otherwise interested in the transaction must approve each transaction with the Advisor or its Affiliates. A majority of the Independent Directors also will be responsible for reviewing the performance of the Advisor and determining that compensation to be paid to the Advisor is reasonable in relation to the nature and quality of services to be performed and the investment performance of the Company and that the provisions of the Advisory Agreement are being carried out. Specifically, the Independent Directors will consider factors such as the Net Assets and Net Income of the Company, the amount of the fee paid to the Advisor in relation to the size, composition and performance of the Company’s portfolio, the success of the Advisor in generating opportunities that meet the investment objectives of the Company, rates charged to other REITs and to investors other than REITs by advisors performing the same or similar services, additional revenues realized by the Advisor and its Affiliates through their relationship with the Company, whether paid by the Company or by others with whom the Company does business, the quality and extent of service and advice furnished by the Advisor, the performance of the investment portfolio of the Company, including income, conservation or appreciation of capital, frequency of problem investments and competence in dealing with distress situations, and the quality of the portfolio of the Company relative to the investments generated by the Advisor for its own account. The Independent Directors also shall determine whether any successor Advisor possesses sufficient qualifications to perform the advisory function for the Company and whether the compensation provided for in its contract with the Company is justified.~~

      ~~SECTION 4.3. Fiduciary Obligations. The Advisor has a fiduciary responsibility to the Company and to the Stockholders.~~

      ~~SECTION 4.4. Affiliation and Functions. The Directors, by resolution or in the Bylaws, may provide guidelines, provisions, or requirements concerning the affiliation and functions of the Advisor.~~

      ~~SECTION 4.5. Termination. Either a majority of the Independent Directors or the Advisor may terminate the advisory contract on sixty (60) days’ written notice without cause or penalty, and, in such event, the Advisor will cooperate with the Company and the Directors in making an orderly transition of the advisory function.~~

      ~~SECTION 4.6. Real Estate Commission on Sale of Property. The Company shall pay the Advisor a deferred, subordinated real estate disposition fee upon Sale of one or more Properties, in an amount equal to the lesser of (i) one-half (1/2) of a Competitive Real Estate Commission, or (ii) three percent (3%) of the sales price of such Property or Properties. Payment of such fee shall be made only if the Advisor provides a substantial amount of services in connection with the Sale of a Property or Properties and shall be~~

C-2-15

~~subordinated to receipt by the Stockholders of Distributions equal to the sum of (i) their aggregate Stockholders’ 8% Return and (ii) their aggregate Invested Capital. If, at the time of a Sale, payment of such disposition fee is deferred because the subordination conditions have not been satisfied, then the disposition fee shall be paid at such later time as the subordination conditions are satisfied. Upon Listing, if the Advisor has accrued but not been paid such real estate disposition fee, then for purposes of determining whether the subordination conditions have been satisfied, Stockholders will be deemed to have received a Distribution in the amount equal to the product of the total number of Shares outstanding and the average closing price of the Shares over a period, beginning 180 days after Listing, of 30 days during which the Shares are traded.~~

      ~~SECTION 4.7. Subordinated Share of Net Sales Proceeds. The Company shall pay the Advisor a deferred, subordinated share from Sales of assets of the Company, whether or not in liquidation of the Company, equal to 10% of Net Sales Proceeds remaining after receipt by the Stockholders of Distributions equal to the sum of (i) the Stockholders’ 8% Return and (ii) 100% of Invested Capital. Following Listing, no share of Net Sales Proceeds will be paid to the Advisor.~~

      ~~SECTION 4.8. Incentive Fees.~~

      ~~(a) At such time, if any, as Listing occurs (other than on the Pink Sheets or the OTC Bulletin Board), the Advisor shall be paid the Subordinated Incentive Fee in an amount equal to ten percent (10%) of the amount by which (i) the market value of the Company (as defined below) plus the total Distributions paid to Stockholders from the Company’s inception until the date of Listing exceeds (ii) the sum of (A) one hundred percent (100% ) of Invested Capital and (B) the total Distributions required to be paid to the Stockholders in order to pay the Stockholders’ 8% Return from inception through the date the market value is determined. For purposes of calculating the Subordinated Incentive Fee, the market value of the Company shall be the average closing price or average of bid and asked price, as the case may be, over a period of thirty (30) days during which the Shares are traded with such period beginning one hundred eighty (180) days after Listing. In the case of multiple Advisors, Advisors and any Affiliate shall be allowed incentive fees provided such fees are distributed by a proportional method reasonably designed to reflect the value added to Company assets by each respective Advisor or any Affiliate. The Subordinated Incentive Fee will be reduced by the amount of any prior payment to the Advisor of a deferred, subordinated share of Net Sales Proceeds from Sales of assets of the Company.~~

      ~~(b) In no event shall the Company pay a single Advisor both the Subordinated Incentive Fee and the Performance Fee.~~

      ~~(c) In the event that the Company becomes a perpetual life entity, which will occur if the Shares become listed on a national securities exchange or over-the-counter market, the Company and the Advisor will negotiate in good faith a fee structure appropriate for an entity with a perpetual life, subject to approval by a majority of the Independent Directors. In negotiating a new fee structure, the Independent Directors shall consider all of the factors they deem relevant. These are expected to include, but will not necessarily be limited to: (i) the amount of the advisory fee in relation to the asset value, composition, and profitability of the Company’s portfolio; (ii) the success of the Advisor in generating opportunities that meet the investment objectives of the Company; (iii) the rates charged to other REITs and to investors other than REITs by Advisors that perform the same or similar services; (iv) additional revenues realized by the Advisor and its Affiliates through their relationship with the Company, including loan administration, underwriting or broker commissions, servicing, engineering, inspection and other fees, whether paid by the Company or by others with whom the Company does business; (v) the quality and extent of service and advice furnished by the Advisor; (vi) the performance of the investment portfolio of the Company, including income, conservation or appreciation of capital, and number and frequency of problem investments; and (vii) the quality of the Property portfolio of the Company in relationship to the investments generated by the Advisor for its own account. The Board of Directors, including a majority of the Independent Directors, may not approve a new fee structure that, in its judgment, is more favorable to the Advisor than the current fee structure.~~

      ~~SECTION 4.9. Performance Fee. Upon termination of the Advisory Agreement, the Advisor shall be entitled to receive a Performance Fee if performance standards satisfactory to a majority of the Board of Directors, including a majority of the Independent Directors, when compared to (a) the performance of the~~

C-2-16

~~Advisor in comparison with its performance for other entities; and (b) the performance of other advisors for similar entities, have been met. If Listing has not occurred, the Performance Fee, if any, shall equal ten percent (10%) of the amount, if any, by which (i) the appraised value of the assets of the Company on the Termination Date, less the amount of all indebtedness secured by such assets, plus the total Distributions paid to Stockholders from the Company’s inception through the Termination Date, exceeds (ii) Invested Capital plus an amount equal to the Stockholders’ 8% Return from inception through the Termination Date. The Advisor shall be entitled to receive all accrued but unpaid compensation and expense reimbursements in cash within thirty (30) days of the Termination Date. All other amounts payable to the Advisor in the event of a termination shall be evidenced by a promissory note and shall be payable from time to time. The Performance Fee shall be paid in twelve (12) equal quarterly installments without interest on the unpaid balance, provided, however, that no payment will be made in any quarter in which such payment would jeopardize the Company’s REIT status, in which case any such payment or payments will be delayed until the next quarter in which payment would not jeopardize REIT status. Notwithstanding the preceding sentence, any amounts which may be deemed payable at the date the obligation to pay the Performance Fee is incurred which relate to the appreciation of the Company’s assets shall be an amount which provides compensation to the terminated Advisor only for that portion of the holding period for the respective assets during which such terminated Advisor provided services to the Company. Upon Listing, the Performance Fee, if any, payable thereafter will be as negotiated between the Company and the Advisor. The Advisor shall not be entitled to payment of the Performance Fee in the event the Advisory Agreement is terminated because of failure of the Company and the Advisor to establish a fee structure appropriate for a perpetual-life entity at such time, if any, as the Shares become listed on a national securities exchange or over the counter market. The Performance Fee, to the extent payable at the time of Listing, will not be paid in the event that the Subordinated Incentive Fee is paid.~~

      ~~SECTION 4.10. Acquisition Fee and Acquisition Expenses. The Company shall pay the Advisor a fee in the amount of 4.5% of Total Proceeds as Acquisition Fees. Acquisition Fees shall be reduced to the extent that, and if necessary to limit, the total compensation paid to all persons involved in the acquisition of any Property to the amount customarily charged in arms-length transactions by other persons or entities rendering similar services as an ongoing public activity in the same geographical location and for comparable types of Properties, and to the extent that other acquisition fees, finder’s fees, real estate commissions, or other similar fees or commissions are paid by any person in connection with the transaction. The Company shall reimburse the Advisor for Acquisition Expenses incurred in connection with the initial selection and acquisition of Properties, provided that reimbursement shall be limited to the actual cost of goods and services used by the Company and obtained from entities not affiliated with the Advisor, or the lesser of the actual cost or 90% of the competitive rate charged by unaffiliated persons providing similar goods and services in the same geographic location for goods or services provided by the Advisor or its Affiliates. The total of all Acquisition Fees and any Acquisition Expenses shall be reasonable and shall not exceed an amount equal to six percent (6%) of the Real Estate Asset Value or the Contract Purchase Price of a Property, or in the case of a Mortgage Loan, six percent (6%) of the funds advanced, unless a majority of the Board of Directors, including a majority of the Independent Directors not otherwise interested in the transaction, approves fees in excess of these limits subject to a determination that the transaction is commercially competitive, fair and reasonable to the Company.~~

      ~~SECTION 4.11. Asset Management Fee. The Company shall pay the Advisor a monthly Asset Management Fee in an amount equal to one-twelfth of .60% of the Company’s Real Estate Asset Value and the outstanding principal amount of any Mortgage Loans, as of the end of the preceding month. Specifically, Real Estate Asset Value equals the amount invested in the Properties wholly owned by the Company, determined on the basis of cost, plus, in the case of Properties owned by any Joint Venture or partnership in which the Company is a co-venturer or partner, the portion of the cost of such Properties paid by the Company, exclusive of Acquisition Fees and Acquisition Expenses. The Asset Management Fee, which will not exceed fees which are competitive for similar services in the same geographic area, may or may not be taken, in whole or in part as to any year, in the sole discretion of the Advisor. All or any portion of the Asset Management Fee not taken as to any fiscal year shall be deferred without interest and may be taken in such other fiscal year as the Advisor shall determine.~~

C-2-17

      ~~SECTION 4.12. Secured Equipment Lease Servicing Fee. The Company shall pay the Advisor a fee out of the proceeds of the Line of Credit or Permanent Financing for negotiating Secured Equipment Leases and supervising the Secured Equipment Lease program equal to 2% of the purchase price of the Equipment subject to each Secured Equipment Lease and paid upon entering into such lease or loan.~~

      ~~SECTION 4.13. Reimbursement for Operating Expenses. The Company shall not reimburse the Advisor at the end of any fiscal quarter for Operating Expenses that, in the four consecutive fiscal quarters then ended (the “Expense Year”) exceed the greater of 2% of Average Invested Assets or 25% of Net Income (the “2%/25% Guidelines”) for such year. Within 60 days after the end of any fiscal quarter of the Company for which total Operating Expenses for the Expense Year exceed the 2%/25% Guidelines, the Advisor shall reimburse the Company the amount by which the total Operating Expenses paid or incurred by the Company exceed the 2%/25% Guidelines.~~

~~ARTICLE V~~

~~INVESTMENT OBJECTIVES AND LIMITATIONS~~

      ~~SECTION 5.1. Investment Objectives. The Company’s primary investment objectives are to preserve, protect, and enhance the Company’s assets; while (i) making Distributions commencing in the initial year of Company operations; (ii) obtaining fixed income through the receipt of base rent, and increasing the Company’s income (and Distributions) and providing protection against inflation through automatic increases in base rent and receipt of percentage rent, and obtaining fixed income through the receipt of payments on Mortgage Loans and Secured Equipment Leases; (iii) qualifying and remaining qualified as a REIT for federal income tax purposes; and (iv) providing Stockholders of the Company with liquidity of their investment within five (5) to ten (10) years after commencement of the offering, either in whole or in part, through (a) Listing, or, (b) if Listing does not occur within ten (10) years after commencement of the offering, the commencement of orderly Sales of the Company’s assets (outside the ordinary course of business and consistent with its objective of qualifying as a REIT) and distribution of the proceeds thereof. The sheltering from tax of income from other sources is not an objective of the Company. Subject to Section 3.2(b) hereof and to the restrictions set forth herein, the Directors will use their best efforts to conduct the affairs of the Company in such a manner as to continue to qualify the Company for the tax treatment provided in the REIT Provisions of the Code; provided, however, no Director, officer, employee or agent of the Company shall be liable for any act or omission resulting in the loss of tax benefits under the Code, except to the extent provided in Section 9.2 hereof.~~

      ~~SECTION 5.2. Review of Objectives. The Independent Directors shall review the investment policies of the Company with sufficient frequency and at least annually to determine that the policies being followed by the Company at any time are in the best interests of its Stockholders. Each such determination and the basis therefor shall be set forth in the minutes of the meetings of the Board of Directors.~~

      ~~SECTION 5.3. Certain Permitted Investments.~~

      ~~(a) The Company may invest in Properties including, but not limited to, Properties to be leased to operators of Restaurant Chains and Hotel Chains in various locations across the United States.~~

      ~~(b) The Company may invest in Joint Ventures with the Advisor, one or more Directors or any Affiliate, if a majority of Directors (including a majority of Independent Directors) not otherwise interested in the transaction, approve such investment as being fair and reasonable to the Company and on substantially the same terms and conditions as those received by the other joint venturers.~~

      ~~(c) The Company may invest in equity securities, and Mortgage Loans, if a majority of Directors (including a majority of Independent Directors) not otherwise interested in the transaction approve such investment as being fair, competitive and commercially reasonable.~~

C-2-18

      ~~(d) The Company may offer Secured Equipment Leases to operators of Restaurant Chains and Hotel Chains provided that a majority of Directors (including a majority of Independent Directors) approve the Secured Equipment Leases as being fair, competitive and commercially reasonable.~~

OPERATING RESTRICTIONS

      ~~SECTION 5.4. Investment Limitations.~~ In addition to other ~~investment~~operating restrictions imposed by the Directors from time to time, ~~consistent with~~ the Company~~’s objective of qualifying as a REIT, the following shall apply to the Company’s investments:~~

      ~~(a) Not more than 10% of the Company’s total assets shall be invested in unimproved real property or mortgage loans on unimproved real property. For purposes of this paragraph, “unimproved real property” does not include any Property or Real Estate under construction, under contract for development or planned for development within one year.~~

      ~~(b) The Company shall not invest in commodities or commodity future contracts. This limitation is not intended to apply to interest rate futures, when used solely for hedging purposes.~~

      ~~(c) The Company shall not invest in or make mortgage loans unless an appraisal is obtained concerning the underlying property. Mortgage indebtedness on any property shall not exceed such property’s appraised value. In cases in which a majority of Independent Directors so determine, and in all cases in which the mortgage loan involves the Advisor, Directors, or Affiliates, such appraisal of the underlying property must be obtained from an Independent Expert. Such appraisal shall be maintained in the Company’s records for at least five (5) years and shall be available for inspection and duplication by any Stockholder. In addition to the appraisal, a mortgagee’s or owner’s title insurance policy or commitment as to the priority of the mortgage or condition of the title must be obtained.~~

      ~~(d) The Company shall not make or invest in mortgage loans, including construction loans, on any one (1) property if the aggregate amount of all mortgage loans outstanding on the property, including the loans of the Company would exceed an amount equal to eighty-five percent (85%) of the appraised value of the property as determined by appraisal unless substantial justification exists because of the presence of other underwriting criteria. For purposes of this subsection, the “aggregate amount of all mortgage loans outstanding on the Property, including the loans of the Company” shall include all interest (excluding contingent participation in income and/or appreciation in value of the mortgaged property), the current payment of which may be deferred pursuant to the terms of such loans, to the extent that deferred interest on each loan exceeds five percent (5%) per annum of the principal balance of the loan.~~

      ~~(e) The Company shall not invest in indebtedness (“Junior Debt”) secured by a mortgage on real property which is subordinate to the lien or other indebtedness (“Senior Debt”), except where such amount of such Junior Debt, plus the outstanding amount of Senior Debt, does not exceed 90% of the appraised value of such property, if after giving effect thereto, the value of all such mortgage loans of the Company (as shown on the books of the Company in accordance with generally accepted accounting principles, after all reasonable reserves but before provision for depreciation) would not then exceed 25% of the Company’s Net Assets. The value of all investments in Junior Debt of the Company which does not meet the aforementioned requirements shall be limited to 10% of the Company’s tangible assets (which would be included within the 25% limitation). (f) The Company shall not engage in any short sale, or borrow, on an unsecured basis, if such borrowing will result in an Asset Coverage of less than 300%, except that such borrowing limitation shall not apply to a first mortgage trust. “Asset Coverage,” for the purpose of this Section 5.4(f) means the ratio which the value of the total assets of an issuer, less all liabilities and indebtedness except indebtedness for unsecured borrowings, bears to the aggregate amount of all unsecured borrowings of such issuer.~~

      ~~(g) The Company shall not make or invest in any mortgage loans that are subordinate to any mortgage, other indebtedness or equity interest of the Advisor, the Directors or an Affiliate of the Company. In addition, the Company shall not invest in any security of any entity holding investments or engaging in activities prohibited by these Articles of Incorporation.~~

C-2-19

      ~~(h) The Company shall not invest in equity securities unless a majority of the Directors (including a majority of Independent Directors) not otherwise interested in such transaction approve the transaction as being fair, competitive and commercially reasonable and determine that the transaction will not jeopardize the Company’s ability to qualify and remain qualified as a REIT. Investments in entities affiliated with the Advisor, a Director, the Company or their Affiliates are subject to restrictions on Joint Venture investments.~~

      ~~(i) The Company shall not issue (A) equity securities redeemable solely at the option of the holder (except that Stockholders may offer their Common Shares to the Company pursuant to that certain redemption plan adopted or to be adopted by the Board of Directors on terms outlined in the section relating to Common Shares entitled “Redemption of Shares” in the Company’s Prospectus relating to the Initial Public Offering); (B) debt securities unless the historical debt service coverage (in the most recently completed fiscal year) as adjusted for known charges is sufficient to properly service that higher level of debt; (C) Equity Shares on a deferred payment basis or under similar arrangements; (D) non-voting or assessable securities; (E) options, warrants, or similar evidences of a right to buy its securities (collectively, “Options”) unless (1) issued to all of its Stockholders ratably, (2) as part of a financing arrangement, or (3) as part of a Stock Option Plan available to Directors, officers or employees of the Company or the Advisor. Options may not be issued to the Advisor, Director or any Affiliate thereof except on the same terms as such Options are sold to the general public. Options may be issued to persons other than the Advisor, Directors or any Affiliate thereof but not at exercise prices less than the fair market value of the underlying securities on the date of grant and not for consideration that in the judgment of the Independent Directors has a market value less than the value of such Option on the date of grant. Options issuable to the Advisor, Directors or any Affiliate thereof shall not exceed 10% of the outstanding Shares on the date of grant. The voting rights per share of Equity Shares of the Company (other than the publicly held Equity Shares of the Company) sold in a private offering shall not exceed the voting rights which bear the same relationship to the voting rights of the publicly held Equity Shares as the consideration paid to the Company for each privately offered Equity Share of the Company bears to the book value of each outstanding publicly held Equity Share.~~

      ~~(j) The Company shall not invest in real estate contracts of sale unless such contracts of sale are in recordable form and appropriately recorded in the chain of title.~~

      ~~(k) A majority of the Directors shall authorize the consideration to be paid for each Property, based on the fair market value of the Property. If a majority of the Independent Directors determine, or if the Property is acquired from the Advisor, a Director, or their Affiliates, such fair market value shall be determined by a qualified independent real estate appraiser selected by the Independent Directors.~~

      ~~(l) The Company shall not engage in underwriting or the agency distribution of securities issued by others or in trading, as compared to investment activities.~~

      ~~(m) The Company shall not invest in any foreign currency or bullion or engage in short sales.~~

      ~~(n) The Company shall not issue senior securities except notes to banks and other lenders and Preferred Shares.~~

      ~~(o) The aggregate Leverage of the Company shall be reasonable in relation to the Net Assets of the Company and shall be reviewed by the Directors at least quarterly. The maximum amount of such Leverage in relation to the Net Assets shall, in the absence of a satisfactory showing that a higher level of borrowing is appropriate, not exceed three hundred percent (300%). Any excess in Leverage over such three hundred percent (300%) level shall be approved by at least a majority of the Independent Directors and disclosed to Stockholders in the next quarterly report of the Company, along with the justification for such excess.~~

      ~~(p) Unless at least 80% of the Company’s tangible assets are comprised of Properties or first mortgage loans, the Company may not incur any indebtedness which would result in an aggregate amount of indebtedness in excess of 300% of the Net Assets.~~

      ~~(q) The Company may borrow money from the Advisor, Director or any Affiliate thereof, upon a finding by a majority of Directors (including a majority of Independent Directors) not otherwise interested in the~~

C-2-20

~~transaction that such transaction is fair, competitive and commercially reasonable and no less favorable to the Company than loans between unaffiliated parties under the same circumstances. Notwithstanding the foregoing, the Advisor and its Affiliates shall be entitled to reimbursement, at cost, for actual expenses incurred by the Advisor or its Affiliates on behalf of the Company or Joint Ventures in which the Company is a co-venturer, subject to subsection (r) below.~~

      ~~(r) The Company shall not make loans to the Advisor or its Affiliates, except as provided under Section 6.4(b).~~

      ~~(s) The Company shall~~ not operate so as to be classified as an “investment company” under the Investment Company Act of 1940, as amended.

      ~~(t) The Company will not make any investment that the Company believes will be inconsistent with its objectives of qualifying and remaining qualified as a REIT.~~

      ~~The foregoing investment limitations may not be modified or eliminated without the approval of Stockholders owning a majority of the outstanding Equity Shares.~~

~~ARTICLE VI~~

~~CONFLICTS OF INTEREST~~

      ~~SECTION 6.1. Sales and Leases to Company. The Company may purchase a Property or Properties from the Advisor, Director, or any Affiliate upon a finding by a majority of Directors (including a majority of the Independent Directors) not otherwise interested in the transaction that such transaction is fair and reasonable to the Company and at a price to the Company no greater than the cost of the asset to such Advisor, Director or Affiliate, or, if the price to the Company is in excess of such cost, that substantial justification for such excess exists and such excess is reasonable. In no event shall the cost of such asset to the Company exceed its current appraised value.~~

      ~~SECTION 6.2. Sales and Leases to the Advisor, Directors or Affiliates. An Advisor, Director or Affiliate may acquire or lease assets from the Company if a majority of the Directors (including a majority of the Independent Directors) not otherwise interested in the transaction determine that the transaction is fair and reasonable to the Company.~~

      ~~SECTION 6.3. Multiple Programs.~~

      ~~(a) Until completion of the Initial Public Offering of Shares by the Company, the Advisor and its Affiliates will not offer or sell interests in any subsequently formed public program that has investment objectives and structure similar to those of the Company and that intends to (i) invest, on a cash and/or leveraged basis, in a diversified portfolio of restaurant and hotel properties to be leased on a “triple-net” basis to operators of Restaurant Chains and Hotel Chains; (ii) offer Mortgage Loans; and (iii) offer Secured Equipment Leases. The Advisor and its Affiliates also will not purchase a property or offer or invest in a mortgage loan or secured equipment lease for any such subsequently formed public program that has investment objectives and structure similar to the Company and that intends to invest on a cash and/or leveraged basis primarily in a diversified portfolio of restaurant and hotel properties to be leased on a “triple-net” basis to operators of Restaurant Chains and Hotel Chains until substantially all (generally, eighty percent (80%) of the funds available for investment (net offering proceeds) by the Company have been invested or committed to investment. (For purposes of the preceding sentence only, funds are deemed to have been committed to investment to the extent written agreements in principle or letters of understanding are executed and in effect at any time, whether or not any such investment is consummated, and also to the extent any funds have been reserved to make contingent payments in connection with any Property, whether or not any such payments are made). Affiliates of the Advisor are currently purchasing restaurant properties and other types of properties, including furniture, fixtures, and equipment, and incurring related costs for public and private investor programs, which have investment objectives that are not identical, and/or a structure not similar to those of the Company, but which make investments that include “triple-net” leases~~

C-2-21

~~of fast-food, family-style, and casual-dining restaurant properties and other types of properties, mortgage loans and/or in secured equipment leases. The Advisor or its Affiliates currently are and in the future may offer interests in one or more public or private programs organized to purchase properties of the type to be acquired by the Company, to offer mortgage loans and/or to offer secured equipment leases.~~

      ~~(b) In the event that an investment opportunity becomes available which is suitable for both the Company and a public or private entity with which the Advisor or its Affiliates are affiliated for which both entities have sufficient uninvested funds, then the entity which has had the longer period of time elapse since it was offered an investment opportunity will first be offered the investment opportunity. An investment opportunity will not be considered suitable for a program if the requirements of subparagraph (a) above could not be satisfied if the program were to make the investment. In determining whether or not an investment opportunity is suitable for more than one program, the Advisor will examine such factors, among others, as the cash requirements of each program, the effect of the acquisition both on diversification of each program’s investments by types of restaurants and other businesses and geographic area, and on diversification of the tenants of its properties (which also may affect the need for one of the programs to prepare or produce audited financial statements for a property or a tenant), the anticipated cash flow of each program, the size of the investment, the amount of funds available to each program, and the length of time such funds have been available for investment. If a subsequent development, such as a delay in the closing of a property or a delay in the construction of a property, causes any such investment, in the opinion of the Advisor and its Affiliates, to be more appropriate for an entity other than the entity which committed to make the investment, however, the Advisor has the right to agree that the other entity affiliated with the Advisor or its Affiliates may make the investment.~~

      ~~SECTION 6.4. Other Transactions.~~

      ~~(a) No goods or services will be provided by the Advisor or its Affiliates to the Company except for transactions in which the Advisor or its Affiliates provide goods or services to the Company in accordance with these Articles of Incorporation or if a majority of the Directors (including a majority of the Independent Directors) not otherwise interested in such transactions approve such transactions as fair and reasonable to the Company and on terms and conditions not less favorable to the Company than those available from unaffiliated third parties.~~

      ~~(b) The Company shall not make loans to Affiliates, except (A) to wholly owned subsidiaries of the Company, or (B) mortgage loans to Joint Ventures (and joint ventures of wholly owned subsidiaries of the Company) in which no co-venturer is the Sponsor, the Advisor, the Directors or any Affiliate of those persons or of the Company (other than a wholly owned subsidiary of the Company) as provided under Section 5.4(c). Any loans to the Company by the Advisor or its Affiliates must be approved by a majority of the Directors (including a majority of Independent Directors) not otherwise interested in such transaction as fair, competitive, and commercially reasonable, and no less favorable to the Company than comparable loans between unaffiliated parties.~~

~~ARTICLE VII~~

ARTICLE V

SHARES

      ~~SECTION 7.1.~~SECTION 5.1.     Authorized Shares. The total number of shares of capital stock which the Company is authorized to issue is ~~five~~one billion two hundred ~~sixteen~~twenty five million (~~516,000,000~~1,225,000,000) shares, consisting of ~~four hundred fifty million~~one billion (~~450,000,000~~1,000,000,000) Common Shares, $0.01 par value per share (as ~~defined in Section 7.6(a) and~~described in Section ~~7.2~~5.2(b) hereof), ~~three~~twenty five million (~~3,000,000~~25,000,000) Preferred Shares , $0.01 par value per share (as ~~defined in Section 7.6(a) and~~ described in Section ~~7.3~~5.3 hereof) and ~~sixty-three~~two hundred million (~~63,000,000~~200,000,000) Excess Shares, $0.01 par value per share (as ~~defined in Section 7.6(a) and~~ described in Section ~~7.7~~5.7 hereof). Of the 200,000,000 Excess Shares,                     are

C-2-22

issuable in exchange for Common Shares and                     are issuable in exchange for Preferred Shares. All ~~Shares~~such shares shall be fully paid and nonassessable when issued. Shares of capital stock of the Company may be issued for such consideration as the Directors determine, or, if issued as a result of a ~~Share~~stock dividend or ~~Share~~stock split, without any consideration.

      SECTION ~~7.2.~~5.2.     Common Shares.

      (a) Common Shares Subject to Terms of Preferred Shares. The Common Shares shall be subject to the express terms of any series of Preferred Shares.

      (b) Description. Common Shares ~~(herein so called)~~ shall have a par value of $~~.01~~0.01 per share and shall entitle the holders to one (1) vote per share on all matters upon which Stockholders are entitled to vote pursuant to Section ~~8.3~~6.2 hereof, and shares of a particular class of issued Common Shares shall have equal dividend, distribution, liquidation and other rights, and shall have no preference, cumulative, ~~preemptive, appraisal,~~ conversion or exchange rights over other shares of that same particular class. The Directors ~~may~~are hereby expressly authorized, from time to time, to classify or reclassify and issue any unissued Common Shares by setting or changing the number, designation, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of any such Common Shares and, in such event, the Company shall file for record with the State Department of Assessments and Taxation of the State of Maryland ~~amended~~ articles supplementary in substance and form as prescribed by ~~Title 2 of~~ the MGCL.

      (c) Distribution Rights. The holders of Common Shares shall be entitled to receive such Distributions as may be declared by the Board of Directors of the Company out of funds legally available therefor.

      (d) Dividend or Distribution Rights. The Directors from time to time may ~~declare and pay~~authorize the payment to Stockholders of such dividends or Distributions in cash or other property as the Directors in their discretion shall determine. The Directors shall endeavor to ~~declare and pay~~authorize the payment of such dividends and Distributions as shall be necessary for the Company to qualify as a ~~real estate investment trust~~REIT under the REIT Provisions of the Code; provided, however, Stockholders shall have no right to any dividend or Distribution unless and until ~~declared~~authorized by the Directors. The exercise of the powers and rights of the Directors pursuant to this section shall be subject to the provisions of any class or series of Equity Shares at the time outstanding. The receipt by any Person in whose name any Equity Shares are registered on the records of the Company or by his duly authorized agent shall be a sufficient discharge for all dividends or Distributions payable or deliverable in respect of such Equity Shares and from all liability to see to the application thereof. ~~Distributions in kind shall not be permitted, except for distributions of readily marketable securities; distributions of beneficial interests in a liquidating trust established for the dissolution of the Company and the liquidation of its assets in accordance with the terms of these Articles of Incorporation; or distributions of in-kind property as long as the Directors (i) advise each Stockholder of the risks associated with direct ownership of the property; (ii) offer each Stockholder the election of receiving in-kind property distributions; and (iii) distribute in-kind property only to those Stockholders who accept the Directors’ offer.~~

      (e) Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up, or any distribution of the assets of the Company, the aggregate assets available for distribution to holders of the Common Shares (including holders of Excess Shares resulting from the conversion of Common Shares pursuant to Section ~~7.7~~5.7(a) hereof) shall be determined in accordance with applicable law. Subject to Section ~~7.7~~5.7(f) hereof, each holder of Common Shares shall be entitled to receive, ratably with (i) each other holder of Common Shares and (ii) each holder of Excess Shares resulting from the conversion of Common Shares, that portion of such aggregate assets available for distribution to the Common Shares as the number of the outstanding Common Shares held by such holder bears to the total number of outstanding Common Shares and Excess Shares resulting from the conversion of Common Shares then outstanding.

      (f) Voting Rights. Except as may be provided in ~~these Articles of Incorporation~~the Charter, and subject to the express terms of any series of Preferred Shares, the holders of the Common Shares shall have the exclusive right to vote on all matters ~~(as to which a common Stockholder shall be entitled to vote~~

C-2-23

~~pursuant to applicable law)~~ at all meetings of the Stockholders of the Company, and shall be entitled to one (1) vote for each Common Share entitled to vote at such meeting.

      SECTION~~7.3.~~5.3.     Preferred Shares. The Directors are hereby expressly ~~granted the authority to authorize~~authorized, from time to time ~~the issuance of,~~ to authorize and issue one or more series of Preferred Shares. Prior to the issuance of each such series, the Board of Directors, by resolution, shall fix the number of shares to be included in each series, and the terms, rights, restrictions and qualifications of the shares of each series~~, however, the voting rights for each share of the Preferred Shares shall not exceed voting rights which bear the same relationship to the voting rights of the Common Shares as the consideration paid to the Company for each of the Preferred Shares bears to the book value of the Common Shares on the date that such Preferred Shares are issued.~~ The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

      (a) The designation of the series, which may be by distinguishing number, letter or title.

      (b) The dividend rate on the shares of the series, if any, whether any dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of the series.

      (c) The redemption rights, including conditions and the price or prices, if any, for shares of the series.

      (d) The terms and amounts of any sinking fund for the purchase or redemption of shares of the series.

      (e) The rights of the shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, and the relative rights of priority, if any, of payment of shares of the series.

      (f) Whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of the Company or any other corporation or other entity, and, if so, the specification of such other class or series of such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates on which such shares shall be convertible and all other terms and conditions upon which such conversion may be made.

      (g) Restrictions on the issuance of shares of the same series or of any other class or series.

      (h) The voting rights of the holders of shares of the series ~~subject to the limitations contained in this Section 7.3.~~

      (i) Any other relative rights, preferences and limitations on that series.

      Subject to the express provisions of any other series of Preferred Shares then outstanding, and notwithstanding any other provision of ~~these Articles of Incorporation~~the Charter, the Board of Directors may increase or decrease (but not below the number of shares of such series then outstanding) the number of ~~shares~~Preferred Shares, or alter the designation or classify or reclassify any unissued shares of a particular series of Preferred Shares, by fixing or altering, in one or more respects, from time to time before issuing the shares, the terms, rights, restrictions and qualifications of the shares of any such series of Preferred Shares.

      The Directors are hereby expressly authorized, from time to time, to classify or reclassify and issue any unissued Preferred Shares by setting or changing the number, designation, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of any such Preferred Shares and, in such event, the Company shall file for record with the State Department of Assessments and Taxation of the State of Maryland amended articles in substance and form as prescribed by Section 2-208 of the MGCL.

      Any of the terms of any class or series of stock set or changed pursuant to Sections 5.3 or 5.4 hereof may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the

C-2-24

terms of such class or series of stock is clearly and expressly set forth in the articles supplementary or other Charter document.

      SECTION ~~7.4. General Nature of Shares. All Equity Shares shall~~5.4.     No Preemptive Rights. Except as may be ~~personal property entitling the Stockholders only to those rights~~ provided ~~in these Articles of Incorporation,~~by the Board of Directors in setting the ~~MGCL~~terms of classifiedor ~~in the resolution creating any class or series of such~~reclassified shares~~. The legal ownership~~ of ~~the Company Property and the right~~stock pursuant to ~~conduct the business of the Company are vested exclusively in the Directors; the Stockholders shall have no interest therein other than the interest in the Company conferred~~Section 5.2(b) or as may otherwise be provided by ~~their Equity Shares and shall have no right to compel any partition~~contract, ~~division, dividend or Distribution of the Company or any of the Company Property. The death of a Stockholder shall not terminate the Company or give his legal representative any rights against other Stockholders, the Directors or the Company Property, except the right, exercised in accordance with applicable provisions of the Bylaws, to require the Company to reflect on its books the change in ownership of the Equity Shares. Holders~~holders of Equity Shares shall not have any preemptive or other right to purchase or subscribe for any class of ~~securities~~Securities of the Company which the Company may at any time issue or sell.

      SECTION ~~7.5.~~ 5.5.     No Issuance of Share Certificates. The Company shall not issue share certificates except to Stockholders who make a written request to the Company. A Stockholder’s investment shall be recorded on the books of the Company. To transfer his or her Equity Shares a Stockholder shall submit an executed form to the Company, which form shall be provided by the Company upon request. Such transfer will also be recorded on the books of the Company. Upon issuance or transfer of shares, the Company will provide the Stockholder with information concerning his or her rights with regard to such stock, in a form substantially similar to Section ~~7.6~~5.6(h), and required by the Bylaws and the MGCL or other applicable law.

      SECTION ~~7.6.~~5.6.     Restrictions on Ownership and Transfer.

      (a) Definitions. For purposes of Sections ~~7.6~~5.6 and ~~7.7~~5.7 and any other provision of ~~these Articles of Incorporation~~the Charter, the following terms shall have the meanings set forth below:

      “Acquire” means the acquisition of Beneficial or Constructive Ownership of Equity Shares by any means, including, without limitation, the exercise of any rights under any option, warrant, convertible security, pledge or other security interest or similar right to acquire ~~shares~~Equity Shares, but shall not include the acquisition of any such rights unless, as a result, the acquiror would be considered a Beneficial Owner or a Constructive Owner. The terms “Acquires” and “Acquisition” shall have correlative meanings.

      “Beneficial Ownership,” when used with respect to ownership of Equity Shares by any Person, shall mean ownership of Equity Shares which are (i) directly owned by such Person, (ii) indirectly owned by such Person for purposes of Section 542(a)(2) of the Code, taking into account the constructive ownership rules of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code or (iii) beneficially owned by such Person pursuant to Rule 13d-3 under the Exchange Act. Whenever a Person Beneficially Owns Equity Shares that are not actually outstanding (e.g., shares issuable upon the exercise of an option or convertible security) (“Option Shares”), then, whenever ~~these Articles of Incorporation the Charter~~ require a determination of the percentage of outstanding shares of a class of Equity Shares Beneficially Owned by that Person, the Option Shares Beneficially Owned by that Person shall also be deemed to be outstanding. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have correlative meanings.

      “Beneficiary” shall mean, with respect to any Excess Shares Trust, one or more organizations described in each of Section 170(b)(1)(A) (other than clauses (vii) and (viii) thereof) and Section 170(c)(2) of the Code that are named by the Company as the beneficiary or beneficiaries of such Excess Shares Trust, in accordance with the provisions of Section ~~7.7~~5.7(d).

      “Business Day” shall mean any weekday that is not an official holiday in the State of California.

      “Charter Effective Date” shall mean the date upon which ~~these Articles of Incorporation are~~the Charter is accepted for record by the State Department of Assessments and Taxation of the State of Maryland.

C-2-25

      ~~“Common Shares” means the common stock, par value $0.01 per share, of the Company that may be issued from time to time in accordance with the terms of these Articles of Incorporation and applicable law, as described in Section 7.2(b) hereof.~~

      “Constructive Ownership” shall mean ownership of Equity Shares by a Person who is or would be treated as a direct or indirect owner of such Equity Shares through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Own,” “Constructively Owns” and “Constructively Owned” shall have correlative meanings.

      “Excepted Holder” shall mean a Stockholder of the Company for whom an Excepted Holder Limit is created by the Board of Directors of the Company pursuant to Section ~~7.6~~5.6(d)(ii) hereof.

      “Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Directors of the Company pursuant to Section ~~7.6~~5.6(d)(ii), the ownership limit with respect to the Equity Shares of the Company established by the Board of Directors of the Company pursuant to Section ~~7.6~~5.6(d)(ii) for or in respect of such holder.

      “Excess Shares~~” means the excess stock, par value $0.01 per share, of the Company, as described in Section 7.7 hereof. “Excess Shares~~ Trust” shall mean any separate trust created and administered in accordance with the terms of Section ~~7.7~~5.7 for the exclusive benefit of any Beneficiary.

      “Individual” shall mean (i) an “individual” within the meaning of Section 542(a)(2) of the Code, as modified by Section 544 of the Code and/or (ii) any beneficiary of a “qualified trust” (as defined in Section 856(h)(3)(E) of the Code) which qualified trust is eligible for look-through treatment under Section 856(h)(3)(A) of the Code for purposes of determining whether a REIT is closely held under Section 856(a)(6) of the Code.

      “Market Price” means, ~~until the Equity Shares are Listed, the price per Equity Share if Equity Shares have been sold during the prior quarter pursuant to a registration statement filed with the Securities and Exchange Commission and otherwise a price per Equity Share determined on the basis of a quarterly valuation of the Company’s assets. Upon Listing, market price shall mean~~ the average of the Closing Prices for the ten (10) consecutive Trading Days immediately preceding ~~such day~~the day as of which Market Price is to be determined (or those days during such ten (10)-day period for which Closing Prices are available). The “Closing Price” on any date shall mean (i) where there exists a public market for the Company’s Equity Shares, the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the ~~New York Stock Exchange~~NYSE or, if the Equity Shares are not listed or admitted to trading on the ~~New York Stock Exchange~~NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Equity Shares are listed or admitted to trading or, if the Equity Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the Nasdaq Stock Market, Inc. or, if such system is no longer in use, the principal other automated quotation system that may then be in use or (ii) if no public market for the Equity Shares exists, the Closing Price will be determined by a single, independent appraiser selected by the Board of Directors of the Company, which appraiser shall appraise the Market Price for such Equity Shares within such guidelines as shall be determined by the Board of Directors of the Company.

      “Non-Transfer Event” shall mean an event other than a purported Transfer that would cause any Person to Beneficially Own or Constructively Own a greater number of Equity Shares than such Person Beneficially Owned or Constructively Owned immediately prior to such event. Non-Transfer Events include, but are not limited to, (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of shares (or of Beneficial Ownership of shares) of Equity Shares or (ii) the sale, transfer, assignment or other disposition of interests in any Person or of any securities or rights convertible into or exchangeable for Equity Shares or for interests in any Person that directly or indirectly results in changes in Beneficial Ownership or Constructive Ownership of Equity Shares.

C-2-26

      “Ownership Limit” shall mean, with respect to each class or series of Equity Shares, 9.8% (by value) of the outstanding shares of such Equity Shares.

      “Permitted Transferee” shall mean any Person designated as a Permitted Transferee in accordance with the provisions of Section ~~7.7~~5.7(h).

      ~~“Preferred Shares” means the preferred stock of the Company that may be issued from time to time in accordance with the terms of these Articles of Incorporation and applicable law, as described in Section 7.3 hereof.~~

      “Prohibited Owner” shall mean, with respect to any purported Transfer or Non-Transfer Event, any Person who is prevented from becoming or remaining the owner of record title to Equity Shares by the provisions of Section ~~7.7~~5.7(a).

      “Restriction Termination Date” shall mean the first day on which the Board of Directors of the Company determines that it is no longer in the best interests of the Company to attempt to, or continue to, qualify under the Code as a REIT.

      “Subsidiary” shall mean any direct or indirect subsidiary, whether a corporation, partnership, limited liability company or other entity, of the Company.

      “Trading Day” shall mean a day on which the principal national securities exchange on which any of the Equity Shares are listed or admitted to trading is open for the transaction of business or, if none of the Equity Shares are listed or admitted to trading on any national securities exchange, any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

      “Transfer” (as a noun) shall mean any sale, transfer, gift, assignment, devise or other disposition of shares (or of Beneficial Ownership of shares) of Equity Shares (including but not limited to the initial issuance of Common Shares by the Company), whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise. “Transfer” (as a verb) shall have the correlative meaning.

      “Trustee” shall mean any Person or entity, unaffiliated with both the Company and any Prohibited Owner (and, if different than the Prohibited Owner, the Person who would have had Beneficial Ownership of the Equity Shares that would have been owned of record by the Prohibited Owner), designated by the Company to act as trustee of any Excess Shares Trust, or any successor trustee thereof.

      (b) Restriction on Ownership and Transfer.

      (i) ~~Except~~Subject to Section 5.6(e), except as provided in Section ~~7.6~~5.6(d)(i), from and after the Charter Effective Date and until the Restriction Termination Date, any Transfer of Equity Shares that, if effective, would cause the Company to Constructively Own a 10% or greater ownership interest in a tenant of the Company or in a tenant of any direct or indirect Subsidiary of the Company within the meaning of Section 856(d)(2)(B) of the Code (other than a tenant that is a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code) of the Company that satisfies one or more of the exceptions set forth in Section 856(d)(8) of the Code), shall be void ab initio as to the Transfer of that number of Equity Shares that would cause the Company to Constructively Own a 10% or greater ownership interest in a tenant of the Company or in a tenant of any direct or indirect Subsidiary within the meaning of Section 856(d)(2)(B) of the Code (other than a tenant that is a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code) of the Company that satisfies one or more of the exceptions set forth in Section 856(d)(8) of the Code), and the intended transferee shall acquire no rights in such Equity Shares.

      (ii) (A) Except as provided in Section ~~7.6~~5.6(d)(ii), from and after the Charter Effective Date and until the Restriction Termination Date, no Person (other than an Excepted Holder) shall Beneficially Own shares of any class or series of Equity Shares in excess of the Ownership Limit and no Excepted Holder shall Beneficially Own shares of any class or series of Equity Shares in excess of the Excepted Holder Limit for such Excepted Holder.

C-2-27

      (B) ~~Except~~Subject to Section 5.6(e), except as provided in Section ~~7.6~~5.6(d)(ii), from and after the Charter Effective Date and until the Restriction Termination Date, any purported Transfer that, if effective, would result in any Person (other than an Excepted Holder) Beneficially Owning shares of any class or series of Equity Shares in excess of the Ownership Limit shall be void ab initio as to the Transfer of that number of Equity Shares which would be otherwise Beneficially Owned by such Person in excess of the Ownership Limit, and the intended transferee shall acquire no rights in such Equity Shares.

      (C) ~~Except~~Subject to Section 5.6(e), except as provided in Section ~~7.6~~5.6(d)(ii), from and after the Charter Effective Date and until the Restriction Termination Date, any purported Transfer that, if effective, would result in any Excepted Holder Beneficially Owning shares of any class or series of Equity Shares in excess of the applicable Excepted Holder Limit shall be void ab initio as to the Transfer of that number of Equity Shares which would be otherwise Beneficially Owned by such Excepted Holder in excess of the applicable Excepted Holder Limit established for such Excepted Holder by the Board of Directors of the Company pursuant to Section ~~7.6~~5.6(d)(ii), and the intended transferee shall acquire no rights in such Equity Shares.

      (D) Notwithstanding anything to the contrary set forth herein, the provisions of this Section ~~7.6~~5.6(b)(ii) shall be applied only insofar as may be necessary to accomplish the intents and purposes of the foregoing.

      (iii) ~~From~~Subject to Section 5.6(e), from and after the Charter Effective Date and until the Restriction Termination Date, any purported Transfer of Equity Shares that, if effective, would result in the Company being “closely held” within the meaning of Section 856(h) of the Code, or otherwise result in the failure of the Company to qualify as a REIT, shall be void ab initio as to the Transfer of that number of Equity Shares that would cause the Company to be “closely held” within the meaning of Section 856(h) of the Code, or otherwise result in the failure of the Company to qualify as a REIT, and the intended transferee shall acquire no rights in such Equity Shares.

      (iv) ~~From~~Subject to Section 5.6(e), from and after the Charter Effective Date and until the Restriction Termination Date, any purported Transfer that, if effective, would result in Equity Shares being beneficially owned by fewer than 100 persons for purposes of Section 856(a)(5) of the Code shall be void ab initio and the intended transferee shall acquire no rights in such Equity Shares.

      (v) ~~Except~~Subject to Section 5.6(e), except as provided in Section ~~7.6~~5.6(d)(i), from and after the Charter Effective Date and until the Restriction Termination Date, any purported Transfer that, if effective, would (A) cause any Person (other than a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code) of the Company) who renders or furnishes services to one or more tenants of the Company or a Subsidiary which are not “related” to the Company within the meaning of Section 856(d)(2)(B)(i) of the Code (determined without regard to the provisions of Section 856(d)(8) of the Code), to be other than an “independent contractor” for purposes of Section 856(d)(3) of the Code, or (B) cause any Person who renders or furnishes services to a “taxable REIT subsidiary” of the Company which leases directly or indirectly from the Company a “qualified lodging facility” (within the meaning of Section 856(d)(8)(B) of the Code) to be other than an “eligible independent contractor” within the meaning of Section 856(d)(9) of the Code, shall be void ab initio as to the Transfer of that number of Equity Shares that would cause such Person to be other than an “independent contractor” for purposes of Section 856(d)(3) of the Code or an “eligible independent contractor” within the meaning of Section 856(d)(9) of the Code, as applicable, and the intended transferee shall acquire no rights in such Equity Shares.

      ~~(vi) Notwithstanding any other provision of these Articles of Incorporation, any person selling securities on behalf of the Company in its public offerings may not complete a sale of securities to a Stockholder until at least five (5) business days after the date the Stockholder receives a final Prospectus and shall send each Stockholder a confirmation of his or her purchase.~~

C-2-28

      (c) Owners Required to Provide Information.

      Until the Restriction Termination Date:

(i) Every record owner of more than 5%, or such lower percentages as is then required pursuant to regulations under the Code, of the outstanding shares of any class or series of Equity Shares of the Company shall, no later than January 30 of each year, provide to the Company a written statement or affidavit stating the name and address of such record owner, the number of Equity Shares owned by such record owner, and a description of how such shares are held. Each such record owner shall provide to the Company such additional information as the Company may request in order to determine the effect, if any, of such ownership on the Company’s status as a REIT and to ensure compliance with the Ownership Limit.

(ii) Each Person who is a Beneficial Owner of Equity Shares and each Person (including the stockholder of record) who is holding Equity Shares for a Beneficial Owner shall, within thirty (30) days of receiving written request from the Company therefor, provide to the Company a written statement or affidavit stating the name and address of such Beneficial Owner, the number of Equity Shares Beneficially Owned by such Beneficial Owner, a description of how such shares are held, and such other information as the Company may request in order to determine the Company’s status as a REIT and to ensure compliance with the Ownership Limit.

      (d) Exceptions.

      (i) The Board of Directors of the Company, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence or undertakings acceptable to the Board of Directors of the Company, may, in its sole discretion, waive the application of Section ~~7.6~~5.6(b)(i) or Section ~~7.6~~5.6(b)(v) to a Person subject, as the case may be, to any such limitations on Transfer, provided that (A) the Board of Directors of the Company obtains such representations and undertakings from such Person as are reasonably necessary (as determined by the Board of Directors of the Company), if any, to ascertain that such Person’s Beneficial Ownership or Constructive Ownership of Equity Shares will not now or in the future result in the Company failing to satisfy the gross income limitations provided for in ~~Section~~Sections 856(c)(2) and (3) of the Code and (B) insofar as required by the Board of Directors of the Company, such Person agrees in writing that any violation or attempted violation of (1) such other limitation as the Board of Directors of the Company may establish at the time of such waiver with respect to such Person or (2) such other restrictions and conditions as the Board of Directors of the Company may in its sole discretion impose at the time of such waiver with respect to such Person, will result, as of the time of such violation even if discovered after such violation, in the conversion of such shares in excess of the original limit applicable to such Person into Excess Shares pursuant to Section ~~7.7~~5.7(a).

      (ii) The Board of Directors of the Company, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence or undertakings acceptable to the Board of Directors of the Company, may, in its sole discretion, waive the application of the Ownership Limit to a Person otherwise subject to any such limit, provided that (A) the Board of Directors of the Company obtains such representations and undertakings from such Person as are reasonably necessary (as determined by the Board of Directors of the Company), if any, to ascertain that such Person’s Beneficial Ownership or Constructive Ownership of Equity Shares will not now or in the future (1) result in the Company being “closely held” within the meaning of Section 856(h) of the Code, (2) cause the Company to Constructively Own a 10% or greater ownership interest in a tenant of the Company or a Subsidiary within the meaning of Section 856(d)(2)(B) of the Code (other than a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code) of the Company that satisfies one or more of the exceptions set forth in Section 856(d)(8) of the Code) and to fail either the 75% gross income test of Section 856(c)(3) of the Code or the 95% gross income test of Section 856(c)(2) of the Code, (3) result in the Equity Shares of the Company being beneficially owned by fewer than 100 persons within the meaning of Section 856(a)(5) of the Code, or (4) cause the Company to receive “impermissible tenant service income” within the meaning of Section 856(d)(7) of the Code, and (B) such Person provides to the Board of Directors of the Company such representations and undertakings, if any, as the Board of Directors of the Company, may in its sole and absolute discretion, require (including, without limitation, an agreement as to a reduced Ownership Limit or

C-2-29

Excepted Holder Limit for such Person with respect to the Beneficial Ownership of one or more other classes of Equity Shares not subject to the exception), and, insofar as required by the Board of Directors of the Company, such Person agrees in writing that any violation or attempted violation of (x) such other limitation as the Board of Directors of the Company may establish at the time of such waiver with respect to such Person or (y) such other restrictions and conditions as the Board of Directors of the Company may in its sole discretion impose at the time of such waiver with respect to such Person, will result, as of the time of such violation even if discovered after such violation, in the conversion of such shares in excess of the original limit applicable to such Person into Excess Shares pursuant to Section ~~7.7~~5.7(a).

      (iii) The Board of Directors of the Company may only reduce the Excepted Holder Limit for an Excepted Holder (A) with the written consent of such Excepted Holder at any time or (B) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Ownership Limit. Notwithstanding the foregoing, nothing in this Section ~~7.6~~5.6(d)(iii) is intended to limit or modify the restrictions on ownership contained in Section ~~7.6~~5.6(b)(ii) and the authority of the Board of Directors of the Company under Section ~~7.6~~5.6(d)(i).

      (e) Public Market. Notwithstanding any provision ~~contained herein~~ to the contrary, nothing in ~~these Articles of Incorporation~~the Charter shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange or any other national securities exchange or any automated quotation system. In no event, however, shall the existence or application of the preceding sentence have the effect of deterring or preventing the conversion of Equity Shares into Excess Shares as contemplated herein.

      (f) Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section ~~7.6,~~5.6, including any definition contained in Section ~~7.6~~5.6 (a) above, the Board of Directors of the Company shall have the power and authority, in its sole discretion, to determine the application of the provisions of this Section ~~7.6~~5.6 with respect to any situation based on the facts known to it.

      (g) Remedies Not Limited. Except as set forth in Section ~~7.6~~5.6(e) above, nothing contained in this Section ~~7.6~~5.6 or Section ~~7.7~~5.7 shall limit the authority of the Company to take such other action as it deems necessary or advisable to protect the Company and the interests of its stockholders by preservation of the Company’s status as a REIT and to ensure compliance with the Ownership Limit or the Excepted Holder Limit.

      (h) Legend; Notice to Stockholders Upon Issuance or Transfer. ~~Upon~~Each certificate for Equity Shares shall bear substantially the following legend, or upon issuance or transfer of uncertificated Equity Shares, the Company shall provide the recipient with a notice containing information about the shares purchased or otherwise transferred, in lieu of issuance of a share certificate, in a form substantially similar to the following:

“[The securities represented by this certificate] [The securities issued or transferred] are subject to restrictions on transfer and ownership for the purpose of maintenance of the Company’s status as a real estate investment trust (a “REIT”) under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”). Except as otherwise provided pursuant to the ~~Articles of Incorporation~~Charter of the Company, no Person may (i) Beneficially or Constructively Own Common Shares of the Company in excess of 9.8% in number or value, whichever is more restrictive, (or such greater percent as may be determined by the Board of Directors of the Company) of the outstanding Common Shares; (ii) Beneficially or Constructively Own shares of any series of Preferred Shares of the Company in excess of 9.8% in number or value, whichever is more restrictive, (or such greater percent as may be determined by the Board of Directors of the Company) of the outstanding shares of such series of Preferred Shares; or (iii) Beneficially or Constructively Own Common Shares or Preferred Shares (of any class or series) which would result in the Company being “closely held” under Section 856(h) of the Code or which otherwise would cause the Company to fail to qualify as a REIT. Any Person who has Beneficial or Constructive Ownership, or who Acquires or attempts to Acquire Beneficial or Constructive Ownership, of

C-2-30

Common Shares and/or Preferred Shares in excess of the above limitations must immediately notify the Company in writing or, in the event of a proposed or attempted Transfer or Acquisition or purported change in Beneficial or Constructive Ownership, must give written notice to the Company at least 15 days prior to the proposed or attempted Transfer, transaction or other event. Any purported Transfer of Common Shares and/or Preferred Shares which results in violation of the ownership or transfer limitations set forth in the Company’s ~~Articles of Incorporation~~Charter shall be void ab initio and the intended transferee shall not have or acquire any rights in such Common Shares and/or Preferred Shares. If the transfer and ownership limitations referred to herein are violated and notwithstanding such violation, shares of any class of Equity Shares would be Owned by a person in violation of such ownership or transfer limitations, the Common Shares or Preferred Shares represented hereby will be automatically converted into Excess Shares to the extent of violation of such limitations, and such Excess Shares will be automatically transferred to an Excess Shares Trust, all as provided by the ~~Articles of Incorporation~~Charter of the Company. All defined terms used in this legend have the meanings identified in the Company’s ~~Articles of Incorporation~~Charter, as the same may be amended from time to time, a copy of which, including the restrictions on transfer, will be sent without charge to each Stockholder who so requests.”

      SECTION ~~7.7~~5.7     Excess Shares.

      (a) Conversion into Excess Shares.

      (i) If, notwithstanding the other provisions contained in the ~~Articles of Incorporation~~Charter, from and after the Charter Effective Date and prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event such that any Person (other than an Excepted Holder) would Beneficially Own shares of any class or series of Equity Shares in excess of the Ownership Limit, or such that any Person that is an Excepted Holder would Beneficially Own shares of any class or series of Equity Shares in excess of the applicable Excepted Holder Limit, then, except as otherwise provided in Section ~~7.6~~5.6(d), (A) the purported transferee shall be deemed to be a Prohibited Owner and shall acquire no right or interest (or, in the case of a Non-Transfer Event, the Person holding record title to the Equity Shares Beneficially Owned by such Beneficial Owner shall cease to own any right or interest) in such number of Equity Shares the ownership of which by a Beneficial Owner would cause (1) a Person to Beneficially Own shares of any class or series of Equity Shares in excess of the Ownership Limit or (2) an Excepted Holder to Beneficially Own shares of any class or series of Equity Shares in excess of the applicable Excepted Holder Limit, as the case may be, (B) such number of Equity Shares in excess of the Ownership Limit or the applicable Excepted Holder Limit, as the case may be (rounded up to the nearest whole share), shall be automatically converted into an equal number of Excess Shares and transferred to an Excess Shares Trust in accordance with Section ~~7.7~~5.7(d) and (C) the Prohibited Owner shall submit the certificates, if any, representing such number of Equity Shares to the Company, accompanied by all requisite and duly executed assignments of transfer thereof, for registration in the name of the Trustee of the Excess Shares Trust. If the Equity Shares that are converted into Excess Shares are not shares of Common Shares, then the Excess Shares into which they are converted shall be deemed to be a separate series of Excess Shares with a designation and title corresponding to the designation and title of the shares that have been converted into the Excess Shares, followed by the words “Excess Shares” in the designation thereof. Such conversion into Excess Shares and transfer to an Excess Shares Trust shall be effective as of the close of trading on the Business Day prior to the date of the purported Transfer or Non-Transfer Event, as the case may be, even though the certificates, if any, representing the Equity Shares so converted may be submitted to the Company at a later date.

      (ii) If, notwithstanding the other provisions contained in the ~~Articles of Incorporation~~Charter, (A) from and after the Charter Effective Date and prior to the Restriction Termination Date there is a purported Transfer or Non-Transfer Event that, if effective, would result in the Company being “closely held” within the meaning of Section 856(h) of the Code, or otherwise result in the failure of the Company to qualify as a REIT, (B) from and after the Charter Effective Date and prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event that, if effective, would cause the Company to Constructively Own a 10% or greater ownership interest in a tenant of the Company or is a tenant of a Subsidiary for purposes of Section 856(d)(2)(B) of the Code (other than a tenant that is a “taxable REIT Subsidiary” (within the

C-2-31

meaning of Section 856(l) of the Code) of the Company that satisfies one or more of the exceptions set forth in Section 856(d)(8) of the Code), (C) from and after the Charter Effective Date and prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event, that, if effective, would result in the Equity Shares being beneficially owned by fewer than 100 persons for purposes of Section 856(a)(5) of the Code, or (D) from and after the Charter Effective Date and prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event that, if effective, would (1) cause any Person (other than a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code) of the Company) who renders or furnishes services to one or more tenants of the Company or tenants of a Subsidiary which are not “related” to the Company within the meaning of Section 856(d)(2)(B)(i) of the Code (determined without regard to the provisions of Section 856(d)(8) of the Code), to be other than an “independent contractor” for purposes of Section 856(d)(3) of the Code, or (2) cause any Person who renders or furnishes services to a “taxable REIT subsidiary” of the Company which leases, directly or indirectly from the Company, a “qualified lodging facility” within the meaning of Section 856(d)(8)(B) of the Code, to be other than an “eligible independent contractor” within the meaning of Section 856(d)(9) of the Code, then, except to the extent a waiver was obtained with respect to such restriction pursuant to Section ~~7.6~~5.6(d), (X) the purported transferee shall be deemed to be a Prohibited Owner and shall acquire no right or interest (or, in the case of a Non-Transfer Event, the Person holding record title of the Equity Shares with respect to which such Non-Transfer Event occurred shall cease to own any right or interest) in such number of Equity Shares, the ownership of which by such purported transferee or record holder would (AA) result in the Company being “closely held” within the meaning of Section 856(h) of the Code, or otherwise result in the failure of the Company to qualify as a REIT, (BB) cause the Company to Constructively Own a 10% or greater ownership interest in a tenant of the Company or is a tenant of a Subsidiary for purposes of Section 856(d)(2)(B) of the Code (other than a “taxable REIT Subsidiary” (within the meaning of Section 856(l) of the Code) of the Company that satisfies one or more of the exceptions set forth in Section 856(d)(8) of the Code), (CC) result in the Equity Shares being beneficially owned by fewer than 100 persons for purposes of Section 856(a)(5) of the Code, or (DD)(1) cause any Person (other than a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code) of the Company) who renders or furnishes services to one or more tenants of the Company or tenants of a Subsidiary which are not “related” to the Company within the meaning of Section 856(d)(2)(B)(i) of the Code (determined without regard to the provisions of Section 856(d)(8) of the Code), to be other than an “independent contractor” for purposes of Section 856(d)(3) of the Code, or (2) cause any Person who renders or furnishes services to a “taxable REIT subsidiary” of the Company which leases from the Company, directly or indirectly, a “qualified lodging facility” within the meaning of Section 856(d)(8)(B) of the Code, to be other than an “eligible independent contractor” within the meaning of Section 856(d)(9) of the Code, (Y) such number of Equity Shares (rounded up to the nearest whole share) shall be automatically converted into an equal number of Excess Shares and transferred to an Excess Shares Trust in accordance with Section ~~7.7~~5.7(d) and (Z) the Prohibited Owner shall submit certificates, if any, representing such number of Equity Shares to the Company, accompanied by all requisite and duly executed assignments of transfer thereof, for registration in the name of the Trustee of the Excess Shares Trust. If the Equity Shares that are converted into Excess Shares are not Common Shares, then the Excess Shares into which they are converted shall be deemed to be a separate series of Excess Shares with a designation and title corresponding to the designation and title of the shares that have been converted into the Excess Shares, followed by the words “Excess Shares” in the designation thereof. Such conversion into Excess Shares and transfer to an Excess Shares Trust shall be effective as of the close business on the Business Day prior to the date of the purported Transfer or Non-Transfer Event, as the case may be, even though the certificates, if any, representing the Equity Shares so converted may be submitted to the Company at a later date.

      (iii) Upon the occurrence of a conversion of Equity Shares into an equal number of Excess Shares, without any action required by any Person, including the Board of Directors of the Company, such Equity Shares shall be restored to the status of authorized but unissued shares of the particular class or series of Equity Shares that was converted into Excess Shares and may be reissued by the Company as that particular class or series of Equity Shares.

C-2-32

      (b) Remedies for Breach. If the Company, or its designees, shall at any time determine in good faith that a Transfer has taken place in violation of Section ~~7.6~~5.6(b) or that a Person intends to Acquire or has attempted to Acquire Beneficial Ownership or Constructive Ownership of any Equity Shares in violation of Section ~~7.6~~5.6(b), the Company shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or Acquisition, including, but not limited to, refusing to give effect to such Transfer on the stock transfer books of the Company or instituting proceedings to enjoin such Transfer or Acquisition, but the failure to take any such action shall not affect the automatic conversion of Equity Shares into Excess Shares and their transfer to an Excess Shares Trust in accordance with Section ~~7.7~~5.7(a) and Section ~~7.7~~5.7(d).

      (c) Notice of Restricted Transfer. Any Person who Acquires or attempts to Acquire Equity Shares in violation of Section ~~7.6~~5.6(b), or any Person who owned Equity Shares that were converted into Excess Shares and transferred to an Excess Shares Trust pursuant to Sections ~~7.7~~5.7(a) and ~~7.7~~5.7(d), shall immediately give written notice to the Company, or, in the event of a proposed or attempted Transfer, Acquisition or purported change in Beneficial Ownership or Constructive Ownership, shall give at least fifteen (15) days prior written notice to the Company, of such event and shall provide to the Company such other information as the Company, in its sole discretion, may request in order to determine the effect, if any, of such Transfer, Acquisition, or Non-Transfer Event, as the case may be, on the Company’s status as a REIT.

      (d) Ownership in Excess Shares Trust. Upon any purported Transfer, Acquisition, or Non-Transfer Event that results in Excess Shares pursuant to Section ~~7.7~~5.7(a), such Excess Shares shall be automatically and by operation of law transferred to one or more Trustees as trustee of one or more Excess Shares Trusts to be held for the exclusive benefit of one or more Beneficiaries. Any conversion of Equity Shares into Excess Shares and transfer to an Excess Shares Trust shall be effective as of the close of business on the Business Day prior to the date of the purported Transfer, Acquisition or Non-Transfer Event that results in the conversion. Excess Shares so held in trust shall remain issued and outstanding shares of capital stock of the Company.

      (e) Dividend Rights. Each Excess Share shall be entitled to the same dividends and distributions (as to both timing and amount) as may be ~~declared~~authorized by the Board of Directors of the Company with respect to shares of the same class and series as the Equity Shares that were converted into such Excess Shares. The Trustee, as record holder of the Excess Shares, shall be entitled to receive all dividends and distributions and shall hold all such dividends and distributions in trust for the benefit of the Beneficiary. The Prohibited Owner with respect to such Excess Shares shall repay to the Excess Shares Trust the amount of any dividends or distributions received by it (i) that are attributable to any Equity Shares that have been converted into Excess Shares and (ii) which were distributed by the Company to stockholders of record on a record date which was on or after the date that such shares were converted into Excess Shares. The Company shall have the right to take all measures that it determines reasonably necessary to recover the amount of any such dividend or distribution paid to a Prohibited Owner, including, if necessary, withholding any portion of future dividends or distributions payable on Equity Shares Beneficially Owned by the Person who, but for the provisions of Sections ~~7.6~~5.6 and ~~7.7,~~5.7, would Constructively Own or Beneficially Own the Equity Shares that were converted into Excess Shares; and, as soon as reasonably practicable following the Company’s receipt or withholding thereof, shall pay over to the Excess Shares Trust for the benefit of the Beneficiary the dividends so received or withheld, as the case may be.

      (f) Rights upon Liquidation. In the event of any voluntary or involuntary liquidation of, or winding up of, or any distribution of the ~~assets~~Assets of, the Company, each holder of Excess Shares shall be entitled to receive, ratably with each holder of Equity Shares of the same class and series as the shares which were converted into such Excess Shares and other holders of such Excess Shares, that portion of the assets of the Company that is available for distribution to the holders of such Equity Shares. The Excess Shares Trust shall distribute to the Prohibited Owner the amounts received upon such liquidation, dissolution, winding up or distribution; provided, however, that the Prohibited Owner shall not be entitled to receive amounts in excess of the lesser of, in the case of a purported Transfer or Acquisition in which the Prohibited Owner gave value for Equity Shares and which Transfer or Acquisition resulted in the conversion of the shares into Excess Shares, the product of (i) the price per share, if any, such Prohibited Owner paid for the Equity Shares and (ii) the number of Equity Shares which were so converted into Excess Shares and held by the Excess Shares Trust,

C-2-33

and, in the case of a Non-Transfer Event or purported Transfer or Acquisition in which the Prohibited Owner did not give value for such shares (e.g., if the shares were received through a gift or devise) and which Non-Transfer Event or purported Transfer or Acquisition, as the case may be, resulted in the conversion of the shares into Excess Shares, the product of (x) the price per share equal to the Market Price for the shares that were converted into such Excess Shares on the date of such Non-Transfer Event or purported Transfer or Acquisition and (y) the number of Equity Shares which were so converted into Excess Shares. Any remaining amount in such Excess Shares Trust shall be distributed to the Beneficiary; provided, however, that in the event of any voluntary or involuntary liquidation of, or winding up of, or any distribution of the ~~assets~~Assets of, the Company that occurs during the period in which the Company has the right to accept the offer to purchase Excess Shares under Section ~~7.7~~5.7(j) hereof (but with respect to which the Company has not yet accepted such offer), then (i) the Company shall be deemed to have accepted such offer immediately prior to the time at which the liquidating distribution is to be determined for the holders of Equity Shares of the same class and series as the shares which were converted into such Excess Shares (or such earlier time as is necessary to permit such offer to be accepted) and to have simultaneously purchased such shares at the price per share set forth in Section ~~7.7~~5.7(j), (ii) the Prohibited Owner with respect to such Excess Shares shall receive in connection with such deemed purchase the compensation amount set forth Section ~~7.7~~5.7(i) (as if such shares were purchased by the Company directly from the Excess Shares Trust), (iii) the amount, if any, by which the deemed purchase price exceeds such compensation amount shall be distributed to the Beneficiary and (iv) accordingly, any amounts that would have been distributed with respect to such Excess Shares in such liquidation, winding-up or distribution (if such deemed purchase had not occurred) in excess of the deemed purchase price shall be distributed to the holders of the Equity Shares and holders of Excess Shares resulting from the conversion of such Equity Shares entitled to such distribution.

      (g) Voting Rights. The holders of Excess Shares shall not be entitled to voting rights with respect to such shares. Any vote by a Prohibited Owner as a purported holder of Equity Shares prior to the discovery by the Company that such Equity Shares have been converted into Excess Shares shall, subject to applicable law, be rescinded and shall be void ab initio with respect to such Excess Shares; provided, however, that if the Company has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind such vote.

      (h) Designation of Permitted Transferee.

      (i) As soon as practicable after the Trustee acquires Excess Shares, but in an orderly fashion so as not to materially adversely affect the price of Common Shares, the Trustee shall designate one or more Persons as Permitted Transferees and sell to such Permitted Transferees any Excess Shares held by the Trustee; provided, however, that (A) any Permitted Transferee so designated purchases for valuable consideration (whether in a public or private sale) the Excess Shares and (B) any Permitted Transferee so designated may acquire such Excess Shares without violating any of the restrictions set forth in Section ~~7.6~~5.6(b) (assuming for this purpose the automatic conversion of such Excess Shares into Equity Shares pursuant to clause (ii) below) and without such acquisition resulting in the re-conversion of the Equity Shares underlying the Excess Shares so acquired into Excess Shares and the transfer of such shares to an Excess Shares Trust pursuant to Sections ~~7.7~~5.7(a) and ~~7.7~~5.7(d). The Trustee shall have the exclusive and absolute right to designate Permitted Transferees of any and all Excess Shares. Prior to any transfer by the Trustee of Excess Shares to a Permitted Transferee, the Trustee shall give not less than five (5) Business Days’ prior written notice to the Company of such intended transfer to enable the Company to determine whether to exercise or waive its purchase rights under Section ~~7.7~~5.7(j). No such transfer by the Trustee of Excess Shares to a Permitted Transferee shall be consummated unless the Trustee has received a written waiver of the Company’s purchase rights under Section ~~7.7~~5.7(j).

      (ii) Upon the designation by the Trustee of a Permitted Transferee and compliance with the provisions of this Section ~~7.7~~5.7(h), the Trustee shall cause to be transferred to the Permitted Transferee the Excess Shares acquired by the Trustee pursuant to Section ~~7.7~~5.7(d). Upon such transfer of Excess Shares to the Permitted Transferee, such Excess Shares shall be automatically converted into an equal number of Equity Shares of the same class and series as the Equity Shares which were converted into such Excess Shares. Upon the occurrence of such a conversion of Excess Shares into an equal number of Equity Shares, such Excess

C-2-34

Shares, without any action required by the Board of Directors of the Company, shall thereupon be restored to the status of authorized but unissued Excess Shares and may be reissued by the Company as Excess Shares. The Trustee shall (A) cause to be recorded on the stock transfer books of the Company that the Permitted Transferee is the holder of record of such number of Equity Shares, and (B) distribute to the Beneficiary any and all amounts held with respect to such Excess Shares after making payment to the Prohibited Owner pursuant to Section ~~7.7~~5.7(i).

      (iii) If the Transfer of Excess Shares to a purported Permitted Transferee would or does violate any of the transfer restrictions set forth in Section ~~7.6~~5.6(b) (assuming for this purpose the automatic conversion of such Excess Shares into Equity Shares pursuant to clause (ii) above), such Transfer shall be void ab initio as to that number of Excess Shares that cause the violation of any such restriction when such shares are converted into Equity Shares (as described in clause (ii) above) and the purported Permitted Transferee shall be deemed to be a Prohibited Owner and shall acquire no rights in such Excess Shares or Equity Shares. Such Equity Shares shall be automatically re-converted into Excess Shares and transferred to the Excess Shares Trust from which they were originally Transferred. Such conversion and transfer to the Excess Shares Trust shall be effective as of the close of trading on the Business Day prior to the date of the Transfer to the purported Permitted Transferee and the provisions of this Section ~~7.7~~5.7 shall apply to such shares, including, without limitation, the provisions of Sections ~~7.7~~5.7(h) through ~~7.7~~5.7(j) with respect to any future Transfer of such shares by the Excess Shares Trust.

      (i) Compensation to Record Holder of Equity Shares That Are Converted into Excess Shares. Any Prohibited Owner shall be entitled (following acquisition of the Excess Shares and subsequent designation of and sale of Excess Shares to a Permitted Transferee in accordance with Section ~~7.7~~5.7(h) or following the acceptance of the offer to purchase such shares in accordance with Section ~~7.7~~5.7(j)) to receive from the Trustee following the sale or other disposition of such Excess Shares the lesser of (i)(A) in the case of a purported Transfer or Acquisition in which the Prohibited Owner gave value for Equity Shares and which Transfer or Acquisition resulted in the conversion of such shares into Excess Shares, the product of (1) the price per share, if any, such Prohibited Owner paid for the Equity Shares and (2) the number of Equity Shares which were so converted into Excess Shares and (B) in the case of a Non-Transfer Event or purported Transfer or Acquisition in which the Prohibited Owner did not give value for such shares (e.g., if the shares were received through a gift or devise) and which Non-Transfer Event or purported Transfer or Acquisition, as the case may be, resulted in the conversion of such shares into Excess Shares, the product of (1) the price per share equal to the Market Price for the shares that were converted into such Excess Shares on the date of such Non-Transfer Event or purported Transfer or Acquisition and (2) the number of Equity Shares which were so converted into Excess Shares, (ii) the proceeds received by the Trustee from the sale or other disposition of such Excess Shares in accordance with Section ~~7.7~~5.7(h) or Section ~~7.7~~5.7(j) or (iii) the pro-rata amount of such Prohibited Owner’s initial capital investment in the Company properly allocated to such Excess Shares (determined by multiplying the Prohibited Owner’s total initial capital investment in the Company by a fraction, the numerator of which is the number of shares of the Prohibited Owner’s Equity Shares converted into such Excess Shares and the denominator of which is the total number of Equity Shares held (or purported to be held) by the Prohibited Owner immediately prior to such conversion (including the shares so converted)). Any amounts received by the Trustee in respect of such Excess Shares that is in excess of such amounts to be paid to the Prohibited Owner pursuant to this Section ~~7.7~~5.7(i) shall be distributed to the Beneficiary. Each Beneficiary and Prohibited Owner shall be deemed to have waived and, if requested, shall execute a written confirmation of the waiver of, any and all claims that it may have against the Trustee and the Excess Shares Trust arising out of the disposition of Excess Shares, except for claims arising out of the gross negligence or willful misconduct of such Trustee or any failure to make payments in accordance with this Section ~~7.7~~5.7 by such Trustee.

      (j) Purchase Right in Excess Shares. Excess Shares shall be deemed to have been offered for sale to the Company or its designee, at a price per share equal to the lesser of (i) the price per share of Equity Shares in the transaction that created such Excess Shares (or, in the case of a Non-Transfer Event, Transfer or Acquisition in which the Prohibited Owner did not give value for the shares (e.g., if the shares were received through a gift or devise), the Market Price for the shares that were converted into such Excess Shares on the

C-2-35

date of such Non-Transfer Event, Transfer or Acquisition or (ii) the Market Price for the shares that were converted into such Excess Shares on the date the Company, or its designee, accepts such offer. The Company shall have the right to accept such offer for a period of ninety (90) days following the later of (x) the date of the Acquisition, Non-Transfer Event or purported Transfer which results in such Excess Shares or (y) the first to occur of (A) the date the Board of Directors of the Company first determined that an Acquisition, Transfer or Non-Transfer Event resulting in Excess Shares has occurred and (B) the date that the Company received a notice of such Acquisition, Transfer or Non-Transfer Event pursuant to Section ~~7.7~~5.7(c).

      (k) Nothing in this Section ~~7.7~~5.7 shall limit the authority of the Board of Directors of the Company to take such other action as it deems necessary or advisable to protect the Company and the interests of its Stockholders in preserving the Company’s status as a REIT.

      SECTION ~~7.8.~~5.8.     Severability. If any provision of this Article ~~VII~~V or any application of any such provision is determined to be void, invalid or unenforceable by any court having jurisdiction over the issue, the validity and enforceability of the remaining provisions of this Article ~~VII~~V shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

      SECTION ~~7.9.~~5.9.     Waiver. The Company shall have authority at any time to waive the requirements that Excess Shares be issued or be deemed outstanding in accordance with the provisions of this Article ~~VII~~V if the Company determines, based on an opinion of nationally recognized tax counsel, that the issuance of such Excess Shares or the fact that such Excess Shares are deemed to be outstanding, would jeopardize the status of the Company as a REIT (as that term is defined in Section 1.5).

      SECTION 5.10     Enforcement. The Company is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article V.

ARTICLE ~~VIII~~VI

STOCKHOLDERS

      SECTION ~~8.1.     Suitability of Stockholders.~~

      ~~(a) Income and Net Worth Standards. According to the NASAA REIT Guidelines as in effect on June 27, 2003, the date these Articles of Incorporation were amended and restated, Stockholders shall have (i) a minimum annual gross income of $45,000 and a minimum net worth (not including home, home furnishings and automobiles) of $45,000, or (ii) a minimum net worth (not including home, home furnishings and automobiles) of $150,000. Suitability standards may vary from state to state.~~

      ~~(b) Determination that Sale to Stockholder is Suitable and Appropriate. State securities regulators may require minimum initial and subsequent cash investment amounts in any securities offering in which the Company is engaging which is subject to such state regulators’ jurisdiction.~~

      ~~(c) Minimum Investment. Each Soliciting Dealer who sells Shares on behalf of the Company has the responsibility to make every reasonable effort to determine that the purchase of Shares is appropriate for a Stockholder and that the requisite suitability standards are met. SECTION 8.2.~~6.1.     Meetings of Stockholders. There shall be an annual meeting of the Stockholders, to be held at such time and place as shall be determined by or in the manner prescribed in the Bylaws, at which the Directors shall be elected and any other proper business may be conducted. ~~The annual meeting will be held at a location convenient to the Stockholders, on a date which is a reasonable period of time following the distribution of the Company’s annual report to Stockholders but not less than thirty (30) days after delivery of such report.~~ A majority of the Equity Shares present in person or by proxy at an annual meeting at which a quorum is present, may, without the necessity for concurrence by the Directors, elect the Directors. A quorum shall be 50% of the then outstanding ~~Equity~~Shares entitled to vote. Special meetings of Stockholders may be called in the manner provided in the Bylaws~~, including at any time by Stockholders holding, in the aggregate, not less than ten percent (10%) of the outstanding Equity Shares entitled to be cast on any issue proposed to be considered at any such special meeting.~~ If there are no Directors, the officers of the Company shall promptly call a special

C-2-36

meeting of the Stockholders entitled to vote for the election of successor Directors. Any meeting may be adjourned and reconvened as the Directors determine or as provided by the Bylaws.

      SECTION ~~8.3.~~6.2. Voting Rights of Stockholders. Subject to the provisions of any class or series of Equity Shares then outstanding and the mandatory provisions of any applicable laws or regulations, the Stockholders shall be entitled to vote only on the following matters; (a) election or removal of Directors as provided in Sections ~~8.2,~~6.1, ~~2.4~~2.3 and ~~2.7~~ 2.5 hereof; (b) amendment of ~~these Articles of Incorporation~~the Charter as provided in Section ~~10.1~~8.1 hereof; (c) termination of the Company as provided in ~~Section~~Article ~~11.2~~IX hereof; (d) reorganization of the Company as provided in Section ~~10.2~~8.2hereof; and (e) merger, consolidation or sale or other disposition of all or substantially all of the Company Property, as provided in Section ~~10.3~~8.2hereof~~; and (f) termination of the Company’s status as a real estate investment trust under the REIT Provisions of the Code, as provided in Section 3.2(t) hereof. The Stockholders may terminate the status of the Company as a REIT under the Code by a vote of a majority of the Shares outstanding and entitled to vote.~~ Except with respect to the foregoing matters, no action taken by the Stockholders at any meeting shall in any way bind the Directors.

      ~~SECTION 8.4.     Voting Limitations on Shares held by the Advisor, Directors and Affiliates. With respect to Shares owned by the Advisor, the Directors, or any of their Affiliates, neither the Advisor, nor the Directors, nor any of their Affiliates may vote or consent on matters submitted to the Stockholders regarding the removal of the Advisor, Directors or any of their Affiliates or any transaction between the Company and any of them. In determining the requisite percentage in interest of Shares necessary to approve a matter on which the Advisor, Directors and any of their Affiliates may not vote or consent, any Shares owned by any of them shall not be included.~~

      ~~SECTION 8.5.     Stockholder Action to be Taken by Meeting. Any action required or permitted to be taken by the Stockholders of the Company must be effected at a duly called annual or special meeting of Stockholders of the Company and may not be effected by any consent in writing of such Stockholders.~~

      SECTION ~~8.6.~~6.3.     Right of Inspection. ~~Any Stockholder and any~~Stockholders or their designated ~~representative thereof~~representatives shall be permitted access to ~~all~~the Company’s records in accordance with Sections 2-512 and 2-513 of the ~~Company at all reasonable times, and may inspect and copy any of them for a reasonable charge~~MGCL. ~~Inspection of the Company books and records by the office or agency administering the securities laws of a jurisdiction shall be provided upon reasonable notice and during normal business hours.~~

      ~~SECTION 8.7.     Access to Stockholder List. An alphabetical list of the names, addresses and telephone numbers of the Stockholders of the Company, along with the number of Shares held by each of them (the “Stockholder List”), shall be maintained as part of the books and records of the Company and shall be available for inspection by any Stockholder or the Stockholder’s designated agent at the home office of the Company upon the request of the Stockholder. The Stockholder List shall be updated at least quarterly to reflect changes in the information contained therein. A copy of such list shall be mailed to any Stockholder so requesting within ten (10) days of the request. The copy of the Stockholder List shall be printed in alphabetical order, on white paper, and in a readily readable type size (in no event smaller than 10-point type). The Company may impose a reasonable charge for expenses incurred in reproduction pursuant to the Stockholder request. A Stockholder may request a copy of the Stockholder List in connection with matters relating to Stockholders’ voting rights, and the exercise of Stockholder rights under federal proxy laws.~~

      ~~If the Advisor or Directors neglect or refuse to exhibit, produce or mail a copy of the Stockholder List as requested, the Advisor and the Directors shall be liable to any Stockholder requesting the list for the costs, including attorneys’ fees, incurred by that Stockholder for compelling the production of the Stockholder List, and for actual damages suffered by any Stockholder by reason of such refusal or neglect. It shall be a defense that the actual purpose and reason for the requests for inspection or for a copy of the Stockholder List is to secure such list of Stockholders or other information for the purpose of selling such list or copies thereof, or of using the same for a commercial purpose other than in the interest of the applicant as a Stockholder relative to the affairs of the Company. The Company may require the Stockholder requesting the Stockholder List to represent that the list is not requested for a commercial~~

C-2-37

~~purpose unrelated to the Stockholder’s interest in the Company. The remedies provided hereunder to Stockholders requesting copies of the Stockholder List are in addition, to and shall not in any way limit, other remedies available to Stockholders under federal law, or the laws of any state.~~

      SECTION ~~8.8.~~6.4.     Reports. The Directors~~, including the Independent Directors,~~ shall take reasonable steps to insure that the Company shall cause to be prepared and mailed or delivered to each Stockholder as of a record date after the end of the fiscal year and each holder of other publicly held securities of the Company ~~within one hundred twenty (120) days after the end of the fiscal year to which it relates~~ an annual report for each fiscal year ~~ending after the initial public offering of its securities which shall include: (i) financial statements prepared~~ in accordance with ~~generally accepted accounting principles which are audited and reported on by independent certified public accountants; (ii) the ratio of the costs of raising capital during the period to the capital raised; (iii) the aggregate amount of advisory fees and the aggregate amount of other fees paid to the Advisor and any Affiliate of the Advisor by the Company and including fees or changes paid to the Advisor and any Affiliate of the Advisor by third parties doing business with the Company; (iv) the Operating Expenses of the Company, stated as a percentage of Average Invested Assets and as a percentage of its Net Income; (v) a report from the Independent Directors that the policies being followed by the Company are in the best interests of its Stockholders and the basis for such determination; (vi) separately stated, full disclosure of all material terms, factors, and circumstances surrounding any and all transactions involving the Company, Directors, Advisors and any Affiliate thereof occurring in the year for which the annual report is made, and the Independent Directors shall be specifically charged with a duty to examine and comment in the report on the fairness of such transactions; and (vii) Distributions to the Stockholders for the period, identifying the source of such Distributions, and if such information is not available at the time of the distribution, a written explanation of the relevant circumstances will accompany the Distributions (with the statement as to the source of Distributions to be sent to Stockholders not later than sixty (60) days after the end of the fiscal year in which the distribution was made)~~the requirements of the Securities and Exchange Commission.

      ~~SECTION 8.9.     Reinvestment Plan. The Company may adopt a reinvestment plan, on the terms and conditions approved by the Directors, pursuant to which Stockholders may elect to have the full amount of their cash Distributions from the Company reinvested in additional Shares of the Company (“Reinvestment Plan”).~~

      ~~(a) All material information regarding the Distributions reinvested and the effect of reinvesting such Distributions, including the tax consequences thereof, shall be provided to each Stockholder participating in any Reinvestment Plan at least annually.~~

      ~~(b) Each Stockholder participating in any Reinvestment Plan shall have a reasonable opportunity to withdraw from the Reinvestment Plan at least annually after receipt of the information required in subparagraph (a) above.~~

ARTICLE ~~IX~~VII

LIABILITY OF STOCKHOLDERS, AND DIRECTORS~~, ADVISORS AND AFFILIATES;~~

TRANSACTIONS ~~BETWEEN~~WITH AFFILIATES ~~AND THE COMPANY~~

      SECTION ~~9.1.~~7.1.     Limitation of Stockholder Liability. No Stockholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Company by reason of his being a Stockholder, nor shall any Stockholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any Person in connection with the Company Property or the affairs of the Company by reason of his being a Stockholder. ~~The Company shall include a clause in its contracts which provides that Stockholders shall not be personally liable for obligations entered into on behalf of the Company.~~

      SECTION ~~9.2.~~7.2.     ~~Limitation of Liability and~~ Indemnification.

      ~~(a)~~ The Company shall, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

C-2-38

(a) any individual who is a present or former director or officer of the Company or (b) any individual who, while a director or officer of the Company and ~~hold harmless a Director, Advisor, or Affiliate (the “Indemnitee”)~~ at the request of the Company, serves or has served as a director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any ~~or all losses or liabilities reasonably incurred by the Indemnitee in connection with or~~ claim or liability to which such person may become subject or which such person may incur by reason of ~~any act or omission performed or omitted to be performed on behalf of the Company~~his or her service in such capacity~~, provided, that the Indemnitee has determined, in good faith, that the course of conduct which caused the loss or liability was in the best interests of the Company~~. The Company shall ~~not indemnify or hold harmless the Indemnitee if: (i) in the case that the Indemnitee is not an Independent Director, the loss or liability was the result~~have the power, with the approval of ~~negligence or misconduct by the Indemnitee, or (ii) in the case that the Indemnitee is an Independent Director, the loss or liability was the result~~the Board of ~~gross negligence or willful misconduct by the Indemnitee. Any~~Directors, to provide such indemnification and advancement of expenses ~~or agreement to hold harmless may be paid only out of the net assets of the Company and no portion may be recoverable from the Stockholders.~~

      ~~(b) The~~ to a person who served as a predecessor of the Company ~~shall not provide indemnification for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the Indemnitee, (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the Indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims against the Indemnitee and finds that indemnification of the settlement~~in any of the capacities described in (a) or (b) above and ~~the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which securities of the~~ to any employee or agent of the Company ~~were offered or sold as to indemnification for violations of securities laws.~~

      ~~(c) Notwithstanding anything to the contrary contained in the provisions of subsection (a) and (b) above of this Section, the~~ or a predecessor of theCompany ~~shall not indemnify or hold harmless an Indemnitee if it is established that: (i) the act or omission was material to the loss or liability and was committed in bad faith or was the result of active or deliberate dishonesty, (ii) the Indemnitee actually received an improper personal benefit in money, property, or services, (iii) in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful, or (iv) in a proceeding by or in the right of the Company, the Indemnitee shall have been adjudged to be liable to the Company.~~

      ~~(d) The Directors may take such action as is necessary to carry out this Section 9.2 and are expressly empowered to adopt, approve and amend from time to time Bylaws, resolutions or contracts implementing such provisions. No amendment of these Articles of Incorporation or repeal of any of its provisions shall limit or eliminate the right of indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.SECTION 9.3.     Payment of Expenses. The Company shall pay or reimburse reasonable legal expenses and other costs incurred by a Director, Advisor, or Affiliate in advance of final disposition of a proceeding if all of the following are satisfied: (i) the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of the Company, (ii) the Indemnitee provides the Company with written affirmation of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by Section 9.2 hereof, (iii) the legal proceeding was initiated by a third party who is not a Stockholder or, if by a Stockholder of the Company acting in his or her capacity as such, a court of competent jurisdiction approves such advancement, and (iv) the Indemnitee provides the Company with a written agreement to repay the amount paid or reimbursed by the Company, together with the applicable legal rate of interest thereon, if it is ultimately determined that the Indemnitee did not comply with the requisite standard of conduct and is not entitled to indemnification. Any indemnification payment or reimbursement of expenses will be furnished in accordance with the procedures in Section 2-418(e) of the Maryland General Corporation Law.~~.

C-2-39

      SECTION ~~9.4.~~7.3.     Express Exculpatory Clauses In Instruments. Neither the Stockholders nor the Directors, officers, employees or agents of the Company shall be liable under any written instrument creating an obligation of the Company by reason of their being Stockholders, Directors, officers, employees or agents of the Company, and all Persons shall look solely to the Company Property for the payment of any claim under or for the performance of that instrument. The omission of the foregoing exculpatory language from any instrument shall not affect the validity or enforceability of such instrument and shall not render any Stockholder, Director, officer, employee or agent liable thereunder to any third party, nor shall the Directors or any officer, employee or agent of the Company be liable to anyone as a result of such omission.

      SECTION ~~9.5.~~7.4.     Transactions with Affiliates. The Company ~~shall not~~mayengage in transactions with any Affiliates, ~~except to the extent that each such transaction has, after disclosure of such affiliation, been approved or ratified by the affirmative vote of a majority of the Directors (including a majority of the Independent Directors) not Affiliated with the person who is party to the transaction and:~~

      ~~(a) The transaction is fair and reasonable to the Company and its Stockholders.~~

      ~~(b) The terms of such transaction are at least as favorable as the terms of any comparable transactions made on an arms-length basis and known to the Directors.~~

      ~~(c) The total consideration is not in excess of the appraised value of the property being acquired, if an acquisition is involved.~~

      ~~(d) Payments to the Advisor, its Affiliates and the Directors for services rendered in a capacity other than that as Advisor or Director may only be made upon a determination that:~~

~~(i) The compensation is not in excess of their compensation paid for any comparable services; and~~

~~(ii) The compensation is not greater than the charges for comparable services available from others who are competent and not Affiliated with any of the parties involved.Transactions between the Company and its Affiliates are further~~ subject to any express restrictions ~~in these Articles of Incorporation (including Article IV and Section 7.7) or~~ adopted by the Directors in the Bylaws or by resolution, and further subject to the disclosure and ratification requirements of ~~MGCL §~~Section 2-419 of the MGCL and other applicable law.

ARTICLE ~~X~~VIII

AMENDMENT; REORGANIZATION; MERGER, ETC.

      SECTION ~~10.1.~~8.1. Amendment.

      (a) The Company reserves the right from time to time to make any amendment to its Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any shares of outstanding stock. All rights and powers conferred by the Charter on stockholders, directors and officers are granted subject to this reservation. Except for amendments to those provisions of Article II, Section 2.4 of the Charter requiring a vote of at least two thirds of the Equity Shares entitled to vote in the election of directors to remove a director, and except for those amendments permitted to be made without stockholder approval under Maryland law or by specific provisions of the Charter, any amendment to the Charter shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of a majority of all the votes entitled to be cast on the matter.

      ~~(a) These Articles of Incorporation may be amended, without the necessity for concurrence by the Directors, by the affirmative vote of the holders of not less than a majority of the Equity Shares then outstanding and entitled to vote thereon, except that (1) no amendment may be made which would change any rights with respect to any outstanding class of securities, by reducing the amount payable thereon upon liquidation, or by diminishing or eliminating any voting rights pertaining thereto; and (2) Section 10.2 hereof and this Section 10.1 shall not be amended (or any other provision of these Articles of Incorporation be amended or any provision of these Articles of Incorporation be added that would have the effect of~~

C-2-40

~~amending such sections), without the affirmative vote of the holders of two-thirds (2/3) of the Equity Shares then outstanding and entitled to vote thereon.~~

      (b) ~~The~~To the extent permitted by Maryland law, the Board of Directors, by a majority vote and without any action by the Stockholders of the Company, may amend the Charter from time to time to increase or decrease the aggregate number of authorized Equity Shares or the number of shares of stock of any class or series that the Company has authority to issue. The Board of Directors, by a ~~two-thirds (2/3)~~majority vote, may amend provisions of ~~these Articles of Incorporation~~the Charter from time to time as necessary to enable the Company to continue to qualify as a ~~real estate investment trust~~REIT under the REIT Provisions of the Code. ~~With the exception of the foregoing~~In addition, the Board of Directors may ~~not~~ amend ~~these Articles of Incorporation.~~the Charter by a majority vote and without the consent of the Stockholders to the fullest extent so provided by the MGCL including, but not limited to, Section 2-605 of the MGCL.

      ~~(c) An amendment to these Articles of Incorporation shall become effective as provided in Section 12.5.~~

      ~~(d) These Articles of Incorporation may not be amended except as provided in this Section 10.1.~~

      ~~SECTION 10.2. Reorganization. Subject to the provisions of any class or series of Equity Shares at the time outstanding, the Directors shall have the power (i) to cause the organization of a corporation, association, trust or other organization to take over the Company Property and to carry on the affairs of the Company, or (ii) merge the Company into, or sell, convey and transfer the Company Property to any such corporation, association, trust or organization in exchange for Securities thereof or beneficial interests therein, and the assumption by the transferee of the liabilities of the Company, and upon the occurrence of (i) or (ii) above terminate the Company and deliver such Securities or beneficial interests ratably among the Stockholders according to the respective rights of the class or series of Equity Shares held by them; provided, however, that any such action shall have been approved, at a meeting of the Stockholders called for that purpose, by the affirmative vote of the holders of not less than a majority of the Equity Shares then outstanding and entitled to vote thereon.~~

      SECTION ~~10.3.~~8.2.     Merger, Consolidation or Sale of Company Property. Subject to the provisions of any class or series of Equity Shares at the time outstanding, the Board of Directors shall have the power to (i) merge the Company with or into another entity, (ii) consolidate the Company with one (1) or more other entities into a new entity; (iii) sell or otherwise dispose of all or substantially all of the Company Property; or (iv) dissolve or liquidate the Company~~, other than before the initial investment in Company Property~~; provided, however, that such action shall have been approved, at a meeting of the Stockholders called for that purpose, by the affirmative vote of the holders of not less than a majority of the Equity Shares then outstanding and entitled to vote thereon under Maryland law. ~~Any such transaction involving an Affiliate of the Company or the Advisor also must be approved by a majority of the Directors (including a majority of the Independent Directors) not otherwise interested in such transaction as fair and reasonable to the Company and on terms and conditions not less favorable to the Company than those available from unaffiliated third parties.~~

      ~~In connection with any proposed Roll-Up Transaction, which, in general terms, is any transaction involving the acquisition, merger, conversion, or consolidation, directly or indirectly, of the Company and the issuance of securities of a Roll-Up Entity that would be created or would survive after the successful completion of the Roll-Up Transaction, an appraisal of all Properties shall be obtained from a competent independent appraiser. The Properties shall be appraised on a consistent basis, and the appraisal shall be based on the evaluation of all relevant information and shall indicate the value of the Properties as of a date immediately prior to the announcement of the proposed Roll-Up Transaction. The appraisal shall assume an orderly liquidation of Properties over a 12-month period. The terms of the engagement of the independent appraiser shall clearly state that the engagement is for the benefit of the Company and the Stockholders. A summary of the appraisal, indicating all material assumptions underlying the appraisal, shall be included in a report to Stockholders in connection with a proposed Roll-Up Transaction. In connection with a proposed Roll-Up Transaction, the person sponsoring the Roll-Up Transaction shall offer to Stockholders who vote against the proposed Roll-Up Transaction the choice of:~~

C-2-41

      ~~(a) accepting the securities of a Roll-Up Entity offered in the proposed Roll-Up Transaction; or~~

      ~~(b) one of the following:~~

~~(i) remaining Stockholders of the Company and preserving their interests therein on the same terms and conditions as existed previously; or~~

~~(ii) receiving cash in an amount equal to the Stockholder’s pro rata share of the appraised value of the net assets of the Company.~~

      ~~The Company is prohibited from participating in any proposed Roll-Up Transaction:~~

      ~~(c) which would result in the Stockholders having democracy rights in a Roll-Up Entity that are less than the rights provided for in Sections 8.2, 8.3, 8.5, 8.6, 8.7 and 9.1 of these Articles of Incorporation;~~

      ~~(d) which includes provisions that would operate as a material impediment to, or frustration of, the accumulation of shares by any purchaser of the securities of the Roll-Up Entity (except to the minimum extent necessary to preserve the tax status of the Roll-Up Entity), or which would limit the ability of an investor to exercise the voting rights of its Securities of the Roll-Up Entity on the basis of the number of Shares held by that investor;~~

      ~~(e) in which investor’s rights to access of records of the Roll-Up Entity will be less than those described in Sections 8.6 and 8.7 hereof; or~~

ARTICLE IX

DURATION OF COMPANY BY STOCKHOLDER VOTE

      ~~(f) in which any of the costs of the Roll-Up Transaction would be borne~~

      Subject to the applicable law, the Company may be dissolved at any time, provided that such action has been approved by the ~~Company if the Roll-Up Transaction is not approved by the Stockholders.~~affirmative vote of at least a majority of the holders of the outstanding Equity Shares entitled to vote thereon.

ARTICLE X

LIMITATION OF LIABILITY

      To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former director or officer of the Company shall be liable to the Company or its stockholders for money damages. Neither the amendment nor repeal of this Article X, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Article X, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

ARTICLE XI

~~DURATION OF COMPANY~~

      ~~SECTION 11.1.     The Company automatically will terminate and dissolve on December 31, 2007, will undertake orderly liquidation and Sales of Company assets and will distribute any Net Sales Proceeds to Stockholders, unless Listing occurs, in which event the Company shall continue perpetually unless dissolved pursuant to the provisions contained herein or pursuant to any applicable provision of the MGCL.~~

      ~~SECTION 11.2.     Dissolution of the Company by Stockholder Vote. The Company may be terminated at any time, without the necessity for concurrence by the Board of Directors, by the vote or written consent of a majority of the outstanding Equity Shares.~~

C-2-42

~~ARTICLE XII~~

MISCELLANEOUS

      SECTION ~~12.1.~~11.1.     Governing Law. These Articles of ~~Incorporation~~Amendment and Restatement are executed by the undersigned Directors and delivered in the State of Maryland with reference to the laws thereof, and the rights of all parties and the validity, construction and effect of every provision hereof shall be subject to and construed according to the laws of the State of Maryland without regard to conflicts of laws provisions thereof.

      SECTION ~~12.2.~~11.2.     Reliance by Third Parties. Any certificate shall be final and conclusive as to any persons dealing with the Company if executed by an individual who, according to the records of the Company or of any recording office in which ~~these Articles of Incorporation~~the Charter may be recorded, appears to be the Secretary or an Assistant Secretary of the Company or a Director, and if certifying to: (i) the number or identity of Directors, officers of the Company or Stockholders; (ii) the due authorization of the execution of any document; (iii) the action or vote taken, and the existence of a quorum, at a meeting of the Directors or Stockholders; (iv) a copy of the ~~Articles of Incorporation~~Charter or of the Bylaws as a true and complete copy as then in force; (v) an amendment to ~~these Articles of Incorporation~~the Charter; (vi) the dissolution of the Company; or (vii) the existence of any fact or facts which relate to the affairs of the Company. No purchaser, lender, transfer agent or other person shall be bound to make any inquiry concerning the validity of any transaction purporting to be made on behalf of the Company by the Directors or by any duly authorized officer, employee or agent of the Company.

      SECTION ~~12.3.~~11.3.     Provisions in Conflict with Law or Regulations.

      (a) The provisions of ~~these Articles of Incorporation~~the Charter are severable, and if the Board of Directors shall determine that any one or more of such provisions are in conflict with the REIT Provisions of the Code, or other applicable federal or state laws, the conflicting provisions shall be deemed never to have constituted a part of ~~these Articles of Incorporation~~the Charter, even without any amendment of ~~these Articles of Incorporation~~the Charter pursuant to Section ~~10.1~~8.1 hereof; provided, however, that such determination by the Board of Directors shall not affect or impair any of the remaining provisions of ~~these Articles of Incorporation~~the Charter or render invalid or improper any action taken or omitted prior to such determination. ~~No Director shall be liable for making or failing to make such a determination.~~

      (b) If any provision of ~~these Articles of Incorporation~~the Charter shall be held invalid or unenforceable in any jurisdiction, such holding shall not in any manner affect or render invalid or unenforceable such provision in any other jurisdiction or any other provision of ~~these Articles of Incorporation~~the Charter in any jurisdiction.

      SECTION ~~12.4.~~11.4.     Construction. In ~~these Articles of Incorporation~~the Charter, unless the context otherwise requires, words used in the singular or in the plural include both the plural and singular and words denoting any gender include both genders. The title and headings of different parts are inserted for convenience and shall not affect the meaning, construction or effect of ~~these Articles of Incorporation. In defining or interpreting the powers and duties of~~ the ~~Company and its Directors and officers, reference may be made, to the extent appropriate, to the Code and to Titles 1 through 3 of the Corporations and Associations Article of the Annotated Code of Maryland, referred to herein as the “MGCL.”~~ Charter.

      SECTION ~~12.5.~~11.5.     Recordation. ~~These Articles of Incorporation~~The Charter and any amendment hereto shall be filed for record with the State Department of Assessments and Taxation of Maryland and may also be filed or recorded in such other places as the Directors deem appropriate, but failure to file for record ~~these Articles of Incorporation~~the Charter or any amendment hereto in any office other than in the State of Maryland shall not affect or impair the validity or effectiveness of ~~these Articles of Incorporation~~the Charter or any amendment hereto. A restated ~~Articles of Incorporation~~Charter shall, upon filing, be conclusive evidence of all amendments contained therein and may thereafter be referred to in lieu of the original Declaration of Trust and the various amendments thereto.

* * * * * * * * * *

C-2-43

      ~~THIRD: There are five directors of the Company. The names of the directors are:~~

~~James M. Seneff, Jr.~~
~~Robert A. Bourne~~
~~Charles E. Adams~~
~~Lawrence A. Dustin~~
~~Craig M. McAllaster~~

      THIRD: The amendment to and restatement of the Charter as hereinabove set forth have been duly advised by the Board of Directors and approved by the stockholders of the Company as required by law.

      FOURTH: The ~~board~~current address of ~~directors~~the principal office of the Company~~, at the meeting duly convened~~ in the State of Maryland and ~~held on April 28, 2003, adopted a resolution in which was~~the name and address of the Company’s current registered agent are as set forth in Article I, Section 1.2 of the foregoing amendment ~~to the charter, declaring that the said amendment~~ and restatement of the ~~charter was advisable and directing that it be submitted for action thereon by the stockholders at the annual meeting to be held on June 27, 2003.~~Charter.

      ~~FOURTH: Notice setting forth the said amendment of the charter and that a restatement of the charter was advisable and stating that a purpose of the meeting of the stockholders would be to take action thereon, was given, as required by law, to all stockholders entitled to vote thereon; and like notice was given to all stockholders of the Company not entitled to vote thereon, whose contract rights as expressly set forth in the charter would be altered by the amendment.~~

      ~~FIFTH: The Articles of Incorporation of the Company as hereinabove set forth and were approved by the stockholders of the Company at said meeting by the affirmative vote of the majority of all the votes entitled to be cast thereon.~~

      ~~IN WITNESS WHEREOF, these Articles of Incorporation have been signed on this 17th day of July, 2003, by the undersigned Chief Executive Officer and Assistant Corporate Secretary, respectively, each of whom acknowledges, under penalty of perjury, that this document is his or her free act and deed, and that to the best of his or her knowledge, information and belief, the matters and facts set forth herein are true in all material respects.~~

~~CNL HOSPITALITY PROPERTIES, INC.~~

~~By:~~ 	~~/s/ Thomas J. Hutchinson III~~

~~Name: Thomas J. Hutchison III~~

~~Title:~~	~~Chief Executive Officer~~

~~Attest:~~

~~By:~~	~~/s/ Linda Scarcelli~~FIFTH:

~~Name: Linda Scarcelli~~

~~Title:~~	~~Assistant Corporate Secretary~~The number of directors of the Company and the names of those currently in office are as set forth in Article II,

C-2-44

Section 2.3 of the foregoing amendment and restatement of the Charter.

      SIXTH: The total number of shares of stock which the Company had authority to issue immediately prior to this amendment and restatement of the Charter was 516,000,000 shares, $0.01 par value per share. The aggregate par value of all shares of stock having par value was $5,160,000.

      SEVENTH: The total number of shares of stock which the Company has authority to issue pursuant to the foregoing amendment and restatement of the Charter is [                     ] shares, $0.01 par value per share. The aggregate par value of all shares of stock having par value is [$          .]

      EIGHTH: THE UNDERSIGNED, Chief Executive Officer of CNL Hospitality Properties, Inc., ~~who executed on behalf of said Company the foregoing Articles of Incorporation, of which this certificate is made a part,~~ hereby acknowledges, ~~in the name an on behalf of said Company,~~ the foregoing Articles of ~~Incorporation~~Amendment and Restatement to be the corporate act of said Company and ~~further certifies~~as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges, that, to the best of his knowledge, information and belief, ~~the~~these matters and facts ~~set forth therein with respect to the approval thereof~~ are true in all material respects, and that this statement is made under the penalties ~~of~~for perjury.

/s/ ~~Thomas J. Hutchison, III~~

~~Thomas J. Hutchison III~~

      IN WITNESS WHEREOF, the Company has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Assistant Secretary on this                     day of                     , 2004.

CNL Hospitality Properties, Inc.	ATTEST:

By:

Linda Scarcelli	Thomas J. Hutchison III
Assistant Secretary	Chief Executive Officer

C-2-45

APPENDIX D

CNL HOSPITALITY PROPERTIES, INC.

2004 OMNIBUS LONG-TERM INCENTIVE PLAN

1.	Purpose

      The CNL Hospitality Properties, Inc. 2004 Omnibus Long-Term Incentive Plan is intended to promote the best interests of and its stockholders by (i) assisting the Company and its Affiliates in the recruitment and retention of persons with ability and initiative, (ii) providing an incentive to such persons to contribute to the growth and success of the Company’s businesses by affording such persons equity participation in the Company and (iii) associating the interests of such persons with those of the Company and its affiliates and stockholders.

2.	Definitions

      As used in the Plan the following definitions shall apply:

      “Affiliate” means any Subsidiary, any Parent, any entity (including, without limitation, a partnership or limited liability company) which is directly or indirectly controlled fifty percent (50%) or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by the Company or one of its Affiliates, and any other entity in which the Company or any of its Affiliates has a material equity interest and which is designated as an “Affiliate” by resolution of the Committee.

      “Award” means any Option, Stock Award, Performance Unit or Performance Share, or Other Stock-Based Award granted hereunder.

      “Board” means the Board of Directors of the Company.

      “Cause” means in the case where the Participant does not have an employment, consulting or similar agreement in effect with the Company or its Affiliate or where there is such an agreement but it does not define “cause” (or words of like import), conduct related to the Participant’s service to the Company or an Affiliate for which either criminal or civil penalties against the Participant may be sought, misconduct, insubordination, material violation of the Company’ or its Affiliate’s policies, disclosing or misusing any confidential information or material concerning the Company or any Affiliate or material breach of any employment, consulting agreement or similar agreement, or in the case where the Participant has an employment agreement, consulting agreement or similar agreement that defines a termination for “cause” (or words of like import), “cause” as defined in such agreement; provided, however, that with regard to any agreement that defines “cause” on occurrence of or in connection with change of control, such definition of “cause” shall not apply until a change of control actually occurs and then only with regard to a termination thereafter.

      “Code” means the Internal Revenue Code of 1986, and any amendments thereto.

      “Committee” means the Compensation Committee of the Board acting as administrator of the Plan pursuant to Section 3 hereof. The Committee shall consist solely of three (3) or more Directors who are (i) Non-Employee Directors (within the meaning of Rule 1 6b-3 under the Exchange Act) for purposes of exercising administrative authority with respect to Awards granted to Eligible Persons who are subject to Section 16 of the Exchange Act; (ii) to the extent required by the rules of the New York Stock Exchange, “independent” within the meaning of such rules; and (iii) at such times as an Award under the Plan by the Company is subject to Section 162(m) of the Code (to the extent relief from the limitation of Section 162(m) of the Code is sought with respect to Awards and administration of the Awards by a committee of “outside directors” is required to receive such relief) “outside directors” within the meaning of Section 162(m) of the Code. Notwithstanding the preceding designation of the Compensation Committee and the qualifications for membership on the Committee, prior to the date that the Company has a class of equity securities registered under the Exchange Act, the “Committee” means the Board.

      “Common Stock” means the common stock, $0.01 par value, of the Company.

      “Company” means CNL Hospitality Properties, Inc., a Maryland corporation.

      “Consultant” means any person, other than an employee, performing consulting or advisory services for the Company or any Affiliate, or a director of an Affiliate.

      “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an employee, Director or Consultant, is not interrupted or terminated. A Participant’s Continuous Service shall not be deemed to have been interrupted or terminated merely because of a change in the capacity in which the Participant renders service to the Company or an Affiliate as an employee, Consultant or Director or a change in the entity for which the Participant renders such service. The Participant’s Continuous Service shall be deemed to have terminated either upon an actual termination or upon the entity for which the Participant is performing services ceasing to be an Affiliate of the Company. The Committee shall determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by the Company, including sick leave, military leave or any other personal leave.

      “Corporation Law” means the general corporation law of the jurisdiction of incorporation of the Company.

      “Deferral Period” means the period of time during which Deferred Shares are subject to deferral limitations under Section 7.C of the Plan.

      “Deferred Shares” means an award pursuant to Section 7.C of the Plan of the right to receive shares of Common Stock at the end of a specified Deferral Period.

      “Director” means a member of the Board.

      “Disability” means that a Participant covered by a Company- or Affiliate-funded long term disability insurance program has incurred a total disability under such insurance program and a Participant not covered by such an insurance program has suffered a permanent and total disability within the meaning of Section 22(e)(3) of the Code or any successor statute thereto.

      “Eligible Person” means an employee of the Company or an Affiliate (including an entity that becomes an Affiliate after the adoption of the Plan), a Director or a Consultant to the Company or an Affiliate (including an entity that becomes an Affiliate after the adoption of the Plan).

      “Exchange Act” means the Securities Exchange Act of 1934, as amended.

      “Fair Market Value” means, on any given date, the current fair market value of the shares of Common Stock as determined as follows:

(i) If the Common Stock is traded on the New York Stock Exchange or is listed on a national securities exchange, the closing price for the day of determination as quoted on such market or exchange which is the primary market or exchange for trading of the Common Stock or if no trading occurs on such date, the last day on which trading occurred, or such other appropriate date as determined by the Committee in its discretion, as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the high and the low asked prices for the Common Stock for the day of determination; or

(iii) In the absence of an established market for the Common Stock, Fair Market Value shall be determined by the Committee in good faith.

      “Incentive Stock Option” means an Option (or portion thereof) intended to qualify for special tax treatment under Section 422 of the Code.

      “Nonqualified Stock Option” means an Option (or portion thereof) which is not intended or does not for any reason qualify as an Incentive Stock Option.

      “Option” means any option to purchase shares of Common Stock granted under the Plan.

      “Other Stock-Based Awards” means those Awards described in Section 7.D of the Plan.

      “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of the corporations (other than the Company) owns stock possessing at least fifty percent (50%) of the total combined voting power of all classes of stock in one of the other corporations in such chain.

      “Participant” means an Eligible Person who is selected by the Committee to receive an Option or Stock Award and is party to any Stock Option Agreement or Stock Award Agreement required by the terms of such Option or Stock Award.

      “Performance Agreement” means an agreement described in Section 8.I of the Plan.

      “Performance Objectives” means the performance objectives established pursuant to the Plan for Participants who have received grants of Performance Shares or Performance Units or, when so determined by the Committee, Deferred Shares or Restricted Stock Awards. Performance Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or the Affiliate, subsidiary, division, department or function within the Company or Affiliate in which the Participant is employed or has responsibility. Any Performance Objectives applicable to Awards to the extent that such Award is intended to qualify as “performance-based compensation” under Section 162(m) of the Code shall be limited to specified levels of or increases in the Company’s or a business unit’s return on equity, earnings per share, total earnings, earnings growth, return on capital, return on assets, economic value added, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, sales growth, gross margin return on investment, increase in the Fair Market Value of the shares, share price (including but not limited to growth measures and total shareholder return), net operating profit, cash flow (including, but not limited to, operating cash flow and free cash flow), cash flow return on investments (which equals net cash flow divided by total capital), funds from operations, internal rate of return, increase in net present value or expense targets. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company (including an event described in Section 9.B.), or the manner in which it conducts its business, or other events or circumstances render the Performance Objectives unsuitable, the Committee may modify such Performance Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable provided, however, that no such modification shall be made to an Award intended to qualify as performance-based compensation under Section 162(m) of the Code unless the Committee determines that such modification will not result in loss of such qualification or the Committee determines that loss of such qualification is in the best interests of the Company.

      “Performance Period” means a period of time established under Section 8 of the Plan within which the Performance Objectives relating to a Performance Share, Performance Unit, Deferred Share or Restricted Stock Award are to be achieved.

      “Performance Share” means a bookkeeping entry that records the equivalent of one share of Common Stock awarded pursuant to Section 8 of the Plan.

      “Performance Unit” means a bookkeeping entry that records a unit equivalent to $1.00 awarded pursuant to Section 8 of the Plan.

      “Plan” means this CNL Hospitality Properties, Inc. 2004 Omnibus Long-Term Incentive Plan.

      “Restricted Stock Award” means an award of Common Stock under Section 7.A.

      “Securities Act” means the Securities Act of 1933 as amended.

      “Stock Award” means a Restricted Stock Award, award of Deferred Shares, award of Stock Appreciation Rights, or Other Stock-Based Award.

      “Stock Appreciation Right” means an award of a right of the Participant to receive a payment in accordance with the provisions of Section 7.B.

      “Stock Award Agreement” means an agreement (written or electronic) between the Company and a Participant setting forth the specific terms and conditions of a Stock Award granted to the Participant under Section 7. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan and shall include such terms and conditions as the Committee shall authorize.

      “Stock Option Agreement” means an agreement (written or electronic) between the Company and a Participant setting forth the specific terms and conditions of an Option granted to the Participant. Each Stock Option Agreement shall be subject to the terms and conditions of the Plan and shall include such terms and conditions as the Committee shall authorize.

      “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing at least fifty percent (50%) of the total combined voting power of all classes of stock in one of the other corporations in such chain.

      “Ten Percent Owner” means any Eligible Person owning at the time an Option is granted more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of a Parent or Subsidiary. An individual shall, in accordance with Section 424(d) of the Code, be considered to own any voting stock owned (directly or indirectly) by or for his brothers, sisters, spouse, ancestors and lineal descendants and any voting stock owned (directly or indirectly) by or for a corporation, partnership, estate, trust or other entity shall be considered as being owned proportionately by or for its stockholders, partners or beneficiaries.

3.	Administration

      A. Administration. The Committee shall serve as the administrator of the Plan. If permitted by the Corporation Law, and not prohibited by the charter or the bylaws of the Company, the Committee may delegate a portion of its authority to administer the Plan to an officer or officers of Company designated by the Committee.

      B. Powers of the Committee. Subject to the provisions of the Plan, and subject at all times to the terms and conditions of the delegation of authority from the Board, the Committee shall have the authority to implement, interpret and administer the Plan. Such authority shall include, without limitation, the authority:

(i) To construe and interpret all provisions of the Plan and all Stock Option Agreements, Performance Award Agreements and Stock Award Agreements under the Plan.

(ii) To determine the Fair Market Value of Common Stock.

(iii) To select the Eligible Persons to whom Awards, are granted from time-to-time hereunder.

(iv) To determine the number of shares of Common Stock covered by an Option or Stock Award; determine whether an Option shall be an Incentive Stock Option or Nonqualified Stock Option; and determine such other terms and conditions, not inconsistent with the terms of the Plan, of each Award. Such terms and conditions include, but are not limited to, the exercise price of an Option, purchase price of Common Stock subject to a Stock Award, the time or times when Options or Stock Awards may be exercised or Common Stock issued thereunder, the right of the Company to repurchase Common Stock issued pursuant to the exercise of an Option or a Stock Award and other restrictions or limitations (in addition to those contained in the Plan) on the forfeitability or transferability of Options, Stock Awards or Common Stock issued pursuant to Awards. Such terms may include conditions as shall be determined by the Committee and need not be uniform with respect to Participants.

(v) To amend, cancel, extend, renew, accept the surrender of, modify or accelerate the vesting of or lapse of restrictions on all or any portion of an outstanding Option or Stock Award; and to determine the time at which a Stock Award or Common Stock issued under the Plan may become transferable or nonforfeitable.

(vi) To prescribe the form of Stock Option Agreements, Performance Award Agreements and Stock Award Agreements; to adopt policies and procedures for the exercise of Options or Stock Awards, including the satisfaction of withholding obligations; to adopt, amend, and rescind policies and procedures pertaining to the administration of the Plan; and to make all other determinations necessary or advisable for the administration of the Plan.

      Any decision made, or action taken, by the Committee or in connection with the administration of the Plan shall be final, conclusive and binding on all persons having an interest in the Plan.

4.	Eligibility

      A. Eligibility for Awards. Incentive Stock Options may be granted only to employees of the Company or a Parent or Subsidiary. Other Awards may be granted to any Eligible Person selected by the Committee.

      B. Substitution Awards. The Committee may make Stock Awards and may grant Options under the Plan by assumption, substitution or replacement of performance shares, phantom shares, stock awards, stock options, stock appreciation rights or similar awards granted by another entity (including an Affiliate), if such assumption, substitution or replacement is in connection with an asset acquisition, stock acquisition, merger, consolidation or similar transaction involving the Company (and/or its Affiliate) and such other entity (and/or its affiliate). Notwithstanding any provision of the Plan (other than the maximum number of shares of Common Stock that may be issued under the Plan), the terms of such assumed, substituted or replaced Stock Awards or Options shall be as the Committee, in its discretion, determines is appropriate.

5.	Common Stock Subject to Plan

      A. Share Reserve and Limitations on Grants. Subject to adjustment as provided in Section 9, the maximum aggregate number of shares of Common Stock that may be (i) issued under the Plan pursuant to the exercise of Options, (ii) issued pursuant to Restricted Stock Awards, Deferred Shares or Performance Shares, and (iii) covered by Stock Appreciation Rights is 10,000,000 shares of Common Stock. No Participant may receive Awards representing more than 2,000,000 shares in any one calendar year. In addition, the maximum number of Performance Units that may be granted to a Participant in any one calendar year is 20,000,000 for each full or fractional year included in the Performance Period for the grant of Performance Units during such calendar year. This limitation shall be applied as of any date by taking into account the number of shares available to be made the subject of new Awards as of such date, plus the number of shares previously issued under the Plan and the number of share subject to outstanding Awards as of such date.

      B. Reversion of Shares. If an Option or Stock Award is terminated, expires or becomes unexercisable, in whole or in part, for any reason, the unissued or unpurchased shares of Common Stock (or shares subject to an unexercised Stock Appreciation Right) which were subject thereto shall become available for future grant under the Plan. Shares of Common Stock that have been actually issued under the Plan shall not be returned to the share reserve for future grants under the Plan; except that shares of Common Stock issued pursuant to a Stock Award which are repurchased or reacquired by the Company at the original purchase price of such shares (including, in the case of shares forfeited back to the Company, no purchase price), shall be returned to the share reserve for future grant under the Plan. For avoidance of doubt, this Section 5.B shall not apply to any per Participant limit set forth in Section 5.A.

      C. Source of Shares. Common Stock issued under the Plan may be shares of authorized and unissued Common Stock or shares of previously issued Common Stock that have been reacquired by the Company.

      D. Book-Entry. Notwithstanding any other provision of the Plan to the contrary, the Company may elect to satisfy any requirement under the Plan for the delivery of stock certificates through the use of book-entry.

6.	Options

      A. Award. In accordance with the provisions of Section 4, the Committee will designate each Eligible Person to whom an Option is to be granted and will specify the number of shares of Common Stock covered by such Option. The Stock Option Agreement shall specify whether the Option is an Incentive Stock Option or Nonqualified Stock Option, the vesting schedule applicable to such Option and any other terms of such Option. No Option that is intended to be an Incentive Stock Option shall be invalid for failure to qualify as an Incentive Stock Option.

      B. Exercise Price. The exercise price per share for Common Stock subject to an Option shall be determined by the Committee, but shall comply with the following:

(i) The exercise price per share for Common Stock subject to a Nonqualified Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value on the date of grant.

(ii) The exercise price per share for Common Stock subject to an Incentive Stock Option:

•	granted to a Participant who is deemed to be a Ten Percent Owner on the date such option is granted, shall not be less than one hundred ten percent (110%) of the Fair Market Value on the date of grant.

•	granted to any other Participant, shall not be less than one hundred percent (100%) of the Fair Market Value on the date of grant.

      C. Maximum Option Period. The maximum period during which an Option may be exercised shall be determined by the Committee on the date of grant, except that no Option shall be exercisable after the expiration of ten years from the date such Option was granted. In the case of an Incentive Stock Option that is granted to a Participant who is or is deemed to be a Ten Percent Owner on the date of grant, such Option shall not be exercisable after the expiration of five years from the date of grant. The terms of any Option may provide that it is exercisable for a period less than such maximum period.

      D. Maximum Value of Options which are Incentive Stock Options. To the extent that the aggregate Fair Market Value of the Common Stock with respect to which Incentive Stock Options granted to any person are exercisable for the first time during any calendar year (under all stock option plans of the Company or any of its Subsidiaries or Parent) exceeds $100,000 (or such other amount provided in Section 422 of the Code), the Options are not Incentive Stock Options. For purposes of this section, the Fair Market Value of the Common Stock will be determined as of the time the Incentive Stock Option with respect to the Common Stock is granted. This section will be applied by taking Incentive Stock Options into account in the order in which they are granted.

      E. Nontransferability. Options granted under the Plan which are intended to be Incentive Stock Options shall be nontransferable except by will or by the laws of descent and distribution and during the lifetime of the Participant shall be exercisable by only the Participant to whom the Incentive Stock Option is granted. If the Stock Option Agreement so provides or the Committee so approves, a Nonqualified Stock Option may be transferred by a Participant through a gift or domestic relations order to the Participant’s family members to the extent in compliance with applicable securities registration rules. The holder of a Nonqualified Stock Option transferred pursuant to this section shall be bound by the same terms and conditions that governed the Option during the period that it was held by the Participant; provided that unless the Committee approves a subsequent transfer, such Option shall be nontransferable by the initial transferee of such Option except by will or by the laws of descent and distribution. Except to the extent transferability of a Nonqualified Stock Option is provided for in the Stock Option Agreement or is approved by the Committee, during the lifetime of the Participant to whom the Nonqualified Stock Option is granted, such Option may be exercised only by the Participant. No right or interest of a Participant in any Option shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

      F. Vesting and Termination of Continuous Service. Except as provided in a Stock Option Agreement, the following rules shall apply:

(i) Options will vest as provided in the Stock Option Agreement. An Option will be exercisable only to the extent that it is vested on the date of exercise. Vesting of an Option will cease on the date of the Participant’s termination of Continuous Service and the Option will be exercisable only to the extent the Option is vested on the date of termination of Continuous Service.

(ii) If the Participant’s termination of Continuous Service is for reason of death or Disability, the right to exercise the Option (to the extent vested) will expire on the earlier of (a) one (1) year after the date of the Participant’s termination of Continuous Service, or (b) the expiration date under the terms of the Stock Option Agreement. Until the expiration date, the Participant or, in the event of the Participant’s death (including death after termination of Continuous Service but before the right to exercise the Option expires) Participant’s heirs, legatees or legal representative may exercise the Option, except to the extent the Option was previously transferred pursuant to Section 6.E.

(iii) If the Participant’s termination of Continuous Service is an involuntary termination without Cause or a voluntary termination (other than a voluntary termination described in Section 6.F(iv)), the right to exercise the Option (to the extent that it is vested) will expire on the earlier of (a) three (3) months after the date of the Participant’s termination of Continuous Service, or (b) the expiration date under the terms of the Stock Option Agreement. If the Participant’s termination of Continuous Service is an involuntary termination without Cause or a voluntary termination (other than a voluntary termination described in Section 6.F(iv)) and the Participant dies after his or her termination of Continuous Service but before the right to exercise the Option has expired, the right to exercise the Option (to the extent vested) shall expire on the earlier of (x) one (1) year after the date of the Participant’s termination of Continuous Service or (y) the date the Option expires under the terms of the Stock Option Agreement, and, until expiration, the Participant’s heirs, legatees or legal representative may exercise the Option, except to the extent the Option was previously transferred pursuant to Section 6.E.

(iv) If the Participant’s termination of Continuous Service is for Cause or is a voluntary termination at any time after an event which would be grounds for termination of the Participant’s Continuous Service for Cause, the right to exercise the Option shall expire as of the date of the Participant’s termination of Continuous Service.

      G. Exercise. An Option, if exercisable, shall be exercised by completion, execution and delivery of notice (written or electronic) to the Company of the Option which states (i) the Option holder’s intent to exercise the Option, (ii) the number of shares of Common Stock with respect to which the Option is being exercised, (iii) such other representations and agreements as may be required by the Company and (iv) the method for satisfying any applicable tax withholding as provided in Section 10. Such notice of exercise shall be provided on such form or by such method as the Committee may designate, and payment of the exercise price shall be made in accordance with Section 6.H. Subject to the provisions of the Plan and the applicable Stock Option Agreement, an Option may be exercised to the extent vested in whole at any time or in part from time to time at such times and in compliance with such requirements as the Committee shall determine. A partial exercise of an Option shall not affect the right to exercise the Option from time to time in accordance with the Plan and the applicable Stock Option Agreement with respect to the remaining shares subject to the Option. An Option may not be exercised with respect to fractional shares of Common Stock.

      H. Payment.

      (i) Unless otherwise provided by the Stock Option Agreement, payment of the exercise price for an Option shall be made in cash or a cash equivalent acceptable to the Committee. With the consent of and in accordance with such conditions as required by the Committee, payment of all or part of the exercise price of an Option may also be made (a) by surrendering shares of Common Stock to the Company, or (b) if the Common Stock is traded on an established securities market, the Committee may approve payment of the exercise price by a broker-dealer or by the Option holder with cash advanced by the broker-dealer if the exercise notice is accompanied by the Option holder’s written irrevocable instructions to deliver the Common Stock acquired upon exercise of the Option to the broker-dealer.

      (ii) If Common Stock is used to pay all or part of the exercise price, the sum of the cash or cash equivalent and the Fair Market Value (determined as of the date of exercise) of the shares surrendered must not be less than the exercise price of the shares for which the Option is being exercised.

      (iii) On or after the date any Option other than an Incentive Stock Option is granted, the Committee may determine that payment of the exercise price may also be made in whole or part in the form of Restricted Stock or other Common Stock that is subject to a risk of forfeiture or restrictions on transfer. Unless otherwise determined by the Committee, whenever the exercise price is paid in whole or in part in accordance with this Section 6.H(iii), the Stock received by the Participant upon such exercise shall be subject to the same risks of forfeiture or restrictions on transfer as those that applied to the consideration surrendered by the Participant, provided that such risks of forfeiture and restrictions on transfer shall apply only to the same number of shares received by the Participant as applied to the forfeitable or restricted shares surrendered by the Participant.

      I. No Repricing of Options. The Committee may not without the approval of the stockholders of the Company lower the exercise price of an outstanding Option, whether by amending the exercise price of the outstanding Option or through cancellation of the outstanding Option and reissuance of a replacement or substitute Option; provided that stockholder approval shall not be required for adjustments made in connection with a capitalization event described in Section 9.B. in order to prevent enlargement, dilution or diminishment of rights.

      J. Stockholder Rights. No Participant shall have any rights as a stockholder with respect to shares subject to an Option until the date of exercise of such Option and the certificate for shares of Common Stock to be received on exercise of such Option has been issued by the Company.

      K. Disposition. A Participant shall notify the Company of any sale or other disposition of Common Stock acquired pursuant to an Incentive Stock Option if such sale or disposition occurs (i) within two years of the grant of an Option or (ii) within one year of the issuance of the Common Stock to the Participant. Such notice shall be in writing and directed to the Secretary of the Company.

7.	Stock Awards

      A. Restricted Stock Awards. Each Stock Award Agreement for a Restricted Stock Award shall be in such form and shall contain such terms and conditions as the Committee shall deem appropriate. The terms and conditions of the Stock Award Agreements for Restricted Stock Awards may change from time to time, and the terms and conditions of separate Restricted Stock Awards need not be identical, but each Restricted Stock Award shall include (through incorporation of the provisions hereof by references in the agreement or otherwise) the substance of each of the following provisions.

(i) Purchase Price. The Committee may establish a purchase price for Common Stock subject to a Restricted Stock Award.

(ii) Consideration. The purchase price, if any, of Common Stock acquired pursuant to the Restricted Stock Award shall be paid either: (a) in cash at the time of purchase, or (b) in any other form of legal consideration that may be acceptable to the Committee in its discretion.

(iii) Vesting. Shares of Common Stock acquired under a Restricted Stock Award may, but need not, be subject to a share repurchase option in favor of the Company in accordance with a vesting schedule to be determined by the Committee. Any grant or the vesting thereon may be further conditioned upon the attainment of Performance Objectives established by the Committee in accordance with the applicable provisions of Section 8 of the Plan regarding Performance Shares and Performance Units.

(iv) Participant’s Termination of Service or Failure of Vesting. In the event of a Participant’s termination of Continuous Service before vesting or other failure of the Common Stock to vest, then, unless otherwise provided in the Stock Award Agreement, the Participant shall forfeit shares of Common

Stock held by a Participant under the terms of a Restricted Stock Award which have not vested and for which no purchase price was paid by the Participant and the Company may repurchase or otherwise reacquire (including by way of forfeiture by the Participant) any or all of the shares of Common Stock held by the Participant which have not vested under the terms of the Stock Award Agreement for such Restricted Stock Award and for which a purchase price was paid by the Participant at such purchase price.

(v) Transferability. Rights to acquire shares of Common Stock under a Restricted Stock Award shall be transferable by the Participant only upon such terms and conditions as are set forth in the Stock Award Agreement for such Restricted Stock Award, as the Committee shall determine in its discretion, so long as Common Stock granted under the Restricted Stock Award remains subject to the terms of the Stock Award Agreement.

(vi) Additional Rights. Any grant may require that any or all dividends or other distributions paid on the shares acquired under a Restricted Stock Award during the period of such restrictions be automatically sequestered and reinvested on an immediate or deferred basis in additional shares of Common Stock which may be subject to the same restrictions as the underlying Award or such other restrictions as the Committee shall determine. Unless provided otherwise in the Stock Award Agreement, Participants holding shares of Common Stock subject to restrictions under a Stock Award Agreement may exercise full voting rights with respect to the shares.

      B. Stock Appreciation Rights. Each Stock Award Agreement for Stock Appreciation Rights shall be in such form and shall contain such terms and conditions as the Committee shall deem appropriate. The terms and conditions of Stock Appreciation Rights may change from time to time, and the terms and conditions of separate Stock Appreciation Rights need not be identical, but each Stock Appreciation Right shall include (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Benefit Provided. Each Stock Appreciation Right shall provide the Participant with the right to receive payment in cash or shares of Common Stock having a Fair Market Value, as designated in the Stock Award Agreement for such Stock Appreciation Rights, of an amount equal to the difference between the base amount provided for each share of Common Stock as described in the Stock Award Agreement and the Fair Market Value of the Common Stock on the date of exercise of such Stock Appreciation Right or a percentage thereof (not to exceed 100%).

(ii) Tandem Awards. Stock Appreciation Rights may be granted either alone or a tandem with other awards, including Options, under the Plan; provided, however, if the Stock Appreciation Rights are granted in tandem with another Option, the base amount provided for each share of Common Stock in the applicable Stock Award Agreement shall be equal to the exercise price per share provided for in the Option.

(iii) Vesting. The Stock Award Agreement for a Stock Appreciation Right shall provide the vesting schedule applicable to such award and may, but need not, provide that shares of Common Stock acquired upon exercising a Stock Appreciation Right are subject to a repurchase option in favor of the Company.

(iv) Participant’s Termination of Service or Failure of Vesting. In the event of a Participant’s termination of Continuous Service or other failure of the Stock Appreciation Right or Common Stock to vest the Participant shall forfeit such unvested Stock Appreciation Rights, and the Company, if so provided in the Stock Award Agreement, may repurchase or otherwise reacquire (including by way of forfeiture by the Participant) any or all of the shares of Common Stock held by the Participant which have not vested under the terms of the Stock Appreciation Right.

(v) Transferability. Rights to acquire cash or shares of Common Stock under a Stock Appreciation Rights shall be nontransferable except by will or by the laws of descent and distribution and during the lifetime of the Participant shall be exercisable by only the Participant to whom the Stock Appreciation Rights are granted.

      C. Deferred Shares. The Committee may authorize grants of Deferred Shares to Participants upon such terms and conditions as the Committee may determine in accordance with the following provisions:

(i) Each grant shall constitute the agreement by the Company to issue or transfer shares of Common Stock to the Participant in the future in consideration of the performance of services, subject to the fulfillment during the Deferral Period of such conditions as the Committee may specify.

(ii) Each grant may be made without additional consideration from the Participant or in consideration of a payment by the Participant that is less than the Fair Market Value on the date of grant.

(iii) Each grant shall provide that the Deferred Shares covered thereby shall be subject to a Deferral Period, which shall be fixed by the Committee on the date of grant, and any grant or sale may provide for the earlier termination of such period in the event of a change in control of the Company or other similar transaction or event.

(iv) During the Deferral Period, the Participant shall not have any right to transfer any rights under the subject Award, shall not have any rights of ownership in the Deferred Shares and shall not have any right to vote such shares, but the Committee may on or after the date of grant, authorize the payment of dividend or other distribution equivalents on such shares in cash or additional shares on a current, deferred or contingent basis.

(v) Any grant of the vesting thereof may be further conditioned upon the attainment of Performance Objectives established by the Committee in accordance with the applicable provisions of Section 8 of the Plan regarding Performance Shares and Performance Units.

(vi) Each grant shall be evidenced by an agreement delivered to and accepted by the Participant and containing such terms and provisions as the Committee may determine consistent with the Plan.

      D. Other Stock-Based Awards.

      (i). The Committee may grant to Participants such other Awards that may be determined or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of Common Stock, as determined by the Committee and as deemed by the Committee to be consistent with the Plan (“Other Stock-Based Awards”), in such number, and upon such terms, and at any time and from time to time, as shall be determined by the Committee.

      (ii). Other Stock-Based Awards shall contain such terms and conditions as the Committee may from time to time specify and may be paid in cash or in shares of Common Stock, all as determined by the Committee. Other Stock-Based Awards may be issued alone or in tandem with other Awards granted to Participants.

      (iii). Each Other Stock-Based Award shall be evidenced by a Stock Award Agreement that shall specify such terms and conditions as the Committee may determine.

8.	Performance Shares and Performance Units

      The Committee may also authorize grants of Performance Shares and Performance Units, which shall become payable to the Participant upon the achievement of specified Performance Objectives, upon such terms and conditions as the Committee may determine in accordance with the following provisions:

A. Each grant shall specify the number of Performance Shares or Performance Units to which it pertains, which may be subject to adjustment to reflect changes in compensation or other factors.

B. The Performance Period with respect to each Performance Share or Performance Unit shall commence on the date established by the Committee and may be subject to earlier termination in the event of a change in control of the Company or similar transaction or event.

C. Each grant shall specify the Performance Objectives that are to be achieved by the Participant.

D. Each grant may specify in respect of the specified Performance Objectives a minimum acceptable level of achievement below which no payment will be made and may set forth a formula for determining the amount of any payment to be made if performance is at or above such minimum acceptable level but falls short of the maximum achievement of the specified Performance Objectives.

E. Each grant shall specify the time and manner of payment of Performance Shares or Performance Units that shall have been earned, and any grant may specify that any such amount may be paid by the Company in cash, shares of Common Stock or any combination thereof and may either grant to the Participant or reserve to the Committee the right to elect among those alternatives.

F. Any grant of Performance Shares may specify that the amount payable with respect thereto may not exceed a maximum specified by the Committee on the date of grant. Any grant of Performance Units may specify that the amount payable, or the number of shares of Common Stock issued, with respect thereto may not exceed maximums specified by the Committee on the date of grant.

G. Any grant of Performance Shares may provide for the payment to the Participant of dividend or other distribution equivalents thereon in cash or additional shares of Common Stock on a current, deferred or contingent basis.

H. If provided in the terms of the grant and subject to the requirements of Section 162(m) of the Code (in the case of Awards intended to qualify for exception therefrom), the Committee may adjust Performance Objectives and the related minimum acceptable level of achievement if, in the sole judgment of the Committee, events or transactions have occurred after the date of grant that are unrelated to the performance of the Participant and result in distortion of the Performance Objectives or the related minimum acceptable level of achievement.

I. Each grant shall be evidenced by an agreement that shall be delivered to and accepted by the Participant, which shall state that the Performance Shares or Performance Units are subject to all of the terms and conditions of the Plan and such other terms and provisions as the Committee may determine consistent with the Plan.

9.	Changes in Capital Structure

      A. No Limitations of Rights. The existence of outstanding Options or Stock Awards shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

      B. Changes in Capitalization. If the Company shall effect (i) any stock dividend, stock split, subdivision or consolidation of shares, recapitalization or other capital readjustment, (ii) any merger consolidation, separation of the Company (including a spin-off or split-up), reorganization, partial or complete liquidation or other distribution of assets (other than ordinary dividends or distributions) without receiving consideration therefore in money, services or property, or (iii) any other corporate transaction having a similar effect, then (iv) the number, class, and per share price or base amount of shares of Common Stock subject to outstanding Options and Stock Awards shall be equitably adjusted by the Committee as it in good faith determines is required in order to prevent enlargement, dilution, or diminishment of rights, (v) the number and class of shares of Common Stock then reserved for issuance under the Plan and the maximum number of shares for which Awards may be granted to a Participant during a specified time period shall be adjusted as the Committee deems appropriate to reflect such transaction, and (vi) the Committee shall make such modifications to the Performance Objectives for each outstanding Award as the Committee determines are appropriate in accordance with Section 2, “Performance Objectives.” The conversion of convertible securities of the Company shall not be treated as effected “without receiving consideration.” The Committee shall make such adjustments, and its determinations shall be final, binding and conclusive.

      C. Merger, Consolidation or Asset Sale. If the Company (i) is dissolved, liquidated, merged or consolidated with another entity, (ii) sells or otherwise disposes of substantially all of its assets to another entity or (iii) engages in any transaction (including without limitation a merger or reorganization in which the Company is the surviving entity) that results in any person or entity (other than persons who are stockholders or Affiliates immediately prior to the transaction) owning fifty percent (50%) or more of the combined voting power of all classes of stock of the Company, while Options or Stock Awards remain outstanding under the Plan, unless provisions are made in connection with such transaction for the continuance of the Plan and/or the assumption or substitution of such Options or Stock Awards with new options or stock awards covering the stock of the successor entity, or parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices, then all outstanding Options and Stock Awards which have not been continued, assumed or for which a substituted award has not been granted shall become exercisable immediately prior to and terminate immediately as of the effective date of any such merger, consolidation, sale, or other applicable transaction. In the alternative, the Board may elect, in its sole discretion, to cancel any outstanding Options and Stock Awards and pay or deliver, or cause to be paid or delivered, to the holder thereof an amount in cash or securities having a value (as determined by the Board acting in good faith), in the case of Stock Awards (other than Stock Appreciation Rights), equal to the formula or fixed price per share paid to holders of shares of Stock and, in the case of Options or Stock Appreciation Rights, equal to the product of the number of shares of Stock subject to the Option or Stock Appreciation Right multiplied by the amount, if any, by which (A) the formula or fixed price per share paid to holders of shares of Stock pursuant to such transaction exceeds (B) the exercise price applicable to such Option or Stock Appreciation Right.

      D. Limitation on Adjustment. Except as previously expressly provided, neither the issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, nor the increase or decrease of the number of authorized shares of stock, nor the addition or deletion of classes of stock, shall affect, and no adjustment by reason thereof shall be made with respect to, the number, class or price of shares of Common Stock then subject to outstanding Options or Stock Awards.

10.	Withholding of Taxes

      The Company or an Affiliate shall have the right, before any certificate for any Common Stock is delivered, to deduct or withhold from any payment owed to a Participant any amount that is necessary in order to satisfy any withholding requirement that the Company or Affiliate in good faith believes is imposed upon it in connection with Federal, state, or local taxes, including transfer taxes, as a result of the issuance of, or lapse of restrictions on, such Common Stock, or otherwise require such Participant to make provision for payment of any such withholding amount. Subject to such conditions as may be established by the Committee, the Committee may permit a Participant to (i) have Common Stock otherwise issuable under an Option or Stock Award withheld to the extent necessary to comply with minimum statutory withholding rate requirements for supplemental income, (ii) tender back to the Company shares of Common Stock received pursuant to an Option or Stock Award to the extent necessary to comply with minimum statutory withholding rate requirements for supplemental income, (iii) deliver to the Company previously acquired Common Stock, (iv) have funds withheld from payments of wages, salary or other cash compensation due the Participant, or (v) pay the Company or its Affiliate in cash, in order to satisfy part or all of the obligations for any taxes required to be withheld or otherwise deducted and paid by the Company or its Affiliate with respect to the Option or Stock Award.

11.	Compliance with Law and Approval of Regulatory Bodies

      A. General Requirements. No Option or Stock Award shall be exercisable, no Common Stock shall be issued, no certificates for shares of Common Stock shall be delivered, and no payment shall be made under the Plan except in compliance with all applicable federal and state laws and regulations (including, without limitation, withholding tax requirements), any listing agreement to which the Company is a party, and the rules of all domestic stock exchanges or quotation systems on which the Company’s shares may be listed. The

Company shall have the right to rely on an opinion of its counsel as to such compliance. Any share certificate issued to evidence Common Stock when a Stock Award is granted or for which an Option or Stock Award is exercised may bear such legends and statements as the Committee may deem advisable to assure compliance with federal and state laws and regulations. No Option or Stock Award shall be exercisable, no Stock Award shall be granted, no Common Stock shall be issued, no certificate for shares shall be delivered, and no payment shall be made under the Plan until the Company has obtained such consent or approval as the Committee may deem advisable from regulatory bodies having jurisdiction over such matters.

      B. Participant Representations. The Committee may require that a Participant, as a condition to receipt or exercise of a particular award, execute and deliver to the Company a written statement, in form satisfactory to the Committee, in which the Participant represents and warrants that the shares are being acquired for such person’s own account, for investment only and not with a view to the resale or distribution thereof. The Participant shall, at the request of the Committee, be required to represent and warrant in writing that any subsequent resale or distribution of shares of Common Stock by the Participant shall be made only pursuant to either (i) a registration statement on an appropriate form under the Securities Act of 1933, which registration statement has become effective and is current with regard to the shares being sold, or (ii) a specific exemption from the registration requirements of the Securities Act of 1933, but in claiming such exemption the Participant shall, prior to any offer of sale or sale of such shares, obtain a prior favorable written opinion of counsel, in form and substance satisfactory to counsel for the Company, as to the application of such exemption thereto.

12.	General Provisions

      A. Effect on Employment and Service. Neither the adoption of the Plan, its operation, nor any documents describing or referring to the Plan (or any part thereof) shall (i) confer upon any individual any right to continue in the employ or service of the Company or an Affiliate, (ii) in any way affect any right and power of the Company or an Affiliate to change an individual’s duties or terminate the employment or service of any individual at any time with or without assigning a reason therefor, or (iii) except to the extent the Committee grants an Option or Stock Award to such individual, confer on any individual the right to participate in the benefits of the Plan.

      B. Use of Proceeds. The proceeds received by the Company from the sale of Common Stock pursuant to the Plan shall be used for general corporate purposes.

      C. Unfunded Plan. The Plan, insofar as it provides for grants, shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by grants under the Plan. Any liability of the Company to any person with respect to any grant under the Plan shall be based solely upon any contractual obligations that may be created pursuant to the Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

      D. Further Restrictions on Transfer. Any Award made under the Plan may expressly provide that all or any part of the shares of Common Stock that are: (i) to be issued or transferred by the Company upon the exercise of an Option or Stock Appreciation Right, upon termination of the Deferral Period applicable to Deferred Shares or upon payment under any grant of Performance Shares or Performance Units, or (ii) no longer subject to a substantial risk of forfeiture and restrictions on transfer referred to in Section 7.A of the Plan, shall be subject to further restrictions on transfer.

      E. Fractional Shares. The Company shall not be required to issue fractional shares pursuant to the Plan. The Committee may provide for elimination of fractional shares or the settlement of such fraction shares in cash.

      F. Rules of Construction. Headings are given to the Sections of the Plan solely as a convenience to facilitate reference, and shall not be used in interpreting, construing or enforcing any provision hereof. The reference to any statute, regulation, or other provision of law shall be construed to refer to any amendment to or successor of such provision of law. To the extent that any provision of the Plan would prevent any Option that was intended to qualify under particular provisions of the Code from so qualifying, such provision of the

Plan shall be null and void with respect to such Option, provided that such provision shall remain in effect with respect to other Options, and there shall be no further effect on any provision of the Plan.

      G. Foreign Employees. In order to facilitate the making of any grant or combination of grants under the Plan, the. Committee may provide for such special terms for Awards to Participants who are foreign nationals, or who are employed by the Company or any affiliate outside of the United States, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements or alternative versions of, the Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of the Plan, as then in effect, unless the Plan could have been amended to eliminate such inconsistency without further approval by the Stockholders of the Company.

      H. Choice of Law. The Plan and all Stock Option Agreements and Stock Award Agreements entered into under the Plan (except to the extent that any such Stock Option Agreement or Stock Award Agreement otherwise provides) shall be governed by and interpreted under the laws of the jurisdiction of incorporation of the Company excluding (to the greatest extent permissible by law) any rule of law that would cause the application of the laws of any jurisdiction other than the laws of the jurisdiction of incorporation of the Company.

13.	Amendment and Termination

      The Board may amend or terminate the Plan from time to time; provided, however, that with respect to any amendment that (i) increases the aggregate number of shares of Common Stock that may be issued under the Plan, (ii) changes the class of employees eligible to receive Incentive Stock Options or (iii) stockholder approval is required by the terms of any applicable law, regulation, or rule, including, without limitation, any rule of the New York Stock Exchange, or any national securities exchange on which the Common Stock is publicly traded, each such amendment shall be subject to the approval of the stockholders of the Company. Except as specifically permitted by a provision of the Plan (other than Section 3.B.), the Stock Option Agreement or Stock Award Agreement or as required to comply with applicable law, regulation or rule, no amendment to the Plan or a Stock Option Agreement or Stock Award Agreement shall, without a Participant’s consent, adversely affect any rights of such Participant under any Option or Stock Award outstanding at the time such amendment is made; provided, however, that an amendment that may cause an Incentive Stock Option to become a Nonqualified Stock Option, and any amendment that is required to comply with the rules applicable to Incentive Stock Options, shall not be treated as adversely affecting the rights of the Participant.

14.	Effective Date and Duration of Plan

      A. The Plan became effective upon adoption by the Board, subject to approval within twelve (12) months by the stockholders holding of a majority of the shares of entitled to vote thereon. Unless and until the plan has been approved the stockholders of the Company, no Option or Stock Award may be exercised, and no shares of Common Stock may be issued under the Plan. In the event that the stockholders of the Company shall not approve the Plan within such twelve (12) month period, the Plan and any previously granted Option or Stock Award shall terminate.

      B. Unless previously terminated, the Plan will terminate ten (10) years after the earlier of (i) the date the Plan is adopted by the Board, or (ii) the date the Plan is approved by the stockholders, except that Options and Stock Awards that are granted under the Plan prior to its termination will continue to be administered under the terms of the Plan until the Options and Stock Awards terminate or are exercised.

APPENDIX E

MARYLAND GENERAL CORPORATION LAW

TITLE 3, SUBTITLE 2. RIGHTS OF OBJECTING STOCKHOLDERS

§ 3-201.     “Successor” Defined.

      (a) Corporation amending charter. — In this subtitle, except as provided in subsection (b) of this section, “successor” includes a corporation which amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock, unless the right to do so is reserved by the charter of the corporation.

      (b) Corporation whose stock is acquired. — When used with reference to a share exchange, “successor” means the corporation the stock of which was acquired in the share exchange.

§ 3-202.     Right to Fair Value of Stock.

      (a) General rule. — Except as provided in subsection (c) of this section, a stockholder of a Maryland corporation has the right to demand and receive payment of the fair value of the stockholder’s stock from the successor if:

(1) The corporation consolidates or merges with another corporation;

(2) The stockholder’s stock is to be acquired in a share exchange;

(3) The corporation transfers its assets in a manner requiring action under § 3-105 (e) of this title;

(4) The corporation amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock and substantially adversely affects the stockholder’s rights, unless the right to do so is reserved by the charter of the corporation; or

(5) The transaction is governed by § 3-602 of this title or exempted by § 3-603 (b) of this title.

      (b) Basis of fair value. —

(1) Fair value is determined as of the close of business:

(i) With respect to a merger under § 3-106 of this title of a 90 percent or more owned subsidiary with or into its parent corporation, on the day notice is given or waived under § 3-106; or

(ii) With respect to any other transaction, on the day the stockholders voted on the transaction objected to.

(2) Except as provided in paragraph (3) of this subsection, fair value may not include any appreciation or depreciation which directly or indirectly results from the transaction objected to or from its proposal.

(3) In any transaction governed by § 3-602 of this title or exempted by § 3-603 (b) of this title, fair value shall be value determined in accordance with the requirements of § 3-603 (b) of this title.

      (c) When right to fair value does not apply. — Unless the transaction is governed by § 3-602 of this title or is exempted by § 3-603 (b) of this title, a stockholder may not demand the fair value of the stockholder’s stock and is bound by the terms of the transaction if:

(1) The stock is listed on a national securities exchange, is designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or is designated for trading on the NASDAQ Small Cap Market:

(i) With respect to a merger under § 3-106 of this title of a 90 percent or more owned subsidiary with or into its parent corporation, on the date notice is given or waived under § 3-106; or

(ii) With respect to any other transaction, on the record date for determining stockholders entitled to vote on the transaction objected to;

(2) The stock is that of the successor in a merger, unless:

(i) The merger alters the contract rights of the stock as expressly set forth in the charter, and the charter does not reserve the right to do so; or

(ii) The stock is to be changed or converted in whole or in part in the merger into something other than either stock in the successor or cash, scrip, or other rights or interests arising out of provisions for the treatment of fractional shares of stock in the successor;

(3) The stock is not entitled, other than solely because of § 3-106 of this title, to be voted on the transaction or the stockholder did not own the shares of stock on the record date for determining stockholders entitled to vote on the transaction;

(4) The charter provides that the holders of the stock are not entitled to exercise the rights of an objecting stockholder under this subtitle; or

(5) The stock is that of an open-end investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and the value placed on the stock in the transaction is its net asset value.

§ 3-203.     Procedure by Stockholder.

      (a) Specific duties. — A stockholder of a corporation who desires to receive payment of the fair value of the stockholder’s stock under this subtitle:

(1) Shall file with the corporation a written objection to the proposed transaction:

(i) With respect to a merger under § 3-106 of this title of a 90 percent or more owned subsidiary with or into its parent corporation, within 30 days after notice is given or waived under § 3-106; or

(ii) With respect to any other transaction, at or before the stockholders’ meeting at which the transaction will be considered or, in the case of action taken under § 2-505 (b) of this article, within 10 days after the corporation gives the notice required by § 2-505 (b) of this article;

(2) May not vote in favor of the transaction; and

(3) Within 20 days after the Department accepts the articles for record, shall make a written demand on the successor for payment for the stockholder’s stock, stating the number and class of shares for which the stockholder demands payment.

      (b) Failure to comply with section. — A stockholder who fails to comply with this section is bound by the terms of the consolidation, merger, share exchange, transfer of assets, or charter amendment.

§ 3-204.     Effect of Demand on Dividend and Other Rights.

      A stockholder who demands payment for his stock under this subtitle:

(1) Has no right to receive any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under § 3-202 of this subtitle; and

(2) Ceases to have any rights of a stockholder with respect to that stock, except the right to receive payment of its fair value.

§ 3-205.     Withdrawal of Demand.

      A demand for payment may be withdrawn only with the consent of the successor.

§ 3-206.     Restoration of Dividend and Other Rights.

      (a) When rights restored. — The rights of a stockholder who demands payment are restored in full, if:

(1) The demand for payment is withdrawn;

(2) A petition for an appraisal is not filed within the time required by this subtitle;

(3) A court determines that the stockholder is not entitled to relief; or

(4) The transaction objected to is abandoned or rescinded.

      (b) Effect of restoration. — The restoration of a stockholder’s rights entitles him to receive the dividends, distributions, and other rights he would have received if he had not demanded payment for his stock. However, the restoration does not prejudice any corporate proceedings taken before the restoration.

§ 3-207.     Notice and Offer to Stockholders.

      (a) Duty of successor. —

(1) The successor promptly shall notify each objecting stockholder in writing of the date the articles are accepted for record by the Department.

(2) The successor also may send a written offer to pay the objecting stockholder what it considers to be the fair value of his stock. Each offer shall be accompanied by the following information relating to the corporation which issued the stock:

(i) A balance sheet as of a date not more than six months before the date of the offer;

(ii) A profit and loss statement for the 12 months ending on the date of the balance sheet; and

(iii) Any other information the successor considers pertinent.

      (b) Manner of sending notice. — The successor shall deliver the notice and offer to each objecting stockholder personally or mail them to him by certified mail, return receipt requested, bearing a postmark from the United States Postal Service, at the address he gives the successor in writing, or, if none, at his address as it appears on the records of the corporation which issued the stock.

§ 3-208.     Petition for Appraisal; Consolidation of Proceedings; Joinder of Objectors.

      (a) Petition for appraisal. — Within 50 days after the Department accepts the articles for record, the successor or an objecting stockholder who has not received payment for his stock may petition a court of equity in the county where the principal office of the successor is located or, if it does not have a principal office in this State, where the resident agent of the successor is located, for an appraisal to determine the fair value of the stock.

      (b) Consolidation of suits; joinder of objectors. —

(1) If more than one appraisal proceeding is instituted, the court shall direct the consolidation of all the proceedings on terms and conditions it considers proper.

(2) Two or more objecting stockholders may join or be joined in an appraisal proceeding.

§ 3-209.     Notation on Stock Certificate.

      (a) Submission of certificate. — At any time after a petition for appraisal is filed, the court may require the objecting stockholders parties to the proceeding to submit their stock certificates to the clerk of the court for notation on them that the appraisal proceeding is pending. If a stockholder fails to comply with the order, the court may dismiss the proceeding as to him or grant other appropriate relief.

      (b) Transfer of stock bearing notation. — If any stock represented by a certificate which bears a notation is subsequently transferred, the new certificate issued for the stock shall bear a similar notation and the name of the original objecting stockholder. The transferee of this stock does not acquire rights of any character with respect to the stock other than the rights of the original objecting stockholder.

§ 3-210.     Appraisal of Fair Value.

      (a) Court to appoint appraisers. — If the court finds that the objecting stockholder is entitled to an appraisal of his stock, it shall appoint three disinterested appraisers to determine the fair value of the stock on terms and conditions the court considers proper. Each appraiser shall take an oath to discharge his duties honestly and faithfully.

      (b) Report of appraisers — Filing. — Within 60 days after their appointment, unless the court sets a longer time, the appraisers shall determine the fair value of the stock as of the appropriate date and file a report stating the conclusion of the majority as to the fair value of the stock.

      (c) Same — Contents. — The report shall state the reasons for the conclusion and shall include a transcript of all testimony and exhibits offered.

      (d) Same — Service; objection. —

(1) On the same day that the report is filed, the appraisers shall mail a copy of it to each party to the proceedings.

(2) Within 15 days after the report is filed, any party may object to it and request a hearing.

§ 3-211.     Action by Court on Appraisers’ Report.

      (a) Order of court. — The court shall consider the report and, on motion of any party to the proceeding, enter an order which:

(1) Confirms, modifies, or rejects it; and

(2) If appropriate, sets the time for payment to the stockholder.

      (b) Procedure after order. —

(1) If the appraisers’ report is confirmed or modified by the order, judgment shall be entered against the successor and in favor of each objecting stockholder party to the proceeding for the appraised fair value of his stock.

(2) If the appraisers’ report is rejected, the court may:

(i) Determine the fair value of the stock and enter judgment for the stockholder; or

(ii) Remit the proceedings to the same or other appraisers on terms and conditions it considers proper.

      (c) Judgment includes interest. —

(1) Except as provided in paragraph (2) of this subsection, a judgment for the stockholder shall award the value of the stock and interest from the date as at which fair value is to be determined under § 3-202 of this subtitle.

(2) The court may not allow interest if it finds that the failure of the stockholder to accept an offer for the stock made under § 3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:

(i) The price which the successor offered for the stock;

(ii) The financial statements and other information furnished to the stockholder; and

(iii) Any other circumstances it considers relevant.

      (d) Costs of proceedings. —

(1) The costs of the proceedings, including reasonable compensation and expenses of the appraisers, shall be set by the court and assessed against the successor. However, the court may direct the costs to be apportioned and assessed against any objecting stockholder if the court finds that the failure of the stockholder to accept an offer for the stock made under § 3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:

(i) The price which the successor offered for the stock;

(ii) The financial statements and other information furnished to the stockholder; and

(iii) Any other circumstances it considers relevant.

(2) Costs may not include attorney’s fees or expenses. The reasonable fees and expenses of experts may be included only if:

(i) The successor did not make an offer for the stock under § 3-207 of this subtitle; or

(ii) The value of the stock determined in the proceeding materially exceeds the amount offered by the successor.

      (e) Effect of judgment. — The judgment is final and conclusive on all parties and has the same force and effect as other decrees in equity. The judgment constitutes a lien on the assets of the successor with priority over any mortgage or other lien attaching on or after the effective date of the consolidation, merger, transfer, or charter amendment.

§ 3-212.     Surrender of Stock.

      The successor is not required to pay for the stock of an objecting stockholder or to pay a judgment rendered against it in a proceeding for an appraisal unless, simultaneously with payment:

(1) The certificates representing the stock are surrendered to it, indorsed in blank, and in proper form for transfer; or

(2) Satisfactory evidence of the loss or destruction of the certificates and sufficient indemnity bond are furnished.

§ 3-213.     Rights of Successor with Respect to Stock.

      (a) General rule. — A successor which acquires the stock of an objecting stockholder is entitled to any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under § 3-202 of this subtitle.

      (b) Successor in transfer of assets. — After acquiring the stock of an objecting stockholder, a successor in a transfer of assets may exercise all the rights of an owner of the stock.

      (c) Successor in consolidation, merger, or share exchange. — Unless the articles provide otherwise, stock in the successor of a consolidation, merger, or share exchange otherwise deliverable in exchange for the stock of an objecting stockholder has the status of authorized but unissued stock of the successor. However, a proceeding for reduction of the capital of the successor is not necessary to retire the stock or to reduce the capital of the successor represented by the stock.

[CNL LOGO]		VOTE BY INTERNET OR TELEPHONE
	CNL™	24 Hours a Day — 7 Days a Week
	Hospitality Properties, Inc.	It’s Fast and Convenient

TELEPHONE		INTERNET		MAIL
1-888-216-1367		https://www.proxyvotenow.com/chp

Use any touch-tone telephone to vote you proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the simple directions.
	OR	Use the internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create an electronic vote.	OR	Mark, sign and date your proxy card and return it in the postage paid envelope provided. Make sure the pre-printed address shows through the envelope window. Please do not mail additional cards in the same return envelope.

CONTROL NUMBER FOR TELEPHONE OR INTERNET VOTING

IMPORTANT: READ REVERSE SIDE
\/   DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET   \/

☐	Mark, sign, date and return the Proxy Card promptly using the enclosed envelope	☒	Votes must be indicated (x) in black or blue ink.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING ITEMS:
1. Election of nine Directors:

☐	FOR ALL	☐	WITHHOLD FOR ALL	☐	*EXCEPTIONS

Nominees:	(01) Robert A. Bourne; (02) John A. Griswold; (03) James Douglas Holladay;
(04) Thomas J. Hutchison III; (05) Jack F. Kemp; (06) Craig M. McAllaster;
(07) Dianna F. Morgan; (08) Robert E. Parsons, Jr.; (09) James M. Seneff, Jr.

(Instructions: To withhold authority to vote for any individual nominee(s), mark the “*Exceptions” box and write that nominee’s name on the following blank line.)

*Exception:

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR ADJOURNMENTS THEREOF.

		FOR	AGAINST	ABSTAIN
2.	Proposal to approve the Merger of the Company with and into CNL Hospitality Properties Acquisition Corp.	☐	☐	☐

		FOR	AGAINST	ABSTAIN
3.	Proposal to amend the Company’s Amended and Restated Articles of Incorporation (the “Articles”) to increase the number of authorized equity shares.	☐	☐	☐

		FOR	AGAINST	ABSTAIN
5.	Proposal to amend the Company’s Amended and Restated Articles of Incorporation to effect a one-for-two reverse stock split.	☐	☐	☐

		FOR	AGAINST	ABSTAIN
6.	Proposal to adopt the 2004 Omnibus Long-Term Incentive Plan.	☐	☐	☐

SCAN LINE

IMPORTANT: Please sign exactly as name appears hereon. Joint owners should each sign personally. Trustees and others signing in a representative or fiduciary capacity should indicate their full titles in such capacity.

Date	Owner sign here	Co-Owner sign here

CNL HOSPITALITY PROPERTIES INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

This Proxy will be voted as directed. If no direction is given, it will be voted “FOR” the matters stated.

The signatory on the reverse side of this card, the “Stockholder,” hereby appoints James M. Seneff, Jr. and Robert A. Bourne, and each of them, as proxies, with full power of substitution in each, to vote all shares of common stock of CNL Hospitality Properties, Inc., the “Company,” which the Stockholder is entitled to vote, at the Annual Meeting of Stockholders of the Company to be held on    , 2004 at    , local time, and any adjournment thereof, on all matters set forth in the Notice of Annual Meeting and Proxy Statement, dated    , 2004 a copy of which has been received by the Stockholder.

☐	I plan to attend the Annual Meeting.

☐	To change your address, please mark this box and write it on the line below.

CNL HOSPITALITY PROPERTIES, INC.
P.O. BOX 11258
NEW YORK, NY 10203-0258